- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
  [_]Preliminary Proxy Statement
  [_]Confidential, For Use of the Commission Only (as permitted by Rule 14a-
     6(e)(2))
  [X]Definitive Proxy Statement
  [_]Definitive Additional Materials
  [_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                ----------------

                                   Filing by:

                              INFOSEEK CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
   [X]No fee required.
   [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

  [_]Fee paid previously with preliminary materials.

  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
    2)  Form, Schedule or Registration Statement No.:
    3)  Filing Party:
    4)  Dated Filed:

               As filed with the Commission on September 30, 1999

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               [Logo of Infoseek]
Dear Infoseek Stockholder,

As you know, The Walt Disney Company has agreed to acquire Infoseek Corporation and establish "go.com," which initially will be comprised of the assets, liabilities and businesses of Infoseek and Disney's existing Internet business, including Disney's online businesses and The Disney Catalog. The boards of directors of Infoseek and Disney believe that their Internet efforts should be wholly consolidated in order to build a more powerful Internet business than could otherwise be achieved independently. In connection with this transaction, Disney will create a new class of common stock, "go.com Common Stock," to reflect the performance of go.com.

Infoseek Corporation is a premier global on-line media company that provides consumers with solutions for everyday life by combining integrated Internet services, including the go.com portal--part of GO Network, search and directory, chat and message boards, with leading consumer brands. GO Network was launched in conjunction with Disney in January 1999. In addition, Infoseek licenses its Ultraseek Server search and navigation software to companies for their own intranet, extranet and Internet sites.

We believe that some of the benefits of this proposed transaction include:

 . Creation of a larger Internet business with the high profile and branding strength of Disney, enabling go.com to attract more advertisers and strategic partners;

 . Alignment of interests, goals and objectives resulting from a unified online business, allowing go.com to leverage synergies of an integrated management team, streamlined operations, and strengthened infrastructure;

 . Consolidation of Disney's and Infoseek's online businesses, such as Disney's interest in the ABC News and ESPN Internet Ventures; and

 . Ability to leverage Disney's robust business and relationships, enabling go.com to more effectively pursue initiatives such as broadband media, electronic commerce, and cross-network sponsorship opportunities.

We are very enthusiastic about the merger. The merger cannot be completed, however, unless a majority of Infoseek's stockholders, as well as a majority of Infoseek's stockholders other than Disney and its affiliates, approve the merger and Disney stockholders approve an amendment to Disney's certificate of incorporation, to provide for, among other things, the go.com Common Stock.

If the merger is completed, Infoseek's stockholders, other than Disney and its affiliates, will receive 1.15 shares of go.com Common Stock for each share of Infoseek common stock that they own. Following the merger, Infoseek stockholders, other than Disney and its affiliates, will own, in the aggregate, approximately 28% of the equity value attributed to go.com at the closing, excluding stock options. Current Disney stockholders will continue to own their shares of Disney common stock, which, if the merger is completed, will reflect the performance of all other businesses of Disney including an initial retained interest of approximately 72% of the equity value attributed to go.com at the closing, excluding stock options.

Infoseek common stock is quoted on the Nasdaq National Market under the symbol "SEEK," and Disney's common stock is listed on the New York Stock Exchange under the symbol "DIS." go.com Common Stock has been approved for listing on the New York Stock Exchange under the symbol "GO," subject to official notice of issuance. Each share of go.com Common Stock will, subject to some exceptions, have that number of votes equal to the average market value of a share of go.com Common Stock divided by the average market value of a share of Disney common stock after the merger.

Infoseek's board of directors, with only those directors unaffiliated with Disney participating, and Disney's board of directors have unanimously approved the merger and are seeking your approval of the specific proposals that will allow the merger to take place.

Please see pages 21 through 34 for a description of factors that may affect the value of go.com Common Stock to be issued in the merger, along with several other risk factors pertaining to the merger that you should consider.

If you fail to return the enclosed proxy card or vote via the Internet or by telephone, the effect will be a vote against the merger proposal unless you attend the meeting and vote for the proposal.

This document provides you with detailed information about the merger proposal. We encourage you to read this document carefully in its entirety.

We believe this merger will enhance GO Network's position as a market leader on the Internet, and go.com will offer significant opportunities to exploit the Internet in exciting new ways. We urge you to vote FOR the merger proposal.

Sincerely yours,

[Signature of Harry M. Motro]
Harry M. Motro
President and Chief Executive Officer
Infoseek Corporation
 Neither the Securities and Exchange Commission nor any state securities commission has approved the go.com Common Stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated September 30, 1999, and was first mailed to stockholders on October 6, 1999.

                               [Logo of Infoseek]
                            1399 Moffett Park Drive
                        Sunnyvale, California 94089-1134

                   Notice of Special Meeting of Stockholders

   A special meeting of stockholders of Infoseek Corporation will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025, at 10:00 a.m., local time, on November 17, 1999 for the following purpose:

      To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of July 10, 1999, by and among Infoseek Corporation, The Walt Disney Company and Bingo Acquisition Corp., a wholly owned subsidiary of Disney, and approve the acquisition of Infoseek by Disney by means of a merger of Bingo Acquisition Corp. with and into Infoseek Corporation.

   Only existing holders of record of Infoseek common stock at the close of business on September 23, 1999 are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. YOUR VOTE IS VERY IMPORTANT. Approval of the merger proposal, described in the attached joint proxy statement/prospectus, at the special meeting requires the favorable vote of the holders of a majority of the outstanding shares of Infoseek common stock, as well as a majority of the outstanding shares of Infoseek common stock held by stockholders other than Disney and its affiliates.

                                          By Order of the Board of Directors

                                [Signature of Harry M. Motro]
                                          Harry M. Motro
                                          President and Chief Executive
                                           Officer

September 30, 1999

    Please mark, sign, date and return your proxy promptly, or vote via the
                           Internet or by telephone,
             whether or not you plan to attend the special meeting.

  The board of directors of Infoseek,  with only those Infoseek directors not affiliated  or associated  with Disney  participating,  has unanimously
      approved   the  merger   and  the   reorganization  agreement   and
        determined  that  the  merger  is advisable  and  in  the  best interests of Infoseek and its stockholders. After  careful
             consideration,  the   Infoseek  board   of  directors
               unanimously recommends that Infoseek stockholders
                 vote "FOR" approval of the merger proposal.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE MERGER...................................   1

QUESTIONS AND ANSWERS ABOUT THE DISNEY PROPOSALS.........................   2

WHO CAN HELP ANSWER YOUR QUESTIONS.......................................   5

SUMMARY..................................................................   6

SUMMARY HISTORICAL FINANCIAL DATA........................................  14

RISK FACTORS.............................................................  21

Risks Associated With Having Two Classes of Disney Common Stock..........  21

Risks Related to go.com Common Stock.....................................  24

FORWARD-LOOKING STATEMENTS...............................................  34

THE STOCKHOLDERS' MEETINGS...............................................  36

The Disney Special Meeting...............................................  36

The Infoseek Special Meeting.............................................  36

Voting of Proxies........................................................  37

THE MERGER...............................................................  40

Background of the Merger.................................................  40

Joint Reasons for The Merger.............................................  41

Disney's Reasons for the Merger and the Disney Proposals.................  42

Opinion of Disney's Financial Advisor....................................  44

Infoseek's Reasons for the Merger; Additional Considerations and
 Recommendations of the Infoseek Board...................................  50

Opinion of Infoseek's Financial Advisor..................................  53

Accounting Treatment.....................................................  60

Interests of Insiders in the Merger......................................  60

Material Federal Income Tax Consequences.................................  62

Regulatory Matters.......................................................  65

No Appraisal or Dissenters' Rights.......................................  66

Federal Securities Laws Consequences; Stock Transfer Restriction
 Agreements..............................................................  66

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION..............  67

                                                                            Page
                                                                            ----
SELECTED HISTORICAL FINANCIAL DATA.........................................  68

Disney.....................................................................  68

Disney Group...............................................................  69

Disney's Existing Internet Business........................................  70

Infoseek...................................................................  71

HISTORICAL AND PRO FORMA PER SHARE DATA....................................  75

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA................................  76

Disney.....................................................................  76

The Disney Group...........................................................  84

go.com.....................................................................  90

PRINCIPAL PROVISIONS OF THE AGREEMENT AND PLAN OF REORGANIZATION...........  99

General....................................................................  99

Conversion of Shares and Consideration to be Received in the Merger........  99

Representations and Warranties.............................................  99

Principal Covenants........................................................ 101

Conditions to the Consummation of the Merger............................... 105

Termination................................................................ 107

Effect of Termination...................................................... 108

Termination Fees and Other Events.......................................... 108

OTHER MATERIAL AGREEMENTS.................................................. 110

Support Agreements......................................................... 110

Retention Bonus Side Letter................................................ 110

Amendments to Partnership Agreements....................................... 111

INFOSEEK'S CURRENT RELATIONSHIP WITH DISNEY................................ 111

General.................................................................... 111

Related Agreements......................................................... 111

DESCRIPTION OF DISNEY'S EXISTING CAPITAL STOCK............................. 112

General.................................................................... 112

Disney Common Stock........................................................ 113

Disney Preferred Stock..................................................... 113

                                                                           Page
                                                                           ----
DESCRIPTION OF DISNEY'S CAPITAL STOCK FOLLOWING THE MERGER...............  115

The Disney Charter Amendment Proposal....................................  115

Disney Common Stock and go.com Common Stock..............................  116

Disney Series A Voting Preferred Stock...................................  130

Determinations by the Disney Board of Directors..........................  133

DISNEY COMMON STOCK POLICIES GOVERNING THE INTERESTS OF DISNEY TO BE
 ALLOCATED BETWEEN THE DISNEY GROUP AND GO.COM...........................  134

COMPARISON OF STOCKHOLDER RIGHTS.........................................  142

DESCRIPTION OF THE AMENDED AND RESTATED 1995 STOCK INCENTIVE PLAN........  147

INFOSEEK SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..  151

LEGAL MATTERS............................................................  153

EXPERTS..................................................................  153

FUTURE STOCKHOLDER PROPOSALS.............................................  154

WHERE YOU CAN FIND MORE INFORMATION......................................  154

LIST OF ANNEXES

  Annex A Agreement and Plan of Reorganization

  Annex B Support Agreements

  Annex C Proposed Restated Certificate of Incorporation of Disney

  Annex D The Walt Disney Company Common Stock Policies

  Annex E Amended and Restated 1995 Stock Incentive Plan of The Walt Disney
          Company

  Annex F Opinion of Goldman, Sachs & Co.

  Annex G Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

  Annex H Illustration of Terms of go.com Common Stock

  Annex I Information about the Disney Group

  Annex J Information about Disney's Existing Internet Business

  Annex K Information about Infoseek Corporation

                     Questions and Answers About the Merger

   Q. What will happen to outstanding shares of common stock of Infoseek in the merger?

   A: Each outstanding share of Infoseek common stock, other than shares held by Disney and its affiliates, will be converted into the right to receive 1.15 shares of go.com Common Stock, a new class of Disney common stock. The shares of go.com Common Stock will be listed on the New York Stock Exchange under the symbol "GO." Immediately after the merger, there will be no other shares of go.com Common Stock outstanding, however, Disney will initially retain an interest of approximately 72% of the equity value attributed to go.com, excluding stock options. Thus, immediately after the merger, former Infoseek stockholders, other than Disney, will own approximately 28% of the equity value of go.com, excluding stock options.

   Q. What will happen to outstanding shares of common stock of Disney in the merger?

   A: In connection with the merger, Disney proposes to amend and restate its certificate of incorporation to increase the number of authorized shares of its common stock and to provide for an additional class of common stock, go.com Common Stock. Each outstanding share of the common stock of Disney will be reclassified as one share of Disney Common Stock. These shares will continue to trade on the New York Stock Exchange under the symbol "DIS." As noted above, Disney stockholders will not receive any shares of go.com, however, Disney will initially retain an interest of approximately 72% of the equity value attributed to go.com, excluding stock options.

   Q: How do Infoseek stockholders vote on the merger?

   A: Just indicate on the proxy card that is enclosed with this document in the space designated for the merger how you want to vote on the merger, sign the proxy card and mail it in the enclosed postage-prepaid return envelope as soon as possible, so that your shares may be represented at the Infoseek special meeting. Infoseek stockholders also have the option of submitting their vote by telephone or via the Internet, as described in this document. If you, as an Infoseek stockholder, sign and send in a proxy card and do not indicate how you want to vote, Infoseek will count the proxy card as a vote in favor of the merger proposal submitted at the Infoseek special meeting. If you fail to return your proxy or vote via the Internet or by telephone, your failure will have the same effect as a vote against the merger. Infoseek stockholders may attend the Infoseek special meeting and vote their shares in person or call in a vote or vote via the Internet rather than signing and mailing the proxy card.

   Q: Can I change my vote on the merger?

   A: Yes. Any person who gives a proxy in connection with this solicitation, including one given by telephone or via the Internet, may revoke the proxy at any time before it is voted. The proxy may be revoked in writing, by telephone or via the Internet, or by your appearing at the Infoseek special meeting and voting in person. You can find further details on how to revoke your proxy on page 37 of this document.

   Q: If my shares are held in "street name" by my broker, will my broker vote my shares on the merger proposal for me?

   A: Your broker will not be able to vote your shares of Infoseek common stock on the merger proposal without instructions from you. Following the directions provided by your broker, you should instruct your broker on how to vote your shares.

   Q: What are the material U.S. federal income tax consequences of the merger to me?

   A. We believe that, for U.S. federal income tax purposes, go.com Common Stock will be treated as stock of Disney and, except with respect to cash received instead of a fractional share, you will recognize no gain or loss as a result of your exchange of Infoseek common stock for go.com Common Stock in the merger. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of go.com Common Stock or, for that matter, bearing on certain other criteria unrelated to the issuance or classification of go.com Common Stock that must be met in order for your exchange of Infoseek common stock for go.com Common Stock in the merger to qualify for tax-free treatment. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of go.com Common Stock. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court.

   Q. What kind of financial information will I receive in the future?

   A. Following the merger, holders of Disney Common Stock and go.com Common Stock will receive consolidated financial information for Disney as a whole accompanied by separate combined financial information for Disney's other businesses and go.com, respectively. These statements should be read in conjunction with one another.

   Q: Should I send in my stock certificates now?

   A: No. Disney will send written instructions to Infoseek stockholders on how to exchange their Infoseek stock certificates for certificates of go.com Common Stock after the merger is completed. Disney stockholders will not need to exchange any stock certificates, as their existing stock certificates will continue to represent the Disney Common Stock after the merger.

   Q: When do you expect to complete the merger?

   A: We are working to complete the merger as soon as possible. We hope to complete the merger shortly after the special meetings, if we obtain the required stockholder approvals.

                Questions and Answers About the Disney Proposals

   Q: What is the Disney charter amendment proposal?

   A: The Disney charter amendment proposal is a proposal to amend and restate the Disney certificate of incorporation to increase the number of authorized shares of common stock, to provide for an additional class of Disney common stock and to reclassify the outstanding common stock of Disney.

   Q: What will be the two classes of common stock of Disney?

   A: The two classes of common stock of Disney will be the go.com Common Stock and the Disney Common Stock.

   . The go.com Common Stock is intended to reflect the performance of Disney's existing Internet business, which includes Disney's online businesses and The Disney Catalog, which currently operates as a traditional mail order catalog business; the assets, liabilities and businesses of Infoseek being acquired in the merger; and future Internet businesses, including related liabilities, as may be designated by Disney's board of directors. For purposes of periods after the merger, these assets, liabilities and businesses, together with the assets, liabilities and businesses of Infoseek, are referred to as "go.com." Investors commonly refer to this type of stock as tracking stock or targeted stock, because the stock is intended to track or target the performance of a group of assets, division or business of a company.

   . The Disney Common Stock is intended to reflect the performance of Disney's interest in all of its other assets, liabilities and businesses, including an initial retained interest in go.com of approximately 72%. For purposes of periods after the merger, these assets, liabilities and businesses are referred to as the "The Disney Group." If the Disney charter amendment proposal is approved, all currently outstanding shares of common stock of Disney will be reclassified as Disney Common Stock without any further action on the part of Disney stockholders.

   Q. What is the Disney stock incentive plan proposal?

   A. The Disney stock incentive plan proposal relates to an amendment of the Disney 1995 Stock Incentive Plan to enable Disney to make employee stock option awards in shares of go.com Common Stock, as well as awards in shares of Disney Common Stock.

   Q. Why is the amendment to the Disney 1995 Stock Incentive Plan necessary?

   A. We believe that the amendment will enable Disney to attract and retain key Internet personnel by being able to direct business-specific options and securities to go.com employees, as well as certain Disney employees.

   Q. How do Disney's stockholders vote on the Disney proposals?

   A. Just indicate on the proxy card that is enclosed with this document in the space designated for the Disney charter amendment proposal and the stock incentive plan proposal how you want to vote on each proposal, sign the proxy card and mail it in the enclosed postage-prepaid return envelope as soon as possible, so that your shares may be represented at the Disney special meeting. Disney stockholders also have the option of submitting their vote by telephone or via the Internet, as we describe in this document. If you, as a Disney stockholder, sign and send in a proxy card and do not indicate how you want to vote, Disney will count the proxy card as a vote in favor of the Disney proposals. If you fail to return your proxy or vote via the Internet or by telephone, your failure will have the same effect as a vote against the charter amendment proposal and will not be counted as a vote for or against the stock incentive plan proposal or for purposes of determining the presence of a quorum. Disney stockholders may attend the Disney special meeting and vote shares in person, call in their vote or vote via the Internet rather than signing and mailing a proxy card.

   Q. How do participants in Disney's 401(k) vote 401(k) shares?

   A. If you participate in Disney's Savings and Investment Plan or the ABC, Inc. Savings and Investment Plan, that is, Disney's 401(k) plans, you may vote an amount of shares of Disney common stock equivalent to the interest in Disney's common stock credited to your account as of the record date. You may vote by instructing Fidelity Management Trust Company, the trustee of both plans, pursuant to the proxy card that is enclosed with this document. The trustee will vote your shares in accordance with your duly executed instructions received by November 12, 1999. If you do not send instructions, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions. Participants may also remove previously given instructions by November 12, 1999 by filing with the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

   Q. When will the Disney proposals be implemented?

   A. If the Disney charter amendment proposal is approved by Disney's stockholders, it will be implemented by Disney's board of directors by filing an amendment to the Disney certificate of incorporation with the Secretary of the State of Delaware, just prior to the closing of the merger.

   If the Disney stock incentive plan proposal is approved by Disney's stockholders it will be implemented by the Disney board of directors immediately following the merger.

   Q. Will the Disney charter amendment proposal result in a change of control of Disney?

   A. No.

   Q. Will the Disney charter amendment proposal result in a spin-off of any of the assets or liabilities of Disney?

   A. No. The Disney charter amendment proposal will not result in a distribution or spin-off of any of the assets or liabilities of Disney and will not affect ownership of the assets or responsibility for the liabilities of Disney. Holders of Disney Common Stock and go.com Common Stock will be stockholders of Disney and subject to all risks associated with an investment in Disney and all of its businesses, assets and liabilities. Other than the retained interest of the Disney Group in go.com, the two classes of common stock do not represent ownership interests in either group. The two classes of common stock do not entitle their holders to any special rights to receive specific assets of either group.

   Q. What are the consequences of my not voting on the Disney proposals?

   A. The failure to vote on the charter amendment proposal will have the same effect as a vote against the proposal and the failure to vote on the stock incentive plan proposal will not be counted as a vote for or against the stock incentive plan proposal or for purposes of determining the presence of a quorum.

   Q. Can I change my vote on the Disney proposals?

   A. Yes. Any person who gives a proxy in connection with this solicitation, including one given by telephone or via the Internet, may revoke the proxy at any time before it is voted. The proxy may be revoked in writing, by telephone or via the Internet, or by your appearing at the Disney special meeting and voting in person.

   Q. If my shares are held in "street name" by my broker, will my broker vote my shares on the Disney proposals for me?

   A. Your broker will not be able to vote your shares of Disney common stock on the Disney proposals without instructions from you. Following the directions provided by your broker, you should instruct your broker on how to vote your shares.

   Q. What are the material U.S. federal income tax consequences of the Disney charter amendment to me?

   A. We believe that you will recognize no gain or loss for U.S. federal income tax purposes as a result of the Disney charter amendment.

                       Who Can Help Answer Your Questions

                   If you have additional questions about the
                Disney proposals or the Infoseek merger proposal
                              you should contact:

                                  If you are a
                              Disney Stockholder:
                            The Walt Disney Company
                          500 South Buena Vista Street
                         Burbank, California 91521-9722
                        Attention: Shareholder Services
                          Phone Number: (818) 553-7200

                                 If you are an
                             Infoseek Stockholder:
                              Infoseek Corporation
                            1399 Moffett Park Drive
                        Sunnyvale, California 94089-1134
                    Attention: Office of Investor Relations
                          Phone Number: (408) 543-6000

             If you would like additional copies of this document,
                       or if you have questions about the
               Disney proposals or the Infoseek merger proposal,
                              you should contact:

                                  If you are a
                              Disney Stockholder:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.
                    Phone Number: 1-800-223-2064 (toll-free)

                                 If you are an
                             Infoseek Stockholder:

                          [Logo of MORROW & CO., Inc.]
                    Phone Number: 1-800-566-9061 (toll-free)

                                    Summary

   This summary contains selected information from this document and may not contain all of the information that is important to you. To understand the Disney proposals and the Infoseek merger proposal fully, as well as the merger, we strongly encourage you to read this entire document carefully, including the annexes, and the documents to which we refer. A list of documents that Disney incorporates by reference appears under the heading "Where You Can Find More Information."

The Companies

   The Walt Disney Company
   500 South Buena Vista Street
   Burbank, California 91521
   Telephone: (818) 560-1000

   The Walt Disney Company, a Delaware corporation, together with its subsidiaries, is a diversified worldwide entertainment company with operations in three business segments: Creative Content, Broadcasting and Theme Parks and Resorts. Disney and its affiliates currently own approximately 42% of Infoseek.

   Following the merger and the approval of the Disney charter amendment, Disney will consist of two groups for financial accounting purposes:

  . "go.com" will consist of Disney's existing Internet business, including
    Disney's online businesses and The Disney Catalog, the assets, liabilities and businesses of Infoseek, and future Internet business of Disney; and

  . The "Disney Group" will consist of Disney's interest in all other assets, liabilities and businesses of Disney, as well as an initial retained interest of approximately 72% in go.com.

   Infoseek Corporation
   1399 Moffett Park Drive
   Sunnyvale, California 94089-1134
   Telephone: (408) 543-6000

   Infoseek Corporation, a Delaware corporation, is a premier global on-line media company that provides consumers with solutions for everyday life by combining integrated Internet services, including the go.com portal, part of the GO Network, search and directory, chat and message boards, with leading consumer brands. GO Network was launched in conjunction with Disney in January 1999. In addition, Infoseek licenses its Ultraseek Server search and navigation software.

The Merger (see pages 40 and 41)

   Each outstanding share of Infoseek Common Stock, other than shares held by Disney and its affiliates, will be converted into the right to receive 1.15 shares of go.com Common Stock. The shares of go.com Common Stock will be listed on the New York Stock Exchange under the symbol "GO." Immediately after the merger, there will be no other shares of go.com Common Stock outstanding, however, Disney will initially retain an interest of approximately 72% of the equity value attributed to go.com, excluding stock options. Immediately after the merger, former Infoseek stockholders, other than Disney and its affiliates, will own approximately 28% of the equity value attributed to go.com, excluding stock options.

   We encourage you to read the reorganization agreement carefully because it is the legal document that governs the merger.

 The Proposals

Disney

   In connection with the merger, Disney is seeking the approval of its stockholders to amend its certificate of incorporation to, among other things, create the go.com Common Stock, and to amend Disney's 1995 Stock Incentive Plan.

Infoseek

   In connection with the merger, Infoseek is asking its stockholders, to adopt the reorganization agreement and approve the merger.

Joint Reasons for the Merger (see pages 41 and 42)

   Disney and Infoseek believe that the merger will:

  . Result in the creation of a larger Internet business with the high profile and branding strength of Disney, enabling go.com to attract more advertisers and strategic partners;

  . Enable Disney and Infoseek to enhance the potential value of their combined assets and businesses and to more effectively compete in the Internet marketplace;

  . Enable Disney and Infoseek to benefit from a management and operational structure that can leverage the strength of Disney while retaining the operating flexibility required of a successful Internet company;

  . Enable Disney and Infoseek to benefit from the potential financial and operating synergies that will result from integrating the systems and operations of Disney's existing Internet business and Infoseek; and

  . Enable the combined business to enjoy increased cross-promotion and cross-marketing.

   However, you should note that achieving these objectives is subject to particular risks which we discuss below in the section entitled "Risk Factors."

Reasons of Disney for the Merger and the Disney Proposals (see pages 42 through
44)

   Disney also believes that the merger and the Disney proposals will, among other things:

  . Efficiently address Disney's desire for increased liquidity and financing flexibility with respect to its existing Internet business;

  . Assist Disney in meeting the capital requirements of go.com by creating an additional publicly traded equity security that can be used to raise capital and as a valuable currency for strategic acquisitions and investments; and

  . Provide Disney with the ability to benefit from the potential synergies, including financial and operational benefits, that would not be available if the Disney Group and go.com were not commonly owned. Disney anticipates potential synergies relating to, among other things, interest expense and overhead costs, and potential benefits from improved cross-promotion and sales between groups.

Reasons of Infoseek for the Merger (see pages 50 through 52)

   Infoseek also believes that the merger offers Infoseek's stockholders, among other things:

  . Alignment of Infoseek's and Disney's interests, goals and objectives resulting from a unified online business, allowing go.com to leverage synergies of an integrated management team, streamlined operations, and strengthened infrastructure;

  . Consolidation of Disney's and Infoseek's online businesses, such as combining both Infoseek's and Disney's interests in the ABC News and ESPN Internet Ventures; and

  . Ability to leverage Disney's business and relationships, enabling go.com to more effectively pursue initiatives such as broadband media, electronic commerce, and cross-network sponsorship opportunities.

Recommendations to Stockholders

To Disney's Stockholders (see page 44):

   Disney's board of directors believes that the merger and the Disney proposals are advisable and in the best interests of Disney and its stockholders and unanimously recommends that Disney stockholders vote FOR the proposals to:

  . Amend and restate the Disney certificate of incorporation, to increase the number of authorized shares of Disney common stock, to provide for an additional class of Disney common stock, the "go.com Common Stock," and to reclassify each outstanding share of the existing common stock of Disney as "Disney Common Stock"; and

  . Amend and restate Disney's 1995 Stock Incentive Plan.

To Infoseek's Stockholders (see page 52):

   Infoseek's board of directors, with only those Infoseek board members who are not affiliated or associated with Disney participating, believes that the merger is advisable and in the best interests of Infoseek and its stockholders and unanimously recommends that Infoseek stockholders vote FOR the merger proposal.

   The members of Infoseek's board of directors who are affiliated or associated with Disney did not participate in the consideration and approval of the proposed merger.

Required Vote of Disney Common Stockholders (see page 36)

   The approval of a majority of all of the outstanding shares of Disney common stock entitled to vote at the Disney special meeting is required to approve and adopt the Disney charter amendment proposal, and the approval of a majority of the shares of Disney common stock present, or represented, and entitled to vote at the Disney special meeting is required to approve the stock incentive plan proposal.

Required Vote of Infoseek Common Stockholders (see page 37)

   The approval by a majority of all of the outstanding shares of Infoseek common stock entitled to vote at the Infoseek special meeting, as well as a majority of the outstanding shares not owned by Disney or its affiliates, is required to approve the merger proposal.

Record Date; Voting Power (see pages 36 through 37)

   If you are a Disney stockholder, you are entitled to vote at the Disney special meeting if you owned shares of Disney common stock as of the record date for that special meeting, which was the close of business on September 23, 1999.

   If you are an Infoseek stockholder, you are entitled to vote at the Infoseek special meeting if you owned shares of Infoseek common stock as of the record date for that special meeting, which was the close of business on September 23, 1999.

   On September 23, 1999, there were 2,063,298,666 shares of Disney common stock outstanding. For each share of Disney common stock owned on that date, Disney stockholders will have one vote at the Disney special meeting.

   On September 23, 1999, there were 36,288,198 shares of Infoseek common stock outstanding, excluding shares held by Disney and its affiliates. For each share of Infoseek common stock owned on that date, Infoseek stockholders will have one vote at the Infoseek special meeting.

Opinions of Financial Advisors (see pages 44 through 50 and 53 through 60)

   In connection with the merger, an opinion was rendered to each of the Disney board of directors and the Infoseek board of directors from its respective financial advisors as to the fairness, from a financial point of view, of the merger consideration.

   The Disney board of directors received a written opinion, dated July 10, 1999, from its financial advisor, Goldman, Sachs & Co., to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the consideration to be paid by Disney in the merger was fair, from a financial point of view, to Disney. We have included this opinion as Annex F to this document.

   The Infoseek board of directors received a written opinion, dated July 9, 1999, from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Infoseek common stock, other than Disney and its affiliates. We have included this opinion as Annex G to this document.

   The opinions are directed to the Disney board of directors and the Infoseek board of directors and are not recommendations to stockholders with respect to any matter relating to the merger, the Disney proposals or the Infoseek merger proposal. We urge you to read carefully the opinions in their entirety.

Share Ownership of Management and Directors (see pages 60 and 61)

   On September 23, 1999, the record date for the Disney special meeting, directors and executive officers of Disney and their affiliates owned and were entitled to vote 33,583,050 shares of Disney's common stock, or approximately 1.63% of the Disney common stock outstanding on that date.

   On September 23, 1999, the record date for the Infoseek special meeting, directors and executive officers of Infoseek and their affiliates, other than directors and executive officers affiliated or associated with Disney, owned and were entitled to vote 5,600,564 shares of Infoseek's common stock, or approximately 8.93% of the Infoseek common stock outstanding on that date.

The Merger (see pages 40 through 66)

   We have attached a copy of the reorganization agreement as Annex A to this document. We encourage you to read the reorganization agreement carefully in its entirety because it is the legal document governing the merger.

What Infoseek Stockholders Will Hold After the Merger

   As a result of the merger, Infoseek stockholders, other than Disney and its affiliates, will receive, for each share of Infoseek common stock that they own, 1.15 shares of go.com Common Stock. The shares of go.com Common Stock that will be issued to Infoseek stockholders in the merger will represent approximately 28% of the equity value attributed to go.com, excluding stock options.

   Based upon the number of shares of Infoseek common stock outstanding on September 23, 1999, and not taking into account shares of Infoseek held by Disney and its affiliates, Disney will issue approximately 41,700,000 shares of go.com Common Stock to Infoseek stockholders in the merger.

   Disney will not issue any fractional shares of go.com Common Stock in the merger. Instead, Infoseek stockholders will receive cash for any fractional share of go.com Common Stock owed to them in an amount based upon the trading prices of go.com Common Stock following the merger.

   Infoseek stockholders should not send in their stock certificates for exchange until instructed to do so after completion of the merger.

What Disney Stockholders Will Hold After the Merger

   Existing Disney stockholders will continue to own their shares of Disney common stock after the merger. However, as a result of the Disney charter amendment, existing Disney common stock will be reclassified as "Disney Common Stock." Disney stockholders should not send in their stock certificates in connection with the merger.

Ownership of go.com after the Merger

   Following the merger, Disney will initially own approximately 72% of the equity value attributed to go.com in the form of a retained interest, and former Infoseek stockholders, other than Disney and its affiliates, will initially own approximately 28% of the equity value attributed to go.com, excluding stock options. These percentages of equity values could change over time as a result of a number of events. For an illustration of the ownership of go.com, see Annex H--Illustration of Terms of go.com Common Stock.

Material Federal Income Tax Consequences (see pages 62 through 65)

   We believe that, for U.S. federal income tax purposes, go.com Common Stock will be treated as stock of Disney and, except with respect to cash received instead of a fractional share, you will recognize no gain or loss as a result of your exchange of Infoseek common stock for go.com Common Stock in the merger. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of go.com Common Stock or, for that matter, bearing on certain other criteria unrelated to the issuance or classification of the go.com Common Stock that must be met in order for your exchange of Infoseek common stock for go.com Common Stock in the merger to qualify for tax-free treatment. In addition, the IRS has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of go.com Common Stock. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisors for a full description of the tax consequences of the merger to you.

No Appraisal Rights (see page 66)

   Infoseek is a Delaware corporation. Under Delaware law, Infoseek stockholders have no right to an appraisal of the value of their Infoseek common stock in connection with the merger.

Comparative Per Share Market Price and Dividend Information (see page 67)

   Disney common stock is listed on the New York Stock Exchange under the symbol "DIS." go.com Common Stock has been approved for listing on the New York Stock Exchange under the symbol "GO," subject to official notice of issuance. Infoseek common stock is listed on the Nasdaq National Market under the symbol "SEEK." On June 4, 1999, the last full trading date prior to the filing of Disney's Schedule 13D amendment relating to its investment in Infoseek, the closing price per share of Disney common stock was $30.63 and the closing price per share of Infoseek common stock was $36.69. On July 9, 1999, the last full trading day prior to public announcement of the proposed merger, the closing price per share of Disney common stock was $27.63 and the closing price per share of Infoseek common stock was $51.50. On September 29, 1999, the most recent practicable date prior to the filing of this document, the closing price per share of Disney common stock was $26.188 and the closing price per share of Infoseek common stock was $30.875. Until after the merger, there will be no public market for go.com common stock.

Accounting Treatment (see page 60)

   The merger will be accounted for by Disney as a purchase of a business. Under this method of accounting, the assets and liabilities of Infoseek will be recorded at their fair value, and any excess of Disney's purchase price over the fair value will be accounted for as goodwill.

Regulatory Approvals (see page 65)

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits completion of a merger until statutory notification requirements and waiting periods have been satisfied. On September 9, 1999, in connection with the merger, Disney and Infoseek each filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice a Notification and Report Form under the Hart-Scott-Rodino Act, and on September 23, 1999, the FTC granted early termination of the review period under the Hart-Scott-Rodino Act. Notwithstanding the FTC's grant of early termination, each of the FTC and the DOJ has the authority to challenge the merger on antitrust grounds before or after we complete the merger.

Formation of the New Media Advisory Group

   Disney will establish a new media advisory group composed of senior executive officers and directors of Infoseek, who are not presently affiliated or associated with Disney, and executive officers of Disney. The purpose of this group is to provide advice to go.com during a one-year transition period following the merger with respect to Internet and new media developments.

Conditions to the Merger (see pages 105 through 106)

   We will complete the merger only if specific conditions are satisfied or, in some cases, waived, including the following:

  . the Disney charter amendment proposal has been approved by Disney's stockholders and the Infoseek merger proposal has been approved by Infoseek's stockholders;

  . there being no law or court order that prohibits the merger;

  . the go.com Common Stock has been approved for listing on the New York
    Stock Exchange;

  . receipt by Disney of an opinion of Dewey Ballantine LLP to the effect that the merger will be a "reorganization" for federal income tax purposes and that neither Disney nor any of its subsidiaries will recognize gain or loss by reason of the Disney charter amendment proposal, in each case under the law in effect as of the closing date of the merger; and

  . receipt by Infoseek of an opinion of Wilson Sonsini Goodrich & Rosati,
    Professional Corporation, that the merger will be a "reorganization" for federal income tax purposes under the law in effect as of the closing date of the merger.

   The company entitled to assert a condition may waive some of the conditions to the merger, but not the first three conditions listed above.

Termination of the Agreement and Plan of Reorganization (see pages 107 through
110)

   The Disney and Infoseek boards of directors can jointly agree to terminate the reorganization agreement at any time before the merger is completed. In addition, either company can terminate the reorganization agreement if:

  . the merger is not completed by February 29, 2000;

  . a law or final and nonappealable court order prohibits the merger;

  . either Disney's stockholders fail to approve the charter amendment proposal or Infoseek's stockholders fail to approve the merger proposal; or

  . the other party breaches any of its representations or warranties or fails to comply with any of its obligations under the reorganization agreement; provided that the breach is not cured within 30 days after notice to the other party, except for breaches which would not have a material adverse effect on Infoseek or go.com, as the case may be.

   In addition, Disney can terminate the reorganization agreement if:

  . Infoseek's board of directors changes its recommendation to Infoseek's stockholders to vote in favor of the merger proposal; or

  . Infoseek's board of directors fails to reaffirm its recommendation or publicly reject an alternative transaction.

   Infoseek can also terminate the reorganization agreement if its board of directors decides to accept a proposal relating to an alternative transaction by a third party after determining that the proposal is superior to the merger. However, Infoseek must give Disney at least five days' notice and the opportunity to negotiate before either party can terminate the reorganization agreement based on this condition.

Termination Fees and Expenses (see pages 108 through 110)

   Infoseek must pay Disney a termination fee of $75 million in cash in specified circumstances, including termination of the reorganization agreement because of the following:

  . Infoseek breaches the covenant restricting its ability to negotiate with a third party concerning an alternative transaction;

  . Infoseek's board of directors fails to publicly reaffirm its recommendation to approve the merger or fails to publicly reject an alternative transaction;

  . Infoseek's board of directors has changed its recommendation to its stockholders;

  . Infoseek's board of directors accepts a proposal by a third party relating to an alternative transaction that it determines is superior to the merger; and

  . Infoseek's stockholders reject the merger proposal after a third party has publicly announced a takeover proposal for Infoseek, and if within 12 months of the termination Infoseek agrees to become or becomes a majority owned subsidiary of another person.

   In addition to payment of a termination fee because of the occurrence of any of the circumstances described above, if within 12 months of any such termination Infoseek becomes a majority owned subsidiary of another person, several agreements between Disney and Infoseek will be terminated.

   Disney must make a $50 million investment in Infoseek if the reorganization agreement is terminated because the merger fails to occur by February 29, 2000 because of the possibility of adverse tax consequences. In that event, Disney must purchase the $50 million in stock from Infoseek at a price per share equal to (1) an average of current market prices of shares of Infoseek common stock if the average of current market prices of shares of Infoseek common stock is greater than $40.00 per share or (2) 200% of the average of current market prices of shares of Infoseek common stock if the average of current market prices of shares of Infoseek common stock is less than $40.00 per share.

   If either company receives its stockholder approval and the other company fails to receive its stockholder approval, the company failing to receive its stockholder approval must pay the other company's actual and documented expenses, up to a maximum of $2.5 million.

The Disney Charter Amendment Proposal (see pages 115 through 134)

   We have attached the proposed amendment to Disney's certificate of incorporation as Annex C to this document. We encourage you to read the proposed amendment carefully in its entirety.

   Disney's capital stock will consist of two classes of Disney common stock-- Disney Common Stock and go.com Common Stock--and preferred stock if the Disney charter amendment proposal is approved by the Disney stockholders and the merger is consummated. The proposed amendment to the Disney certificate of incorporation provides for the following rights and preferences with respect to the two classes of Disney common stock following the merger:

 Retained Interest

  . The number of shares of go.com Common Stock to be issued to Infoseek's stockholders, other than Disney and its affiliates, pursuant to the merger will initially represent approximately 28% of the equity value attributable to go.com, excluding stock options. Thus, Disney will initially retain approximately 72% of the equity value attributable to go.com, excluding stock options.

  . The amount of Disney's retained interest in go.com may change following the merger in the event of a stock dividend, sale or repurchase of go.com Common Stock, or if Disney's board of directors determines to contribute additional equity, cash or other property of the Disney Group to go.com or upon other events more fully described in the Disney charter amendment proposal.

 Voting Rights

  . On all matters as to which both classes of Disney common stock would vote together as a single class, each outstanding share of Disney Common Stock will have one vote, and each outstanding share of go.com Common Stock will have a number of votes equal to the quotient of the average market value of a share of go.com Common Stock divided by the average market value of a share of Disney Common Stock during the twenty consecutive trading days next preceding the tenth trading day prior to the record date for determination of the stockholders entitled to vote, subject to some exceptions and qualifications. go.com Common Stock will in no event represent in excess of 40% of the total voting power of all outstanding shares of the common stock of Disney.

  . Under limited circumstances, more fully described in the Disney charter amendment proposal, holders of Disney Common Stock and go.com Common Stock will have the right to vote as separate classes, in which case each share of Disney Common Stock and go.com Common Stock will have one vote.

 Liquidation

  . In the event of a dissolution or liquidation and winding-up of Disney, after payment or provision for payment of the debts and other liabilities of Disney and full preferential amounts to which holders of preferred stock are entitled, the holders of Disney Common Stock and go.com Common Stock will be entitled to receive the net assets, if any, of Disney remaining for distribution on a per share basis in proportion to the specific liquidation units per share of each class, as more fully described in the Disney charter proposal amendment.

  . The liquidation rights of the holders of the respective classes may not bear any relationship to the relative market values or the relative voting rights of the two classes.

 Conversion

  . Upon a merger, consolidation, sale of assets or stock or other disposition by Disney of all or substantially all of the properties and assets attributed to go.com, Disney is required to convert outstanding shares of go.com Common Stock into shares of Disney Common Stock, at a premium to market prices, subject to some exceptions more fully described in the Disney charter amendment proposal.

  . At any time after either the first anniversary of the effective date of the proposed amendment to the Disney certificate of incorporation or the occurrence of tax-related events, the Disney board of directors may convert shares of go.com Common Stock into Disney Common Stock at a premium to market prices, as more fully described in the Disney charter amendment proposal.

  . At any time after the tenth anniversary of the effective date of the proposed amendment to the Disney certificate of incorporation, the Disney board of directors may convert outstanding shares of Disney Common Stock into shares of go.com Common Stock.

 Dividends

  . Funds available for dividends on Disney Common Stock and go.com Common
    Stock will be limited to the lesser of the amount that would be legally available for the payment of dividends on the stock of such group if the group were a separate company and an amount equal to the funds legally available for the payment of dividends for Disney as a whole.

  . Subject to the prior payment of dividends on outstanding shares of preferred stock and the limitations described above, the Disney board of directors may choose to declare and pay dividends on either class, or both classes, of common stock, in equal or unequal amounts.

The Disney Amended and Restated 1995 Stock Incentive Plan (see pages 147 through 151)

   We have attached a copy of the proposed Amended and Restated Disney 1995 Stock Incentive Plan as Annex E to this document. We encourage you to carefully read the amended and restated stock incentive plan in its entirety.

   Disney has adopted, subject to stockholder approval, the Amended and Restated 1995 Stock Incentive Plan. The plan has been amended to, among other things, permit Disney to make awards in shares of go.com Common Stock, as well as awards in shares of Disney Common Stock. Disney believes that this amendment will allow Disney to provide incentive compensation opportunities to participants based on the performance of go.com Common Stock.

                       SUMMARY HISTORICAL FINANCIAL DATA

   Disney and Infoseek stockholders should read the summary historical financial data presented below in conjunction with the consolidated financial statements and the notes to the financial statements for Disney and Infoseek incorporated by reference or included herein.

Disney

   The following table presents summary historical consolidated financial data for Disney as of and for the years ended September 30, 1998, 1997, 1996, 1995 and 1994 and as of and for the nine months ended June 30, 1999 and 1998. The statement of income data for the years ended September 30, 1998, 1997 and 1996 and for the nine months ended June 30, 1999 and 1998 and the balance sheet data as of September 30, 1998 and 1997 and June 30, 1999 were derived from the consolidated financial statements of Disney which are incorporated by reference in this document. Statement of income data for the years ended September 30, 1995 and 1994 and balance sheet data as of September 30, 1996, 1995 and 1994 and June 30, 1998 were derived from Disney's consolidated financial statements. This table should be read in conjunction with the selected historical financial data and management's discussion and analysis of financial condition and results of operations for the Disney Group and Disney's existing Internet business and financial statements of the Disney Group and Disney's existing Internet business within Annex I and Annex J of this document, respectively.

                            Nine Months Ended
                                 June 30                  Year Ended September 30
                         ----------------------- -----------------------------------------
                          1999 (1)      1998
                         (unaudited) (unaudited)  1998   1997 (2) 1996 (3)  1995    1994
                         ----------- ----------- ------- -------- -------- ------- -------
                                       (In millions, except per share data)
Statements of income
  Revenues..............   $17,621     $16,829   $22,976 $22,473  $18,739  $12,151 $10,090
  Operating income......     3,055       3,264     4,015   4,447    3,033    2,466   1,972
  Net income............     1,215       1,554     1,850   1,966    1,214    1,380   1,110
Per share--(4)
  Earnings
    Diluted.............   $  0.58     $  0.75   $  0.89 $  0.95  $  0.65  $  0.87 $  0.68
    Basic...............      0.59        0.76      0.91    0.97     0.66     0.88    0.69
  Dividends.............       --         0.14      0.20    0.17     0.14     0.12    0.10
Balance sheets
  Total assets..........   $43,244     $40,036   $41,378 $38,497  $37,341  $14,995 $13,110
  Borrowings............    12,101      11,972    11,685  11,068   12,342    2,984   2,937
  Stockholders' equity..    20,811      19,214    19,388  17,285   16,086    6,651   5,508

- --------
(1) 1999 interim results include a $345 million gain from the sale of Starwave. The diluted earnings per share impact of the gain was $0.10. See Disney's unaudited consolidated financial statements which are incorporated by reference in this document.
(2) 1997 results include a $135 million gain from the sale of KCAL-TV. The diluted earnings per share impact of the gain was $0.04. See Disney's consolidated financial statements which are incorporated by reference in this document.
(3) 1996 results include a $300 million non-cash charge pertaining to the implementation of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and a $225 million charge for costs related to the acquisition of ABC. The earnings per share impacts of these charges were $0.10 and $0.07, respectively. See Disney's consolidated financial statements which are incorporated by reference in this document.
(4) Earnings and dividends per share have been adjusted to give effect to the three-for-one split of Disney's common shares effective June 1998. See Disney's consolidated financial statements which are incorporated by reference in this document.

Disney Group

   The following table presents summary historical combined financial data for the Disney Group as of and for the years ended September 30, 1998, 1997, 1996, 1995 and 1994 and as of and for the nine months ended June 30, 1999 and 1998. The statement of income data for the years ended September 30, 1998, 1997 and 1996 and for the nine months ended June 30, 1999 and 1998 and the balance sheet data as of September 30, 1998 and 1997 and June 30, 1999 were derived from the combined financial statements of the Disney Group which are included in Annex I in this document. Statement of income data for the years ended September 30, 1995 and 1994 and balance sheet data as of September 30, 1996, 1995 and 1994 and June 30, 1998 were derived from the Disney Group's unaudited combined financial statements. This table should be read in conjunction with the selected historical financial data and management's discussion and analysis of financial condition and results of operations for the Disney Group and Disney's existing Internet business and financial statements of the Disney Group and Disney's existing Internet business within Annex I and Annex J of this document, respectively.

                            Nine Months Ended
                                 June 30                     Year Ended September 30
                         ----------------------- -----------------------------------------------
                            1999        1998      1998   1997(1) 1996(2)    1995        1994
                         ----------- ----------- ------- ------- ------- ----------- -----------
                         (unaudited) (unaudited)                         (unaudited) (unaudited)
                                                      (In millions)
Statements of income
  Revenues..............   $17,461     $16,627   $22,716 $22,299 $18,658   $12,102     $10,059
  Operating income......     2,753       3,328     4,115   4,510   3,054     2,463       1,968
  Net income(3).........     1,215       1,554     1,850   1,966   1,214     1,380       1,110
Balance sheets(4)
  Total assets..........   $42,963     $39,987   $41,305 $38,425 $37,323   $14,981     $13,103
  Borrowings............    11,975      11,972    11,685  11,068  12,342     2,984       2,937
  Group equity..........    20,811      19,214    19,388  17,285  16,086     6,651       5,508

- --------
(1) 1997 results include a $135 million gain from the sale of KCAL-TV. See Note 3 to the Disney Group's combined financial statements.
(2) 1996 results include a $300 million non-cash charge pertaining to the implementation of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and a $225 million charge for costs related to the acquisition of ABC. See Notes 3 and 12 to the Disney Group's combined financial statements.
(3) No historical earnings per share or share data are presented as the Disney Group does not consider such data meaningful. After redesignation of Disney common stock as Disney Common Stock, Disney will report earnings per share data for the Disney Group and go.com, but not for Disney.
(4) Balance sheet data as of September 30, 1996 is unaudited.

Disney's Existing Internet Business

   The following table presents summary historical combined financial data for Disney's existing Internet business as of and for the years ended September 30, 1998, 1997, 1996, 1995 and 1994 and as of and for the nine months ended June 30, 1999 and 1998. The statement of operations data for the years ended September 30, 1998, 1997 and 1996 and for the nine months ended June 30, 1999 and 1998 and the balance sheet data as of September 30, 1998 and 1997 and June 30, 1999 were derived from the combined financial statements of Disney's existing Internet business which are included in Annex J in this document. Statement of operations data for the years ended September 30, 1995 and 1994 and balance sheet data as of September 30, 1996, 1995 and 1994 and June 30, 1998 were derived from Disney's existing Internet business' unaudited combined financial statements. This table should be read in conjunction with the selected historical financial data and management's discussion and analysis of financial condition and results of operations for the Disney Group and Disney's existing Internet business and financial statements of the Disney Group and Disney's existing Internet business within Annex I and Annex J of this document, respectively.

   On November 18, 1998, Disney's existing Internet business exchanged its approximately 90% ownership interest in Starwave Corporation plus cash for an approximately 43% ownership interest in Infoseek (see Notes 3 and 13 to Disney's existing Internet business' combined financial statements included in Annex J of this document). Accordingly, the data as of and for the nine months ended June 30, 1999 below incorporate Starwave as a consolidated subsidiary from October 1, 1998 until November 18, 1998, at which date Disney's existing Internet business recognized a $345.0 million non-cash gain from the sale of Starwave, and reflect Disney's existing Internet business' interest in Infoseek's net assets and operating results under the equity method of accounting for the period from November 18, 1998 through June 30, 1999. In addition, since the disposition of Starwave reduced Disney's existing Internet business' ownership interests in ESPN and ABC News Internet joint ventures with Starwave, the data as of and for the nine months ended June 30, 1999 reflect the change from consolidation to equity method accounting for ESPN and ABC News Internet Ventures. As a result of these events, information presented below for periods after September 30, 1998 may not be directly comparable to data for prior or subsequent periods.

                             Nine Months Ended
                                  June 30                       Year Ended September 30
                          ----------------------- ------------------------------------------------------
                             1999        1998       1998       1997      1996      1995(3)     1994(3)
                          ----------- ----------- ---------  --------  --------  ----------- -----------
                          (unaudited) (unaudited)                                (unaudited) (unaudited)
                                                        (In thousands)
Statements of operations
  Internet revenues(1)..   $ 43,164    $ 48,888   $  67,764  $ 26,977  $  5,453        --          --
  Catalog revenues......    116,634     153,251     191,808   146,613    75,508     49,249      30,589
  Gain on sale of
   Starwave.............    345,048         --          --        --        --         --          --
  Operating income
   (loss)...............    302,318     (63,732)   (100,592)  (63,282)  (20,672)     2,533       3,933
  Net income
   (loss)(2)(5).........     24,233     (45,276)    (71,070)  (46,497)  (15,299)       801       1,758
Balance sheets(4)
  Total assets..........   $714,415    $320,382   $ 335,945  $168,044  $ 38,853    $24,089     $ 4,502
  Total liabilities.....    280,964      49,224      73,619    71,676    17,950     13,805       7,397
  Group equity..........    433,451     271,158     262,326    96,368    20,903     10,284      (2,895)

- --------
(1) If Starwave and the related businesses had been accounted for using the equity method of accounting during 1998, pro forma Internet revenues for the nine months ended June 30, 1998 would have been $26.7 million, resulting in a $16.5 million increase in revenue from the nine months ended June 30, 1998 to the nine months ended June 30, 1999.
(2) No historical earnings per share or share data are presented as Disney's existing Internet business does not consider such data meaningful. After issuance of go.com Common Stock, Disney will report earnings per share data for the Disney Group and go.com, but not for Disney.
(3) The Internet operations of Disney's existing Internet business began during 1995 with minimal revenues and costs and expenses. Accordingly, this financial data primarily reflects Disney's direct mail catalog operations.
(4) Balance sheet data as of September 30, 1996 is unaudited.
(5) Net income for the nine months ended June 30, 1999 includes a charge of $165.0 million for the amortization of intangible assets related to the November 18, 1998 Infoseek acquisition.

Infoseek

 Explanatory Note

   For purposes of this joint proxy statement/prospectus, references to "Infoseek" on or after November 18, 1998 or to "Infoseek Delaware" are references to Infoseek Corporation, a Delaware corporation and its wholly owned subsidiaries, and references to Infoseek prior to November 18, 1998 or to "Infoseek California" are references to Infoseek Corporation, a California corporation. References to "Disney" refer to The Walt Disney Company and its affiliated companies. References to the "Joint Ventures" refer to the ABC News Internet Ventures and ESPN Internet Ventures that Starwave Corporation maintains with affiliates of Disney and ESPN, Inc., respectively. ESPN, Inc. operates through a subsidiary company of Disney.

   In November 1998, Infoseek entered into a significant transaction with Disney. In this transaction, Infoseek acquired Starwave from Disney and formed Infoseek Delaware for the purpose of holding the capital stock of Infoseek California and Starwave. The acquisition of Starwave was accounted for using the purchase method of accounting. The summary historical consolidated statement of operations of Infoseek for the nine months ended July 3, 1999 includes the results of operations of Starwave from November 18, 1998.

   In January 1999, Infoseek acquired Quando, Inc. in a tax-free reorganization in which a wholly owned subsidiary of Infoseek was merged directly into Quando for shares of Infoseek common stock. The acquisition of Quando was accounted for using the purchase method of accounting. The summary historical consolidated statement of operations of Infoseek for the nine months ended July 3, 1999 includes the results of operations of Quando from January 15, 1999.

   In June 1999, Infoseek acquired certain assets from Digital Garage, Inc., its Japanese commercial distribution partner, and transferred the assets to Infoseek Japan Holdings, Inc. and Infoseek Japan KK which are collectively referred to as "Infoseek Japan." The summary historical statement of operations of Infoseek for the nine months ended July 3, 1999 includes the results of operations of Infoseek Japan from June 28, 1999.

   On January 28, 1999, Infoseek changed to a fiscal year of 52 or 53 week periods ending on the Saturday nearest September 30. The unaudited results of operations of Infoseek for the nine months ended July 3, 1999 and June 30, 1998 both contained 273 days. The results of operations of Infoseek for the nine months ended October 3, 1998 contained 276 days and compare to 273 days unaudited results of operations for the nine months ended September 30, 1997.

   Prior to November 18, 1998, Infoseek Delaware was a wholly owned subsidiary of Infoseek California that was created for the purpose of conducting the transactions described above. Therefore, Infoseek Delaware did not conduct business activities in the nine months ended October 3, 1998. Since November 18, 1998, Infoseek Delaware's business has primarily consisted of holding the capital stock of Infoseek California, Starwave, Quando and Infoseek Japan beginning from the respective dates described above. The financial positions and results of operations of Infoseek and Starwave are presented on a consolidated basis beginning November 18, 1998. The financial positions and results of operations of Infoseek, Starwave and Quando are presented on a consolidated basis beginning January 15, 1999. The financial positions and results of operations of Infoseek, Starwave, Quando and Infoseek Japan are presented on a consolidated basis beginning June 28, 1999.

   This joint proxy statement/prospectus presents, separately, summary historical consolidated financial data as of and for the nine months ended October 3, 1998 and prior periods for Infoseek California and for the twelve months ended October 4, 1998 and prior periods for Starwave. As a result, the information related to the aforementioned periods presented herein may not be directly comparable to the summary historical consolidated financial data in subsequent periods also presented herein.

 Summary Historical Consolidated Financial Data

   The summary historical consolidated financial data of Infoseek including the unaudited consolidated statements of operations data set forth below with respect to the nine months ended July 3, 1999, June 30, 1998 and September 30, 1997 and the unaudited consolidated balance sheet data at July 3, 1999 are derived from Infoseek's unaudited consolidated financial statements included in Annex K of this document. The unaudited consolidated balance sheets data at June 30, 1998 and September 30, 1997 are derived from Infoseek's unaudited condensed consolidated balance sheets which are not included herein. The consolidated statements of operations data for the nine months ended October 3, 1998 and for the years ended December 31, 1997 and 1996, and the consolidated balance sheet data at October 3, 1998 and December 31, 1997 are derived from the audited consolidated financial statements of Infoseek included in Annex K of this document. The consolidated statements of operations data with respect to the years ended December 31, 1995 and 1994 and the balance sheet data at December 31, 1996, 1995 and 1994 are derived from the audited financial statements of Infoseek, which are not included herein. In the opinion of Infoseek's management, the unaudited summary historical consolidated financial data presented below reflects all adjustments, which are of a normal recurring nature, necessary for the fair presentation of such unaudited summary historical consolidated financial data.

   During the nine months ended July 3, 1999, Starwave was acquired by Infoseek and the unaudited consolidated financial position and results of operations data of Starwave are included in the results of operations of Infoseek beginning November 18, 1998. The summary historical consolidated financial data of Starwave including the statements of operations data set forth below with respect to the year ended October 4, 1998, the nine months ended September 28, 1997 and the year ended December 31, 1996 and the balance sheet data at October 4, 1998, September 28, 1997 and December 31, 1996 are derived from the audited consolidated financial statements of Starwave included in Annex K of this document. The statement of operations data for the year ended September 28, 1997 has been derived from the unaudited consolidated statement of operations for the year ended September 28, 1997 included in Annex K of this document. The statement of operations data with respect to the year ended December 31, 1995, and the balance sheet data at December 31, 1995, are derived from the audited financial statements of Starwave, which are not included herein. The statement of operations data and balance sheet data for the year ended and as of December 31, 1994 are derived from the unaudited consolidated financial statements of Starwave, which are not included herein. In the opinion of management, Starwave's unaudited summary historical consolidated financial data reflects all adjustments, which are of a normal recurring nature, necessary for the fair presentation of such unaudited summary historical consolidated financial data.

            Infoseek Summary Historical Consolidated Financial Data

                                        Nine Months Ended                    Year Ended December 31
                         ------------------------------------------------ --------------------------------
                           July 3,    June 30,   October 3, September 30,
                            1999        1998        1998        1997       1997     1996     1995    1994
                         ----------- ----------- ---------- ------------- -------  -------  ------  ------
                         (unaudited) (unaudited)             (unaudited)
                                             (In thousands, except per share data)
Statements of
 operations(1)
 Revenues...............  $ 95,954     $44,194    $ 50,715     $22,407    $35,082  $15,095  $1,032  $  --
 Operating loss(2)(3)...  (212,576)     (9,187)     (7,693)    (22,980)   (27,848) (17,281) (3,393) (1,520)
 Net loss(2)(3)(4)......  (212,186)     (7,715)     (5,694)    (21,914)   (26,562) (15,938) (3,296) (1,510)
Basic and diluted net
 loss per
 share(1)(2)(3)(4)(5)...  $  (3.76)    $ (0.26)   $  (0.19)    $ (0.83)   $ (1.00) $ (0.72) $(0.21)
Balance sheets(1)
 Total assets...........  $996,178     $94,646    $101,656     $49,567    $51,489  $58,332  $5,123  $  859
 Total liabilities......   125,596      25,903      34,939      19,074     24,483    9,347   2,981     339
 Stockholders' equity...   870,582      68,743      66,717      30,493     27,006   48,985   2,142     520

- --------
(1) Infoseek's consolidated financial statements for 1997 have been restated to reflect the acquisition of WebChat Communications, Inc. ("WebChat"), which has been accounted for as a pooling-of-interests. Prior to 1997, amounts for WebChat were not significant compared to those of Infoseek and, accordingly, Infoseek's consolidated financial statements were not restated.
(2) Amounts include amortization of intangible assets including goodwill ($43.4 million), developed technology ($11.3 million), Joint Ventures relationships ($11.2 million), and assembled workforce ($4.9 million) recorded as a result of Infoseek's acquisitions of Starwave Corporation and Quando, Inc. during fiscal 1999. Amounts also include non-recurring charges associated with in-process research and development recorded as a result of Infoseek's acquisitions of Starwave Corporation ($72.6 million) and Quando, Inc. ($4.3 million) during fiscal 1999. Amounts are included in operating loss, net loss and calculation of net loss per share.
(3) During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7.4 million related to the discontinuance of certain business arrangements that were determined to be non-strategic and related to management changes.
(4) Includes Infoseek's portion of losses from its equity investments in the Joint Ventures. Infoseek's equity interests in the Joint Ventures were acquired as part of Infoseek's acquisition of Starwave during fiscal 1999.
(5) The annual basic and diluted net loss per share amounts prior to 1997 and the basic and diluted net loss per share amount for the nine months ended September 30, 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share" and Staff Accounting Bulletin No. 98, "Earnings per Share." Basic and diluted net loss per share for 1995 have been presented on a pro forma basis which means that common equivalent shares (such as convertible preferred stock) have been included in the basic and diluted net loss per share calculations, even if antidilutive. Basic and diluted net loss per share for 1994 were not significant.

            Starwave Summary Historical Consolidated Financial Data

                                                   Nine Months
                         Year Ended  Year Ended       Ended       Year Ended December 31
                         October 4, September 28, September 28, -----------------------------
                            1998        1997          1997       1996     1995       1994
                         ---------- ------------- ------------- -------  -------  -----------
                                     (unaudited)                                  (unaudited)
                                       (In thousands, except per share data)
Statements of
 operations(1)
  Revenues..............  $ 5,266      $ 8,611       $ 4,892    $ 8,302  $ 1,111    $   --
  Operating loss........   (1,968)     (16,047)       (8,014)   (26,343) (16,414)    (8,848)
  Net loss..............  (15,426)     (27,700)      (17,573)   (35,965) (26,903)   (13,548)
Basic and diluted net
 loss per share.........  $ (0.16)     $ (0.45)      $ (0.25)   $ (1.13) $ (0.95)   $ (0.77)
Balance sheets
  Total assets..........  $15,812       29,461       $29,461    $ 9,713  $ 6,354    $ 5,955
  Total liabilities.....    6,927        5,847         5,847     92,169   53,007     25,706
  Total shareholders'
   equity (deficit).....    8,885       23,614        23,614    (82,456) (46,653)   (19,751)

- --------
(1) In April 1997 Starwave entered into the ESPN Joint Venture and the ABC News Joint Venture. Subsequently, Starwave continued its business of website hosting, software development and research activities while revenue and expenses associated with sites operated under contract with ESPN, ABC and others were assumed by these Joint Ventures. As a result, periods prior to and following April 1997 are not comparable.

                                 RISK FACTORS

   Stockholders of Disney and Infoseek should consider the risk factors described below, as well as the other information included in or incorporated by reference into this document before deciding how to vote on the proposals.

Risks Associated With Having Two Classes of Disney Common Stock

 Financial effects on one group could adversely affect the other group

   Holders of Disney Common Stock and go.com Common Stock will be stockholders of Disney. The Disney Group and go.com will not be separate legal entities. As a result, stockholders of both classes of common stock will continue to be subject to all of the risks of an investment in Disney and all of its businesses, assets and liabilities. The assets attributed to one group will be subject to the liabilities of the other group, even if these liabilities arise from lawsuits, contracts or indebtedness attributed to the other group. If Disney is unable to satisfy one group's liabilities out of the assets attributed to it, it may satisfy those liabilities with assets it has attributed to the other group. Further, in any liquidation, holders of Disney Common Stock and go.com Common Stock will only have the rights specified in the Disney certificate of incorporation and will not have any legal rights related to specific assets of either group and in any liquidation will receive a fixed share of the net assets of Disney which may not reflect the actual trading prices of the respective groups at such time.

   Financial effects on one group that affect the consolidated results of operations or financial condition of Disney could, if significant, affect the results of operations or financial condition of the other group and the market price of the common stock relating to the other group. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of common stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds Disney can pay on each class of common stock under Delaware law. For these reasons, you should read the consolidated financial information of Disney in addition to the financial information provided for each of the Disney Group and go.com.

 Decisions of the Disney board of directors affecting the market value of each class of common stock could affect stockholder rights

   The relative voting power per share of the Disney Common Stock and the go.com Common Stock and the number of shares of Disney Common Stock issuable upon the conversion of the go.com Common Stock will vary depending upon the relative market value of the Disney Common Stock and the go.com Common Stock. The market value of either or both classes of common stock could be affected by market reaction to decisions by the Disney board of directors that investors perceive to affect differently one class of common stock compared to the other and will correspondingly have an effect on the voting power of one group relative to the other. These decisions could involve changes to Disney's management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between groups and changes in dividend policies.

 Investors may not value the common stock based on group financial information and polices

   There can be no assurance that investors will value the Disney Common Stock and the go.com Common Stock based on the reported financial results and prospects of the Disney Group and go.com or the dividend policies established by the Disney board of directors with respect to the groups.

 The Disney board of directors may change its management and allocation policies without stockholder approval to the detriment of a group

   Disney's board of directors may modify or rescind its policies with respect to the allocation of shared services, expenses, corporate, general and administrative expenses, taxes, debt, interest, retirement benefit costs, treasury and cash management policies, technology and know-how, corporate overhead and other matters, or may adopt additional policies in its sole discretion, subject to fiduciary duties under applicable law, without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies, could have different effects on the Disney Group and go.com and could adversely affect one class of stockholders compared to the other class.

 Allocation of corporate opportunities could favor one group over the other

   Disney's board of directors may be required to allocate corporate opportunities between the Disney Group and go.com. In some cases, Disney's board of directors could determine that a corporate opportunity, such as a business that Disney is acquiring, should be shared by the groups. These decisions could favor one group at the expense of the other.

 Holders of each class of common stock will have only limited class stockholder rights

   Holders of Disney Common Stock and go.com Common Stock generally will not have stockholder rights specific to their corresponding groups. Rather, stockholders will have customary stockholder rights relating to Disney as a whole. For example, holders of Disney Common Stock and go.com Common Stock will vote as a single class to approve a disposition of all or substantially all of Disney's assets. Holders of either Disney Common Stock or go.com Common Stock will have only the following rights with respect to their particular group:

  . an opportunity to receive dividends, if any, when, as and if declared by the Disney board of directors;

  . conversion of go.com Common Stock into Disney Common Stock upon the disposition of all or substantially all of the assets of go.com; and

  . a right to vote separately as a class on certain matters as set forth in the Disney certificate of incorporation and as may be required under applicable law or New York Stock Exchange rules.

 Limits exist on voting power of go.com Common Stock

   Except for limited matters on which a separate class vote may be required, the Disney Common Stock and the go.com Common Stock will vote together as a single class on all matters requiring a stockholder vote. Matters on which the Disney Common Stock and the go.com Common Stock will vote together may involve an apparent or real divergence of interests between the holders of each class of common stock in the aggregate. The aggregate voting power of all of the outstanding shares of go.com Common Stock is limited to 40% of the total voting power of all of the outstanding shares of both classes of Disney common stock. Consequently, the aggregate voting power of all of the outstanding shares of Disney Common Stock will represent a majority of the outstanding voting power of all of the outstanding shares of both classes of Disney common stock. To the extent that matters come before the stockholders of Disney on which the holders of Disney Common Stock and the holders of go.com Common Stock have a divergence of interests, the holders of Disney Common Stock, to the extent they vote in a similar manner, will be able to control the vote. These matters may include mergers or other extraordinary transactions. In addition, the issuance or repurchase of shares of either class of common stock could cause changes in the relative voting power of the groups, subject to the 40% limitation on the voting power of the go.com Common Stock described above.

 In circumstances where a separate class vote is required, the class of common stock with less than majority voting power can block action

   If Disney's certificate of incorporation, Delaware law, New York Stock Exchange rules or the Disney board of directors requires a separate vote on any matter by the holders of either the Disney Common Stock or the go.com Common Stock, those holders could prevent approval of the matter, even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

 Holders of either class of common stock could be adversely affected by a conversion of the go.com Common Stock

   At any time after either the first anniversary of the effective date of the Disney charter amendment or the occurrence of tax-related events, the Disney board of directors, in its sole discretion and without stockholder approval, could determine to convert shares of go.com Common Stock into shares of Disney Common Stock, including a conversion at a time when either or both classes of Disney common stock may be considered to be overvalued or undervalued. Any conversion at a premium would dilute the interests of the holders of the Disney Common Stock in Disney. Any conversion would also preclude holders of both classes of common stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant group. It would also give holders of shares of converted go.com Common Stock a greater or lesser consideration than any consideration a third-party buyer pays or would pay for all or substantially all of the assets of go.com.

 Stockholders may not have any remedies if any action by directors and officers has a disadvantageous effect on either class of common stock

   Stockholders may not have any remedies simply because an action or decision of the Disney board of directors or officers of Disney has a disadvantageous effect on the Disney Common Stock or the go.com Common Stock compared to the other class of common stock.

   Although the Delaware Supreme Court has not ruled on the issue, recent cases in the Delaware Court of Chancery involving tracking stocks have held that decisions by directors or officers involving differing treatment of tracking stocks are judged under the business judgment rule, unless self-interest is established. One of these cases is currently on appeal. The business judgment rule provides that a good faith business decision made by a disinterested and informed board of directors, board committee or corporate officer, would be a defense to any challenge to any such business decision made by the Disney board of directors or a committee of the Disney board of directors or executive officers of Disney. Because of the application of the business judgment rule, holders of one group's stock who are disadvantaged by an action of Disney's board of directors or officers may not be able to successfully make claims that a decision involving different treatment of the Disney Common Stock or go.com Common Stock was wrongful, absent a showing of self-interest by a majority of Disney's board of directors.

 Disney's board of directors may pay more or less dividends on one group's common stock than if that group were a separate company

   Subject to the limitations referred to below, Disney's board of directors has the authority to declare and pay dividends on the Disney Common Stock and the go.com Common Stock in any amount. Disney's board of directors could, in its sole discretion, declare and pay dividends exclusively on the Disney Common Stock, exclusively on the go.com Common Stock or on both, in equal or unequal amounts. The performance of one group may cause Disney's board of directors to pay more or less dividends on the common stock relating to the other group than if that other group were a stand-alone company. Disney's board of directors will not be required to consider the amount of dividends previously declared on each class of common stock, the respective voting or liquidation rights of each class or any other factor. In addition, net losses of either the Disney Group or go.com, and any dividends or distributions on, or repurchases of, either class, will reduce the assets of Disney legally available for dividends on both classes of common stock.

   Because go.com is expected to require significant capital commitments to finance its operations and fund its future growth, Disney does not expect to pay any dividends on shares of go.com Common Stock for the foreseeable future.

 Proceeds of mergers or consolidations or from the issuance of go.com Common Stock and costs of repurchases of go.com Common Stock may be allocated unfavorably

   Because Disney's certificate of incorporation does not specify how consideration to be received in a merger or consolidation involving Disney will be allocated between the holders of Disney Common Stock and the holders of go.com Common Stock, Disney's board of directors will make the determination in its sole discretion. That determination could treat the holders of Disney Common Stock and holders of the go.com Common Stock differently, however, if the allocation is not proportional to the relative market value of each class of common stock, the holders of go.com Common Stock would be entitled to a class vote. In addition, proceeds from the issuance of go.com Common Stock may not necessarily be allocated to the equity of go.com. The Disney board of directors will determine, in its sole discretion, whether to allocate proceeds from the issuance or costs of repurchases of go.com Common Stock to the equity of go.com or to the Disney Group in respect of the Disney Group's retained interest in go.com.

 Provisions governing the two classes of common stock could discourage a change of control and the payment of a premium for shares

   The existence of two classes of common stock could present complexities and could pose obstacles, financial or otherwise, to a person seeking to acquire control of Disney. In addition, provisions of Delaware law and Disney's certificate of incorporation and bylaws may also deter hostile takeover attempts. If the Disney Group and go.com were separate, independent companies, any person interested in acquiring either group without negotiating with the other group's management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although Disney intends the Disney Common Stock and the go.com Common Stock to reflect the performance of the group to which the stock relates, a person interested in acquiring only one group without negotiating with the other group's management would still be required to seek control of the voting power represented by all the outstanding stock of Disney, including the class of common stock relating to the other group.

 Groups may compete with each other to the detriment of their businesses

   The creation of two separate classes of common stock will not prevent the Disney Group and go.com from competing with each other. Any competition between the groups could be detrimental to the businesses of either or both of the groups.

Risks Related to go.com Common Stock

 Potential Inability to Successfully Integrate Internet Operations

   The merger involves the integration of Infoseek and Disney's existing Internet business, which have previously operated independently. Disney expects this combination to result in financial and operating benefits, but there can be no assurance regarding when or the extent to which these benefits may be achieved. Difficulties associated with integrating Infoseek and Disney's existing Internet business could have a material adverse effect on go.com and the value of the go.com Common Stock.

 A market for the go.com Common Stock may not develop, and the market value of the go.com Common Stock and the potential effect of the Disney charter amendment on the Disney stock are not predictable

   There is currently no public trading market for go.com Common Stock and we cannot assure you that one will develop or be sustained after the merger. In addition, the market prices of Disney Common Stock and go.com Common Stock will be determined in the trading markets and will be influenced by many factors, including, among other things:

  . the respective financial results of the Disney Group and go.com;

  . the consolidated financial results of Disney;

  . investors' expectations for the Disney Group, go.com and Disney as a whole;

  . the right of the Disney board of directors to exchange shares of one class of common stock for shares of the other class;

  . the discretion of the Disney board of directors in making determinations relating to a variety of cash management and allocation matters;

  . the variable voting power of go.com Common Stock relative to Disney
    Common Stock;

  . trading volume of each class of common stock;

  . share issuances and repurchases; and

  . general economic conditions.

   There can be no assurance that the market value of the go.com Common Stock will equal or exceed the market value of the existing common stock of Infoseek. In addition, Disney cannot predict the impact that the terms of the Disney charter amendment proposal will have on the market prices of the Disney common stock. Furthermore, there can be no assurance that the market values of the Disney Common Stock and the go.com Common Stock will in fact reflect the performance of the Disney Group and go.com, as intended.

 The go.com Common Stock price will fluctuate

   The market price of go.com Common Stock may fluctuate widely in response to a number of events and factors such as:

  . quarterly changes in results of operations of go.com;

  . announcements of new technological innovations, new products and media properties by go.com or its competitors;

  . changes in financial estimates and recommendations by securities analysts;

  . the operating and stock price performance of companies that investors may deem comparable to go.com; and

  . news relating to trends in go.com's markets or general economic conditions.

   The stock market and specifically the stock of Internet companies has been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of go.com Common Stock, without regard to go.com's performance. In addition, go.com's operating results may be below the expectations of public market analysts and investors. In such event, there would be a high possibility that the market price of go.com Common Stock would decrease.

 The market price of go.com Common Stock may be adversely affected by the issuance or availability for future issuance of go.com Common Stock

   Assuming the number of shares of Infoseek common stock outstanding at the record date are outstanding immediately prior to the merger, Disney and Infoseek expect that approximately 41,700,000 shares of go.com Common Stock will be outstanding following the merger. Upon completion of the merger, Disney will be entitled to issue up to approximately 958,300,000 additional shares of go.com Common Stock.

Under Delaware law, the Disney board of directors would not need Disney stockholders' approval for issuances of go.com Common Stock. The Disney board of directors does not expect to seek stockholder approval for issuances of go.com Common Stock unless the Disney board of directors deems it advisable or applicable law or stock exchange regulations require such approval.

   We cannot predict the effect, if any, that sales of go.com Common Stock, or the availability of shares for sale, will have on the market price of go.com Common Stock prevailing from time to time. Nevertheless, sales of significant amounts of go.com Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

 Each of Disney's existing Internet business and Infoseek has a limited operating history and a history of net losses and there is no assurance that go.com will report net income in the future

   A potential investor in go.com Common Stock should consider the risks, expenses and difficulties frequently encountered by businesses such as go.com, particularly in the new and rapidly evolving market for Internet products, content and services. There can be no assurance that Disney and/or go.com will be successful in addressing these risks. Disney's Internet revenues grew during the nine months through June 1999, but this growth was offset by catalog declines. Although Disney and Infoseek each has historically experienced revenue growth, there can be no assurance that go.com's combined revenue will grow or maintain historical growth levels following the merger. Disney's existing Internet business has incurred significant net losses in the past, $71.1 million in 1998 and $46.5 million in 1997. Infoseek has incurred significant net losses in the past, $5.7 million for the nine months ended October 3, 1998 and $26.6 million in 1997. There can be no assurance that go.com will report net income in the future.

 If the Internet and electronic commerce do not continue to grow, go.com's business will suffer

   For revenue growth, go.com will depend on increased acceptance and use of the Internet, intranets and other interactive online platforms as sources of information, entertainment and sale of goods and services. If Internet growth is slower than expected, or if it fails to grow at all, go.com's business and financial condition would be adversely affected.

   The Internet industry has grown rapidly in recent years. There can be no assurance that the Internet will continue to be accepted and widely used. In particular, there can be no assurance that consumers will continue to use the Internet for the purchase and sale of goods and services, or that advertisers will continue to use it for advertising goods and services. In addition, there can be no assurance that a large base of users will support go.com's business. Significant structural problems remain in using the Internet and conducting electronic commerce, including:

  . security;

  . reliability;

  . cost;

  . ease of use and access;

  . quality of service;

  . lack of network infrastructure to support increased use;

  . speed of Internet service;

  . limitations on access by corporations and schools; and

  . privacy.

   These problems may slow the growth of Internet use or the attractiveness of the Internet for advertising and online transactions. In addition, the use of the Internet could be reduced due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or as the result of increased government regulation.

   The Internet industry is young and undergoing rapid development and go.com may be unable to modify its business model rapidly enough to remain competitive within the industry. In addition, the development of the Internet market may stop or may continue at a rate slower than expected. Furthermore, the Internet market is becoming filled with competitors and go.com's products may not become accepted by Internet users or advertisers. If any of these events occurs, go.com's business, results of operations, financial condition and prospects would be adversely affected.

 go.com will depend on advertising as a significant source of its revenue

   Disney and Infoseek expect that advertising revenue will be a significant source of revenue for go.com in the foreseeable future. Most of go.com's advertising and licensing contracts will be short-term and/or terminable by the advertiser at any time with little notice. There can be no assurance that go.com will be able to retain the advertising contracts currently held by Disney's existing Internet business and Infoseek or that go.com will successfully obtain new advertising contracts and licensing agreements.

   go.com's ability to generate advertising revenue will depend on several factors, including:

  . the continued development of the Internet as an advertising medium;

  . the pricing of advertising on other Internet sites;

  . the amount of traffic on go.com's network of sites;

  . pricing pressures, delays and new product launches;

  . go.com's ability to achieve, demonstrate and maintain attractive user demographics; and

  . go.com's ability to develop and retain a skilled advertising sales force.

 go.com will receive a significant percentage of its advertising revenue from a limited number of advertisers

   Infoseek and Disney's existing Internet business have each historically generated a significant portion of their advertising revenues from a limited number of advertisers. Following the merger, go.com will continue to receive a significant percentage of its advertising revenue from a limited number of advertisers. Following the merger, these advertising clients and others may not use go.com's services to the same extent, or at all, that they used the services of Disney's existing Internet business and Infoseek prior to the merger. A significant reduction in advertising by one or more of the largest advertisers would have a material adverse effect on go.com's profits and liquidity.

 go.com may face significant inventory risk because consumer demand can change for products between the time that the products are ordered and the time that the products are received

   go.com will carry a significant level of inventory as part of its catalog business. As a result, rapidly changing trends in consumer tastes for children's toys, clothing, videos and collectibles will subject go.com to inventory risks. It is critical to go.com's success that it actively predicts these trends and does not overstock unpopular products. The demand for specific products can change between the time the products are ordered and the date of receipt. go.com is particularly exposed to this risk because the majority of its catalog sales are generated in the fourth calendar quarter of each year. In addition, go.com's failure to sufficiently stock popular products would significantly harm its operating results.

   In the event that one or more products do not achieve widespread consumer acceptance, go.com may be required to take markdowns, which could adversely affect go.com's business. This risk may be greatest in the third calendar quarter of each year, after go.com has significantly increased inventory levels for the holiday season. We believe that this risk will increase as go.com enters into new product categories due to its lack of experience in purchasing products for these categories. In addition, to the extent that demand for products increases over time, go.com may be forced to increase inventory levels. Any increase would subject go.com to additional inventory risks.

 go.com's net sales will be dependent upon its ability to offer customers sufficient quantities of products in a timely manner

   If go.com is unable to offer customers sufficient quantities of toys, clothing, collectibles, videos and its other products in a timely manner, its net sales and results of operations will be harmed. go.com's success is significantly dependent upon the ability of go.com to purchase products in sufficient quantities at competitive prices. go.com does not have long-term or exclusive arrangements with any vendor or distributor that guarantees the availability of products for resale. Therefore, go.com does not have a predictable or guaranteed supply of products for resale.

 go.com will depend on arrangements with third parties for Internet traffic to its sites and go.com's failure to maintain these arrangements could adversely affect its business

   An important element of the success of go.com will be its ability to advertise on and maintain links from other Internet sites. Traffic originating from links existing on other Internet sites, directories and other navigational tools managed by Internet service providers and Web browser companies will comprise an important segment of the overall traffic on go.com's Internet sites. Prior to the merger, Infoseek maintained special linking arrangements with Microsoft and WebTV. These linking arrangements are generally short-term contracts and/or can be terminated with short notice. There is intense competition for these types of linking arrangements. The products or services of those companies that will provide access or links to go.com's products or services, such as other website operators, may not achieve market acceptance or commercial success, which could adversely affect go.com's business, results of operations, financial condition and prospects. We cannot assure you that these linking arrangements will be maintained by go.com following the merger or that advertising or links will continue to be available on reasonable commercial terms or at all.

 go.com will depend on licensed technology from third parties and go.com's failure to maintain these licenses could adversely affect its business

   go.com is expected to rely on certain technology licensed from third parties, including Interworld, Netgravity and Macromedia for use in operating and managing its Internet sites and providing related services to users and advertisers. go.com's ability to generate revenue from Internet commerce may also depend on data encryption and authentication technologies that it may be required to license from third parties. There can be no assurance that these technology licenses will be available at all, that they will be available on reasonable commercial terms or that the technology will operate as intended.

 go.com's competitive position will depend on its ability to attract and retain key personnel

   go.com's performance will depend substantially on the services and performance of its senior executive officers and other key personnel. Except as described in this document, Infoseek and Disney's existing Internet business currently do not have long-term employment agreements with any of their key personnel. Following the merger, it is expected that go.com will not have long-term agreements with its key personnel. go.com's future success will also depend on its ability to identify, attract, retain and motivate highly skilled technical, managerial, sales, marketing and customer service personnel. Competition for such persons is intense. There can be no assurance that go.com will be able to attract or retain these personnel.

 go.com may not be able to adequately respond to technological change

   The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. go.com will be required to continually improve the performance, features and reliability of its network infrastructure and Internet sites, particularly in response to competition and changing customer demands. There can be no assurance that go.com will be successful in responding rapidly, cost-effectively or adequately to these developments.

 go.com will face intense competition, which is expected to increase significantly

   go.com consists of a combination of content sites, Internet portals and search sites and faces intense competition in each of these areas. The market for Internet content sites is rapidly evolving and barriers to entry are low, enabling newcomers to launch competitive sites at relatively low cost. Moreover, increased competition could result in reduced margins or loss of market share, any of which could have an effect on future revenue and profits of go.com. There can be no assurance that go.com will be able to compete effectively with other Internet companies. In addition, Disney and Infoseek believe that go.com will compete most directly with Internet portals and search sites that help users access information. go.com will also compete for users and advertisers with:

  . general news sites;

  . general purpose online service providers;

  . browser/software companies offering information services; and

  . large general-interest sites.

   In addition, go.com will compete with traditional media content businesses such as newspapers, magazines, radio and television. In order to compete successfully and attract users, advertisers and strategic partners, go.com must provide high quality, engaging content in a timely and cost-effective manner.

 To remain competitive, go.com must constantly expand and develop new content areas and services

   go.com may not be able to respond to changing Internet technologies, consumer needs and industry standards. go.com may not be able to introduce new products and services before competitors or improve existing products to match competitors' products and services. If it does not timely and continually improve its products and services and introduce new ones, go.com could suffer serious harm to its business, results of operations and prospects.

   go.com will face risks due to its continuous need to provide technological improvements in its services. There can be no assurance that:

  . any of go.com's new or proposed products or services will be accepted by the market or will continue to meet the market's changing needs;

  . go.com will successfully design, develop, test, market and introduce new and enhanced technologies and services;

  . go.com will successfully improve its products and services;

  . go.com will not experience difficulties that delay or prevent the successful development, introduction or marketing of new or enhanced technologies, products and services;

  . go.com will bring its technological innovations to the market quickly and in advance of its competitors;

  . go.com will spend a sufficient portion of its resources in order to develop, improve or acquire new technologies; or

  . go.com's new or enhanced products and services will be free of errors and will not require significant design changes once introduced.

   If any of these risks occur, customers may become dissatisfied with go.com's products and services. In turn, go.com could lose users and could experience reduced advertising and other revenues.

 In order to accommodate future growth, go.com must continually improve its operations

   go.com may not be able to manage its growth effectively. go.com may be required to expand in order to take advantage of market opportunities. Growth of go.com could place a significant strain on go.com's resources.

   In order to succeed, go.com must:

  . invest in and improve operational, financial and management information systems which affect planning, advertising sales, management, inventory management, finance and accounting;

  . hire, train, motivate and manage its staff;

  . maintain relationships with various partners, advertising customers, advertising agencies, suppliers, Internet sites and services, Internet service providers and other third parties;

  . effectively manage the operations and strategic direction of go.com in a rapidly changing environment and identify new business activities; and

  . develop and expand electronic commerce capabilities, including infrastructure for security, order processing and financial reporting.

   If go.com fails to address, or experiences unscheduled delays or encounters unexpected additional costs in addressing these issues, go.com's business, results of operations, financial condition and prospects could be seriously harmed.

 Any capacity constraints or system disruptions could have a material adverse effect on go.com

   The performance and reliability of go.com's Internet sites and network infrastructure will be critical to its ability to attract and retain users, advertisers, merchants and strategic partners. Any system error or failure, or a sudden and significant increase in traffic, may result in the unavailability of sites and significantly delay response times. Individual, sustained or repeated occurrences could result in a loss of potential or existing users, advertisers or strategic partners. In addition, because go.com's advertising revenue is expected to be directly related to the number of advertisements it delivers to users, system interruptions or delays would reduce the number of impressions delivered and thereby reduce its revenue.

   go.com's systems and operations will be vulnerable to interruption or malfunction due to certain events beyond its control, including natural disasters, telecommunications failures and computer hacking. go.com will also rely on Web browsers and online service providers to provide Internet access to its sites. There can be no assurance that go.com will be able to expand its network infrastructure, either itself or through use of third-party hosting systems or service providers, on a timely basis sufficient to meet demand. Immediately following the merger, go.com will have only a limited amount of redundant facilities or systems, no formal disaster recovery plan and no sufficient business interruption insurance to compensate for losses that may occur. Any interruption to its systems or operations could have a material adverse effect on go.com's business and its ability to retain users, advertisers and strategic partners.

 go.com's networks may be vulnerable to security risks

   Following the merger, go.com's networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in go.com's operations. go.com may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Although it is expected that go.com will employ industry-standard security measures, these measures may be inadequate.

 go.com's business could suffer if it is unable to protect its intellectual property

   go.com's success will depend heavily upon its exclusive technology, brand names and Internet locations, called domain names. There can be no assurance that go.com can adequately protect this intellectual property. go.com's business could consequently suffer.

   To protect its rights to its software, systems, content and product features, go.com will rely on a combination of:

  . patent, copyright and trademark and similar laws;

  . trade secret laws;

  . unfair competition laws;

  . confidentiality procedures; and

  . contractual provisions.

   These methods of protection may not be adequate to protect against others using go.com's technology, brand names and content. Accordingly, there can be no assurance that go.com will be able to develop and maintain goodwill associated with its products and services or competitive features.

   Despite efforts to patent and trademark or otherwise protect its intellectual property and keep information confidential, go.com may not be able to do so because:

  . pending and new patent and trademark applications may not be approved;

  . even if issued, patents and copyright and trademark registrations may be challenged, invalidated or designed around;

  . go.com's new products or technologies may not be patentable or otherwise protectible;

  . time-consuming and costly litigation may be necessary to protect go.com's proprietary technologies;

  . policing unauthorized use of go.com's intellectual property may be difficult and expensive;

  . the laws of some foreign countries in which go.com will be doing business do not protect proprietary rights to as great an extent as do the laws of the United States;

  . go.com's competitors may independently develop similar or competitive technology and/or design around go.com's intellectual property; and

  . the application of copyright, trademark and similar laws to the Internet and other digital media is very uncertain.

 Third parties may prevent go.com from developing, protecting or using its intellectual property

   go.com may not be able to use its intellectual property or further develop its business because of third parties. There can be no assurance that third parties will not in the future claim infringement by go.com with respect to go.com's current or future products. These claims of infringement, whether successful or not, could seriously harm go.com's business, results of operations or prospects.

   Third parties:

  . may bring claims of patent, copyright or trademark infringement against go.com;

  . may obtain and/or enforce patents or other intellectual property rights which may limit go.com's ability to do business or require go.com to license or cross-license technology; or

  . may bring costly and time-consuming lawsuits against go.com.

 Changes in laws governing the Internet could decrease the demand for go.com's services

   At present there are few laws and regulations that apply to the access to or commerce on the Internet, either in the United States or overseas. However, go.com will be subject to general laws and regulations that apply to all businesses. Proposals for Internet regulation are presented to federal, state and foreign governments frequently. If any of these proposals are adopted, Internet use may decrease, and in turn demand for go.com's products and services could decrease. Similarly, go.com's operating expenses could increase as a result of new regulations. These effects could seriously harm go.com's business, results of operations, financial condition and prospects.

   Laws or regulations may be passed regarding the Internet on issues such as:

  . user privacy, including sending of unsolicited e-mail, or "spamming";

  . consumer protection for products and services;

  . media regulation, such as libel and obscenity;

  . intellectual property; and

  . liability of Internet service providers.

   In addition, courts are still determining how existing laws regarding copyrights, trademarks and other intellectual property, trade secrets, libel and defamation, and privacy apply to the Internet.

   go.com may face copyright claims for materials distributed through its online or Internet services to others, such as chat rooms and message boards. go.com will have little control over these users' content. However, go.com will not be liable for monetary claims under the Digital Millenium Copyright Act of 1998 due to its compliance with the threshold requirements of the Act and its commitment to taking all actions required under the Act upon becoming aware of the claimed infringement.

   go.com may also face claims because materials may be downloaded through its online or Internet services and then distributed to others. Some of go.com's products and services, such as chat rooms and message boards, messaging, and hosted Web pages, contain content provided by users. go.com will have little control over these users' content. Claims might be made against go.com under a variety of media and intellectual property laws for the nature, content, publication and distribution of its materials or its users' materials. For example, go.com might be subject to claims of copyright or trademark infringement, obscenity, or libel brought against it for content that appears on its site. These types of claims have been brought against online service providers in the past, some of which have been successful.

   go.com will provide a variety of third-party information through its services. For example, go.com's service will provide news, stock quotes, analyst estimates or other stock trading information. If this information contains errors, go.com could be sued for losses suffered by users who relied on the information. go.com will also offer Web-based e-mail services. E-mail may further expose go.com to potential risks. For example, go.com may be subject to claims or liabilities from spamming, lost or incorrectly delivered messages, use of e-mail for illegal purposes or fraud, harassment or interruptions or delays in e-mail service.

   Although go.com will carry general liability insurance, this insurance may not cover all claims or may not be sufficient to reimburse go.com for all liabilities that may occur.

 go.com's acquisition and investment strategy may not be successful and could adversely affect its business

   go.com may acquire or make investments in new or complementary businesses, products, services or technologies. There can be no assurance that go.com will be able to identify suitable acquisition or investment candidates. Even if go.com does identify suitable candidates, there can be no assurance that go.com will be able to make such acquisitions or investments on reasonable commercial terms or successfully assimilate personnel, operations, products, services or technologies into its operations. This could disrupt go.com's ongoing business, distract go.com's management and employees, increase go.com's expenses, including amortization of goodwill, and materially and adversely affect go.com's financial condition and results of operations. Furthermore, the incurrence or issuance of debt or equity securities may be attributed to go.com to fund any future go.com acquisitions.

 go.com intends to expand its international operations and will be subject to risks associated with international operations

   Disney's existing Internet business and Infoseek currently have international operations which are at various stages of development and have limited operating history. The markets in which go.com is expected to undertake international expansion have technology and online industries that are less well developed than in the United States.

   There are certain risks inherent in doing business in international markets, such as the following:

  . uncertainty of product acceptance by different cultures;

  . unforeseen changes in regulatory requirements;

  . difficulties in staffing and managing multinational operations;

  . state-imposed restrictions on the repatriation of funds;

  . currency fluctuations;

  . difficulties in finding appropriate foreign licensees or joint venture partners;

  . potentially adverse tax consequences; and

  . less stringent and/or narrower intellectual property protection.

   There is a risk that these factors will have an adverse effect on go.com's ability to successfully operate internationally and on its results of operations and financial condition.

 Holders of go.com Common Stock may receive less consideration upon a sale of assets than if go.com were a separate company

   Pursuant to the Disney charter amendment proposal, Disney's certificate of incorporation will provide that if Disney disposes of all or substantially all of the assets attributed to go.com, Disney must, subject to some exceptions, convert each outstanding share of go.com Common Stock into a number of shares of Disney Common Stock equal to the lesser of (1) 110% of the ratio of the average market value of one share of go.com Common Stock to the average market value of one share of Disney Common Stock and (2) what holders of go.com Common Stock would otherwise be entitled to receive upon conversion of go.com Common Stock into shares of Disney Common Stock.

   If go.com were a separate, independent company and its shares were acquired by another person, the consideration received for that disposition, might be at a premium higher than the required automatic conversion feature with a maximum 10% premium. As a result, stockholders of the separate, independent company might receive a greater amount than the consideration that would be received by holders of go.com Common Stock. In the event of a conversion following the disposition of go.com's assets, the conversion premium may not fully reflect the value of the disposition.

 go.com's computer systems, and those of others on whom it relies, may not achieve Year 2000 readiness

   Programming codes in existing computer systems and software may not reliably recognize date-sensitive information when the calendar year changes to 2000. Systems or software that do not properly recognize such information could generate erroneous data or fail. Disney and Infoseek are currently in the process of identifying and testing their computer systems and software for Year 2000 readiness. In addition, Disney and Infoseek are in the process of working with third parties on whom they rely for system and database management to ensure Year 2000 readiness. Disney and Infoseek have not verified that these third parties are Year 2000 compliant. Following the merger, go.com will continue the programs undertaken by Disney and Infoseek to ensure that go.com's computer systems and software will be Year 2000 compliant. There can be no assurance that go.com's systems or software, or third-party systems or software on which it will rely, will be Year 2000 compliant. Significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. If go.com or any subscribers, advertisers, licensors, vendors or other third parties on whom it will rely experience a Year 2000 compliance problem, this could have a material adverse effect on go.com.

 Recent Clinton Administration proposal, if enacted, would result in taxation on issuances of tracking stock

   A recent proposal by the Clinton Administration would impose a corporate-level tax on the issuance of stock similar to the go.com Common Stock. As proposed by the Clinton Administration, this provision would be effective on the date of its enactment by Congress. If this or a similar proposal is enacted, Disney could be subject to tax on an issuance of go.com Common Stock after the date of enactment. Legislation proposed in the U.S. House of Representatives and the U.S. Senate does not contain any such proposal. We cannot predict, however, whether the Clinton Administration's proposal will be enacted by the U.S. Congress and, if enacted, whether it will be in the form proposed by the Clinton Administration.

   Consummation of the merger is conditioned upon there not having been a change in the law that, as determined in the good faith judgment of Disney or Infoseek after consultation with its external advisors, could, if adopted, be reasonably likely to have a material adverse tax consequence to Disney, Infoseek or their respective stockholders. In addition, following the consummation of the merger, Disney may convert the go.com Common Stock into Disney Common Stock at a premium of 10 percent if, based upon the opinion of tax counsel, there are adverse U.S. federal income tax law developments related to stock such as the go.com Common Stock that occur after the issuance of the go.com Common Stock. The proposal of the Clinton Administration would be such an adverse development if it were enacted in its proposed form.

                           FORWARD-LOOKING STATEMENTS

   This document contains forward-looking statements about Disney, Infoseek, the Disney Group and go.com that Disney and Infoseek believe are within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements that contain or describe forecasts, projections, objectives, plans, strategies and expectations, as well as the assumptions underlying or relating to the forward-looking statements. When used in this document, forward-looking statements may also be identified by the words "anticipates," "believes," "expects," "plan," "intends" and similar expressions as they relate to Disney, Infoseek, the Disney Group or go.com or their management and by the fact that their truth or accuracy cannot be fully discerned without reference to future events. In making any of these statements, Disney and Infoseek believe that their expectations are based on reasonable assumptions. However, any of these statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. These forward-looking statements are subject to numerous known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Disney, Infoseek, the Disney Group and go.com and may cause actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed in, or implied by, those forward-looking statements.

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

   These factors include, among other things:

  . the impact of general economic conditions in the United States and Canada and in other regions in which Disney and Infoseek currently do business, including Asia, Europe and Latin and South America;

  . industry conditions, including competition and products;

  . technological developments;

  . fluctuations in exchange rates and currency values;

  . capital expenditure requirements;

  . legislative or regulatory requirements;

  . interest rates;

  . access to capital markets;

  . the timing of and value received in connection with asset divestitures;
    and

  . the specific risk factors identified and discussed in the "Risk Factors" section on pages 21 through 34 of this document.

   Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of Disney, Infoseek, the Disney Group or go.com.

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

                          THE STOCKHOLDERS' MEETINGS

   We are furnishing this document to holders of Disney common stock and Infoseek common stock in connection with the solicitation of proxies by Disney's board of directors at a special meeting of its stockholders and by Infoseek's board of directors at a special meeting of its stockholders, and at any adjournments or postponements of either special meeting.

The Disney Special Meeting

 Where and When the Disney Special Meeting Will be Held

   The Disney special meeting will be held at the San Jose McEnery Convention Center, 150 West San Carlos, San Jose, California 95113 on November 17, 1999, starting at 10:00 a.m., local time.

 What Will be Voted Upon

   At the Disney special meeting, Disney stockholders will consider and vote upon the following proposals:

     1. A proposal to amend and restate the Disney certificate of incorporation to:

      . increase the number of authorized shares of Disney common stock from 3,600,000,000 to 4,600,000,000;

      . provide an additional class of common stock of Disney, the go.com
        Common Stock; and

      . reclassify each outstanding share of the existing common stock of Disney as Disney Common Stock.

     2. A proposal to amend and restate The Walt Disney Company 1995 Stock Incentive Plan.

 Only Disney Stockholders of Record on September 23, 1999 Are Entitled to Vote

   The only outstanding voting securities of Disney are shares of Disney common stock. Only holders of record of Disney common stock on the Disney record date are entitled to notice of and to vote at the Disney special meeting. Each holder of record, as of the Disney record date, of Disney common stock is entitled to cast one vote per share on the Disney proposals.

   On the Disney record date, there were 2,063,298,666 shares of Disney common stock outstanding and entitled to vote at the Disney special meeting, held by approximately 845,000 Disney stockholders of record.

 Vote Required for Approval

   The favorable vote of a majority of all outstanding shares on the Disney record date entitled to vote at the Disney special meeting is required to approve the Disney charter amendment proposal, and the favorable vote of a majority of the shares present, or represented, and entitled to vote at the Disney special meeting is required to approve the Disney stock incentive plan proposal.

   On the Disney record date, the directors and executive officers of Disney and their affiliates beneficially owned and were entitled to vote approximately 33,583,050 shares of Disney common stock, or approximately 1.63 percent of the Disney common stock outstanding on the Disney record date.

The Infoseek Special Meeting

 Where and When the Infoseek Special Meeting Will be Held

   The Infoseek special meeting will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 on November 17, 1999, starting at 10:00 a.m., local time.

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

 What Will be Voted Upon

   At the Infoseek special meeting, Infoseek stockholders will consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of July 10, 1999, by and among Infoseek, Disney and Bingo Acquisition Corp., a wholly owned subsidiary of Disney, and approve the acquisition of Infoseek by Disney by means of a merger of Bingo Acquisition Corp. with and into Infoseek.

 Only Infoseek Stockholders of Record on September 23, 1999 Are Entitled to
 Vote

   Currently, the only outstanding voting securities of Infoseek are shares of Infoseek common stock. Only holders of record of Infoseek common stock on the Infoseek record date are entitled to notice of and vote at the Infoseek special meeting. Each holder of record, as of the Infoseek record date, of Infoseek common stock is entitled to cast one vote per share on the merger proposal.

   On the Infoseek record date, there were 62,691,345 shares of Infoseek common stock outstanding and entitled to vote at the Infoseek special meeting. These outstanding shares are held by approximately 739 Infoseek stockholders of record. Disney holds an aggregate of 26,403,147 shares of Infoseek common stock.

 Vote Required for Approval

   The favorable vote of a majority of the shares of Infoseek common stock outstanding on the Infoseek record date, as well as a majority of the shares of Infoseek common stock not held by Disney and its affiliates, is required to adopt the reorganization agreement and approve the merger.

   On the Infoseek record date, the directors and executive officers of Infoseek and their affiliates beneficially owned and were entitled to vote 5,600,564 shares of Infoseek common stock, or approximately 8.93 percent of the shares of Infoseek common stock outstanding on the Infoseek record date, and Disney and the directors of Infoseek designated by Disney beneficially owned and were entitled to vote 26,403,147 shares of Infoseek common stock, or approximately 42 percent of the shares of Infoseek common stock outstanding on the record date.

Voting of Proxies

   All shares of Disney common stock and shares of Infoseek common stock represented by proxies properly received prior to or at the Disney special meeting or the Infoseek special meeting, as the case may be, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If stockholders do not indicate any instructions on a properly executed and returned proxy, that proxy will be voted FOR the approval of the Disney proposals, in the case of Disney stockholders, and FOR the merger proposal, in the case of the Infoseek stockholders.

   If any other matters are properly presented at the Disney special meeting, in the case of the Disney stockholders, or the Infoseek special meeting, in the case of the Infoseek stockholders, for consideration, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote on such matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the Disney special meeting or the Infoseek special meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against any of the proposals related to the approval of the merger in favor of the adjournment proposal. Neither Disney nor Infoseek is aware of any matters expected to be presented at its respective special meeting other than as described in its respective notice of its special meeting.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  . filing, including by telegram or telecopy, with the Secretary of Disney or the Secretary of Infoseek, as the case may be, before taking the vote at the relevant special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares;

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

  . voting by telephone before taking the vote at the Disney special meeting or the Infoseek special meeting, as the case may be, which will serve to revoke any prior telephone vote;

  . by Internet; or

  . attending the relevant special meeting and voting in person.

   In order to vote in person at either the Disney special meeting or the Infoseek special meeting, the Disney stockholders and Infoseek stockholders must attend the relevant special meeting and cast their votes in accordance with the voting procedures established for the special meeting. Attendance at a special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the applicable special meeting as follows:

  . in the case of the Disney stockholders, to The Walt Disney Company, 500
    South Buena Vista Street, Burbank, CA 91521, Telecopy: (818) 553-7210,
    Attention: Shareholder Services; and

  . in the case of Infoseek stockholders, to Infoseek Corporation, 1399
    Moffett Park Drive, Sunnyvale, CA 94089-1134, Telecopy: (408) 543-6000,
    Attention: Secretary.

   Disney and Infoseek stockholders may use a toll-free telephone number to vote their shares. The enclosed proxy card contains the specific instructions to be followed by Disney and Infoseek stockholders for telephone voting. Disney and Infoseek stockholders whose shares are held in the name of a bank or broker should follow the voting instructions provided by the bank or broker. The availability of telephone voting will depend on the voting processes of the bank or broker.

   Disney and Infoseek stockholders may submit a proxy by Internet in lieu of returning an executed proxy card. In order to use this voting service, Disney and Infoseek stockholders should log into their company's voting web site and follow the instructions. Disney's voting web site can be found at www.proxyvote.com, while Infoseek's voting web site can be found at www.proxyvoting.com/Infoseek. The enclosed proxy card also contains instructions for Internet voting. The availability of Internet voting to Disney and Infoseek stockholders whose shares are held in the name of a bank or broker will depend on the voting processes of the bank or broker.

   Disney stockholders who require assistance in changing or revoking a proxy should contact Georgeson Shareholder Communications Inc. at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions." Infoseek stockholders who require assistance in changing or revoking a proxy should contact Morrow & Co., Inc. at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions."

   Abstentions may be specified on each of the proposals required for approval of the merger proposal or the Disney proposals, as the case may be. Since the favorable vote of holders of a majority of the outstanding shares of Infoseek common stock, as well as a majority of the outstanding shares of Infoseek common stock not held by Disney or its affiliates, on Infoseek's merger proposal and the majority of all outstanding shares of Disney's common stock entitled to vote at the Disney special meeting on the Disney charter amendment proposal is in each case required to approve those proposals, a proxy marked "ABSTAIN" with respect to any such proposal will have the effect of a vote against that proposal. In addition, the failure of an Infoseek stockholder in connection with Infoseek's merger proposal, or a stockholder of Disney in connection with the Disney charter amendment proposal, to return a proxy will have the effect of a vote against those proposals. The failure of a Disney stockholder to return a proxy will have the effect of being counted neither for nor against the stock incentive plan proposal nor for purpose of determining the presence of a quorum. Further, as the merger cannot occur unless the Disney stockholders adopt the Disney charter amendment proposal, any vote that counts as a vote against the Disney charter amendment proposal has the effect of a vote against the merger.

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

   Under applicable rules, brokers who hold shares in street name for customers have the authority to vote on some routine proposals when they have not received instructions from beneficial owners. Under applicable rules, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters like Disney's and Infoseek's proposals and, thus, absent specific instructions from the beneficial owner of shares held in street name, brokers are not empowered to vote these shares with respect to the approval and adoption of Disney's and Infoseek's proposals, i.e., broker non-votes. Since the affirmative votes described above are required for approval of the Disney proposals and Infoseek's merger proposal, a broker non-vote with respect to those proposals will have the effect of a vote against the Infoseek merger proposal and the Disney charter amendment proposal and will not be counted for or against the stock incentive plan proposal or for purposes of determining the presence of a quorum.

   It is the policy of both Disney and Infoseek to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

   The cost of solicitation of proxies will be paid by Disney for the Disney proxies and by Infoseek for Infoseek proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Disney or Infoseek, as the case may be, will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. Disney has retained Georgeson Shareholder Communications Inc. and Infoseek has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify records related to the solicitations. Each proxy solicitor will receive customary fees and expense reimbursement for their services. To the extent necessary in order to ensure sufficient representation at its special meeting, Disney or Infoseek may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxies are received. We urge stockholders to vote proxies without delay.

   Infoseek stockholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of Infoseek common stock will be mailed by Disney to former Infoseek stockholders as soon as practicable after the consummation of the merger.

                                   THE MERGER

Background of the Merger

   In pursuing their strategies for enhancing stockholder value, each of Disney and Infoseek regularly consider strategic opportunities, joint ventures, acquisitions and other strategic alliances. These strategic considerations led Disney and Infoseek to enter into an agreement in June 1998, under the terms of which Disney acquired, in November 1998, approximately a 43% equity interest in Infoseek.

   Subsequent to the November 1998 acquisition, Disney and Infoseek determined that stockholder value of both Disney and Infoseek could be further enhanced by Disney acquiring a greater interest in Infoseek in connection with combining the Internet businesses of both companies. On June 7, 1999, Disney announced that it had entered into discussions with Infoseek in connection with a potential transaction that would result in Disney acquiring all of the outstanding shares of Infoseek not already owned by Disney or its affiliates. Among the alternatives being considered at that time was the issuance of a new class of Disney stock designed to track the combined performance of Disney's existing Internet business and Infoseek, in exchange for the remaining Infoseek common stock not owned by Disney or its affiliates.

   From June 7, 1999 to June 26, 1999, Disney, together with Dewey Ballantine LLP, its legal advisor, and its financial advisors, Goldman Sachs & Co. and Bear, Stearns & Co. Inc., and Infoseek, together with Wilson Sonsini Goodrich & Rosati, Professional Corporation, its legal advisor, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisor, conducted legal and financial due diligence and entered into negotiations regarding the terms of a potential transaction and the reorganization agreement and the related documents.

   On June 27, 1999, the Infoseek board of directors, with only those members of the Infoseek board not designated to the board by, employed by or otherwise affiliated with Disney and its affiliates participating, met to consider the proposed transaction with Disney. At this meeting, Infoseek management and its financial, accounting and legal advisors reviewed with these disinterested directors the status of negotiations and potential transaction terms under discussion. Representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated reviewed with the disinterested directors an overview of various aspects of the proposed transaction structure, including a review of businesses and assets that were proposed to be attributed to the new class of Disney common stock, and a preliminary analysis of a number of valuation metrics applicable to the potential transaction based upon materials previously distributed to the board. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation also reviewed with the disinterested directors the proposed terms of the new class of Disney common stock and a number of the other terms and conditions of the proposed transaction. The disinterested directors authorized and directed Infoseek management, in consultation with its financial, accounting and legal advisors, to continue to negotiate the terms and conditions of a proposed transaction with Disney.

   The next day, Disney's board of directors met at a regularly scheduled board meeting and discussed the proposed transaction. Disney management and Dewey Ballantine LLP reviewed the status of the negotiations, the current terms of the reorganization agreement and the related documents and unresolved issues. At the meeting, Goldman, Sachs & Co. reviewed with the board of directors the financial aspects of the merger and the Disney charter amendment proposal generally. In addition, Disney's legal advisors reviewed with the board of directors their fiduciary duties. After discussion, the Disney board of directors unanimously authorized the officers of Disney to continue negotiations with Infoseek.

   Between June 29 and July 9, 1999, Disney and Infoseek, together with their legal and financial advisors, continued their legal and financial due diligence and negotiation of the terms and conditions of the proposed transaction, the reorganization agreement and the related documents. At this stage, the negotiations, in general, focused on the terms of the go.com Common Stock, the governance of go.com following the merger and the inter-group arrangements between the Disney Group and go.com.

   On July 2, 1999, the Infoseek board of directors, again with only those members of the Infoseek board not designated to the board by, employed by or otherwise affiliated with Disney and its affiliates participating, met to further review with Infoseek management and its financial, accounting and legal advisors the status of the due diligence investigations and the progress of negotiations with Disney since their last meeting. The material issues subject to ongoing negotiation were reviewed and the disinterested directors directed management, in consultation with Infoseek's financial, accounting and legal advisors, to continue negotiations with Disney on the proposed transaction and the draft forms of reorganization agreement, the charter and the common stock policies, copies of which had previously been circulated to the board.

   On July 9, 1999, Disney's board of directors met by conference call to again review the status of the negotiations and the current terms of the proposed transaction and the related documents. After considering presentations from management and management's analysis of the proposed merger and the presentations of Disney's legal and financial advisors, including the presentation and opinion of Goldman, Sachs & Co. as to the fairness, from a financial point of view, to Disney of the consideration to be paid by Disney in the merger, the board of directors unanimously approved the merger, the reorganization agreement and the related documents and voted to recommend that Disney's stockholders approve the Disney proposals.

   On that same date, Infoseek's board of directors, with only those members of the board not designated to the board by, employed by or otherwise affiliated with Disney and its affiliates participating, met to consider the proposed transaction. At this meeting, Infoseek management, along with its financial, accounting and legal advisors, updated the disinterested directors on their due diligence investigations and reviewed the terms of the proposed transaction, based upon the proposed definitive reorganization agreement, the charter, the common stock policies and other materials previously circulated to the board. This meeting included a discussion of the material terms of the proposed transaction, including the businesses and assets to be combined, the terms of the new class of Disney common stock to be received by Infoseek stockholders in the transaction, and the corporate governance, tax and accounting treatment of the contemplated transactions. In addition, representatives of Merrill Lynch made a presentation to the disinterested directors regarding the valuation aspects of the proposed transaction. This presentation included the several analyses described under "--Opinion of Infoseek's Financial Advisor" below. Representatives of Merrill Lynch also delivered its oral opinion, subsequently confirmed in writing on July 9, 1999, that the consideration to be received in the merger by the holders of Infoseek common stock, other than Disney and its affiliates, is fair to the holders from a financial point of view. This meeting concluded with the board's unanimously voting, with those directors designated to the board by, employed by or otherwise affiliated with Disney not participating, to approve the merger and the reorganization agreement and related documents and to recommend that Infoseek's stockholders adopt the reorganization agreement and approve the merger.

   Following the approvals by each of Disney's board of directors and the Infoseek board of directors, with only those members of the board not designated to the board by, employed by or otherwise affiliated with Disney and its affiliates participating, Infoseek and Disney entered into the reorganization agreement on July 10, 1999. The reorganization agreement provides for, among other things, the merger of Bingo Acquisition Corp. with and into Infoseek, with Infoseek surviving the merger. The merger will become effective in accordance with the certificate of merger to be filed with the Secretary of State of the State of Delaware.

Joint Reasons for The Merger

   Disney and Infoseek believe that the merger will:

  . Result in the creation of a larger Internet business with the high profile and branding strength possessed by Disney, enabling go.com to attract more advertisers and strategic partners;

  . Enable Disney and Infoseek to enhance the potential value of their combined assets and businesses and to more effectively compete in the Internet marketplace;

  . Enable Disney and Infoseek to benefit from a management and operational structure that can leverage the strength of Disney while retaining the operating flexibility required of a successful Internet company;

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

  . Enable Disney and Infoseek to benefit from the potential financial and operating synergies that will result from integrating the systems and operations of Disney's existing Internet business and Infoseek; and

  . Enable the combined entity to enjoy increased cross-promotion and cross-marketing.

   We describe the uncertainties associated with realizing these anticipated benefits under the heading "Risk Factors."

Disney's Reasons for the Merger and the Disney Proposals

   In reaching its decision to approve the merger and recommending that the Disney stockholders approve the Disney proposals, the Disney board of directors consulted with:

  . Disney management regarding the business and financial condition of Infoseek, trends and competitors in the Internet industry, Disney management's investigation of Infoseek and the terms and other considerations in the proposed merger;

  . Its legal counsel regarding the proposed terms of the transaction, the obligations of the board of directors in its consideration of the proposed transaction and the legal due diligence of Infoseek;

  . Goldman Sachs and Bear Stearns, its financial advisors, regarding the financial aspects of the proposed transaction and trends and competitors in the Internet industry and Goldman Sachs regarding the fairness to Disney, from a financial point of view, of the consideration to be paid by Disney in the merger; and

  . Its independent accountants regarding the accounting aspects of the proposed transaction.

   In reaching its conclusion that the merger was in the best interests of Disney and its stockholders and in deciding to recommend that its stockholders approve the Disney proposals, Disney's board of directors considered the following information and factors:

  . All of the reasons described above under "Joint Reasons for The Merger."

  . The acquisition of Infoseek will assist Disney in achieving its strategic objective of obtaining integrated management control of Infoseek and Disney's existing Internet business.

  . Alignment of interests, goals and objectives resulting from a unified online business, allowing go.com to leverage synergies resulting from an integrated management team, streamlined operations, and strengthened infrastructure;

  . The merger efficiently addresses Disney's desire for increased liquidity and financing flexibility with respect to its existing Disney Internet business.

  . By separating the performance of the Disney Group and go.com into separate, publicly traded classes of common stock, a number of factors may work to enhance stockholder value, through, among other things:

   (a) the separate reporting of go.com's operating results from those of the Disney Group;

   (b) the increase in market understanding and recognition of the value (individually and collectively) of go.com and the Disney Group; and

   (c) the fact that the resulting separate investment vehicles meet the requirements of distinct investor groups--those investors looking for yield and income of a relatively more mature business, in the case of the Disney Group, and those investors looking for the growth potential of a less mature business, in the case of go.com, which should encourage proper valuation of the assets of each of the groups.

  . The Disney charter amendment proposal assists Disney in meeting the capital requirements of go.com by creating an additional publicly traded equity security that can be used to raise capital and as a valuable currency for strategic acquisitions and investments. Because the Disney board of directors does not expect to declare a dividend on the go.com Common Stock for the foreseeable future, any issuance

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

   of such stock in connection with an acquisition or otherwise, would not reduce cash flow that would otherwise be available for capital investments.

  . The two classes of common stock contemplated by the Disney charter amendment proposal, as well as the stock incentive plan proposal, enhance the ability of Disney to create more effective management incentive approaches with the ability to direct business-specific options and securities to employees of each group and, thereby, attract and retain key personnel.

  . The acquisition of Infoseek will provide Disney with the advantages of doing business under common ownership, which were not available prior to the acquisition. Each group will be able to benefit from the potential synergies, including financial and operational benefits, that would not be available if the Disney Group and go.com were not commonly owned. Disney anticipates potential synergies relating to, among other things, interest expense and overhead costs, and potential benefits from improved cross-promotion and sales between groups.

  . The opportunity for go.com to leverage Infoseek's online e-commerce technologies and distribution with Disney products and existing delivery infrastructure, including the potential benefits afforded to go.com by migrating the Disney Catalog business to the Internet;

  . The merger will enable Disney to maximize the strategic benefits relating to the full integration of Disney's online and offline assets.

   In addition, the Disney board of directors considered Disney's strategic flexibility after implementation of the Disney charter amendment proposal, including the ability to engage in mergers, acquisitions, divestitures, spin offs, split offs and recombinations, and to convert the go.com Common Stock, in accordance with the terms of the Disney charter amendment proposal, after a period of time. The Disney board of directors also considered other factors relating to the Disney charter amendment proposal, including, among other things:

  . It is not expected that implementation of the Disney charter amendment proposal will be taxable for United States federal income tax purposes to Disney or its stockholders.

  . The Disney Group's retained interest in go.com avoids the creation of a substantial concentrated voting block of go.com Common Stock.

  . In determining the fairness of the consideration to be paid in the merger, Disney's board of directors considered, in consultation with its financial advisor, the relative valuations of Disney's existing Internet business and go.com. The Disney board of directors considered these relative valuations in light of its approximate 42% interest in Infoseek and Disney's existing Internet business being attributed to go.com. For additional information concerning the potential valuation of go.com and the implied value of the Disney Group's retained interest in go.com see "--Opinion of Disney's Financial Advisor."

  . Several other large, well-known companies have created equity securities that are intended to reflect separately the performance of specific businesses. The Disney board of directors considered the performance of those securities and the performance of other equity securities comparable to the newly created go.com Common Stock.

  . The presentation and opinion of Goldman, Sachs & Co., Disney's financial advisor, to the effect that, as of the date of the opinion, the consideration to be paid by Disney in the merger is fair, from a financial point of view, to Disney. The full text of Goldman Sachs' opinion to the Disney board of directors, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the Goldman Sachs opinion, is attached as Annex F and is incorporated into this document by reference. We urge Disney stockholders to read the opinion carefully in its entirety.

   The Disney board of directors also considered the following potential adverse consequences of the Disney charter amendment proposal:

  . There can be no assurance as to the degree to which the market price of the go.com Common Stock and the Disney Common Stock will reflect the performance of go.com and the Disney Group or the Disney Group's retained interest in go.com, nor as to the impact of the Disney charter amendment proposal on

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

   the market price of Disney's common stock prior to the merger and implementation of the charter amendment proposal.

  . The proposed charter amendment presents certain corporate governance issues not present under Disney's current structure, such as the Disney board of directors' fiduciary obligation to holders of different classes of capital stock representing different lines of business. In particular, in the future the interests of the two groups could diverge, or appear to diverge, and complex issues could arise in resolving such conflicts that effectively require the Disney board of directors to benefit, or appear to benefit, one group at the expense of another.

  . In general, the implementation of the Disney charter amendment proposal will make the capital structure of Disney more complex and could cause confusion among investors analyzing Disney's capital structure.

  . Holders of Disney Common Stock and go.com Common Stock will continue to bear the risks associated with an investment in a single corporation and all of Disney's businesses, assets and liabilities.

  . There is no direct legal authority regarding the tax treatment of tracking stock, and the recent proposal by the Clinton Administration to impose a corporate level tax on tracking stock similar to the go.com Common Stock would, if enacted, require Disney, subsequent to the issuance of the tracking stock, to revise its capital structure which could adversely affect the go.com Common Stock and potentially the Disney Common Stock.

  . The acquisition of 100% of the ownership of Infoseek could have an adverse impact on Disney's credit rating and cost of borrowing.

   The Disney board of directors determined, however, that, on balance, the positive aspects of the Disney charter amendment proposal outweigh any potentially adverse consequences. The Disney board of directors ultimately concluded that the merger and the Disney proposals are advisable and in the best interests of Disney and its stockholders and are the best means to achieve Disney's strategic goals.

   In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the Disney proposals and the complexity of these matters, Disney's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Disney board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the Disney board of directors' ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of Disney's management and management's analysis of the merger and the proposed charter amendment based on information received from Disney's legal, financial and accounting advisors. In considering the factors described above, individual members of Disney's board of directors may have given different weight to different factors. Disney's board of directors considered all these factors as a whole, and considered the factors overall to be favorable to and to support its determination.

 Recommendation of Disney's Board of Directors

   The Disney board of directors has unanimously approved the Disney proposals and believes that the merger and the adoption of the proposals are in the best interests of Disney and its stockholders. Accordingly, the Disney board of directors unanimously recommends that stockholders vote "FOR" the Disney proposals.

Opinion of Disney's Financial Advisor

   On July 9, 1999, Goldman Sachs delivered its oral opinion to Disney's board of directors, which was subsequently confirmed by the written opinion of Goldman Sachs dated July 10, 1999, that as of that date, and based upon and subject to the various qualifications and assumptions described in its opinion, the consideration to be paid by Disney pursuant to the reorganization agreement was fair to Disney from a financial point of view.

   The full text of the written opinion of Goldman Sachs dated July 10, 1999, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F to this joint proxy statement/prospectus and is incorporated into this document by reference. Holders of Disney common stock should read the opinion in its entirety.

   In connection with its opinion, Goldman Sachs reviewed, among other things,

   (1) the reorganization agreement, Disney's proposed charter amendment and Disney's proposed common stock policies;

   (2) Annual Reports to Stockholders and Annual Reports on Form 10-K of Disney for the five fiscal years ended September 30, 1998;

   (3) Annual Reports to Stockholders and Annual Reports on Form 10-K of Infoseek and its predecessor for the two years ended December 31, 1997 and the period from January 1 to October 3, 1998;

   (4) interim reports to stockholders and Quarterly Reports on Form 10-Q of Disney and Infoseek;

   (5) other communications from Disney and Infoseek to their stockholders;

   (6) other information furnished by Disney relating to Disney's existing Internet assets and businesses;

   (7) internal financial analyses and forecasts for Disney's existing Internet assets and businesses and Infoseek prepared by the management of Disney; and

   (8) internal financial analyses and forecasts for Infoseek prepared by the management of Infoseek.

   Goldman Sachs also held discussions with members of the senior management of Disney and Infoseek regarding the strategic, financial and operating rationale for, and expected benefits of, the proposed transactions and the past and current business operations, financial condition and future prospects of Disney's existing Internet assets and businesses and Infoseek. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of the common stock of Infoseek, compared financial information for Disney's existing Internet assets and businesses and financial and stock market information for Infoseek with similar information for other companies the securities of which are publicly traded, reviewed the financial terms of recent business combinations in the Internet industry specifically and in other industries generally and performed other studies and analyses as it considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed the accuracy and completeness of the financial and other information for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Disney or Infoseek or any of their subsidiaries and was not furnished with any such evaluation or appraisal. Although Goldman Sachs evaluated the merger consideration from a financial point of view, Goldman Sachs was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between Disney and Infoseek. No other limitations were imposed on Goldman Sachs with respect to the investigations made or procedures followed in rendering its opinion. The opinion of Goldman Sachs was provided for the information and assistance of Disney's board of directors in connection with its consideration of the merger and does not constitute a recommendation as to how any stockholder should vote on any matter relating to the merger.

   The following is a summary of the material financial analyses presented to Disney's board of directors by Goldman Sachs in connection with providing its oral opinion to Disney's board of directors on July 9, 1999. It does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of analyses described, and the results of those analyses, do not represent relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise described, the financial estimates used by Goldman

Sachs for purposes of its analyses were provided to Goldman Sachs by management of Disney. In addition, these analyses assumed that revenue from joint ventures between Disney and Infoseek would be allocated to Disney's existing Internet assets and businesses and Infoseek based on their proportionate ownership of the joint ventures. Some of the summaries of the financial analyses include information presented in tabular form. The tables must be read together with the text accompanying each summary. Unless indicated otherwise, all dollar amounts set forth in these tables are in millions.

 Online Revenue Contribution Analysis

   Goldman Sachs reviewed the relative historical and estimated future online revenue contribution of Disney's existing Internet assets and businesses and Infoseek to go.com, excluding the Disney Catalog revenues and potential synergy revenues, for fiscal year 1998 and estimated fiscal years 1999 and 2000. The results of this analysis were as follows:

                                                Contribution of
                                                   Disney's
                                               existing Internet
                                                  assets and     Contribution of
                                                 businesses to     Infoseek to
                                                 go.com online    go.com online
                                                    revenue          revenue
                                               ----------------- ---------------
   FYE 1998
   Online Revenue.............................         39%              61%
   FYE 1999
   Estimated Online Revenue...................         40%              60%
   FYE 2000
   Estimated Online Revenue...................         53%              47%

 Revenue Multiple and Growth Rate Comparison

   Goldman Sachs reviewed estimates of future revenue of Infoseek, Disney's existing Internet assets and businesses and several other companies in the Internet industry, referred to as the Internet Companies, and, using these estimates, derived and compared the multiples at which the common stock of Infoseek and the Internet Companies trade based upon the closing stock prices of these companies as of July 7, 1999. The Internet Companies consisted of:

     Amazon.com
     America Online
     barnesandnoble.com
     Beyond.com
     CNET
     eBay
     iVillage
     Lycos
     MarketWatch
     Preview Travel
     CBS Sportsline
     Yahoo
     ZDNet

   Infoseek's common stock traded at a multiple of 27x estimated revenue for the twelve months ending September 30, 1999 and a multiple of 15x estimated revenue for the twelve months ending September 30, 2000, compared with multiples for the Internet Companies ranging from 11x to 133x estimated revenue for the twelve months ending September 30, 1999 and multiples ranging from 5x to 77x estimated revenue for the twelve months ending September 30, 2000.

   Using these estimates of future revenue, Goldman Sachs also derived and compared the rates of growth in estimated revenue of Infoseek, the Internet Companies and Disney's existing Internet assets and businesses for the fiscal year ended September 30, 2000 over estimated revenue for the fiscal year ended September 30, 1999. This comparison indicated that the estimated revenue growth rate for Disney's existing Internet assets and businesses was materially higher than the estimated revenue growth rate for Infoseek or any of the Internet Companies. The estimates of future revenue of the Internet Companies used by Goldman Sachs in this review were based on securities research analysts' estimates and reports.

 Valuation of Disney's Existing Internet Assets and Businesses

   Goldman Sachs performed a theoretical analysis of the overall estimated value of Disney's existing Internet assets and businesses. This valuation estimate was generated by segmenting Disney's existing Internet assets and businesses' estimated future online revenues and applying to each segment a range of potential revenue multiples utilizing a range of revenue multiples for comparable companies in each segment. From this range of potential revenue multiples by segment, Goldman Sachs derived an implied potential blended online revenue multiple range for Disney's existing Internet assets and businesses of 24x to 33x estimated online revenue for fiscal year 1999 and 12x to 16x estimated online revenue for fiscal year 2000. Goldman Sachs then applied this multiple range to Disney's existing Internet assets and businesses' estimated online revenue for fiscal years 1999 and 2000. This resulted in an overall estimated value for Disney's existing Internet assets and businesses based on estimated online revenue for fiscal year 1999 ranging from $1.9 billion to $2.6 billion and based on estimated online revenue for fiscal year 2000 ranging from $2.8 billion to $3.9 billion.

 Implied Relative Value of Internet Assets Contributed by Disney

   Goldman Sachs performed an analysis of the implied relative value contributed by Disney to go.com, by applying potential multiples to the estimated future online revenue contributed by each of Disney's existing Internet assets and businesses and Infoseek to the combined estimated future revenues of go.com. The multiples used for each of Disney's existing Internet assets and businesses and Infoseek were 20x, 25x and 30x estimated fiscal year 1999 online revenue and 10x, 15x and 20x estimated fiscal year 2000 online revenue. Disney's value contribution included an assumed value for Disney's existing Internet assets and businesses' off-line catalog business of $116 million. Percentages in the table below represent Disney's contribution at the assumed multiples indicated in the following table.

   The results of this analysis were as follows:



 Implied Relative Value Based on FYE
                1999
         Estimated Revenues

             Disney
            Internet
            Business
Infoseek     Online
 Revenue     Revenue
Multiples   Multiples
- ---------  -------------
           20x  25x  30x
           ---  ---  ---
   20x      41%  47%  51%
   25x      36   41   45
   30x      32   37   41



Implied Relative Value Based on FYE
               2000
        Estimated Revenues

             Disney
            Internet
            Business
Infoseek     Online
 Revenue     Revenue
Multiples   Multiples
- ---------  -------------
           10x  15x  20x
           ---  ---  ---
   10x      54%  63%  70%
   15x      44   54   60
   20x      37   46   53

 Sensitivity Analysis of Disney Contribution

   Goldman Sachs performed a sensitivity analysis of the relative value contributed by Disney to go.com. For purposes of its analysis, Goldman Sachs assumed that Infoseek's contribution to the estimated overall value of go.com was equal to Infoseek's aggregate equity market capitalization as of July 7, 1999 of $3.3 billion. Disney's contribution to the estimated overall value of go.com was measured using a range of assumed growth rates for Disney's existing Internet assets and businesses' online revenues from fiscal year 1999 to fiscal year

2000 and applying a range of potential multiples of fiscal year 2000 online revenues to the resulting online revenue amounts. Disney's value contribution included an assumed value for Disney's existing Internet assets and businesses' off-line catalog business of $116 million.

   The results of this analysis were as follows:

                                      Relative Value Contributed by
                                       Disney to go.com (based on
                                        Disney Internet Business
                                          Revenue Contribution)
                                      ----------------------------------
                                          2000 Estimated Disney
                                                Internet
                                         Business Online Revenue
                                                Multiples
                                      ----------------------------------
                                      10x   12x   14x   16x   18x   20x
   FYE 1999--2000 Disney Internet     ----  ----  ----  ----  ----  ----
   Business Online Revenue--Assumed
   Growth Rate (%)
   --------------------------------
     80%.............................   33%   37%   41%   44%   47%   49%
     120%............................   38    42    45    49    51    54
     160%............................   41    46    49    53    55    58
     200%............................   45    49    53    56    59    61

 Potential Increase in Value of Disney Internet Assets

   Goldman Sachs analyzed the potential percentage increase in the value of Disney's Internet assets resulting from Disney's contribution of Disney's existing Internet assets and businesses to go.com in exchange for a 52.5% interest in go.com. This 52.5% interest represents the percentage interest in go.com attributable to Disney's contribution of Disney's existing Internet assets and businesses before taking into account the interest in Infoseek already owned by Disney and its affiliates. In this analysis, Goldman Sachs compared the value of a 52.5% interest in go.com, based on multiples of estimated fiscal year 2000 online revenues of 10x, 15x and 20x and assuming a value for the off-line catalog business of $116 million, with the value of Disney's existing Internet assets and businesses on a stand-alone basis at the midpoint of the range of valuations for go.com based on fiscal year 1999 estimated revenues and fiscal year 2000 estimated revenues as set forth under the caption "Valuation of Disney's Existing Internet Assets and Businesses" above. This analysis indicated that the potential increase, or decrease, in the value of Disney's Internet assets resulting from the exchange of Disney's existing Internet assets and businesses for 52.5% of go.com ranged from an increase of 10% to an increase of 117% relative to the midpoint valuation of Disney's existing Internet assets and businesses based upon estimated fiscal year 1999 online revenue and ranged from a decrease of 26% to an increase of 46% relative to the midpoint valuation of Disney's existing Internet assets and businesses based upon estimated fiscal year 2000 online revenue.

 Sensitivity Analysis of Potential Valuation of go.com

   Goldman Sachs performed a sensitivity analysis of the potential valuation of go.com, by applying a range of potential revenue multiples to a range of estimated fiscal year 2000 revenues for go.com, assuming a value for the off-line catalog business of $116 million.

   The results of this analysis were as follows:

                                                           Potential Valuation
                                                                of go.com
                                                           --------------------
                                                            Estimated FYE 2000
                                                            Revenue Multiples
                                                           --------------------
   FYE 1999-2000 go.com Online Revenue Growth               10x    15x    20x
   ------------------------------------------              ------ ------ ------
   60%.................................................... $3,296 $4,886 $6,476
   90%....................................................  3,896  5,786  7,676
   120%...................................................  4,496  6,686  8,876
   150%...................................................  5,096  7,586 10,076

 Disney Earnings Per Share Impact

   Goldman Sachs analyzed the pro forma impact of the merger on Disney's estimated fiscal year 2000 earnings per share. In this analysis, Goldman Sachs assumed an effective tax rate of 43.3% for Disney, a 0% tax rate for go.com and no write-off for in-process research and development. This analysis indicated that, for estimated fiscal year 2000, on a pro forma basis, the merger would
(1) increase Disney's cash earnings per share, after adding back goodwill associated with Disney's interest in go.com, by $.01, (2) increase Disney's earnings per share, after adding back goodwill and losses associated with Disney's interest in go.com, by $.02 and (3) decrease Disney's reported earnings per share by $0.12, when amortizing goodwill associated with Disney's interest in go.com over 5 years, or by $0.35 when amortizing goodwill associated with Disney's interest in go.com over 2 years.

 Potential Pro Forma Disney Stock Price

   Goldman Sachs analyzed the potential pro forma effect of the merger on the common stock price of Disney, assuming values for go.com as a multiple of estimated fiscal year 2000 revenue of 10x, 15x and 20x, taking into account Disney's initial 72% pro forma ownership of go.com, and a range of potential fiscal year 2000 price/earnings multiples for pro forma Disney, excluding Disney's initial 72% pro forma ownership of go.com, of 30x, 35x and 40x. The actual price of Disney common stock on July 7, 1999 was $28.06. This analysis indicated a range of potential pro forma Disney common stock prices of between $28 per share and $38 per share.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses. No company used in the above analyses as a comparison is directly comparable to Disney's existing Internet assets and businesses or Infoseek and no transaction used is directly comparable to the merger. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to Disney's board of directors as to the fairness from a financial point of view to Disney of the consideration to be paid by Disney pursuant to the reorganization agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts or future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. Because analyses based on forecasts or future results are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Disney, Infoseek, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted. As described above, Goldman Sachs' opinion to Disney's board of directors was one of many factors taken into consideration by Disney's board of directors in making its determination to approve the reorganization agreement and the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

   The Disney board of directors selected Goldman Sachs to act as its financial advisor in the merger because Goldman Sachs is an internationally recognized investment banking firm with substantial experience in the new media and Internet industries and because Goldman Sachs is familiar with Disney, having provided other investment banking services to Disney from time to time, including having acted as agent on Disney's medium term note program, for which Goldman Sachs received customary compensation. Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

   Goldman Sachs provides a full range of financial advisory and security services and in the course of its normal trading activities may, from time to time, effect transactions and hold securities, including derivative securities, of Disney and Infoseek for its account and for the accounts of customers. As of July 9, 1999, Goldman Sachs had accumulated a net long position of 282,167 shares of common stock of Disney, a net short position of 212,400 shares of common stock of Disney through various option contracts, and a net short position of 156,600 shares of common stock of Infoseek.

   Pursuant to a letter agreement dated March 29, 1999, Disney engaged Goldman Sachs as its financial advisor in connection with its consideration of potential strategic transactions involving its investment in Infoseek and to render an opinion with respect to the fairness of the consideration to be paid by Disney in connection with a possible transaction. Pursuant to the terms of the Goldman Sachs engagement letter, if the proposed transactions are completed, Goldman Sachs will receive from Disney a cash transaction fee equal to $4 million and a stock transaction fee of 77,422 shares of go.com common stock. In addition, Disney has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against liabilities it incurs, including liabilities under the federal securities laws.

Infoseek's Reasons for the Merger; Additional Considerations and
Recommendations
of the Infoseek Board

   The Infoseek board of directors, with only the five members of the board of directors who are not designated to the Infoseek board by, employed by, or affiliated or associated with Disney or its affiliates participating, has held several meetings to evaluate the merits of the merger. At its meeting on July 9, 1999, these disinterested directors concluded that the merger is in the best interests of Infoseek and its stockholders, and voted unanimously to enter into the reorganization agreement and to recommend that Infoseek stockholders vote to adopt the reorganization agreement and approve the merger.

   The decision of the Infoseek disinterested directors to authorize Infoseek to enter into the reorganization agreement and to recommend that Infoseek stockholders adopt the reorganization agreement and approve the merger was the result of their careful consideration of a range of strategic alternatives, including the pursuit of a long-term independent business strategy for Infoseek. The disinterested directors' primary consideration was to identify and secure the strategic alternative that would provide the greatest value to Infoseek stockholders.

   In reaching its decision, the Infoseek board, with only those members of the board who were not designated to the Infoseek board by, employed by or affiliated or associated with Disney participating, consulted with:

  . Infoseek management regarding the business and financial condition of Infoseek, trends and competitors in the Internet industry, Infoseek management's investigation of Disney and Disney's Internet assets and the terms and other considerations in the proposed merger;

  . Merrill Lynch, its financial advisor, regarding the financial aspects of the proposed transaction and the fairness, from a financial point of view, of the consideration to be received by holders of Infoseek common stock, other than Disney and its affiliates, in the merger;

  . Its legal counsel regarding the proposed terms of the transaction, the obligations of the members of the Infoseek board in its consideration of the proposed transaction and the legal investigation of Disney and Disney's Internet assets conducted by legal counsel; and

  . Its independent accountants regarding the accounting aspects of the proposed transaction.

   In reaching its conclusion that the merger was in the best interests of Infoseek and its stockholders, the Infoseek disinterested directors considered the following information and factors:

  . All of the reasons described above under "Joint Reasons for the Merger";

  . Opportunities for go.com after combining Infoseek's business with Disney's existing Internet business compared with the opportunities for Infoseek as a stand-alone company;

  . Alignment of interests, goals and objectives resulting from a unified online business, allowing go.com to leverage synergies resulting from an integrated management team, streamlined operations, and strengthened infrastructure;

  . The extent to which Infoseek and Disney have already been successful in working together to develop and launch the GO Network and other Internet sites and the extent to which Infoseek presently cooperates and depends on Disney, and the opportunity to exploit these as well as future initiatives without the inefficiencies resulting from trying to coordinate efforts between two separate companies;

  . Consolidation of Disney's and Infoseek's online businesses, including all of the ABC News and ESPN Internet Ventures and extension of the terms of these joint ventures for 99 years after the merger;

  . The ability to leverage Disney's robust business and relationships, enabling go.com to more effectively pursue initiatives such as broadband media, electronic commerce, and cross-network sponsorship opportunities in order to increase the success of the GO Network;

  . Access to Disney's brands and intellectual property significantly increasing those presently available to Infoseek;

  . Because the Internet industry continues to consolidate, creating a business with broad content and substantial resources to effectively compete in the future;

  . Access to the substantial financial strength of Disney and the availability of Disney's lower cost of capital;

  . The recognized quality of Disney's Internet properties, for example, Disney.com, Family.com and Disney's Club Blast;

  . The opportunity for increased promotion by Disney for the GO Network and go.com's business;

  . The opportunity for go.com to leverage Infoseek's online e-commerce technologies and distribution with Disney products and existing delivery infrastructure, including the potential benefits afforded to go.com by migrating the Disney Catalog business to the Internet;

  . The formation of the New Media Advisory Group at Disney to provide go.com with advice from former directors and officers of Infoseek during a one-year transitional period following the merger;

  . The presentation and opinion of Merrill Lynch that, as of the date of the opinion, the consideration to be received by holders of Infoseek stock, other than Disney and its affiliates, in the merger is fair, from a financial point of view, to these stockholders. The full text of Merrill Lynch's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion of Merrill Lynch, is attached as Annex G and is incorporated into this document by reference. We urge Infoseek stockholders to read the opinion carefully in its entirety;

  . The opportunity for Infoseek stockholders to participate in the potential for growth of go.com's business after the merger in the form of go.com Common Stock;

  . The belief that the terms of the reorganization agreement, including the parties' representations, warranties and covenants and the conditions to each party's obligations, as well as the common stock policies which govern the go.com Common Stock, are reasonable;

  . Reports from Infoseek's management and legal and accounting advisors as to the results of their due diligence; and

  . The fact that the parties intend to treat the merger as a tax-free reorganization under the Internal Revenue Code and the condition to Infoseek's obligations that it receive an opinion of its counsel that the merger is a tax-free reorganization.

   The Infoseek disinterested directors also considered potentially negative factors relating to the merger, including:

  . The risk that the potential benefits anticipated to result from the merger set forth above might not be realized;

  . The fact that there currently is no trading market for go.com common stock and the uncertainty as to how the go.com common stock will trade after the merger, including uncertainty as to whether the go.com Common Stock will be valued by the trading market in similar fashion to independent Internet companies;

  . The fact that go.com will not be a separate independent company from Disney as Infoseek presently is;

  . The relative complexity of the terms of the go.com Common Stock and the unique nature of the issuance of tracking stock in the context of an acquisition;

  . The fact that Disney common stock policies affecting the go.com Common
    Stock are subject to change by resolution of the Disney board of directors;

  . The substantial costs that will be incurred in connection with the merger, including the amortization of large amounts of goodwill, as well as the costs of integrating the businesses and transaction expenses arising from the merger;

  . The risk that Infoseek's key sales, technical and management personnel might not continue with go.com due to integration difficulties or otherwise;

  . The risk of future dilution to former Infoseek stockholders through the issuance of go.com Common Stock in mergers and acquisitions or to finance the operations of go.com and the issuance of options to purchase go.com Common Stock to employees of go.com;

  . The possibility of a decline in the value of the go.com Common Stock following the merger;

  . The risk that the merger or the public announcement of the merger could harm Infoseek's relationships with some of its customers and strategic partners;

  . The possibility that the merger might not be completed, even if approved by Infoseek and Disney stockholders, and the effect of public announcement of the merger or any failure to complete the merger on Infoseek's business and stock price, its ability to attract and retain key management, sales and marketing and technical personnel and the fees payable by Infoseek if the merger is terminated under some circumstances; and

  . Other potential risks described in this joint proxy statement/prospectus under "Risk Factors."

   In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, the Infoseek disinterested directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of Infoseek's management and management's analysis of the proposed merger based on information received from Infoseek's legal, financial and accounting advisors. In considering the factors described above, individual members of the Infoseek board of directors may have given different weight to different factors. The Infoseek disinterested directors considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

 Recommendation of Infoseek's Board of Directors

   Infoseek's board of directors, with only those members of the board who were not designated to the Infoseek board by, employed by or affiliated with Disney participating, believes that the merger is fair to and in the best interests of Infoseek and its stockholders and unanimously recommends to its stockholders that they vote "FOR" the proposal to adopt the reorganization agreement and approve the merger.

Opinion of Infoseek's Financial Advisor

   Infoseek retained Merrill Lynch to act as its financial advisor with respect to the merger. In connection with its engagement, Infoseek requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of Infoseek's common stock, other than Disney and its affiliates. At a meeting of Infoseek's board of directors on July 9, 1999, with only those members of the board who are not designated to the Infoseek board by, or employed by or affiliated or associated with Disney participating, Merrill Lynch rendered its oral opinion, subsequently confirmed in writing on July 9, 1999 that, as of that date and based upon the assumptions made, matters considered and limits of review, as set forth in the opinion, the consideration to be received in the merger by the holders of Infoseek's common stock, other than Disney and its affiliates, was fair to the holders from a financial point of view.

   The full text of Merrill Lynch's opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Merrill Lynch is attached as Annex G to this document and is incorporated into this document by reference. The description of the opinion set forth in this document is qualified by reference to the full text of the opinion. Stockholders of Infoseek are urged to read the opinion in its entirety. Merrill Lynch's opinion is addressed to Infoseek's board and addresses only the fairness from a financial point of view of the consideration to be received in the merger by Infoseek's stockholders, other than Disney and its affiliates. The terms of the merger were determined on the basis of negotiations between Infoseek and Disney. Merrill Lynch's opinion does not address the merits of the underlying decision by Infoseek to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any stockholder of Infoseek as to how the stockholder should vote on the merger or as to any other matter in connection with the merger.

   In arriving at its opinion, Merrill Lynch, among other things:

  . reviewed publicly available business and financial information relating to Infoseek and the assets and businesses to be attributed by Disney to go.com that Merrill Lynch deemed to be relevant;

  . reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Infoseek and the interests to be attributed by Disney to go.com, individually and on a combined basis, furnished to it by Infoseek and Disney;

  . conducted discussions with members of senior management and representatives of Infoseek and Disney's Internet business concerning the matters described in the clauses above, as well as their businesses and prospects before and after giving effect to the merger;

  . reviewed the market prices and valuation multiples for Infoseek's common stock and compared it with those of publicly traded companies that Merrill Lynch deemed to be relevant;

  . reviewed the results of operations of Infoseek and the interests to be attributed by Disney to go.com and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

  . compared the proposed financial terms of the merger with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

  . participated in discussions and negotiations between representatives of Infoseek and Disney and their financial and legal advisors;

  . reviewed the potential pro forma impact of the merger;

  . reviewed drafts of the reorganization agreement, Disney's proposed charter amendment and the Disney's common stock policies; and

  . reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

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   In preparing its opinion, Merrill Lynch:

  . assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying the information;

  . did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Infoseek or the interests to be attributed by Disney to go.com, nor was Merrill Lynch furnished with any evaluation or appraisal;

  . did not assume any obligation to conduct any physical inspection of the properties or facilities of Infoseek or the interests to be attributed by Disney to go.com;

  . with respect to the financial forecast information furnished to or discussed with Merrill Lynch by Infoseek or Disney, Merrill Lynch assumed that the information had been reasonably prepared and reflected the best then available estimates and judgment of Infoseek's or Disney's management as to the expected future financial performance of Infoseek or the interests to be attributed by Disney to go.com, as the case may be, individually and on a combined basis;

  . assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes and that no change of law, as defined in the reorganization agreement, which could have an adverse tax consequence on the transaction has occurred or will occur;

  . assumed that the final forms of each of the reorganization agreement, Disney's certificate of incorporation and the Disney common stock policies would be substantially similar to the last draft reviewed by Merrill Lynch; and

  . assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

   Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. In arriving at its opinion, Merrill Lynch was not authorized to solicit, and did not solicit, third party indications of interest for the acquisition of all or any part of Infoseek. Merrill Lynch expressed no opinion as to the price at which Infoseek common stock or go.com Common Stock will trade following the announcement or consummation of the merger.

   The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance and general business and economic conditions, many of which are beyond the control of Infoseek and Disney. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than any estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. Merrill Lynch's opinion does not present a discussion of the relative merits of the merger as compared with any other business plan or opportunity that might be presented to Infoseek, or the effect of any other arrangement in which Infoseek might engage.

   Set forth below is a summary of the material analyses presented by Merrill Lynch to the Infoseek disinterested directors on July 9, 1999, in connection with its opinion.

 Relative Valuation Analysis

   Based on the analysis described below, Merrill Lynch calculated a range of percentages representing Infoseek's implied equity value as a percentage of the implied equity value of go.com after giving effect to the merger utilizing:

  . comparable company analysis;

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  . comparable transaction analysis; and

  . contribution analysis.

   Merrill Lynch compared these percentage ranges to the approximately 49% fully diluted equity interest in go.com allocated to the equity of Infoseek, including that owned by Disney and its affiliates, in the merger. Merrill Lynch noted that the implied equity value of Infoseek represented:

  . from 37% to 59% of the implied value of go.com determined utilizing the comparable company analysis;

  . from 41% to 56% of the implied equity value of go.com based upon the comparable transaction analysis; and

  . from 36% to 59% of the combined implied value of go.com determined utilizing the contribution analysis.

   Comparable Company Analysis. In this analysis Merrill Lynch calculated the implied equity value for Infoseek and the interests to be attributed by Disney to go.com based upon ratios of certain financial and operating information for comparable public companies and discounted cash flow analysis. Merrill Lynch then allocated the implied value of synergies estimated to be realized as a result of the merger equally between Infoseek and the interests to be attributed by Disney to go.com. After calculating these implied equity values, Merrill Lynch developed a range of percentages representing Infoseek's implied equity value as a percentage of the implied equity value of go.com.

   Implied Equity Value of Infoseek. Using publicly available information and various forecasts prepared by Infoseek's management, Merrill Lynch compared certain financial and operating information and ratios for Infoseek with the corresponding financial and operating information and ratios for a group of publicly traded online consumer portal companies, which are comparable to Infoseek. Utilizing this information Merrill Lynch developed a range of total enterprise value, defined as market value of common equity plus book value of total debt and preferred stock less cash,

  . as a multiple of estimated September fiscal year-end 1999 revenues, which is referred to below as the "current year multiple," of 15.0x to 20.0x,

  . as a multiple of estimated September fiscal year-end 2000 revenues, which is referred to below as the "one year forward multiple," of 10.0x to 15.0x,

  . as a multiple of average daily page views for the quarter ending March
    1999 of $60 to $80, and

  . as a multiple of estimated unique visitors for March 1999 of $100 to $150.

   Merrill Lynch then calculated implied equity values for Infoseek, adjusted for the equity value of the joint ventures between Disney and Infoseek, using

  . the current year multiple and one year forward multiple calculated above and estimated revenues for Infoseek, excluding revenues associated with the joint ventures between Disney and Infoseek, for September fiscal year-end 1999 and September fiscal year-end 2000 and

  . average daily page views for the quarter ending March 1999 and estimated unique visitors for March 1999 for Infoseek and the appropriate multiples calculated above.

   Merrill Lynch then adjusted these implied equity values as necessary to include the implied equity value of Infoseek's interest in its joint ventures with Disney calculated below, to produce a range of implied equity value for Infoseek of $2.1 billion to $3.2 billion.

   Merrill Lynch then calculated implied equity values for Infoseek using

  . the one year forward multiple calculated above and estimated revenues of Infoseek for September fiscal year-end 2001, excluding revenues associated with the joint ventures between Disney and Infoseek, and discounting the resulting equity value using discount rates ranging from 25% to 30%, and

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

  . a discounted cash flow analysis, that is, an analysis of the present value for the projected unlevered free cash flows and terminal value for the periods and at the discount rates indicated, from 2000 to 2001 with the terminal value based on estimated September fiscal year-end 2001 revenues, excluding revenues associated with the joint ventures between Disney and Infoseek, a terminal multiple range of 14.0x to 19.0x and discount rates ranging from 25% to 30%. Based upon this discounting analysis, Merrill Lynch calculated a range of implied equity value for Infoseek of $3.1 billion to $4.6 billion after including the value attributed to Infoseek's interest in the joint ventures between Disney and Infoseek.

   Based upon this analysis, Merrill Lynch derived a reference range for the implied equity value of Infoseek of $2.1 billion to $3.1 billion.

   None of the companies comparable to Infoseek is, of course, identical to Infoseek. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies comparable to Infoseek and other factors that could affect the public trading value of the companies comparable to Infoseek, as well as that of Infoseek.

   Implied Equity Value of the Interests Attributed to go.com. Using publicly available information and forecasts prepared by Infoseek's management, Merrill Lynch compared certain financial information and ratios for the interests to be attributed by Disney to go.com, excluding Infoseek's joint ventures with Disney and the catalog business, which will be referred to as the "Disney Internet Business," with the corresponding financial information and ratios for a group of publicly traded companies comparable with the Disney Internet Business. Utilizing this information Merrill Lynch developed a weighted average range of one year forward multiples of 14.4x to 19.4x.

   Merrill Lynch then calculated implied equity values for the Disney Internet Business using the one year forward multiple calculated above and estimated revenues for the Disney Internet Business for September fiscal year-end 2000 which when combined with the implied equity value of Disney interest in its joint ventures with Infoseek and other assets to be attributed to go.com resulted in a range of implied equity value for the interests to be attributed by Disney to go.com of $2.5 billion to $3.5 billion.

   Merrill Lynch then calculated implied equity values for the Disney Internet Business using

  . the one year forward multiple calculated above, adjusted for the change in mix of revenues and estimated revenues for the Disney Internet Business for September fiscal year-end 2001 and discounting the resulting equity value using discount rates ranging from 25% to 30%, and

  . a discounted cash flow analysis from 2000 to 2001, with the terminal value based on estimated September fiscal year-end 2001 revenues for the Disney Internet Business, terminal multiple range of 20.0x to 30.0x and discount rates ranging from 25% to 30%.

   Based upon this discounting analysis, Merrill Lynch calculated a range of implied equity value of Disney's interest in the joint ventures between Disney and Infoseek and other assets to be attributed to go.com that resulted in a range of implied equity value for the interests to be attributed by Disney to go.com of $3.2 billion to $4.6 billion.

   Based upon this analysis, Merrill Lynch derived a reference range for the implied equity value of the interests to be attributed by Disney to go.com of $2.7 billion to $3.7 billion.

   None of the companies comparable to the Disney Internet Business is, of course, identical to the Disney Internet Business. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies comparable to the Disney Internet Business and other factors that could affect the public trading value of these companies, as well as that of the Disney Internet Business.


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

 Implied Equity Value of the Joint Ventures.

   ESPN Internet Ventures. Using publicly available information and various forecasts prepared by Infoseek's management, Merrill Lynch compared certain financial and operating information and ratios for ESPN Internet Ventures with the corresponding financial and operating information and ratios with CBS Sportsline, a comparable company to ESPN Internet Ventures. Utilizing this information Merrill Lynch developed the following ranges:

  . the current-year multiple of 20.0x to 30.0x,

  . the one-year forward multiple of 10.0x to 15.0x,

  . ratios of total enterprise value to average daily page views for the quarter ending March 1999 of $80 to $120 and

  . ratios of total enterprise value to estimated unique visitors for March
    1999 of $150 to $210.

   Merrill Lynch then calculated implied equity values for ESPN Internet Ventures using the current year multiple and one year forward multiple and estimated revenues for ESPN Internet Ventures for September fiscal year-end 1999 and September fiscal year-end 2000 and average daily page views for the quarter ending March 1999 and estimated unique visitors for March 1999. After adjusting for the term of this joint venture and certain minority ownership, the Disney stake resulted in a range of implied equity values of $400 million to $600 million.

   The ESPN Internet Ventures comparable company is, of course, not identical to ESPN Internet Ventures. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the ESPN Internet Ventures comparable company and other factors that could affect the public trading value of the ESPN Internet Ventures comparable company, as well as that of ESPN Internet Ventures.

   ABC News Internet Ventures. Using publicly available information and various forecasts prepared by Infoseek's management, Merrill Lynch compared certain financial and operating information and ratios for ABC News Internet Ventures with the corresponding financial and operating information and ratios with CNET and ZDNet, two companies which are comparable to ABC News Internet Ventures. Utilizing this information Merrill Lynch developed the following ranges:

  . the current-year multiple of 10.0x to 25.0x,

  . the one-year forward multiple of 6.0x to 15.0x,

  . ratios of total enterprise value to average daily page views for the quarter ending March 1999 of $60 to $100 and

  . ratios of total enterprise value to estimated unique visitors for March
    1999 of $75 to $150.

   Merrill Lynch then calculated implied equity values for ABC News Internet Ventures using the current year multiple and one-year forward multiple and estimated revenues for ABC News Internet Ventures for September fiscal year-end 1999 and September fiscal year-end 2000 and average daily page views for the quarter ending March 1999 and estimated unique visitors for March 1999. After adjusting for the term of this joint venture, the Disney stake resulted in a range of implied equity value of $65 million to $150 million.

   None of the comparable companies is, of course, identical to ABC News Internet Ventures. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable company and other factors that could affect the public trading value of CNET and ZDNet, as well as that of ABC News Internet Ventures.

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

   Percentage Ranges. After calculating ranges of implied equity values for Infoseek and the interests to be attributed by Disney to go.com, Merrill Lynch allocated the value of estimated synergies equally between Infoseek and the interests to be attributed by Disney to go.com and developed a range of percentages representing Infoseek's implied equity value as a percentage of the implied equity value of go.com after giving effect to the merger of 38% to 56% using the multiple based analysis, 40% to 59% using the discounted analysis and 37% to 54% using the derived reference ranges.

   Comparable Transaction Analysis. Using publicly available information, Merrill Lynch reviewed selected mergers and acquisitions that Merrill Lynch deemed to be relevant. For each of the transactions, Merrill Lynch reviewed the implied premium/discount of the price paid per share of common stock to the issuing company's stock prices on the day before the announcement of the respective transactions. This analysis yielded a range of relevant premiums of 10% to 25%.

   Based upon this range of premiums Merrill Lynch calculated a range of implied equity values for Infoseek using the market price for Infoseek common stock on July 7, 1999, adjusted to eliminate the effect of the announcement on June 7, 1999 of the potential acquisition of Infoseek by Disney, and premiums between 10% and 25%. The adjusted share price for Infoseek common stock on July 7, 1999 was determined to be $38.31. Merrill Lynch then compared these implied equity values to a range of implied equity values for go.com, including the implied equity value for Infoseek using the adjusted price for Infoseek common stock, the value of the estimated synergies and the implied equity value for the interests to be attributed by Disney to go.com of $2.7 billion to $3.7 billion, which was derived from the comparable company analysis, and calculated a range of percentages representing Infoseek's implied equity value as a percentage of the implied equity value of go.com after giving effect to the merger of 41% to 56%.

   Contribution Analysis. Merrill Lynch analyzed the relative contributions of Infoseek and the interests to be attributed by Disney to go.com to the revenues of the combined entity. Using revenue assumptions provided by Infoseek for the interests to be attributed by Disney to go.com, revenue assumptions for Infoseek based on Wall Street analysts' projections, revenue assumptions for Infoseek provided by Infoseek and allocating the revenue synergies estimated to be realized as a result of the merger equally between Infoseek and the interests to be attributed by Disney to go.com, Merrill Lynch observed that for fiscal years 1999, 2000 and 2001, Infoseek would contribute 33% to 34%, 43% to 44% and 47% to 48%, respectively, of go.com's total revenue based on revenue assumptions for Infoseek provided by Infoseek and 31% to 32%, 36% to 38%, and 40% to 41%, respectively, of go.com's total revenue based on revenue assumptions for Infoseek from Wall Street analysts' projections.

   Because of the different character of certain segments of the interests to be attributed by Disney to go.com, Merrill Lynch excluded certain revenues of the interests to be attributed by Disney to go.com related to the catalog business, calculated the implied equity value for the online assets included in the interests to be attributed by Disney to go.com based on its respective revenue contribution and the implied equity value for Infoseek using the market price of Infoseek common stock, adjusted to eliminate the effect of the announcement on June 7, 1999 of the potential acquisition of Infoseek by Disney. Merrill Lynch then analyzed the relative contributions of Infoseek and the interests to be attributed by Disney to go.com to the combined entity, after adjusting the contribution of Disney for the value of the catalog business. Merrill Lynch observed that for fiscal years 1999, 2000 and 2001, respectively, Infoseek would contribute 57% to 60%, 55% to 58% and 55% to 57%, respectively, of go.com's total revenue based on revenue assumptions for Infoseek provided by Infoseek and 55% to 58%, 50% to 52% and 49% to 50%, respectively, of go.com's total revenue based on revenue assumptions for Infoseek from various Wall Street analysts' projections.

 Pro Forma Analysis

   Merrill Lynch calculated a range of implied equity values on a per share basis for go.com on a pro forma basis giving effect to the merger using multiples of revenue analysis and discounted cash flow. It then compared this range of implied equity values to the market price of Infoseek common stock as of July 7, 1999,

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adjusted to eliminate the effect of the announcement on June 7, 1999 of the potential acquisition of Infoseek by Disney. This adjusted share price for Infoseek common stock was determined to be $38.31.

   Utilizing pro forma projected revenues for go.com after giving effect to the merger which were prepared by management of Infoseek, Merrill Lynch calculated go.com's implied equity value on a per share basis as a multiple of estimated fiscal year 2000 revenues of 12.0x to 15.0x. This analysis resulted in a per share equity price value of $39.55 to $49.20 as compared to the adjusted price for Infoseek common stock of $38.31. Merrill Lynch also calculated go.com's implied equity value on a per share basis as a multiple of estimated fiscal year 2001 revenues of 12.0x to 15.0x, discounted one year using rates ranging from 25% to 30%. This analysis resulted in per share equity values of $50.20 to $65.20 as compared to the adjusted price per share for Infoseek's common stock of $38.31.

   Merrill Lynch's performed a discounted cash flow analysis of go.com giving effect to the merger, for the years 2000 through 2001, inclusive, based upon forecasts prepared by Infoseek's management. Utilizing these forecasts, Merrill Lynch calculated a range of implied equity values on a per share basis for go.com based upon the sum of the discounted net present value of go.com's two-year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected fiscal year 2001 revenues, less net debt. Assuming discount rates reflecting a weighted average cost of capital ranging from 25% to 30% and terminal value multiples of fiscal year 2001 revenues ranging from 18.0x to 25.0x, Merrill Lynch calculated a range of implied equity values on a per share basis for go.com of $53.10 to $81.60 as compared to the adjusted price per share for Infoseek's common stock of $38.31.

   Merrill Lynch also analyzed other pro forma effects to earnings per share resulting from the merger for fiscal years 1999, 2000 and 2001. Using projections provided by Infoseek, the analysis indicated that the merger would be dilutive on a pro forma accounting basis for all years, both including and excluding the effects of goodwill.

   The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the analyses underlying its opinion.

   Infoseek retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the merger. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes.

   Pursuant to a letter agreement, Infoseek has agreed to pay Merrill Lynch

  . a fee of $250,000 payable on the date of the letter agreement and

  . if the merger is consummated, a transaction fee ranging from $6,000,000 to $10,000,000 depending upon the equity value of Infoseek. Based upon the closing sales price for shares of Infoseek common stock on September 29, 1999, the transaction fee would have been approximately $6,000,000.

   In addition, Infoseek has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, subject to certain limitations, incurred in

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

connection with its engagement, and to indemnify Merrill Lynch and related persons against liabilities arising out of or in conjunction with its rendering of services under its engagement, including liabilities under the federal securities laws.

   Merrill Lynch has in the past provided financial advisory and financing services to Infoseek and Disney, and may continue to do so, and has received, and may receive, customary fees for such services. In the ordinary course of its business, Merrill Lynch may actively trade the securities and loans of Infoseek and Disney for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities and loans.

Accounting Treatment

   The Infoseek merger will be accounted for by Disney as a purchase of a business. Under this method of accounting, the assets and liabilities of Infoseek will be recorded at their fair value, and any excess of Disney's purchase price over this fair value will be accounted for as goodwill.

   Results of operations of Infoseek, including the related amortization of intangible assets and write-off of in-process research and development associated with the merger, will be included in the results of operations of go.com subsequent to the date on which the merger is completed.

Interests of Insiders in the Merger

   In considering the recommendations of Disney's board of directors and the Infoseek board of directors, with only those members of the board who were not designated to the Infoseek board by, or employed by, or affiliated or associated with Disney participating, with respect to the proposals, the Disney stockholders and Infoseek stockholders should be aware that some directors and members of the management of Infoseek have interests in the merger that are in addition to their interests as Infoseek stockholders generally. The names and titles of the individuals who are directors and/or executive officers of Infoseek and who are known to have these additional interests are described below. Infoseek's board of directors was aware of these interests and considered them, among other matters, in approving the merger.

 Interests of Infoseek Officers and Directors

   Stock Ownership and Voting. As of the record date for the Infoseek special meeting, directors and officers of Infoseek other than those directors and officers affiliated or otherwise associated with Disney and its affiliates beneficially owned 5,600,564 shares of Infoseek common stock, or approximately 8.93% of the outstanding shares of Infoseek common stock, excluding any shares issuable upon the exercise of options and shares owned by Disney or its affiliates.

   Steven T. Kirsch, chairman of the board of directors of Infoseek, and Andrew
E. Newton, Vice President, General Counsel and Secretary of Infoseek, have each entered into a support agreement with Disney relating to the proposed merger. As of July 10, 1999, Mr. Kirsch and Mr. Newton collectively owned 5,444,855 shares of Infoseek common stock, or approximately 9% of the outstanding shares of Infoseek common stock. In those support agreements, Mr. Kirsch and Mr. Newton have agreed to vote all of the shares over which they exercise voting control in favor of the merger and the reorganization agreement and against approval of any competing merger proposal or amendment to Infoseek's charter documents that would be contrary to the merger. See "Other Material Agreements--Support Agreements."

   Stock Options. Executive officers of Infoseek who hold options to purchase Infoseek common stock will have their options converted to options to acquire go.com Common Stock. These options will continue to vest if these officers continue to be employed by go.com. See "The Reorganization Agreement--Infoseek Stock Options and Other Purchase Rights."

   Unvested options to purchase Infoseek stock held by Infoseek board members who are not employees of Infoseek or affiliated with Disney will not be assumed by Disney in the merger. By their terms, the options will

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

accelerate and be exercisable prior to the merger. Accordingly, assuming the merger occurs on November 17, 1999, unvested options to purchase 39,792 shares held by L. William Krause, unvested options to purchase 17,500 shares held by Matthew J. Stover and unvested options to purchase 27,396 shares held by John
E. Zeisler will accelerate and be exercisable immediately prior to the merger. Mr. Stover's options are held in the name of Mr. Stover for the benefit of Bell Atlantic Corporation, and Mr. Stover disclaims beneficial ownership of such shares. Any vested options held by any Infoseek directors will be converted into options to acquire go.com Common Stock.

   Employment Agreements. Under the terms of an employment offer letter dated April 28, 1997, Harry M. Motro, President, Chief Executive Officer and a director of Infoseek, will receive accelerated vesting on certain unvested options held by him in the event of a change of control such as the merger. Upon a change of control, 50% of Mr. Motro's then-unvested options from his initial option grant of 750,000 shares will accelerate and become exercisable. If Mr. Motro is terminated without cause, including a constructive termination, all of his unvested Infoseek options will accelerate. As of the record date for the Infoseek special meeting, 494,793 of Mr. Motro's Infoseek options from his initial option grant are unvested. Mr. Motro has announced that, following the closing of the merger and after a transition period, he will resign from go.com.

   Steven M. Bornstein, a member of the board of directors of Infoseek and the former President of ABC, Inc. has entered into an employment agreement with Buena Vista Internet Group, a subsidiary of Disney, which is referred to as "BVIG," to serve initially as the Chairman of BVIG and, following the reorganization with Infoseek, as the President of go.com. The agreement commenced on September 7, 1999 and has a term of five years, with an additional two-year renewal at the sole election of BVIG. Mr. Bornstein's base salary under the agreement is $1.16 million per year, subject to annual review for increase. Bonus compensation is at the discretion of the compensation committee of the board of directors of Disney in accordance with Disney's bonus plan.

   On the effective date of the reorganization, Mr. Bornstein will be granted a nonqualified stock option pursuant to the terms of Disney's Amended and Restated 1995 Stock Incentive Plan to purchase 1,000,000 shares of go.com Common Stock. The stock option will have an exercise price per share of 100% of the fair market value of go.com Common Stock on the date of grant. The options will vest at a rate of 200,000 shares per year on the second, third, fourth and fifth anniversary of the date of grant. The remaining 200,000 shares shall vest on the fifth anniversary of the date of grant, unless BVIG exercises its election to extend the terms of Mr. Bornstein's employment, in which case, 100,000 shares per year shall vest on the sixth and seventh anniversary of the date of grant. If the reorganization does not take place, Mr. Bornstein will remain the Chairman of BVIG and will receive, instead of the go.com option, a stock option to purchase 200,000 shares of Disney Common Stock, provided that if Disney enters into a similar acquisition for its Internet businesses, Mr. Bornstein will receive instead an option of comparable value to the go.com option described above.

   The employment agreement may be terminated by BVIG or by Mr. Bornstein under certain circumstances. If BVIG terminates the agreement for good cause, BVIG will have no obligation to Mr. Bornstein other than to pay him amounts already earned under the agreement and any plans or programs of BVIG. If the agreement is terminated upon a breach by BVIG, Mr. Bornstein's sole remedy will be to salary payments and rights under the stock option described above for the remainder of the original term of the agreement, subject to mitigation and offset by any other compensation earned by him.

   The employment agreement includes certain restrictive covenants for the benefit of BVIG relating to non-disclosure by Mr. Bornstein of confidential business information, BVIG's right to inventions and intellectual property, and noncompetition by Mr. Bornstein with Disney's business during his employment by BVIG.

   Retention Bonuses. Infoseek has adopted a retention bonus plan under which Infoseek employees will receive retention bonuses if they remain employees of Infoseek or its successor after the merger for a period of at least 60 days. The amounts of the retention bonuses vary based upon base salary and job specification. All of the executive officers are participants in the retention bonus plan. Infoseek also may make discretionary bonuses to certain employees, including its officers and directors.

   Cross Directors. Infoseek directors Robert A. Iger, Steven M. Bornstein and Thomas O. Staggs also hold management positions at Disney. Messrs. Iger and Bornstein were appointed to the board at Disney's request in November 1998 in connection with the Governance Agreement between Infoseek and Disney and certain of its affiliates. Mr. Staggs was appointed to the Infoseek board in July to replace Jacob J. Winebaum who previously served on the Infoseek board of directors as a Disney designee. None of Messrs. Bornstein, Iger, Winebaum or Staggs participated in the Infoseek board's consideration of the merger because of their potential conflict of interest.

   Indemnification and Insurance. Under the reorganization agreement, Disney has agreed to:

  . indemnify each director or officer of Infoseek as of the effective time of the merger, including in connection with the transactions contemplated by the reorganization agreement, to the fullest extent permitted by Delaware law, Infoseek's certificate of incorporation, bylaws or other agreements as of the date of the reorganization agreement; and

  . provide, for a period of three years after the effective time of the merger, an insurance and indemnification policy that provides Infoseek's officers and directors in office immediately prior to the effective time of the merger with coverage that is no less advantageous than Infoseek's policy in effect as of the date of the reorganization agreement, subject to certain cost limitations.

   See "Principal Provisions of the Agreement and Plan of Reorganization-- Principal Covenants--Assumption of Infoseek Option Plans; Employee Plans" for a description of the continuation of benefits provided by the reorganization agreement for employees of Infoseek generally.

Material Federal Income Tax Consequences

   The following discussion is a summary of the material U.S. federal income tax consequences of the merger, the Disney charter amendment and the issuance of go.com Common Stock. The discussion insofar as it relates to Infoseek stockholders addresses only those of you who hold your Infoseek common stock and will, after the merger, hold your go.com Common Stock as a capital asset. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular tax circumstances, nor does it discuss any state, local, foreign or non-income tax consequences. This discussion does not address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code of 1986, as amended, which will be referred to as the "Code" in the following discussion. For example:

  . tax-exempt entities;

  . partnerships, S corporations and other pass-through entities;

  . mutual funds;

  . small business investment companies;

  . regulated investment companies;

  . insurance companies and other financial institutions;

  . dealers in securities;

  . traders that mark to market;

  . stockholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;

  . stockholders who acquired their shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

  . individuals who are not citizens or residents of the United States, foreign corporations and other foreign entities.

   This discussion is based on the Code, Treasury Department regulations, published positions of the Internal Revenue Service, which is referred to in this document as the "IRS," and court decisions now in effect, all of which are subject to change. In particular, the U.S. Congress could enact legislation or the Treasury Department could issue regulations or other guidance, including, without limitation, regulations issued pursuant to its broad authority under
Section 337(d) of the Code, affecting the treatment of stock with characteristics similar to the go.com Common Stock. Any such change, which may or may not be retroactive, could alter the tax consequences discussed in this document. See "--Clinton Administration Proposal" below.

   Dewey Ballantine LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, have provided opinions to Disney and Infoseek, respectively, based on the law in effect as of the date of the filing of this joint proxy statement/prospectus, regarding the material federal income tax consequences of the merger, the Disney charter amendment and the issuance of the go.com Common Stock. These opinions have been filed with the SEC as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. The opinions rely on assumptions, including assumptions regarding the absence of changes in existing facts, the issuance of the go.com Common Stock and Disney Class A Voting Preferred Stock in accordance with the proposed amendment to the Disney certificate of incorporation and the preferred stock certificate of designation, respectively, and the completion of the merger in accordance with the joint proxy statement/prospectus and the reorganization agreement. The opinions also rely on representations and covenants, including those contained in the certificates furnished by officers of Disney and Infoseek to Dewey Ballantine LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, for purposes of rendering their opinions. If any of these assumptions, representations or covenants are inaccurate, the conclusions contained in the opinions could be affected.

   It is a condition to the obligation of Disney to consummate the merger that Disney receive an opinion of Dewey Ballantine LLP, based upon reasonably requested representation letters and dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization described in Section 368(a) of the Code, and neither Disney nor any of its subsidiaries will recognize gain or loss by reason of the issuance of the go.com Common Stock, in each case under the law in effect as of the closing date of the merger. In addition, it is a condition to the obligation of Infoseek to consummate the merger that Infoseek receive an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, based upon reasonably requested representation letters and dated the closing date, to the effect that the merger will be treated as a reorganization described in Section 368(a) of the Code under the law in effect as of the closing date of the merger. See "Principal Provisions of the Agreement and Plan of Reorganization--Conditions to the Consummation of the Merger."

   The material federal income tax consequences of the merger, the Disney charter amendment and the issuance of the go.com Common Stock to the Infoseek stockholders, the Disney stockholders, Disney, Bingo Acquisition Corp. and Infoseek, as set forth in both opinions filed as exhibits to this joint proxy statement/prospectus are as follows:

 Material U.S. Federal Income Tax Consequences to Infoseek Stockholders

  . The go.com Common Stock will be treated as stock of Disney for U.S.
    federal income tax purposes.

  . The merger will be treated as a reorganization described in Section
    368(a) of the Code.

  . You will not recognize any gain or loss upon the exchange of your Infoseek common stock solely for shares of go.com Common Stock pursuant to the merger, except with respect to any cash you receive instead of a fractional share of go.com Common Stock.

  . You will have an aggregate tax basis in the shares of go.com Common Stock you receive in the merger, including any fractional share of go.com Common Stock for which cash is received, equal to the aggregate tax basis of the shares of Infoseek common stock exchanged for them.

  . The holding period for shares of go.com Common Stock you receive pursuant to the merger will include the holding period of the shares of Infoseek common stock you exchanged for them.

  . If you receive cash instead of a fractional share of go.com Common Stock you will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Disney in a distribution under Section 302 of the Code. Accordingly, you should generally recognize gain or loss equal to the difference, if any, between the tax basis of the fractional share and the amount of cash you receive. The gain or loss generally will be capital gain or loss and, if you are an individual, any long-term capital gain will be eligible for reduced rates of taxation if the Infoseek common stock you exchange was held by you for more than one year.

 Material U.S. Federal Income Tax Consequences to Disney Stockholders

  . Disney's stockholders will not recognize any gain or loss for U.S.
    federal income tax purposes as result of either the merger or the Disney charter amendment.

 Material U.S. Federal Income Tax Consequences to Disney, Bingo Acquisition Corp. and Infoseek

  . The go.com Common Stock will be treated as stock of Disney for U.S.
    federal income tax purposes and no gain or loss will be recognized by Disney or any of its subsidiaries upon the issuance of the go.com Common Stock.

  . Neither Disney, Bingo Acquisition Corp., nor Infoseek will recognize any material income or loss for U.S. federal income tax purposes as a result of the merger.

 No IRS Ruling

   We have not sought any ruling from the IRS in connection with the merger or Disney's issuance of go.com Common Stock. The IRS has announced that it will not issue any advance rulings on the classification of an instrument similar to the go.com Common Stock that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities that bear directly on the tax effects of the issuance and classification of stock with the features of the go.com Common Stock or, for that matter, certain other criteria unrelated to the issuance or classification of the go.com Common Stock that must be met in order for your exchange of Infoseek common stock for go.com Common Stock in the merger to qualify for tax-free treatment. Further, the tax opinions described above are not binding on the IRS or the courts. Thus, it is possible that the IRS could successfully take the position that:

  . the go.com Common Stock is stock of a separate corporation, not stock of Disney;

  . the receipt of go.com Common Stock is a taxable event to Infoseek stockholders who exchange their Infoseek common stock for shares of go.com Common Stock pursuant to the merger;

  . Disney or one or more of its subsidiaries recognized a significant taxable gain by reason of the merger or the issuance of the go.com Common Stock; and/or

  . go.com is not includable in Disney's consolidated U.S. federal income tax return, and, among other things, any dividends paid or deemed paid to Disney by go.com could be taxable to Disney, subject to any applicable dividends received deduction.

   The preceding summary of the tax opinions and related matters does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger and the charter amendment. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, the issuance of the go.com Common Stock and the Disney charter amendment, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

 Clinton Administration Proposal

   A recent proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the go.com Common Stock. For a description of the risks associated with this proposal, see "Risk Factors-- Recent Clinton Administration proposal, if enacted, would result in taxation on issuances of tracking stock."

 Other Tax Matters

   It is a condition to the obligation of Disney to consummate the merger that Disney receive an opinion of Dewey Ballantine LLP, based upon reasonably requested representation letters and dated the closing date, to the effect that the merger will be treated as a reorganization described in Section 368(a) of the Code, and neither Disney nor any of its subsidiaries will recognize gain or loss by reason of the issuance of the go.com Common Stock, in each case under the law in effect as of the closing date of the merger. In addition, it is a condition to the obligation of Infoseek to consummate the merger that Infoseek receive an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, based upon reasonably requested representation letters and dated the closing date, to the effect that the merger will be treated as a reorganization described in Section 368(a) of the Code under the law in effect as of the closing date of the merger. Neither Disney nor Infoseek currently intends to waive the condition that it receive its respective tax opinion described above. In the unlikely event that the parties do decide to waive the condition, however, Disney and Infoseek will recirculate this document to disclose the waiver of the condition and all related material disclosures, including the risks to Infoseek stockholders resulting from the waiver, and will resolicit proxies from the Infoseek stockholders.

Regulatory Matters

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that Act, prohibits Disney and Infoseek from consummating the merger until they had notified and furnished information to the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and the specified waiting period requirements under the Act were satisfied. On September 9, 1999, in connection with the merger, Disney and Infoseek each filed with the FTC and the Antitrust Division a Notification and Report Form under the Hart-Scott-Rodino Act, and do not anticipate that the applicable waiting period under the Hart-Scott-Rodino Act relating to the merger will materially affect the consummation of the merger. On September 23, 1999, the FTC granted early termination of the review period under the Hart-Scott-Rodino Act.

   Notwithstanding the FTC's grant of early termination of the review period under the Hart-Scott-Rodino Act relating to the merger, at any time before or after the completion of the merger, either the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable or in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of substantial assets of Disney or Infoseek. Private parties and the state attorneys general may also bring actions under the United States antitrust laws depending on the circumstances. Although Disney and Infoseek believe that the merger is legal under the United States antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or if such a challenge is made, that it would not be successful.

   Both Disney and Infoseek conduct operations in a number of other foreign countries where regulatory filings, notifications or approvals with applicable commissions and other authorities may be required in connection with consummation of the merger. The parties do not anticipate that any such foreign filings will materially affect the consummation of the merger.

No Appraisal or Dissenters' Rights

   Infoseek is a Delaware corporation. Section 262 of the Delaware General Corporation Law provides appraisal or dissenters' rights under particular circumstances to stockholders of a Delaware corporation that is involved in a merger. In general, these rights confer on stockholders who oppose the merger or consolidation the right to receive the fair value for their shares as determined in a judicial appraisal proceeding, in lieu of the consideration being offered in the merger. Infoseek stockholders are not entitled to appraisal or dissenters' rights under Delaware law in connection with the merger because the shares of Infoseek common stock were listed on the Nasdaq National Market on the record date for the Infoseek special meeting and the go.com Common Stock to be issued in the merger will be listed on the New York Stock Exchange at the effective time of the merger.

   The Disney stockholders are not entitled to appraisal or dissenters' rights under Delaware law in connection with the merger because Disney is not a constituent corporation in the merger.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

   This document does not cover any resales of the shares of go.com Common Stock to be received by Infoseek's stockholders in the merger, and no person is authorized to make any use of this document in connection with any such resale.

   All shares of go.com Common Stock that Infoseek stockholders receive in the merger will be freely transferable, with the exception of the shares of go.com Common Stock received by persons who are deemed to be "affiliates" of Infoseek under the Securities Act of 1933, as amended, and the rules and regulations promulgated under that Act, at the time of the Infoseek special meeting. These "affiliates" may re-sell their shares of go.com Common Stock only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that Act. Persons who may be deemed to be affiliates of Infoseek for such purposes generally include individuals or entities that control, are controlled by or are under common control with Infoseek and may include some officers, directors and principal stockholders of Infoseek. The reorganization agreement provides that, subject to applicable law, Infoseek share certificates surrendered for exchange pursuant to the reorganization agreement by any person constituting an "affiliate" of Infoseek will not be exchanged until Disney receives an executed letter agreement to the effect that those persons will not offer or sell or otherwise dispose of any shares of go.com Common Stock issued to them in the merger in violation of the Securities Act of 1933.

                       COMPARATIVE PER SHARE MARKET PRICE
                            AND DIVIDEND INFORMATION

   For the calendar quarters indicated, the table below sets forth:

  . The high and low closing prices per share of Disney common stock, as reported on the New York Stock Exchange Composite Transaction Tape and the high and low closing prices per share of Infoseek common stock, as reported on the Nasdaq National Market, in each case, based on published financial sources.

  . The cash dividends per share of Disney common stock. Beginning January 1, 1999, Disney no longer declares and pays quarterly dividends, but instead intends to declare and pay an annual dividend. Infoseek has never declared or paid any cash dividends on shares of Infoseek common stock.

                                               Disney              Infoseek
                                            Common Stock         Common Stock
                                      ------------------------- ---------------
                                       Market Price              Market Price
                                      ---------------   Cash    ---------------
                                       High     Low   Dividends  High     Low
                                      ------- ------- --------- ------- -------
   Calendar 1997
    First Quarter...................  $26.047 $22.453  $0.044   $10.750 $ 6.250
    Second Quarter..................   28.172  23.703   0.044     8.000   4.500
    Third Quarter...................   26.984  25.063   0.044     9.281   4.688
    Fourth Quarter..................   33.000  25.922   0.044    13.750   8.000
   Calendar 1998
    First Quarter...................  $38.297 $31.484  $0.053    20.750 $10.000
    Second Quarter..................   42.375  35.016   0.053    44.188  19.875
    Third Quarter...................   39.875  24.438   0.053    37.813  17.000
    Fourth Quarter..................   33.563  23.500   0.000    55.875  18.500
   Calendar 1999
    First Quarter...................  $38.000 $29.563  $ 0.00   $88.000 $46.875
    Second Quarter..................   35.438  28.813    0.00    87.125  36.688
    Third Quarter (through September
     29)............................   30.188  25.188    0.00    55.875  26.125

   The sales prices per share of Disney common stock reflect a 3-for-1 stock split effective June 1998.

   The go.com Common Stock to be issued in connection with the merger has no prior trading market and will have no trading market until after completion of the merger. The go.com Common Stock has been approved for listing on the New York Stock Exchange under the symbol "GO," subject to official notice of issuance.

   On July 9, 1999, the closing price per share of Disney common stock quoted on the New York Stock Exchange Composite Transaction Tape was $27.625, and the closing price per share of Infoseek common stock reported on the Nasdaq National Market was $51.50. On September 29, 1999, the most recent practicable date prior to the printing of this document, the closing price per share of Disney common stock reported on the New York Stock Exchange Composite Transaction Tape was $26.188, and the closing price per share of Infoseek common stock reported on the Nasdaq National Market was $30.875. We urge stockholders to obtain current market quotations.

                       SELECTED HISTORICAL FINANCIAL DATA

   Disney and Infoseek stockholders should read the selected financial data presented below in conjunction with the consolidated financial statements and the notes to the financial statements incorporated by reference for Disney.

Disney

   The following table presents selected historical consolidated financial data for Disney as of and for the years ended September 30, 1998, 1997, 1996, 1995 and 1994 and as of and for the nine months ended June 30, 1999 and 1998. The statement of income and cash flows data for the years ended September 30, 1998, 1997 and 1996 and for the nine months ended June 30, 1999 and 1998 and the balance sheet data as of September 30, 1998 and 1997 and June 30, 1999 were derived from the consolidated financial statements of Disney which are incorporated by reference in this document. Statement of income and cash flows data for the years ended September 30, 1995 and 1994 and balance sheet data as of September 30, 1996, 1995 and 1994 and June 30, 1998 were derived from Disney's consolidated financial statements. This table should be read in conjunction with the selected historical financial data and management's discussion and analysis of financial condition and results of operations for the Disney Group and Disney's existing Internet business and financial statements of the Disney Group and Disney's existing Internet business within Annex I and Annex J of this document, respectively.

                             Nine Months Ended
                                  June 30                 Year Ended September 30
                          ----------------------- -------------------------------------------
                            1999(1)      1998      1998    1997(2)  1996(3)   1995     1994
                          ----------- ----------- -------  -------  -------  -------  -------
                          (unaudited) (unaudited)
                                       (In millions, except per share data)
Statements of income
 Revenues...............    $17,621     $16,829   $22,976  $22,473  $18,739  $12,151  $10,090
 Operating income.......      3,055       3,264     4,015    4,447    3,033    2,466    1,972
 Net income.............      1,215       1,554     1,850    1,966    1,214    1,380    1,110
Per share--(4)
 Earnings
   Diluted..............    $  0.58     $  0.75   $  0.89  $  0.95  $  0.65  $  0.87  $  0.68
   Basic................    $  0.59        0.76      0.91     0.97     0.66     0.88     0.69
 Dividends..............        --         0.14      0.20     0.17     0.14     0.12     0.10
Balance sheets
 Total assets...........    $43,244     $40,036   $41,378  $38,497  $37,341  $14,995  $13,110
 Borrowings.............     12,101      11,972    11,685   11,068   12,342    2,984    2,937
 Stockholders' equity...     20,811      19,214    19,388   17,285   16,086    6,651    5,508
Statements of cash flows
 Cash provided by
  operations............    $ 4,393     $ 3,842   $ 5,115  $ 5,099  $ 3,707  $ 3,510  $ 2,808
 Investing activities...     (4,051)     (4,060)   (5,665)  (3,936) (12,546)  (2,288)  (2,887)
 Financing activities...        382         754       360   (1,124)   8,040     (332)     (97)

- --------
(1) 1999 interim results include a $345 million gain from the sale of Starwave. The diluted earnings per share impact of the gain was $0.10. See Disney's unaudited consolidated financial statements which are incorporated by reference in this document.
(2) 1997 results include a $135 million gain from the sale of KCAL-TV. The diluted earnings per share impact of the gain was $0.04. See Disney's consolidated financial statements which are incorporated by reference in this document.
(3) 1996 results include a $300 million non-cash charge pertaining to the implementation of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and a $225 million charge for costs related to the acquisition of ABC. The earnings per share impacts of these charges were $0.10 and $0.07, respectively. See Disney's consolidated financial statements which are incorporated by reference in this document.
(4) Earnings and dividends per share have been adjusted to give effect to the three-for-one split of Disney's common shares effective June 1998. See Disney's consolidated financial statements which are incorporated by reference in this document.

Disney Group

   The following table presents selected historical combined financial data for the Disney Group as of and for the years ended September 30, 1998, 1997, 1996, 1995 and 1994 and as of and for the nine months ended June 30, 1999 and 1998. The statement of income and cash flows data for the years ended September 30, 1998, 1997 and 1996 and for the nine months ended June 30, 1999 and 1998 and the balance sheet data as of September 30, 1998 and 1997 and June 30, 1999 were derived from the combined financial statements of the Disney Group which are included in Annex I in this document. Statement of income and cash flows data for the years ended September 30, 1995 and 1994 and balance sheet data as of September 30, 1996, 1995 and 1994 and June 30, 1998 were derived from the Disney Group's unaudited combined financial statements. This table should be read in conjunction with the selected historical financial data and management's discussion and analysis of financial condition and results of operations for the Disney Group and Disney's existing Internet business and financial statements of the Disney Group and Disney's existing Internet business within Annex I and Annex J of this document, respectively.

                             Nine Months Ended
                                  June 30                     Year Ended September 30
                          ----------------------- --------------------------------------------------
                             1999        1998      1998    1997(1)  1996(2)     1995        1994
                          ----------- ----------- -------  -------  -------  ----------- -----------
                          (unaudited) (unaudited)                            (unaudited) (unaudited)
                                                       (In millions)
Statements of income
  Revenues..............    $17,461     $16,627   $22,716  $22,299  $18,658    $12,102     $10,059
  Operating income......      2,753       3,328     4,115    4,510    3,054      2,463       1,968
  Net income(3).........      1,215       1,554     1,850    1,966    1,214      1,380       1,110
Balance sheets(4)
  Total assets..........    $42,963      39,987   $41,305  $38,425  $37,323    $14,981     $13,103
  Borrowings............     11,975      11,972    11,685   11,068   12,342      2,984       2,937
  Group equity..........     20,811      19,214    19,388   17,285   16,086      6,651       5,508
Statements of cash flows
  Cash provided by
   operations...........    $ 4,443     $ 3,906   $ 5,206  $ 5,136  $ 3,730    $ 3,510     $ 2,808
  Investing activities..     (3,961)     (4,037)   (5,638)  (3,870) (12,541)     2,288      (2,887)
  Financing activities..        249         669       256   (1,249)   8,014       (332)        (97)

- --------
(1) 1997 results include a $135 million gain from the sale of KCAL-TV. See Note 3 to the Disney Group's combined financial statements.
(2) 1996 results include a $300 million non-cash charge pertaining to the implementation of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and a $225 million charge for costs related to the acquisition of ABC. See Notes 3 and 12 to the Disney Group's combined financial statements.
(3) No historical earnings per share or share data are presented as the Disney Group does not consider such data meaningful. After reclassification of Disney common stock as Disney Common Stock, Disney will report earnings per share data for the Disney Group and go.com, but not for Disney.
(4) Balance sheet data as of September 30, 1996 is unaudited.

Disney's Existing Internet Business

   The following table presents selected historical combined financial data for Disney's existing Internet business as of and for the years ended September 30, 1998, 1997, 1996, 1995 and 1994 and as of and for the nine months ended June 30, 1999 and 1998. The statement of operations data and cash flows data for the years ended September 30, 1998, 1997 and 1996 and for the nine months ended June 30, 1999 and 1998 and the balance sheet data as of September 30, 1998 and 1997 and June 30, 1999 were derived from the combined financial statements of Disney's existing Internet business which are included in Annex J in this document. Statement of operations data and cash flows data for the years ended September 30, 1995 and 1994 and balance sheet data as of September 30, 1996, 1995 and 1994 and June 30, 1998 were derived from Disney's existing Internet business' unaudited combined financial statements. This table should be read in conjunction with the selected historical financial data and management's discussion and analysis of financial condition and results of operations for the Disney Group and Disney's existing Internet business and financial statements of the Disney Group and Disney's existing Internet business within Annex I and Annex J of this document, respectively.

   On November 18, 1998, Disney's existing Internet business exchanged its approximately 90% ownership interest in Starwave Corporation plus cash for an approximately 43% ownership interest in Infoseek (see Notes 3 and 13 to Disney's existing Internet business' combined financial statements included in Annex J of this document). Accordingly, the data as of and for the nine months ended June 30, 1999 below incorporate Starwave as a consolidated subsidiary from October 1, 1998 until November 18, 1998, at which date Disney's existing Internet business recognized a $345.0 million non-cash gain from the sale of Starwave, and reflect Disney's existing Internet business' interest in Infoseek's net assets and operating results under the equity method of accounting for the period from November 18, 1998 through June 30, 1999. In addition, since the disposition of Starwave reduced Disney's existing Internet business' ownership interests in ESPN and ABC News Internet joint ventures with Starwave, the data as of and for the nine months ended June 30, 1999 reflect the change from consolidation to equity method accounting for ESPN and ABC News Internet Ventures. As a result of these events, information presented below for periods after September 30, 1998 may not be directly comparable to data for prior or subsequent periods.

                             Nine Months Ended
                                  June 30                       Year Ended September 30
                          ----------------------- ------------------------------------------------------
                             1999        1998       1998       1997      1996      1995(3)     1994(3)
                          ----------- ----------- ---------  --------  --------  ----------- -----------
                          (unaudited) (unaudited)                                (unaudited) (unaudited)
                                                        (In thousands)
Statements of operations
 Internet revenues(1)...   $ 43,164    $ 48,888   $  67,764  $ 26,977  $  5,453    $   --      $   --
 Catalog revenues.......    116,634     153,251     191,808   146,613    75,508     49,249      30,589
 Gain on sale of
  Starwave..............    345,048         --          --        --        --         --          --
 Operating income
  (loss)................    302,318     (63,732)   (100,592)  (63,282)  (20,672)     2,533       3,933
 Net income
  (loss)(2)(5)..........     24,233     (45,276)    (71,070)  (46,497)  (15,299)       801       1,758
Balance sheets(4)
 Total assets...........   $714,415    $320,382   $ 335,945  $168,044  $ 38,853    $24,089     $ 4,502
 Total liabilities......    280,964      49,224      73,619    71,676    17,950     13,805       7,397
 Group equity...........    433,451     271,158     262,326    96,368    20,903     10,284      (2,895)
Statements of cash flows
 Cash provided (used) by
  operations............   $(50,781)   $(64,090)  $ (92,072) $(36,571) $(23,364)
 Investing activities...    (89,892)    (23,210)    (26,592)  (65,877)   (4,818)
 Financing activities...    132,992      84,764     104,000   124,794    26,094

- --------
(1) If Starwave and the related businesses had been accounted for using the equity method of accounting during 1998, pro forma Internet revenues for the nine months ended June 30, 1998 would have been $26.7 million, resulting in a $16.5 million increase in revenue from the nine months ended June 30, 1998 to the nine months ended June 30, 1999.
(2) No historical earnings per share or share data are presented as Disney's existing Internet business does not consider such data meaningful. After issuance of go.com Common Stock, Disney will report earnings per share data for the Disney Group and go.com, but not for Disney.

(3) The Internet operations of Disney's existing Internet business began during 1995 with minimal revenues and costs and expenses. Accordingly, this financial data primarily reflects Disney's direct mail catalog operations. Management believes that cash flow data during 1995 and 1994 are not meaningful.
(4)  Balance sheet data as of September 30, 1996 is unaudited.
(5) Net income for the nine months ended June 30, 1999 includes a charge of $165.0 million for the amortization of intangible assets related to the November 18, 1998 Infoseek acquisition.

Infoseek

 Explanatory Note

   For purposes of this joint proxy statement/prospectus, references to "Infoseek" on or after November 18, 1998 or to "Infoseek Delaware" are references to Infoseek Corporation, a Delaware corporation and its wholly owned subsidiaries, and references to Infoseek prior to November 18, 1998 or to "Infoseek California" are references to Infoseek Corporation, a California corporation. References to "Disney" refer to The Walt Disney Company and its affiliated companies. References to the "Joint Ventures" refer to the ABC News Internet Ventures and ESPN Internet Ventures that Starwave Corporation maintains with affiliates of Disney and ESPN, Inc., respectively. ESPN, Inc. operates through a subsidiary company of Disney.

   In November 1998, Infoseek entered into a significant transaction with Disney. In this transaction, Infoseek acquired Starwave from Disney and formed Infoseek Delaware for the purpose of holding the capital stock of Infoseek California and Starwave. The acquisition of Starwave was accounted for using the purchase method of accounting. The selected historical consolidated statements of operations and cash flows of Infoseek for the nine months ended July 3, 1999 include the results of operations and cash flows of Starwave from November 18, 1998.

   In January 1999, Infoseek acquired Quando, Inc. in a tax-free reorganization in which a wholly owned subsidiary of Infoseek was merged directly into Quando for shares of Infoseek common stock. The acquisition of Quando was accounted for using the purchase method of accounting. The selected historical consolidated statements of operations and cash flows of Infoseek for the nine months ended July 3, 1999 include the results of operations and cash flows of Quando from January 15, 1999.

   In June 1999, Infoseek acquired certain assets from Digital Garage, Inc., a Japanese commercial distribution partner, and transferred the assets to Infoseek Japan Holdings, Inc. and Infoseek Japan KK which are collectively referred to as "Infoseek Japan." The selected historical consolidated statements of operations and cash flows of Infoseek for the nine months ended July 3, 1999 include the results of operations of Infoseek Japan from June 28, 1999.

   On January 28, 1999, Infoseek changed to a fiscal year of 52 or 53 week periods ending on the Saturday nearest September 30. The unaudited results of operations and cash flows of Infoseek for the nine months ended July 3, 1999 and June 30, 1998 both contained 273 days. The results of operations and cash flows of Infoseek for the nine months ended October 3, 1998 contained 276 days and compare to 273 days for the unaudited results of operations and cash flows for the nine months ended September 30, 1997.

   Prior to November 18, 1998, Infoseek Delaware was a wholly owned subsidiary of Infoseek California that was created for the purpose of conducting the transactions described above. Therefore, Infoseek Delaware did not conduct business activities in the nine month fiscal period ended October 3, 1998. Since November 18, 1998, Infoseek Delaware's business has primarily consisted of holding the capital stock of Infoseek California, Starwave, Quando and Infoseek Japan beginning from the respective dates described above. The financial positions and results of operations and cash flows of Infoseek and Starwave are presented on a consolidated basis beginning November 18, 1998. The financial position and results of operations and cash flows of Infoseek, Starwave and Quando are presented on a consolidated basis beginning January 15, 1999. The financial positions and results of operations and cash flows of Infoseek, Starwave, Quando and Infoseek Japan are presented on a consolidated basis beginning June 28, 1999.

   This joint proxy statement/prospectus presents, separately, selected historical consolidated financial data as of and for the nine months ended October 3, 1998 and prior periods for Infoseek California and for the twelve months ended October 4, 1998 and prior periods for Starwave. As a result, the information related to the aforementioned periods presented herein may not be directly comparable to the selected historical consolidated financial data in subsequent periods also presented herein.

 Selected Historical Consolidated Financial Data

   The selected historical consolidated financial data of Infoseek including the unaudited consolidated statements of operations and cash flows data set forth below with respect to the nine months ended July 3, 1999, June 30, 1998 and September 30, 1997 and the unaudited consolidated balance sheet data at July 3, 1999 are derived from Infoseek's unaudited consolidated financial statements included in Annex K of this document. The unaudited consolidated balance sheets data at June 30, 1998 and September 30, 1997 are derived from Infoseek's unaudited condensed consolidated balance sheets, which are not included herein. The consolidated statements of operations and cash flows data for the nine months ended October 3, 1998 and for the years ended December 31, 1997 and 1996, and the consolidated balance sheets data at October 3, 1998 and December 31, 1997 are derived from the audited consolidated financial statements of Infoseek included in Annex K of this document. The consolidated statements of operations and cash flows data with respect to the years ended December 31, 1995 and 1994 and the balance sheets data at December 31, 1996, 1995 and 1994 are derived from the audited financial statements of Infoseek, which are not included herein. In the opinion of Infoseek's management, unaudited selected historical consolidated financial data presented below reflects all adjustments, which are of a normal recurring nature, necessary for the fair presentation of such unaudited selected historical consolidated financial data.

   During the nine months ended July 3, 1999, Starwave was acquired by Infoseek and the unaudited consolidated financial positions and results of operations and cash flows data of Starwave for the nine months ended July 3, 1999 are included in the results of operations of Infoseek beginning November 18, 1998. The selected historical consolidated financial data of Starwave including the statements of operations and cash flows data set forth below with respect to the year ended October 4, 1998, the nine months ended September 28, 1997 and the year ended December 31, 1996 and the balance sheet data at October 4, 1998, September 28, 1997 and December 31, 1996 are derived from the audited consolidated financial statements of Starwave included in Annex K of this document. The statement of operations and cash flows data for the year ended September 28, 1997 has been derived from the unaudited consolidated statement of operations for the year ended September 28, 1997, included in Annex K of this document. The statement of operations and cash flows data with respect to the year ended December 31, 1995, and the balance sheet data at December 31, 1995, are derived from the audited financial statements of Starwave, which are not included herein. The statement of operations and cash flows data and balance sheet data for the year ended and as of December 31, 1994 are derived from the unaudited consolidated financial statements of Starwave, which are not included herein. In the opinion of management, Starwave's unaudited selected historical consolidated financial data reflects all adjustments, which are of a normal recurring nature, necessary for the fair presentation of such unaudited selected historical consolidated financial data.

            Infoseek Selected Historical Consolidated Financial Data

                                         Nine Months Ended                      Year Ended December 31
                          ------------------------------------------------ ------------------------------------
                            July 3,    June 30,   October 3, September 30,
                             1999        1998        1998        1997        1997      1996     1995     1994
                          ----------- ----------- ---------- ------------- --------  --------  -------  -------
                          (unaudited) (unaudited)             (unaudited)
                                                (In thousands, except per share data)
Statements of
 operations(1)
 Revenues...............   $  95,954   $ 44,194    $ 50,715    $ 22,407    $ 35,082  $ 15,095  $ 1,032  $   --
 Operating loss(2)(3)...    (212,576)    (9,187)     (7,693)    (22,980)    (27,848)  (17,281)  (3,393)  (1,520)
 Net loss(2)(3)(4)......    (212,186)    (7,715)     (5,694)    (21,914)    (26,562)  (15,938)  (3,296)  (1,510)
Basic and diluted net
 loss per
 share(1)(2)(3)(4)(5)...   $   (3.76)  $  (0.26)   $  (0.19)   $  (0.83)   $  (1.00) $  (0.72) $ (0.21)
Balance sheets(1)
 Total assets...........   $ 996,178   $ 94,646    $101,656    $ 49,567    $ 51,489  $ 58,332  $ 5,123  $   859
 Total liabilities......     125,596     25,903      34,939      19,074      24,483     9,347    2,981      339
 Stockholders' equity...     870,582     68,743      66,717      30,493      27,006    48,985    2,142      520
Statements of cash
 flows(1)
 Cash used by
  operations............   $ (38,799)  $   (243)   $(13,450)   $(15,301)   $(14,154) $(10,068) $(1,408) $(1,079)
 Investing activities...     (22,440)   (45,773)    (32,487)      7,282       6,204   (49,827)  (3,326)    (310)
 Financing activities...      93,868     44,143      43,242       6,772       7,485    62,552    5,295    1,780

- --------
(1) Infoseek's consolidated financial statements for 1997 have been restated to reflect the acquisition of WebChat Communications, Inc. ("WebChat"), which has been accounted for as a pooling-of-interests. Prior to 1997, amounts for WebChat were not significant compared to those of Infoseek and, accordingly, Infoseek's consolidated financial statements were not restated.
(2) Amounts include amortization of intangible assets including goodwill ($43.4 million), developed technology ($11.3 million), Joint Ventures relationships ($11.2 million), and assembled workforce ($4.9 million) recorded as a result of Infoseek's acquisitions of Starwave Corporation and Quando, Inc. during fiscal 1999. Amounts also include non-recurring charges associated with in-process research and development recorded as a result of Infoseek's acquisitions of Starwave Corporation ($72.6 million) and Quando, Inc. ($4.3 million) during fiscal 1999. These amounts are included in operating loss, net loss and calculation of net loss per share.
(3) During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7.4 million related to the discontinuance of certain business arrangements that were determined to be non-strategic and related to management changes.
(4) Includes Infoseek's portion of losses from its equity investments in the Joint Ventures. Infoseek's equity interests in the Joint Ventures were acquired as part of Infoseek's acquisition of Starwave during fiscal 1999.
(5) The annual basic and diluted net loss per share amounts prior to 1997 and the basic and diluted net loss per share amount for the nine months ended September 30, 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share" and Staff Accounting Bulletin No. 98, "Earnings per Share." Basic and diluted net loss per share for 1995 have been presented on a pro forma basis, which means that common equivalent shares (such as convertible preferred stock) have been included in the basic and diluted net loss per share calculations, even if antidilutive. Basic and diluted net loss per share for 1994 were not significant.

            Starwave Selected Historical Consolidated Financial Data

                             Year                   Nine Months
                            Ended     Year ended       Ended        Year Ended December 31
                          October 4, September 28, September 28, -------------------------------
                             1998        1997          1997        1996      1995       1994
                          ---------- ------------- ------------- --------  --------  -----------
                                      (unaudited)                                    (unaudited)
                                          (In thousands except for share data)
Statements of
 operations(1)
  Revenues..............   $  5,266    $  8,611      $  4,892    $  8,302  $  1,111   $    --
  Operating loss........     (1,968)    (16,047)       (8,014)    (26,343)  (16,414)    (8,848)
  Net loss..............    (15,426)    (27,700)      (17,573)    (35,965)  (26,903)   (13,548)
Basic and diluted net
 loss per share.........   $  (0.16)   $  (0.45)     $  (0.25)   $  (1.13) $  (0.95)  $  (0.77)
Balance sheets
  Total assets..........   $ 15,812      29,461      $ 29,461    $  9,713  $  6,354   $  5,955
  Total liabilities.....      6,927       5,847         5,847      92,169    53,007     25,706
  Total shareholders'
   equity (deficit).....      8,885      23,614        23,614     (82,456)  (46,653)   (19,751)
Statements of cash flows
  Cash provided (used)
   by operations........   $  3,334    $(15,978)     $ (6,807)   $(30,060) $(27,190)  $(11,925)
  Investing activities..    (20,390)    (15,203)      (13,873)     (3,321)   (2,585)    (2,058)
  Financing activities..        165      46,971        38,681      33,686    28,338     15,037

- --------
(1) In April 1997 Starwave entered into the ESPN Joint Venture and the ABC News Joint Venture. Subsequently, Starwave continued its business of website hosting, software development and research activities while revenue and expenses associated with sites operated under contract with ESPN, ABC and others were assumed by these Joint Ventures. As a result, periods prior to and following April 1997 are not comparable.

                    HISTORICAL AND PRO FORMA PER SHARE DATA

   The table below presents historical per share financial information for Disney and Infoseek. This information should be read in conjunction with the audited consolidated financial statements and unaudited interim consolidated financial statements and the notes thereto of Disney, which are incorporated by reference and the audited consolidated financial statements and unaudited interim consolidated financial statements and notes thereto of Infoseek, which are included in Annex K of this document. In addition, it is important that you read the Selected Unaudited Pro Forma Financial Data included in this document. However, pro forma information is not necessarily indicative of what the actual financial results would have been had the Infoseek merger taken place on June 30, 1999, September 30, 1998 or October 1, 1997, nor do they purport to indicate results of future operations.

                                                                         Equivalent
                               Historical               Pro Forma         Pro Forma
                         ----------------------- ----------------------- -----------
                                                 The Disney
                           Disney     Infoseek      Group      go.com     Infoseek
                         ----------- ----------- ----------- ----------- -----------
                         (unaudited) (unaudited) (unaudited) (unaudited) (unaudited)
  Book value per
   share:(1)(2)
  June 30, 1999 and July
   3, 1999..............   $10.10      $14.01      $10.79      $18.08      $20.79
  September 30, 1998 and
   October 3, 1998......     9.46        2.12       10.27       21.17       24.35
  Net income (loss) per
   share--basic:(3)(4)
  For the nine months
   ended June 30, 1999
   and July 3, 1999.....     0.59       (3.76)       0.31       (5.32)      (6.12)
  For the year ended
   September 30, 1998
   and October 3, 1998..     0.91       (0.35)       0.59       (6.76)      (7.77)
  Net income (loss) per
   share--diluted:(4)(5)
  For the nine months
   ended June 30, 1999
   and July 3, 1999.....     0.58       (3.76)       0.30       (5.32)      (6.12)
  For the year ended
   September 30, 1998
   and October 3, 1998..     0.89       (0.35)       0.58       (6.76)      (7.77)
  Dividends per share:
  For the nine months
   ended June 30, 1999..      --          --          --          --          --
  For the year ended
   September 30, 1998...     0.20         --         0.20         --          --

- --------
(1) Historical book value per share data for Disney is as of June 30, 1999 and September 30, 1998. Historical book value per share data for Infoseek is as of July 3, 1999 and October 3, 1998.
(2) Pro forma book value per share data for the Disney Group and go.com assumes that the Infoseek merger occurred on June 30, 1999 and September 30, 1998.
(3) Historical net income per share--basic data for Disney is for the nine months ended June 30, 1999 and the year ended September 30, 1998. Historical net loss per share--basic data for Infoseek is for the nine months ended July 3, 1999 and the year ended October 3, 1998. Infoseek data for the year ended October 3, 1998 was derived from Infoseek's audited consolidated financial statements for the nine months ended October 3, 1998, plus Infoseek's unaudited condensed consolidated interim financial statements for the quarter ended December 31, 1997.
(4) Pro forma per share--basic and diluted data for the Disney Group and go.com is presented for the nine months ended June 30, 1999 and the year ended September 30, 1998, and assumes that the Infoseek merger occurred on October 1, 1997.
(5) Historical net income per share--diluted for Disney is for the nine months ended June 30, 1999 and the year ended September 30, 1998. Historical net loss per share--diluted data for Infoseek is for the nine months ended July 3, 1999 and the year ended October 3, 1998. Infoseek data for the year ended October 3, 1998 was derived from Infoseek's audited consolidated financial statements for the nine months ended October 3, 1998, plus Infoseek's unaudited condensed consolidated interim financial statements for the quarter ended December 31, 1997.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

Disney

                     Unaudited Pro Forma Combined Condensed
                              Financial Statements

   The following unaudited pro forma combined condensed financial statements for Disney consist of the Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1999 and the Unaudited Pro Forma Combined Condensed Statements of Income for the year ended September 30, 1998 and the nine months ended June 30, 1999, collectively referred to as the "Disney Pro Forma Statements". The Disney Pro Forma Statements are based upon the consolidated financial statements of Disney and the unaudited consolidated financial statements of Infoseek, combined and adjusted to give effect to Disney's proposed acquisition of the approximately 58% of Infoseek common stock that it does not already own through a merger and issuance of go.com Common Stock.

   The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to this transaction as if it had taken place on June 30, 1999 and reflects the total purchase costs of the fair values of assets and liabilities of Infoseek based on a preliminary unaudited valuation. The Unaudited Pro Forma Combined Condensed Balance Sheet combines Disney's unaudited historical consolidated balance sheet as of June 30, 1999 with Infoseek's unaudited historical consolidated balance sheet as of July 3, 1999.

   The Unaudited Pro Forma Combined Condensed Statements of Income for the year ended September 30, 1998 and the nine months ended June 30, 1999 reflect this transaction as if it had taken place on October 1, 1997. The Unaudited Pro Forma Combined Condensed Statements of Income combine Disney's historical consolidated statements of income for the year ended September 30, 1998 and the unaudited consolidated statements of income for the nine months ended June 30, 1999 with Infoseek's unaudited historical consolidated statements of operations for the year ended October 3, 1998 and the unaudited historical consolidated statements of operations for the nine months ended July 3, 1999.

   The Disney Pro Forma Statements are based upon information set forth in this document and assumptions included in the accompanying notes. After consummation of the Infoseek merger, Disney anticipates completion of the valuations and other studies of the significant assets, liabilities and business operations of Infoseek. Using this information, Disney will make a final purchase price allocation between tangible assets and liabilities, identifiable intangible assets and goodwill. The impact of these changes, principally affecting intangible assets and related amortization, could be material.

   If the merger is approved, the Infoseek merger will be accounted for using the purchase method of accounting. Accordingly, Disney's cost to acquire Infoseek, calculated to be $2.15 billion assuming an Infoseek common stock price of $47.18 per share, will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. The total cost to acquire Infoseek is subject to change, to the extent that the number of shares of Infoseek common stock to be acquired will not be fixed until the effective date of the merger. A change in total cost will result in a corresponding change in goodwill and related amortization expense. As noted above, the final allocation of the purchase price is dependent upon valuations and other studies that are not yet complete. Accordingly, the purchase price allocation adjustments made in connection with the development of the Disney Pro Forma Statements are preliminary and have been made solely for the purpose of developing the Disney Pro Forma Statements.

   The $2.07 billion pro forma excess of purchase price over net tangible assets acquired as of June 30, 1999 is being amortized over three years at a rate of $682.0 million per year. Disney believes that a three-year life is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature. As a result of the Infoseek merger, Disney expects to incur a write-off related to in-process research and development totaling approximately $23.5 million. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-off related to in-process research and development. However, the Unaudited Pro Forma Combined Condensed Statements of Income do not reflect this one-time charge. The charge related to in-process research and development will be reflected in Disney's consolidated financial statements when the Infoseek merger is consummated.

   The Disney Pro Forma Statements, including the notes to the financial statements, should be read in conjunction with the audited consolidated financial statements and unaudited interim consolidated financial statements of Infoseek, including the notes to the financial statements, which are included in Annex K of this document, and the audited consolidated financial statements and unaudited interim consolidated financial statements of Disney, including the notes to the financial statements, which are incorporated by reference into this document.

   The Disney Pro Forma Statements are not necessarily indicative of what the actual financial results of the combined company would have been had the transactions described above taken place on June 30, 1999 or October 1, 1997, nor do they purport to indicate results of future operations.

          DISNEY UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              As of June 30, 1999
                                 (In millions)

                                                  Pro Forma            Disney
                               Disney   Infoseek Adjustments          Pro Forma
                               -------  -------- -----------          ---------
ASSETS
Current Assets
  Cash-and cash equivalents..  $   851   $   33   $    --              $   884
  Short-term investments.....      --        53        --                   53
  Receivables................    3,319       22        (10)(B)           3,331
  Inventories................      818      --         --                  818
  Film and television costs..    3,562      --         --                3,562
  Deferred income taxes......      452      --         --                  452
  Other assets...............      780       15          3 (B)(C)          798
                               -------   ------   --------             -------
    Total current assets.....    9,782      123         (7)              9,898
Film and television costs....    2,420      --         --                2,420
Investments..................    2,470       10       (191)(B)           2,289
Theme parks, resorts and
 other property, net.........   11,237       27          6 (B)          11,270
Intangible assets, net.......   15,778      835      1,212 (A)          17,825
Other assets.................    1,557        1         23 (A)           1,581
                               -------   ------   --------             -------
                               $43,244   $  996   $  1,043             $45,283
                               =======   ======   ========             =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current Liabilities
  Accounts and taxes payable
   and accrued liabilities...  $ 4,147   $   40   $     31 (A)(B)      $ 4,218
  Current portion of
   borrowings................    1,734        3        (29)(C)           1,708
  Unearned royalties and
   other advances............      782       36        (36)(A)             782
                               -------   ------   --------             -------
    Total current
     liabilities.............    6,663       79        (34)              6,708
Borrowings...................   10,367        1        (97)(C)          10,271
Deferred income taxes........    2,733       45       (118)(A)           2,660
Other long term liabilities,
 unearned royalties and other
 advances....................    2,670      --         --                2,670
Stockholders' Equity
  Preferred stock............      --       --         --                  --
  Common stock...............    9,235    1,262    (10,497)(D)             --
  Common stock -- Disney
   Group.....................      --       --      9,235 (D)            9,235
  Common stock -- go.com.....      --       --       2,163 (A)(B)(D)     2,163
  Retained earnings
   (deficit).................   12,196     (266)       266 (D)          12,196
  Notes receivable from
   stockholders..............      --      (125)       125 (C)             --
  Cumulative translation and
   other.....................      (15)     --         --                  (15)
                               -------   ------   --------             -------
                                21,416      871      1,292              23,579
  Treasury shares, at cost...     (605)     --         --                 (605)
                                20,811      871      1,292              22,974
                               -------   ------   --------             -------
                               $43,244   $  996   $  1,043             $45,283
                               =======   ======   ========             =======

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

       DISNEY UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                     For the Year Ended September 30, 1998
                      (In millions, except per share data)

                                                          Pro Forma    Disney
                                    Disney   Infoseek(1) Adjustments  Pro Forma
                                   --------  ----------- -----------  ---------
Revenues.......................... $ 22,976    $   63       $ --      $ 23,039
Costs and expenses................  (18,961)      (75)       (923)(E)  (19,959)
                                   --------    ------       -----     --------
Operating income (loss)...........    4,015       (12)       (923)       3,080
Corporate and other activities....     (236)      --           (4)(F)     (240)
Net interest (expense) income.....     (622)        2         --          (620)
                                   --------    ------       -----     --------
Income (loss) before income
 taxes............................    3,157       (10)       (927)       2,220
Income taxes......................   (1,307)      --           15 (J)   (1,292)
                                   --------    ------       -----     --------
Net income (loss)................. $  1,850    $  (10)      $(912)    $    928
                                   ========    ======       =====     ========
Net income (loss) per share
  Disney Group:
    Basic......................... $   0.91
                                   ========
    Diluted....................... $   0.89
                                   ========
  Infoseek (basic and diluted)
   (1)............................             $(0.35)
                                               ======
Weighted average common shares
  Disney Group:
    Basic.........................    2,037
                                   ========
    Diluted.......................    2,079
                                   ========
  Infoseek (basic and diluted)
   (1)............................                 30
                                               ======
Net income (loss) attributed to:
  Disney Common Stock.............                               (K)  $  1,205
  go.com Common Stock.............                                        (277)
                                                                      --------
                                                                      $    928
                                                                      ========
Net income (loss) per share
  Disney Group:
    Basic.........................                                    $   0.59
                                                                      ========
    Diluted.......................                                    $   0.58
                                                                      ========
  go.com (basic and diluted)......                                    $  (6.76)
                                                                      ========
Weighted average common shares
  Disney Group:
    Basic.........................                                       2,037
                                                                      ========
    Diluted.......................                                       2,079
                                                                      ========
  go.com (basic and diluted)......                                          41
                                                                      ========

- --------
(1) Infoseek's unaudited statement of operations for the year ended September 30, 1998 is derived from Infoseek's consolidated statement of operations for the nine months ended October 3, 1998, as reported in Infoseek's Annual Report on Form 10-K, included in Annex K of this document and Infoseek's unaudited results of operations for the quarter ended December 31, 1997, which are not included herein.

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

       DISNEY UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                    For the Nine Months Ended June 30, 1999
                      (In millions, except per share data)

                                                    Pro Forma          Disney
                                 Disney   Infoseek Adjustments        Pro Forma
                                --------  -------- -----------        ---------
Revenues......................  $ 17,621   $   96     $  (7)(B)       $ 17,710
Costs and expenses............   (14,911)    (308)     (568)(B)(E)     (15,787)
                                                            (G)(I)
Gain on sale of Starwave......       345      --       (345)(H)
                                --------   ------     -----           --------
Operating income (loss).......     3,055     (212)     (920)             1,923
Corporate and other activi-
 ties.........................      (171)      (8)       16 (B)           (163)
Equity in Infoseek loss.......      (246)     --        246 (B)(E)(I)      --
Net interest income (ex-
 pense).......................      (504)       8       --                (496)
                                --------   ------     -----           --------
Income loss before income
 taxes........................     2,134     (212)     (658)             1,264
Income taxes..................      (919)     --         72 (J)           (847)
                                --------   ------     -----           --------
Net income (loss).............  $  1,215   $ (212)    $(586)          $    417
                                ========   ======     =====           ========
Net income (loss) per share
  Disney:
    Basic.....................  $   0.59
                                ========
    Diluted...................  $   0.58
                                ========
  Infoseek (basic and
   diluted)...................             $(3.76)
                                           ======
Weighted average common shares
  Disney:
    Basic.....................     2,054
                                ========
    Diluted...................     2,084
                                ========
  Infoseek (basic and
   diluted)...................                 56
                                           ======
Net income (loss) attributed
 to:
  Disney Common Stock.........                             (K)        $    635
  go.com Common Stock.........                                            (218)
                                                                      --------
                                                                      $    417
                                                                      ========
Net income (loss) per share
  Disney Group:
    Basic.....................                                        $   0.31
                                                                      ========
    Diluted...................                                        $   0.30
                                                                      ========
  go.com (basic and diluted)..                                        $  (5.32)
                                                                      ========
Weighted average common shares
  Disney Group:
    Basic.....................                                           2,054
                                                                      ========
    Diluted...................                                           2,084
                                                                      ========
  go.com (basic and diluted)..                                              41
                                                                      ========

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                          NOTES TO UNAUDITED PRO FORMA

                    COMBINED CONDENSED FINANCIAL STATEMENTS
            (Tabular dollars in millions, except per share amounts)

   The Disney Pro Forma Statements are based upon the consolidated financial statements of Disney and the unaudited consolidated financial statements of Infoseek, combined and adjusted to give effect to Disney's proposed acquisition of the approximately 58% of Infoseek common stock that it does not already own through a merger and issuance of go.com Common Stock.

   The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to this transaction as if it had taken place on June 30, 1999 and reflects the total purchase costs of the fair value of assets and liabilities based on a preliminary valuation. The Unaudited Pro Forma Combined Condensed Statements of Income for the year ended September 30, 1998 and the nine months ended June 30, 1999 reflect this transaction as if it had taken place on October 1, 1997.

   On July 10, 1999, Disney and Infoseek entered into the reorganization agreement pursuant to which Infoseek stockholders, other than Disney and its affiliates, will receive 1.15 shares of go.com Common Stock, for each share of Infoseek common stock that they own. The Infoseek merger will be accounted for using the purchase method of accounting. Accordingly, Disney's cost to acquire Infoseek, calculated to be $2.15 billion assuming an Infoseek common stock price of $47.18 per share, based on the average Infoseek common stock closing price on the date of announcement of the merger and three days prior to that date, will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. The total cost to acquire Infoseek is subject to change, to the extent that the number of shares of Infoseek common stock to be acquired will not be fixed until the effective date of the merger. A change in total cost will result in a corresponding change in goodwill and related amortization expense. The final allocation of the purchase consideration is dependent upon valuations and other studies that are not yet complete. Accordingly, the purchase price allocation adjustments made in connection with the development of the Disney Pro Forma Statements are preliminary and have been made solely for the purpose of developing such Disney Pro Forma Statements.

   The $2.07 billion pro forma excess of purchase price over net tangible assets acquired as of June 30, 1999 is being amortized over three years at a rate of $682.0 million per year. Disney believes that a three-year life is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature. As a result of the Infoseek merger, Disney expects to incur a write-off related to in-process research and development totaling approximately $23.5 million. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-off related to in-process research and development. However, the Unaudited Pro Forma Combined Condensed Statements of Income do not reflect this one-time charge. The charge related to in-process research and development will be reflected in Disney's consolidated financial statements when the Infoseek merger is consummated.

   The Disney Pro Forma Statements are not necessarily indicative of what the actual financial results of the combined company would have been had the transactions described above taken place on June 30, 1999 or October 1, 1997, nor do they purport to indicate results of future operations.

   The Disney Pro Forma Statements have been prepared on the basis of assumptions described in the notes below, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Infoseek based on preliminary estimates of their fair value. The actual allocation of the consideration may differ from that reflected in the Disney Pro Forma Statements after valuations and other procedures to be performed after the closing of the Infoseek merger have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired:

                                                                     Annual
                                                    Amortization  Amortization
                                                        Life     of Intangibles
                                                    ------------ --------------
Estimated Acquisition Cost
  Exchange of go.com Common Stock for
   Infoseek common stock................. $1,687.5
  Conversion of Infoseek options to
   options for go.com Common Stock.......    377.2
Infoseek warrant.........................    139.0
Reversal of deferred tax liabilities.....    (81.8)
Acquisition expenses.....................     30.0
                                          --------
  Total Estimated Acquisition Cost....... $2,151.9
                                          ========
Purchase Price Allocation
  Fair value of 58% of Infoseek net
   tangible assets at June 30, 1999...... $   80.5
Intangible assets acquired:
  Trademarks.............................      3.8    3 years        $ 1.3
  User base..............................      4.2    2 years          2.1
  In-process research and development....     23.5
  Joint ventures.........................     23.5    9 years          2.6
  Developed technology...................     23.6    2 years         11.8
  Assembled workforce....................     24.7    3 years          8.2
  Goodwill...............................  1,968.1    3 years        656.0
                                          --------
    Total................................ $2,151.9
                                          ========

   The Disney Pro Forma Statements give effect to the following pro forma adjustments:

   A. Application of purchase accounting to the Infoseek merger, reflecting the estimated acquisition cost noted above and the issuance of shares of go.com Common Stock. Components of the estimated acquisition cost reflect:

  . Acquisition of the remaining 58% of Infoseek common stock not already owned by Disney through an exchange of 1.15 shares of go.com Common Stock, for each share of Infoseek common stock, or approximately 41.1 million shares of go.com Common Stock in the aggregate. The purchase price was based upon an Infoseek common stock price of $47.18 per share, multiplied by 35.8 million shares acquired. Upon consummation of the acquisition, Infoseek shall become a wholly owned subsidiary of Disney.

  . Conversion of approximately 9.8 million outstanding and unexercised options exercisable for shares of Infoseek common stock into options exercisable for an aggregate of approximately 11.3 million shares of go.com Common Stock having the same terms and conditions as the Infoseek options, after giving effect to the 1.15:1 exchange ratio in the merger. The fair value of the options assumed is based on the Black-Scholes option-pricing model using the following assumptions:

   Fair value of the underlying shares based on the average Infoseek common stock closing price on July 12, 1999, the day the merger was announced, and the three days prior and subsequent to such date.............................................................. $47.18
   Expected years until exercise......................................      4
   Expected stock volatility..........................................   99.0%
   Risk-free interest rate............................................   5.75%
   Expected dividend rate.............................................    -- %

  . Elimination of Disney's original investment in the Infoseek common stock warrant, acquired November 18, 1998, representing a direct cost of the acquisition.

  . Reversal of certain deferred tax liabilities reflecting Disney's increased ownership of Infoseek.

  . Acquisition expenses, including investment banking fees, printing and postage fees, legal and accounting fees, filing and registration costs.

   Components of the purchase price allocation listed above and reflected in the Disney Pro Forma Statements include the following:

  . Trademarks. Infoseek's trademarks, primarily the Infoseek and the GO
    Network trademarks, were valued using a variation of the discounted cash flow approach referred to as the Relief from Royalty method. The analysis determined a valuation of approximately $3.8 million for trademarks, which are being amortized on a straight-line basis over a period for three years.

  . User Base. To determine the value of the registered user base of the GO
    Network, the future cash flow that is expected to result from registered users was discounted. The analysis determined a valuation of approximately $4.2 million for the user base, which is being amortized on a straight-line basis over a period of two years.

  . Joint Ventures. To determine the value of the joint venture relationships, the expected future cash flow from the joint ventures was discounted, taking into account the risks related to each business and the existing and future markets in which they participate. The analysis resulted in a valuation of approximately $23.5 million for joint venture relationships, which is being amortized on a straight-line basis over a period of nine years (the approximate remaining contractual life of the relationships).

  . In-process Research and Development. The projects identified as in-process research and development at Infoseek are those that will be underway at the time of the Infoseek merger and would, after consummation of the Infoseek merger, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. If an identified project is not successfully completed, there is no alternative future use for the project and the expected future income will not be realized. To determine the value of the in-process research and development, the expected future cash flow attributable to the in-process technology was discounted, taking into account the percentage of completion, utilization of preexisting or "core" technology, risks related to the characteristics and applications of the technology, existing and future markets, and technological risk associated with completing the development of the technology. The valuation approach used was a form of discounted cash flow approach known as the "percentage of completion" approach. The analysis resulted in a valuation of approximately $23.5 million for in-process research and development.

  . Developed Technology. To determine the value of the developed technology, the expected future cash flow attributable to the developed technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessment of the life cycle stage of the technology. The analysis resulted in a valuation of approximately $23.6 million for developed technology which had reached technological feasibility and therefore was capitalizable. Developed technology is being amortized on a straight-line basis over a period of two years.

  . Assembled Workforce. The value of the assembled workforce was determined by estimating the costs to replace existing employees, including recruiting, hiring and training costs for each category of employee. The analysis determined a valuation of approximately $24.7 million for the assembled workforce, which is being amortized on a straight-line basis over a period of three years.

  . Goodwill. The preliminary goodwill allocation of $1.97 billion, which was determined by subtracting the estimated identifiable tangible assets acquired from total estimated acquisition costs, is being amortized on a straight-line basis over a period of three years.

   B. Consolidation of the financial results of ESPN Internet Ventures ("EIV") and ABC News Internet Ventures ("AIV"), owned 50% by Disney and 50% by Infoseek via its ownership of Starwave, the other joint venture partner, and (i) elimination of investment in affiliate balances recorded by Disney's existing Internet business related to Infoseek and Disney's existing Internet business and Infoseek's investments in EIV and AIV, and (ii) elimination of the representation rights revenue recorded by Infoseek as a result of Starwave's joint venture agreements with EIV and AIV. Prior to the Infoseek merger, Disney's existing Internet business accounted for its original investment in Infoseek using the equity method of accounting and Disney's existing Internet business and Infoseek accounted for EIV and AIV using the equity method.

   C. Elimination of the $125.1 million balance on the note between Disney and Infoseek, related to Disney's November 18, 1998 purchase of the Infoseek warrant.

   D. Elimination of Infoseek's historical equity accounts, and reclassification of currently outstanding common stock of Disney as Disney Common Stock.

   E. Incremental amortization of goodwill and other intangible assets resulting from the merger. Intangible assets are being amortized on a straight-line basis over periods ranging from two to nine years, as described above.

   F. Elimination of the minority interest in Starwave.

   G. Elimination of Infoseek's amortization of intangible assets related to its acquisition of Starwave on November 18, 1998.

   H. Elimination of Disney's gain on its sale of Starwave on November 18, 1998.

   I. Elimination of in-process research and development charges reported by Infoseek as a result of its acquisition of Starwave on November 18, 1998.

   J. Tax adjustment to reflect the impact of the items discussed above.

   K. Calculation of basic and diluted earnings per share. The Disney Group's historical net income has been adjusted to reflect its approximately 72% retained interest in go.com.

The Disney Group

                         Unaudited Pro Forma Condensed
                              Financial Statements

   The following unaudited pro forma condensed financial statements for the Disney Group consist of the Unaudited Pro Forma Condensed Balance Sheet as of June 30, 1999 and the Unaudited Pro Forma Condensed Statements of Income for the year ended September 30, 1998 and the nine months ended June 30, 1999, collectively referred to as the "Disney Group Pro Forma Statements". The Disney Group Pro Forma Statements are based upon the consolidated financial statements of Disney adjusted to give effect to Disney's proposed acquisition of the approximately 58% of Infoseek common stock that it does not already own through a merger and issuance of go.com Common Stock.

   The Unaudited Pro Forma Condensed Balance Sheet gives effect to this transaction as if it had taken place on June 30, 1999. The Unaudited Pro Forma Condensed Statements of Income for the year ended September 30, 1998 and the nine months ended June 30, 1999 reflect this transaction as if it had taken place on October 1, 1997.

   In addition, the Disney Group Pro Forma Statements reflect the application of the Disney common stock policies, which become effective upon consummation of the proposed Infoseek merger. Under the terms of the

Disney common stock policies, the Disney Group will provide promotional services to go.com in forms and amounts as determined from time to time by or under the supervision of Disney's board of directors. Cost allocations, if any, to go.com with respect to these services will in all cases be on terms and rates no less favorable to go.com than those that would apply to comparable services provided to unaffiliated third parties and may be on substantially more favorable terms. Pro forma revenues attributable to promotional services provided to go.com have not been reflected within the Disney Group Pro Forma Statements as amounts will vary depending upon the form and amount of promotional services provided in future periods and decisions with respect to cost allocations to go.com made from time to time by or under the supervision of Disney's board of directors. However, any promotional service revenues earned by the Disney Group on a historical basis have been reflected within the historical statements of operations. Future revenue attributable to promotional services provided by the Disney Group to go.com may be significantly higher or lower than historical amounts.

   Upon consummation of the Infoseek merger, the Disney Group will hold an approximately 72% retained interest in go.com. For purposes of these Disney Group Pro Forma Statements, the Disney Group accounts for this retained interest in a manner similar to the equity method of accounting. Accordingly, the Disney Group's ownership interest in go.com is reflected as "Retained interest in go.com" in the Disney Group Unaudited Pro Forma Condensed Balance Sheet. Similarly, the Disney Group's interest in net income or losses of go.com is reflected as "Retained interest in go.com" in the Disney Group's Unaudited Pro forma Condensed Statements of Income. All amounts corresponding to the Disney Group's retained interest in go.com in these Disney Group Pro Forma Statements represent the Disney Group's proportional interest in the businesses, assets and liabilities and income and expenses of go.com.

   The Disney Group Pro Forma Statements, including the notes to the financial statements, should be read in conjunction with the audited combined financial statements and unaudited interim combined financial statements of the Disney Group, including the notes to the financial statements, included in Annex I of this document.

   The Disney Group Pro Forma Statements are not necessarily indicative of what the actual financial results of the Disney Group would have been had the transaction described above taken place on June 30, 1999 or October 1, 1997, nor do they purport to indicate results of future operations.

                                THE DISNEY GROUP

                    (A division of The Walt Disney Company)

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                              As of June 30, 1999
                                 (In millions)

                                                   Pro Forma      Disney Group
                                     Disney Group Adjustments      Pro Forma
                                     ------------ -----------     ------------
ASSETS
Current Assets
  Cash and cash equivalents.........   $   850      $  (56)(B)      $   794
  Receivables.......................     3,286         --             3,286
  Inventories.......................       784         --               784
  Film and television costs.........     3,562         --             3,562
  Deferred income taxes.............       452         --               452
  Other assets......................       767         --               767
                                       -------      ------          -------
  Total current assets..............     9,701         (56)           9,645
Film and television costs...........     2,420         --             2,420
Investments.........................     1,872         --             1,872
Retained interest in go.com.........       433       1,477(A)(B)      1,910
Theme parks, resorts and other
 property, net......................    11,202         --            11,202
Intangible assets, net..............    15,778         --            15,778
Other assets........................     1,557         --             1,557
                                       -------      ------          -------
                                       $42,963      $1,421          $44,384
                                       =======      ======          =======
LIABILITIES and GROUP EQUITY
Current Liabilities
  Accounts and taxes payable and
   other accrued liabilities........   $ 4,090         --           $ 4,090
  Current portion of borrowings.....     1,705         --             1,705
  Unearned royalties and other
   advances.........................       773         --               773
                                       -------      ------          -------
  Total current liabilities.........     6,568         --             6,568
Borrowings..........................    10,270         --            10,270
Deferred income taxes...............     2,660         --             2,660
Other long term liabilities,
 unearned royalties and other
 advances...........................     2,654         --             2,654
  Group equity......................    20,811       1,421(A)        22,232
                                       -------      ------          -------
                                       $42,963      $1,421          $44,384
                                       =======      ======          =======

        See Notes to Unaudited Pro Forma Condensed Financial Statements

                                THE DISNEY GROUP

                    (A division of The Walt Disney Company)

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                     For the Year Ended September 30, 1998
                                 (In millions)

                                                       Pro Forma   Disney Group
                                         Disney Group Adjustments   Pro Forma
                                         ------------ -----------  ------------
Revenues...............................    $ 22,716      $ --        $ 22,716
                                           --------      -----       --------
Costs and expenses.....................     (18,601)       --         (18,601)
                                           --------      -----       --------
Operating income.......................       4,115        --           4,115
Corporate and other activities.........        (228)        (5)(C)       (233)
Net interest expense...................        (623)         4 (D)       (619)
                                           --------      -----       --------
Income before income taxes and retained
 interest in go.com....................       3,264         (1)         3,263
Income taxes...........................      (1,343)        (2)(E)     (1,345)
                                           --------      -----       --------
Income before retained interest in
 go.com................................       1,921         (3)         1,918
Retained interest in go.com............         (71)      (642)(A)       (713)
                                           --------      -----       --------
Net income.............................    $  1,850      $(645)      $  1,205
                                           ========      =====       ========


        See Notes to Unaudited Pro Forma Condensed Financial Statements

                                THE DISNEY GROUP

                    (A division of the Walt Disney Company)

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                    For the Nine Months Ended June 30, 1999
                                 (In millions)

                                                       Pro Forma   Disney Group
                                         Disney Group Adjustments   Pro Forma
                                         ------------ -----------  ------------
Revenues...............................    $ 17,461      $ --        $ 17,461
                                           --------      -----       --------
Costs and expenses.....................     (14,708)       --         (14,708)
                                           --------      -----       --------
Operating income.......................       2,753        --           2,753
Corporate and other activities.........        (158)       --            (158)
Net interest expense...................        (499)         7(D)        (492)
                                           --------      -----       --------
Income before income taxes and retained
 interest in go.com....................       2,096          7          2,103
Income taxes...........................        (905)        (3)(E)       (908)
                                           --------      -----       --------
Income before retained interest in
 go.com................................       1,191          4          1,195
Retained interest in go.com............          24       (584)(A)       (560)
                                           --------      -----       --------
Net income.............................    $  1,215      $(580)      $    635
                                           ========      =====       ========



        See Notes to Unaudited Pro Forma Condensed Financial Statements

                          NOTES TO UNAUDITED PRO FORMA

                         CONDENSED FINANCIAL STATEMENTS
            (Tabular dollars in millions, except per share amounts)

   The Disney Group Pro Forma Statements are based upon the historical financial statements of the Disney Group, adjusted to give effect to Disney's proposed acquisition of the approximately 58% of Infoseek common stock that it does not already own through a merger and issuance of go.com Common Stock. In addition, the Disney Group Pro Forma Statements reflect the application of the Disney common stock policies, which become effective upon consummation of the proposed Infoseek merger.

   The Unaudited Pro Forma Condensed Balance Sheet gives effect to this transaction as if it had taken place on June 30, 1999. The Unaudited Pro Forma Condensed Statements of Income for the year ended September 30, 1998 and the nine months ended June 30, 1999 reflect this transaction as if it had taken place on October 1, 1997.

   On July 10, 1999, Disney and Infoseek entered into the reorganization agreement pursuant to which Disney proposed to amend and restate its certificate of incorporation to increase the number of authorized shares of common stock and to provide for an additional class of common stock, the go.com Common Stock. Upon consummation of the merger, Infoseek stockholders will receive 1.15 shares of go.com Common Stock in exchange for each share of Infoseek common stock that they own. In addition, each outstanding share of the common stock of Disney will be renamed as one share of Disney Common Stock.

   The go.com Common Stock is intended to reflect the performance of Disney's existing Internet business, which includes the Disney Catalog, the Infoseek assets being acquired in the merger and other businesses, including related liabilities, as designated by Disney's board of directors.

   The Disney Common Stock is intended to reflect the performance of Disney's interest in all of its other assets, liabilities and businesses, including an initial retained interest in go.com of approximately 72%. For purposes of these Disney Group Pro Forma Statements, the Disney Group accounts for this retained interest in a manner similar to the equity method of accounting. Accordingly, the Disney Group's ownership interest in go.com is reflected as "Retained Interest in go.com" in the Disney Group Unaudited Pro Forma Condensed Balance Sheet. Similarly, the Disney Group's interest in the net income or losses of go.com is reflected as "Retained Interest in go.com" in the Disney Group's statements of income. All amounts corresponding to the Disney Group's retained interest in go.com in these Disney Group Pro Forma Statements represent the Disney Group's proportional interest in the businesses, assets and liabilities and income and expenses of go.com.

   The Disney Group Pro Forma Statements have been prepared on the basis of assumptions described in the notes below, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Infoseek based on preliminary estimates of their fair value. The actual allocation of the consideration may differ from that reflected in the Disney Group Pro Forma Statements after valuations and other procedures to be performed after the closing of the Infoseek merger have been completed. See the unaudited pro forma combined condensed financial statements for Disney and go.com for additional information.

   The Disney Group Pro Forma Statements are not necessarily indicative of what the actual financial results of the Disney Group would have been had the transactions described above taken place on June 30, 1999 or October 1, 1997, nor do they purport to indicate results of future operations.

   The Pro Forma Statements give effect to the following pro forma adjustments:

   A. Recognition of the issuance of shares of go.com Common Stock relating to the Infoseek merger and Disney Group's approximately 72% retained interest in the operations of go.com.

   B. Capital contribution, in accordance with the Reorganization Agreement and the Disney common stock policies, from the Disney Group to go.com to match Infoseek's adjusted working capital balance.

   C. Increase in corporate general and administrative expenses for the year ended September 30, 1998 due to application of the Disney common stock policy, which limits services and facilities allocations from the Disney Group to go.com to $7.5 million.

   D. Interest income, to reflect the Disney common stock policies related to funding or financing provided by the Disney Group to go.com. After consummation of the Infoseek merger, financing up to a cumulative amount of $250.0 million is to be treated as a loan between the Disney Group and go.com. Interest income has been reflected applying average borrowing rates of 6.2% and 6.0%, for the year ended September 30, 1998 and the nine months ended June 30, 1999. These rates are consistent with Disney's average borrowing rates during the periods covered by the Pro Forma Statements.

   E. Tax adjustment to reflect the impact of items discussed above.

go.com

                     Unaudited Pro Forma Combined Condensed
                              Financial Statements

   The following unaudited pro forma combined condensed financial statements for go.com consist of the Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1999 and the Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended September 30, 1998 and the nine months ended June 30, 1999, collectively referred to as the "go.com Pro Forma Statements". The go.com Pro Forma Statements are based upon the historical financial statements of Disney's existing Internet business and the unaudited consolidated financial statements of Infoseek, combined and adjusted to give effect to Disney's proposed acquisition of the approximately 58% of Infoseek common stock that it does not already own through a merger and issuance of go.com Common Stock.

   The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to this transaction as if it had taken place on June 30, 1999 and reflects the total purchase costs of the fair values of assets and liabilities of Infoseek based on a preliminary valuation. The Unaudited Pro Forma Combined Condensed Balance Sheet combines Disney's existing Internet business' unaudited historical combined balance sheet as of June 30, 1999 with Infoseek's unaudited historical consolidated balance sheet as of July 3, 1999.

   The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended September 30, 1998 and the nine months ended June 30, 1999 reflect this transaction as if it had taken place on October 1, 1997. The Unaudited Pro Forma Combined Condensed Statements of operations combine Disney's existing Internet business' historical combined statements of Operations for the year ended September 30, 1998 and the nine months ended June 30, 1999 with Infoseek's unaudited historical consolidated statements of operations for the year ended October 3, 1998 and the nine months ended July 3, 1999, respectively.

   The go.com Pro Forma Statements reflect the application of the Disney common stock policies, which become effective upon consummation of the proposed Infoseek merger. Under the terms of the Disney common stock policies, the Disney Group will provide promotional services to go.com in such forms and amounts as determined from time to time by or under the supervision of Disney's board of directors. Cost allocations, if any, to go.com with respect to such services will in all cases be on terms and rates no less favorable to go.com than those that would apply to comparable services provided to unaffiliated third parties and may be on substantially more favorable terms. Cost allocations for promotional services to go.com have not been reflected within the go.com Pro Forma Statements, as charges, if any, will vary depending upon the form and amount of promotional services provided in future periods and decisions with respect to cost allocations made from time to time by or under the supervision of Disney's board of directors. However, any promotional costs incurred by

Disney's existing Internet business or Infoseek on a historical basis have been reflected within each of the respective historical statements of operations. Future cost allocations for promotional services provided by the Disney Group to go.com may be significantly higher or lower than historical amounts.

   The go.com Pro Forma Statements are based upon information set forth in this document and certain assumptions included in the accompanying notes. After consummation of the Infoseek merger, Disney anticipates completion of the valuations and other studies of the significant assets, liabilities and business operations of Infoseek. Using this information, Disney will make a final purchase price allocation between tangible assets and liabilities, identifiable intangible assets and goodwill. The impact of these changes, principally affecting intangible assets and related amortization, could be material.

   If approved, the Infoseek merger will be accounted for using the purchase method of accounting. Accordingly, Disney's cost to acquire Infoseek, calculated to be $2.15 billion assuming an Infoseek common stock price of $47.18 per share, will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. The total cost to acquire Infoseek is subject to change, to the extent that the number of shares of Infoseek common stock to be acquired will not be fixed until the effective date of the merger. A change in total cost will result in a corresponding change in goodwill and related amortization expense. As noted above, the final allocation of the purchase price is dependent upon certain valuations and other studies that are not yet complete. Accordingly, the purchase price allocation adjustments made in connection with the development of the go.com Pro Forma Statements are preliminary and have been made solely for the purpose of developing such go.com Pro Forma Statements.

   The $2.07 billion pro forma excess of purchase price over net tangible assets acquired as of June 30, 1999 is being amortized over three years at a rate of $682.0 million per year. go.com believes that a three-year life is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature. As a result of the Infoseek merger, go.com expects to incur a write-off related to in-process research and development totaling approximately $23.5 million. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-off related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect this one-time charge. The charge related to in-process research and development will be reflected in go.com's combined financial statements when the Infoseek merger is consummated.

   The go.com Pro Forma Statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements and unaudited interim consolidated financial statements of Infoseek, including the notes thereto and the audited combined financial statements and unaudited interim combined financial statements of Disney's existing Internet business, including the notes thereto, included in Annex J of this document.

   The go.com Pro Forma Statements are not necessarily indicative of what the actual financial results of go.com would have been had the transactions described above taken place on June 30, 1999 or October 1, 1997, nor do they purport to indicate results of future operations.

                                     go.com

                    (A division of The Walt Disney Company)

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              As of June 30, 1999
                                 (In thousands)

                          Disney's
                          Existing
                          Internet              Pro Forma              go.com
                          Business  Infoseek   Adjustments           Pro Forma
                          -------- ----------  -----------           ----------
ASSETS
Current Assets
  Cash and cash
   equivalents........... $      3 $   33,252  $    56,449 (A)(B)    $   89,704
                                                           (J)
  Short-term
   investments...........      --      53,213          --                53,213
  Receivables............   20,928     22,409          515 (B)           43,852
  Receivables,
   affiliate.............   11,488        --       (10,794)(B)              694
  Inventories............   34,137        --           --                34,137
  Prepaid and other
   assets................   13,091     14,623        3,478 (B)(C)        31,192
                          -------- ----------  -----------           ----------
  Total current assets...   79,647    123,497       49,648              252,792
Investments..............  598,963      9,774     (191,350)(B)          417,387
Property and equipment,
 net.....................   35,805     26,630        5,651 (B)           68,086
Intangible assets, net...      --     835,228    1,212,698 (A)(G)     2,047,926
Deferred income taxes....      --         --        23,152 (A)           23,152
Other assets.............      --       1,049          --                 1,049
                          -------- ----------  -----------           ----------
                          $714,415 $  996,178  $ 1,099,799           $2,810,392
                          ======== ==========  ===========           ==========
LIABILITIES AND GROUP
 EQUITY
Current Liabilities
  Accounts payable and
   other accrued
   liabilities........... $ 57,580 $   40,014  $    31,076 (A)(B)    $  128,670
  Current portion of
   borrowings............   28,771      3,568      (28,771)(C)            3,568
  Unearned revenue.......    8,823     35,970      (35,970)(A)            8,823
                          -------- ----------  -----------           ----------
  Total current
   liabilities...........   95,174     79,552      (33,665)             141,061
Borrowings...............   97,300        979      (97,300)(C)              979
Deferred income taxes....   73,107     45,065     (118,172)(A)              --
Minority interests.......   15,383        --            85 (B)           15,468
Stockholders' (Group)
 Equity
  Common stock...........      --   1,262,026   (1,262,026)(D)              --
  Accumulated deficit....      --    (265,910)     265,910 (D)              --
  Deferred compensation..      --        (421)         421 (D)              --
  Notes receivable from
   stockholders..........      --    (125,108)     125,108 (C)              --
  Unrealized gain (loss)
   on currency...........      --          (5)           5 (A)              --
  Group equity...........  433,451        --     2,219,433 (A)(B)     2,652,884
                                                           (D)(G)(J)
                          -------- ----------  -----------           ----------
                          $714,415 $  996,178  $ 1,099,799           $2,810,392
                          ======== ==========  ===========           ==========

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements
                                     go.com

                    (A division of The Walt Disney Company)

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     For the Year Ended September 30, 1998
                                 (In thousands)

                         Disney's
                         Existing
                         Internet                Pro Forma          go.com
                         Business   Infoseek(1) Adjustments        Pro Forma
                         ---------  ----------- -----------       -----------
Internet revenues....... $  67,764   $ 63,390    $     --         $   131,154
Catalog revenues........   191,808        --           --             191,808
                         ---------   --------    ---------        -----------
Total revenues..........   259,572     63,390          --             322,962
                         ---------   --------    ---------        -----------
Costs and expenses
  Cost of revenues......   196,936      9,878        4,012 (M)        210,826
  Sales and marketing...   106,586     46,944         (736)(M)        152,794
  Research and
   development..........       --       9,453       (9,453)(M)            --
  Other operating.......    40,453      9,676         (391)(M)         49,738
  Depreciation and
   amortization.........    16,189        --       929,461 (E)(M)     945,650
                         ---------   --------    ---------        -----------
Total costs and
 expenses...............   360,164     75,951      922,893          1,359,008
                         ---------   --------    ---------        -----------
Operating loss..........  (100,592)   (12,561)    (922,893)        (1,036,046)
Corporate and other
 activities.............   (11,646)       --         5,003 (K)         (6,643)
Net interest (expense)
 income.................     1,058      2,219       (3,669)(L)           (392)
                         ---------   --------    ---------        -----------
(Loss) before income
 taxes and minority
 interests..............  (111,180)   (10,342)    (921,559)        (1,043,081)
Income tax benefit......    35,633        --        16,361 (N)         51,994
Minority interests......     4,477        --        (3,925)(F)            552
                         ---------   --------    ---------        -----------
Net loss................ $ (71,070)  $(10,342)   $(909,123)       $  (990,535)
                         =========   ========    =========        ===========

- --------
(1) Infoseek's unaudited statement of operations for the year ended September 30, 1998 is derived from Infoseek's consolidated statement of operations for the nine months ended October 3, 1998, as reported in Infoseek's Annual Report on Form 10-K, included in Annex K of this document, and Infoseek's unaudited results of operations for the quarter ended December 31, 1997, which are not included herein.

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements
                                     go.com

                    (A division of The Walt Disney Company)

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    For the Nine Months Ended June 30, 1999
                                 (In thousands)

                         Disney's
                         Existing
                         Internet               Pro Forma             go.com
                         Business   Infoseek   Adjustments          Pro Forma
                         ---------  ---------  -----------          ----------
Internet revenues....... $  43,164  $  95,954   $   2,057 (B)       $  141,175
Catalog revenues........   116,634        --          --               116,634
                         ---------  ---------   ---------           ----------
Total revenues..........   159,798     95,954       2,057              257,809
                         ---------  ---------   ---------           ----------
Costs and expenses
  Cost of revenues......   113,974     38,476       9,993 (B)(G)(M)    162,443
  Amortization of
   intangibles..........       --      23,701     (23,701)(G)              --
  Sales and marketing...    58,681     86,045      14,255 (B)(M)       158,981
  Research and
   development..........       --      21,888     (21,888)(B)(M)           --
  Other operating.......    24,386     18,085       4,631 (B)(M)        47,102
  Depreciation and
   amortization.........     5,487     43,396     666,235 (E)(G)(M)    715,118
  In-process research
   and development......       --      76,939     (72,600)(I)            4,339
                         ---------  ---------   ---------           ----------
Total costs and
 expenses...............   202,528    308,530     576,925            1,087,983
                         ---------  ---------   ---------           ----------
Gain on sale of
 Starwave...............   345,048        --     (345,048)(H)              --
                         ---------  ---------   ---------           ----------
Operating income
 (loss).................   302,318   (212,576)   (919,916)            (830,174)
Corporate and other
 activities.............   (13,443)    (7,994)     16,203 (B)           (5,234)
Equity in Infoseek
 loss...................  (245,590)       --      245,590 (B)(E)           --
Net interest (expense)
 income.................    (5,371)     8,384      (6,630)(L)           (3,617)
                         ---------  ---------   ---------           ----------
Income (loss) before
 income taxes and
 minority interests.....    37,914   (212,186)   (664,753)            (839,025)
Income taxes............   (13,933)       --       74,541 (N)           60,608
Minority interests......       252        --          327 (B)(F)           579
                         ---------  ---------   ---------           ----------
Net income (loss)....... $  24,233  $(212,186)  $(589,885)          $ (777,838)
                         =========  =========   =========           ==========

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                     NOTES TO UNAUDITED PRO FORMA COMBINED

                         CONDENSED FINANCIAL STATEMENTS
            (Tabular dollars in millions, except per share amounts)

   The go.com Pro Forma Statements are based upon the historical financial statements of Disney's existing Internet business and the unaudited consolidated financial statements of Infoseek, combined and adjusted to give effect to Disney's proposed acquisition of the approximately 58% of Infoseek common stock that it does not already own through a merger and issuance of go.com Common Stock, or tracking stock shares. In addition, the go.com Pro Forma Statements reflect the application of the Disney common stock policies, which become effective upon consummation of the proposed Infoseek merger.

   The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to this transaction as if it had taken place on June 30, 1999. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended September 30, 1998 and the nine months ended June 30, 1999 reflect this transaction as if it had taken place on October 1, 1997.

   On July 10, 1999, Disney and Infoseek entered into a reorganization agreement whereby Infoseek stockholders will receive 1.15 shares of go.com Common Stock for each share of Infoseek common stock that they own. The Infoseek merger will be accounted for using the purchase method of accounting. Accordingly, Disney's cost to acquire Infoseek, calculated to be $2.15 billion assuming an Infoseek common stock price of $47.18 per share, will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. The total cost to acquire Infoseek is subject to change, to the extent that the number of shares of Infoseek common stock to be acquired will not be fixed until the effective date of the merger. A change in total cost will result in a corresponding change in goodwill and related amortization expense. The final allocation of the purchase consideration is dependent upon certain valuations and other studies that are not yet complete. Accordingly, the purchase price allocation adjustments made in connection with the development of the go.com Pro Forma Statements are preliminary and have been made solely for the purpose of developing such go.com Pro Forma Statements.

   The $2.07 billion pro forma excess of purchase price over net tangible assets acquired as of June 30, 1999 is being amortized over three years at a rate of $682.0 million per year. go.com believes that a three-year life is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature. As a result of the Infoseek merger, go.com expects to incur a write-off related to in-process research and development totaling approximately $23.5 million. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-off related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect this one-time charge. The charge related to in-process research and development will be reflected in go.com's combined financial statements when the Infoseek merger is consummated.

   The go.com Pro Forma Statements are not necessarily indicative of what the actual financial results of the combined company would have been had the transactions described above taken place on June 30, 1999 or October 1, 1997, nor do they purport to indicate results of future operations.

   The Pro Forma Statements have been prepared on the basis of assumptions described in the notes below, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Infoseek based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the Pro Forma Statements after valuations and other procedures to be performed after the closing of the Infoseek merger have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired:

                                                                     Annual
                                                    Amortization  Amortization
                                                        Life     of Intangibles
                                                    ------------ --------------
Estimated Acquisition Cost
  Exchange of go.com shares for Infoseek
   common stock.......................... $1,687.5
  Conversion of Infoseek options to
   options for tracking stock............    377.2
  Infoseek warrant.......................    139.0
  Reversal of deferred tax liabilities...    (81.8)
  Acquisition expenses...................     30.0
                                          --------
    Total Estimated Acquisition Cost..... $2,151.9
                                          ========
Purchase Price Allocation
  Fair value of 58% of Infoseek net
   tangible assets at June 30, 1999...... $   80.5
Intangible Assets Acquired:
  Trademarks.............................      3.8    3 years        $  1.3
  User base..............................      4.2    2 years           2.1
  In-process research and development....     23.5
  Joint ventures.........................     23.5    9 years           2.6
  Developed technology...................     23.6    2 years          11.8
  Assembled workforce....................     24.7    3 years           8.2
  Goodwill...............................  1,968.1    3 years         656.0
                                          --------
    Total................................ $2,151.9
                                          ========

   The Pro Forma Statements give effect to the following pro forma adjustments:

   A. Application of purchase accounting to the Infoseek merger, reflecting the estimated acquisition cost noted above and issuance of shares of go.com Common Stock. Components of the estimated acquisition cost reflect:

  --Acquisition of the approximately 58% of Infoseek common stock not already owned by Disney through an exchange of 1.15 shares of go.com Common Stock for each share of Infoseek common stock, or approximately 41.1 million shares of tracking stock in the aggregate. The purchase price was based upon an Infoseek common stock price of $47.18 per share, multiplied by
    35.8 million shares acquired. Upon consummation of the acquisition, the results of operations of Infoseek and its subsidiaries thereafter will be attributed to go.com.

  --Conversion of approximately 9.8 million outstanding and unexercised options exercisable for shares of Infoseek common stock into options exercisable for an aggregate of approximately 11.3 million shares of go.com Common Stock having the same terms and conditions as the Infoseek options, after giving effect to the 1.15 exchange ratio. The fair value of the options assumed is based on the Black-Scholes option-pricing model using the following assumptions:

   Fair value of the underlying shares based on the average Infoseek common stock closing price on July 12, 1999 (the day the merger was announced) and the three days prior and subsequent to such date.............................................................. $47.18
   Expected years until exercise......................................      4
   Expected stock volatility..........................................   99.0%
   Risk-free interest rate............................................   5.75%
   Expected dividend rate.............................................     --%

  --Elimination of Disney's original investment in the Infoseek common stock warrant, acquired November 18, 1998, representing a direct cost of the acquisition.

  --Reversal of certain deferred tax liabilities reflecting go.com's increased ownership of Infoseek.

  --Acquisition expenses, including investment banking fees, printing and postage fees, legal and accounting fees, filing and registration costs.

   Components of the purchase price allocation listed above and reflected in the Pro Forma Statements include the following:

  . Infoseek's tangible assets acquired, which principally include cash, accounts receivable and property and equipment, and liabilities assumed, which principally include accounts payable, accrued payroll and other current liabilities.

  . Trademarks. Infoseek's trademarks, primarily the Infoseek and the GO
    Network trademarks, were valued using a variation of the discounted cash flow approach referred to as the Relief from Royalty method. The analysis determined a valuation of approximately $3.8 million for trademarks, which are being amortized on a straight-line basis over a period of three years.

  . User Base. To determine the value of the registered user base of the GO
    Network, the future cash flow that is expected to result from registered users was discounted. The analysis determined a valuation of approximately $4.2 million for the user base, which is being amortized on a straight-line basis over a period of two years.

  . Joint Ventures. To determine the value of the joint venture relationships, the expected future cash flow from the joint ventures was discounted, taking into account the risks related to each business and the existing and future markets in which they participate. The analysis resulted in a valuation of approximately $23.5 million for joint venture relationships, which is being amortized on a straight-line basis over a period of nine years (the approximate remaining contractual life of the relationships).

  . In-process Research and Development. The projects identified as in-process research and development at Infoseek are those that will be underway at the time of the Infoseek merger and would, after consummation of the Infoseek merger, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. If an identified project is not successfully completed, there is no alternative future use for the project and the expected future income will not be realized. To determine the value of the in-process research and development, the expected future cash flow attributable to the in-process technology was discounted, taking into account the percentage of completion, utilization of preexisting or "core" technology, risks related to the characteristics and applications of the technology, existing and future markets, and technological risk associated with completing the development of the technology. The valuation approach used was a form of discounted cash flow approach known as the "percentage of completion" approach. The analysis resulted in a valuation of approximately $23.5 million for in-process research and development.

  . Developed Technology. To determine the value of the developed technology, the expected future cash flow attributable to the developed technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessment of the life cycle stage of the technology. The analysis resulted in a valuation of approximately $23.6 million for developed technology which had reached technological feasibility and therefore was capitalizable. Developed technology is being amortized on a straight-line basis over a period of two years.

  . Assembled Workforce. The value of the assembled workforce was determined by estimating the costs to replace existing employees, including recruiting, hiring and training costs for each category of employee. The analysis determined a valuation of approximately $24.7 million for the assembled workforce, which is being amortized on a straight-line basis over a period of three years.

  . Goodwill. The preliminary goodwill allocation of $1.97 billion, which was determined by subtracting the estimated identifiable tangible assets acquired from total estimated acquisition costs, is being amortized on a straight-line basis over a period of three years.

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   B. Consolidation of the financial results of ESPN Internet Ventures ("EIV")
and ABC News Internet Ventures ("AIV"), owned 50% by Disney and 50% by Infoseek via its ownership of Starwave, the other joint venture partner, and (i) elimination of investment in affiliate balances recorded by Disney's existing Internet business related to Infoseek and Disney's existing Internet business and Infoseek's investments in EIV and AIV, and (ii) elimination of the representation rights revenue recorded by Infoseek as a result of Starwave's joint venture agreements with EIV and AIV. Prior to the Infoseek merger, Disney's existing Internet business accounted for its original investment in Infoseek using the equity method of accounting and Disney's existing Internet business and Infoseek accounted for EIV and AIV using the equity method.

   C. Elimination of the $125.1 million balance on the note between Disney's existing Internet business and Infoseek, related to Disney's existing Internet business' November 18, 1998 purchase of the Infoseek common stock warrant.

   D. Elimination of Infoseek's historical equity accounts.

   E. Incremental amortization of goodwill and other intangible assets resulting from the merger. Intangible assets are being amortized on a straight-line basis over periods ranging from two to nine years, as described above.

   F. Elimination of the minority interest in Starwave.

   G. Elimination of Infoseek's amortization of intangible assets related to its acquisition of Starwave on November 18, 1998.

   H. Elimination of Disney's existing Internet business' gain on its sale of Starwave on November 18, 1998.

   I. Elimination of in-process research and development charges reported by Infoseek as a result of its acquisition of Starwave on November 18, 1998.

   J. Capital contribution, in accordance with the reorganization agreement and the Disney common stock policies, from the Disney Group to go.com to match Infoseek's adjusted working capital balance.

   K. Reduction in corporate general and administrative services and facilities allocations for the year ended September 30, 1998, from the Disney Group to Disney's existing Internet business, which in accordance with the Disney common stock policies have been limited to $7.5 million.

   L. Interest expense, to reflect the Disney common stock policies related to funding or financing provided by the Disney Group to Disney's existing Internet business. After consummation of the Infoseek merger, financing up to a cumulative amount of $250.0 million is to be treated as a loan between the Disney Group and go.com. Interest expense has been reflected applying average borrowing rates of 6.2% and 6.0%, for the year ended September 30, 1998 and the nine months ended June 30, 1999, respectively. These rates are consistent with the Disney Group's average borrowing rates during the periods covered by the Pro Forma Statements.

   M. Reclassification of Infoseek's research and development and depreciation expenses to conform to Disney's existing Internet business' presentation.

   N. Tax adjustment to reflect the impact of the items discussed above.

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        PRINCIPAL PROVISIONS OF THE AGREEMENT AND PLAN OF REORGANIZATION

   Set forth below is a description of the material terms of the reorganization agreement. We urge stockholders to read carefully in its entirety the reorganization agreement, which we have attached as Annex A to this joint proxy statement/prospectus and incorporated into this document by reference.

General

   The reorganization agreement contemplates the merger of a wholly owned subsidiary of Disney with and into Infoseek, with Infoseek surviving the merger as a wholly owned subsidiary of Disney. The merger will become effective on the date and time that the certificate of merger is filed with the Delaware Secretary of State or such other date and time specified in the certificate of merger.

   On the closing date of the merger, immediately prior to the consummation of the merger and the filing of the certificate of merger, Disney will file with the Delaware Secretary of State the proposed amendment to the Disney certificate of incorporation. Among other things, the Disney charter amendment proposal will authorize the go.com Common Stock and reclassify Disney's remaining common stock as Disney Common Stock.

   go.com will be created as a result of the adoption and effectiveness of the Disney charter amendment proposal and the adoption by the Disney board of directors of the Disney common stock policies which will describe go.com and will include policies regarding the relationship between Disney and go.com.

Conversion of Shares and Consideration to be Received in the Merger

   At the effective time of the merger:

  . each issued and outstanding share of Infoseek common stock and associated share purchase rights, other than shares owned by Disney and its affiliates, will be converted into the right to receive 1.15 shares of go.com Common Stock;

  . each share of Infoseek common stock owned by Disney will remain outstanding;

  . each share of Infoseek common stock owned by Disney Enterprises, Inc., a wholly owned subsidiary of Disney, will be converted into the right to receive one-hundredth of a share of a new series of preferred stock of Disney;

  . former Infoseek stockholders, other than Disney, will own approximately
    28% of the equity value attributed to go.com, excluding stock options;
    and

  . Disney will initially retain an interest of approximately 72% of the equity value attributed to go.com, excluding stock options.

Representations and Warranties

 Representations and Warranties by Disney

   The reorganization agreement contains standard representations and warranties by Disney and Bingo Acquisition Corp., its wholly owned subsidiary which will be merged with and into Infoseek pursuant to the merger, as to:

  . corporate organization and similar corporate matters of Disney and its subsidiaries;

  . the capital structure of Disney and Bingo Acquisition;

  . power and authority of Disney and Bingo Acquisition to execute the reorganization agreement subject to stockholder approval;


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  . compliance with instruments, including the Disney certificate of incorporation and bylaws and other agreements to which Disney is a party;

  . possession and validity of all necessary government permits and compliance with all applicable laws;

  . fair presentation of Disney's financial statements and reports filed with the SEC;

  . authorization and validity of the go.com Common Stock to be issued in the merger;

  . ownership, activities and liabilities of Bingo Acquisition Corp.;

  . fair presentation of financial statements of Disney's existing Internet business;

  . absence of changes in Disney's existing Internet business since March 31, 1999;

  . absence of restrictions on the business activities of Disney's existing
    Internet business;

  . title to properties, absence of liens and encumbrances on property used by Disney in its existing Internet business;

  . ownership of and rights to use intellectual property;

  . compliance with and validity of contracts and other instruments of Disney's existing Internet business;

  . pending or threatened litigation;

  . validity of government consents, permits, licenses and other authorizations used by Disney's existing Internet business;

  . minute books of Disney's existing Internet business;

  . environmental matters;

  . broker's and finder's fees;

  . employee benefit matters;

  . approval by Disney's board of directors of the Disney charter amendment proposal and the common stock policies;

  . fairness opinion delivered by Disney's financial advisor; and

  . absence of knowledge of any facts or circumstances reasonably likely to prevent the merger from qualifying as a "reorganization" for federal income tax purposes.

 Representations and Warranties by Infoseek

   The reorganization agreement contains standard representations and warranties by Infoseek as to:

  . corporate organization, standing and the power of Infoseek and its subsidiaries;

  . ownership of subsidiaries of Infoseek;

  . capital structure and option plans of Infoseek;

  . power and authority to execute the reorganization agreement, including approval by Infoseek's "disinterested directors" as defined in Infoseek's certificate of incorporation, as amended, subject to approval by a majority of the shares of Infoseek common stock, other than shares held by Disney and its affiliates;

  . compliance with instruments, including Infoseek's certificate of incorporation, as amended, and bylaws and other agreements to which Infoseek is a party;

  . possession and validity of all necessary government permits and compliance with all applicable laws;


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  . fair presentation of Infoseek's financial statements and reports filed with the SEC;

  . absence of changes in Infoseek since March 31, 1999;

  . absence of undisclosed liabilities of Infoseek;

  . absence of restrictions on the business activities of Infoseek;

  . title to properties, absence of liens and encumbrances on property used by Infoseek and its subsidiaries;

  . broker's and finder's fees;

  . pending or threatened litigation;

  . tax matters;

  . employee benefit matters;

  . compliance with and validity of contracts and other instruments of Infoseek and its subsidiaries;

  . ownership of and rights to use intellectual property;

  . validity of government consents, permits, licenses and other authorizations used by Infoseek and its subsidiaries;

  . environmental matters;

  . minute books of Infoseek and its subsidiaries; and

  . fairness opinion delivered by Infoseek's financial advisor.

Principal Covenants

 Conduct of Business Pending the Merger

   Pursuant to the reorganization agreement, Infoseek has agreed that, until the effective time of the merger, subject to certain exceptions, Infoseek and its subsidiaries will carry on their respective businesses in substantially the same manner as conducted prior to the date of the reorganization agreement and will:

  . pay all debts and taxes when due;

  . pay and perform other obligations when due;

  . use their reasonable efforts consistent with past practice and policies to preserve intact their present business organization;

  . keep available the services of their present officers and key employees;
    and

  . preserve existing relationships with their customers, suppliers, distributors, licensors, licensees and other business counterparts.

   In addition, Infoseek and its subsidiaries have agreed, subject to certain exceptions, to comply with specific restrictions relating to the following:

  . the purchase, sale, transfer or license of intellectual property;

  . the entrance into or modification of agreements relating to marketing or distribution rights;

  . the declaration of dividends or other distributions in respect of capital stock and the split, combination, reclassification or issuance of capital stock;

  . the issuance, grant, delivery, sale or purchase of their capital stock;


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  . the acquisition of any business, corporation, partnership, association or other business organization or division, or the acquisition of assets;

  . the sale, lease, license or other disposition of any properties or assets;

  . incurrence of any indebtedness, guarantee of any indebtedness or the issuance, sale or guarantee of debt securities;

  . the grant of any severance, retention, or termination pay to any director, officer or employee of Infoseek;

  . the adoption of any employee plan, entrance into any employee agreement, amendment of any employee plan or employee agreement, or agreement to pay any special bonus or increase the salaries or wage rates of their employees;

  . the payment of any claim, liability or obligation;

  . the making or changing of any material election in respect of taxes;

  . the filing of any amended tax return;

  . the adoption or change of any accounting method in respect of taxes;

  . the acceleration of the vesting schedule of any outstanding Infoseek options, warrants or capital stock;

  . the hiring of any material number of employees or termination of any of Infoseek's key employees, or encouragement of employees to resign;

  . the entrance into any agreement which has a term greater than a year; and

  . the taking or agreeing or take any of the actions described above or any other action that would prevent Infoseek from performing or cause Infoseek not to perform its covenants under the reorganization agreement.

   Pursuant to the reorganization agreement, Disney has agreed that, until the effective time of the merger, Disney will carry on its existing Internet business in substantially the same manner as conducted prior to the date of the reorganization agreement. Disney will also use its reasonable efforts to:

  . preserve intact the business organizations of its existing Internet business;

  . keep available the services of the present officers and key employees of its existing Internet business; and

  . preserve the relationships of its existing Internet business with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

   In addition, Disney has agreed, subject to certain exceptions, that Disney and Disney's existing Internet business will comply with specific restrictions relating to the following:

  . the purchase, sale, transfer or license of intellectual property;

  . the entrance into or modification of agreements relating to marketing or distribution rights;

  . the issuance, grant, purchase, sale or delivery of go.com Common Stock;

  . the acquisition of any business or any corporation, partnership, association or other business organization or division or assets relating to Disney's existing Internet business;

  . the sale, lease, license or other disposition of any properties or assets of Disney's existing Internet business;

  . incurrence of any indebtedness, guarantee of any indebtedness or the issuance, sale or guarantee of debt securities related to, or attributed to, Disney's existing Internet business;

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  . the grant of any severance, retention, or termination pay to any director, officer or employee of the companies comprising Disney's existing Internet business;

  . the termination or resignation of any key employees of Disney's existing
    Internet business; and

  . the taking of any of the actions described above or taking or agreeing to take any other action that would prevent Disney from performing or cause Disney not to perform its covenants under the reorganization agreement.

 No Solicitation of Transactions

   Pursuant to the reorganization agreement, Infoseek has agreed that it will not solicit, initiate or encourage any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an acquisition proposal. An acquisition proposal is defined in the reorganization agreement to include:

  . an offer for a tender or exchange offer for the securities of Infoseek;

  . an offer for a merger, consolidation or their business combination involving an acquisition of Infoseek or any material subsidiary of Infoseek; or

  . any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of Infoseek or any material subsidiary of Infoseek.

   Prior to the time its stockholders have voted whether to approve the merger proposal, Infoseek may:

  . engage in discussions or negotiations with and furnish information to a third party who, without solicitation by Infoseek, seeks to initiate such discussions or negotiations; or

  . recommend to its stockholders that they accept a third party's "superior proposal."

  . A superior proposal is defined in the reorganization agreement as an acquisition proposal to acquire at least 100% of the consolidated assets or outstanding voting power of Infoseek's securities that is financially superior to the merger and the transactions contemplated in connection with the merger and is not subject to any financing condition, as determined in good faith in each case by Infoseek's board of directors after consultation with its financial advisors. Prior to entering into a superior proposal, the reorganization agreement must be terminated.

   Infoseek may engage in discussions or negotiations with a third party or recommend a superior proposal only if:

  . the third party has first made a superior proposal;

  . Infoseek's board of directors concludes in good faith, after consultation with outside counsel, that it is required to take such action in order to comply with its fiduciary duties; and

  . prior to Infoseek furnishing information to or entering into discussions or negotiations with such person or entity:

    (1) the third party has entered into a confidentiality agreement with Infoseek on customary terms no more favorable than those contained in the confidentiality agreement between Disney and Infoseek dated March 1, 1999; and

    (2) Infoseek has provided Disney with notice of an acquisition proposal within 24 hours after the proposal is received.

   Infoseek must notify Disney of any acquisition proposal which would reasonably be expected to prevent, interfere with or delay the merger if it were consummated.


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 Other Covenants

   The reorganization agreement contains additional covenants, including covenants relating to:

  . preparation and distribution of this joint proxy statement/prospectus;

  . coordination of special meetings;

  . access to information;

  . tax filings and tax opinions;

  . mutual notification of particular events;

  . allocation of expenses;

  . public announcements; and

  . cooperation regarding filings with governmental and other agencies and organizations.

   In addition, the reorganization agreement contains a general covenant requiring each party to use its reasonable best efforts to effect the consummation of the merger.

 Infoseek Stock Options and Other Purchase Rights

   At the effective time of the merger, each issued and outstanding option, warrant or other right to acquire or receive shares of Infoseek capital stock, whether or not vested, will be transferred to and assumed by Disney in such manner that it is converted into an option to purchase shares of go.com Common Stock. However, the warrant to purchase shares of Infoseek common stock issued to Disney dated November 18, 1998, and any unvested Infoseek options or warrants held by non-employee directors of Infoseek will not be transferred to and assumed by Disney. Following the effective time of the merger, each go.com Common Stock option or warrant will be exercisable on the same terms and conditions as those then applicable to the Infoseek option or warrant, except that:

  . each go.com Common Stock option or warrant will be exercisable for that number of shares of go.com Common Stock equal to the number of shares of Infoseek capital stock that were issuable upon the exercise of the Infoseek option or warrant immediately prior to the effective time of the merger multiplied by 1.15; and

  . the exercise price per share of the go.com Common Stock option or warrant will be equal to the exercise price per share at which the Infoseek option or warrant was exercisable immediately prior to the effective time of the merger divided by 1.15.

 Employee Stock Purchase Plan

   Infoseek will cause all purchase intervals under all offering periods of Infoseek's employee stock purchase plan that have not previously terminated in accordance with their terms to terminate immediately prior to the effective time of the merger and provide for a final exercise of employee stock purchase plan options to be made at that time. The amount of cash to be allocated by Disney to go.com as provided in "--Working Capital Balance" below will be decreased by the sum of the exercise price of each option exercised under the employee stock purchase plan on and after the date of the reorganization agreement multiplied by the respective number of shares of each option under the employee stock purchase plan. Pursuant to the reorganization agreement, the board of directors of Infoseek will take all necessary action to terminate Infoseek's employee stock purchase plan immediately prior to the effective time of the merger.


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 Assumption of Infoseek Option Plans; Employee Plans

   At the effective time of the merger, Disney will assume all outstanding Infoseek options, under the Infoseek option plans, and warrants, other than unvested non-employee director options which will vest and become exercisable and the warrant for Infoseek common stock held by Disney.

   Following the effective time of the merger, Disney will cause each "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by Disney or its affiliates that covers or will cover employees of Infoseek or Infoseek subsidiaries that are active at the effective time of the merger to recognize all service, for purposes of eligibility and vesting of benefits, but not for benefit accrual purposes, that is credited to Infoseek employees for comparable purposes under the comparable benefit plans of Infoseek or Infoseek subsidiaries as of the effective time of the merger.

Conditions to the Consummation of the Merger

 Conditions to Each Party's Obligations

   Each party's obligation to consummate the merger is subject to the satisfaction of the following conditions:

  . No court or other governmental entity of competent jurisdiction shall have entered, enacted, issued or enforced any judgment, order, statute, law or regulation that would prevent the completion of the merger, nor shall any suit, action or proceeding be pending that would prevent completion of the merger;

  . All applicable waiting periods under the Hart-Scott-Rodino Antitrust
    Improvements Act of 1976, as amended will have expired or terminated early;

  . Infoseek's stockholders shall have approved the merger proposal, approved and adopted the reorganization agreement, and Disney's stockholders shall have approved the Disney charter amendment proposal; and

  . The shares of go.com Common Stock to be issued in the merger to the stockholders of Infoseek shall have been approved for listing on the New York Stock Exchange.

 Additional Conditions to Obligations of Disney

   The obligation of Disney to consummate the merger is subject to the satisfaction of the following additional conditions, which may be waived in writing exclusively by Disney:

  . Disney shall have received the opinion of Dewey Ballantine LLP, counsel to Disney, to the effect that the merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the federal income tax code, and neither Disney nor any of its subsidiaries will recognize gain or loss by reason of the issuance of the go.com Common Stock;

  . The representations and warranties of Infoseek in the reorganization agreement shall be true and correct in all respects on and as of the effective time of the merger and Infoseek shall have performed and complied in all material respects with all of its covenants and obligations under the reorganization agreement;

  . No material adverse effect with respect to Infoseek shall have occurred since the date of the reorganization agreement and no events or circumstances shall have occurred since then that would have a material adverse effect on Infoseek;

  . Any and all consents, waivers, assignments and approvals of Infoseek shall have been obtained;


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  . Disney shall have been provided with a certificate executed on behalf of
    Infoseek by its president and chief executive officer, its chief operating officer or its chief financial officer to the effect that, as of the effective time of the merger, certain conditions have been met; and

  . There shall not have been a "change of law" that, in the good faith judgment of Disney after consultation with its external advisors, could, if adopted, be reasonably likely to have a material adverse tax consequence to Disney, Infoseek and/or their respective stockholders, arising from the transactions contemplated by the reorganization agreement.

   A "change of law" is defined in the reorganization agreement as:

     (1) a published Treasury Regulation, including a proposed or final regulation, Revenue Ruling, Revenue Procedure, or notice of intention to issue a regulation;

     (2) administrative or judicial pronouncement, including a private letter ruling, case, technical advice memorandum or other form of notice;

     (3) a proposal made by or on behalf of any United States Congressional tax writing committee or any chair thereof; or

     (4) legislation introduced in either house of the United States Congress, including any committee thereof.

 Additional Conditions to Obligations of Infoseek

   The obligation of Infoseek to effect the merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Infoseek:

  . Infoseek shall have received the opinion of Wilson Sonsini Goodrich &
    Rosati, Professional Corporation, counsel to Infoseek, to the effect that the merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the federal income tax code;

  . The representations and warranties of Disney in the reorganization agreement shall be true and correct in all respects on and as of the effective time of the merger. Disney shall have performed and complied in all material respects with all of its covenants and obligations under the reorganization agreement as of the effective time of the merger;

  . No material adverse effect with respect to Disney's existing Internet business shall have occurred since the date of the reorganization agreement and no events or circumstances shall have occurred since such date that would have a material adverse effect on Disney's existing Internet business;

  . There shall not have been a "change of law" that, in the good faith judgment of Infoseek after consultation with its external advisors, could, if adopted, be reasonably likely to have a material adverse tax consequence to Infoseek, Disney and/or their respective stockholders, arising from the transactions contemplated by the reorganization agreement;

  . Any and all consents, waivers, assignments and approvals shall have been obtained;

  . At the effective time of the merger, The Disney Catalog, Inc. shall have positive working capital, that is its current assets, including cash, shall exceed current liabilities; and

  . Infoseek shall have been provided with a certificate executed on behalf of Disney by officers with titles of senior vice president or above to the effect that, as of the effective time of the merger, certain conditions have been met.


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Termination

   The reorganization agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger as follows:

  . by mutual consent of Disney and Infoseek;

  . by either Disney or Infoseek, if:

       (1) the merger has not been consummated by February 29, 2000; provided, however, that this right to terminate will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before that date;

       (2) there is a final nonappealable order of a federal or state court in effect preventing consummation of the merger;

       (3) consummation of the merger is illegal due to applicable statute, rule, regulation, injunction, order or decree;

       (4) at the Infoseek special meeting the requisite vote of the Infoseek stockholders in favor of the merger and the reorganization agreement is not obtained, unless the failure to obtain the requisite vote was caused by the action or failure to act of the party seeking to terminate the reorganization agreement;

       (5) at the Disney special meeting the requisite vote of Disney's stockholders is not obtained in favor of the Disney charter amendment proposal unless the failure to obtain the requisite vote was caused by the party seeking to terminate the reorganization agreement;

       (6) any governmental action is taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the merger by any governmental body, which would (a) prohibit Disney's ownership or operation of the business of Infoseek or Disney's existing Internet business or (b) compel Disney or Infoseek to dispose of or hold separate all or a material portion of the business assets of Infoseek or Disney's existing Internet business as a result of the merger;

  . by Infoseek if:

       (1) it is not in material breach of its obligations under the reorganization agreement and Disney has breached any representation, warranty or covenant in the reorganization agreement, or if any representation or warranty of Disney has become untrue;

       (2) subject to certain limitations, prior to obtaining the requisite vote of its stockholders approving the merger, upon five days' prior notice to Disney, if, as a result of a superior proposal by a party other than Disney or any of its affiliates, the board of directors of Infoseek determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that acceptance of the superior proposal is necessary for Infoseek's board of directors to act in a manner consistent with its fiduciary duties under applicable law;

  . by Disney if:

       (1) if it is not in material breach of its obligations under the reorganization agreement and Infoseek has breached any representation, warranty or covenant in the reorganization agreement, or if any representation or warranty of Infoseek has become untrue;

       (2) prior to Infoseek's obtaining the requisite vote of its stockholders approving the merger and after receipt by Infoseek of an acquisition proposal, if:

         (a) the board of directors of Infoseek fails to publicly reaffirm the merger by the end of the 10th business day following but not including the day on which Disney notifies Infoseek that it wishes the board of directors of Infoseek to publicly reaffirm its recommendation to Infoseek's stockholders to vote for the merger; or

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         (b) the board of directors of Infoseek fails to publicly reject an acquisition proposal by the later of the end of the 10th business day following the public announcement of the acquisition proposal, or the 3rd business day following but not including the day on which Disney notifies Infoseek that it wishes the board of directors of Infoseek to publicly reject such publicly announced acquisition proposal; or

         (c) the board of directors of Infoseek changes its recommendation to Infoseek's stockholders to vote in favor of the merger.

Effect of Termination

   In the event of termination of the reorganization agreement, the reorganization agreement shall become void and there shall be no liability or obligation on the part of Disney, Bingo Acquisition or Infoseek, or their respective officers, directors or stockholders, except that each party will remain liable for any willful breaches of such party's covenants or intentional or willful breaches of such party's representations and warranties prior to termination.

Termination Fees and Other Events

   If the reorganization agreement is terminated:

  . by Disney as a result of a breach by Infoseek of any of the provisions described above prohibiting its solicitation of transactions; or

  . by Disney prior to Infoseek obtaining the requisite vote of its stockholders approving the merger and after receipt by Infoseek of an acquisition proposal;

  . by Infoseek prior to obtaining the requisite vote of its stockholders approving the merger and subject to a superior proposal as described above;

   then

  . Infoseek must pay to Disney a fee of $75 million in cash minus any amounts it may have paid pursuant to this section, and

  . if, within 12 months of any termination described above, Infoseek becomes a majority owned subsidiary of another entity or consummates a majority acquisition proposal, which is defined in the reorganization agreement as an acquisition proposal with another entity which would result in the acquisition of 50% or more of the voting power of Infoseek, the following agreements will be terminated:

    (1) the Governance Agreement, dated as of June 18, 1998, among Infoseek, Disney Enterprises, Inc. and Disney;

    (2) the Promotional Services Agreement, dated as of June 17, 1998, between American Broadcasting Companies, Inc. and Infoseek, including the related side letter dated June 18, 1998 from Disney Enterprises, Inc.;

    (3) the License Agreement, dated as of June 18, 1998, between Disney Enterprises, Inc. and Infoseek;

    (4) the Representation Agreement, dated as of June 18, 1998, among ESPN/Starwave Partners, Starwave Corporation and Infoseek;

    (5) the Representation Agreement, dated as of June 18, 1998, among ABC/Starwave Partners, Starwave Corporation and Infoseek.


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   If:

  . the reorganization agreement is terminated by a party following a failure of Infoseek's stockholders to grant the requisite vote approving the merger; and

  . prior to the meeting of Infoseek's stockholders, there has been publicly announced a proposal for the acquisition of Infoseek; and

  . within 12 months of any such termination, Infoseek becomes a majority owned subsidiary of another entity or accepts a written offer to consummate or consummates a majority acquisition proposal upon the signing of a definitive agreement relating to such majority acquisition proposal, or, if no such agreement is signed, then at the closing, and as a condition of the closing of Infoseek becoming such a subsidiary or of such majority acquisition proposal, then:

  . Infoseek must pay to Disney a fee of $75 million in cash, minus any amounts it may have paid pursuant to this section, and

  . the Governance Agreement, Promotional Services Agreement, License
    Agreement and Representation Agreements will be terminated.

   If:

  . the reorganization agreement is terminated by Disney solely as a result of the failure of Disney to receive a favorable tax opinion or the occurrence of an adverse tax event or by Infoseek due to the failure to receive the required stockholder vote;

  . Infoseek provides Disney with written notice to the effect that all of the conditions applicable to both parties and applicable to Infoseek have been satisfied or waived; and

  . Disney notifies Infoseek in writing within ten business days following notice from Infoseek that the basis for its failure to close is solely due to the failure to receive a favorable tax opinion or other adverse tax consequences having occurred, then Disney must purchase from Infoseek, at a price per share equal to the "termination share price," as defined below, a number of shares of Infoseek common stock equal to $50,000,000 divided by the termination share price.

   The "termination share price" means, if the Infoseek market price is $40.00 per share or more, then the Infoseek market price, or if the Infoseek market price is less than $40.00 per share, then 200% of the Infoseek market price.

   If the reorganization agreement is terminated:

  . by Disney because Infoseek shall have failed to receive the requisite vote to approve the merger at its stockholders' meeting and the requisite vote of Disney's stockholders is obtained at the Disney stockholders meeting;

  . by Infoseek because Disney shall have failed to receive the requisite vote to approve the merger at its stockholders' meeting and the requisite vote of Infoseek's stockholders is obtained at the Infoseek stockholders meeting;

   then:

  . Disney or Infoseek, as the case may be, must pay the party who obtained stockholder approval the actual and documented fees and expenses, excluding any retainer or contingent, success or similar fees, up to $2,500,000 in cash in the aggregate of the party who obtained approval.


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   In the reorganization agreement, Infoseek acknowledged and agreed that the agreements contained in the termination provisions described above are an integral part of the transactions contemplated by the reorganization agreement. No termination by Infoseek of the reorganization agreement shall be effective unless and until all fees required to then be paid by Infoseek pursuant to the reorganization agreement, which are described above have been received in immediately available funds by Disney. If Infoseek fails to timely pay Disney any fees or expenses due under the reorganization agreement Infoseek must pay the out-of-pocket costs and expenses, including reasonable legal fees and expenses, in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fees and expenses. The fees and expenses set forth in this section are not the exclusive remedy available against either party if such party willfully breaches the reorganization agreement.

                           OTHER MATERIAL AGREEMENTS

Support Agreements

   In connection with the reorganization agreement, Disney has entered into support agreements with each of Steven T. Kirsch and Andrew E. Newton, who collectively owned approximately 9% of the outstanding shares of Infoseek common stock as of July 10, 1999. The support agreements also cover shares of Infoseek common stock acquired by Messrs. Kirsch and Newton after July 10, 1999. The following summary of the support agreements is qualified by reference to the complete text of the support agreements, which are incorporated by reference and attached as Annexes B-1and B-2 to this document.

   Agreement to Vote. Under the terms of the support agreements, each of Messrs. Kirsch and Newton agreed to vote his shares of Infoseek common stock
(1) in favor of the merger, the approval and adoption by Infoseek of the reorganization agreement and approval of the other transactions contemplated by the reorganization agreement and (2) against any competing merger, consolidation, sale of substantially all of Infoseek's assets, sale or issuance of securities of Infoseek or its subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Infoseek or its subsidiaries and against any amendment to Infoseek's certificate of incorporation, bylaws or other proposal which would impede the merger or result in a breach of the reorganization agreement by Infoseek.

   Restrictions on Transfer. Under the terms of the support agreement, except as provided pursuant to the right of first offer given by Mr. Kirsch to Disney in the Letter Agreement dated June 18, 1998, Mr. Kirsch may not transfer, sell or otherwise dispose of any shares contemplated by the support agreement until the support agreement is terminated in accordance with its terms. Under the terms of the support agreement entered into with Mr. Newton, Mr. Newton may freely sell any or all of the shares of Infoseek common stock contemplated by the support agreement.

   Termination. The support agreements terminate upon the earlier of:

  . 180 days from July 10, 1999;

  . the effectiveness of the merger; or

  . the termination of the reorganization agreement, other than as a result of Infoseek's receipt of a superior proposal.

   Other Provisions. The support agreements also contain, among other things, representations and warranties by each of Messrs. Kirsch and Newton and specific enforcement provisions.

Retention Bonus Side Letter

   In connection with the execution of the reorganization agreement, Disney and Infoseek agreed on a retention plan relating to current Infoseek employees. Pursuant to the terms of the agreement, Infoseek may set

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aside a bonus pool, estimated to be equal to approximately $15 million, for the purpose of providing retention bonuses to Infoseek employees who remain employees of go.com for a period of at least 60 to 90 days following the effective time of the merger. Each Infoseek employee who remains with go.com for the specified period of time will be entitled to receive a retention bonus based upon base salary.

Amendments to Partnership Agreements

   In connection with the execution of the reorganization agreement, Disney and Infoseek also agreed to cause Disney's affiliates and Starwave to amend each of the Amended and Restated ESPN/Starwave Partnership Agreement and the Amended and Restated ABC News/Starwave Partnership Agreement to extend the terms for each of the partnerships until 99 years after the merger, effective as of the effective time of the merger.

                  INFOSEEK'S CURRENT RELATIONSHIP WITH DISNEY

   The following is a summary of the material business transactions and relationships between Infoseek and Disney.

General

   On November 18, 1998, Infoseek acquired Starwave, which was then approximately 90% owned by Disney Enterprises, Inc. In consideration for its ownership interest in Starwave, Disney Enterprises, Inc., an affiliate of Disney, received 23.5 million shares of Infoseek common stock in the transaction. Disney also purchased an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase up to an additional 15,720,000 unregistered shares of Infoseek common stock over a three-year period following the closing, in exchange for approximately $70.0 million in cash and a $139.0 million five-year promissory note. Upon closing of the transactions described above, the Infoseek board of directors was expanded from five to eight members, with Disney and Disney Enterprises, Inc. being entitled to designate three directors. In addition, Infoseek and Disney established a strategic relationship concerning the development, launch and promotion of the GO Network.

   As a result of the transactions described above, Disney and Disney Enterprises currently own approximately 42% of Infoseek's outstanding common stock. Disney and Disney Enterprises have contractual rights to maintain their initial percentage stock and warrant ownership through direct purchases from Infoseek in the event of dilutive issuances. In August 1999, Disney and Disney Enterprises purchased 299,802 shares of Infoseek for a purchase price of $12,201,015 pursuant to its Maintenance Rights Letter Agreement following Infoseek's acquisition of Quando, Inc.

Related Agreements

 Governance Agreement

   Infoseek and Disney also entered into a governance agreement, which provides, among other things, that for a period of three years following November 18, 1998, Disney is subject, among other things, to standstill provisions preventing Disney and its affiliates from acquiring more than 49.9% of Infoseek's outstanding voting stock, soliciting proxies or acting with another party for purposes of voting or acquiring shares of Infoseek voting stock, and transferring their Infoseek shares except under certain circumstances. The governance agreement also provides for super majority board approval with respect to certain matters and, together with Infoseek's certificate of incorporation, as amended, restricts Disney's ability to proceed with a tender offer for or merger with Infoseek in certain cases without the approval of members of the Infoseek board not designated by Disney and approval of stockholders of Infoseek other than Disney. In accordance with the anti-takeover

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protections in the governance agreement, the disinterested directors of
Infoseek have approved the proposed merger. The outcome of the vote taken at the special meeting will determine if the requisite approval of the disinterested stockholders of Infoseek is obtained.

 GO Network

   Infoseek and Disney and its affiliates also entered into a number of licensing and commercial arrangements contemplating the development, launch and promotion of GO Network. GO Network is based, in part, upon certain intellectual property owned by Disney and its affiliates that is licensed to Infoseek pursuant to a royalty-bearing license agreement. This license agreement may terminate if particular events occur, for example, if another party acquires 25% or more of Infoseek's stock, Infoseek fails to spend an amount of money to promote GO Network or Infoseek files for bankruptcy. While operated by Infoseek, GO Network also is subject to an advisory committee which consists of one Infoseek representative and one representative of Disney Enterprises, Inc. for oversight of activities relating to the service. In connection with GO Network, Disney's wholly owned subsidiary, ABC, Inc., agreed to provide, and Infoseek agreed to purchase, $165 million in promotional support and activities over five years. As part of this promotion, Disney agreed to co-brand all ABCNEWS.com and ESPN.com owned non-traditional media promotion with promotions for GO Network. Disney also agreed to integrate Infoseek's search and directory technology into its own Internet-based services.

 Joint Ventures

   Affiliates of Disney also agreed to amend certain aspects of the ABC News and ESPN joint ventures. Starwave also agreed to act pursuant to representation agreements as the representative of the ABC News Joint Venture and ESPN Joint Venture for the sale of advertising services.

                 DESCRIPTION OF DISNEY'S EXISTING CAPITAL STOCK

   The following description of the material terms of the existing capital stock of Disney does not purport to be complete and is qualified in its entirety by reference to the existing Disney certificate of incorporation and the proposed amendment to Disney's certificate of incorporation, a copy of which is attached as Annex C to this document. For more information as to how you can obtain the Disney certificate of incorporation, see "Summary--Where You Can Find More Information."

General

   Disney's certificate of incorporation currently authorizes the issuance of up to 3,700,000,000 shares of capital stock, consisting of 3,600,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of July 1, 1999, approximately 2,060,000,000 shares of common stock were issued and outstanding. Pursuant to the Disney certificate of incorporation, Disney's board of directors has the authority to designate the preferred stock in one or more series, without stockholder approval. Currently, there is no designated series of preferred stock, and no shares of preferred stock are issued and outstanding.

   If the Disney charter amendment proposal is approved and the merger is consummated, the number of authorized shares will increase to 4,700,000,000, and two classes of common stock, the Disney Common Stock and the go.com Common Stock, will be authorized. See "Description of Disney Capital Stock Following the Merger." The authorized number of shares of Disney preferred stock will remain unchanged. A new series of preferred stock will be issued in connection with the merger, as described under "Description of Disney Capital Stock Following the Merger--Disney Series A Voting Preferred Stock."

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 Stock Transfer Agent And Registrar

   The Walt Disney Company currently acts as the registrar and transfer agent for the common stock of Disney and will continue to serve in those capacities if the Disney charter amendment proposal is approved.

 Stock Exchange Listings

   The New York Stock Exchange has approved, subject to official notice of issuance, the redesignation of the existing common stock as Disney Common Stock, which will continue to trade under the symbol "DIS," and the listing of the go.com Common Stock under the symbol "GO."

Disney Common Stock

   Under Disney's existing certificate of incorporation, Disney may issue, from time to time, shares of its common stock, the general terms and provisions of which are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by express reference to, the provisions of Disney's certificate of incorporation and bylaws.

   Dividends. Subject to any preferential rights of any series of preferred stock, holders of shares of Disney common stock are entitled to receive dividends on such stock out of assets legally available for distribution when, as and if authorized and declared by Disney's board of directors. The payment of dividends on the common stock is a business decision to be made by Disney's board of directors from time to time based upon the results of operations and financial condition of Disney and such other factors as the board of directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by Disney from time to time.

   Voting Rights. Holders of Disney common stock are entitled to one vote per share on all matters voted on generally by stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of shares of Disney common stock possess all voting power. Disney's certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, under Delaware law, the holders of more than one-half of the outstanding shares of Disney common stock generally will be able to elect all of the directors of Disney then standing for election and holders of the remaining shares will not be able to elect any director.

   Liquidation Rights. Subject to any preferential rights of any series of preferred stock, holders of shares of Disney common stock are entitled to share ratably in the assets of Disney legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up.

   Absence of Other Rights. Holders of common stock have no preferences, preemptive, conversion or exchange rights.

   Miscellaneous. Disney common stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable.

Disney Preferred Stock

   Disney may issue, from time to time, shares of one or more series of preferred stock. The following description sets forth the material terms and provisions of the preferred stock to which any specific series of the preferred stock may relate. The particular terms of any series of Disney preferred stock will be set forth in a certificate of designations relating to that series. The following summary of the material provisions of the Disney preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of Disney's certificate of incorporation and the certificate of designations relating to a specific series of the preferred stock.

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   General. The Disney board of directors is authorized to issue up to
100,000,000 shares of preferred stock, in one or more series, and to fix for each such series voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as are permitted by Delaware law.

   Disney's board of directors is authorized to determine for each series of preferred stock:

  . the designation of the shares and the number of shares that constitute the series;

  . the dividend rate, or the method of calculation thereof, if any, and the priority as to payment of dividends with respect to other classes or series of Disney capital stock;

  . the dividend periods, or the method of calculation thereof;

  . the voting rights of the shares;

  . the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of Disney capital stock and any other rights of the shares of such series upon any liquidation or winding-up of Disney;

  . whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of Disney;

  . whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities;

  . whether depositary shares representing shares of such series of preferred stock will be offered and, if so, the fraction of a share of such series of preferred stock represented by each depositary share;

  . whether the shares of such series of preferred stock will be listed on a securities exchange;

  . any special United States federal income tax considerations applicable to such series; and

  . the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

   Dividends. Holders of shares of Disney preferred stock are entitled to receive, when, as and if declared by the Disney board of directors out of funds legally available therefor, an annual cash dividend payable at such dates and at such rates as set forth in the applicable certificate of designations.

   Unless otherwise set forth in the applicable certificate of designations relating to the series of Disney preferred stock, each series of Disney preferred stock will rank junior as to dividends to any series of preferred stock that may be issued in the future that is expressly senior as to dividends to that preferred stock. If at any time Disney has failed to pay accrued dividends on any of the senior shares at the time such dividends are payable, Disney may not pay any dividend on the junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until such accumulated but unpaid dividends on the senior shares have been paid or set aside for payment in full by Disney.

   Convertibility. Preferred stock may be convertible into, or exchangeable for, other securities or property as set forth in the relevant certificate of designations.

   Redemption and Sinking Fund. Preferred stock may be redeemable or receive the benefit of a sinking fund as set forth in the relevant certificate of designations.

   Liquidation Rights. Unless otherwise set forth in the certificate of designations, in the event of any liquidation, dissolution or winding up of Disney, the holders of preferred stock generally are entitled to receive

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out of assets of Disney available for distribution to stockholders, before any distribution of assets is made to holders of:

  . any other shares of preferred stock ranking junior to such series of preferred stock as to rights upon liquidation, dissolution or winding up; and

  . shares of common stock,

liquidating distributions per share in the amount of the liquidation preference specified in the certificate of designations plus any dividends accrued and accumulated but unpaid to the date of final distribution.

   Voting Rights. Holders of Disney preferred stock have only the voting rights described below, as set forth in the relevant certificate of designations or as otherwise required by law. Whenever dividends are in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of preferred stock, voting separately as a class with all other series of preferred stock then entitled to voting rights, are entitled to vote for the election of two of the authorized number of directors on the Disney board of directors at the next annual meeting of stockholders and at each subsequent meeting until all dividends on that series of preferred stock have been paid or set apart for payment. Unless otherwise set forth in the applicable certificate of designations, holders of shares of preferred stock have one vote for each share held.

   So long as shares of any series of preferred stock remain outstanding, Disney may not, without the consent of holders of at least two-thirds of the shares of the series of preferred stock outstanding at the time, voting separately as a class with all other series of Disney preferred stock upon which like voting rights have been conferred and are exercisable:

  . issue or increase the authorized amount of any class or series of capital stock ranking prior to the outstanding preferred stock as to dividends or upon liquidation; or

  . amend, alter or repeal any of the provisions of Disney's certificate of incorporation or of the resolutions contained in the certificate of designations relating to that series of preferred stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of that series of preferred stock or the holders thereof.

   Miscellaneous. The holders of Disney preferred stock have no preemptive rights. Shares of preferred stock redeemed or otherwise reacquired by Disney resume the status of authorized and unissued shares of preferred stock undesignated as to series, and are available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in the certificate of designations relating to the preferred stock. Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions entered into by Disney.

   The authorized number of shares of Disney preferred stock and the relative rights, preferences and limitations of preferred stock will not be changed by the proposed amendment to the Disney certificate of incorporation.

           DESCRIPTION OF DISNEY'S CAPITAL STOCK FOLLOWING THE MERGER

The Disney Charter Amendment Proposal

   Disney stockholders are being asked to consider and vote upon a proposal to amend and restate Disney's certificate of incorporation to increase the number of shares of capital stock authorized for issuance from 3,700,000,000 to 4,700,000,000, to provide for two classes of common stock of Disney, of which 3,600,000,000 shares will be designated as Disney Common Stock and 1,000,000,000 shares will be designated go.com Common Stock, and to reclassify each outstanding share of the existing common stock of Disney as

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one share of Disney Common Stock. The description of the Disney charter amendment proposal is qualified in its entirety by reference to the text of the Disney charter amendment proposal, which is set forth in Annex C to this document. It is intended that the Disney Common Stock will reflect the performance of the Disney Group and the go.com Common Stock will reflect the performance of go.com. For a discussion of the interests of Disney to be allocated to each group, see "Disney Common Stock Policies Governing the Interests of Disney to be allocated between the Disney Group and go.com."

   The additional authorized but unissued shares of Disney Common Stock, go.com Common Stock and Disney preferred stock would remain available for issuance by Disney from time to time at the discretion of the Disney board of directors. To the extent permitted under Delaware law, the Disney board of directors could authorize the issuance of remaining shares for any proper corporate purpose, such as raising capital, paying stock dividends, effecting a stock split, providing compensation or benefits to employees or acquiring other companies or businesses. The approval of the stockholders of Disney is not necessary for the issuance of the authorized but unissued shares of common stock, unless approval is required by Delaware law, regulation or the New York Stock Exchange rules.

   Except as contemplated by the reorganization agreement, Disney has no present agreements or understandings with respect to the issuance of any shares of common stock that will be authorized for issuance if the Disney charter amendment proposal is approved by the Disney stockholders.

   In addition and to the extent permitted under Delaware law, Disney's board of directors will have the authority to increase or decrease from time to time the total number of authorized shares of each class of common stock without stockholder approval. However, the board of directors could not increase the number of shares of authorized stock of a class above a number which, when added to the number of authorized shares of the other class of common stock, would exceed the total number of authorized shares of common stock. In addition, the board of directors could not decrease the number of shares authorized of either class of common stock below the number of shares outstanding of such class. The board of directors will continue to be able to issue shares of preferred stock in classes, without stockholder approval.

Disney Common Stock and go.com Common Stock

 Dividends

   Dividends on Disney Common Stock and go.com Common Stock will be subject to substantially the same limitations as dividends on the existing Disney common stock, which are limited to legally available funds of Disney under applicable law and subject to the prior payment of dividends on any outstanding shares of preferred stock.

   Dividends on Disney Common Stock and go.com Common Stock will further be limited to an amount not in excess of the Disney Group Available Dividend Amount and go.com Available Dividend Amount, which are described below. The available dividend amount with respect to a group is intended to be similar to the amount that would be legally available for the payment of dividends on the stock of such group under Delaware law if such group were a separate company. There can be no assurance that there will be an available dividend amount with respect to either group.

   Subject to the prior payment of dividends on outstanding shares of preferred stock and the foregoing limitations, the Disney's board of directors could, in its sole discretion, declare and pay dividends exclusively on Disney Common Stock, exclusively on go.com Common Stock or on both such classes, in equal or unequal amounts, notwithstanding the relative amounts of the Disney Group Available Dividend Amount and go.com

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Available Dividend Amount, the amount of prior dividends declared on each class, the respective voting or liquidation rights of each class or any other factor.

   At the time of any dividend or other distribution on the outstanding shares of go.com Common Stock, the Disney Group's financial statements would be credited with, and go.com's financial statements would be charged with, an amount equal to the product of:

     (a) the fair value of such dividend or distribution paid or distributed in respect of the outstanding shares of go.com Common Stock multiplied by

     (b) a fraction, the numerator of which is equal to the Retained Interest Fraction on the record date for such dividend or distribution and the denominator of which is the Outstanding Internet Fraction on the record date.

   The "Disney Group Available Dividend Amount," on any date, means the amount that would be legally available for the payment of dividends to the holders of common stock determined in accordance with applicable law, less the go.com Available Dividend Amount.

   The "go.com Available Dividend Amount," on any date, means the product of

     (a) the Outstanding Internet Fraction as of such date multiplied by

     (b) the amount that would be legally available for the payment of dividends to the holders of go.com Common Stock determined in accordance with applicable law as if go.com were a separate company.

   The "Outstanding Internet Fraction," on any date, means a fraction, the numerator of which is the number of shares of go.com Common Stock outstanding and the denominator of which is the sum of the number of shares of go.com Common Stock outstanding and the Number of Shares Issuable with Respect to the Retained Interest.

   The "Retained Interest Fraction" on any date means a fraction, the numerator of which is the Number of Shares Issuable with Respect to the Retained Interest on such date and the denominator of which is the sum of:

   (a) such Number of Shares Issuable with Respect to the Retained Interest and

   (b) the aggregate number of shares of go.com Common Stock outstanding on such date.

   The "Number of Shares Issuable with Respect to the Retained Interest" will be as of the effective date of the charter amendment proposal, equal to the result obtained by:

 -----                        -----          ----                         ----
| The number of shares of Infoseek |        | (The number of shares of         |
| common stock outstanding at the  |        | Infoseek common stock            |
|        effective date X          | minus  | outstanding at the effective     |
|             1.15                 |        | date minus the number of shares  |
| ----------------------------     |        | of Infoseek common stock owned   |
|             .475                 |        | by Disney and Disney             |
|                                  |        | Enterprises, Inc. at the         |
|                                  |        | effective date) X 1.15           |
 ----                          ----          ----                          ----




   The Number of Shares Issuable with Respect to the Retained Interest is expected to represent at the effective date of the charter amendment proposal an approximately 72% interest in go.com. The Number of Shares Issuable with Respect to the Retained Interest will from time to time after the effective date be:

     (A) adjusted, as determined by Disney's board of directors to be appropriate to reflect equitably any subdivision, by stock split or otherwise, or combination, by reverse stock split or otherwise, of the go.com Common Stock or any dividend or other distribution of shares of go.com Common Stock to holders of shares of go.com Common Stock or any reclassification of go.com Common Stock;

     (B) decreased, but to not less than zero by action of the Disney board of directors by

       (1) the number of shares of go.com Common Stock issued or sold by Disney that, immediately prior to such issuance or sale, were included, as determined by the Disney board of directors pursuant to paragraph
    (C) below, in the Number of Shares Issuable with Respect to the Retained Interest,

       (2) the number of shares of go.com Common Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible
    Securities, were included in the Number of Shares Issuable with Respect to the Retained Interest,

       (3) the number of shares of go.com Common Stock issued by Disney as a dividend or other distribution, including in connection with any reclassification or exchange of shares, to holders of Disney Common Stock, or any other class of common stock other than go.com Common Stock,

       (4) the number of shares of go.com Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by Disney as a dividend or other distribution, including in connection with any reclassification or exchange of shares, to holders of Disney Common Stock, or any other class of common stock other than go.com Common Stock, and

       (5) the number, rounded, if necessary, to the nearest whole number, equal to the quotient of

         (a) the aggregate Fair Value as of the date of transfer of properties or assets, including cash, transferred from go.com to the Disney Group in consideration for a reduction in the Number of Shares Issuable with Respect to the Retained Interest, divided by

         (b) the average Market Value of one share of go.com Common Stock during the twenty consecutive trading days ending on the tenth trading day prior to the date of such transfer;

     (C) increased by

       (1) the number of outstanding shares of go.com Common Stock repurchased by Disney for consideration that was theretofore attributed to the Disney Group,

       (2) the number, rounded, if necessary, to the nearest whole number, equal to the quotient of

         (a) the Fair Value of properties or assets, including cash, theretofore attributed to the Disney Group that are contributed to go.com in consideration of an increase in the Number of Shares Issuable with Respect to the Retained Interest, divided by

         (b) the average Market Value of one share of go.com Common Stock during the twenty consecutive trading days ending on the tenth trading day prior to the date of such contribution, and

       (3) the number of shares of go.com Common Stock into or for which Convertible Securities attributed to the Disney Group are deemed converted, exchanged or exercised; and

     (D) increased by up to

       (1) 6,026,000 shares of go.com Common Stock, in the event that Disney, in its sole discretion, at any time after 30 trading days following the effective date of the amended and certificate of incorporation attributes to go.com an amount of cash equal to the product of

         (a) the number of such increased shares multiplied by

         (b) 120% of the average of the closing sale prices for the go.com Common Stock on the New York Stock Exchange, or any other stock exchange or national market on which the go.com Common Stock is primarily traded, for the 30 trading days following the effective date of the amended and certificate of incorporation; and

       (2) 12,052,000 shares of go.com Common Stock, in the event that Disney, in its sole discretion, at any time after November 18, 2000 attribute to go.com an amount of cash equal to the product of

         (a) the number of such increased shares multiplied by

         (b) 120% of the average of the closing sale prices for the go.com Common Stock on the New York Stock Exchange, or any other stock exchange or national market on which the go.com Common Stock is primarily traded, for the 30 trading days prior to November 18, 2000;

provided, that in each such case the number of such increased shares and the amount of cash to be attributed to go.com will be subject to adjustment in a manner consistent with the adjustments set forth in the Infoseek common stock warrant, dated November 18, 1998, issued to Disney after giving effect to the transactions contemplated by the reorganization agreement; and provided, further, that in no event will either of the prices per share computed pursuant to the preceding clause exceed the quotient of $50.00 divided by 1.15, as adjusted under the terms described in this paragraph (D).

   "Convertible Securities" means any securities of Disney or of any of its subsidiaries, other than shares of go.com Common Stock, including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of common stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

   "Fair Value" means,

     (a) in the case of securities of a class that is publicly traded, the Market Value thereof, if such value can be determined, or, in the case of a security that is not publicly traded, or for which such value cannot be determined, the fair value per share or unit, on a fully diluted basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by Disney's board of directors; and

     (b) in the case of property other than securities, an amount determined in good faith by Disney's board of directors based upon appraisals or valuation reports of such independent experts as the Disney's board of directors in good faith determines to be appropriate in accordance with good business practice.

   "Market Value" of a share of any class or series of capital stock of Disney means the average of the high and low reported sales prices of a share of such class or series on such trading day or, in case no such reported sale takes place on such trading day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such trading day, in either case, as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such exchange on such trading day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such trading day, on the Nasdaq National Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market on such trading day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such trading day as furnished by any New York Stock Exchange member firm selected from time to time by Disney or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such trading day, the Fair Value of a share of such class or series. However, for purposes of determining the market value of a share of any class or series of capital stock for any period,

     (1) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (2)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and

     (2) the "Market Value" of any share of capital stock on any day prior to,

       (A) the effective date of any subdivision, by stock split or otherwise, or combination, by reverse stock split or otherwise, of outstanding shares of such class of capital stock occurring during such period or

       (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the board of directors, to reflect such subdivision, combination, dividend or distribution.

   See Annex H for illustrations of the calculation of the Retained Interest and the related effects of dividends on shares of go.com Common Stock.

 Conversion

   Disney's certificate of incorporation currently does not provide for either mandatory or optional conversion or redemption of Disney common stock. The Disney charter amendment proposal will permit the conversion of the Disney Common Stock and the go.com Common Stock upon the terms described below.

 Mandatory Conversion of go.com Common Stock

   Upon the sale, transfer, assignment or other disposition, whether by merger, consolidation, sale or contribution of assets or stock or otherwise, of properties or assets, including stock, other securities and goodwill, in one transaction or a series of related transactions, referred to herein as a "Disposition," by Disney and/or its subsidiaries of all or substantially all of the properties and assets attributed to go.com to one or more persons or entities, Disney is required, on or prior to the 45th trading day following the consummation of such Disposition, to convert each outstanding share of go.com Common Stock into a number of fully paid and nonassessable shares of Disney Common Stock, or, if the Disney Common Stock is not publicly traded at such time and shares of another class or series of common stock of Disney, other than go.com Common Stock, are then publicly traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion mailed to holders, equal to the lesser of:

     (1) 110% of the ratio, calculated to the nearest five decimal places, of the average Market Value of one share of go.com Common Stock to the average Market Value of one share of Disney Common Stock, or such other class or series of common stock, as the case may be, during the twenty-trading day period next preceding the first public announcement of a definitive agreement with respect to such Disposition and

     (2) what holders of go.com Common Stock would otherwise be entitled to upon conversion, at the option of Disney, of go.com Common Stock into shares of Disney Common Stock, as described below.

   However, the provision described above will not apply to the Disposition:

     (a) by Disney of all or substantially all of Disney's properties and assets in one transaction or a series of related transactions in connection with the dissolution or the liquidation and winding up of Disney and the distribution of assets to stockholders,

     (b) of the properties and assets attributed to go.com on a pro rata basis to the holders of all outstanding shares of go.com Common Stock and for the benefit of the Disney Group with respect to Disney Group's retained interest in go.com, if any,

     (c) to any person or entity controlled by Disney, as determined by the Disney board of directors, or

     (d) in connection with a Related Business Transaction.

   For these purposes, "substantially all of the properties and assets" attributed to go.com means a portion of such properties and assets:

     (a) that represents at least 80% of the then Fair Value of the properties and assets attributed to go.com or

     (b) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of Disney, calculated on a pro forma basis to include revenues derived from any of such properties or assets acquired during such period, derived from the properties attributed to go.com.

   A "Related Business Transaction" means any Disposition of all or substantially all of the properties, stocks and securities attributed to go.com in a transaction or series of related transactions that results in Disney receiving in consideration of such properties and assets primarily equity securities, including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith, of any entity which:

     (a) acquires such properties, assets, stocks or securities or succeeds, by merger, formation of a joint venture or otherwise, to the business conducted with such properties or assets or controls such acquiror or successor; and

     (b) is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such group prior to such Disposition, as determined by the Disney board of directors.

   The purpose of the Related Business Transaction exception is to enable Disney to technically "dispose" of properties or assets of go.com to other entities engaged or proposing to engage in businesses similar or complementary to those of go.com without resulting in a conversion of the go.com Common Stock.

   "Market Capitalization" of any class or series of common stock shall mean the product of (a) the Market Value of one share of such class of common stock on such date and (b) the number of shares of such class of common stock outstanding on such date.

   "Market Value Ratio of the go.com Common Stock to the Disney Common Stock", as of any date, shall mean the fraction, expressed as a decimal, rounded to the nearest five decimal places, of a share of Disney Common Stock, or another class or series of common stock of Disney, if applicable, because Disney Common Stock is not then publicly traded, to be issued in respect of a share of go.com Common Stock upon a conversion of go.com Common Stock into Disney Common Stock, or another class or series of common stock of Disney, the numerator of which shall be the average Market Value of one share of go.com Common Stock over the twenty consecutive trading days ending on the tenth trading day prior to such date and the denominator of which shall be the average Market Value of one share of Disney Common Stock, or such other common stock, over the same twenty trading days.

   "Market Value Ratio of the Disney Common Stock to the go.com Common Stock" as of any date shall mean the fraction, expressed as a decimal, rounded to the nearest five decimal places, of a share of go.com Common Stock, or another class or series of common stock of Disney, if applicable because go.com Common Stock is not then publicly traded, to be issued in respect of a share of Disney Common Stock upon a conversion of Disney Stock into go.com Common Stock, or another class or series of common stock of Disney, the numerator of which shall be the average Market Value of one share of Disney Common Stock over the twenty consecutive trading days ending on the tenth trading day prior to such date and the denominator of which shall be the average Market Value of one share of go.com Common Stock, or such other common stock, over the twenty consecutive trading days ending on the tenth trading day prior to such date.

 Conversion at Disney's Option

   Conversion of Disney Common Stock. At any time following the tenth anniversary of the effective date of the Disney certificate of incorporation, the Disney board of directors may convert each outstanding share of Disney Common Stock into a number of fully paid and nonassessable shares of go.com Common Stock, or, if go.com Common Stock is not publicly traded at such time and shares of another class or series of common stock of Disney, other than Disney Common Stock, are then publicly traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion mailed to holders, equal to 100% of the Market Value Ratio of the Disney Common Stock to the go.com Common Stock as of the fifth trading day prior to the date notice of such conversion is mailed to such holders.

   Conversion of go.com Common Stock. The Disney board of directors may at any time after either the first anniversary of the effective date of the certificate of incorporation or the occurrence of a Tax Event convert each outstanding share of go.com Common Stock into a number of fully paid and nonassessable shares of Disney Common Stock, or, if Disney Common Stock is not publicly traded at such time and shares of another class or series of common stock of Disney, other than go.com Common Stock, are then publicly traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion mailed to holders, equal to the applicable percentage on the conversion date set forth below, of the Market Value Ratio of the go.com Common Stock to the Disney Common Stock as of the fifth trading day prior to the date of notice of such conversion:

                                                            Percentage of
          Any conversion date occurring after            market value ratio
           the following anniversary of the            of the Disney Internet
          effective date of the merger and on            Group Common Stock
        or prior to the next such anniversary:       to the Disney Common Stock:
        --------------------------------------       ---------------------------
   First............................................             120%
   Second...........................................             115%
   Third through Ninth..............................             110%
   Tenth and Thereafter.............................             105%

   However, if a Tax Event occurs, the applicable percentage of the Market Value Ratio of the go.com Common Stock to the Disney Common Stock will equal 110% irrespective of the conversion date. "Tax Event" means the receipt by Disney of an opinion of tax counsel of Disney's choice experienced in such matters, who is not an officer or employee of Disney or any of its affiliates, to the effect that, as a result of any amendment to, or change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein, including any announced proposed change by an administrative agency in such regulations, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes:

     (a) Disney, its subsidiaries or affiliates, or any of its successors or its stockholders is or, at any time in the future, will be subject to tax upon the issuance of shares of either Disney Common Stock or go.com Common Stock; or

     (b) either Disney Common Stock or go.com Common Stock is not or, at any time in the future, will not be treated solely as stock of Disney.

   For purposes of rendering such opinion, tax counsel will assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, tax counsel will render an opinion only in the event of enactment.

   Effects On Convertible Securities. The following provisions with respect to Convertible Securities only apply to the extent that the terms of such Convertible Securities do not provide for adjustments in the event of a conversion or exchange of a class of common stock described above.

   After any conversion date on which all outstanding shares of any class of common stock were converted, any share of such class of common stock that is to be issued on conversion, exchange or exercise of any Convertible Securities will, immediately upon such conversion, exchange or exercise and without any notice or any other action on the part of, Disney or its board of directors or the holder of such Convertible Security in the event the shares of such class of common stock outstanding on such conversion date were converted into shares of the class of common stock relating to the other group, or another class or series of common stock of Disney, pursuant to the provisions described under "--Mandatory Conversion of go.com Common Stock" or "--Conversion at Option of Disney," be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of Disney that the number of shares of such class of common stock that were to be issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such conversion date otherwise would be issued upon such conversion, exchange or exercise.

 General Conversion Provisions

   In the event of any conversion as described above under "--Conversion at Option of Disney" or "--Mandatory Conversion of go.com Common Stock," not later than the 35th trading day prior to the applicable conversion date, Disney will cause to be given to each holder of shares of go.com Common Stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such go.com Common Stock, unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities, a notice setting forth:

     (1) a statement that all outstanding shares of go.com Common Stock will be converted;

     (2) the conversion date, which, in the case of a conversion after a Disposition, will not be more than 45 trading days following the consummation of such Disposition;

     (3) the per share number of shares of Disney Common Stock or another class or series of common stock of Disney, as the case may be, to be received with respect to each share of go.com Common Stock, including details as to the calculation thereof;

     (4) the place or places where certificates for shares of go.com Common Stock, properly endorsed or assigned for transfer, unless Disney waives such requirement, are to be surrendered for delivery of certificates for shares of Disney Common Stock;

     (5) the number of outstanding shares of Disney Common Stock and the number of shares of Disney Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable;

     (6) a statement to the effect that, except as otherwise provided below, dividends on such shares of go.com Common Stock will cease to be paid as of such conversion date; and

     (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive shares of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the conversion date referred to in clause (2) of this paragraph and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provision described under "-- Effects on Convertible Securities" if such holder thereafter converts, exchanges or exercises such Convertible Securities.

   Such notice will be sent by first-class mail, postage prepaid, to such holder at such holder's address as the same appears on the transfer books of Disney or by such other methods as may be determined from time to time by the board of directors.

   Neither the failure to mail any notice described above to any particular holder of shares of go.com Common Stock or of any Convertible Securities nor any defect therein would affect the sufficiency thereof with respect to any other holder of outstanding shares of go.com Common Stock or of outstanding Convertible Securities, or the validity of any such conversion.

   Disney will not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of go.com Common Stock upon any conversion or other distribution described above. If more than one share of go.com Common Stock is held at the same time by the same holder, Disney may aggregate the number of shares of any capital stock that is issuable or any other securities or property that are distributable to such holder upon any such conversion or other distribution, including any fractions of shares. If the number of shares of any capital stock or the amount of securities remaining to be issued or distributed to any holder of go.com Common Stock is a fraction, Disney will, if such fractional shares are not issued or distributed to such holder, pay a cash adjustment in respect of such fractional share in an amount equal to the Fair Value of such fractional share on the fifth trading day prior to the date such payment is to be made, without interest.

   No adjustments in respect of dividends will be made upon the conversion of any shares of go.com Common Stock. However, if such shares are converted by Disney after the record date for determining holders of go.com Common Stock entitled to any dividend or distribution thereon, such dividend or distribution will be payable to the holders of such shares at the close of business on such record date notwithstanding such conversion, in each case without interest.

   Before any holder of go.com Common Stock will be entitled to receive certificates representing shares of any capital stock, cash and/or other securities or property to be distributed to such holder with respect to any conversion of shares of go.com Common Stock, such holder is required to surrender at such place as Disney specified certificates for shares of go.com Common Stock, properly endorsed or assigned for transfer, unless Disney waives such requirement. As soon as practicable after Disney's receipt of certificates for such shares of go.com Common Stock, Disney will deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock, cash and/or other securities or property to which such person was entitled, together with any fractional payment referred to below, in each case without interest.

   From and after any conversion of shares of go.com Common Stock, all rights of a holder of shares of go.com Common Stock that were converted will cease, except for the right, upon surrender of the certificates representing such shares of go.com Common Stock, to receive certificates representing shares of the kind and amount of capital stock, cash and/or other securities or property for which such shares were converted, together with any fractional payment or rights to dividends as provided above, in each case without interest. No holder of a certificate that immediately prior to the conversion of go.com Common Stock represented shares of go.com Common Stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which shares of such common stock were converted until surrender of such holder's certificate in exchange for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions, without interest, which theretofore became payable with respect to a record date occurring after the conversion, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion, Disney will, however, be entitled to treat the certificates for go.com Common Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind of capital stock for which the shares of go.com Common Stock represented by such certificates should have been converted, notwithstanding the failure to surrender such certificates.

   Disney will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities on conversion of shares of go.com Common Stock pursuant hereto. Disney will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of go.com Common Stock so converted were registered, and no such issuance or delivery would be made unless and until the person requesting such issuance or delivery paid to Disney the amount of any such tax, or established to the satisfaction of Disney that such tax had been paid.

 Voting Rights

   Currently, holders of existing Disney common stock have one vote per share on all matters submitted to stockholders. The Disney certificate of incorporation will provide that the holders of all classes of common stock and any series of preferred stock outstanding at the time of such vote and entitled to vote together with the holders of common stock will vote together as a single class on all matters as to which common stockholders generally are entitled to vote other than a matter with respect to which the common stock or any class thereof or the preferred stock or any series thereof would be entitled to vote as a separate class. On all matters as to which both classes of common stock would vote together as a single class,

     (a) each outstanding share of Disney Common Stock shall have one vote, and

     (b) each outstanding share of go.com Common Stock shall have a number of votes equal to one vote prior to the 31st trading day after the effective date of the Disney certificate of incorporation and, thereafter, a number of votes, including a fractional vote, equal to the quotient, calculated to the nearest five decimal places, of the average Market Value of a share of go.com Common Stock divided by the average of the Market Value of a share of Disney Common Stock during the twenty consecutive trading days next preceding the tenth trading day prior to the record date for determining the stockholders entitled to vote.

   However, in the event that the foregoing calculation results in the holders of go.com Common Stock holding in excess of 40% of the total voting power of all outstanding shares of common stock, the vote of each share of go.com Common Stock will be reduced such that all of the outstanding shares of go.com Common Stock in the aggregate represent 40% of the total voting power of all outstanding shares of common stock. If shares of only one class of common stock are outstanding, each share of that class shall be entitled to one vote. If any class of common stock is entitled to vote as a separate class with respect to any matter, each share of that class shall be entitled to one vote in the separate vote on such matter.

   To illustrate the foregoing, if the average Market Value of the go.com Common Stock for the period specified above were $50.00, and the average Market Value of the Disney Common Stock for the period specified above were $40.00, each share of Disney Common Stock would have one vote and each share of go.com Common Stock would have 1.25 votes based on the following calculation:


                                 50.00
                                 ----- = 1.25
                                 40.00

   Based on such number of votes, on any proposal where both classes of common stock vote together as a single class (with no classes or series of preferred stocks, if any, entitled to vote together with the holders of common stock) and assuming there are issued and outstanding 2,063,298,666 shares of Disney Common Stock and 41,700,000 shares of go.com Common Stock, the shares of Disney Common Stock and go.com Common Stock would represent approximately 97.5% and 2.5%, respectively, of the total voting power.

   If the Disney charter amendment proposal is approved by stockholders and implemented by the Disney board of directors, Disney will set forth the number of outstanding shares of Disney Common Stock and go.com Common Stock in its Annual and Quarterly Reports filed pursuant to the Securities Exchange Act of 1934, and will disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of the Disney Common Stock and the go.com Common Stock.

   The relative voting rights of the Disney Common Stock and the go.com Common Stock could fluctuate as described above so that a holder's voting rights would more closely reflect the Market Value of such holder's equity investment in Disney. Fluctuations in the relative voting rights of the Disney Common Stock and the go.com Common Stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of Disney, to acquire such percentage of both classes of common stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

   Following implementation of the Disney charter amendment proposal, the holders of Disney Common Stock or go.com Common Stock would not have any rights to vote separately as a class on any matter coming before stockholders of Disney, except under the following circumstances:

     (A) Any amendment of the Disney certificate of incorporation that would have the effect of altering the voting powers of the go.com Common Stock will require the approval of the holders of a majority of the outstanding shares of go.com Common Stock voting as a separate class;

     (B) Any amendment of the Disney certificate of incorporation that would have the effect of altering the voting powers of the Disney Common Stock will require the approval of the holders of a majority of the outstanding shares of Disney Common Stock voting as a separate class;

     (C) Other than pursuant to a dissolution or liquidation and winding up of Disney as described below or any contract, agreement or arrangement involving go.com and the Disney Group in the ordinary course of business of each such group as contemplated in the common stock policies, including with respect to cash management policies,

       (a) the use of any proceeds from the Disposition of the properties or assets allocated to go.com by the Disney Group, or the transfer or allocation of such proceeds to the Disney Group, without fair compensation being allocated to go.com or

       (b) the use of any properties or assets allocated to go.com by the Disney Group, or the transfer or allocation of such properties or assets to the Disney Group, or the dividend or other distribution to the holders of any other class or series of capital stock of Disney of any of the properties or assets allocated to go.com without fair compensation being allocated to go.com will, in each case, require the approval of the holders of a majority of the outstanding shares of go.com Common Stock voting as a separate class;

   However, Disney may without such approval use any such proceeds or properties or assets for the benefit of the Disney Group or effect such a dividend or distribution to the extent that the Number of Shares Issuable With Respect to the Retained Interest is decreased as a result thereof. Notwithstanding the foregoing, if the Disney board of directors determines

     (1) to allocate to, or permit the use by, the Disney Group of the assets or properties, or proceeds of assets or properties, of go.com and

     (2) either

       (a) without such allocation or use, that the Disney Group will be unable to satisfy the liabilities allocated to it as they become due or

       (b) Disney is the debtor in pending United States bankruptcy proceedings, whether voluntary or involuntary, the Disney Group may, after reducing the Number of Shares Issuable with Respect to the Retained Interest to zero, whether or not in connection with the allocation or use of assets or properties or proceeds of assets or properties, of go.com to or by the Disney Group, be allocated or use such assets or properties or proceeds of assets or properties of go.com without complying with the above provisions of this clause;

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     (D) Any merger or business combination as a result of which

       (1) the holders of all classes and series of common stock shall no longer own at least 50% of the voting power of the surviving corporation and

       (2) the holders of all classes and series of common stock do not receive consideration distributed among such holders in proportion to the Market Capitalization of each class and series of common stock as of the date of the first public announcement of such merger or business combination will require the approval of the holders of a majority of the outstanding shares of go.com Common Stock voting as a separate class; provided, that there will be no separate class vote of holders of go.com Common Stock if the merger or business combination occurs after the first anniversary of the effective date of the Disney certificate of incorporation and the consideration received by the holders of go.com Common Stock is equal to or greater than what holders of go.com Common Stock would otherwise be entitled if go.com Common Stock would be converted at the option of Disney as of the record date for determining the stockholders of Disney entitled to vote on such merger or business combination;

     (E) With respect to any matter as to which the holders of go.com Common Stock and/or the holders of Disney Common Stock are entitled, under applicable law, to vote as a separate class, the holders of go.com Common Stock and/or the holders of Disney Common Stock, as the case may be, will be entitled to vote as a separate class; and

     (F) all such other matters as the board of directors, in its sole discretion, determines will require the approval of the holders of the outstanding shares of go.com Common Stock voting as a separate class.

   In addition to the approval of the holders of a majority of the voting power of all shares of common stock voting together as a single class, the approval of a majority of the outstanding shares of the Disney Common Stock or the go.com Common Stock, voting as a separate class, would be required under Delaware law to approve any amendment to the Disney certificate of incorporation that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As permitted by Delaware law, the Disney certificate of incorporation will provide that an amendment to the Disney certificate of incorporation that increases or decreases the number of authorized shares of Disney Common Stock or go.com Common Stock will only require the approval of the holders of a majority of the voting power of all shares of common stock, voting together as a single class, and will not require the approval of the holders of the class of common stock affected by such amendment, voting as a separate class. Consequently, because most matters brought to a stockholder vote would only require the approval of a majority of the voting power of the Disney Common Stock and go.com Common Stock, voting together as a single class, the holders of Disney Common Stock would be in a position to control the outcome of the vote on any matters.

 Liquidation

   Currently, in the event of a liquidation or dissolution and winding-up of Disney, after payment, or provision for payment, of the debts and other liabilities of Disney, holders of existing common stock would be entitled to share ratably in the remaining net assets of Disney. Under the Disney charter amendment proposal, in the event of a dissolution or liquidation and winding up of Disney, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Disney and full preferential amounts, including any accumulated and unpaid dividends, to which holders of preferred stock are entitled, regardless of the group to which such shares of preferred stock were attributed, the holders of Disney Common Stock and go.com Common Stock will be entitled to receive the net assets, if any, of Disney remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of each class. Each share of Disney Common Stock shall have one liquidation unit and each share of go.com Common Stock will have a number of liquidation units, including a fraction of one liquidation unit, equal to


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     (1) the average Market Value of a share of go.com Common Stock during the 20 consecutive trading days next preceding the 90th trading day after the effective date of the Disney certificate of incorporation, or

     (2) if the voluntary or involuntary dissolution or the liquidation and winding up of Disney occurs prior to the 90th trading day after the effective date of the Disney certificate of incorporation, the average Market Value of a share of go.com Common Stock over either

       (a) the twenty consecutive Trading Days immediately preceding such dissolution or the liquidation and winding-up of Disney or

       (b) such lesser number of consecutive Trading Days in the event that the dissolution or liquidation and winding-up of Disney occurs prior to the 21st Trading Day after the effective date of the Disney certificate of incorporation, divided by

     (2) the average over the same twenty trading days, or such shorter period, of the Market Value of a share of Disney Common Stock, expressed as a decimal fraction rounded to the nearest five decimal places.

   Thus, the liquidation rights of the holders of the respective classes may not bear any relationship to the relative market values or the relative voting rights of the two classes.

   The liquidation units of the Disney Common Stock and the go.com Common Stock were determined by Disney in consultation with its financial advisors and are based upon, among other factors, each group's initial level of debt and equity capitalization, each group's recent historical financial performance, the market prices of shares of comparable companies that are publicly traded and the current state of the markets for public offerings and other stock transactions. Disney considers that its complete liquidation is a remote contingency, and its financial advisors believe that, in general, these liquidation provisions are immaterial to trading in Disney Common Stock and go.com Common Stock. No holder of Disney Common Stock will have any special right to receive specific assets attributable to the Disney Group and no holder of go.com Common Stock will have any special right to receive specific assets attributable to go.com in the case of a dissolution or liquidation and winding-up of Disney.

   If Disney subdivides, by stock split, reclassification or otherwise, or combines, by reverse stock split, reclassification or otherwise, the outstanding shares of either Disney Common Stock or go.com Common Stock, or declares a dividend in shares of Disney Common Stock or go.com Common Stock to holders of such class of common stock, the number of liquidation units of the Disney Common Stock or the number of liquidation units of the go.com Common Stock, as applicable, will be appropriately adjusted as determined by the board of directors so as to avoid any dilution in the aggregate liquidation rights of either class of common stock. For example, in case Disney were to effect a two-for-one split of the Disney Common Stock, the Disney Common Stock would be entitled to 0.5 of a liquidation unit per share in order to avoid dilution in the aggregate liquidation rights of holders of go.com Common Stock.

   Neither the merger or consolidation of Disney into or with any other corporation, nor the merger or consolidation of any other corporation into or with Disney, nor any sale, transfer or lease of all or any part of the assets of Disney, will be deemed to be a dissolution, liquidation or winding up for purposes of the liquidation provisions set forth above.

 Preemptive Rights

   Neither the holders of the Disney Common Stock nor the holders of the go.com Common Stock will have any preemptive rights or any rights to convert their shares into any other securities of Disney.


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 Retained Interest

   The number of shares of go.com Common Stock to be issued upon consummation of the transactions contemplated by the reorganization agreement will initially represent approximately 28% of the equity value of Disney attributable to go.com. Consequently, the Disney Group will initially have a retained interest in go.com of approximately 72%. In addition, under management policies adopted by the Disney board of directors, the Disney board of directors could, in its sole discretion, determine from time to time to contribute, as additional equity, cash or other property of the Disney Group to go.com or purchase shares of go.com Common Stock in the open market with cash or other property of the Disney Group which would increase Disney's retained interest in go.com. The Disney board of directors will determine, in its sole discretion, to make any such contribution or purchase after consideration of a number of factors, including, among others, the current and projected capital structure of each group, the financing needs and objectives of go.com, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. See "--Certain Management Policies--Inter-Group Financing Transactions." A retained interest, because it represents an interest between two business groups within Disney, would not constitute outstanding shares of common stock and, accordingly, would not be represented by shares of go.com Common Stock and would not be voted on any matter by the Disney Group, including any matter requiring the vote of the holders of go.com Common Stock as a separate class. However, the Market Value attributable to the Disney Group's retained interest in go.com should be reflected in the Market Value of the Disney Common Stock, which in turn would affect the aggregate voting power represented by the Disney Common Stock on any matter in which holders of Disney Common Stock and go.com Common Stock vote together as a single class.

   If additional shares of go.com Common Stock are subsequently issued from time to time by Disney, the Disney board of directors would determine

     (a) the number of shares of such go.com Common Stock issued for the account of the Disney Group with respect to the Retained Interest, the net proceeds of which will be reflected entirely in the financial statements of the Disney Group, and

     (b) the number of shares of such go.com Common Stock issued for the account of go.com as an additional equity interest in go.com, the net proceeds of which will be reflected entirely in the financial statements of go.com.

As additional shares of go.com Common Stock are issued for the account of the Disney Group, the Retained Interest Fraction and the Number of Shares Issuable with Respect to the Retained Interest would decrease and the Outstanding Internet Fraction would increase accordingly. At the time all shares of go.com Common Stock issuable with respect to the Retained Interest are issued, the Number of Shares Issuable with Respect to the Retained Interest would be zero and shares of go.com Common Stock could no longer be issued for the account of the Disney Group. If additional shares of go.com Common Stock are issued for the account of the Internet Group, the Number of Shares Issuable with Respect to the Retained Interest would not decrease but the Retained Interest Fraction would nonetheless decrease and the Outstanding Internet Fraction would increase accordingly.

   If the Disney board of directors determines to issue shares of go.com Common Stock as a distribution on the Disney Common Stock, such distribution would be treated as a distribution of shares issuable with respect to the retained interest, and as a result, the Number of Shares Issuable with Respect to the Retained Interest would decrease by the number of shares of go.com Common Stock distributed to the holders of Disney Common Stock, resulting in a proportionate decrease in the Retained Interest Fraction and a corresponding increase in the Outstanding Internet Fraction.

   If Disney repurchases shares of go.com Common Stock with cash or property of the Disney Group, the Number of Shares Issuable with Respect to the Retained Interest and the Retained Interest Fraction would increase and the Outstanding Internet Fraction would decrease accordingly. If the repurchase of shares of

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

go.com Common Stock were attributed to go.com, the Number of Shares Issuable with Respect to the Retained Interest would not increase but the Retained Interest Fraction would nonetheless increase and the Outstanding Internet Fraction would decrease accordingly.

   The foregoing determinations with respect to the allocation of issuances of shares of go.com Common Stock between the groups and the choice of which group's funds are to be used to repurchase shares of go.com Common Stock will be made by the Disney board of directors, in its sole discretion.

   The financial statements of the Disney Group will be credited, and the financial statements of go.com will be charged with, an amount equal to the product of

     (1) the Fair Value of any dividend or other distribution paid or distributed in respect of the outstanding shares of go.com Common Stock, multiplied by

     (2) a fraction, the numerator of which is the Retained Interest Fraction on the record date for such dividend or distribution and the denominator of which is the Outstanding Internet Fraction on the record date for such dividend or distribution.

   For further discussion of, and illustrations of the calculation of the Retained Interest Fraction, the Outstanding Internet Fraction and the Number of Shares Issuable with Respect to the Retained Interest and the effects thereon of dividends on and issuances and repurchases of shares of go.com Common Stock, and transfers of cash or other property between groups, see Annex H to this document.

Disney Series A Voting Preferred Stock

   Under the Disney certificate of incorporation, Disney has the authority to issue 100,000,000 shares of preferred stock. Following the merger, the Disney board of directors intends to cause a certificate of designations setting forth the rights and preferences of a new series of Disney preferred stock, "Series A Voting Preferred Stock," and to reserve for issuance 237,310 shares of Series A Voting Preferred Stock. All such shares are intended to be issued to Disney Enterprises, Inc. The rights evidenced by Disney Common Stock will be subject to the prior preferences and rights of the Series A Voting Preferred Stock.

 Dividends

   Holders of Series A Voting Preferred Stock will be entitled to receive cumulative preferential cash dividends, if, as and when declared by the Disney board of directors, out of funds legally available therefor, in an amount per year equal to the product of the "Par Rate" and the liquidation preference, as defined below.

   The "Par Rate" shall be a single fixed rate equal to the highest end of the range of dividend rates at which the Series A Preferred Voting Stock would be expected to trade at its liquidation preference on or about the closing date of the merger.

   Dividends will be payable semi-annually in arrears on or before June 30 and December 31 of each year, commencing on first June 30 or December 31 following the closing date of the merger, on a pro-rata basis. The amount of dividends payable on the Series A Voting Preferred Stock for each full semi-annual period will be computed by dividing the annual dividend rate by two. Dividends in respect of any past dividend periods that are in arrears may be authorized and paid at any time to holders of record on the applicable record date. Any dividend payment made to holders of Series A Voting Preferred Stock must be first credited against the earliest accrued but unpaid dividend due which remains payable.

   Dividends will be fully cumulative and will accrue, whether or not declared, with additional payments thereon, from the first day of the dividend period in which such dividend may be payable on all shares of Series A Voting Preferred Stock issued and outstanding on the first day of such dividend period, except that with respect to the initial dividend period, the dividend will accrue from the initial issue date.


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   If at any time Disney has failed to pay all dividends which have accrued on any outstanding shares of any other class or series of preferred stock having cumulative dividend rights ranking on parity with the shares of Series A Voting Preferred Stock, no cash dividend may be declared by the Disney board of directors or paid or set apart for payment by Disney on shares of Series A Voting Preferred Stock unless all accrued and unpaid dividends on all outstanding shares of the other series of preferred stock have been or are declared, paid or set apart for payment with additional payments thereon, if any. However, cash dividends may be declared, paid or set apart for payment, with additional payments thereon, pro rata on shares of Series A Voting Preferred Stock and shares of such other class or series of preferred stock so that the amounts of any cash dividends declared, paid or set apart for each bear to each other the same ratio that all accrued but unpaid cash dividends on shares of Series A Voting Preferred Stock and shares of such other series of preferred stock bear to each other.

   Holders of shares of Series A Voting Preferred Stock will be entitled to receive dividends in preference to and in priority over any dividends, other than dividends paid in stock ranking junior to Series A Voting Preferred Stock upon any of the junior stock.

   So long as any shares of Series A Voting Preferred Stock are outstanding, Disney will not declare, pay or set apart for payment any dividend on any of the junior stock, other than dividends paid in such junior stock, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the junior stock or any warrants, rights, calls or options exercisable for any of the junior stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the capital stock of Disney or other property, other than distributions or dividends in stock to the holders of such stock, and will not permit any corporation or other entity directly or indirectly controlled by Disney to purchase or redeem any of the junior stock or any warrants, rights, calls or options exercisable for any of the junior stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid cash dividends, including additional payments thereon, on shares of Series A Voting Preferred Stock not paid on the dates provided for above have been or be paid. However, Disney may repurchase shares of its common stock as required by law or by the terms of any employee stock ownership plan of Disney.

   Subject to the foregoing provisions relating to dividends, the Disney board of directors may declare and Disney may pay or set apart for payment dividends and other distributions on any of the junior stock, and may purchase or otherwise redeem any of the junior stock or any warrants, rights or options exercisable for any of the junior stock, and the holders of the shares of Series A Voting Preferred Stock shall not be entitled to share therein.

 Liquidation Preference

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Disney, the holders of shares of Series A Voting Preferred Stock then outstanding will be entitled to be paid in cash out of the assets of Disney available for distribution to its stockholders the liquidation preference, which is defined as:

     (1) a fixed amount per share determined on the closing date of the merger equal to 100 multiplied by the higher of

       (a) the closing price of common stock of Infoseek as quoted on the Nasdaq National Market on July 9, 1999 or

       (b) the closing price of Infoseek common stock as quoted on the Nasdaq National Market on the last trading date immediately prior to the closing date of the merger, plus

     (2) an amount equal to all accrued but unpaid dividends on the Series A Voting Preferred Stock to the date fixed for liquidation,


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before any payment may be made or any assets distributed to the holders of any of the junior stock. If the assets of Disney are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Voting Preferred Stock and any other class or series of preferred stock having liquidation rights on parity with the shares of Series A Voting Preferred Stock, then the holders of all such shares will share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Voting Preferred Stock and the holders of outstanding shares of such other series of preferred stock are entitled were paid in full.

   For the purpose of this description of the liquidation preference, neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all the property or assets of Disney, nor the consolidation or merger of Disney with one or more other corporations will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of Disney.

   The sale, lease or conveyance of all or substantially all of Disney's assets or the merger or consolidation of Disney which results in the holders of Disney's common stock receiving in exchange for such common stock either cash or notes, debentures or other evidences of indebtedness or obligations to pay cash or preferred stock of the surviving entity which ranks on parity with Series A Voting Preferred Stock in liquidation or dividends shall be deemed to be a liquidation, dissolution or winding up of the affairs of Disney within the meaning of this section. In the cases of merger or consolidation of Disney where holders of its common stock receive, in exchange for such common stock, common stock or preferred stock which is junior in liquidation and dividends to Series A Voting Preferred Stock in the surviving entity, whether or not the surviving entity is Disney, of such merger or consolidation or preferred stock of another entity, the Series A Voting Preferred Stock will be deemed to be preferred stock of such surviving entity or other entity, as the case may be, with the same dividend rate and equivalent rights to the rights described in this document. In the event of a merger or consolidation of Disney where the consideration received by the holders of Disney common stock consists of two or more of the types of consideration set forth above, the holders of Series A Voting Preferred Stock will be entitled to receive either cash or securities based upon the foregoing in the same proportion as the holders of the common stock of Disney are receiving cash or debt securities, or equity securities in the surviving entity or another entity.

 Redemption

   The Series A Voting Preferred Stock will not be subject to redemption.

 Voting Rights

   Except as set forth in this document and subject to applicable law, the holders of shares of Series A Voting Preferred Stock will be entitled to vote together with the holders of Disney common stock and any other class or series of stock entitled to vote with common stock as a single class on all matters to be voted upon by the common stock and shall not have any additional voting or veto rights. Each holder of shares of Series A Voting Preferred Stock shall be entitled to 100 votes for each share of such stock held by such holder.

 Consent

   No consent of holders of Series A Voting Preferred Stock will be required for:

     (1) the creation of any indebtedness of any kind of Disney,

     (2) the creation of any class of stock of Disney ranking junior as to dividends and upon liquidation to the Series A Voting Preferred Stock,


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     (3) any increase or decrease in the amount of authorized common stock or any increase, decrease or change from par value to no par value or

     (4) the taking of any other action of Disney, other than such action as is specifically described in this document as requiring the consent of holders of Series A Voting Preferred Stock or as otherwise required by applicable law.

 Transfer

   Disney Enterprises, Inc. may not transfer, convey or sell any shares of Series A Voting Preferred Stock to any related person, as defined below, and any purported transfer, conveyance or sale to any related person will be null and void. Disney Enterprises, Inc. may, however, transfer, convey or sell shares of Series A Voting Preferred Stock to any person that is not a related person. For purposes of this paragraph, "related person" means Disney and any person that bears a relationship to Disney described in Section 267(b) or
Section 707(b) of the Internal Revenue Code of 1986, as amended.

 Rank

   The Series A Voting Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up or dissolution, rank:

     (1) on parity with any other class or series of preferred stock established by the board of directors, the terms of which will specifically provide that such class or series will rank on parity with the Series A Voting Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution, and

     (2) prior to any other equity securities of Disney, including its common stock, with respect to dividend rights and rights on liquidation, winding up or dissolution.

 Amendment

   Following the issuance of the Series A Voting Preferred Stock, the Disney certificate of incorporation may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Voting Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Voting Preferred Stock, voting together as a single class.

Determinations by the Disney Board of Directors

   If the Disney charter amendment proposal is approved by the Disney stockholders and implemented by the Disney board of directors, any determinations made in good faith by the Disney board of directors under any provision described under "--Disney Common Stock and go.com Common Stock," and any determinations with respect to any group or the rights of holders of shares of either class of common stock, would be final and binding on all stockholders of Disney, subject to the rights of stockholders under applicable Delaware law and under the federal securities laws.

   Any determinations made by the Disney board of directors under any provision described under "--Disney Series A Voting Preferred Stock" will be final and binding on all stockholders of Disney, except as may otherwise be required by law. Disney will prepare a statement of any such determination by the Disney board of directors respecting the fair market value of any properties, assets or securities and will file such statement with the Secretary of Disney.

   Upon consummation of the merger, Disney will have available for issuance approximately 3,600,000,000 authorized shares of Disney Common Stock, approximately 1,000,000,000 authorized shares of go.com Common

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Stock, approximately 100,000,000 authorized shares of Disney preferred stock and 237,310 authorized shares of Disney Series A Voting Preferred Stock. Such authorized shares of Disney Common Stock, Disney preferred stock, Disney Series A Voting Preferred Stock and go.com Common Stock, subject to certain limitations set forth in the inter-group contracts and agreements described under "--Relationship between the Disney Group and go.com--Inter-Group Contracts and Agreements," are available for issuance without further action by Disney's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Disney's securities may be listed or traded. If the approval of Disney's stockholders is not required for the issuance of shares of Disney Common Stock, Disney preferred stock, Disney Series A Voting Preferred Stock or go.com Common Stock, the Disney board of directors may determine not to seek stockholder approval prior to issuing such shares.

   Although the Disney board of directors has no intention at the present time of doing so, it could issue common stock, warrants or a series of preferred stock that could, depending on the terms of such securities, impede the completion of a merger, tender offer or other takeover attempt. The Disney board of directors will make any determination to issue such shares based on its judgment as to the best interests of Disney and its stockholders. The Disney board of directors, in so acting, could issue securities having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Disney board of directors, including a tender offer or other transaction that some, or a majority, of Disney's stockholders might believe to be in their best interests or in which Disney's stockholders might receive a premium for their stock over the then current market price of such stock.

 DISNEY COMMON STOCK POLICIES GOVERNING THE INTERESTS OF DISNEY TO BE ALLOCATED
                      BETWEEN THE DISNEY GROUP AND GO.COM

   The description set forth below of the Disney common stock policies does not purport to be complete and is qualified in its entirety by reference to the Disney common stock policies, a copy of which is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this document by reference. All stockholders are urged to read the Disney common stock policies carefully in their entirety.

Interests to be Attributed to go.com

   The Disney common stock policies provide that it is the current intention of Disney to attribute all of its present and future interests worldwide in its Internet businesses to go.com and to pursue a broadband Internet distribution business through go.com. All other Disney interests not allocated to go.com will be allocated to the Disney Group.

   The common stock policies provide that the following interests will be attributed to go.com:

     (a) All of the interests of Disney and its subsidiaries in each of the following:

    . Buena Vista Internet Group, a California corporation;

    . Buena Vista Internet Group Commerce, a California corporation;

    . Infoseek Corporation, a Delaware corporation;

    . Infoseek Corporation, a California corporation;

    . Starwave Corporation, a Washington corporation;

    . DOL Online Investments, Inc., a California corporation;

    . ABC News/Starwave Partners, d/b/a ABC News Internet Ventures, a New
      York general partnership;

    . ESPN Online Investments, Inc., a Delaware corporation;

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    . ESPN/Starwave Partners, d/b/a ESPN Internet Ventures, a New York
      general partnership;

    . ABC Multimedia Inc., a Delaware corporation;

    . Subtle Differences Internet Service, a California corporation;

    . Disney Direct Marketing Services, Inc., a Delaware corporation;

    . The Walt Disney Catalog, Inc., a California corporation; and

    . GO Online Inc., a California corporation.

     (b) All of the rights, title and interests attributed to go.com pursuant to the resolutions of the Disney board of directors approved concurrently with the board of directors' approval of the common stock policies, including, without limitation, the following current Internet operations:

    . ABC.com and related ABC Internet operations, including, ABCRadio.com,
      ABCNEWS.com and ABCSports.com;

    . Disney-branded Internet operations, including, Disney.com,
      Disneyblast.com, Disneystore.com, Disneychannel.com, Disneyland.com and WaltDisneyWorld.com;

    . Other Internet operations based on Disney-owned content, including, Family.com and related family-oriented sites, for example, familytravel.com; and sites based on motion pictures and television programming, for example, touchstonepictures.com, abugslife.com and onesaturdaymorning.com;

    . All ESPN-branded Internet operations, including, ESPN.com;

    . go.com and related GO Internet operations, for example, Goshop.com;

    . Internet operations conducted under license from third parties, including, NBA.com, NFL.com and NASCAR.com;

    . International Internet operations, including DOL International, ESPN
      International, go.com.uk and disney.co.uk; and

    . Miscellaneous operations, including, movies.com, Tvplex.com, kid.com, video.com and foods.com.

   In addition, Disney currently contemplates that Internet operations under development will be allocated to go.com, including online auction operations, narrowband and broadband private label access operations and broadband portal development.

     (c) Any subsidiaries or equity investees of or successors to the companies or interests identified in the foregoing clauses (a) and (b).

   Content owned by Disney and attributed to the Disney Group shall not be attributed to go.com. This content may be made available to go.com on a non-exclusive basis on terms determined from time to time by or under the supervision of the board of directors.

Amendment and Modification to the Common Stock Policies

   The Disney common stock policies, including any resolution implementing the provisions of the common stock policies may be modified, amended, suspended, added to or rescinded from time to time by the Disney board of directors, acting in its sole discretion. Exceptions to the common stock policies may be made from time to time by the Disney board of directors, acting in its sole discretion, with or without the approval of the Disney stockholders, subject in each case to any limitations set forth in the Disney certificate of incorporation and to any limitations imposed by the Disney board of directors' fiduciary duties or applicable law.


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Dividend Policy

   Pursuant to the Disney charter amendment proposal, dividends on Disney Common Stock may be declared and paid only out of the lesser of the funds of Disney legally available therefor and the amount that would be legally available for the payment of dividends, and dividends on go.com Common Stock may be declared and paid only out of the lesser of the funds of Disney legally available therefor and the amount that would be legally available for the payment of dividends.

   Subject to the foregoing limitations and any preferential rights of any series of preferred stock of Disney, holders of Disney Common Stock or go.com Common Stock will be entitled to receive dividends on their stock when, as and if authorized and declared by the Disney board of directors. The payment of dividends on the Disney Common Stock and go.com Common Stock will be a business decision to be made by the Disney board of directors from time to time based upon the results of operations, financial condition and capital requirements of Disney and such other factors as the Disney board of directors considers relevant. Payment of dividends on the Disney Common Stock and go.com Common Stock may be restricted by loan agreements, indentures and other transactions entered into by Disney from time to time.

   Pursuant to the Disney charter amendment proposal, the Disney board of directors may at any time declare and pay dividends exclusively on Disney Common Stock, exclusively on go.com Common Stock or on both such classes in equal or unequal amounts, notwithstanding the relative amounts of the Parent Group Available Dividend Amount and the Internet Group Available Dividend Amount, the amount of dividends previously declared on each class of common stock, the voting or liquidation rights of each class of common stock or any other factor.

   Because go.com is expected to require significant capital commitments to finance its operations and fund its future growth, Disney does not expect to pay any dividends on shares of go.com Common Stock for the foreseeable future.

Treasury and Cash Management Policies

   Disney will manage most treasury activities on a centralized, consolidated basis. These activities will include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of Disney Common Stock, go.com Common Stock and Disney preferred stock. Each of the Disney Group and go.com will remit its cash receipts, other than receipts of foreign operations or subsidiaries that are not wholly owned, to Disney, and Disney will generally fund each group's cash disbursements, other than disbursements of foreign operations or subsidiaries that are not wholly owned, on a daily basis.

   After the date on which the go.com Common Stock is first issued, the following will apply:

     (1) Disney will attribute each future incurrence or issuance of external debt or preferred stock, and the proceeds thereof, to the Disney Group, except in cases where the Disney board of directors determines otherwise. The Disney board of directors may determine from time to time to attribute an incurrence or issuance of debt or preferred stock, and the proceeds thereof, to go.com to the extent that Disney incurs or issues the debt or preferred stock for the benefit of go.com, but the Disney board of directors will not be required to do so.

     (2) Disney will attribute each future issuance of Disney Common Stock, and the proceeds thereof, to the Disney Group. Disney may attribute any future issuance of go.com Common Stock, and the proceeds thereof, to the Disney Group in respect of the Number of Shares Issuable with Respect to the Retained Interest or to go.com.

     (3) Dividends on Disney Common Stock will be charged against the Disney Group, and dividends on go.com Common Stock will be charged against go.com. At the time of any dividend on go.com Common Stock while the Number of Shares Issuable with Respect to the Retained Interest is greater than zero,

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  Disney will attribute to the Disney Group in proportion to the Number of
  Shares Issuable with Respect to the Retained Interest a corresponding amount in respect of the Number of Shares Issuable with Respect to the Retained Interest.

     (4) Repurchases of Disney Common Stock will be charged against the Disney Group. Repurchases of go.com Common Stock may be charged either against go.com or the Disney Group as determined by the Disney board of directors in its sole discretion. If a repurchase of go.com Common Stock is charged against the Disney Group, the Number of Shares Issuable with Respect to the Retained Interest will be increased by the number of shares so repurchased.

     (5) Whenever go.com holds cash, other than cash of go.com's foreign operations or cash of go.com's subsidiaries that are not wholly owned, go.com will normally transfer that cash to Disney, which will attribute interest on the cash, at Disney's short-term borrowing rate, to go.com. Conversely, whenever go.com has a cash need, other than cash needs of go.com's foreign operations or cash needs of go.com's subsidiaries that are not wholly owned, Disney will normally fund that cash need. However, the Disney board of directors will retain ultimate authority at all times to determine, in its sole discretion, whether to provide any particular funds to either group and will not be obligated to do so. As of immediately prior to the first issuance of go.com Common Stock, cash and cash equivalents aggregating an amount equal to the amount of working capital, that is, current assets, including cash, minus current liabilities, reflected on the balance sheet of Infoseek as of October 2, 1999, less:

    . any amount paid by Disney to Infoseek pursuant to the Maintenance
      Rights Letter Agreement, dated as of July 10, 1999, by and between Disney and Infoseek shall have been allocated to go.com; and

    . the sum of the exercise price of each option exercised under Infoseek's Employee Stock Purchase Plan on or after July 10, 1999 multiplied by the number of shares of each option, shall have been allocated to go.com.

     (6) Disney will account for all cash transfers from one group to or for the account of the other group, other than transfers in return for assets or services rendered or transfers in respect of the Number of Shares Issuable with Respect to the Retained Interest that correspond to dividends paid on go.com Common Stock, as inter-group short-term loans unless:

    . the Disney board of directors determines that a given transfer or type of transfer should be accounted for as a long-term loan;

    . the Disney board of directors determines that a given transfer or type of transfer should be accounted for as a capital contribution increasing the Number of Shares Issuable with Respect to the Retained Interest; or

    . the Disney board of directors determines that a given transfer or type of transfer should be accounted for as a return of capital reducing the Number of Shares Issuable with Respect to the Retained Interest.

     There are no specific criteria to determine when Disney will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-group revolving credit advance; provided, however, that cash advances from Disney or the Disney Group to go.com up to $250 million on a cumulative basis, except as otherwise contemplated by the proposed charter amendment, will be accounted for as short-term or long-term loans at interest rates at which Disney could borrow such funds and shall not be accounted for as a capital contribution. The Disney board of directors will make such a determination in the exercise of its business judgment at the time of such transfer based upon all relevant circumstances. Factors the Disney board of directors may consider include the current and projected capital structure of the Disney Group and go.com; the financing needs and objectives of the recipient group; the availability, cost and time associated with alternative financing sources; and prevailing interest rates and general economic conditions.

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     (7) Cash transfers accounted for as inter-group short-term loans will bear interest at the rate at which Disney could borrow such funds. In addition, any cash transfers accounted for as a long-term loan will have interest rates, amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which Disney could borrow such funds.

     (8) Any cash transfer from the Disney Group to go.com, or for its account, accounted for as a capital contribution will correspondingly increase go.com's equity account and the Number of Shares Issuable with Respect to the Retained Interest.

     (9) Any cash transfer from go.com to the Disney Group, or for its account, accounted for as a return of capital will correspondingly reduce go.com's equity account and the Number of Shares Issuable with Respect to the Retained Interest.

     (10) In the event that Disney exercises any convertible securities or similar rights to increase the Number of Shares Issuable with Respect to the Retained Interest, the cash proceeds of such exercise will be allocated to go.com.

Corporate General and Administrative Services and Facilities

   Disney will allocate the cost of corporate general and administrative services and facilities between the Disney Group and go.com generally based upon utilization. Where determinations based on utilization alone are impracticable, Disney will use other methods and criteria that Disney's management believes to be equitable and to provide a reasonable estimate of the cost attributable to each group. Except as otherwise determined by Disney's management, the allocated costs of providing such services and facilities will include, among other things the following:

     (1) All costs and expenses of personnel employed in connection with the services and facilities, including, all direct costs of those personnel, for example as payroll, payroll taxes and fringe benefit costs, calculated at the appropriate annual composite rate therefor.

     (2) All overhead costs and expenses directly related to the personnel and the services or facilities provided by them, including departmental, divisional and administrative overhead and a reasonable allocation of capital charges for assets used to provide these services or facilities, including, facilities, equipment and training.

     (3) All materials used in connection with the services or facilities, billed at their net cost to the provider of the services or facilities plus all overhead costs and expenses related to these materials, including, departmental, divisional and administrative overhead and a reasonable allocation of capital charges for assets used to provide the materials.

   Except as may otherwise be specifically provided pursuant to the terms of any agreements between the Disney Group and go.com or any resolutions of the Disney board of directors, the corporate general and administrative services and facilities to be allocated between the groups will include general and administrative services and facilities, for example, legal services, accounting services, tax and financial, treasury services, purchasing and material procurement, corporate travel, intranet support services, that is, hosting, maintenance, operational and other technical support for intranet computer systems, and corporate offices, warehouses and other facilities.

   Notwithstanding anything set forth above to the contrary, the costs associated with corporate general and administrative services and facilities allocated to go.com, minus the costs associated with direct incentive compensation for employees of go.com, for each of fiscal year 1999, 2000 and 2001 will not exceed $7.5 million.


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Taxes

   Disney's board of directors intends that financial statement income tax expense or benefit, as the case may be, will be allocated to go.com in an amount equal to the difference between (1) the consolidated income tax expense or benefit of Disney for financial statement purposes and (2) the consolidated income tax expense or benefit of Disney for financial statement purposes computed without including go.com financial statement pre-tax income and any other relevant amounts properly allocable to go.com. If the above computation results in a positive amount, such amount will be allocated to go.com as a tax expense. If the above computation results in a negative amount, such amount will be allocated to go.com as a tax benefit.

Corporate Opportunities

   The Disney board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the Disney Group and go.com, in whole or in part, as it considers to be in the best interests of Disney and its stockholders as a whole and as contemplated by the Disney common stock policies. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either the Disney Group or go.com, it will be allocated by the Disney board of directors in its business judgment or in accordance with procedures adopted by the Disney board of directors from time to time to ensure that decisions will be made in the best interests of Disney and its stockholders as a whole. This allocation may involve the consideration of a number of factors that the Disney board of directors determines to be relevant, including, whether the business opportunity or operation, the acquired asset or business or the assumed liability is principally within the existing scope of a group's business, whether it is principally within a geographic area served by a group and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business or assumed liability.

Inter-Group Contracts and Agreements

   The terms of all current and future material transactions, relationships and other matters between the Disney Group and go.com, including those as to which the groups may have potentially divergent interests, will be determined on a basis that the Disney board of directors, or Disney's management following guidelines or principles established by the Disney board of directors, considers to be in the best interests of Disney and its stockholders as a whole.

   Business operations involving activities by both go.com and the Disney Group will be allocated as set forth below, subject to the general authority of the Disney board of directors to modify, amend, suspend, add to or rescind these allocations:

     (1) Use of Intellectual Property. The Disney Group will license to go.com the nonexclusive worldwide right to use and exploit all of the Disney Group's intellectual property in the conduct of go.com's businesses. As used in the common stock policies, intellectual property includes the following:

    . all fanciful, cartoon, artistic, literary, historical, scientific, natural or fictional characters;

    . copyrights and all copyrightable subject matter;

    . trademarks, service marks, logos, trade names, trade dress and other similar works;

    . utility models;

    . literary, musical, including lyrics, and dramatic works;

    . photographs and pictorial, graphic and sculptural works;

    . motion pictures and other audio-visual works;

    . sound recordings;


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    . works of art;

    . patents and other patent rights;

    . computer software, including, among other things, underlying code;
      and

    . know-how and designs, including designs of characters,

  in each case belonging to any member of the Disney Group or the necessary rights to which belong to any member of the Disney Group. According to the common stock policies, however, nothing contained in the policies will be construed as granting to go.com a right to use content owned by Disney that is attributed to the Disney Group.

     Intellectual property currently made available to Disney's existing Internet business will continue to be made available to go.com without any additional royalty, except as provided in the common stock policies. No royalty or other fee for the use or exploitation of such Intellectual Property will be charged to go.com, except for a royalty equal to 1.25% of all go.com revenue, excluding revenue derived from the operation of Disney Store.com, but including revenue derived from the sale of products offered by direct mail, less the following deductions:

    . advertising commissions;

    . credit card charges;

    . customs duties and taxes, other than taxes based upon go.com's income, for example, sales, excise, withholding and value-added taxes; and

    . discounts, rebates, returns or credits, freight, insurance, packaging and other shipment expenses.

     Furthermore, the common stock policies provide that in the event that go.com collects revenue with respect to the sale, license or other distribution of "goods," as defined in the License Agreement, dated as of June 18, 1998, between Disney Enterprises, Inc. and Infoseek, effectively as an agent or distributor for the vendor, including the Disney Group or Disney, only the distributor or agency fee or commission, and not the amount of the revenues derived from such sale, will be included in the revenues upon which such 1.25% royalty is based. However, in the event that any goods are purchased from third-party licensees of the Disney Group who are under an obligation to pay royalties to the Disney Group with respect to such goods, then no royalty will be charged to go.com with respect to such goods.

     Notwithstanding the foregoing, the royalties described above will not be deemed earned or accrued until the completion of the first full fiscal year of go.com in which there are positive earnings before interest, taxes and amortization, commonly referred to as EBITA, and such royalties in any fiscal year will in the aggregate not exceed 25% of EBITA of go.com in such fiscal year. All use of the Disney Group's intellectual property will be in conformity with the Disney Group's standard licensing terms and conditions for such intellectual property.

     The Disney common stock policies provide that the royalty provisions described in this document replace and supersede any prior agreements for the payment of royalties by go.com to the Disney Group.

     (2) Online Travel Services. go.com will operate one or more travel and ticketing services, offering travel packages to Disney Group attractions and resorts as well as family travel packages to other destinations. go.com will be the Disney Group's preferred online seller of such packages. For its travel packages, go.com will be offered terms and credited with commissions at a rate consistent with market rates afforded by the Disney Group to unaffiliated third parties for comparable services, which rate has initially been determined to be 10% of gross revenues, as determined from time to time by or under the supervision of the Disney board of directors.


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     (3) Disney Store.com. go.com will operate Disney Store.com, Disney's online seller of Disney-branded consumer merchandise. The Disney Group will be allocated a royalty equal to 8% of (i) Disney Store.com's actual costs for Disney-branded merchandise sourced from the Disney Group's suppliers or sourced directly by go.com and (ii) the Disney Group's actual costs for Disney-branded consumer merchandise sourced from the Disney Group. The 8% royalty, however, will not apply to the sale of products offered by direct mail and not ordered over the Internet. However, in the event that any Disney-branded consumer merchandise is purchased from third-party licensees of the Disney Group who are under an obligation to pay royalties to the Disney Group with respect to such Disney-branded consumer merchandise, then no royalty will be allocated to the Disney Group with respect to such goods.

     Notwithstanding the foregoing, the Disney common stock policies provide that the royalties described above will not be deemed earned or accrued until the completion of the first full fiscal year of go.com in which there are positive EBITA, and such royalties in any fiscal year will in the aggregate not exceed 30% of EBITA of the Disney Store.com in such fiscal year.

     (4) Website Development. go.com will develop, or manage the development by third parties of, websites for all Disney Group businesses wishing to develop such sites. For such services, go.com will be compensated on the basis of go.com's actual costs, including an allocation of the cost of general and administrative services and facilities generally based upon utilization, plus a margin consistent with market rates for comparable services between unaffiliated third parties, which margin has initially been determined to be 10%, as determined from time to time by or under the supervision of the Disney board of directors. Notwithstanding the foregoing, any Disney Group business may choose to have a third-party developer develop its site if more cost effective, provided, that any such third-party developer shall comply with all policies, procedures and technical specifications set by go.com. In addition, go.com will sell and advertise for the website, with go.com and the applicable participating business unit of the Disney Group splitting evenly all advertising revenues derived from any of these websites.

     (5) Promotional Services. The Disney Group will provide promotional services to go.com in forms and amounts as determined from time to time by or under the supervision of the Disney board of directors. Cost allocations, if any, to go.com with respect to these services will in all cases be on terms and rates no less favorable to go.com than those that would apply to comparable services provided to unaffiliated third parties and may be provided on substantially more favorable terms, in each case as determined from time to time by or under the supervision of the Disney board of directors.

Capital Stock Committee

   At the effective time of the merger, Disney will amend its bylaws to establish a capital stock committee of the Disney board of directors. The capital stock committee initially will have authority to:

  . interpret, make determinations under, and oversee the implementation of the common stock policies, other than as they relate to dividends, with respect to which all determinations will be made solely by Disney's board of directors;

  . adopt additional general policies governing the relationships between the Disney Group and go.com; and

  . engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties.

Common Stock Ownership of Directors and Officers

   The Disney board of directors currently intends that its members and officers of Disney, over time, hold shares of Disney Common Stock and go.com Common Stock, or options or rights in that stock.

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                        COMPARISON OF STOCKHOLDER RIGHTS

   Set forth below is a summary of material differences between the rights of a holder of go.com Common Stock under Disney's proposed charter amendment and current bylaws and the rights of a holder of Infoseek common stock under the current Infoseek amended and restated certificate of incorporation and bylaws. We encourage stockholders to refer to the relevant portions of Disney's proposed charter amendment and bylaws, the Infoseek amended and restated certificate of incorporation and bylaws and the relevant provisions of Delaware law.

                 Disney                                 Infoseek

                                    General

 . Disney is a Delaware corporation        . Infoseek is a Delaware corporation
  subject to the provisions of the          subject to the provisions of the
  General Corporation Law of the State      General Corporation Law of the
  of Delaware.                              State of Delaware.


 . The rights of stockholders of Disney    . The rights of Infoseek
  are currently governed by the Disney      stockholders are governed by
  certificate of incorporation and          Infoseek's amended and restated
  bylaws, in addition to Delaware law.      certificate of incorporation and
  Assuming the Disney charter amendment     bylaws, in addition to Delaware
  proposal is approved, the proposed        law.
  certificate of incorporation attached
  as Annex C to this document will
  replace the existing certificate of
  incorporation of Disney as a
  governing document.

                               Authorized Capital

 . The authorized capital stock of         . The authorized capital stock of
  Disney pursuant to the Disney charter     Infoseek consists of:
  amendment proposal consists of:


                                           (1) 500,000,000 shares of Infoseek
 (1) 3,600,000,000 shares of Disney            common stock, $0.001 par value
     Common Stock, $0.01 par value per         per share; and
     share;


                                           (2) 25,000,000 shares of preferred
 (2) 1,000,000,000 shares of go.com            stock, $0.001 par value per
     Common Stock, $0.01 par value per         share.
     share; and

 (3) 100,000,000 shares of preferred
     stock, $0.01 par value per share.

                        Amendment of Governing Documents

 Charter

 . Except as specified below, amendment    . Except as specified below,
  of Disney's certificate of                amendment of the Infoseek amended
  incorporation requires the                and restated certificate of
  authorization of the board of             incorporation requires the
  directors and the affirmative vote of     authorization of a majority of
  the majority of all outstanding           Infoseek's directors, and the
  voting shares.                            affirmative vote of a majority of
                                            all outstanding voting shares.

 . Any amendment of the Disney
  certificate of incorporation that
  would negatively affect the voting
  powers of go.com Common Stock will
  require the approval of a majority of
  the outstanding shares of go.com
  Common Stock voting as a separate
  class.


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 . Any amendment of the Disney             . An amendment of any portion of
  certificate of incorporation that         Infoseek's amended and restated
  would negatively affect the voting        certificate of incorporation:
  powers of Disney Common Stock
  requires the approval of a majority
  of the outstanding shares of Disney
  Common Stock voting as a separate
  class.

                                           (1) relating to disinterested
                                               stockholder approval, requires
                                               a majority vote of the voting
                                               power of the disinterested
                                               Stockholders, of holders of
                                               shares of Infoseek common stock
                                               other than shares held by
                                               Disney and its affiliates, but
                                               only if Disney and its
                                               affiliates own less than 90% of
                                               the voting power of Infoseek
                                               but not less than 25%; or

                                           (2) relating to disinterested
                                               director approval, requires a
                                               majority vote of Infoseek's
                                               disinterested directors,
                                               directors other than those
                                               designated by Disney, but only
                                               if Disney and its affiliates
                                               own less than 90% of the voting
                                               power of Infoseek.

 Bylaws

 . The Disney bylaws may be adopted,       . The Infoseek bylaws may be
  amended or repealed by:                   adopted, amended or repealed by:


 (1) a two-thirds vote of outstanding      (1) a majority of the Infoseek
     shares of Disney voting stock; or         stockholders entitled to vote
                                               or


 (2) the Disney board of directors.
                                           (2) a majority of Infoseek's
                                               disinterested directors.

                                   Directors

 Number of Directors

 . The number of directors must be at      . The number of directors must be at
  least 9 and no more than 21, with the     least 6 and no more than 11 and
  actual number to be determined by the     may be altered by an amendment to
  board of directors. The current           the bylaws. The current number of
  number of directors is 16.                directors is 8.

 Classification

 . The Disney board of directors is        . The Infoseek board of directors is
  currently divided into three classes,     not divided into classes.
  with each class elected annually to a
  three-year term. However, the
  classified board will be eliminated
  by 2001 when all directors will be
  elected annually for one-year terms.

 Removal
 . Directors may be removed only for       . Directors may be removed, with or
  cause, by a majority of shares            without cause, by a majority of
  entitled to vote.                         shares entitled to vote.


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 Vacancies

 . Any vacancy on the Disney board of      . Any vacancy on the board of
  directors resulting from an increase      directors resulting from
  in the number of authorized directors     resignation of a director may be
  may be filled by a majority of the        filled by vote of a majority of
  directors then in office, provided        the directors then in office,
  that there is a quorum.                   including the director that is
                                            resigning, provided there is a
                                            quorum.

 . Any other vacancy on the board of
  directors may be filled by a majority
  of the directors then in office, even
  if less than a quorum, or by a sole
  remaining director.

                                          . Any other vacancy on the board of
                                            directors may be filled by a
                                            majority of the directors then in
                                            office, even if less than a
                                            quorum, or by a sole remaining
                                            director.

                               Stockholder Action

 Annual Meeting of Stockholders

 . The annual meeting of stockholders      . The annual meeting of stockholders
  must be held on a date and at a place     must be held on a date and at a
  fixed by the Disney board of              place fixed by the Infoseek board
  directors.                                of directors.

 Special Meetings of Stockholders

 . Special meetings may be called at any   . Special meetings may be called at
  time and for any purpose by:              any time and for any purpose by:


 (1) the chairman of Disney's board of
     directors;

                                           (1) the chairman of Infoseek's
                                               board of directors;

 (2) Disney's president; or

                                           (2) Infoseek's president;

 (3) a majority of Disney's board of       (3) a majority of Infoseek's board
     directors.                                of directors; or

                                           (4) one or more stockholders
                                               entitled to cast at least 10%
                                               of the votes cast at that
                                               meeting.

 Stockholder Action Without Meeting

 . Any action required to be taken at an   . The stockholders cannot take
  annual or special meeting may be          action through written consent in
  taken by written consent, provided        lieu of a stockholder meeting.
  that if such consent is less than
  unanimous, such action may be in lieu
  of holding a meeting only if all the
  directorships available are filled by
  this action.

                Approval of, and Special Rights with Respect to, Mergers or Consolidations and Other Transactions


 . The Disney certificate of               . The Infoseek amended and restated
  incorporation provides that the           certificate of incorporation
  affirmative vote of four-fifths of        requires disinterested stockholder
  all outstanding voting stock is           approval, or approval a majority
  required for:                             of the voting power held by
                                            stockholders other than Disney,
                                            for the following actions:
 (1) any merger or consolidation to
     which Disney or any of its            (1) any sale or disposition of all
     subsidiaries and an interested            or substantially all of
     party are parties;                        Infoseek's assets;

 (2) any sale by Disney or any of its      (2) merger, consolidation or other
     subsidiaries of all or                    reorganization with or into
     substantially all of its assets to        Disney or any affiliate of
     an interested party;                      Disney; or

 (3) any purchase by Disney or any of      (3) the issuance of securities of
     its subsidiaries of all or                Infoseek representing 20% or
     substantially all of the assets or        more of the diluted outstanding
     stock of an interested party; or          equity of Infoseek or 20% or
                                               more of the voting power of
                                               Infoseek.

 (4) any other transaction with an        . The Infoseek amended and restated
     interested person which requires       certificate of incorporation
     the approval of the stockholders       requires disinterested directors'
     of Disney under Delaware law.          approval, or approval of a
                                            majority of the directors other
                                            than Disney designees, of the
A four-fifths vote is not required if       following actions:
the transaction is approved by a
majority of the board, if a majority of    (1) any transaction between
the members voting were directors              Infoseek and Disney or its
before the party with whom the                 affiliates that requires
transaction is proposed became an              payment by any party in excess
interested party.                              of $5.0 million or contemplates
                                               a term equal to or in excess of
                                               three years;
 . The Disney certificate of
  incorporation provides that any          (2) adoption of certain poison pill
  merger as a result of which the              share purchase rights plan or
  holders of all classes and series of         any amendment, redemption or
  common stock no longer own at least          exchange of rights issued
  50% of the voting power and do not           pursuant to any plan;
  receive consideration in proportion
  to the market capitalization of each     (3) any transfer of shares or
  class and series as of the date that         convertible securities by
  the merger is publicly announced             Disney in a private placement
  shall require the approval of the            to certain competitors of
  holders of a majority of go.com              Infoseek;
  Common Stock voting as a separate
  class unless the merger occurs after     (4) any transfer of 25% or more of
  the first anniversary of the                 the voting securities of
  effective date of the Disney                 Infoseek by Disney or its
  certificate of incorporation and the         affiliates to any single person
  consideration received by go.com             or voting group during the
  Common Stock holders is greater than         standstill period;
  or equal to what would have been
  received if the go.com Common Stock      (5) Disney or its affiliates
  had been converted into Disney Common        commencing certain types of
  Stock at Disney's option.                    tender or exchange offers for
                                               shares of Infoseek voting
                                               stock;

                                           (6) Disney or its affiliates
                                               soliciting proxies, joining a
                                               group, as defined by Section
                                               13(d) of the Securities
                                               Exchange Act of 1934, or
                                               establishing or joining a
                                               voting trust with respect to,
                                               shares of Infoseek common
                                               stock;

                                           (7)  the exercise by Disney of
                                                certain termination provisions
                                                of the GO license;

                                           (8)  transfers shares of Infoseek
                                                common stock by Disney to a
                                                third party, which transfer
                                                25% of the voting power of
                                                shares of Infoseek common
                                                stock, other than pursuant to
                                                certain tender offers;

                                           (9)  if Disney owns less than 50%
                                                or more of the voting power of
                                                shares of Infoseek common
                                                stock, any of the actions
                                                identified as requiring
                                                disinterested stockholder
                                                approval above;

                                           (10)  dissolution of Infoseek;

                                           (11)  any filing of a petition for
                                                 bankruptcy; or

                                           (12)  any amendment to the
                                                 governance agreement between
                                                 Infoseek and Disney.

       DESCRIPTION OF THE AMENDED AND RESTATED 1995 STOCK INCENTIVE PLAN

   Disney has adopted, subject to approval by Disney stockholders, the Amended and Restated 1995 Stock Incentive Plan. The plan is substantially similar to the plan prior to its amendment and restatement, with one principal exception. The amended and restated plan would permit Disney to make awards in shares of the go.com Common Stock, as well as awards in shares of the Disney Common Stock. Disney believes that this will allow Disney to provide incentive compensation opportunities to participants based on the performance of the go.com Common Stock. The plan has also been amended in other respects. A summary of the plan as amended and restated is provided below. This summary description is qualified in its entirety by reference to the full text of the plan and related rules, which is set forth as Annex E to this document.

   The amended and restated plan must be approved by the holders of at least a majority of the outstanding shares of Disney common stock present, or represented, and entitled to vote at the Disney special meeting. In the event the Disney stockholders' approval is not obtained, no awards with respect to the go.com Common Stock will be granted or become effective, but awards with respect to Disney common stock will continue to be made, subject to the terms of the plan prior to its amendment and restatement.

   The purposes of the plan are to provide long-term incentives and rewards to employees of Disney and its affiliates, to assist Disney in attracting and retaining individuals with experience and/or ability on a basis competitive with industry practices and to associate the interest of these individuals with those of the Disney stockholders. As discussed below, the plan is intended to satisfy specific requirements of section 162(m) of the Internal Revenue Code of 1986, which will be referred to as the "Code" below.

Description of the Plan

   Administration. The plan will be administered by the compensation committee of the Disney board of directors as to all matters affecting eligible individuals who are not subject to section 162(m) of the Code, and by the executive performance subcommittee of the compensation committee as to all matters affecting eligible individuals who are subject to or are likely to become subject to section 162(m) of Code, or in either case by another committee or committees of the Disney Board as the Board may designate. The executive performance subcommittee and the compensation committee will be constituted to comply with the "non-employee director" requirements under Rule 16b-3 of the Securities Exchange Act of 1934, and the executive performance subcommittee will be constituted to comply with the "outside director" requirement of section 162(m) of the Code. For purposes of this summary, the compensation committee and the executive performance subcommittee, or any other committee established by the Disney board of directors for this purpose, will be referred to collectively as the "compensation committee."

   The compensation committee has the authority to determine the individuals to whom awards will be granted, the series and/or class of stock in respect of which any awards will be granted, the type, size and terms of the awards, the date of grant, the terms of vesting and the dates of exercisability and payment of awards. It has the ability to amend awards previously granted and to determine the objectives and conditions for earning the awards. The compensation committee may also adopt and amend written rules and policies implementing the plan. The compensation committee will determine the extent to which the rules and policies that it may adopt in the future will be subject to the approval of the Disney stockholders and/or limitations on the compensation committee's authority to amend the rules or policies. In addition, the compensation committee may, but need not, establish performance goals to be achieved within the performance periods as may be selected by it, using such measures of the performance of Disney and/or any one or more of its affiliates as it may select for purposes of granting, vesting, payment or other entitlements to awards.

   Eligible Participants. All employees of Disney or any of its affiliates are eligible to participate in the plan. For purposes of the plan, "affiliate" will mean any entity, as may from time to time be designated by the compensation committee, that is a subsidiary corporation of Disney and any other entity directly or indirectly controlling or controlled by or under common control with Disney.

   Types of Awards. The plan allows the compensation committee to grant awards with respect to both Disney Common Stock and go.com Common Stock of stock options, stock appreciation rights, including free-standing, tandem and limited stock appreciation rights, warrants, dividend equivalents, stock awards, restricted stock, phantom stock, performance shares or other securities or rights that the compensation committee determines to be consistent with the objectives and limitations of the plan. Stock options granted under the plan may be either incentive stock options qualifying under section 422 of the Code or nonqualified stock options which do not so qualify.

   Awards under the plan are not transferable, except by will or the laws of descent and distribution or for certain transfers to a participant's family members, charitable institutions or such other persons or entities approved by the compensation committee, subject to certain limitations.

   Share Limitations. The aggregate numbers of shares that may be delivered or purchased or used for reference purposes under the plan for all participants and for all types of awards is 195,000,000 for shares of Disney Common Stock and 27,300,000 for shares of go.com Common Stock. Shares of Disney Common Stock or go.com Common Stock issued under the plan may be either authorized but unissued shares or shares held in Disney's treasury. Any shares subject to an award which for any reason expires or is terminated unexercised or unpaid as to the shares will again be available for issuance under the plan.

   A participant may be granted multiple awards under the plan. The maximum number of shares subject to awards of stock options, warrants and stock appreciation rights under the plan that may be granted during any period of five consecutive calendar years to any one individual will be limited to 30,000,000 with respect to awards of Disney Common Stock and 5,000,000 with respect to awards of go.com Common Stock, in each case both individually with respect to each type of award and in the aggregate with respect to these types of awards. Additional limitations apply to the aggregate dollar value of shares granted under incentive stock options in order to comply with section 422 of the Code.

   With respect to awards of stock, restricted stock, phantom stock, performance shares or other forms of award conveying a similar economic benefit, but excluding stock options, warrants and stock appreciation rights, the maximum number of shares of that may be awarded during any period of five consecutive calendar years to any one individual will be 6,000,000 with respect to awards of Disney Common Stock and 2,000,000 with respect to awards of go.com Common Stock. The maximum number of shares that may be granted under these types of awards to all participants under the plan will be 30,000,000 with respect to awards of Disney Common Stock and 5,000,000 with respect to awards of go.com Common Stock, in each case both individually with respect to each type of award and in the aggregate with respect to these types of awards.

   In the event of any change in the outstanding shares by reason of a stock split or stock dividend, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, certain adjustments may be made by the compensation committee under the plan. The adjustments include adjustments in the number, kind and character of shares subject to existing or future awards under the plan including by substitution of shares of another corporation, including, without limitation, any successor of Disney, in the exercise, purchase or base price of an outstanding award, and in the maximum number of shares awarded during any period of five consecutive calendar years.

Stock Options

   The following describes the rules that have been adopted by the compensation committee with respect to the grant of stock options under the plan, as set forth in Exhibits A and B to the plan, for both the Disney Common Stock and the go.com Common Stock.

   Exercise Price. The exercise price of a stock option is determined by the compensation committee at the time the option is awarded. The option price may not be less than 100% of the fair market value of the shares of Disney Common Stock or the go.com Common Stock covered by the option on the date the option is granted. The option price payable upon exercise of options must be paid in cash or by the surrender, at the fair market value on the date on which the option is exercised, of shares of Disney Common Stock or the go.com Common Stock, or by any combination of cash and shares. The purchase price for shares purchased upon exercise of nonqualified options may also be paid in any other manner approved by the compensation committee.

   Term and Vesting of Options. Subject to earlier termination, as described below, an option granted under the plan will expire ten years after the date the option is granted, unless the compensation committee provides otherwise. The compensation committee will specify at the time each option is granted the time or times at which, and in what proportions, an option becomes vested and exercisable prior to its expiration or earlier termination, provided that the participant is employed by Disney or an affiliate on each vesting date or on a date no more than three months prior to such vesting date. Special rules apply to the vesting and exercisability of options upon the death or disability of a participant. In addition, specific limitations apply to incentive stock options for maximum term and maximum period of exercise following termination of employment in order to comply with section 422 of the Code.

   As to stock options for Disney Common Stock granted to participants, the option of any participant whose employment has terminated for any reason will generally expire on the date which is (1) twelve months after termination, if employment ceased due to permanent and total disability, (2) eighteen months after termination, if employment ceased at a time when the optionee is eligible to elect immediate commencement of retirement benefits under a Disney pension plan, (3) eighteen months after termination, if the participant died while employed by Disney or any of its affiliates, or (4) three months after termination, if employment ceased for any other reason, except termination for cause. All unexercised options will immediately terminate upon a termination of employment for cause.

   As to stock options for go.com Common Stock granted to participants, the option of any participant whose employment has terminated for any reason, other than death or permanent and total disability, will expire 60 days following the date employment terminates unless otherwise determined by the compensation committee and set forth in a stock option agreement. The option of any participant whose employment has terminated by reason of death or permanent and total disability will generally expire twelve months after termination. All unexercised options will immediately terminate upon a termination of employment for cause.

   Repricing and Substitution of Options. The compensation committee may, with the consent of the affected participant, reprice options previously granted under the plan to an exercise price not less than 100% of the fair market value of the shares of Disney Common Stock or the go.com Common Stock covered by the option. The compensation committee may also effectively reprice options previously granted under the plan or under any other stock option, stock incentive or incentive compensation plan of Disney by granting options under the plan in substitution for options previously granted, provided that any option so granted will be exercisable at a new price which is not less than 100% of the fair market value of the shares of Disney Common Stock or the go.com Common Stock covered by the option on the date on which the replacement options are granted.

Stock Appreciation Rights

   The following describes the rules that have been adopted by the compensation committee with respect to the grant of stock appreciation rights, commonly referred to as SARs, under the plan, as set forth in Exhibits A and B to the plan, for both the Disney Common Stock and the go.com Common Stock.

   Granting and Terms of SARs. SARs may be granted under the plan on a free-standing basis, without regard to the grant of a stock option, or on a tandem basis, related to the grant of an underlying stock option.

SARs granted on a free-standing basis may be awarded for a number of shares, at a base price, upon terms for vesting and exercise and upon such other terms and conditions as are consistent with the comparable terms applicable to the grant of stock options under the plan. SARs granted on a tandem basis in connection with any stock option granted under the plan will be subject to the same terms and conditions as the related stock option and will be exercisable only to the extent the option is exercisable. The exercise of a tandem SAR results in the surrender of a number of shares of the underlying option equal to the number of SAR shares so exercised. The SARs entitle the holder to receive payment having an aggregate value equal to the product of (1) the excess, if any, of the fair market value on the exercise date of one share over the base price per share, times (2) the number of shares called for by the SAR or portion thereof which is exercised. The compensation committee determines whether payment upon exercise of the SAR will be made in cash, shares or a combination of cash and shares.

Other Awards

   In addition to stock options and SARs, the plan allows the compensation committee to provide to participants from time to time awards with respect to both Disney Common Stock and the go.com Common Stock of warrants, dividend equivalents, stock awards, restricted stock, phantom stock, performance shares or other securities or rights that the compensation committee determines to be consistent with the objectives and limitations of the plan. While the compensation committee has not adopted special rules with regard to these awards, it retains the right to grant these awards from time to time under the plan.

Amendment and Termination

   The plan will expire, unless earlier terminated, on November 1, 2005. The compensation committee has the power to terminate or amend the plan and the rules adopted under the plan, but no action may be taken which would adversely affect any rights or obligations as to any awards that have previously been made. In addition, without the approval of Disney's stockholders, no amendment may be made to the plan which (1) increases the maximum number of shares of stock subject to the plan or the maximum awards that may be granted during any period of five consecutive calendar years to any individual or (2) extends the maximum period during which awards may be granted. Otherwise, the plan and the rules adopted under the plan may be amended by the compensation committee without further stockholder approval, and no guidelines have been established relating to the nature of the amendments that may be made without stockholder approval. Amendments made without stockholder approval could increase the costs to Disney under the plan, although the amount of such costs is not determinable. Any cancellation and reissuance or repricing of any awards made under the plan at a new option price will not constitute an amendment of the plan.

New Plan Benefits

   No executive officers of Disney received stock options or other awards under the plan during fiscal 1999. During fiscal 1999, stock options to purchase 20,478,255 shares of Disney common stock at an average weighted exercise price of $32.97 per share were granted to all other employees of Disney as a group. For information concerning the grant of an option to purchase go.com Common Stock that has been granted to an employee of Disney effective upon the Reorganization, see "The Merger--Interests of Insiders in the Merger--Interests of Infoseek Officers and Directors."

   The closing price of the Disney Common Stock on the New York Stock Exchange on September 29, 1999 was $26.188 per share. go.com Common Stock is not yet listed on the New York Stock Exchange.

Federal Income Tax Consequences

   Stock Options. An optionee will not generally recognize taxable income upon the grant of a nonqualified stock option to purchase shares of Disney Common Stock or go.com Common Stock. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value for the shares over the exercise price. The tax basis of the shares in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the shares will recognize capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. Disney will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

   An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of Disney Common Stock or go.com Common Stock and will not generally recognize income upon exercise of the option, provided the optionee is an employee of Disney or a subsidiary at all times from the date of grant until three months prior to exercise. However, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be includable for purposes of determining any alternative minimum taxable income of an optionee. Where an optionee who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells the shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of the difference between (1) the exercise price and the fair market value of the shares on the date of exercise or (2) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. Disney will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

   Other Awards. The current federal income tax consequences of other awards authorized under the plan are generally in accordance with the following: (1) warrants and stock appreciation rights are subject to ordinary income tax at the time of exercise, (2) restricted stock subject to a substantial risk of forfeiture results in income recognition by the participant of the excess of the fair market value of the shares covered by the award over the purchase price paid only at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant, and (3) stock awards, performance shares, phantom stock and dividend equivalents are generally subject to ordinary income tax at the time of payment. In each of the foregoing cases, Disney will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

   Section 162(m). Compensation of persons who are named executive officers of Disney is subject to the tax deduction limits of section 162(m) of the Code. Stock options, warrants and SARs that qualify as "performance-based compensation" are exempt from section 162(m), thus allowing Disney the full tax deduction otherwise permitted for such compensation. If approved by Disney's stockholders, the plan will enable the compensation committee to grant stock options, warrants and SARs that will be exempt from the deduction limits of section 162(m) of the Code.

                         INFOSEEK SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding beneficial ownership of Infoseek common stock as of September 23, 1999, except as otherwise noted, by (i) each director of Infoseek, (ii) Infoseek's Chief Executive Officer and each of the other most highly compensated executive officers of Infoseek during the nine month fiscal period ended October 3, 1998,
(iii) all directors and executive officers of Infoseek as a group and (iv) all those known by Infoseek to be beneficial owners of more than five percent of outstanding shares of Infoseek common stock. This table is based on information provided to Infoseek or filed with the Securities and Exchange Commission by Infoseek's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

                                                                 Percentage of
                                                                  Outstanding
                                             Number of Shares      Infoseek
Beneficial Owner                           Beneficially Owned(1) Common Stock
- ----------------                           --------------------- -------------
Steven T. Kirsch(2).......................       5,002,396            7.98%
Harry M. Motro(3).........................         679,083            1.07%
Matthew J. Stover(4)......................         174,384               *
John E. Zeisler(5)........................          68,228               *
L. William Krause(6)......................          38,083               *
Beth A. Haggerty(7).......................         122,058               *
Andrew E. Newton(8).......................         508,538               *
Leslie E. Wright(9).......................         100,625               *
Steven Bornstein(10)......................               0               0
Robert Iger(10)...........................               0               0
Thomas O. Staggs(10)......................               0               0
The Walt Disney Company(11)...............      26,403,147(11)       42.12%
All directors and executive officers as a
 group (11 persons)(12)...................       6,707,061           10.51%

- --------
 *  Represents less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the aggregate number of shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 23, 1999 are deemed outstanding. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. To Infoseek's knowledge, except as set forth in the footnote to this table and subject to applicable community property laws, each party named in the table has sole voting and investment power with respect to the shares set forth opposite such party's name. The address for each of Messrs. Kirsch, Motro, Stover, Zeisler, Krause, Newton and Wright and Ms. Haggerty is as follows: c/o Infoseek Corporation, 1399 Moffett Park Drive, Sunnyvale, California 94089. The address for each of Messrs. Bornstein, Iger and Staggs is as follows: c/o The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521.
 (2) Represents 4,988,855 shares held in the name of trusts for the benefit of Mr. Kirsch and his family members. Includes 13,541 shares issuable pursuant to stock options that may be exercised within 60 days after September 23, 1999.
 (3) Includes 677,083 shares issuable pursuant to stock options that may be exercised within 60 days after September 23, 1999.
 (4) Includes 25,000 shares issuable pursuant to stock options held in the name of Mr. Stover for the benefit of Bell Atlantic Corporation which may be exercised within 60 days after September 23, 1999, of which 17,500 shares would be subject to Infoseek's right of repurchase. Also includes 149,384 shares held by Bell Atlantic Electronic Commerce Services, Inc., 35 Village Road, Middleton, Massachusetts 01949. Mr. Stover disclaims beneficial ownership of such shares.
 (5) Includes 65,729 shares issuable pursuant to stock options that may be exercised within 60 days after September 23, 1999, of which 19,375 shares would be subject to Infoseek's right of repurchase.
 (6) Includes 38,083 shares issuable pursuant to stock options that may be exercised within 60 days after September 23, 1999, of which 19,375 shares would be subject to Infoseek's right of repurchase.
 (7) Represents 1,122 shares held in the name of Ms. Haggerty's spouse. Includes 120,936 shares issuable pursuant to stock options that may be exercised within 60 days after September 23, 1999.
 (8) Includes 52,083 shares which are issuable pursuant to stock options which may be exercised within 60 days after September 23, 1999.
 (9) Includes 100,625 shares which are issuable pursuant to stock options which may be exercised within 60 days after September 23, 1999. Mr. Wright is no longer an employee of Infoseek.

(10) Based on his employment as an officer of Disney or its affiliates, such director may be deemed the owner of the shares held by Disney as indicated in the chart above. However, each such director disclaims beneficial ownership of Disney's shares.
(11) Includes both The Walt Disney Company and its wholly owned subsidiary, Disney Enterprises, Inc. For federal securities law purposes, The Walt Disney Company is deemed to have investment and voting power over shares of Infoseek common stock held by itself as well as by Disney Enterprises, Inc. In connection with the governance agreement between Infoseek and Disney, Disney has the right to purchase shares of Infoseek common stock sufficient to maintain an approximately 43.0% ownership interest in Infoseek as well as a warrant to purchase additional shares of Infoseek common stock in certain circumstances. In connection with this right, Disney has the right to purchase an immediately exercisable warrant to purchase 104,366 shares of common stock in connection with the issuance of shares in the acquisition of Quando, and the right to purchase an immediately exercisable warrant to purchase 263,845 shares of common stock resulting from option issuances by Infoseek from June 18 to December 18, 1998. Disney agreed to waive these purchase rights if the merger is completed. Therefore all those shares are not included for beneficial ownership purposes.
     Does not include 15,720,000 shares that Disney may purchase pursuant to a warrant Disney holds which is not exercisable within 60 days unless certain contingencies principally outside Disney's control occur.
(12) Includes 1,106,746 shares issuable pursuant to stock options that may be exercised within 60 days after September 23, 1999, including those options identified in footnotes (2) through (9).

                                 LEGAL MATTERS

   The qualification of the merger as a reorganization under Section 368(a) of the Code and related issues will be passed upon at the effective time of the merger, as a condition to the merger, by Dewey Ballantine LLP, New York, New York, on behalf of Disney, and by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, on behalf of Infoseek. We describe the conditions for consummation of the merger under the heading "Principal Provisions of the Agreement and Plan of Reorganization--Conditions to the Consummation of the Merger" and we provide details of the tax opinion under the heading "The Merger--Material Federal Income Tax Consequences."

                                    EXPERTS

   The combined financial statements of The Disney Group and Disney's existing Internet business as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 included in this document have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of The Walt Disney Company incorporated in this document by reference to the Annual Report on Form 10-K, as amended, for the year ended September 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   Ernst & Young LLP, independent auditors, have audited Infoseek Corporation's consolidated financial statements as of October 3, 1998 and December 31, 1997, and for the nine months ended October 3, 1998 and for each of the two years in the period ended December 31, 1997, as set forth in their report. Infoseek Corporation's consolidated financial statements are included in this joint proxy statement/prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of Starwave Corporation as of October 4, 1998 and September 28, 1997 and for the year ended October 4, 1998 and the nine months ended September 28,1997 included in this document have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Starwave as of December 31, 1996, and for the year then ended, have been included in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of ABC News/Starwave Partners d/b/a ABC News Internet Ventures as of October 4, 1998 and September 28, 1997 and for the year ended October 4, 1998 and the six months ended September 28, 1997 included in this document have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of ESPN/Starwave Partners d/b/a ESPN Internet Ventures as of October 4, 1998 and September 28, 1997 and for the year ended October 4, 1998 and the six months ended September 18, 1997 included in this document have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          FUTURE STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders of Disney must be received by the Secretary of Disney not later than:

  . September 7, 1999 for inclusion in the proxy materials for that meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934; or

  . no more than 75 days and no less than 50 days before that meeting, pursuant to the bylaws of Disney, if the stockholder does not intend to have such proposal included in the proxy statement and form of proxy.

   If proxy materials are required to be delivered and completion of the merger does not occur, stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders of Infoseek must be received by the Secretary of Infoseek for inclusion in the proxy materials for such meeting on or before December 21, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

   Disney and Infoseek file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Disney's and Infoseek's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

   Disney filed a registration statement on Form S-4 to register with the SEC the go.com Common Stock to be issued to Infoseek stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Disney in addition to being a proxy statement of Disney and Infoseek for each company's special meeting. As permitted by SEC rules, this document does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows Disney to "incorporate by reference" information into this document. This means that Disney can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Disney has previously filed with the SEC. These documents contain important information about Disney and its financial performance.

            Disney SEC Filings
            (File No. 1-11605)                                Period
- ------------------------------------------- -------------------------------------------
Annual Report on Form 10-K                  Fiscal year ended September 30, 1998

Amended Annual Report on Form 10-K/A        Filed on April 12, 1999 and June 30, 1999

Quarterly Reports on Form 10-Q              Quarters ended December 31, 1998, March 31,
                                            1999 and June 30, 1999

Amended Quarterly Report on Form 10-Q/A     Filed on April 12, 1999

                                            Filed on November 24, 1998 and July 12,
Current Reports on Form 8-K                 1999

   Disney is also incorporating by reference additional documents that Disney files with the SEC between the date of this document and the date of the Disney special meeting.

   Disney has supplied all information contained or incorporated by reference in this document relating to Disney, and Infoseek has supplied all information contained in this document relating to Infoseek.

   You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from Disney or the SEC. Documents incorporated by reference are available from Disney, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Stockholders may obtain documents incorporated by reference in this document by Disney by requesting them in writing or by telephone at the following address:

                            The Walt Disney Company
                          500 South Buena Vista Street
                             Burbank, CA 91521-9722
                              Tel: (818) 560-1000
                           Attn: Shareholder Services

   If you would like to request documents from Disney, please do so by November 8, 1999 to receive them before the special meetings. Disney will send such documents by first-class mail within one business day of receiving your request.

   You should rely only on the information contained or incorporated by reference in this document to vote on the Disney proposals and the Infoseek merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is
dated      , 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of go.com Common Stock in the merger shall create any implication to the contrary.

                                                                         Annex A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             INFOSEEK CORPORATION,

                            THE WALT DISNEY COMPANY

                                      AND

                            BINGO ACQUISITION CORP.

                           DATED AS OF JULY 10, 1999

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

   This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of July 10, 1999 by and among Infoseek Corporation, a Delaware corporation (the "Company"), The Walt Disney Company, a Delaware corporation ("Parent"), and Bingo Acquisition Corp. a Delaware corporation and wholly owned, direct subsidiary of Parent ("Acquisition Company").

                                    RECITALS

   A. The Boards of Directors of each of Parent, the Company and Acquisition Company believe that it is in the best interests of each such company and its respective stockholders to consummate the reorganization provided for herein, pursuant to which Parent will directly acquire all of the capital stock of the Company through a merger of Acquisition Company with and into the Company, with the Company being the surviving corporation.

   B. For federal income tax purposes, it is intended that the foregoing merger qualify as a reorganization under the provisions of Section 368(a)(1)(B) and
(a)(2)(E) of the United States Internal Revenue Code of 1986, as amended (the "Code").

   C. Concurrently with the execution hereof, in order to induce Parent to enter into this Agreement, certain stockholders of the Company are entering into support agreements (the "Support Agreements") providing for certain voting and other restrictions with respect to shares of Company Common Stock held by them upon the terms and conditions specified therein.

   D. Immediately prior to the Effective Time (as defined herein), the Restated Certificate of Incorporation of Parent will be amended and restated to, among other things, authorize 1,000,000,000 shares of Internet Group Common Stock (as defined herein).

   E. The Company, on the one hand, and Parent and Acquisition Company, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

   NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.1 The Merger.

   Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Acquisition Company shall merge (the "Merger") with and into the Company in accordance with the applicable provisions of the DGCL, whereupon Acquisition Company's separate corporate existence shall cease and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Merger, the Company shall become a wholly owned, direct subsidiary of Parent. The effects and consequences of the Merger shall be as set forth in Section 1.3 below.

1.2 Filing of Certificate of Merger; Effective Time.

   The Company shall cause a certificate of merger with respect to the Merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger") to be executed and filed on the date of the Closing

(as defined below), or such other date as the Company, Parent and Acquisition Company may agree, with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time and date on which the Certificate of Merger has been duly filed with the Secretary of State or such time and date as is agreed upon by the parties and specified in the Certificate of Merger, and such time and date are referred to herein as the "Effective Time."

1.3 Effect of the Merger.

   The parties agree to the following provisions with respect to the Merger:

   (a) Name of Surviving Corporation.

   The name of the Surviving Corporation from and after the Effective Time shall be "Infoseek Corporation."

   (b) Certificate of Incorporation.

   The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company until thereafter amended as provided by law and such Certificate of Incorporation.

   (c) Bylaws.

   The Bylaws of the Surviving Corporation shall, at the Effective Time, be the Bylaws of Acquisition Company until thereafter amended as provided by law and such Bylaws.

   (d) Directors.

   The directors of Acquisition Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

   (e) Officers.

   The officers of the Surviving Corporation at the Effective Time shall be the officers of the Company immediately prior to the Effective Time until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

1.4 The Closing.

   Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092, at 10:00 a.m., local time, on (a) the next business day after the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith (other than conditions which by their nature are to be satisfied at the Closing, but subject to such conditions) or (b) at such other time, date or place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

1.5 Internet Group.

   On the Closing Date, immediately prior to the consummation of the Merger and the filing of the Certificate of Merger, Parent shall file the proposed amendment and restatement of the Restated Certificate of Incorporation of Parent substantially as set forth as Exhibit B hereto (the "Parent Charter Amendment") with the Secretary of State of the State of Delaware. The Board of Directors has adopted resolutions approving the Parent Charter Amendment and certain policies pertaining to the Parent Common Stock (as defined in

Section 1.7) substantially as set forth as Exhibit C hereto (the "Parent Common Stock Policies"), which Parent Charter Amendment and Parent Common Stock Policies shall establish the "Internet Group" effective as of the Effective Time. For purposes of this Agreement, the term "Internet Group" shall have the meaning set forth in the Parent Charter Amendment and the term "Internet Group Companies" shall have the meaning set forth in the Parent Common Stock Policies; provided, however, that for periods prior to the Effective Time, the term Internet Group shall not include those assets, rights, properties and liabilities that are owned by the Company immediately prior to the consummation of the transactions contemplated hereby.

1.6 Conversion of Acquisition Company Stock.

   At the Effective Time, each share of the common stock of Acquisition Company outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall become one (1) share of common stock of the Surviving Corporation.

1.7 Conversion of Company Common Stock and Company Options.

   (a) At the Effective Time, each issued and outstanding share of Company Capital Stock (i) other than the shares owned by Parent and Disney Enterprises, Inc., a wholly owned subsidiary of Parent ("DEI") shall be converted, without any action on the part of the holders thereof, into 1.15 shares of Internet Group Common Stock (the "Exchange Ratio"), (ii) owned by Parent shall remain outstanding and (iii) owned by DEI shall be converted, without any action on the part of the holders thereof, into one-one-hundredth of a share (rounded up to the nearest whole share) of Parent Series A Voting Preferred Stock. As used herein, the following terms have the following meanings:

     (i) "Company Capital Stock" means all shares of Company Common Stock and all shares of any other capital stock of the Company;

     (ii) "Company Common Stock" means the common stock, par value $.001 per share, of the Company, including any share purchase rights associated therewith pursuant to the Company's share purchase rights plan;

     (iii) "Company Options" means all issued and outstanding options, warrants and other rights to acquire or receive Company Capital Stock (whether or not vested); provided, however, that "Company Options" shall not include the Company Common Stock Warrant issued to Parent dated November 18, 1998;

     (iv) "Internet Group Common Stock" means the Internet Group Common Stock, par value $.01 per share, of Parent (including any share purchase rights that may be associated therewith pursuant to any share purchase rights plan adopted by Parent), a new class of Parent Capital Stock that will have the terms and features set forth in the Parent Charter Amendment;

     (v) "Parent Capital Stock" means all shares of Parent Common Stock and all shares of any other capital stock of Parent;

     (vi) "Parent Common Stock" means the common stock, par value $.01 per share, of Parent, including any share purchase rights that may be associated therewith pursuant to any share purchase rights plan adopted by Parent;

     (vii) "Parent Options" means all issued and outstanding options, warrants and other rights to acquire or receive Parent Capital Stock (whether or not vested); and

     (viii) "Total Outstanding Company Shares" means the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time.

   (b) Notwithstanding anything contained in this Section 1.7 to the contrary, each share of Company Common Stock issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

   (c) At the Effective Time, each outstanding Company Option shall be transferred to and assumed by Parent in such manner that it is converted into an option to purchase shares of Internet Group Common Stock (each an "Internet Group Option"), as provided below. Notwithstanding the foregoing, the unvested portion (and the unvested portion only) of the Company Options held by non-employee directors of the Company as of the date hereof and any Company Option granted to non-employee directors of the Company in the ordinary course following the date hereof (the "Unvested Non-Employee Director Options") shall not be transferred to and assumed by Parent (any vested portion of the Company Options held by non-employee directors of the Company shall be transferred to and assumed by Parent in such manner that it is converted into an Internet Group Option). Following the Effective Time, each such Internet Group Option shall be exercisable upon the same terms and conditions as then are applicable to such Company Option, except that (i) each such Internet Group Option shall be exercisable for that number of shares of Internet Group Common Stock equal to the product obtained by multiplying the number of shares of Company Capital Stock that were issuable upon exercise in full of such assumed Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole number of shares of Internet Group Common Stock and (ii) the per share exercise price for the shares of Internet Group Common Stock issuable upon exercise of such Internet Group Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that, to the extent that any such Company Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, the Internet Group Option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Options provided by this Section 1.7(c) satisfy the conditions of Section 424(a) of the Code.

   (d) The Company shall cause all "purchase intervals" under all "offering periods" of the Company's Employee Stock Purchase Plan (the "ESPP") that have not previously terminated in accordance with their terms to terminate immediately prior to the Effective Time and for a final exercise of ESPP options to be made at such time. The amount of cash to be allocated by Parent to the Internet Group as provided in Section 5.17 of this Agreement shall be decreased by the sum of the exercise price of each option exercised under the ESPP on and after the date hereof multiplied by the respective number of shares of each such option under the ESPP.

1.8 Exchange Agent.

   Parent shall appoint a reputable institution reasonably acceptable to the Company to serve as exchange agent (the "Exchange Agent") in the Merger.

1.9 Parent to Provide Common Stock.

   Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Internet Group Common Stock issuable pursuant to Article I in exchange for all of the outstanding shares of Company Capital Stock.

1.10 Exchange Procedures.

   Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into shares of Internet Group Common Stock pursuant to Section 1.7 and any dividends or other distributions pursuant to Section 1.11, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Internet Group Common Stock and any dividends or other distributions pursuant to Section 1.11. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Internet Group Common Stock into which their shares of Company Capital Stock were converted at the Effective Time and any dividends or distributions payable pursuant to Section 1.11, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section
1.11 as to the payment of dividends, to evidence the ownership of the number of full shares of Internet Group Common Stock into which such shares of Company Capital Stock shall have been so converted and any dividends or distributions payable pursuant to Section 1.11. If any portion of the Internet Group Common Stock, and cash in lieu of fractional shares thereof (and any dividends or distributions thereon) otherwise payable hereunder to any person, is to be issued or paid to a person other than the person in whose name the Certificate is registered, it shall be a condition to such issuance or payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance or payment to a person other than the registered holder of such Company Stock Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

1.11 Dividends, Fractional Shares, Etc.

   (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Internet Group Common Stock shall be paid with respect to any shares of Company Capital Stock represented by a Company Stock Certificate, nor shall any cash payment in lieu of fractional shares be paid with respect to any such shares, until such Company Stock Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Company Stock Certificate, there shall be paid to the holder of the Internet Group Common Stock certificates issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Internet Group Common Stock and not paid, less the amount of any withholding taxes which may be required thereon and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Internet Group Common Stock, less the amount of any withholding taxes which may be required thereon.

   (b) All shares of Internet Group Common Stock issued upon surrender of Company Stock Certificates in accordance with this Article I shall be deemed to be in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented thereby, and from and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article I.

   (c) No fractional shares of Internet Group Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Internet Group Common Stock pursuant to the Merger, cash adjustments will be paid to holders in respect of any fractional share of Internet Group Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the average closing price of Internet Group Common Stock for the first five trading days commencing on and immediately following the Closing Date.

   (d) Upon demand by Parent, the Exchange Agent shall deliver to Parent any portion of the Internet Group Common Stock made available to the Exchange Agent pursuant to Section 1.10 hereof, and cash in lieu of fractional shares thereof, that remains undistributed to holders of Company Capital Stock one year after the

Effective Time. Holders of Certificates who have not complied with this Article I prior to such demand shall thereafter look only to Parent for payment of any claim to such Internet Group Common Stock and dividends or distributions, if any, in respect thereof.

   (e) None of Parent, Acquisition Company, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by any holder of Company Capital Stock immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Body (as defined in Section 2.5), shall, to the extent permitted by applicable laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

   (f) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Internet Group Common Stock, and cash in lieu of fractional shares thereof (and any dividends or distributions thereon) otherwise payable hereunder to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that the Surviving Corporation or Parent so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

   (g) In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable merger consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Internet Group Common Stock deliverable in respect thereof pursuant to this Agreement.

1.12 Rule 145.

   Subject to applicable law, Company Stock Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement in substantially the form attached hereto as Exhibit D from such person agreeing to comply with the provisions of Rule 145 under the Securities Act.

1.13 Tax Consequences.

   It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(B) and (a)(2)(E) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                       OF PARENT AND ACQUISITION COMPANY

   Each of Parent and Acquisition Company hereby, jointly and severally, represents and warrants to the Company, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by Parent to the Company (the "Parent Disclosure Schedule"), as of the date hereof and as of the Effective Time as though made at the Effective Time, as follows:

2.1 Organization of Parent and Acquisition Company.

   Each of Parent and Acquisition Company is a corporation duly organized, validly existing and in good standing under Delaware law. Each corporation or general partnership included in the Internet Group (the "Internet Group Companies") is a corporation or partnership, as the case may be, duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each of the Internet Group Companies is, directly or indirectly, wholly owned by Parent, or will be wholly owned by Parent as a result of the Merger. Each of Parent, Acquisition Company and each of the Internet Group Companies that is a corporation has the corporate power to own its properties and to carry on its business as now being conducted. Each of Parent and the Internet Group Companies that is a corporation is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent or on the Internet Group, as the case may be. Each of the Internet Group Companies that is a partnership has the legal power to own its properties and to carry on its business as now conducted, and is duly qualified to do business and in good standing as a foreign entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent or on the Internet Group, as the case may be. For all purposes of this Agreement, the term "Material Adverse Effect" means any change, event or effect that would be reasonably likely to have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the entity or business referred to together with its subsidiaries, if any, taken as a whole; provided, however, that any adverse change, event or effect that is caused by (i) the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a Material Adverse Effect with respect to any party and (ii) any breach of any covenant hereunder by any action or failure to act by any of Parent or the Internet Group, on the one hand, or the Company, on the other hand, shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the other party. Parent has delivered a true and correct copy of its Restated Certificate of Incorporation and Bylaws and the charter or other organizational documents of each of the Internet Group Companies, each as amended to date, to the Company.

2.2 Parent Capital Structure.

   (a) The authorized capital stock of Parent consists of 3,600,000,000 shares of Parent Common Stock, of which 2,060,734,292 shares were issued and outstanding as of July 1, 1999 and 100,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of July 1, 1999. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Restated Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no accrued or unpaid dividends with respect to any shares of Parent Capital Stock. Parent has no other capital stock authorized, issued or outstanding.

   (b) Except for those plans of Parent set forth in the Parent SEC Documents (as defined in Section 2.6) or set forth in Section 2.2(b) of the Parent Disclosure Schedule (the "Parent Stock Plans"), there is no stock option plan or other plan providing for equity compensation maintained by Parent. There are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Parent or any subsidiary of Parent is a party or by which it is bound obligating Parent or any subsidiary of Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Capital Stock or interests in any subsidiary of Parent, as the case may be, or obligating Parent or any subsidiary of Parent to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. To Parent's knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Parent or any subsidiary of Parent.

   (c) The authorized capital stock of Acquisition Company ("Acquisition Company Capital Stock") consists of 1,000 shares of common stock, of which 100 shares are issued and outstanding as of the date hereof and as of the Effective Time. All outstanding shares of Acquisition Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Acquisition Company or any agreement to which Acquisition Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Acquisition Company Capital Stock. Acquisition Company has no other capital stock authorized, issued or outstanding.

2.3 Authority.

   Each of Parent and Acquisition Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Acquisition Company, and no further action is required on the part of Parent or Acquisition Company to authorize this Agreement and the transactions contemplated hereby, subject only to the approval of the holders of Parent Common Stock of the Parent Charter Amendment and the issuance of the Internet Group Common Stock in connection with the Merger. This Agreement, the Parent Charter Amendment and the Merger have been approved unanimously by the Boards of Directors of Parent and, as applicable, Acquisition Company and by the stockholder of Acquisition Company. This Agreement has been, and all agreements to be executed and delivered in connection with the transactions contemplated hereby by Parent or Acquisition Company will be, duly executed and delivered by Parent or Acquisition Company, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Parent or Acquisition Company, as the case may be, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

2.4 No Conflict.

   Except as set forth in Section 2.4 of the Parent Disclosure Schedule, the execution and delivery of this Agreement do not, and all agreements to be executed and delivered in connection with the transactions contemplated hereby by Parent or Acquisition Company will not, and the performance and consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict"), (i) any provision of the Restated Certificate of Incorporation or Bylaws of Parent or Certificate of Incorporation or Bylaws of Acquisition Company or the charter or organizational documents of any of the Internet Group Companies, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent, Acquisition Company or any of their subsidiaries or any of their material properties or assets are subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Acquisition Company or any of their subsidiaries or their respective material properties or assets, except, in the case of clauses (ii) and (iii) above, as would not have a Material Adverse Effect on Parent or the Internet Group.

2.5 Consents.

   Except as set forth in Section 2.5 of the Parent Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other party is required by or with respect to Parent, Acquisition Company or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Joint Proxy Statement of Parent and the Company, as amended from time to time through effectiveness (the "Joint Proxy Statement"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the solicitation of the approval of the stockholders of Parent of the Parent Charter Amendment, (ii) the filing with the SEC of a Registration Statement on Form S-4 (the "Form S-4 Registration Statement") pursuant to the Securities Act with respect to those shares of Internet Group Common Stock issuable in the Merger, in which the Joint Proxy Statement will be included as part of the Form S-4 Registration Statement, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iv) the filing of the Parent Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware, (v) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) the approval of the stockholders of Parent of the Parent Charter Amendment, (vii) any other such filings or approvals as may be required under Delaware law and (viii) such consents, waivers, approvals, orders authorizations, registrations, declarations, and filings, which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the Internet Group or prevent or materially delay the consummation of the transactions contemplated hereby. For purposes of this Agreement, "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

2.6 SEC Documents and Parent Financial Statements.

   Parent has furnished the Company with a true and complete copy of all of its filings with the SEC since January 1, 1998 through the date hereof (the "Parent SEC Documents"). Each of the Parent SEC Documents when filed (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and (ii) was true and correct in all material respects and did not omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except in each case as superseded in any subsequent filings. All financial statements (including any related schedules or notes) of Parent included in the Parent SEC Documents were prepared in accordance with United States generally accepted accounting principals, consistently applied ("GAAP"), are consistent with each other and present fairly in all material respects the consolidated financial condition and consolidated operating results and cash flows of Parent as of their respective dates and during the periods indicated therein, subject, in the case of unaudited statements, to normal year-end adjustments, which will not be material in amount. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability. Parent's unaudited consolidated balance sheet as of March 31, 1999 included in the Parent SEC Documents is referred to herein as the "Parent Current Balance Sheet," and Parent's audited consolidated balance sheet as of September 30, 1998 and its audited consolidated statements of operations and cash flows for the year then ended included in the Parent SEC Documents are referred to herein as the "Parent Financials."

2.7 Internet Group Common Stock; Internet Group Companies and Business.

   When issued and delivered in accordance with the terms of this Agreement, the Internet Group Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar right. Except as set forth in Section 2.7 of the Parent Disclosure Schedule, there is no stock option plan or other plan providing for equity compensation maintained by Internet Group. Except as set forth in Section 2.7 of the Parent Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Parent or any subsidiary of Parent is a party or by which it is bound obligating Parent or any subsidiary of Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Internet Group Common Stock (except in exchange for Company Options pursuant to Section 1.7 above) or interests in any of the Internet Group Companies, as the case may be. Except as set forth in Section
2.7 of the Parent Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Internet Group Common Stock. Except as set forth in Section 2.7 of the Parent Disclosure Schedule, there are no minority interests or options, calls or other rights to acquire whatsoever any equity or other interests (ownership, economic or otherwise) in any of the Internet Group Companies or the business or assets of the Internet Group.

2.8 Ownership of Acquisition Company; No Prior Activities.

   Acquisition Company is a wholly owned, direct subsidiary of Parent created solely for the purpose of effecting the Merger. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Company has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any material obligations or liabilities or engaged in any material business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

2.9 Internet Group Financial Statements.

   Section 2.9 of the Parent Disclosure Schedule sets forth the Internet Group's (i) audited combined balance sheet as of September 30, 1998 and the statements of operations and cash flows for the year then ended, including notes thereto (the "Year-End Financials"), and (ii) unaudited combined balance sheet as of March 31, 1999 and the related combined statements of operations and cash flows for the six months then ended (the "Interim Financials"). Such Year-End Financials have been prepared with a materiality standard based upon the Internet Group and not Parent taken as a whole. Except as otherwise specifically described in Section 2.9 of the Parent Disclosure Schedule, the Year-End Financials and the Interim Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and are consistent with each other, and each of the Year-End Financials and the Interim Financials have been prepared as though the Parent Common Stock Policies, as will be applied following the Effective Time, had been in place for, and applied consistently during, such periods (except with respect to the royalties payable to Parent in connection with DisneyStore.com). The Year-End Financials and Interim Financials present fairly in all material respects the combined financial condition and combined operating results of the Internet Group as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments, which will not be material in amount. As of the date hereof, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements of the Internet Group in conformity with GAAP and to maintain asset accountability. The Internet Group combined balance sheet as of March 31, 1999 included in the Interim Financials shall be hereinafter referred to as the "Current Balance Sheet."

2.10 No Changes.

   Since March 31, 1999, except as otherwise expressly contemplated by this Agreement, the Internet Group's business has been conducted in the ordinary course consistent with past practice and there has not been any action, event, occurrence, development, change in method of doing business or state of circumstances or facts that, individually or in the aggregate, has had a Material Adverse Effect on the Internet Group.

2.11 Restrictions on Business Activities.

   Except as described in Section 2.11 of the Parent Disclosure Schedule as of the date hereof, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Parent or any of its subsidiaries is a party or otherwise binding upon Parent or its subsidiaries which has the effect of prohibiting any business practice of the Internet Group, any acquisition of property (tangible or intangible) by the Internet Group or the conduct of the business by the Internet Group which would have a Material Adverse Effect on the Internet Group and the Company taken as a whole. Without limiting the foregoing, as of the date hereof, none of Parent or its subsidiaries has entered into any agreement under which any of the Internet Group Companies is restricted from selling, licensing or otherwise distributing any of its material technology or products to or providing services to or selling advertising to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any market which would have a Material Adverse Effect on the Internet Group and the Company taken as a whole.

2.12 Title to Properties; Absence of Liens and Encumbrances.

   (a) Section 2.12(a) of the Parent Disclosure Schedule sets forth a list of all real property used in the business of the Internet Group that would be required to be identified by Item 102 of Regulation S-K.

   (b) Except as set forth in Section 2.12(b) of the Parent Disclosure Schedule, either Parent, its subsidiaries or the Internet Group Companies, as the case may be, has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, used or held for use in connection with business of the Internet Group, free and clear of any Liens (as defined in Section 3.12), except (i) as reflected in the Current Balance Sheet,
(ii) for Taxes (as defined in Section 3.12) not yet due and payable or delinquent and (iii) where such imperfections of title and encumbrances, if any, are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.13 Intellectual Property.

   (a) For the purposes of this Agreement, the following terms have the following definitions:

   "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (v) all databases and data collections and all rights therein throughout the world; (vi) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, all rights of publicity and privacy;
(vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) all documentation related to any of the foregoing.

   "Internet Group Intellectual Property" shall mean any Intellectual Property that is (i) owned by or exclusively licensed to Parent, any of the Internet Group Companies or any of their respective subsidiaries and (ii) used in connection with the business of the Internet Group, but in all events excluding
(A) Intellectual

Property owned by the Company or the Company Subsidiaries other than ABC News/Starwave Partners (d/b/a ABC News Internet Ventures) ("AIV") and ESPN/Starware Partners (d/b/a ESPN Internet Ventures) ("EIV"), which Intellectual Property is exclusively licensed to AIV or EIV, (B) Intellectual Property that is or was developed or owned by AIV or EIV and (C) Intellectual Property that is or was jointly developed, funded or owned by the Company or any of the Company Subsidiaries (other than AIV and EIV) on the one hand and Parent or any of the Internet Group Companies or their respective subsidiaries (other than AIV and EIV) on the other hand.

   "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Internet Group Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

   (b) Section 2.13(b) of the Parent Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, Parent, any of the Internet Group Companies or any of their respective subsidiaries except such Registered Intellectual Property the absence of which would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business and which is used primarily in connection with the business of the Internet Group (the "Internet Group Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Internet Group Registered Intellectual Property, except for any proceedings which, if adversely determined, would not have a Material Adverse Effect on the Internet Group.

   (c) Except as set forth in Section 2.13(c) of the Parent Disclosure Schedule or as would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business, each item of Internet Group Intellectual Property owned by Parent, any Internet Group Companies or their respective subsidiaries, including all Internet Group Registered Intellectual Property listed in Section 2.13(b) of the Parent Disclosure Schedule, is free and clear of any Liens, except for Liens for Taxes not yet due and payable or delinquent. Except as set forth in Section 2.13(c) of the Parent Disclosure Schedule or as would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business, one or more of Parent, the Internet Group Companies or any of their respective subsidiaries, as the case may be, (i) is the exclusive owner or has valid and enforceable rights to use of all trade names, logos, common law trademarks and service marks used in connection with the operation or conduct of the business of the Internet Group as currently conducted, including the sale of any products or technology or the provision of any services by the Internet Group; and (ii) is the exclusive owner of or has valid and enforceable rights to use, all copyrighted works that are Parent's or any of the Internet Group Companies' or any of their respective subsidiaries', as the case may be, products or other works of authorship used in connection with the operation or conduct of the Internet Group's business as currently conducted, including the sale of any products or technology or the provision of any services by the Internet Group.

   (d) Except as set forth in Section 2.13(d) of the Parent Disclosure Schedule and except for any transfers, grants or authorizations that have not or do not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business, none of Parent or the Internet Group Companies or any of their respective subsidiaries has transferred ownership of or authorized the retention of any rights to use any Internet Group Intellectual Property to any other person.

   (e) Except (i) as set forth in Section 2.13(e) of the Parent Disclosure Schedule, (ii) for Intellectual Property the absence of which would not have a Material Adverse Effect on the Internet Group, (iii) for "shrink-wrap" software and similar widely available commercial end-user software used by the Internet Group or in the conduct of the Internet Group's business, and (iv) open source and similar free software available generally without payment of any royalties or other license fees: the Internet Group Intellectual Property constitutes all of the Intellectual Property used in or necessary to the conduct of the Internet Group's business as currently conducted, including, without limitation, the design, development, copying, performance, display, creation of derivative works, distribution, manufacture, use, import, license and sale of the products, technology and services of the Internet Group. Except as set forth in Section 2.13(e) of the Parent Disclosure Schedule, no person who has licensed Internet Group Intellectual Property to Parent or any of the Internet Group Companies or any of their respective subsidiaries has ownership rights or license rights to improvements in such licensed Internet Group Intellectual Property, provided that the foregoing shall apply only to improvements (A) the absence of which would have a Material Adverse Effect on the Internet Group or the conduct of Internet Group's business and (B) which were made by Parent, any Internet Group Company or any of their respective subsidiaries.

   (f) Except for "shrink-wrap" and similar widely available commercial end-user licenses or contracts, licenses and agreements the existence, termination or breach of which would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business, the contracts, licenses and agreements listed in Section 2.13(f) of the Parent Disclosure Schedule include all contracts, licenses and agreements to which Parent, any of the Internet Group Companies or any of their respective subsidiaries is a party with respect to any Internet Group Intellectual Property.

   (g) Except as set forth in Section 2.13(g) of the Parent Disclosure Schedule or except for matters which, if adversely determined, would not have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business: the operation of the Internet Group's business as currently conducted, including, without limitation, the design, development, copying, performance, display, creation of derivative works, distribution, manufacture, use, import, license and sale of the products, technology and services of the Internet Group, does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including, but not limited to, rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any relevant jurisdiction; and none of Parent, the Internet Group Companies or any of their respective subsidiaries has received notice from any person claiming that such operation, or any act, product, technology or service of the Internet Group infringes or misappropriates the Intellectual Property of any person, or that Parent, any of the Internet Group Companies or any of their respective subsidiaries has engaged in unfair competition or trade practices under the laws of any relevant jurisdiction (nor does Parent, any Internet Group Company or any of their respective subsidiaries have knowledge of any basis therefor).

   (h) All necessary registration, maintenance and renewal fees in connection with the Internet Group Registered Intellectual Property the absence of which would have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business have been paid and all necessary documents and certificates in connection with such Internet Group Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property when commercially reasonable.

   (i) Except as set forth in Section 2.13(i) of the Parent Disclosure Schedule or for those contracts, licenses or agreements the existence, termination or breach of which would not have a Material Adverse Effect on the Internet Group or the conduct of Internet Group's business, there are no contracts, licenses or agreements between Parent, any of the Internet Group Companies or any of their respective subsidiaries and any other person with respect to Internet Group Intellectual Property under which there is any dispute regarding the scope of such contract, license or agreement or performance under such contract, license or agreement, including with respect to any payments to be made or received by Parent, any of the Internet Group Companies or any of their respective subsidiaries, as the case may be, which, if adversely determined, would have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business.

   (j) Except as set forth in Section 2.13(j) of the Parent Disclosure Schedule or for pending claims which, if successfully asserted, would not have a Material Adverse Effect on the Internet Group or the conduct of the

Internet Group's business, there is no pending claim by Parent, any of the Internet Group Companies or any of their respective subsidiaries against any person for infringing or misappropriating any Internet Group Intellectual Property. Without limiting the foregoing, to the knowledge of Parent, any of the Internet Group Companies or any of their respective subsidiaries, there is no pending claim by any person other than Parent, any of the Internet Group Companies or any of their respective subsidiaries against any person for infringing or misappropriating any Internet Group Intellectual Property, which claim, if adversely determined, would have a Material Adverse Effect on the Internet Group or the conduct of the Internet Group's business.

   (k) Except as set forth in Section 2.13(k) of the Parent Disclosure Schedule or as would not have a Material Adverse Effect on the conduct of the Internet Group or the Internet Group's business as currently conducted, no Internet Group Intellectual Property or product, technology or service of the Internet Group is subject to any proceeding or outstanding decree, order, judgment, settlement or other similar agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Parent, any of the Internet Group Companies or any of their respective subsidiaries, as the case may be, or would affect the validity, use or enforceability of such Internet Group Intellectual Property.

   (l) The consummation of the transaction contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Parent, any of the Internet Group Companies or any of their respective subsidiaries in any Internet Group Intellectual Property material to the Internet Group, or result in the breach or termination of any license, contract or agreement to which any of the foregoing persons are a party with respect to any Internet Group Intellectual Property material to the Internet Group. The consummation of the transactions contemplated by this Agreement will not cause or obligate Parent, any of the Internet Group Companies or any of their respective subsidiaries to (i) grant to any third party any rights or licenses with respect to any Internet Group Intellectual Property material to the Internet Group, or (ii) pay any royalties or other amounts with respect to Internet Group Intellectual Property material to the Internet Group in excess of those being paid prior to the Effective Time.

2.14 Agreements, Contracts and Commitments.

   Section 2.14 of the Parent Disclosure Schedule sets forth all material agreements, contracts, covenants, instruments, leases, licenses or commitments of the Internet Group (collectively, the "Internet Group Contracts"). Parent and each of its subsidiaries is in compliance in all material respects with, and has not, in any material respects, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted in such manner under, any of the terms or conditions of the Internet Group Contracts, nor does Parent have knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Internet Group Contract is in full force and effect and, to the knowledge of Parent, is not subject to any material default thereunder by any party obligated to Parent or any of its subsidiaries pursuant thereto. Parent and each of its subsidiaries has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Internet Group Contract as are required thereunder in connection with the Merger or for such Internet Group Contracts to remain in effect without material modification after the Effective Time. Following the Effective Time, Parent and each of its subsidiaries will be permitted to exercise all of their respective rights under each Internet Group Contract then in effect without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Parent or any of its subsidiaries would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

2.15 Litigation.

   Except as set forth in the Parent SEC Documents or in Section 2.15 of the Parent Disclosure Schedule, as of the date hereof, there is no material action, suit or proceeding of any nature pending, or, to Parent's knowledge threatened, against Parent, any of its subsidiaries or the Internet Group Companies, their properties or any of their officers or directors, relating to the Internet Group. To Parent's knowledge, as of the date hereof, there is no material investigation pending or threatened against Parent, or any of its subsidiaries or the Internet

Group Companies or their properties (nor, to the knowledge of Parent, is there any reasonable basis therefor), relating to the Internet Group by or before any Governmental Body.

2.16 Governmental Authorizations.

   Section 2.16 of the Parent Disclosure Schedule sets forth each consent, license, permit, grant or other authorization issued to Parent or its subsidiaries by a Governmental Body (i) pursuant to which the Internet Group currently operates or holds any interest in any of their properties or (ii) which is required for the operation of the Internet Group's business or the holding of any such interest, in each case the absence of which would have a Material Adverse Effect on the Internet Group (herein collectively called the "Internet Group Authorizations"). The Internet Group Authorizations are in full force and effect and constitute all licenses, permits, grants or other authorizations by Governmental Bodies required to permit the Internet Group to operate or conduct its business or hold any interest in its properties or assets, in each case except to the extent that would not result in a Material Adverse Effect on the Internet Group.

2.17 Minute Books.

   The minutes of the Internet Group Companies made available to counsel for the Company are the only minutes of the Internet Group Companies.

2.18 Environmental Matters.

   (a) Hazardous Material. Except as would not have a Material Adverse Effect on the Internet Group: none of the Internet Group Companies has: (i) operated any underground storage tanks at any property that any Internet Group Company has at any time owned, operated, occupied or leased; or (ii) illegally released in violation of applicable environmental laws as in effect at the time of such release any material amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and ureaformaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office, maintenance and janitorial supplies used in the ordinary course of business (a "Hazardous Material"). No Hazardous Materials are present as a result of the deliberate actions of Parent or any of its subsidiaries in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Internet Group Company currently owns, operates, occupies or leases, except for such Hazardous Materials which would not have a Material Adverse Effect on the Internet Group.

   (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on the Internet Group: none of the Internet Group Companies has illegally transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any environmental law as in effect at the time of such transport, storage, use, manufacture, disposal, release or exposure, nor has any Internet Group Company illegally disposed of, transported, sold, or manufactured any product containing a Hazardous Material in violation of any environmental law as in effect at the time of such transport, manufacture, disposal or sale (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities").

   (c) Permits. Except as would not have a Material Adverse Effect on the Internet Group, Parent and its subsidiaries currently hold all material environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits"), if any, necessary for the conduct of any Hazardous Material Activities by any Internet Group Company and the other businesses of Internet Group as such activities and businesses are currently being conducted.

   (d) Environmental Liabilities. Except as would not have a Material Adverse Effect on the Internet Group, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending and served or, to Parent's knowledge threatened, against Parent or any subsidiary of Parent concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Internet Group. Except as would not have a Material Adverse Effect on the Internet Group, Parent has no knowledge of any fact or circumstance which would reasonably be expected to involve the Internet Group in any environmental litigation or impose upon the Internet Group any environmental liability.

   The representations set forth in this Section 2.18 are the sole and exclusive representations of Parent with respect to the subject matter hereof, including, without limitation, with respect to environmental laws, Environmental Permits, Hazardous Materials or Hazardous Materials Activities.

2.19 Brokers' and Finders' Fees.

   Except as set forth in Section 2.19 of the Parent Disclosure Schedule, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.20 Employee Benefit Plans; Employment Matters.

   (a) Definitions.

   For purposes of this Section 2.20, the following terms shall have the meanings set forth below:

     (i) "Affiliate" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

     (ii) "Employee Plan" shall refer to any plan, program, policy, contract or agreement or other arrangement providing for bonuses, severance or retention payments or benefits, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards, or fringe benefits, or other employee benefits of any kind, written or otherwise, funded or unfunded, including, without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by Parent or any affiliate for the benefit of any Employee, and pursuant to which Parent or any affiliate has or may have any material liability, contingent or otherwise.

     (iii) "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of Parent or any of its subsidiaries who performs services to the Internet Group.

   (b) Employee Plans. Except as disclosed in the Parent SEC Documents or as would not have a Material Adverse Effect on the Internet Group, all Employee Plans are in compliance with all applicable requirements of law, including ERISA and the Code, and in compliance with the terms of such Employee Plans.

   (c) Employment Matters.

   Except as disclosed in the Parent SEC Documents or as would not have a Material Adverse Effect on the Internet Group, as of the Effective Time. Parent and its subsidiaries will be in compliance in all material respects with all material applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees.

2.21 Parent Charter Amendment and Parent Common Stock Policies.

   The Board of Directors of Parent has unanimously approved (i) the Parent Charter Amendment, which amendment, subject to the approval of the holders of a majority of the shares of Parent Common Stock outstanding as of the record date for the Parent Stockholders Meeting (as defined in Section 5.2) and the filing thereof with the Secretary of State of Delaware, will become effective immediately prior to the Effective Time and (ii) the Parent Common Stock Policies which will become effective as of the Effective Time.

2.22 Compliance with Laws.

   Parent and its subsidiaries have complied in all material respects with, are not in material violation of, and have not received any notices of material violation with respect to, any material federal, state or local statute, law or regulation relating to the operation of the Internet Group's business.

2.23 Opinion of Financial Advisor.

   The Board of Directors of Parent has received an opinion of Goldman Sachs & Co. to the effect that, as of the date hereof, the consideration to be paid by Parent pursuant to this Agreement is fair to Parent from a financial point of view.

2.24 Reorganization.

   As of the date hereof, Parent does not have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in section 368(a) of the Code.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company to Parent (the "Company Disclosure Schedule"), as of the date hereof and as of the Effective Time as though made at the Effective Time, as follows:

3.1 Organization, Standing and Power.

   The Company is a corporation duly organized, validly existing and in good standing under Delaware law. The Company has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has delivered to Parent a true and correct copy of the Amended and Restated Certificate of Incorporation and Bylaws of the Company, as amended to date. Each of the Company Subsidiaries (as defined in Section 3.2) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate or other applicable power to own its property and to carry on its business as now being conducted. Each of the Company Subsidiaries is duly qualified to do business and in good standing in each jurisdiction outside of the jurisdiction of its incorporation or formation in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has made available a true and correct copy of the charter and bylaws or other organizational document of each of the Company Subsidiaries, each as amended to date, to Parent.

3.2 Company Subsidiaries.

   Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company does not have, and has never had, any subsidiaries, in each case that would be required to be listed as a "Subsidiary" in exhibits to the periodic reports of the Company under the Exchange Act. The entities set forth in
Section 3.2 of the Company Disclosure Schedule are hereinafter occasionally referred to individually as a "Company Subsidiary" and collectively as the "Company Subsidiaries," except as otherwise set forth in Section 3.2 of the Company Disclosure Schedule. Section 3.2 of the Company Disclosure Schedule also sets forth the form and percentage interest of the Company in the Company Subsidiaries and, to the extent that a Company Subsidiary set forth thereon is not wholly owned by the Company, lists the other person or persons, or entity or entities, who have an interest in such Company Subsidiary and the percentage of such interest.

3.3 Authority; No Conflict; Consents.

   The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement or the transactions contemplated hereby, subject only to the approval of this Agreement by the Company's stockholders (which approval must include approval by more than 50% of the Company's total current voting power held by the Disinterested Stockholders (as defined below)). This Agreement and the Merger have been unanimously approved by "Disinterested Directors" of the Company, as defined in the Amended and Restated Certificate of Incorporation of the Company. The Disinterested Directors of the Company have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof no restrictive provision of any "fair price," "moratorium," "control-share acquisition," "interested stockholders" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the Delaware General Corporation Law) or restrictive provision of any applicable anti-takeover provision in the Amended and Restated Certificate of Incorporation or Bylaws of the Company is, or at the closing of the transactions contemplated hereby will be, applicable to the Company, Parent, Acquisition Company and the Parent Common Stock, the Merger or any other transaction contemplated by this Agreement and so that the transactions contemplated hereby and by the Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby. This Agreement has been, and all agreements to be executed and delivered in connection with the transactions contemplated hereby by the Company or any of the Company Subsidiaries will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery by the Company of this Agreement does not, and all agreements to be executed and delivered in connection with the transactions contemplated hereby by the Company or any of the Company Subsidiaries will not, and the performance and consummation of the transactions contemplated hereby and thereby will not, result in any Conflict with (i) any provision of the Amended and Restated Certificate of Incorporation or Bylaws of the Company, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any Company Subsidiary, or any of their properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties or assets, except in the case of clauses (ii) and (iii) above, as would not have a Material Adverse Effect on the Company. Except as set forth in Section 3.3 of the Company Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other party is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of the Joint Proxy Statement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iv) any applicable filings required under the HSR Act, (v) the approval of this Agreement and the Merger by the Company's stockholders (which approval must include approval by more than 50% of the Company's total current voting power held by the "Disinterested Stockholders" of the Company, as defined in the Company's Amended and Restated Certificate of Incorporation), (vi) any other such filings or approvals as may be required under Delaware law and (vii) such consents, waivers, approvals, orders authorizations, registrations, declarations, and filings, which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.

3.4 Company Capital Structure.

   (a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock of which 62,169,544 shares are issued and outstanding as of June 30, 1999, and 25,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Capital Stock have been duly authorized, and are validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Amended and Restated Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

   (b) Except for those option plans of the Company set forth in the Company SEC Documents (as defined in Section 3.5) (the "Company Option Plans"), there is no stock option plan or other plan providing for equity compensation of any person maintained by the Company or a Company Subsidiary. As of June 30, 1999, the Company has reserved 13,825,000 shares of Company Capital Stock for issuance to employees and consultants pursuant to the Company Option Plans, of which options to purchase 11,318,423 shares of Company Capital Stock have been issued as of the date hereof, of which 9,797,948 shares remain subject to options unexercised as of the date hereof. Section 3.4(b) of the Company Disclosure Schedule sets forth the name of the holder of any Company Capital Stock subject to vesting, the number of shares of Company Capital Stock subject to vesting and the vesting schedule for such Company Capital Stock, including the extent vested as of the most recent practicable date, and sets forth the name of the holder of any Company Options, the number of shares of Company Capital Stock subject to such Company Options and the vesting schedule for such Company Options, including the extent vested to date. Except as set forth in
Section 3.4(b) of the Company Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting or Company Options, and there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or any Company Subsidiary is a party or by which it is bound obligating the Company or any Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or interests in any Company Subsidiary, as the case may be, or obligating the Company or any Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Company Subsidiary. Except as contemplated by this Agreement, to the Company's knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Company Subsidiary.

3.5 SEC Documents and Company Financial Statements.

   The Company has furnished Parent with a true and complete copy of all of its filings with the SEC since January 1, 1998 through the date hereof (the "Company SEC Documents"). Each of the Company SEC Documents when filed (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and (ii) was true and correct in all material respects and did not omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except in each case as superseded in any subsequent filings. All financial statements (including any related Schedules or notes) of the Company included in the Company SEC Documents were prepared in accordance with GAAP, are consistent with each other, and fairly present in all material respects the consolidated financial condition and consolidated operating results and cash flows of the

Company as of their respective dates and during the periods indicated therein, subject, in the case of unaudited financial statements, to normal year-end adjustments, which will not be material in amount. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability. The Company's unaudited consolidated balance sheet as of March 31, 1999 included within the Company SEC Documents is referred to herein as the "Company Current Balance Sheet," and the Company's audited consolidated balance sheet as of October 3, 1998 and its audited consolidated statements of operations and cash flows for the period then ended included in the Company SEC Documents are referred to herein as the "Company Financials."

3.6 No Undisclosed Liabilities.

   Except (i) as reflected in the Company Current Balance Sheet, (ii) as set forth in Section 3.6 to the Company Disclosure Schedule, or (iii) with respect to any matter arising in the ordinary course of business consistent with past practices since March 31, 1999, the Company and the Company Subsidiaries have no liability, indebtedness, obligation, expense, claim, deficiency, guarantee or endorsement of any type, including any related to Taxes, whether accrued, absolute, contingent, matured, unmatured or other, which individually or in the aggregate are required to be reflected or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries in accordance with GAAP, or that, individually or in the aggregate, would have a Material Adverse Effect on the Company. In addition, since March 31, 1999, there has not been any declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock or any material change in accounting methods or practices by the Company or any Company Subsidiary.

3.7 No Changes.

   Since the date of the Company Current Balance Sheet, except as otherwise expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any action, event, occurrence, development, change in method of doing business or state of circumstances or facts that, individually or in the aggregate, has had a Material Adverse Effect on Company.

3.8 Restrictions on Business Activities.

   Except as described in Section 3.8 of the Company Disclosure Schedule as of the date hereof, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of the Company Subsidiaries is a party or otherwise binding upon the Company or the Company Subsidiaries which has the effect of prohibiting any business practice of the Company, any acquisition or property (tangible or intangible) by the Company or the conduct of the business by the Company which would have a Material Adverse Effect on the Company and the Internet Group taken as a whole. Without limiting the foregoing, as of the date hereof, none of the Company or the Company Subsidiaries has entered into any agreement under which the Company or any of the Company Subsidiaries is restricted from selling, licensing or otherwise distributing any of its material technology or products to or providing services to or selling advertising to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any market which would have a Material Adverse Effect on the Company and the Internet Group taken as a whole.

3.9 Title to Properties; Absence of Liens and Encumbrances.

   The Company SEC Documents set forth all material real property used in the Company's business. The Company or the Company Subsidiaries, as the case may be, has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, used or held for use in connection with business of the Company and the Company Subsidiaries, free and clear of any Liens, except (i) as reflected in the Company Current Balance Sheet, (ii) for Taxes not yet due and payable or delinquent and (iii) where such imperfections of title and encumbrances, if any, are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

3.10 Brokers' and Finders' Fees.

   Except for those fees payable to Merrill Lynch & Co., Inc. ("Merrill Lynch"), as financial advisor to the Company (the "Company Financial Advisor") pursuant to an engagement letter, a true and correct copy of which has been furnished to Parent, neither the Company nor any Company Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.11 Litigation.

   Except as set forth in the Company SEC Documents or in Section 3.11 of the Company Disclosure Schedule, as of the date hereof, there is no material action, suit or proceeding of any nature pending, or, to the Company's knowledge threatened, against the Company or any of the Company Subsidiaries, their properties or any of their officers or directors. To the Company's knowledge, as of the date hereof, there is no material investigation pending or threatened against the Company or any of the Company Subsidiaries, their properties or any of their officers or directors (nor, to the knowledge of the Company, is there any reasonable basis therefor) by or before any Governmental Body.

3.12 Taxes.

   (a) Tax Definitions.

   (i) "Tax" or, collectively, "Taxes" means (A) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg.
Section 1.1502-6 or any comparable provision of foreign, state or local law); and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

   (ii) "Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including, without limitation, all schedules, exhibits and other attachments thereto) relating to and filing or required to be filed with a Taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

   (iii) "Lien" means any lien, pledge, charge, claim, restriction or transfer, mortgage, security interest or other encumbrance of any sort.

   (b) Tax Returns and Audits.

   (i) As of the Effective Time, the Company and the Company Subsidiaries will have prepared and timely filed (or caused to be prepared and timely filed) all required federal Tax Returns and all material, state, local and foreign Tax Returns, relating to any and all Taxes concerning or attributable to the Company and the Company Subsidiaries or their operations and such Tax Returns shall be true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Notwithstanding the foregoing, no representation is made hereby regarding the size or availability of net operating losses of the Company or the Company Subsidiaries.

   (ii) Except to the extent the failure to do so would not be material, as of the Effective Time, the Company and each of the Company Subsidiaries (A) will have paid (or caused to be paid) all Taxes that the Company or any Company Subsidiary is required to pay and will have withheld (or caused to be withheld) with respect to employees of the Company and/or the Company Subsidiaries, or otherwise, all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have accrued on the Company Financials, all Taxes attributable to the operations of the Company and the Company Subsidiaries for the periods covered by the Company Financials in accordance with GAAP. The Company and the Company Subsidiaries will not have incurred any material liability for Taxes for the period from the date of the Company Current Balance Sheet to the Effective Time other than in the ordinary course of business;

   (iii) There has been no delinquency in the payment of any material, unaccrued Tax with respect to the Company, any of the Company Subsidiaries or their operations, nor is there any material Tax deficiency outstanding, assessed or proposed with respect to the operations of the Company or any of the Company Subsidiaries, nor has the Company or any of the Company Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax relating to the Company or any of the Company Subsidiaries;

   (iv) No audit or other examination of any federal Tax Return or any material state, local or foreign Tax Return relating to Taxes with respect to the Company or any Company Subsidiary is presently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination;

   (v) There are (and there will be immediately following the Effective Time) no Liens on the assets of the Company or any of the Company Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable;

   (vi) Other than with respect to Parent or its subsidiaries, neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing, Tax indemnification or Tax allocation agreement nor does the Company or any of the Company Subsidiaries owe any amount under any such agreement;

   (vii) Neither the Company nor any of the Company Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or a Company Subsidiary;

   (viii) The Company and each of the Company Subsidiaries have made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Tax Returns for the Company and each Company Subsidiary filed for all periods since its inception; and

   (ix) Notwithstanding anything herein to the contrary, no representation or warranty with respect to Taxes is made concerning any Tax liability to Parent or any of its subsidiaries or any Tax matter whatsoever arising out of transactions contemplated by this Agreement.

   (c) Compensation Taxes.

   There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including, but not limited to, the provisions of this Agreement, covering any service provider or former service provider to the Company or any Company Subsidiary, which as a result of the Merger (either alone or together with the occurrence of any additional or subsequent events), could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

   (d) Reorganization.

   As of the date hereof, the Company does not have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in section 368(a) of the Code.

3.13 Employee Benefit Plans; Compensation.

   (a) Definitions.

   For purposes of this Section 3.13, the following terms shall have the meanings set forth below:

     (i) As used in this Section 3.13, "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

     (ii) As used in this Section 3.13 and Section 4.1(a), "Employee Plan" shall refer to any plan, program, policy, contract, agreement or other arrangement providing for bonuses, severance or retention payments or benefits, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards or fringe benefits of any kind, written or otherwise, funded or unfunded, including, without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise.

     (iii) As used in this Section 3.13 and Section 4.1(a), "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of the Company or any Affiliate.

     (iv) As used in this Section 3.13 and Section 4.1(a), "Employee Agreement" shall refer to each employment, severance, retention, stock option, stock purchase, restrictive covenant or other agreement or contract between the Company or any Affiliate and any Employee;

   (b) Schedule. Section 3.13(b) of the Company Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Agreement. The Company has provided or made available to Parent true and complete copies of all Employee Plans and Employee Agreements, all written summaries or material employee communications relating thereto, and all governmental or regulatory filings, reports or material governmental or regulatory communications relating thereto.

   (c) Employee Plan Compliance.

     (i) The Company has performed in all material respects all obligations required to be performed by it under each Employee Plan and Employee Agreement and each Employee Plan and Employee Agreement has been established and maintained in material conformity with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of the Company Subsidiaries, Parent, Acquisition Company or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); and (v) there are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Employee Plan.

   (d) No Pension Plans.

   The Company or any of its Affiliates does not now, nor have they ever, maintained, established, sponsored, participated in, or contributed to, any Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

   (e) No Multiemployer Plans.

   At no time has the Company or any of its Affiliates contributed to or been requested to contribute to any Employer Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

   (f) No Post-Employment Obligations.

   No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and has not represented, promised or contracted (whether in oral or written form) to any Employee (other than (i) benefit coverage mandated by applicable law, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations thereunder ("COBRA"), (ii) benefits the full cost of which are borne by current or former employees of the Company (or such employees' beneficiaries or dependents); (iii) disability benefits under any of the Employee Plans; (iv) benefits under any Employment Agreement and (v) life insurance benefits for any Employee who dies while in service with the Company (either individually or to Employees as a group)) that such Employees(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

   (g) Effect of Transaction.

   Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, stock option or restricted stock vesting acceleration, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (except to the extent required by the Code and ERISA if Parent causes a partial or full termination to occur under any Employee Plan).

   (h) Employment Matters.

   The Company (i) is in compliance in all material respects with all material applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees.

   (i) Labor.

   The Company has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in any material liability to the Company, the Company Subsidiaries or any Affiliate. None of the Company or any Company Subsidiary is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

3.14 Compliance with Laws.

   The Company and the Company Subsidiaries have complied in all material respects with, are not in violation of, and have not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

3.15  Agreements, Contracts, Commitments.

   The Company and each Company Subsidiary is in compliance in all material respects with, and has not, in any material respects, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted in such manner under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment that is included in any Securities Act or Exchange Act filing of the Company as a "Material Contract" (collectively, "Company Contracts"), nor does the Company have knowledge of any event that would cause such a breach, violation or default with the lapse of time, giving of notice or both. Each Company Contract is in full force and effect and, to the knowledge of the Company, is not subject to any material default thereunder by any party obligated to the Company or the Company Subsidiaries pursuant thereto. The Company and each Company Subsidiary has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Company Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without material modification after the Effective Time. Following the Effective Time, the Company and each Company Subsidiary will be permitted to exercise all of their respective rights under each Contract then in effect without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or Company Subsidiaries would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

3.16 Intellectual Property.

   (a) For purposes of this Agreement, "Company Intellectual Property" shall mean any Intellectual Property owned by or exclusively licensed to the Company (including, without limitation, Patent Number 5,751,956 ("Method and Apparatus for Redirection of Server External Hyper-Link References")) (the "Click-On Patent") or any of the Company Subsidiaries, but in all events excluding: (i) Intellectual Property owned by or exclusively licensed to Starwave Corporation as of the Effective Time as defined in that certain Agreement and Plan of Reorganization, dated June 18, 1998, by and among Infoseek Corporation, a California corporation, Infoseek Corporation, a Delaware corporation, Starwave Corporation, a Washington corporation, and Disney Enterprises, Inc., a Delaware corporation; (ii) Intellectual Property owned by Parent, any of the Internet Group Companies or their respective subsidiaries other than AIV and EIV which Intellectual Property is exclusively licensed to AIV and EIV; (iii) Intellectual Property that is or was developed or owned by AIV or EIV; (iv) Intellectual Property that is or was developed, funded or owned by the Company or any of the Company Subsidiaries (other than AIV and EIV) on the one hand and Parent or any of the Internet Group Companies or any of their respective subsidiaries (other than AIV and EIV) on the other hand and (v) Licensor Properties (as defined in that certain License Agreement, dated June 18, 1998 (the "License Agreement") by and among Infoseek Corporation, a California corporation and Disney Enterprises, Inc., a Delaware corporation) exclusively licensed to the Company as of the Effective Date (as defined in the License Agreement).

   (b) Section 3.16(b) of the Company Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company or any Company Subsidiary except such Registered Intellectual Property the absence of which would not have a Material Adverse Effect on the Company or the conduct of the Company's business (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property, except for any proceeding which, if adversely determined, would not have a Material Adverse Effect on the Company.

   (c) Except as set forth in Section 3.16(c) of the Company Disclosure Schedule or as would not have a Material Adverse Effect on the Company or the conduct of the Company's business, each item of Company Intellectual Property owned by Company or the Company Subsidiaries, including all Company Registered Intellectual Property listed in Section 3.16(b) of the Company Disclosure Schedule, is free and clear of any Liens, except for Liens for Taxes not yet due and payable or delinquent. Except as set forth in Section 3.16(c) of the Company Disclosure Schedule or as would not have a Material Adverse Effect on the Company, or the conduct of the Company's business, one or more of the Company and the Company Subsidiaries, as the case may be: (i) is the exclusive owner of or has valid and enforceable rights to use all trade names, logos common law trademarks and service marks used in connection with the operation or conduct of the business of the Company or any of the Company Subsidiaries as currently conducted, including the sale of any products or technology or the provision of any services by the Company or any of the Company Subsidiaries and
(ii) is the exclusive owner of or has valid and enforceable rights to use all copyrighted works that are the Company's or the Company Subsidiaries' products or any works of authorship used in connection with the operation or conduct of the business of the Company or any of the Company Subsidiaries as currently conducted, including the sale of any products or technology or the provision of any services by the Company or any of the Company Subsidiaries.

   (d) Except as set forth in Section 3.16(d) of the Company Disclosure Schedule and except for any transfers, grants or authorizations that have not or do not have a Material Adverse Effect on the Company or the conduct of the Company's business, neither the Company nor any of the Company Subsidiaries has transferred ownership of or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other person.

   (e) Except (i) as set forth in Section 3.16(e) of the Company Disclosure Schedule, (ii) for Intellectual Property the absence of which would not have a Material Adverse Effect on the Company, (iii) "shrink-wrap" software and similar widely available commercial end-user software used by the Company or Company Subsidiaries or in the conduct or the Company's and the Company Subsidiaries' businesses, and (iv) open source and similar free software available generally without payment of any royalties or other license fees: the Company Intellectual Property constitutes all of the Intellectual Property used in or necessary to the conduct of the Company's and the Company Subsidiaries' business as currently conducted, including, without limitation, the design, development, copying, performance, display, creation of derivative works, distribution, manufacture, use, import, license and sale of products, technology and services of the Company and of any of the Company's Subsidiaries. Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, no person who has licensed Intellectual Property to the Company or any of the Company Subsidiaries has ownership rights or license rights to improvements in such licensed Intellectual Property provided the foregoing shall apply only to improvements (A) the absence of which would have a Material Adverse Effect on the Company or the conduct of the Company's business and (B) which were made by the Company or any of the Company's Subsidiaries.

   (f) Except for "shrink-wrap" and similar widely available commercial end-user licenses or contracts, licenses and agreements the existence, termination or breach of which would not have a Material Adverse Effect on the Company or the conduct of the Company's business, the contracts, licenses and agreements listed in Section 3.16(f) of the Company Disclosure Schedule include all contracts, licenses and agreements to which the Company or any of the Company Subsidiaries is a party with respect to any Company Intellectual Property.

   (g) Except as set forth in Section 3.16(g) of the Company Disclosure Schedule or except for matters which, if adversely determined, would not have a Material Adverse Effect on the Company or the conduct of the Company's business: the operation of the business of the Company and the Company Subsidiaries as it currently is conducted, including, without limitation, the design, development, copying, performance, display, creation of derivative works, distribution, manufacture, use, import, license and sale of products, technology and services of the Company or any of the Company Subsidiaries, does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including, but not limited to, rights to privacy or publicity), or constitute unfair competition or trade practices under the law of any relevant jurisdiction, and neither the Company nor any of the Company Subsidiaries has received notice from any person claiming that such operation, or any act, product, technology or service of or by the Company or any of the Company Subsidiaries infringes or misappropriates the Intellectual Property of any person or that the Company or any of the Company Subsidiaries has engaged in unfair competition or trade practices under the laws of any relevant jurisdiction (nor does the Company or any Company Subsidiary have knowledge of any basis therefor).

   (h) To the Company's knowledge, there is no prior art that would compromise the validity of the Click-On Patent under any subsection of 35 U.S.C. Section
102. The Company has no knowledge of any public knowledge or use anywhere, by anyone, of the subject matter disclosed in the Click-On Patent before the invention date. The Company has no knowledge of the subject matter disclosed in the Click-On Patent having been patented or described anywhere in a printed publication by anyone before the invention date. The Company has no knowledge of the subject matter disclosed in the Click-On Patent having been in public use or on sale anywhere, by anyone, before February 22, 1995.

   (i) All necessary registration, maintenance and renewal fees in connection with Company Registered Intellectual Property the absence of which would have a Material Adverse Effect on the Company or the conduct of the Company's business have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property when commercially reasonable.

   (j) Except as set forth in Section 3.16(j) of the Company Disclosure Schedule or for those contracts, licenses and agreements the existence, termination or breach of which would not have Material Adverse Effect on the Company or the conduct of the Company's business, there are no contracts, licenses or agreements between the Company or any of the Company Subsidiaries and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such contract, license or agreement or performance under such contract, license or agreement, including with respect to any payments to be made or received by the Company or any Company Subsidiary which, if adversely determined, would have a Material Adverse Effect on the Company or the conduct of the Company's business.

   (k) Except as set forth in Section 3.16(k) of the Company Disclosure Schedule or for pending claims which, if successfully asserted, would not have a Material Adverse Effect on the Company or the conduct of the Company's business, there is no pending claim by the Company or any Company Subsidiary against any person for infringing or misappropriating any Company Intellectual Property. Without limiting the generality of the foregoing, to the knowledge of the Company or any Company Subsidiary, there is no pending claim by any person other than the Company or any Company Subsidiary against any person for infringing or misappropriating any Company Intellectual Property which claim, if adversely determined, would have a Material Adverse Effect on the Company or the conduct of the Company's business.

   (l) Except as set forth in Section 3.16(l) of the Company Disclosure Schedule or as would not have a Material Adverse Effect on the Company or the conduct of the Company's business as currently conducted, no Company Intellectual Property or product, technology or service of the Company or any of the Company Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, settlement or other similar agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any Company Subsidiary or would affect the validity, use or enforceability of such Company Intellectual Property.

   (m) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of the Company or any of the Company Subsidiaries in any Company Intellectual Property material to the Company, or result in the breach or termination of any license, contract or agreement to which any of the foregoing persons are a party with respect to any Company Intellectual Property material to the Company. The consummation of the transactions contemplated by this Agreement will not cause or obligate the Company or any of the Company Subsidiaries to
(i) grant to any third
party any rights or licenses with respect to any Company Intellectual Property material to the Company, or (ii) pay any royalties or other amounts with respect to Company Intellectual Property material to the Company in excess of those being paid prior to the Effective Time.

3.17 Governmental Authorization.

   Section 3.17 of the Company Disclosure Schedule accurately list each consent, license, permit, grant or other authorization issued to the Company or the Company Subsidiaries by a Governmental Body (i) pursuant to which the Company currently operates or holds any interest in any of its properties or
(ii) which is required for the operation of the Company's business or the holding of any such interest, in each case the absence of which would have a Material Adverse Effect on the Company (herein collectively called the "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all licenses, permits, grants or other authorization by Governmental Bodies required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, in each case except as would not have a Material Adverse Effect on the Company.

3.18 Environmental Matters.

   (a) Hazardous Material. Except as would not have a Material Adverse Effect on the Company, none of the Company and the Company Subsidiaries has: (i) operated any underground storage tanks at any property that any of the Company and the Company Subsidiaries has at any time owned, operated, occupied or leased; or (ii) illegally released in violation of applicable environmental laws as in effect at the time of such release any material amounts of Hazardous Material. No Hazardous Materials are present as a result of the deliberate actions of the Company or any of the Company Subsidiaries in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any of the Company or the Company Subsidiaries has at any time owned, operated, occupied or leased, except for such Hazardous Materials which would not have a Material Adverse Effect on the Company.

   (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on the Company: none of the Company or the Company Subsidiaries has illegally transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any environmental law as in effect at the time of such transport, manufacture, disposal or sale, nor has any of the Company or the Company Subsidiaries has engaged in illegal Hazardous Materials Activities.

   (c) Permits. Except as would not have a Material Adverse Effect on the Company, the Company and the Company Subsidiaries currently hold all Environmental Permits necessary for the conduct of any Hazardous Material Activities by any of the Company or the Company Subsidiaries, and the other businesses of the Company and the Company Subsidiaries as such activities and businesses are currently being conducted.

   (d) Environmental Liabilities. Except as would not have a Material Adverse Effect on the Company, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending as served or, to the Company's knowledge threatened, against the Company or any Company Subsidiary concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or the Company Subsidiaries. The Company has no knowledge of any fact or circumstance which would reasonably be expected to involve the Company or the Company Subsidiaries in any environmental litigation or impose upon the Company or the Company Subsidiaries any environmental liabilities, in each case which would have a Material Adverse Effect on the Company.

   The representations set forth in this Section 3.18 are the sole and exclusive representations of the Company with respect to the subject matter hereof, including, without limitation, with respect to environmental laws, Environmental Permits, Hazardous Material or Hazardous Materials Activities.

3.19 Minute Books.

   The minutes of the Company and the Company Subsidiaries made available to counsel for Parent are the only minutes of the Company and the Company Subsidiaries.

3.20  Opinion of Financial Advisor.

   The Board of Directors of the Company has received an opinion of Merrill Lynch to the effect that as of the date hereof the consideration to be received in the Merger is fair to the holders of the Company Capital Stock (other than Parent and its affiliates) from a financial point of view.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of the Parties.

   (a) Conduct of Business of the Company and the Company Subsidiaries.

   Except as otherwise contemplated by this Agreement and the other agreements by and between the Company and its affiliates, on the one hand, and Parent and its affiliates, on the other hand, and the several transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise have previously consented in writing) to carry on the Company's and the Company Subsidiaries' respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and the Company Subsidiaries when due (unless debts and Taxes are subject to a dispute that the Company is reasonably and actively seeking to resolve), to pay or perform other obligations when due (unless such obligations are the subject of a dispute that the Company is actively seeking to resolve) and, to the extent consistent with such businesses, use their reasonable efforts consistent with past practice and policies to preserve intact the Company's and the Company Subsidiaries' present business organizations, keep available the services of the Company's and the Company Subsidiaries' present officers and key employees and preserve the Company's and the Company Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving the Company's and the Company Subsidiaries' goodwill and ongoing businesses at the Effective Time, and to refrain from taking such action that would cause any of the conditions contained in Article VI hereof not to be satisfied; provided, however, that the Company shall not be deemed in breach of this Section 4.1(a) because of attrition, if any, among the Company's employees which may occur as a result of the transactions contemplated hereby, so long as the Company uses all reasonable efforts to retain such employees at the Company. Except as expressly contemplated by this Agreement or as set forth in Section 4.1(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, without the prior written consent of Parent pursuant to a request made in accordance with the notice provisions set forth in Section 9.1 of this Agreement (which written consent will be granted or denied within seventy-two
(72) hours of receipt of such notice by Parent, provided that any failure to reply within such time period will be deemed as non-consent, and which consent will not be unreasonably withheld):

     (i) Other than in the ordinary course of business consistent with past practices, or as permitted by Section 4.1(a) (v) hereof, sell or transfer to any person or entity any material rights to the Company Intellectual Property or buy any material rights to Intellectual Property or enter into any material license agreement with any person or entity with respect to the Company Intellectual Property;

     (ii) Other than in the ordinary course of business, consistent with past practices, enter into any agreement, or materially amend any Company Contract, pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products or technology of the Company or any Company Subsidiary;

     (iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or any other equity interests, as applicable, or split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities or any other equity interests of the Company (other than issuances of, or agreements to issue, capital stock at fair market value in connection with transactions permitted by Section 4.1(a)(v) hereof), as applicable, in respect of, in lieu of or in substitution for shares of capital stock of the Company or any other equity interests, as applicable, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or any Company Subsidiary or other equity interests as applicable, of any Company Subsidiary (or options, warrants or other rights exercisable therefor);

     (iv) Except as set forth in Section 4.1(a)(iv) of the Company Disclosure Schedule and except for (A) any grants of options to purchase Company Common Stock (with an exercise price equal to the fair market value of the Company Common Stock at the date of the option grant) granted to employees in the ordinary course of the Company's business consistent with past practices, not to exceed options with respect to 5.7 million shares of Company Common Stock in the aggregate and (B) stock purchases pursuant to the Company's Employee Stock Purchase Plan in accordance with its current terms, issue, grant, deliver or sell or authorize the issuance, grant, delivery or sale of, or purchase of any shares of Company Capital Stock (other than issuances of, or agreements to issue, capital stock at fair market value in connection with transactions permitted by Section 4.1(a)(v) hereof) or any other equity interests, as applicable, or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase of any such shares or any other equity interests of the Company or any of the Company Subsidiaries, as applicable, or other convertible securities of the Company or any of the Company Subsidiaries;

     (v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or except in the ordinary course otherwise acquire or agree to acquire any assets, in each case involving an investment (including assumed liabilities) in excess of $1,000,000 individually or $5,000,000 in the aggregate;

     (vi) Without limiting any other provisions of clause 4.1(a)(i) above, sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices, and except in the case of properties or assets of less than $1,000,000 individually or $5,000,000 in the aggregate;

     (vii) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for obligations (A) not exceeding $1,000,000 individually or $5,000,000 in the aggregate other than in the ordinary course in connection with lease obligations or (B) incurred in connection with transactions permitted by Section 4.1(a)(v) hereof;

     (viii) Except as set forth in Section 4.1(a)(viii) of the Company Disclosure Schedule, grant any severance, retention, or termination pay to any director, officer or employee of the Company except in each case payments made pursuant to the existing terms of any Employee Agreement outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

     (ix) Except as set forth in Section 4.1(a)(ix) of the Company Disclosure Schedule, adopt any Employee Plan, enter into any Employee Agreement, amend any Employee Plan or Employee Agreement (except as required by law), pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase the salaries or wage rates of its Employees other than routine increases and promotions in the ordinary course of business, consistent with past practices;

     (x) Except with respect to Taxes, pay, discharge or satisfy, in an amount in excess of $100,000 (in any one case) or $500,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

     (xi) (a) Make or change any material election in respect of Taxes relating to the operations of the Company or the Company Subsidiaries, (b) file any amended Tax Return other than such amendments made in good faith in the ordinary course of business or (c) adopt or change any accounting method in respect of Taxes except as required by law;

     (xii) Except as set forth in Section 4.1(a)(xii) of the Company Disclosure Schedule, accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

     (xiii) Hire any material number of employees or terminate any of the Company's key employees, or encourage employees to resign, to the extent costs associated with such termination or resignation would have a Material Adverse Effect on the Company;

     (xiv) Enter into any agreement which has a term greater than a year, unless such agreement is terminable by the Company on no more than 90 days' prior notice without liability to the Company;

     (xv) Take, or agree to take, any of the actions described in the foregoing clauses (i) to (xiv) or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

   (b) Conduct of Business of the Internet Group.

   Except as otherwise contemplated by this Agreement and the other agreements by and between the Company and its affiliates, on the one hand, and Parent and its affiliates, on the other hand, and the several transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except to the extent that the Company shall otherwise have previously consented in writing) to carry on the Internet Group's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay or perform other obligations when due (unless such obligations are the subject of a dispute that the Internet Group is reasonably and actively seeking to resolve), and, to the extent consistent with such business, use its reasonable efforts consistent with past practice and policies to preserve intact the Internet Group's present business organizations, keep available the services of the Internet Group's present officers and key employees and preserve the Internet Group's relationship with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving the Internet Group's goodwill and ongoing business at the Effective Time, and to refrain from taking any action that would cause any of the conditions contained in Article VI hereof not to be satisfied; provided, however, that Parent shall not be deemed in breach of this Section 4.1(b) because of attrition, if any, among the Internet Group employees which may occur as a result of the transactions contemplated hereby, so long as Parent uses all reasonable efforts to retain such employees. Except as expressly contemplated by this Agreement or as set forth in Section 4.1(b) of the Parent Disclosure Schedule, neither Parent nor any Internet Group Company shall, without the prior written consent of the Company pursuant to a request made in accordance with the notice provisions set forth in Section 9.1 of this Agreement (which written consent will be granted or denied within seventy-two (72) hours of receipt of such notice by the Company, provided that any failure to reply within such time period will be deemed as non-consent, and which consent will not be unreasonably withheld):

     (i) Other than in the ordinary course of business consistent with past practices, or as permitted by Section 4.1(b)(iv) hereof, sell or transfer to any person or entity any material rights to the Internet Group Intellectual Property or buy any material rights to Intellectual Property or enter into any material license agreement with any person or entity with respect to the Internet Group Intellectual Property;

     (ii) Other than in the ordinary course of business, consistent with past practices, enter into any agreement, or materially amend any Internet Group Contract, pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products or technology of the Internet Group;

     (iii) Except as set forth in Section 4.1 (b)(iii) of the Parent Disclosure Schedule, issue, grant, deliver or sell or authorize the issuance, grant, delivery or sale of, or purchase any shares of Internet Group

  Common Stock, or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares of Internet Group Common Stock (other than issuances of, or agreements to issue, capital stock at fair market value in connection with transactions permitted by Section 4.1(b)(iv) hereof); provided that any agreements or commitments to grant options to purchase shares of Internet Group Common Stock (as listed in Section 4.1(b)(iii) of the Parent Disclosure Schedule) shall have an exercise price that either (i) is equal to the fair market value of the Internet Group Common Stock at the date of the grant or (ii) takes into account (in a manner determined by Parent) the value of an existing option to purchase shares of Parent Common Stock that is converted into an option to purchase shares of the Internet Group Common Stock; provided further, that in no event shall there be any grant of options prior to the Effective Time;

     (iv) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof relating to, or being attributed to, the Internet Group, or except in the ordinary course otherwise acquire or agree to acquire any assets relating to, or being attributed to, the Internet Group, in each case involving an investment (including assumed liabilities) in excess of $5,000,000 individually or $25,000,000 in the aggregate;

     (v) Without limiting the provisions of Section 4(b)(i) above, sell, lease, license or otherwise dispose of any of the properties or assets of the Internet Group, except in the ordinary course of business and consistent with past practices, and except in the case of properties or assets of less than $1,000,000 individually or $5,000,000 in the aggregate;

     (vi) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others as such indebtedness or guarantee that relates to, or is being attributed to, the Internet Group except for obligations (A) not exceeding $1,000,000 individually or $5,000,000 in the aggregate, other than in the ordinary course in connection with lease obligations or (B) incurred in connection with transactions permitted by Section 4.1(b)(iv) hereof;

     (vii) Except as would not have a Material Adverse Effect on the Internet Group, grant any severance, retention, or termination pay to any director, officer or employee of the Internet Group Companies except in each case payments made pursuant to the existing terms of any employee agreement outstanding on the date hereof and disclosed in the Parent Disclosure Schedule;

     (viii) Terminate any of Internet Group's key employees, or encourage employees to resign, to the extent costs associated with such termination or resignation would have a Material Adverse Effect on the Internet Group;

     (ix) Take, or agree to take, any of the actions described in the foregoing clauses (i) to (viii) that would prevent Parent from performing or cause Parent not to perform its covenants under Section 4.1(b).

4.2 No Solicitation.

   (a) From and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not authorize or permit any of the Company Subsidiaries or its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, its "Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) in respect of the Company or any of the Company Subsidiaries from any person or entity, or engage in any discussion or negotiations relating thereto or enter into any agreement with any person providing for or contemplating any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, the Company may (1) comply with applicable securities laws and regulations, including, without limitation, the Exchange Act (and Rule 14e-2 promulgated under the Exchange

Act with regard to a tender or exchange offer) and (2) prior to the time its stockholders shall have voted whether to approve this Agreement, the Company may:

     (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by the Company or its Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the Company and its business, properties and assets if and only to the extent that:

       (1) (a) the third party has first made an Acquisition Proposal to acquire at least 100% of the consolidated assets or outstanding voting power of the Company's securities that is financially superior to the Merger and the transactions contemplated in connection with the Merger and not subject to any financing condition, as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors (a "Company Superior Proposal") and (b) the Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law; and

       (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company (y) provides Parent with prompt notice of an Acquisition Proposal (which shall mean within 24 hours after receipt of an Acquisition Proposal) and (z) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms no more favorable to such person or entity than those contained in the Confidentiality Agreement (as defined in Section 5.4); and/or

     (ii) recommend to its stockholders that they accept a Company Superior Proposal from a third party; provided that the conditions set forth in clauses 4.2(a)(i)(1) and 4.2(a)(i)(2) above have been satisfied and, prior to entering into a definitive agreement providing for a Company Superior Proposal, this Agreement is terminated pursuant to Section 8.1(g) or 8.1(h), as applicable.

   (b) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any party or parties conducted heretofore by the Company or its Representatives with respect to any Acquisition Proposal. The Company shall notify Parent orally and in writing of any Acquisition Proposal with respect to the Company or any other transaction, the consummation of which would reasonably be expected to prevent or materially interfere with or materially delay the Merger (including the material terms and conditions of any such Acquisition Proposal and the identity of the person making it), promptly, but in any event within 72 hours, after actual knowledge thereof by the Company's directors, executive officers, counsel or individuals representing it as its investment bankers or financial advisors.

   (c) As used in this Section 4.2, "Acquisition Proposal" shall mean:

     (i) a bona fide proposal or offer (other than by another party hereto) for a tender or exchange offer for the securities of the Company; or

     (ii) a bona fide proposal or offer (other than by another party hereto) for a merger, consolidation or other business combination involving an acquisition of the Company or any material subsidiary of the Company; or

     (iii) any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the Company or any material subsidiary of the Company.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

5.1 Registration Statement; Proxy Statement.

   (a) As soon as practicable after the execution of this Agreement, Parent shall, with the assistance and cooperation of the Company, prepare and cause to be filed with the SEC the Joint Proxy Statement and the Form S-4 Registration Statement. The Parent Common Stock Policies shall be set forth and described in detail in the Joint Proxy Statement and the Form S-4 Registration Statement. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with applicable law and the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and Parent and the Company shall use all reasonable efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the parties hereto shall promptly furnish to the other party all information concerning itself, its stockholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by this Section
5.1. If any event relating to Parent or the Company occurs, or if Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement, then Parent or the Company, as applicable, shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Parent and the Company. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement or the Joint Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Joint Proxy Statement or the Merger. The Joint Proxy Statement shall include (i) the recommendation of the Board of Directors of the Company in favor of this Agreement, the Merger and the transactions contemplated hereby; provided that such recommendation may not be included or may be withdrawn if the Company's Board of Directors has recommended a Company Superior Proposal in accordance with the terms of Section 4.2, and (ii) the recommendation of the Board of Directors of Parent in favor of approval of the issuance of shares of Internet Group Common Stock in the Merger and the Parent Charter Amendment and Parent shall not take any action inconsistent with such recommendation.

   (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory or other approvals needed to ensure that the Internet Group Common Stock to be issued in the Merger: (i) will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock who is receiving shares of registered Internet Group Common Stock has an address of record or be exempt from such registration and (ii) will be approved for quotation at the Effective Time on the Nasdaq National Market or will be approved for listing at the Effective Time on the New York Stock Exchange, in each case subject to official notice of issuance; provided, however, that Parent shall not, pursuant to the foregoing, be required (A) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (B) to file a general consent to service of process in any jurisdiction with respect to matters unrelated to the issuance of Internet Group Common Stock pursuant hereto.

   (c) Each of Parent and the Company (in respect of the information respectively supplied by it) agrees that: (i) none of the information to be supplied by it or its affiliates for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; (ii) none of the information to be supplied by it or its affiliates for inclusion in the Joint Proxy Statement will, at the time the Company's Proxy Statement is mailed to the stockholders of the Company or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) as to matters respecting it, the Joint Proxy Statement and the Form S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated by the SEC thereunder, except that no covenant, representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein and no covenant, representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

5.2 Stockholder Meetings.

   (a) The Company shall promptly after the date hereof take all action necessary in accordance with applicable law and its Amended and Restated Certificate of Incorporation and Bylaws to hold and convene a meeting of the Company's stockholders (the "Company Stockholders Meeting") as soon as practicable following the date the Registration Statement is declared effective by the SEC. Except as required by the SEC or applicable court order and except as may be required in order to amend or supplement the Registration Statement or Joint Proxy Statement, the Company shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent. The Company shall not in any way challenge the validity, enforceability or effectiveness of the voting agreements entered into by certain stockholders of the Company in connection with the Merger. Subject to the provisions of the penultimate clause of Section 5.1(a) and Section 4.2(a)(ii), the Company shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by applicable law and contract (which consent must include approval by more than 50% of the Company's total current voting power held by stockholders of the Company other than Parent and its subsidiaries) to effect the Merger and the transactions contemplated hereby (the "Required Company Stockholder Vote").

   (b) Parent shall promptly after the date hereof take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and Bylaws to hold and convene a meeting of Parent's stockholders (the "Parent Stockholders Meeting"). Except as required by the SEC or applicable court order, Parent shall not postpone or adjourn (other than for the absence of a quorum) the Parent Stockholders Meeting without the consent of the Company. Subject to Section 5.1(a), Parent shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by applicable law to effect the issuance of shares of Internet Group Common Stock in the Merger and the Parent Charter Amendment (the "Required Parent Stockholder Vote").

5.3 Cooperation; Access to Information.

   Upon reasonable prior notice, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records, all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as Parent may reasonably request and all its key employees. Upon reasonable prior notice, the Company agrees to provide Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.4 Confidentiality.

   Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement effective as of March 1, 1999 (the "Confidentiality Agreement").

5.5 Expenses.

   Except as set forth in Section 8.3, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that Parent and the Company shall share equally in all fees and expenses, other than Third Party Expenses, incurred in relation to the filing and printing of Parent's Form S-4 Registration Statement and the Joint Proxy Statement (including any preliminary materials related thereto); provided, further, that Parent shall not after the Effective Time allocate to the Internet Group such Third Party Expenses incurred by Parent in excess of the Third Party Expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Company agrees to pay the fees and expenses of the Company Financial Advisor in connection with the transactions contemplated hereby.

5.6 Public Disclosure.

   Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, The Nasdaq Stock Market, The New York Stock Exchange or any listing agreement with a national securities exchange. At any time after the date hereof, the Company may file with the SEC a report on Form 8-K with respect to this Agreement and may file a copy of this Agreement and any related agreements as an exhibit to such report, provided that Parent shall have a reasonable opportunity to review such report prior to filing. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.7 Consents.

   The Company and Parent shall use their best efforts to obtain the consents, waivers, assignments and approvals under any of their respective material contracts as may be required in connection with the Merger so as to preserve all rights of, and benefits to, the Company and Parent thereunder.

5.8 Reasonable Efforts.

   Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents, tax opinions and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Notwithstanding the foregoing, (A) none of Parent, the Company or any of their respective subsidiaries shall be required to agree to any divestiture or hold separate or similar transaction by it or any of its subsidiaries or affiliates of shares of capital stock or of any business, assets or property of any of them or any of their subsidiaries or affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock and (B) the Company shall not, without Parent's prior written consent, commit to any divestiture or hold separate or similar transaction by it or any of its subsidiaries or affiliates of shares of capital stock or of any business, assets or property of any of them or any of their subsidiaries or affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

5.9 Notification of Certain Matters.

   Each of the Company and Parent shall give prompt notice to the other party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time such that the conditions set forth in Section 6.2(b) or 6.3(b) would not be satisfied and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder which is likely to cause any condition set in Article VI hereof not to be satisfied); provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice and no disclosure by Parent or the Company, pursuant to this Section 5.9 shall be deemed to amend or supplement the Parent Disclosure Schedule or the Company Disclosure Schedule, respectively, or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.10 Support Agreements.

   Certain stockholders of the Company have delivered to Parent, concurrently with the execution of this Agreement, executed Support Agreements, copies of which are attached hereto as Exhibits E-1 and E-2, and such agreements are in full force and effect in accordance with their terms.

5.11 Regulatory Filings; Reasonable Efforts.

   As soon as may be reasonably practicable, Parent and the Company each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ( the "DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Parent and the Company each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

5.12 Additional Documents and Further Assurances.

   Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement, the Merger and the transactions contemplated hereby.

5.13 Assumption of Company Option Plans; Form S-8; Employee Plans.

   (a) At the Effective Time, Parent shall assume all outstanding Company Options (other than Unvested Non-Employee Director Options) under the Company Option Plans (and shall assume the Company Option Plans) and agrees to file, no later than five days after the Closing, a registration statement on Form S-8 covering the shares of Internet Group Common Stock issuable pursuant to outstanding Company Options granted under the Company Option Plans. The Company shall cooperate with and assist Parent in the preparation of such registration statement.

   (b) Following the Effective Time, Parent shall cause each "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Parent or affiliates of Parent that covers or will cover Employees of the Company or the Company Subsidiaries who are active at the Effective Time (the "Company Employees") to recognize all service, for purposes of eligibility and vesting of benefits (but not for benefit accrual purposes), that is credited to Company Employees for comparable purposes under the comparable benefit plans of the Company or the Company Subsidiaries as of the Effective Time. Following the Effective Time, Parent shall cause each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) covering Company Employees (i) to reduce each eligible employee's (and their eligible dependents') annual deductible limits under such plans for the plan year in which the Effective Time occurs to the extent deductible expenses were incurred and recognized for comparable purposes under the comparable benefit plans covering the Company Employees immediately prior to the Effective Time and (ii) to waive any pre-existing condition limitations or exclusions that do not apply to Company Employees immediately prior to the Effective Time.

5.14 Director Action with Respect to Company Option Plans and Stock Purchase
Plan.

   Prior to the Effective Time, the Board of Directors of the Company shall take such actions, including obtaining all necessary individual consents, as shall ensure that (i) Company Options (other than Unvested Non-Employee Director Options) outstanding under the Company Option Plans (and the Company Option Plans) may be assumed by Parent in accordance with Section 1.7(c) hereof and will not have their vesting accelerated as a result of the consummation of the Merger and the transactions contemplated hereby and (ii) the Company's Employee Stock Purchase Plan is terminated immediately prior to the Effective Time.

5.15 Officers' and Directors' Indemnification.

   (a) From and after the Effective Time, Parent will indemnify each officer and director of the Company as of the Effective Time (an "Indemnified Party") to the fullest extent permitted under applicable law, the Amended and Restated Certificate of Incorporation and Bylaws of the Company and any agreement between the Indemnified Party and the Company, in each case as in effect as of the date hereof with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party was a director or officer of the Company at or prior to the Effective Time. The rights under this Section 5.15 are contingent upon the occurrence of, and will survive consummation of, the transactions contemplated hereby and are expressly intended to benefit each Indemnified Party.

   (b) Without limiting the provisions of paragraph (a), after the Effective Time Parent will indemnify and hold harmless each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of the Company or any of the Company Subsidiaries arising out of or pertaining to the transactions contemplated by this Agreement (except in respect of actions or omissions that constitute bad faith, willful misconduct or a breach of duty of loyalty) for a period of six years after the Effective Time; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 5.15, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation Parent will pay the reasonable fees and expenses of counsel for the Indemnified Party promptly after statements therefor are received (provided that in the event that any Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to Parent); provided, however, that Parent will not be liable for any settlement effected without its express written consent. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

   (c) Without limiting any of the obligations of Parent set forth elsewhere in this Section 5.15, Parent shall maintain in effect, during the three-year period commencing as of the Effective Time, a policy of directors' and officers' liability insurance for the benefit of each of the Indemnified Parties providing coverage and containing terms no less advantageous to the Indemnified Parties than the coverage and terms of the Company's existing policy of directors' and officers' liability insurance; provided, however, that Parent shall not be required to pay a per annum premium in excess of 150% of the per annum premium that the Company currently pays for its existing policy of directors' and officers' liability insurance (it being understood that, if the premium required to be paid by Parent for such policy would exceed such 150% amount, then the coverage of such policy shall be reduced to the maximum amount that be obtained for a per annum premium in such 150% amount).

   (d) This Section 5.15 will survive the consummation of the Merger, is intended to benefit and may be enforced by each of the Indemnified Parties following the Effective Time, and will be binding on all successors and assigns of Parent.

5.16 Certain Tax Matters.

   (a) Return Filing; Information Sharing. Until the Closing Date:

     (i) The Company shall prepare and file, or cause to be prepared and filed, with the appropriate governmental authority all federal Tax Returns and all material state, local and foreign Tax Returns required to be filed (with extensions) by or with respect to the Company and the Company Subsidiaries on or prior to the Closing Date;

     (ii) The Company agrees that it will, and will cause its affiliates to, make available all such information, employees and records of or relating to the Company and the Company Subsidiaries as Parent may request with respect to matters relating to Taxes (including, without limitation, the right to make copies of such information and records) and will cooperate with respect to all matters relating to Taxes (including, without limitation, the filing of Tax Returns, the filing of an amended Tax Return, audits, and proceedings); and

     (iii) If any of the Company or any Company Subsidiary or affiliate thereof receives any written notice from any Tax authority proposing any audit or adjustment to any Tax relating to the Company or any Company Subsidiary or affiliate thereof, Company or such Company Subsidiary or affiliate shall give prompt written notice thereof to Parent, which notice shall describe in detail each proposed adjustment.

   (b) Certain Tax Opinions.

   (i) Parent represents, warrants and covenants that it has received an opinion of Dewey Ballantine LLP, counsel to Parent, issued for the sole reliance of Parent, in form and substance satisfactory to Parent, that the Merger, if consummated in accordance with this Agreement, and based upon the Initial Tax Certificates (defined below), will qualify as a reorganization within the meaning of Section 368(a) of the Code as in effect as of the date hereof (the "DB Initial Tax Opinion").

   (ii) The Company represents, warrants and covenants that it has received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company (the "WSGR Initial Tax Opinion"), issued for the sole reliance of the Company, in form and substance satisfactory to the Company, that the Merger, if consummated in accordance with this Agreement, and based upon the Initial Tax Certificates (defined below), will qualify as a reorganization within the meaning of Section 368(a) of the Code as in effect as of the date hereof.

   (iii) In connection with the rendering of the Initial Tax Opinions, Parent and the Company have furnished Dewey Ballantine LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation with certificates signed by officers having authority to sign such certificates (the "Initial Tax Certificate"). Parent and the Company agree that they will furnish certificates dated as of the Closing Date in substantially the same form

(updated as necessary) as the Initial Tax Certificates (the "Closing Tax Certificates") in connection with the issuance of the DB Closing Tax Opinion (as defined in Section 6.2(a) of this Agreement) and the WSGR Closing Tax Opinion (as defined in Section 6.3(a) of this Agreement).

   (iv) Parent and the Company shall cooperate in causing the Merger to qualify as a tax-free reorganization under Code Section 368(a) and shall treat the Merger as such a reorganization in which no other property or money (within the meaning of Code Section 356) is received by Company stockholders for all Tax purposes, including the reporting of the Merger as qualifying as such a reorganization on all relevant federal, state, local and foreign Tax Returns. Parent and the Company covenant and agree that they each shall not take any position or action inconsistent with the Initial Tax Certificates or the Closing Tax Certificates. Parent and the Company covenant and agree to (and to cause any affiliate or successor to their assets or business to) vigorously and in good faith defend all challenges to the tax-free status of the Merger.

   (v) It is understood and agreed that both Dewey Ballantine LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall issue to their respective clients substantially identical opinions to the effect that the Merger will qualify as a reorganization under Code Section 368(a) and related matters for description, and inclusion as Exhibits, in the S-4 Registration Statement and the Joint Proxy Statement.

   (c) Tax Covenants.

   Parent and the Company covenant to each other that none of Parent, the Company or any of their respective subsidiaries has taken (or will take) any action, including, without limitation, any action inconsistent with any representation, warranty, or covenant made or to be made in connection with opinions to be delivered pursuant to Sections 6.2(a) or 6.3(a) hereof. In addition, Parent and the Company each agree that in the event such party becomes aware of any such fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in section 368(a) of the Code, it will promptly notify the other party in writing.

5.17  Working Capital Balance.

   The Company shall deliver to Parent at least ten days prior to the Closing Date, a consolidated balance sheet of the Company at October 2, 1999, certified as to correctness by an officer of the Company (the "Closing Balance Sheet"). Subject to adjustment as provided in Section 1.7(d) of this Agreement, Parent agrees that a cash amount equal to the working capital (i.e., current assets, including cash, minus current liabilities) reflected on the Closing Balance Sheet less any amount paid by Parent pursuant to the Maintenance Rights Letter Agreement, dated as of July 10, 1999, by and between the Company and Parent shall be allocated to the Internet Group. Parent shall deliver to the Company
(i) at least ten days prior to the Closing Date, a consolidated balance sheet of the Internet Group at October 2, 1999 and (ii) as soon as reasonably practicable and in any event not later than forty-five days following June 30, 1999, an unaudited combined balance sheet of the Internet Group at June 30, 1999 and the related statements of operations and cash flow of the Internet Group for the nine months ended June 30, 1999, each certified as to correctness by an officer of Parent.

5.18 Undisclosed Liabilities.

   Except (i) as reflected in the Current Balance Sheet, (ii) as set forth in
Section 5.18 of the Parent Disclosure Schedule or (iii) with respect to any matter or matters arising since March 31, 1999, which in the aggregate (excluding any liabilities incurred in connection with activities which are expressly permitted by Section 4.1(b)(i) through (ix) hereof) shall not exceed $10,000,000, any liability, indebtedness, obligation or claim of any type, including any related to Taxes existing on or at the Effective Time, whether accrued, absolute, contingent, matured, unmatured or other relating to the Internet Group, whether known or unknown, will not be attributed to the Internet Group and shall be attributed to the Parent Group.

5.19  Governance Agreement

   Solely with respect to the transactions contemplated by this Agreement and the Support Agreement, the Company (with the approval of the Disinterested Directors) hereby (i) waives the standstill obligations of Parent and DEI contained in Section 2.1 of the Governance Agreement, dated June 18, 1998, by and among the Company, Parent and DEI (the "Governance Agreement") so long as this Agreement has not been terminated and remains in full force and effect and
(ii) agrees that the shares of Company Capital Stock that are subject to the Support Agreement will be deemed to be shares held by Disinterested Shareholders for purposes of the Governance Agreement. In addition, the Company and Parent agree that the conversion of the shares of Company Capital Stock, pursuant to Section 1.7(a) of this Agreement, in the Merger will be effective notwithstanding, and will not violate, the Governance Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party.

   The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) No Injunctions or Restraints; Illegality.

   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, injunction order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger which makes the consummation of the Merger illegal. All waiting periods under the HSR Act relating to the transactions hereby will have expired or terminated early.

   (b) Stockholder Approvals.

   This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law and the Governance Agreement of the stockholders of the Company and the Parent Charter Amendment shall have been approved by the requisite vote under applicable law, of the stockholders of Parent, and the Parent Charter Amendment shall have been filed with the Secretary of State of Delaware.

   (c) Listing.

   The shares of Internet Group Common Stock to be issued in the Merger to the stockholders of the Company shall have been approved for quotation or listing (as the case may be), subject to official notice of issuance, on the Nasdaq National Market or the New York Stock Exchange.

   (d) Effectiveness of Registration Statement.

   The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect thereto, and no similar proceeding in respect of the Joint Proxy Statement shall have been initiated or threatened in writing by the SEC.

6.2 Conditions to Obligations of Parent.

   The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

   (a) Tax Opinion.

   Parent shall have received the opinion of Dewey Ballantine LLP, counsel to Parent (the "DB Closing Tax Opinion"), based upon the Closing Tax Certificates, which opinion shall be satisfactory to Parent in its reasonable discretion, to the effect that the Merger will be treated as a reorganization described in
Section 368(a) of the Code, and neither Parent nor any of its subsidiaries will recognize gain or loss by reason of the issuance of the Internet Group Common Stock, in each case under the law in effect as of the Closing Date. The parties to this Agreement agree to make such other reasonable representations as requested by such counsel for the purpose of rendering any such opinion.

   (b) Representations, Warranties and Covenants.

   The representations and warranties of the Company in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct only as of such date) and such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on the Company, and the Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Company as of the Effective Time.

   (c) No Material Adverse Effect.

   No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and no events or circumstances shall have occurred since the date hereof that would have a Material Adverse Effect on the Company (except for any Material Adverse Effect that shall have been cured without such cure resulting or reasonably being expected to result in a Material Adverse Effect on the Company).

   (d) Material Adverse Tax Consequence.

   There shall not have been a Change of Law (as defined below) that, in the good faith judgment of Parent after consultation with its external advisors, could, if adopted, be reasonably likely to have a material adverse tax consequence to Parent, the Company and/or their respective shareholders, arising from the transactions contemplated by this Agreement. For purposes of this Agreement, a "Change of Law" means (i) a published Treasury Regulation (including a proposed or final regulation, Revenue Ruling, Revenue Procedure, or notice of intention to issue a regulation), (ii) administrative or judicial pronouncement (including a private letter ruling, case, technical advice memorandum, or other form of notice), (iii) proposal made by or on behalf of any United States Congressional tax writing committee (or any chair thereof), or (iv) legislation introduced in either house of United States Congress (including any committee thereof).

   (e) Third Party Consents.

   Any and all consents, waivers, assignments and approvals listed in Section
3.3 of the Company Disclosure Schedule (other than those whose failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Company or Internet Group) shall have been obtained.

   (f) Certificate of the Company.

   Parent shall have been provided with a certificate executed on behalf of the Company by its President and Chief Executive Officer, its Chief Operating Officer or its Chief Financial Officer to the effect that, as of the Effective Time, the conditions set forth in Sections 6.2(b) and (c) and 6.3(a) and (d) have been met.

6.3 Conditions to the Obligations of the Company.

   The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

   (a) Tax Opinion.

   The Company shall have received the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company (the "WSGR Closing Tax Opinion"), based upon the Closing Tax Certificates, which opinion shall be satisfactory to the Company in its reasonable discretion, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Code under the law in effect as of the Closing Date. The parties to this Agreement agree to make such other reasonable representations as requested by such counsel for the purpose of rendering any such opinion.

   (b) Representations, Warranties and Covenants.

   The representations and warranties of Parent in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct only as of such date) and such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on Parent or the Internet Group, and Parent shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

   (c) No Material Adverse Effect.

   No Material Adverse Effect with respect to the Internet Group shall have occurred since the date of this Agreement and no events or circumstances shall have occurred since the date hereof that would have a Material Adverse Effect on the Internet Group (except for any Material Adverse Effect that shall have been cured without such cure resulting or reasonably being expected to result in a Material Adverse Effect on the Internet Group).

   (d) Material Adverse Tax Consequence.

   There shall not have been a Change of Law that, in the good faith judgment of the Company after consultation with its external advisors, could, if adopted, be reasonably likely to have a material adverse tax consequence to the Company, Parent and/or their respective shareholders, arising from the transactions contemplated by this Agreement.

   (e) Third Party Consents.

   Any and all consents, waivers, assignments and approvals listed in Sections
2.5 and 2.6 of the Parent Disclosure Schedule (other than those whose failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Internet Group's business) shall have been obtained.

   (f) The Walt Disney Catalog Working Capital Balance.

   At the Effective Time, The Walt Disney Catalog, Inc. shall have positive working capital (i.e., current assets, including cash, exceeds current liabilities).

   (g) Certificate of Parent.

   The Company shall have been provided with a certificate executed on behalf of Parent by officers with titles of Senior Vice President or above to the effect that, as of the Effective Time, the conditions set forth in Sections 6.2(a) and (d) and 6.3 (b) and (c) have been met.

                                  ARTICLE VII

                        NON-SURVIVAL OF REPRESENTATIONS

7.1 No Survival.

   Except as set forth in Section 8.2 hereof, the representations, warranties, covenants and other agreements made by Parent and the Company contained herein or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force or effect at the Effective Time. Notwithstanding the foregoing, the covenants made by Parent set forth in Sections 5.4, 5.5, 5.13, 5.15, 5.16, 5.17 and 5.18 hereof shall remain in force and effect following the Effective Time.

7.2 Disclaimer of Other Representations and Warranties.

   No party hereto makes any representation or warranty other than those representations and warranties set forth in this Agreement (including Exhibits and Schedules hereto).

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.

   This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) by mutual consent of Parent and the Company;

     (b) by the Company or Parent if: (i) the Effective Time has not occurred by February 29, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; provided, further, that any party terminating this Agreement pursuant to this Section 8.1(b)(i) shall provide the other party with written notice of such termination, which notice (or Parent's response notice in Section 8.3(c)(ii)(B)) shall set forth those conditions to such party's obligations hereunder that have not been satisfied as of such date; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation, injunction, order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger which makes consummation of the Merger illegal.

     (c) by the Company or Parent if (i) the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on the matters set forth in Section 5.2 hereof, and such matters shall not have been approved at such meeting by the Required Company Stockholder Vote (provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company or Parent where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement) or (ii) the Parent Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and Parent's stockholders shall have taken a final vote on the matters set forth in Section 5.2 hereof, and such matters shall not have been approved at such meeting by the Required Parent Stockholder Vote (provided, further, that the right to terminate this Agreement under Section 8.1(c) shall not be available to Parent or the Company where the failure to obtain the required Parent Stockholder Vote shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement);

     (d) by Parent or the Company if there shall be any governmental action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any

  Governmental Body, which would: (i) prohibit Parent's ownership or operation of any material portion of the business of the Company or the Internet Group or (ii) compel Parent or the Company to dispose of or hold separate all or a material portion of the business assets of the Company or the Internet Group as a result of the Merger;

     (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty or covenant contained in this Agreement on the part of Parent, or if any representation or warranty on the part of Parent shall have become untrue (except for those representations and warranties which address matters only as of a particular date, which shall be true and correct only as of such date), and such inaccuracy in such representation or warranty or breach shall not have been cured within thirty (30) calendar days after written notice to Parent, except for such breaches and inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on the Internet Group; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

     (f) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty or covenant contained in this Agreement on the part of the Company, or if any representation or warranty of the Company shall have become untrue (except for those representations and warranties which address matters only as of a particular date, which shall be true and correct only as of such date) and such inaccuracy in such representations and warranties or such breach shall not have been cured within thirty (30) calendar days after written notice to the Company, except for such breaches and inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

     (g) by Parent, prior to the Company's obtaining the Required Company Stockholder Vote and after receipt by the Company of an Acquisition Proposal, if (x) by the end of the tenth business day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reaffirm its recommendation to the Company's stockholders to vote for the Merger, the Board of Directors of the Company fails to so publicly reaffirm; or (y) by the later of the end of (A) the tenth business day following the public announcement of an Acquisition Proposal or (B) the third business day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reject such publicly announced Acquisition Proposal, the Board of Directors of the Company fails to publicly reject such Acquisition Proposal; or (z) the Board of Directors of the Company shall have changed its recommendation to the Company's stockholders to vote in favor of approval of the transactions contemplated hereby;

     (h) by the Company, prior to obtaining the Required Company Stockholder Vote, upon five days' prior notice to Parent (the "Company Superior Proposal Notice"), if, as a result of a Company Superior Proposal by a party other than Parent or any of its respective affiliates, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that acceptance of the Company Superior Proposal is necessary for the Company's Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; provided, however, that the Company's Board of Directors, in making any such determination, shall have considered all concessions which have then been offered by Parent (it being understood that prior to any such termination the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement in favor of the Company as would induce the Company to proceed with a transaction with Parent rather than consummation of a Company Superior Proposal made by a third party). Notwithstanding the foregoing, prior to or contemporaneous with any termination under this Section 8.1(h), the Company must pay to Parent in immediately available funds the fees required to be paid pursuant to Section 8.3(a) hereof.

   Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

8.2 Effect of Termination.

   In the event of termination of this Agreement as provided in Section 8.1 and subject to the payment of any amounts due under Section 8.3, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Acquisition Company or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any willful breaches of such party's covenants hereunder or intentional or willful breaches of such party's representations and warranties hereunder prior to its termination; provided, further, that the provisions of Sections 5.4, 5.5 and 8.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Termination Fees and other Events.

   (a) If this Agreement is terminated by (i) Parent as a result of a breach of
Section 4.2 by the Company, or (ii) by Parent pursuant to its rights under
Section 8.1(g), or (iii) by the Company pursuant to its rights under Section 8.1(h), then (A) the Company shall pay to Parent a fee of $75 million in cash minus any amounts as may have been previously paid by such party pursuant to this Section 8.3 and (B) if, within 12 months of any such termination described in clauses (a)(i) through (iii) above, the Company becomes a majority owned subsidiary of another person or entity or consummates an Acquisition Proposal with another person or entity which would result in the acquisition of 50% or more of the voting power of the Company (a "Majority Acquisition Proposal"), the agreements between Parent and/or certain of its subsidiaries and affiliates and the Company set forth on Exhibit F hereto shall be terminated.

   (b) If:

     (i) this Agreement is terminated by a party pursuant to Section 8.1(c) following a failure of the Company's stockholders to grant the Required Company Stockholder Approval; and

     (ii) prior to such meeting of the Company's stockholders (and following the date hereof), there shall have been publicly announced an Acquisition Proposal (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Company Stockholders Meeting); and

     (iii) within 12 months of any such termination described in clause
  (b)(i) above, the Company becomes a majority-owned subsidiary of another person or entity or accepts a written offer to consummate or consummates a Majority Acquisition Proposal upon the signing of a definitive agreement relating to such Majority Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition of the closing) of the Company becoming such a subsidiary or of such Majority Acquisition Proposal, (A) the Company shall pay to Parent a fee of $75 million in cash, minus any amounts as may have been previously paid by such party pursuant to this Section 8.3 and (B) the agreements set forth in Exhibit F hereto shall be terminated.

   (c) If this Agreement is terminated by (i) Parent pursuant to Section 8.1(b)(i) solely as a result of the failure of a condition set forth in Section 6.2(a) or (d) of this Agreement to be satisfied or (ii) by the Company pursuant to Section 8.1(b)(i) and (A) the Company provides Parent with written notice (the "Company Notice") to the effect that all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived and (B) Parent notifies the Company in writing within ten business days of the Company Notice that the basis for its failure to close is solely due to the condition set forth in
Section 6.2(a) or (d) not having been satisfied (provided that Parent's failure to respond shall be deemed to be an admission of the failure of the condition in Section 6.2(a) or (d)), then Parent shall purchase from the Company, at a price per share equal to the Termination Share Price, a number of shares of Company Common Stock equal to $50,000,000 divided by the Termination Share Price. Such purchase and sale shall be effected by Parent and the Company not later than five business days following the last day of trading that is used in the calculation the Company Market Price as described below. As used herein, the "Termination Share Price" means (i) if the Company Market Price shall be $40.00 per share or more, then the Company Market Price, or (ii) if the Company Market Price shall be less than $40.00 per share, then 200% of the Company Market Price. As used herein, "Company Market Price" means the average of the closing prices per share of Company Common Stock for the ten trading days after the termination of this Agreement.

   (d) If this Agreement is terminated by (i) Parent pursuant to its rights under Section 8.1(c)(i) and the Required Parent Stockholder Vote is obtained at the Parent Stockholders Meeting, then the Company shall pay Parent's actual and documented fees and expenses, excluding any retainer or contingent, success or similar fees up to $2,500,000 in cash in the aggregate and (ii) the Company pursuant to pursuant to its rights under Section 8.1(c)(ii) and the Required Company Stockholder Vote is obtained at the Company Stockholders Meeting, then Parent shall pay the Company's actual and documented fees and expenses, excluding any retainer or contingent, success or similar fees up to $2,500,000 in cash in the aggregate.

   (e) The Company acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. No termination by the Company of this Agreement under this Article VIII shall be effective unless and until all fees required to be then paid by the Company pursuant to Section 8.3 hereof shall have been received in immediately available funds by Parent. Notwithstanding anything to the contrary contained in this Section 8.3, if the Company fails to pay Parent any fees or expenses due under Section 8.3(a), (b), (c) or (d) within the time required under this Agreement or, if no time period is specified, within 5 business days of the event giving rise to the payment of such fees and expenses, in addition to any other amounts paid or payable pursuant to this Agreement, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fees and expenses at the publicly announced prime rate of Citibank N.A. from the date such fees and expenses were required to be paid. The fees and expenses set forth in this Section 8.3 shall not be the exclusive remedy available against either party if such party willfully breaches this Agreement.

8.4 Amendment.

   This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Acquisition Company and the Company.

8.5 Extension; Waiver.

   At any time prior to the Effective Time, Parent and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

9.1 Notices.

   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified (return receipt requested) or overnight mail or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

   (a) if to the Company:

      Infoseek Corporation
      1399 Moffett Park Drive
      Sunnydale, California 94089
      Attention: Harry M. Motro, President
      Telephone No: (408) 543-6000
      Facsimile No:  (408) 734-9350

    with a copy to:

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304
      Attention: David J. Segre, Esq.
      Telephone No.: (650) 493-9300
      Facsimile No.: (650) 493-6811

   (b) if to Parent or Acquisition Company:

      The Walt Disney Company
      500 South Buena Vista Street
      Burbank, California 91521
      Attention: Thomas O. Staggs, Chief Financial Officer
      Telephone No.: (818) 560-1000
      Facsimile No.: (818) 556-3889

     with copies to:

      The Walt Disney Company
      500 South Buena Vista Street
      Burbank, California 91521
      Attention: David K. Thompson, Esq.
      Telephone No.: (818) 560-1000
      Facsimile No.: (818) 563-4160

   and

      Dewey Ballantine LLP
      1301 Avenue of the Americas
      New York, New York 10019-6092
      Attention: Morton A. Pierce, Esq.
      Telephone No.: (212) 259-6640
      Facsimile No.: (212) 259-6333

9.2 Interpretation.

   The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts.

   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Assignment.

   This Agreement, the Exhibits hereto the Confidentiality Agreement, and the documents and instruments and other agreements among the parties and/or their affiliates hereto referenced herein or entered into in connection herewith: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; and (b) shall not be assigned (other than by operation of law) without the written consent of the other party. The obligations of the parties hereto shall be binding on the respective legal successor and assigns to the parties and the successors in interest of all or substantially all of the business of the respective parties.

9.5 Severability.

   In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies.

   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law.

   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.8 Rules of Construction.

   The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Specific Performance.

   The parties hereto agree that irreparable damage could occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to the remedy of specific performance of the terms hereof, in addition to any other right or remedy any person hereto may have at law or in equity.

   IN WITNESS WHEREOF, Parent, Acquisition Company and the Company have caused this Agreement to be signed, all as of the date first written above.

                                          THE WALT DISNEY COMPANY

                                          By: /s/ Thomas O. Staggs
                                            -----------------------------------
                                           Name: Thomas O. Staggs
                                          Title: Executive Vice-President
                                                 and Chief Financial Officer

                                          BINGO ACQUISITION CORP.

                                          By: /s/ John Ball
                                            -----------------------------------
                                           Name: John Ball
                                          Title: Vice-President

                                          INFOSEEK CORPORATION

                                          By: /s/ Harry M. Motro
                                            -----------------------------------
                                           Name: Harry M. Motro
                                          Title: President and Chief
                                                 Executive Officer

                                                                       Annex B-1

                               SUPPORT AGREEMENT

   THIS SUPPORT AGREEMENT (this "Agreement") is made as of July 10, 1999, by and between The Walt Disney Company, a Delaware corporation ("Parent"), and the individual listed on the signature page hereto (the "Stockholder").

   WHEREAS, Infoseek Corporation, a Delaware corporation (the "Company"), Parent and Bingo Acquisition Corp., a Delaware corporation and wholly owned, direct subsidiary of Parent (the "Acquisition Company"), have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (as the same may be amended or supplemented, the "Reorganization Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement) providing for the merger of the Acquisition Company with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Reorganization Agreement;

   WHEREAS, as of the date hereof, the Stockholder beneficially owns the number of shares of common stock, par value $.001 per share ("Company Common Stock"), of the Company set forth opposite his name on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired (excluding any shares disposed of pursuant to the terms of that certain Letter Agreement, dated as of June 18, 1998 (the "Letter Agreement"), by and between Parent and the Stockholder) by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

   WHEREAS, as a condition to its willingness to enter into the Reorganization Agreement, Parent has requested that the Stockholder enter into this Agreement pursuant to which the Stockholder shall, among other things, vote in favor of the Merger.

   NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Reorganization Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

   1. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent as of the date hereof in respect of himself as follows:

     (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act and informational filings with the SEC, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license, statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to the Stockholder or to any of the Stockholder's property or assets, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, including the Subject Shares. If the Stockholder is married, and the Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its

                                     B-1-1
  terms. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation the transactions contemplated hereby.

     (b) The Subject Shares. The Stockholder is the beneficial owner of, and on or prior to the date hereof will be the record owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his name on Schedule A attached hereto, free and clear of any Liens (as defined in the Reorganization Agreement) whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

   2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act and informational filings with the SEC, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the Certificate of Incorporation, as amended, or Bylaws of Parent or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent's property or assets.

   3. Covenants of Stockholder with Respect to the Merger and any Competing Transaction. Subject to Section 6, the Stockholder agrees as follows:

     (a) Without in any way limiting the Stockholder's right to vote the Subject Shares in his sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of the Company called upon to vote upon the Merger and the Reorganization Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger and the Reorganization Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (which shares may be greater or less than the number of shares as of the date hereof):

       (i) in favor of the Merger, the approval and adoption by the Company of the Reorganization Agreement and approval of the other transactions contemplated by the Reorganization Agreement; and

       (ii) against (A) any merger agreement or merger (other than the Merger and the Reorganization Agreement), consolidation, combination, sale of substantially all of the Company's assets, sale or issuance of securities of the Company or its subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company or its subsidiaries and (B) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Reorganization Agreement or any of the transactions contemplated by the Reorganization Agreement or by this Agreement.

     (b) The Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement with respect to the Subject Shares.

                                     B-1-2

     (c) The Stockholder, and any beneficiary of a revocable trust for which the Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate the Stockholder's right to vote the Subject Shares on behalf of such trust in accordance with this Agreement.

     (d) Subject to Section 6 and except as provided in the Letter Agreement, the Stockholder shall not transfer, sell or otherwise dispose of any Subject Shares.

   4. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder's successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by the Stockholder, the number of Subject Shares listed in Schedule A beside the name of the Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by the Stockholder; provided, however, that the obligations hereunder shall not attach to any such shares disposed of pursuant to the terms of the Letter Agreement.

   5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of the Stockholder, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   6. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of (i) 180 days from the date of this Agreement, (ii) effectiveness of the Merger or (iii) termination of the Reorganization Agreement other than pursuant to Section 8.1(h) of the Reorganization Agreement.

   7. General Provisions.

   (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

   (b) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.1 of the Reorganization Agreement and to the Stockholder at his address set forth on the Company's stock ledger (or at such other address for a party as shall be specified by like notice).

   (c) Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties.

   (e) Entire Agreement; No Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect

                                     B-1-3
to the subject matter hereof (provided that this Agreement shall in no way alter or otherwise modify the Letter Agreement) and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   (f) Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunctive relief to prevent any breach of this Agreement. The parties hereto expressly agree that in any action arising from of any breach of this Agreement, the harmed party shall first seek injunctive relief to prevent such breach; provided, however, that in the event no injunctive relief is available or if such injunctive relief is insufficient to remedy such breach, then the harmed party may seek any other remedy to which it is entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of the Stockholder set forth in Section 3 hereof shall be subject to the foregoing provisions of this Section 8.

   9. Public Announcements. Except as required by law, the Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Reorganization Agreement without the prior written consent of Parent.

   10. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with valid and enforceable provision that will achieve, to the fullest extent possible, the original intent of the parties.

                                   * * * * *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                          PARENT COMPANY

                                                   /s/ Thomas O. Staggs
                                          By: _______________________________

                                             Name: Thomas O. Staggs
                                             Title: Executive Vice-President
                                                  and Chief Financial Officer

                                          STOCKHOLDER

                                                   /s/ Steven T. Kirsch
                                          By: _____________________________
                                             Name: Steven T. Kirsch

                                     B-1-4

                                   SCHEDULE A

                          Schedule of Share Ownership

      Steven T. Kirsch                   Approximately 5,498,334

                                     B-1-5

                               Support Agreement

   THIS SUPPORT AGREEMENT (this "Agreement") is made as of July 10, 1999, by and between Parent Company, a Delaware corporation ("Parent"), and Andrew E. Newton (the "Stockholder").

   WHEREAS, Infoseek Corporation, a Delaware corporation (the "Company"), Parent and Bingo Acquisition Company, a Delaware corporation (the "Acquisition Company"), have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (as the same may be amended or supplemented, the "Reorganization Agreement") providing for the merger of the Acquisition Company with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Reorganization Agreement;

   WHEREAS, as of the date hereof, the Stockholder beneficially owns the number of shares of common stock, par value $.001 per share ("Company Common Stock"), of the Company set forth opposite his name on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired (but excluding any shares disposed of through any sale to a bona fide third party purchaser) by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

   WHEREAS, as a condition to its willingness to enter into the Reorganization Agreement, Parent has requested that the Stockholder enter into this Agreement pursuant to which the Stockholder shall, among other things, vote in favor of the Merger.

   NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Reorganization Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

   1. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

     (a) Authority; No Conflict. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to the Stockholder or to any of the Stockholder's property or assets.

     (b) The Subject Shares. The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any Liens (as defined in the Reorganization Agreement) whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

   2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

                                     B-2-1

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the Certificate of Incorporation, as amended, or Bylaws of Parent or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent's property or assets.

   3. Covenants of Stockholder. Subject to Section 6, the Stockholder agrees as follows:

     (a) Without in any way limiting the Stockholder's right to vote the Subject Shares in his sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of the Company called upon to vote upon the Merger and the Reorganization Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger and the Reorganization Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

       (i) in favor of the Merger, the approval and adoption by the Company of the Reorganization Agreement and approval of the other transactions contemplated by the Reorganization Agreement; and

       (ii) against (A) any merger agreement or merger (other than the Merger and the Reorganization Agreement), consolidation, combination, sale of substantially all of the Company's assets, sale or issuance of securities of the Company or its subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company or its subsidiaries and (B) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Reorganization Agreement or any of the transactions contemplated by the Reorganization Agreement or by this Agreement.

     (b) The Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement with respect to the Subject Shares.

   4. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity (excluding any bona fide third party purchaser of Subject Shares) to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder's successors. In the event of (a) any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by the Stockholder or (b) any disposition of shares of Company Common Stock or other voting securities of the Company by the Stockholder pursuant to the terms hereof, the number of Subject Shares listed in Schedule A beside the name of the Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Company Common Stock or other voting securities of the Company issued to or acquired or disposed of by the Stockholder; provided, however, that the obligations hereunder shall not attach to any such shares disposed of through a sale to any bona fide third party purchaser thereof. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges and agrees that the Stockholder may sell any or all of the Subject Shares at any time after the date of this Agreement.

                                     B-2-2

   5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of the Stockholder, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   6. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of (i) 180 days from the date of this Agreement, (ii) effectiveness of the Merger or (iii) termination of the Reorganization Agreement other than pursuant to Section 8.1(h) of the Reorganization Agreement.

   7. General Provisions.

   (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

   (b) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.1 of the Reorganization Agreement and to the Stockholder at his address set forth on the Company's stock ledger (or at such other address for a party as shall be specified by like notice).

   (c) Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties.

   (e) Entire Agreement; No Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   (f) Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of the Stockholder set forth in Section 3 hereof shall be subject to the foregoing provisions of this Section 8.

   9. Public Announcements. Except as required by law, the Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Reorganization Agreement without the prior written consent of Parent.

   10. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this

                                     B-2-3

Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with valid and enforceable provision that will achieve, to the fullest extent possible, the original intent of the parties.

                                   * * * * *


   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                          PARENT COMPANY

                                          By: /s/ Thomas O. Staggs
                                             ----------------------------------
                                          Name:Thomas O. Staggs
                                          Title:Executive Vice-President
                                          and Chief Financial Officer

                                          STOCKHOLDER

                                          By: /s/ Andrew E. Newton
                                             ----------------------------------
                                          Name:Andrew E. Newton

                                     B-2-4

                                   SCHEDULE A

                          Schedule of Share Ownership

         Andrew E. Newton                         456,000 Shares

                                     B-2-5

                                                                         Annex C

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            THE WALT DISNEY COMPANY

   The undersigned, David K. Thompson, certifies that he is the Senior Vice President-Assistant General Counsel of The Walt Disney Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and hereby further certifies as follows:

     1. The name of the Corporation is The Walt Disney Company and the name under which the corporation was originally incorporated is DC Holdco, Inc.

     2. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on July 28, 1995.

     3. Restated Certificates of Incorporation were filed in the office of the Secretary of State of Delaware on September 21, 1995, January 19, 1996, February 20, 1996, February 25, 1998 and June 10, 1998.

     4. This Restated Certificate of Incorporation, which amends and restates the Certificate of Incorporation of the Corporation as heretofore amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     5. The text of the Restated Certificate of Incorporation, as amended or supplemented heretofore, is further amended and restated to read as herein set forth in full:

                                   ARTICLE I

                                      NAME

   The name of the Corporation is The Walt Disney Company.

                                   ARTICLE II

                         ADDRESS OF REGISTERED OFFICE;
                            NAME OF REGISTERED AGENT

   The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III

                                    PURPOSE

   The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, as in effect from time to time (the "DGCL").

                                   ARTICLE IV

                                 CAPITAL STOCK

1. Authorization.

   The total number of shares of stock which the Corporation shall have authority to issue is 4,700,000,000, of which 3,600,000,000 shares shall initially be shares of a class of common stock designated as "Disney Group Common Stock," having a par value of $.01 per share (the "Disney Group Stock"), 1,000,000,000 shares shall initially be shares of a class of common stock designated as "go.com Common Stock," having a par value of $.01 per share (the "go.com Stock"), and 100,000,000 shares shall be shares of a class of preferred stock having a par value of $.01 per share ("Preferred Stock") and issuable in one or more series as hereinafter provided. The Disney Group Stock and the go.com Stock shall hereinafter collectively be called "Common Stock" and either shall sometimes be called a class of Common Stock.

   For purposes of this Article IV, references to the "Board of Directors" shall refer to the Board of Directors of the Corporation, as established in accordance with Article V of the Certificate of Incorporation of the Corporation and references to "the Certificate of Incorporation of the Corporation" shall refer to this Restated Certificate of Incorporation as the same may be amended from time to time. Certain capitalized terms used in this
Article IV shall have the meanings set forth in subsection 2.6 of this Article. For purposes of this Article IV, the Disney Group Stock, when issued, shall be considered issued in respect of the Disney Group and the go.com Stock, when issued, shall be considered issued in respect of go.com. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors. The number of authorized shares of each class of Common Stock as set forth in the preceding paragraph may be increased or decreased to the extent permitted by law by the Board of Directors of the Corporation at any time and from time to time in its sole discretion; provided that the number of authorized shares of either class of Common Stock shall not at any time be less than the sum of the number of outstanding shares of such class of Common Stock plus the number of shares of such class of Common Stock that may be acquired upon the exercise, exchange or conversion of any outstanding Convertible Securities; and provided, further, that any such increase when added to the aggregate number of authorized shares of the other class of Common Stock shall not exceed the total number of authorized shares of Common Stock. A record of any such increase or decrease shall be filed with the records of the actions of the Board of Directors, provided that the failure to so file such record shall not invalidate any such increase or decrease made by the Board of Directors.

2. Common Stock.

   The voting powers, preferences and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this Section 2.

 2.1 Dividends.

   Subject to any preferences and relative, participating, optional or other special rights of any outstanding series of Preferred Stock and any qualifications or restrictions on the Common Stock or any class thereof created thereby, dividends may be declared and paid upon each class of Common Stock, upon the terms, with respect to each such class, and subject to the limitations provided for in this subsection 2.1, as the Board of Directors may determine.

 2.1.1 Limitation on Dividends on Disney Group Stock.

   Dividends on Disney Group Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Disney Group Available Dividend Amount.

 2.1.2 Limitation on Dividends on go.com Stock.

   Dividends on the go.com Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the go.com Available Dividend Amount.

  2.1.3 Discrimination in Dividends Between Classes of Common Stock.

   The Board of Directors, subject to the provisions of subsections 2.1.1 and 2.1.2, may at any time declare and pay dividends exclusively on Disney Group Stock, exclusively on go.com Stock or on both such classes in equal or unequal amounts, notwithstanding the relative amounts of the Disney Group Available Dividend Amount and the go.com Available Dividend Amount, the amount of dividends previously declared on each class of Common Stock, the respective voting or liquidation rights of each class of Common Stock or any other factor.

  2. 1.4 Share Distributions.

   Subject to subsections 2.1.1 and 2.1.2, as the case may be, the Board of Directors may declare and pay dividends or distributions of shares of Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Common Stock) on shares of Common Stock or shares of Preferred Stock only as follows:

     (A) dividends or distributions of shares of Disney Group Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Disney Group Stock) on shares of Disney Group Stock or shares of Preferred Stock attributed as provided by Section 3 to the Disney Group;

     (B) dividends or distributions of shares of go.com Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of go.com Stock) on shares of go.com Stock or shares of Preferred Stock attributed as provided by Section 3 to the Disney Group; and

     (C) dividends or distributions of shares of go.com Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of go.com Stock) on shares of Disney Group Stock or shares of Preferred Stock attributed as provided by Section 3 to the Disney Group, but only if the sum of (1) the number of shares of go.com Stock to be so issued (or the number of such shares which would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued) and (2) the number of shares of go.com Stock which are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed in accordance with this Article IV to the Disney Group, is less than or equal to the Number of Shares Issuable with Respect to the Retained Interest.

   For purposes of this subsection 2.1.4, any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for Disney Group Stock or go.com Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) shall be deemed to have been converted, exchanged or exercised in full for such Convertible Securities.

 2.2 Voting Powers.

  2.2.1 Calculation of Relative Voting Rights.

   Except as otherwise provided in subsection 2.2.2 or by law or by the terms of any outstanding series of Preferred Stock or any provision of the Certificate of Incorporation or bylaws of the Corporation, the entire voting power of the stockholders of the Corporation shall be vested in the holders of Common Stock of the Corporation, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall, by law or by the provisions of the Certificate of Incorporation or bylaws of the Corporation, be entitled to vote, and each class of Common Stock shall vote thereon together as though one class. On each matter to be voted on by the holders of all classes of Common Stock voting together as one class, (i) each outstanding share of Disney Group Stock shall have one vote and (ii) each outstanding share of go.com Stock shall have a number of votes (including a fraction of one vote) equal to (A) prior to the thirty-first Trading Day after the Effective Date, one vote and (B) thereafter, the average Market Value of a share of go.com Stock during the twenty consecutive Trading Days next preceding the tenth Trading Day prior to the record date for determining the stockholders entitled to vote divided by the average over the same twenty Trading Days of the Market Value of a share of the Disney Group Stock, expressed as a decimal fraction rounded to the nearest five decimal places; provided, that, in the event that the foregoing calculation results in the holders of go.com Stock holding in excess of 40% of the total voting power of all outstanding shares of Common Stock, the vote of each share of go.com Stock shall be reduced such that all of the outstanding shares of go.com Stock in the aggregate represent 40% of the total voting power of all outstanding shares of Common Stock.

  2.2.2 Matters as to Which Separate Class Vote is Required.

   Notwithstanding the foregoing provisions of subsection 2.2.1, in addition to any other approvals as may be required by applicable provisions of law or by the terms of any outstanding series of Preferred Stock or any provision of the Certificate of Incorporation or bylaws of the Corporation:

     (i) any amendment of the Certificate of Incorporation of the Corporation that would have the effect of altering the voting powers of the go.com Stock as set forth in subsection 2.2.1 shall require the approval of the holders of a majority of the outstanding shares of go.com Stock voting as a separate class;

     (ii) any amendment of the Certificate of Incorporation of the Corporation that would have the effect of altering the voting powers of the Disney Group Stock as set forth in subsection 2.2.1 shall require the approval of the holders of a majority of the outstanding shares of Disney Group Stock voting as a separate class;

     (iii) other than pursuant to (a) Section 2.3 hereof or (b) any contract, agreement or arrangement involving go.com and the Disney Group in the ordinary course of business of each such Group as contemplated in the Common Stock Policies, including with respect to cash management policies,
  (A) the use of any proceeds from the Disposition of the properties or assets allocated to go.com by the Disney Group (or the transfer or allocation of such proceeds to the Disney Group) without fair compensation being allocated to go.com or (B) the use of any properties or assets allocated to go.com by the Disney Group (or the transfer or allocation of such properties or assets to the Disney Group) or the dividend or other distribution to the holders of any other class or series of capital stock of the Corporation of any of the properties or assets allocated to go.com without fair compensation being allocated to go.com shall, in each case, require the approval of the holders of a majority of the outstanding shares of go.com Stock voting as a separate class; provided that, the Corporation may without such approval use any such proceeds or properties or assets for the benefit of the Disney Group or effect such a dividend or distribution to the extent that the Number of Shares Issuable With Respect to the Retained Interest is decreased as a result thereof. Notwithstanding the foregoing, if the Board of Directors has determined (a) to allocate to, or permit the use by, the Disney Group of the assets or properties (or proceeds of assets or properties) of go.com and (b)(1) without such allocation or use, that the Disney Group will be unable to satisfy the liabilities allocated to it as they become due or (2) the Corporation is the debtor in pending United States bankruptcy proceedings, whether voluntary or involuntary, the Disney Group may, after reducing the Number of Shares Issuable With Respect to the Retained Interest to zero (whether or not in connection with the allocation or use of assets or properties (or proceeds of assets or properties)) of go.com to or by the Disney Group, be allocated or use such assets or properties (or proceeds of assets or properties) of go.com without complying with the above provisions of this clause (iii).

     (iv) any merger or business combination as a result of which (A) the holders of all classes and series of Common Stock of the Corporation shall no longer own at least 50% of the voting power of the surviving corporation and (B) the holders of all classes and series of Common Stock of the Corporation do not receive consideration distributed among such holders in proportion to the Market Capitalization of each class and series of Common Stock as of the date of the first public announcement of such merger or business combination shall require the approval of the holders of a majority of the outstanding shares of go.com Stock voting as a separate class; provided, that there shall be no separate class vote of holders of go.com Stock if the merger or business combination occurs after the first anniversary of the Effective Date and the consideration received by the holders of go.com Stock is equal to or greater than what holders of go.com Stock would otherwise be entitled if the go.com Stock had been converted pursuant to Section 2.4.1(C) hereof as of the record date for determining the stockholders of the Corporation entitled to vote on such merger or business combination.

     (v) with respect to any matter as to which the holders of go.com Stock and/or the holders of Disney Group Stock shall be entitled, under applicable law, to vote as a separate class, the holders of go.com Stock and/or the holders of Disney Group Stock, as the case may be, shall be entitled to vote as a separate class; and

     (vi) all such other matters as the Board of Directors, in its sole discretion, may determine shall require the approval of the holders of the outstanding shares of go.com Stock voting as a separate class.

   With respect to any matter as to which the holders of go.com Stock or Disney Group Stock are entitled to vote as a separate class, each share of that class of Common Stock shall, for purposes of such separate class vote, be entitled to one vote on such matter.

  2.2.3 Voting Rights if One Class of Common Stock Outstanding.

   Notwithstanding the foregoing provisions of this subsection 2.2, if shares of only one class of Common Stock are outstanding on the record date for determining the holders of Common Stock entitled to vote on any matter, then each share of that class shall be entitled to one vote.

 2.3 Liquidation Rights.

   In the event of the voluntary or involuntary dissolution of the Corporation or the liquidation and winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of Preferred Stock are entitled (regardless of the Group to which such shares of Preferred Stock were attributed in accordance with this
Article IV), unless otherwise provided in respect of a series of Preferred Stock by the resolution of the Board of Directors fixing the liquidation rights and preferences of such series of Preferred Stock, the holders of the outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation on a per share basis in proportion to the respective liquidation units per shares of such class. Each share of Disney Group Stock shall have one liquidation unit and each share of go.com Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the average Market Value of a share of go.com Stock during the twenty consecutive Trading Days next preceding the 90th Trading Day after the Effective Date (or in the event that the voluntary or involuntary dissolution or the liquidation and winding up of the Corporation occurs prior to the 90th Trading Day after the Effective Date, the average Market Value of a share of go.com Stock over either (i) the twenty consecutive Trading Days immediately preceding such dissolution or the liquidation and winding up of the Corporation or (ii) such lesser number of consecutive Trading Days in the event that the dissolution or liquidation and winding up of the Corporation occurs prior to the 21st Trading Day after the Effective Date) divided by the average over the same twenty Trading Days (or such shorter period) of the Market Value of a share of Disney Group Stock, expressed as a decimal fraction rounded to the nearest five decimal places. Neither the merger nor consolidation of the Corporation into or with any other company, nor the merger or consolidation of any other company into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation, or cause the dissolution of the Corporation, for purposes of this subsection 2.3.

   If the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of Disney Group Stock or go.com Stock, or declare a dividend in shares of either class to holders of such class, the per share liquidation units of either class of Common Stock specified in the preceding paragraph of this Section 2.3, as adjusted from time to time, shall be appropriately adjusted as determined by the Board of Directors, so as to avoid dilution in the aggregate of the relative liquidation rights of the shares of any class of Common Stock.

 2.4 Conversion of go.com Stock.

   Shares of go.com Stock are subject to conversion or redemption, as the case may be, upon the terms provided below in this subsection 2.4.

  2.4.1 Conversion of go.com Stock.

   (A) In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets attributed to go.com to one or more persons or entities (other than the Disposition (1) by the Corporation of its properties and assets in one transaction or a series of related transactions in connection with the dissolution or the liquidation and winding up of the Corporation and the distribution of assets to stockholders as referred to in subsection 2.3, (2) of the properties and assets attributed to go.com to all holders of shares of go.com Stock and to the Corporation or subsidiaries thereof, divided among such holders and the Corporation or subsidiaries thereof on a pro rata basis in accordance with the number of shares of go.com Stock outstanding and the Number of Shares Issuable with Respect to the Retained Interest, (3) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (4) pursuant to a Related Business Transaction), the Corporation shall, on or prior to the 45th Trading Day after the date of consummation of such Disposition (the "go.com Disposition Date"), declare that each outstanding share of go.com Stock shall be converted as of the Conversion Date provided by paragraph (A) of subsection
2.4.4 into a number of fully paid and nonassessable shares of Disney Group Stock (or, if the Disney Group Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than go.com Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by paragraph (A) of subsection 2.4.4) equal to the lesser of (i) 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of go.com Stock over the twenty consecutive Trading Days next preceding the first public announcement of a definitive agreement with respect to such Disposition to the average Market Value of one share of Disney Group Stock (or such other class or series of common stock) over the same twenty Trading Day period and (ii) what holders of go.com Stock would otherwise be entitled to pursuant to Section 2.4.1(C) hereof upon the conversion of go.com Stock into shares of Disney Group Stock.

     (B) For purposes of this subsection 2.4.1:

     (1) as of any date, "substantially all of the properties and assets" attributed to go.com shall mean a portion of such properties and assets (A) that represents at least 80% of the Fair Value of the properties and assets attributed to go.com as of such date or (B) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties or assets acquired during such period) derived from the properties attributed to go.com as of such date; and

     (2) in the case of a Disposition of the properties and assets attributed to go.com in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

   (C) The Board of Directors may, at any time or from time to time after either the first anniversary of the Effective Date or the occurrence of a Tax Event (defined below) in its sole discretion, declare that all of the outstanding shares of go.com Stock shall be converted, as of the Conversion Date provided by paragraph (A) of subsection 2.4.4, into the number of fully paid and nonassessable shares of Disney Group Stock (or, if the Disney Group Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than go.com Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by paragraph (A) of subsection 2.4.4) equal to the applicable percentage, on the Conversion Date set forth below, of the Market Value Ratio of the go.com Stock to the Disney Group Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by paragraph (A) of subsection 2.4.4:

                   Any Conversion Date
        Occurring After the Following Anniversary     Percentage of Market
          of the Effective Date and on or Prior    Value Ratio of Go.com Stock
              to the Next Such Anniversary          to the Disney Group Stock
        -----------------------------------------  ---------------------------
       First......................................             120%
       Second.....................................             115%
       Third through Ninth........................             110%
       Tenth and Thereafter.......................             105%

   However, if a Tax Event has occurred, the applicable percentage of the Market Value Ratio of the go.com Stock to the Disney Group Stock shall equal 110% irrespective of the Conversion Date. "Tax Event" means the receipt by the Corporation of an opinion of tax counsel of the Corporation's choice experienced in such matters, who shall not be an officer or employee of the Corporation or any of its affiliates, to the effect that, as a result of any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any announced proposed change by an administrative agency in such regulations), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (1) the Corporation, its subsidiaries or affiliates, or any of its successors or its stockholders is or, at any time in the future, will be subject to tax upon the issuance of shares of either Disney Group Stock or go.com Stock or (2) either Disney Group Stock or go.com Stock is not or, at any time in the future, will not be treated solely as stock of the Corporation. For purposes of rendering such opinion, tax counsel shall assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, tax counsel shall render an opinion only in the event of enactment.

  2.4.2 Conversion of Disney Group Stock.

   At any time following the tenth anniversary of the Effective Date, the Board of Directors may declare that all of the outstanding shares of Disney Group Stock shall be converted, as of the Conversion Date provided by paragraph (A) of subsection 2.4.4, into, with respect to each such share to be converted, the number of fully paid and nonassessable shares of go.com Stock (or, if the go.com Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Disney Group Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by paragraph (A) of subsection 2.4.4) equal to 100% of the Market Value Ratio of the Disney Group Stock to the go.com Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by paragraph (A) of subsection 2.4.4.

  2.4.3 Treatment of Convertible Securities.

   After any Conversion Date on which all outstanding shares of any class of Common Stock were converted, any share of such class of Common Stock that is to be issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security, in the event the shares of any class of Common Stock outstanding on such Conversion Date were converted into shares of the other class of Common Stock (or another class or series of common stock of the Corporation) pursuant to paragraph (A) or paragraph (C) of subsection 2.4.1 or subsection 2.4.2, be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that the number of shares of such class of Common Stock that were to be issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such Conversion Date.

   The provisions of the immediately preceding sentence shall not apply to the extent that other adjustments in respect of such conversion or exchange of a class of Common Stock are otherwise made pursuant to the provisions of such Convertible Securities.

  2.4.4 Notice and Other Provisions.

   (A) Not later than the 35th Trading Day prior to the Conversion Date pursuant to paragraph (A) or paragraph (C) of subsection 2.4.1, the Corporation shall cause notice to be given to each holder of shares of go.com Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of go.com Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of go.com Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 45 Trading Days following the consummation of such Disposition), (3) the per share number of shares of Disney Group Stock or another class or series of Common Stock of the Corporation, as the case may be, to be received with respect to each share of go.com Stock, including information as to the calculation thereof, (4) the place or places where certificates for shares of go.com Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of Disney Group Stock, (5) the number of outstanding shares of Disney Group Stock and the number of shares of Disney Group Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable, (6) a statement to the effect that, subject to paragraph (D) of this subsection 2.4.4, dividends on such shares of go.com Stock shall cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation or by such other methods as may be determined from time to time by the Board of Directors of the Corporation.

   (B) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of go.com Stock upon any conversion or other distribution pursuant to this subsection
2.4. If more than one share of go.com Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of go.com Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof on the fifth Trading Day prior to the date such payment is to be made (without interest).

   (C) No adjustments in respect of dividends shall be made upon the conversion of any shares of go.com Stock; provided that if the Conversion Date, with respect to any shares of go.com Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such shares of go.com Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion of such shares.

   (D) Before any holder of go.com Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such shares of go.com Stock pursuant to this subsection 2.4, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of go.com Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of go.com Stock deliver to the person for whose account such shares of go.com Stock were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by paragraph (B) of this subsection 2.4.4, in each case without interest.

   (E) From and after any applicable Conversion Date, all rights of a holder of shares of go.com Stock that were converted shall cease except for the right, upon surrender of the certificates representing such shares of go.com Stock as required by paragraph (D) of this subsection 2.4.4, to receive the cash and/or the certificates or instruments representing shares of the kind of capital stock and/or other securities or property for which such shares were converted, together with any payment in respect of fractional shares contemplated by paragraph (B) of this subsection 2.4.4 and rights to dividends as provided in paragraph (C) of this subsection 2.4.4, in each case without interest. No holder of a certificate that immediately prior to the applicable Conversion Date represented shares of go.com Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which go.com Stock was converted until the surrender as required by this subsection 2.4 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class of capital stock of the Corporation as of a record date after the Conversion Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date, the Corporation shall, however, be entitled to treat the certificates for go.com Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of go.com Stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

   (F) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion of shares of go.com Stock pursuant to this subsection 2.4.4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of go.com Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

   (G) Neither the failure to mail any notice required by this subsection 2.4.4 to any particular holder of go.com Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of go.com Stock or of Convertible Securities or the validity of any such conversion.

   (H) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this subsection
2.4 as the Board of Directors shall determine to be appropriate.

 2.5 Application of the Provisions of Article IV.

  2.5.1 Certain Determinations by the Board Of Directors.

   In addition to the determinations regarding Preferred Stock to be made by the Board of Directors as provided by Section 3, the Board of Directors shall make such determinations with respect to the assets and liabilities to be attributed to the Groups, the items of income and expenses attributed to the Groups for purposes of determining the Disney Group Net Earnings (Loss) and go.com Net Earnings (Loss) and the application of the provisions of this Section 2 to transactions to be engaged in by the Corporation, including, without limiting the foregoing, the determinations referred to in the following paragraphs (A), (B), (C) and (D) of this subsection 2.5.1. A record of any such determination shall be filed with the records of the actions of the Board of Directors, provided that the failure to so file such record shall not invalidate any such determination made by the Board of Directors.

   (A) Upon any acquisition by the Corporation or its subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of go.com or the Disney Group, as the case may be, and subject to the Common Stock Policies then in effect, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of the Disney Group or go.com or that an interest therein shall be partly for the benefit of the Disney Group and partly for the benefit of go.com and, accordingly, shall be attributed to go.com or the Disney Group, or partly to each, in accordance with subsection 2.6.9 or 2.6.3, as the case may be.

   (B) Upon any issuance of any shares of go.com Stock at a time when the Number of Shares Issuable with Respect to the Retained Interest is more than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of go.com Stock so issued should reduce the Number of Shares Issuable with Respect to the Retained Interest and, if so, the Number of Shares Issuable with Respect to the Retained Interest shall be adjusted accordingly.

   (C) Upon any issuance by the Corporation or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of go.com Stock, if at the time such Convertible Securities are issued the Number of Shares Issuable with Respect to the Retained Interest is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance of Convertible Securities and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of go.com Stock pursuant thereto shall, in whole or in part, reduce the Number of Shares Issuable with Respect to the Retained Interest.

   (D) Upon any redemption or repurchase by the Corporation or any subsidiary thereof of shares of any Preferred Stock of any class or series or of other securities or debt obligations of the Corporation, if some of such shares, other securities or debt obligations were attributed to the Disney Group and some of such shares, other securities or debt obligations were attributed to go.com, the Board of Directors shall determine which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the Disney Group and which, if any, of such shares, other securities or debt obligations shall be attributed to go.com and, accordingly, how many of the shares of such series of Preferred Stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, continue to be attributed to the Disney Group or to go.com.

  2.5.2 Certain Determinations Not Required.

   Notwithstanding the foregoing provisions of this subsection 2.5, the provisions of subsections 2.6.9, 2.6.11, 2.6.3 or 2.6.5 or any other provision of this Article IV, at any time when there are not outstanding both (i) one or more shares of Disney Group Stock or Convertible Securities convertible into or exchangeable or exercisable for Disney Group Stock and (ii) one or more shares of go.com Stock or Convertible Securities convertible into or exchangeable or exercisable for go.com Stock, the Corporation need not (A) attribute any of the assets or liabilities of the Corporation or any of its subsidiaries to the Disney Group or go.com or any of the earnings (or any loss) of the Corporation or any of its subsidiaries to the Disney Group Net Earnings (Loss) or go.com Net Earnings (Loss) or (B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Article IV, and in such circumstances the holders of the shares of Disney Group Stock or go.com Stock outstanding, as the case may be, shall (unless otherwise specifically provided by the Certificate of Incorporation of the Corporation) be entitled to all the voting powers, preferences, optional or other special rights of both classes of the Common Stock without differentiation between the Disney Group Stock and the go.com Stock and any provision of this Article IV to the contrary shall no longer be in effect or operative and the Board of Directors may cause the Certificate of Incorporation of the Corporation to be amended as permitted by law to delete such provisions as are no longer operative or of further effect.

   2.5.3 Board Determinations Binding.

   Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this subsection
2.5 or otherwise in furtherance of the application of this Section 2 shall be final and binding on all stockholders.

 2.6 Certain Definitions.

   As used in this Section 2 of this Article IV, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this subsection 2.6, a "contribution" or "transfer" of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group (as opposed to an actual transfer, assignment, contribution or comparable transaction) and correlative phrases shall have correlative meanings.

   2.6.1 CONVERSION DATE shall mean the date fixed by the Board of Directors as the effective date for the conversion of shares of go.com Stock into shares of Disney Group Stock (or another class or series of common stock of the Corporation), or the conversion of shares of Disney Group Stock into shares of go.com Stock (or another class or series of common stock of the Corporation), as the case may be, as shall be set forth in the notice to holders of shares of go.com Stock or Disney Group Stock, as the case may be, and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of go.com Stock or Disney Group Stock, as the case may be, required pursuant to paragraph (A) of subsection 2.4.4.

   2.6.2 CONVERTIBLE SECURITIES at any time shall mean any securities of the Corporation or of any subsidiary thereof (other than shares of go.com Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

   2.6.3 DISNEY GROUP shall mean, as of any date from and after the Effective
Date:

     (A) the interest of the Corporation or any of its subsidiaries on such date in all of the assets, liabilities and businesses of the Corporation or any of its subsidiaries (and any successor companies), other than any assets, liabilities and businesses attributed in accordance with this
  Article IV to go.com;

     (B) a proportionate interest in each and every business, asset and liability attributed to go.com equal to the Retained Interest Fraction as of such date;

     (C) from and after the payment date of any dividend or other distribution with respect to shares of go.com Stock (other than a dividend or other distribution payable in shares of go.com Stock, with respect to which adjustment shall be made as provided in paragraph (A) of subsection 2.6.17, or in securities of the Corporation attributed to go.com, for which provision shall be made as set forth in the third to last sentence of this definition), an amount of assets or properties previously attributed to go.com of the same kind as were paid in such dividend or other distribution as have a Fair Value on the record date for such dividend or distribution equal to the product of (1) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of go.com Stock declared multiplied by (2) a fraction the numerator of which is equal to the Retained Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding Internet Fraction in effect on the record date for such dividend or distribution; and

     (D) Such liabilities as have been excluded from go.com and attributed to the Disney Group pursuant to the last sentence of Section 2.6.9.

   If the Corporation shall pay a dividend or make some other distribution with respect to shares of go.com Stock payable in securities of the Corporation that are attributed to go.com for purposes of this Article IV (other than go.com Stock), the Disney Group shall be deemed to hold an interest in the go.com equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of go.com Stock multiplied by the fraction specified in clause (2) of paragraph
(C) of this subsection 2.6.3 (determined as of the record date for such distribution) and, to the extent interest is or dividends are paid on the securities so distributed, the Disney Group shall include, and there shall be attributed thereto out of go.com, a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of such securities so deemed to be held by the Disney Group if such securities were outstanding. The Corporation may also, to the extent the securities so paid as a dividend or other distribution to the holders of go.com Stock are Convertible Securities and at the time are convertible into or exchangeable or exercisable for shares of go.com Stock, treat such Convertible Securities as are so deemed to be held by the Disney Group to be deemed to be converted, exchanged or exercised, and shall do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the Disney Group shall then no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and go.com shall be attributed such properties or assets)), in which case, from and after such time, the securities into or for which such Convertible Securities so deemed to be held by the Disney Group were so considered converted, exchanged or exercised shall be deemed held by the Disney Group (as provided in clause (3) of paragraph (C) of subsection 2.6.17) and such Convertible Securities shall no longer be deemed to be held by the Disney Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities so deemed to be held by the Disney Group and the properties or assets, if any, to be attributed to go.com in consideration of such conversion, exchange or exercise (if any) shall be filed in the records of the actions of the Board of Directors and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

   2.6.4 DISNEY GROUP AVAILABLE DIVIDEND AMOUNT, on any date, shall mean the amount that would be legally available for the payment of dividends to the holders of Common Stock determined in accordance with the applicable provisions of the DGCL and any other applicable law less the go.com Available Dividend Amount. Notwithstanding the foregoing provisions of this subsection 2.6.4, and consistent with subsection 2.5.2, at any time when there are not outstanding both (i) one or more shares of Disney Group Stock or Convertible Securities convertible into or exchangeable or exercisable for Disney Group Stock and (ii) one or more shares of go.com Stock or Convertible Securities convertible into or exchangeable or exercisable for go.com Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Disney Group Stock or the go.com Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

   2.6.5 DISNEY GROUP NET EARNINGS (LOSS), for any period through any date, shall mean the net income or loss of the Disney Group for such period (or in respect of fiscal periods of the Disney Group commencing prior to the Effective Date, the pro forma net income or loss of the Disney Group for such period as if the Effective Date had been the first day of such period).

   2.6.6 DISPOSITION shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

   2.6.7 EFFECTIVE DATE shall mean the date on which this Restated Certificate of Incorporation shall become effective.

   2.6.8 FAIR VALUE shall mean, (i) in the case of equity securities or debt securities of a class that is Publicly Traded, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security or debt security that is not Publicly Traded (or for which such value cannot be determined), shall mean the fair value per share of stock or per other unit of such other security, on a fully diluted basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors; and (ii) in the case of property other than securities, an amount determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

   2.6.9 GO.COM shall mean, as of any date from and as of the Effective Date:

     (A) all of the businesses, assets and liabilities of the Corporation and its subsidiaries that the Board of Directors has, at any time, attributed to go.com pursuant to the "Common Stock Policies", as amended from time to time;

     (B) all properties and assets transferred to go.com from the Disney Group (other than a transaction pursuant to paragraph (C) of this subsection 2.6.9) after the Effective Date pursuant to transactions in the ordinary course of business of both the Disney Group and go.com or otherwise as the Board of Directors may have directed as permitted by this
  Article IV;

     (C) all properties and assets transferred to go.com from the Disney Group in connection with an increase in the Number of Shares Issuable with Respect to the Retained Interest; and

     (D) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to go.com in accordance with the Common Stock Policies then in effect, as determined by the Board of Directors as contemplated by paragraph (A) of subsection 2.5.1; provided that (1) from and after the payment date of any dividend or other distribution with respect to shares of go.com Stock (other than a dividend or other distribution payable in shares of go.com Stock, with respect to which adjustment shall be made as provided in paragraph (A) of subsection 2.6.17, or in securities of the Corporation attributed to go.com, for which provision shall be made as set forth in clause (2) of this proviso), go.com shall no longer include an amount of assets or properties previously attributed to go.com of the same kind as so paid in such dividend or other distribution having a Fair Value on the record date for such dividend or distribution equal to the product of (a) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of go.com Stock declared multiplied by
  (b) a fraction the numerator of which is equal to the Retained Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding Internet Fraction in effect on the record date for such dividend or distribution, (2) if the Corporation shall pay a dividend or make some other distribution with respect to shares of go.com Stock payable in securities of the Corporation that are attributed to go.com for purposes of this Article IV (other than go.com Stock), there shall be excluded from go.com an interest in go.com equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of go.com Stock multiplied by the fraction specified in clause 1(b) of this proviso (determined as of the record date for such distribution) (and such interest in go.com shall be attributed to the Disney Group) and, to the extent interest is or dividends are paid on the securities so distributed, go.com shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of the securities equivalent to such interest in go.com deemed held by the Disney Group if the securities equivalent to such interest were outstanding (and in such eventuality such assets as are no longer included in go.com shall be attributed to the Disney Group) and (3) from and after any transfer of any assets or properties from go.com to the Disney Group, go.com shall no longer include such assets or properties so contributed or transferred. The Corporation may also, to the extent a dividend or distribution on the go.com Stock has been paid in Convertible Securities that are convertible into or exchangeable or exercisable for go.com Stock, cause such Convertible Securities as are deemed to be held by the Disney Group in accordance with the third to last sentence of subsection 2.6.3 and clause (2) of the proviso to the immediately preceding sentence to be deemed to be converted, exchanged or exercised as provided in the penultimate sentence of subsection 2.6.3, in which case such Convertible Securities shall no longer be deemed to be held by the Disney Group. Notwithstanding the foregoing, go.com shall not include any liabilities (the "Undisclosed Liabilities") of or related to the businesses and assets attributed to go.com by the Corporation (other than those liabilities associated with the businesses or assets of Infoseek Corporation) existing on or prior to the Effective Date other than (i) those liabilities reflected on the Current Balance Sheet as defined in
  Section 2.9 of the Reorganization Agreement (as defined below), (ii) those liabilities set forth in Section 5.18 of the Parent Disclosure Schedule to the Agreement and Plan of Reorganization by and among Infoseek Corporation, the Corporation and Bingo Acquisition Corp., dated as of July 10, 1999 (the "Reorganization Agreement"), or (iii) with respect to any matter or matters arising since March 31, 1999 which in the aggregate (excluding any liabilities incurred in connection with activities which are expressly permitted by Section 4.1(b)(i) through (ix) of the Reorganization Agreement) shall not exceed $10,000,000, and all of such Undisclosed Liabilities shall be attributed, and included in, the Disney Group.

   2.6.10 GO.COM AVAILABLE DIVIDEND AMOUNT, on any date, shall mean the product of (a) the Outstanding Internet Fraction as of such date multiplied by (b) the amount that would be legally available for the payment of dividends to the holders of go.com Stock determined in accordance with the applicable provisions of the DGCL and any other applicable law as if go.com were a separate corporation. Notwithstanding the foregoing provisions of this subsection 2.6.10, and consistent with subsection 2.5.2, at any time when there are not outstanding both (i) one or more shares of Disney Group Stock or Convertible Securities convertible into or exchangeable or exercisable for Disney Group Stock and (ii) one or more shares of go.com Stock or Convertible Securities convertible into or exchangeable or exercisable for go.com Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Disney Group Stock or the go.com Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

   2.6.11 GO.COM NET EARNINGS (LOSS), for any period through any date, shall mean the net income or loss of go.com for such period (or in respect of the fiscal periods of the Corporation commencing prior to the Effective Date, the pro forma net income or loss of go.com for such period as if the Effective Date had been the first day of such period) reflecting income and expense of the Corporation attributed to go.com on a basis substantially consistent with attributions of income and expense made in the calculation of the Disney Group Net Earnings (Loss), including, without limitation, corporate administrative costs, net interest, other financial costs and income taxes.

   2.6.12 GROUP shall mean, as of any date, the Disney Group or go.com, as the case may be.

   2.6.13 MARKET CAPITALIZATION of any class or series of Common Stock on any date shall mean the product of (i) the Market Value of one share of such class of common stock on such date and (ii) the number of shares of such class of common stock outstanding on such date.

   2.6.14 MARKET VALUE of a share of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case, as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the Nasdaq

National Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the market value of a share of any class or series of capital stock for any period, (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

   2.6.15 MARKET VALUE RATIO OF THE GO.COM STOCK TO THE DISNEY GROUP STOCK, as of any date, shall mean the fraction, expressed as a decimal (rounded to the nearest five decimal places), of a share of Disney Group Stock (or another class or series of common stock of the Corporation, if so provided by subsection 2.4.1 because Disney Group Stock is not then Publicly Traded) to be issued in respect of a share of go.com Stock upon a conversion of go.com Stock into Disney Group Stock (or another class or series of common stock of the Corporation) in accordance with subsection 2.4.1, the numerator of which shall be the average Market Value of one share of go.com Stock over the twenty consecutive Trading Days ending on the tenth Trading Day prior to such date and the denominator of which shall be the average Market Value of one share of Disney Group Stock (or such other common stock) over the same twenty Trading Days.

   2.6.16 MARKET VALUE RATIO OF THE DISNEY GROUP STOCK TO THE GO.COM STOCK as of any date shall mean the fraction, expressed as a decimal (rounded to the nearest five decimal places), of a share of go.com Stock (or another class or series of common stock of the Corporation, if so provided by subsection 2.4.2 because go.com Stock is not then Publicly Traded) to be issued in respect of a share of Disney Group Stock upon a conversion of Disney Group Stock into go.com Stock (or another class or series of common stock of the Corporation) in accordance with subsection 2.4.2, the numerator of which shall be the average Market Value of one share of Disney Group Stock over the twenty consecutive Trading Days ending on the tenth Trading Day prior to such date and the denominator of which shall be the average Market Value of one share of go.com Stock (or such other common stock) over the twenty consecutive Trading Days ending on the tenth Trading Day prior to such date.

   2.6.17 NUMBER OF SHARES ISSUABLE WITH RESPECT TO THE RETAINED INTEREST shall as of the Effective Date be :

  -
                             -
                                              -
                                                                          -

       Number of shares of the                  ((Number of shares of Infoseek
       common stock of Infoseek       minus     Common Stock outstanding at the
      Corporation (the "Infoseek                   Effective Date--Number of
    Common Stock") outstanding at               shares of Infoseek Common Stock
      the Effective Date X 1.15                    owned by The Walt Disney
    -----------------------------               Company and Disney Enterprises,
                                                 Inc. at the Effective Date) X
                                                             1.15)
                .475

  -
                             -
                                              -
                                                                          -

; provided, however, that such number shall from time to time thereafter be:

     (A) adjusted, if before such adjustment greater than zero, as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the go.com Stock or any dividend or other distribution of shares of the go.com Stock to holders of shares of the go.com Stock or any reclassification of the go.com Stock;

     (B) decreased (but to not less than zero), if before such adjustment greater than zero, by action of the Board of Directors by (1) the number of shares of go.com Stock issued or sold by the Corporation that, immediately prior to such issuance or sale, were included (as determined by the Board of Directors pursuant to paragraph (C) of this subsection 2.6.17) in the Number of Shares Issuable with Respect to the Retained Interest, (2) the number of shares of go.com Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Shares Issuable with Respect to the Retained Interest, (3) the number of shares of go.com Stock issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Disney Group Stock (or any other class of Common Stock other than go.com Stock), (4) the number of shares of go.com Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Disney Group Stock (or any other class of Common Stock other than go.com Stock) and (5) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the aggregate Fair Value as of the date of transfer of properties or assets (including cash) transferred from go.com to the Disney Group in consideration for a reduction in the Number of Shares Issuable with Respect to the Retained Interest divided by (b) the average Market Value of one share of go.com Stock during the twenty consecutive Trading Days ending on the tenth Trading Day prior to the date of such transfer;

     (C) increased by (1) the number of outstanding shares of go.com Stock repurchased by the Corporation for consideration that was theretofore attributed as provided by subsection 2.6.3 to the Disney Group, (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the Fair Value of properties or assets (including cash) theretofore attributed as provided by subsection 2.6.3 to the Disney Group that are contributed to go.com in consideration of an increase in the Number of Shares Issuable with Respect to the Retained Interest, divided by
  (b) the average Market Value of one share of go.com Stock during the twenty consecutive Trading Days ending on the tenth Trading Day prior to the date of such contribution, and (3) the number of shares of go.com Stock into or for which Convertible Securities are deemed converted, exchanged or exercised pursuant to the penultimate sentence of the definition of "Disney Group" in subsection 2.6.3; and

     (D) increased by up to (i) 6,026,000 shares of go.com Stock, in the event that the Corporation, in its sole discretion, shall at any time and from time to time from and after thirty (30) Trading Days following the Effective Date attribute to go.com an amount of cash equal to the product of (a) the number of such increased shares multiplied by (b) 120% of the average of the closing sale prices for the go.com Stock on the New York Stock Exchange (or any other stock exchange or national market on which the go.com Stock is primarily traded) for the thirty (30) Trading Days following the Effective Date and (ii) 12,052,000 shares of go.com Stock, in the event that the Corporation, in its sole discretion, shall at any time and from time to time from and after November 18, 2000 attribute to go.com an amount of cash equal to the product of (a) the number of such increased shares multiplied by (b) 120% of the average of the closing sale prices for the go.com Stock on the New York Stock Exchange (or any other stock exchange or national market on which the go.com Stock is primarily traded) for the thirty (30) Trading Days prior to November 18, 2000; provided, that in each such case the number of such increased shares and the amount of cash to be attributed to go.com shall be subject to adjustment in a manner consistent with the adjustments set forth in the Infoseek Common Stock Warrant (the "Warrant"), dated November 18, 1998, issued to the Corporation after giving effect to the transactions contemplated by the Reorganization Agreement; and provided, further, that notwithstanding anything to the contrary herein or in the Warrant, in no event shall either of the prices per share computed pursuant to the preceding clause exceed the quotient of fifty dollars

  ($50.00) divided by 1.15, as adjusted pursuant to the terms of this subparagraph (D). Solely for purposes of providing for the adjustments after the Effective Date contemplated by this subparagraph (D), the terms of the Warrant, including the defined terms therein, shall be incorporated herein by reference to appropriately take into account the transactions contemplated by the Reorganization Agreement.

   2.6.18 OUTSTANDING INTERNET FRACTION, as of any date, means a fraction, the numerator of which shall be the number of shares of go.com Stock outstanding on such date and the denominator of which shall be the sum of the number of shares of go.com Stock outstanding on such date and the Number of Shares Issuable with Respect to the Retained Interest on such date. A statement setting forth the Outstanding Internet Fraction as of the record date for the payment of any dividend or distribution on any class of Common Stock and as of the end of each fiscal quarter of the Corporation shall be filed by the Secretary of the Corporation in the records of the actions of the Board of Directors not later than ten days after such date, provided that the failure to so file such statement shall not invalidate any action taken by the Corporation or the Board of Directors in connection therewith.

   2.6.19 PUBLICLY TRADED with respect to any security shall mean a security
(i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law) and (ii) listed for trading on the New York Stock Exchange or any national securities exchange registered under
Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law) that is the successor to such exchange or quoted in the National Association of Securities Dealers Automation Quotation System (or any successor system).

   2.6.20 RELATED BUSINESS TRANSACTION means any Disposition of all or substantially all the properties, assets, stocks and securities attributed to go.com in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties, assets, stock or securities or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the Board of Directors.

   2.6.21 RETAINED INTEREST FRACTION as of any date shall mean a fraction the numerator of which shall be the Number of Shares Issuable with Respect to the Retained Interest on such date and the denominator of which shall be the sum of
(A) such Number of Shares Issuable with Respect to the Retained Interest and
(B) the aggregate number of shares of go.com Stock outstanding on such date. A statement setting forth the Retained Interest Fraction as of the record date for any dividend or distribution on any class of Common Stock, as of the effective date of any conversion, exchange or exercise of Convertible Securities into or for shares of go.com Stock and as of the end of each fiscal year of the Corporation shall be filed by the Secretary of the Corporation in the records of the Board of Directors of the Corporation not later than ten days after such date; provided that the failure to so file such statement shall not invalidate any action taken by the Corporation or the Board of Directors in connection therewith.

   2.6.22 TRADING DAY shall mean each weekday other than any day on which the relevant class of Common Stock of the Corporation is not traded on any national securities exchange or quoted in the Nasdaq National Market or in the over-the-counter market.

3. Preferred Stock.

   Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation, number of shares, or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such class or series of

Preferred Stock shall consist of such number of shares, and have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

   Upon any issuance of any shares of Preferred Stock of any series after the Effective Date, the Board of Directors shall attribute for purposes of this
Article IV the shares so issued entirely to the Disney Group or entirely to go.com or partly to the Disney Group and partly to go.com in such proportion as the Board of Directors shall determine and, further, in the case of the issuance of shares of Preferred Stock that are convertible into or exchangeable or exercisable for go.com Stock, if at the time such shares of Preferred Stock are issued the Number of Shares Issuable with Respect to the Retained Interest shall be greater than zero, then the Board of Directors shall also determine what portion (which may be some, all or none) of such shares of Preferred Stock shall reduce the Number of Shares Issuable with Respect to the Retained Interest, taking into consideration the use of the proceeds of such issuance of shares of Preferred Stock in the business of the Disney Group or go.com and any other relevant factors. Upon any redemption or repurchase of shares of Preferred Stock, the Board of Directors shall determine the proper attribution thereof in accordance with paragraph (D) of subsection 2.5.1. Notwithstanding any such attribution of shares of Preferred Stock to the Disney Group or go.com, any dividends or distributions or other payments which may be made by the Corporation on such shares of Preferred Stock may be made, and as required by the preferences and relative, participating, optional or other special rights thereof shall be made, out of any of the properties or assets of the Corporation, regardless of the Group to which such properties or assets are attributed in accordance with subsections 2.6.10 or 2.6.17, except as otherwise provided by the resolution of the Board of Directors fixing the preferences and relative, participating, optional or other special rights of a series of Preferred Stock.

                                   ARTICLE V

                               BOARD OF DIRECTORS

1. Number of Directors.

   The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than nine directors or more than twenty-one directors, the exact number of directors to be determined from time to time solely by resolution adopted by the Board of Directors.

2. Term of Office.

   Until the annual meeting of stockholders in 2001, the directors shall be divided into three classes, consisting initially of five, six and five directors and designated Class I, Class II and Class III, respectively. Each director elected at or prior to the 1998 annual meeting shall serve for the full term for which he or she was elected, such that the term of each director elected at the 1996 annual meeting (Class III) shall have ended at the annual meeting in 1999, the term of each director elected at the 1997 annual meeting (Class I) shall end at the annual meeting in 2000, and the term of each director elected at the 1998 annual meeting (Class II) shall end at the annual meeting in 2001. The term of each director elected after the 1998 annual meeting, whether at an annual meeting or to fill a vacancy in the Board of Directors arising for any reason, including an increase in the size of the Board of Directors, shall end at the first annual meeting following his or her election. Commencing with the annual meeting in 2001, the foregoing classification of the Board of Directors shall cease, and all directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his or her term is scheduled to end until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office.

3. Vacancies.

   Any newly created directorship resulting from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

4. Special Voting Rights of Preferred Stock Holders.

   Notwithstanding the foregoing provisions, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article IV applicable thereto.

5. Selection by Written Ballot.

   Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

                                   ARTICLE VI

                        SPECIAL MEETINGS OF STOCKHOLDERS

   Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the President. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

                                  ARTICLE VII

                         CERTAIN BUSINESS COMBINATIONS

1. Vote Required for Certain Business Combinations.

   Except as set forth in subsection 2 of this Article VII, the affirmative vote of the holders of four-fifths ( 4/5) of the outstanding stock of the Corporation entitled to vote shall be required for:

     1.1 any merger or consolidation to which the Corporation, or any of its subsidiaries, and an Interested Person (as hereinafter defined) are parties;

     1.2 any sale or other disposition by the Corporation, or any of its subsidiaries, of all or substantially all of its assets to an Interested Person;

     1.3 any purchase or other acquisition by the Corporation, or any of its subsidiaries, of all or substantially all of the assets or stock of an Interested Person; and

     1.4 any other transaction with an Interested Person which requires the approval of the stockholders of the Corporation under the Delaware General Corporation Law.

2. Exceptions.

   The provisions of subsection 1 of this Article VII shall not be applicable to any transaction described therein if (i) such transaction is approved by resolution of the Corporation's Board of Directors, provided that a majority of the members of the Board of Directors voting for the approval of such transaction were duly elected and acting members of the Board of Directors prior to the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an Interested Person, or (ii) the provision of a vote in excess of that required by the Delaware General Corporation Law for such transaction violates the express provisions of the Delaware General Corporation Law.

3. Definition of Interested Person.

   As used in this Article VII, the term "Interested Person" shall mean any person, firm or corporation, or any group thereof, acting or intending to act in concert, including any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, firm or corporation or group, which owns of record or beneficially, directly or indirectly, five percent (5%) or more of any class of voting securities of the Corporation.

                                  ARTICLE VIII

                            AMENDMENT OF ARTICLE VII

   The affirmative vote of the owners of four-fifths ( 4/5) of the outstanding Common Stock of the Corporation entitled to vote shall be required to amend, alter or repeal Article VII.

                                   ARTICLE IX

             INDEMNIFICATION; LIMITATION ON LIABILITY OF DIRECTORS

1. Indemnification.

   The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereinafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this subsection 1 of this Article VIII shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

2. Limitation of Liability.

   A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

3. Insurance; Trust Funds.

   In furtherance and not in limitation of the powers conferred by statute:

     3.1 the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

     3.2 the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

                                   ARTICLE X

                                     BYLAWS

   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the outstanding stock of the Corporation entitled to vote thereon.

                                   ARTICLE XI

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

   The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

   Upon this Restated Certificate of Incorporation becoming effective ("Effective Time"), each share of the common stock, par value $0.01 per share, of the Corporation that, immediately prior to the Effective Time, was outstanding or held as treasury stock ("Old Common Stock") shall be reclassified as and become one share of Disney Group Common Stock, par value of $.01 per share ("New Common Stock"), and each certificate which immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, represent a like number of shares of New Common Stock.

   IN WITNESS WHEREOF, Parent has caused its corporate seal to be hereunto affixed and this Certificate of Incorporation to be signed by David K.
Thompson, its Senior Vice President-Assistant General Counsel, this      day of
    , 1999.

                                             THE WALT DISNEY COMPANY

                                             ----------------------------------
                                             David K. Thompson
                                             Senior Vice President--Assistant
                                          General Counsel

                                                                         Annex D

                            THE WALT DISNEY COMPANY

                             COMMON STOCK POLICIES

   The following policies pertaining to the Common Stock of The Walt Disney Company (the "Corporation") may be modified, amended, suspended, added to or rescinded from time to time by the Board of Directors of the Corporation (the "Board"), acting in its sole discretion, and exceptions thereto may be made from time to time by the Board, acting in its sole discretion, with or without the approval of the Corporation's stockholders, subject in each case to any limitations set forth in the Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation and to any limitations imposed by the fiduciary duties of the Board or applicable law. All capitalized terms used but not defined herein have the respective meanings assigned thereto in the Certificate of Incorporation. Notwithstanding anything contained herein to the contrary, the following policies shall not become effective until the Effective Date.

1. Internet Group

   The following interests shall be attributed to the Internet Group:

     (i) all of the interests of the Corporation and its subsidiaries in each of the following:

    .  Buena Vista Internet Group, a California corporation;

    .  Buena Vista Internet Group Commerce, a California corporation;

    .  Infoseek Corporation, a Delaware corporation;

    .  Infoseek Corporation, a California corporation;

    .  Starwave Corporation, a Washington corporation;

    .  DOL Online Investments, Inc., a California corporation;

    . ABC News/Starwave Partners, d/b/a ABC News Internet Ventures, a New York general partnership;

    .  ESPN Online Investments, Inc., a Delaware corporation;

    . ESPN/Starwave Partners, d/b/a ESPN Internet Ventures, a New York general partnership;

    .  ABC Multimedia Inc., a Delaware corporation;

    .  Subtle Differences Internet Service, a California corporation;

    .  Disney Direct Marketing Services, Inc., a Delaware corporation;

    .  The Walt Disney Catalog, Inc., a California corporation; and

    .  GO Online Inc., a California corporation.

     (ii) all of the rights, title and interests attributed to the Internet Group pursuant to the resolutions of the Board entitled "Internet Stock Attributed Interests" approved concurrently with the Board's approval of these Common Stock Policies, including, without limitation, the current internet operations identified on Annex A hereto; and

     (iii) any subsidiaries or equity investees of or successors to the companies or interests identified in the foregoing clauses (i) and (ii).

Such companies, investees and subsidiaries thereof or successors thereto are referred to collectively as the "Internet Group Companies."

   It is the current intention of the Corporation to (i) attribute all of the Corporation's present and future interests worldwide in its internet businesses to the Internet Group and (ii) pursue a broadband internet distribution business through the Internet Group. For the avoidance of doubt, content owned by the Corporation and attributed to the Parent Group shall not be attributed to the Internet Group. Such content may be made available to the Internet Group on a non-exclusive basis on terms determined from time to time by or under the supervision of the Board.

   Any liabilities and expenses relating to Goto.com v. The Walt Disney Company, Disney Enterprises, Inc., Infoseek Corporation and Montrose Corporation, U.S.D.C. for the Central District of California (Case No. 99-01674
TJH) will be attributed to the Parent Group and shall not be attributed to the Internet Group.

2. Dividend Policy

   Pursuant to the Certificate of Incorporation, (i) dividends on Parent Stock may be declared and paid only out of the lesser of the funds of the Corporation legally available therefor and the Parent Group Available Dividend Amount and
(ii) dividends on Internet Stock may be declared and paid only out of the lesser of the funds of the Corporation legally available therefor and the Internet Group Available Dividend Amount.

   Subject to the foregoing limitations and any preferential rights of any series of preferred stock of the Corporation, holders of shares of Common Stock of either class will be entitled to receive dividends on such stock when, as and if authorized and declared by the Board. The payment of dividends on the Common Stock will be a business decision to be made by the Board from time to time based upon the results of operations, financial condition and capital requirements of the Corporation and such other factors as the Board considers relevant. Payment of dividends on the Common Stock may be restricted by loan agreements, indentures and other transactions entered into by the Corporation from time to time.

   Pursuant to the Certificate of Incorporation, the Board may at any time declare and pay dividends exclusively on Parent Stock, exclusively on Internet Stock or on both such classes in equal or unequal amounts, notwithstanding the relative amounts of the Parent Group Available Dividend Amount and the Internet Group Available Dividend Amount, the amount of dividends previously declared on each class of Common Stock, the respective voting or liquidation rights of each class of Common Stock or any other factor.

   With respect to the Internet Stock, because the Internet Group is expected to require significant capital commitments to finance its operations and fund its future growth, the Corporation does not expect to pay any dividends on shares of Internet Stock for the foreseeable future.

3. Treasury and Cash Management Policies

   The Corporation will manage most treasury activities on a centralized, consolidated basis. These activities will include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of Common Stock and preferred stock. Each Group will remit its cash receipts (other than receipts of foreign operations or subsidiaries that are not wholly owned) to the Corporation, and the Corporation will generally fund each Group's cash disbursements (other than disbursements of foreign operations or subsidiaries that are not wholly owned), on a daily basis.

   After the date on which Internet Stock is first issued, the following will apply:

     (i) The Corporation will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to the Parent Group, except in cases where the Board determines otherwise. The Board may determine from time to time to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to the Internet Group to the extent that the Corporation incurs or issues the debt or preferred stock for the benefit of the Internet Group, but the Board will not be required to do so.

     (ii) The Corporation will attribute each future issuance of Parent Stock (and the proceeds thereof) to the Parent Group. The Corporation may attribute any future issuance of Internet Stock (and the proceeds thereof) to the Parent Group in respect of the Number of Shares Issuable with Respect to the Retained Interest or to the Internet Group.

     (iii) Dividends on Parent Stock will be charged against the Parent Group, and dividends on Internet Stock will be charged against the Internet Group. At the time of any dividend on Internet Stock while the Number of Shares Issuable with Respect to the Retained Interest is greater than zero, the Corporation will attribute to the Parent Group in proportion to the Number of Shares Issuable with Respect to the Retained Interest a corresponding amount in respect of the Number of Shares Issuable with Respect to the Retained Interest.

     (iv) Repurchases of Parent Stock will be charged against the Parent Group. Repurchases of Internet Stock may be charged either against the Internet Group or the Parent Group as determined by the Board in its sole discretion. If a repurchase of Internet Stock is charged against the Parent Group, the Number of Shares Issuable with Respect to the Retained Interest will be increased by the number of shares so repurchased.

     (v) Whenever the Internet Group holds cash (other than cash of the Internet Group's foreign operations or cash of the Internet Group's subsidiaries that are not wholly owned), the Internet Group will normally transfer that cash to the Corporation, which will attribute interest on such cash, at the Corporation's short-term borrowing rate, to the Internet Group. Conversely, whenever the Internet Group has a cash need (other than cash needs of the Internet Group's foreign operations or cash needs of the Internet Group's subsidiaries that are not wholly owned), the Corporation will normally fund that cash need. However, the Board will retain ultimate authority at all times to determine, in its sole discretion, whether to provide any particular funds to either Group and will not be obligated to do so. As of immediately prior to the first Issuance of Internet Stock, cash and cash equivalents aggregating an amount equal to the amount of working capital (i.e., current assets, including cash, minus current liabilities) reflected on the balance sheet of Infoseek Corporation ("Infoseek") as of October 2, 1999, less (i) any amount paid by the Corporation pursuant to the Maintenance Rights Letter Agreement, dated as of July 10, 1999 by and between the Corporation and Infoseek and (ii) the sum of the exercise price of each option exercised under Infoseek's Employee Stock Purchase Plan on or after July 10, 1999 multiplied by the respective number of shares of each such option, shall have been allocated to the Internet Group.

     (vi) The Corporation will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of the Number of Shares Issuable with Respect to the Retained Interest that correspond to dividends paid on Internet Stock) as inter-Group short-term loans unless
  (i) the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, (ii) the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing the Number of Shares Issuable with Respect to the Retained Interest, or (iii) the Board determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing the Number of Shares Issuable with Respect to the Retained Interest. There are no specific criteria to determine when the Corporation will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance; provided, however, that cash advances from the Corporation or the Parent Group to the Internet Group up to $250 million on a cumulative basis (except as contemplated by Section 2.6.14(D) of the Certificate of Incorporation) shall be accounted for as short-term or long-term loans at interest rates at which the Corporation could borrow such funds and shall not be accounted for as a capital contribution. The Board will make such a determination in the exercise of its business judgment at the time of such transfer based upon all relevant circumstances. Factors the Board may consider include, without limitation, the current and projected capital structure of each Group; the financing needs and objectives of the recipient Group; the availability, cost and time associated with alternative financing sources; and prevailing interest rates and general economic conditions.

     (vii) Cash transfers accounted for as inter-Group short-term loans will bear interest at the rate at which the Corporation could borrow such funds. In addition, any cash transfers accounted for as a long-term loan will have interest rates, amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which the Corporation could borrow such funds.

     (viii) Any cash transfer from the Parent Group to the Internet Group (or for its account) accounted for as a capital contribution will correspondingly increase the Internet Group's equity account and the Number of Shares Issuable with Respect to the Retained Interest.

     (ix) Any cash transfer from the Internet Group to the Parent Group (or for its account) accounted for as a return of capital will correspondingly reduce the Internet Group's equity account and the Number of Shares Issuable with Respect to the Retained Interest.

     (x) In the event that the Corporation exercises any convertible securities or similar rights to increase the Number of Shares Issuable with Respect to the Retained Interest, the cash proceeds of such exercise shall be allocated to the Internet Group.

4. Corporate General and Administrative Services and Facilities

   The Corporation will allocate the cost of corporate general and administrative services and facilities between the Groups generally based upon utilization. Where determinations based on utilization alone are impracticable, the Corporation will use other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to each Group. Except as otherwise determined by management, the allocated costs of providing such services and facilities will include, without limitation, the following:

     (i) all costs and expenses of personnel employed in connection with such services and facilities, including, without limitation, all direct costs of such personnel, such as payroll, payroll taxes and fringe benefit costs (calculated at the appropriate annual composite rate therefor);

     (ii) all overhead costs and expenses directly related to such personnel and the services or facilities provided by them (including, without limitation, departmental, divisional and administrative overhead and a reasonable allocation of capital charges for assets used to provide such services or facilities, including, without limitation, facilities, equipment and training); and

     (iii) all materials used in connection with such services or facilities, billed at their net cost to the provider of the services or facilities plus all overhead costs and expenses related to such materials (including, without limitation, departmental, divisional and administrative overhead and a reasonable allocation of capital charges for assets used to provide such materials).

   Except as may otherwise be specifically provided pursuant to the terms of any agreements between the Groups or any resolutions of the Board, the corporate general and administrative services and facilities to be allocated between the Groups will include, without limitation, the following:

  (a) legal services;

  (b) accounting services (tax and financial);

  (c) treasury services;

  (d) tax planning services;

  (e) strategic planning services;

  (f) insurance and deductibles payable in connection therewith;

  (g) employee benefit plans and administration thereof;

  (h) information and telecommunications systems;

  (i) purchasing and material procurement;

  (j) advertising, marketing and promotions;

  (k) public relations and investor relations;

  (l) shareholder services;

  (m) corporate reporting;

  (n) corporate travel;

  (o) intranet support services (i.e., hosting, maintenance, operational and other technical support for intranet computer systems);

  (p) employee services (i.e., employees of either Group may from time to time provide services to the other Group), including the services of senior executives of the Corporation;

  (q) services relating to the board of directors; and

  (r) corporate offices, warehouses and other facilities.

Notwithstanding anything contained in this Paragraph 7 to the contrary, the costs associated with corporate general and administrative services and facilities allocated to the Internet Group (less costs associated with direct incentive compensation for employees of the Internet Group) for each of fiscal year 1999, 2000 and 2001 will not exceed $7.5 million.

5.  Taxes

   The Board intends that financial statement income tax expense or benefit, as the case may be, will be allocated to the Internet Group in an amount equal to the difference between (x) the consolidated income tax expense or benefit of the Corporation for financial statement purposes, and (y) the consolidated income tax expense or benefit of the Corporation for financial statement purposes computed without including the Internet Group financial statement pre-tax income and any other relevant amounts properly allocable to the Internet Group. If the above computation results in a positive amount, such amount will be allocated to the Internet Group as a tax expense. If the above computation results in a negative amount, such amount will be allocated to the Internet Group as a tax benefit.

6. Corporate Opportunities

   Taking into account the provisions of the last paragraph of Section 1 hereof, the Board will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the Parent Group and the Internet Group, in whole or in part, as it considers to be in the best interests of the Corporation and its stockholders as a whole and as contemplated by the provisions of these Common Stock Policies. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either Group, it will be allocated by the Board in its business judgment or in accordance with procedures adopted by the Board from time to time to ensure that decisions will be made in the best interests of the Corporation and its stockholders as a whole. Any such allocation may involve the consideration of a number of factors that the Board determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business or the assumed liability is principally within the existing scope of a Group's business, whether it is principally within a geographic area served by a Group and whether a Group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business or assumed liability.

7. Inter-Group Contracts and Agreements

   (i) The terms of all current and future material transactions, relationships and other matters between the Parent Group and the Internet Group, including those as to which the Groups may have potentially divergent interests, will be determined on a basis that the Board, or management following guidelines or principles established by the Board, considers to be in the best interests of the Corporation and its stockholders as a whole.

   (ii) Certain business operations involving activities by both the Internet Group and the Parent Group will be allocated as provided in this paragraph, subject to the general authority of the Board to modify, amend, suspend, add to or rescind such allocations as set forth herein:

     (A) Use of Intellectual Property. The Parent Group will license to the Internet Group the nonexclusive worldwide right to use and exploit all of the Parent Group's Intellectual Property in the conduct of the Internet Group's businesses. "Intellectual Property" shall include all fanciful, cartoon, artistic, literary, historical, scientific, nature or fictional characters (collectively, "Characters"); copyrights; all copyrightable subject matter; trademarks; service marks; logos; trade names; trade dress and other similar works; utility models; literary, musical (including lyrics) and dramatic works; photographs; pictorial, graphic and sculptural works; motion pictures and other audio-visual works; sound recordings; works of art; patents and other patent rights; computer software, including, without limitation, underlying code; know-how; designs, including designs of Characters, in each case belonging to any member of the Parent Group or the necessary rights to which belong to any member of the Parent Group; provided, that nothing contained in this Paragraph shall be construed as granting to the Internet Group a right to use content owned by the Corporation that is attributed to the Parent Group. Intellectual Property currently made available to the Internet Group will continue to be made available to the Internet Group without any additional royalty, except as provided in this Paragraph A. No royalty or other fee for the use or exploitation of such Intellectual Property shall be charged to the Internet Group, except for a royalty equal to 1.25% of all Internet Group revenue (excluding revenue derived from the operation of Disney Store.com, but including revenue derived from the sale of products offered by direct mail), less the following deductions: (a) advertising commissions, (b) credit card charges, (c) customs duties and taxes and taxes other than taxes based upon the Internet Group's income (e.g., sales, excise, withholding and value added taxes) and (d) discounts, rebates, returns or credits, freight, insurance, packaging and other shipment expenses (the "Deductions"). Furthermore, in the event that the Internet Group collects revenue with respect to the sale, license or other distribution of Goods (as defined in the License Agreement, dated as of June 18, 1998, between Disney Enterprises, Inc. and Infoseek) effectively as an agent or distributor for the vendor, including Parent Group or the Corporation, only the distributor or agency fee or commission (and not the amount of the revenues derived from such sale) will be included in the revenues upon which such 1.25% royalty is based. However, in the event that any Goods are purchased from third-party licensees of the Parent Group who are under an obligation to pay royalties to Parent Group with respect to such Goods, then no royalty will be charged to the Internet Group with respect to such Goods.

  Notwithstanding the foregoing, the royalties described above will not be deemed earned or accrued until the completion of the first full fiscal year of the Internet Group in which there are positive earnings before interest, taxes and amortization ("EBITA"), and such royalties in any fiscal year will in the aggregate not exceed 25% of EBITA of the Internet Group in such fiscal year. All use of Parent Group Intellectual Property will be in conformity with Parent Group's standard licensing terms and conditions for such Intellectual Property.

  The royalty provisions of this Paragraph A and of Paragraph C below replace and supersede any prior agreements for the payment of royalties by the Internet Group Companies to the Parent Group.

     (B) Online Travel Services. The Internet Group will operate one or more travel and ticketing services, offering travel packages to Parent Group attractions and resorts as well as family travel packages to other destinations. The Internet Group will be the Parent Group's preferred online seller of such packages. For its travel packages, the Internet Group will be offered terms and credited with commissions at a rate consistent with market rates afforded by Parent to unaffiliated third parties for comparable services (which rate has initially been determined to be 10 percent of gross revenues), as determined from time to time by or under the supervision of the Board.

     (C) Disney Store.com. The Internet Group will operate Disney Store.com, the Corporation's online seller of Disney-branded consumer merchandise. The Parent Group will be allocated a royalty equal to 8% of (i) Disney Store.com's actual costs for Disney-branded merchandise sourced from Parent Group's suppliers or sourced directly by the Internet Group and (ii) Parent Group's actual costs for Disney-branded consumer merchandise sourced from Parent Group; provided, that the 8% royalty will not apply to the sale of products offered by direct mail and not ordered over the internet. However, in the event that any Disney-branded consumer merchandise is purchased from third-party licensees of the Parent Group who are under an obligation to pay royalties to the Parent Group with respect to such Disney-branded consumer merchandise, then no royalty will be allocated to the Parent Group with respect to such Goods.

  Notwithstanding the foregoing, the royalties described above will not be deemed earned or accrued until the completion of the first full fiscal year of the Internet Group in which there are positive EBITA, and such royalties in any fiscal year will in the aggregate not exceed 30% of EBITA of Disney Store.com in such fiscal year.

     (D) Website Development. The Internet Group will develop (or manage the development by third parties of) websites for all Parent Group businesses wishing to develop such sites. For such services, the Internet Group will be compensated on the basis of the Internet Group's actual costs including an allocation of the cost of general and administrative services and facilities generally based upon utilization, plus a margin consistent with market rates for comparable services between unaffiliated third parties (which margin has initially been determined to be 10 percent), as determined from time to time by or under the supervision of the Board. Notwithstanding the foregoing, any Parent Group business may choose to have a third-party developer develop its site if more cost effective, provided, that any such third-party developer shall comply with all policies, procedures and technical specifications set by the Internet Group. In addition, the Internet Group will sell and advertise for such website, with the Internet Group and the applicable participating business unit of the Parent Group splitting evenly all advertising revenues derived from any such websites.

     (E) Promotional Services. The Parent Group will provide promotional services to the Internet Group in such forms and amounts as determined from time to time by or under the supervision of the Board. Cost allocations, if any, to the Internet Group with respect to such services will in all cases be on terms and rates no less favorable to the Internet Group than those that would apply to comparable services provided to unaffiliated third parties and may be provided on substantially more favorable terms, in each case as determined from time to time by or under the supervision of the Board.

8. Capital Stock Committee

   The Corporation's bylaws will provide for a standing committee of the Board to be known as the Capital Stock Committee. The Capital Stock Committee will have and exercise such powers, authority and responsibilities as the Board may delegate to such Committee, which will initially include authority to (i) interpret, make determinations under, and oversee the implementation of these Common Stock Policies, other than as they relate to dividends, with respect to which all determinations will be made solely by the Board, (ii) adopt additional general policies governing the relationships between the two Groups, and (iii) engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties. In making determinations in connection with the Common Stock Policies, the members of the Board and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law.

9. Common Stock Ownership of Directors and Officers

   The Board currently intends that its members and officers of the Corporation, over time, hold shares of Parent Common Stock and Internet Group Common Stock (or options or rights therefor).

 Annex A

   The following is a nonexclusive list of the internet operations of the Corporation that are being allocated to the Internet Group:

  (1) ABC.com and related ABC internet operations, including, without limitation, ABCRadio.com, ABCNEWS.com and ABCSports.com

  (2) Disney-branded internet operations, including, without limitation, Disney.com, Disneyblast.com, Disneystore.com, Disneychannel.com, Disneyland.com and WaltDisneyWorld.com

  (3) Other internet operations based on Disney-owned content, including, without limitation, Family.com and related family-oriented sites, such as familytravel.com; and sites based on motion pictures and television programming, such as touchstonepictures.com, abugslife.com and onesaturdaymorning.com

  (4) All ESPN-branded internet operations, including, without limitation, ESPN.com

  (5) GO.com and related GO internet operations (e.g., Goshop.com)

  (6) Internet operations conducted under license from third parties, including, without limitation, NBA.com, NFL.com and NASCAR.com

  (7) International internet operations, including, without limitation, DOLInternational ESPN International go.com.uk and disney.co.uk

  (8) Miscellaneous operations, including, without limitation, movies.com, Tvplex.com, kid.com, video.com and foods.com.

In addition, it is currently contemplated that internet operations under development will be allocated to the Internet Group, including online auction operations, narrowband and broadband private label access operations and broadband portal development.

                                                                         Annex E

                            THE WALT DISNEY COMPANY

                              AMENDED AND RESTATED
                           1995 STOCK INCENTIVE PLAN

1. Purposes

   The purposes of the Amended and Restated 1995 Stock Incentive Plan (the "Plan") are to provide long-term incentives and rewards to employees of The Walt Disney Company ("Disney") and its Affiliates (as defined below), to assist Disney in attracting and retaining employees with experience and/or ability on a basis competitive with industry practices and to associate the interests of such employees with those of Disney's stockholders. The Plan permits Disney to make awards in shares of The Walt Disney Company Common Stock (the "Disney Common Stock") and the Disney Internet Group Common Stock (the "go.com Common Stock") (together, the "Common Stock").

2. Effective Date

   The Plan, as amended and restated as provided herein, is effective as of July 9, 1999, subject to the approval of the Plan by the holders of at least a majority of the outstanding shares of Disney Common Stock present, or represented, and entitled to vote at the 1999 Special Meeting of Stockholders. In the event such approval of the stockholders is not obtained, no awards with respect to the go.com Common Stock will be granted or become effective, but awards with respect to Disney Common Stock will continue to be made subject to the terms of the Plan prior to its amendment and restatement.

3. Administration of the Plan

   The Plan shall be administered by the Compensation Committee of the Board of Directors of Disney (the "Board") with respect to all matters affecting eligible individuals who are not 162(m) Executives (as defined below) and by the Executive Performance Subcommittee of the Compensation Committee with respect to all matters affecting eligible individuals who are subject to, or in the opinion of the Executive Performance Subcommittee, are likely to become subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (the "162(m) Executives"), or in either such case by such other committee or committees of the Board as may be designated by the Board (the Compensation Committee, the Executive Performance Subcommittee or any other such committee, when acting pursuant to authority delegated to it in respect of the Plan by the Board, being hereinafter referred to, collectively, as the "Committee"). The Executive Performance Subcommittee and the Compensation Committee shall be so constituted and empowered as to permit awards granted under the Plan to comply with the "non-employee director" requirements under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and with respect to the Executive Performance Subcommittee, so as to comply with the "outside director" requirement of Section 162(m) of the Code. Members of any committee acting as the Committee hereunder shall serve at the pleasure of the Board.

   The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include exclusive authority (within the limitations described herein) to select the employees to be granted awards under the Plan, to determine the series and/or class of stock in respect of which any awards will be granted, to determine the type, size and terms of awards to be made to each employee selected, to determine the time when awards will be granted, when they will vest, when they may be exercised and when they will be paid, to amend awards previously granted and to establish objectives and conditions, if any, for earning awards and whether awards will be paid after the end of the award period. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable and to interpret same. The Committee's interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including Disney, its Affiliates, stockholders, any participants in the Plan and any other employee of Disney or any of its Affiliates.

   All employees of Disney and all employees of Disney's Affiliates shall be eligible to participate in the Plan. The Committee, in its sole discretion, shall from time to time designate from among those eligible to participate those employees who are to receive awards under and thereby become participants in the Plan. For purposes of the Plan, "Affiliate" shall mean any entity, as may from time to time be designated by the Committee, that is a subsidiary corporation of Disney (within the meaning of Section 424 of the Code), and each other entity directly or indirectly controlling or controlled by or under common control with Disney. For purposes of this definition, "control" means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

4. Awards

   (a) Types. Awards under the Plan shall be made with reference to shares of Disney Common Stock and/or go.com Common Stock and may include, but need not be limited to, stock options (including nonqualified stock options and incentive stock options qualifying under Section 422 of the Code), stock appreciation rights (including free-standing, tandem and limited stock appreciation rights), warrants, dividend equivalents, stock awards, restricted stock, phantom stock, performance shares or other securities or rights that the Committee determines to be consistent with the objectives and limitations of the Plan. The Committee may provide for the issuance of shares of Common Stock as a stock award for no consideration other than services rendered or, to the extent permitted by applicable state law, to be rendered. In the event of an award under which shares of Common Stock are or may in the future be issued for any other type of consideration, the amount of such consideration shall be equal or greater than the amount (such as the par value of such shares) required to be received by Disney in order to assure compliance with applicable state law. The Committee may make any other type of award which it shall determine is consistent with the objectives and limitations of the Plan.

   (b) Performance Goals. The Committee may, but need not, establish performance goals to be achieved within such performance periods as may be selected by it in its sole discretion, using such measures of the performance of Disney and/or any one or more of its Affiliates as it may select, for purposes of the granting, vesting, payment or other entitlement to awards under the Plan.

   (c) Rules and Policies. The Committee may adopt from time to time written rules and policies implementing the Plan. Such rules and policies may include, but need not be limited to, the type, size and term of awards to be made to participants and the conditions for the exercise or payment of such awards. Rules relating to stock options and free-standing and tandem stock appreciation rights (as distinguished from all other awards, including, without limitation, warrants), attached hereto as Exhibits A and B, have been approved by the Committee. The rules set forth in Exhibits A and B may be amended by the Committee in accordance with the provisions and subject to the limitations set forth in Section 10 of the Plan. The Committee shall determine, in its sole discretion, the extent to which rules and policies that it may adopt in the future shall be subject to the approval of the Disney stockholders and/or limitations on the Committee's authority to amend such rules or policies.

   (d) Maximum Awards. A participant may be granted multiple awards under the Plan. The maximum numbers of shares subject to awards of stock options, warrants and stock appreciation rights under the Plan that may be granted during any period of five consecutive calendar years to any one individual shall be limited to 30,000,000 with respect to awards of Disney Common Stock and 5,000,000 with respect to awards of go.com Common Stock, in the case of each such limit determined both individually with respect to each such type of award and in the aggregate with respect to all such types of awards. To the extent required by Section 162(m) of the Code, awards subject to the foregoing limit that are cancelled or repriced shall not again be available for award under this limit. With respect to awards of stock, restricted stock, phantom stock, performance shares or other forms of award conveying a similar economic benefit (but excluding stock options, warrants and stock appreciation rights): (i) the maximum numbers of shares that may be awarded during any period of five consecutive calendar years to any one individual shall be 6,000,000 with respect to awards of Disney Common Stock and 2,000,000 with respect to awards of go.com Common Stock, and (ii) the maximum numbers of shares that may be granted under such awards to all participants under the Plan shall be 30,000,000 with respect to awards of Disney Common Stock and 5,000,000 with respect to awards of go.com Common Stock; in the case of each such limit determined both individually with respect to each of such type of award and in the aggregate with respect to all such types of awards.

5. Shares of Stock Subject to the Plan

   The shares that may be delivered or purchased or used for reference purposes under the Plan shall not exceed an aggregate of 195,000,000 shares of Disney Common Stock and 27,300,000 shares of go.com Common Stock. Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Disney's treasury. Any shares subject to an award which for any reason expires or is terminated unexercised or unpaid as to such shares shall again be available for issuance under the Plan.

6. Payment of Awards

   The Committee shall determine the extent to which awards shall be payable in cash, shares of Disney Common Stock, shares of go.com Common Stock or any combination thereof or in any other form. The Committee may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Disney Common Stock or go.com Common Stock or a combination thereof or any other form, shall be deferred. Deferrals shall be for such periods and upon such terms, conditions and/or limitations as the Committee may determine in its sole discretion.

7. Vesting

   The Committee may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Disney Common Stock or go.com Common Stock or a combination thereof or any other form, or the right of a participant to exercise an award under the Plan, shall be vested at such times and upon such terms as may be selected by it in its sole discretion.

8. Dilution and Other Adjustment

   In the event of any change in the outstanding shares of Disney Common Stock or go.com Common Stock by reason of any split, stock dividend, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change or any other change affecting the Disney Common Stock or the go.com Common Stock, such equitable adjustments, if any, may be made in the Plan and the awards thereunder as the Committee, in its sole discretion determines are necessary or appropriate, including, if necessary, any adjustments in the number, kind or character of shares that may be subject to existing or future awards under the Plan (including by substitution of shares of another corporation including, without limitation, any successor of Disney), adjustments in the exercise, purchase or base price of an outstanding award and any adjustments in the maximum numbers of shares referred to in Section 4 or Section 5 of the Plan. All such adjustments shall be conclusive and binding for all purposes of the Plan.

9. Miscellaneous Provisions

   (a) Rights as Stockholder. A participant under the Plan shall have no rights as a holder of Common Stock with respect to awards hereunder, unless and until certificates for shares of such stock are issued to the participant.

   (b) Assignment or Transfer. No award under this Plan shall be transferable by the participant or shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than by or to Disney), except (i) by will or the laws of descent and distribution (with all references herein to the rights or duties of holders or participants to be deemed to include the beneficiaries or legal representatives of the holder or participant unless the context otherwise expressly requires); or (ii) subject to the prior approval of the Committee, for transfers to "family members" (as defined below), charitable institutions or such other persons or entities approved by the Committee (subject to such limitations as the Committee in its discretion may impose, if necessary, to comply with applicable securities laws), in each case subject to the condition that the Committee be satisfied that such transfer is being made by the participant for estate planning, tax planning or donative purposes and no consideration (other than nominal consideration or interests in a family partnership, family corporation or other family-related entity) is received by the participant therefor. Except as provided above, during the lifetime of a participant, awards hereunder are exercisable only by, and payable only to, the participant.

   For purposes hereof, a "family member" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the participant's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the participant) control the management of assets, and any other entity in which these persons (or the participant) own more than fifty percent of the voting interests.

   (c) Agreements. All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions (not inconsistent with the Plan) as the Committee shall adopt.

   (d) Compliance with Legal Regulations. During the term of the Plan and the term of any awards granted under the Plan, Disney will at all times reserve and keep available such number of shares as may be issuable under the Plan, and will seek to obtain from any regulatory body having jurisdiction, any requisite authority required in the opinion of counsel for Disney in order to grant shares of Common Stock, or options to purchase such stock or other awards hereunder, and transfer, issue or sell such number of shares of Common Stock as shall be sufficient to satisfy the requirements of any options or other awards. If in the opinion of counsel for Disney the transfer, issue or sale of any shares of its stock under the Plan shall not be lawful for any reason, including the inability of Disney to obtain from any regulatory body having jurisdiction authority deemed by such counsel to be necessary to such transfer, issuance or sale, Disney shall not be obligated to transfer, issue or sell any such shares. In any event, Disney shall not be obligated to transfer, issue or sell any shares to any participant unless a registration statement which complies with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), is in effect at the time with respect to such shares or other appropriate action has been taken under and pursuant to the terms and provisions of the Securities Act and any other applicable securities laws, or Disney receives evidence satisfactory to the Committee that the transfer, issuance or sale of such shares, in the absence of an effective registration statement or other appropriate action, would not constitute a violation of the terms and provisions of the Securities Act. Disney's obligation to issue shares upon the exercise of any award granted under the Plan shall in any case be subject to Disney being satisfied that the shares purchased are being purchased for investment and not with a view to the distribution thereof, if at the time of such exercise a resale of such shares would otherwise violate the Securities Act in the absence of an effective registration statement relating to such shares.

   (e) Withholding Taxes. Disney shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards and, with respect to awards paid in Common Stock, to require the payment (through withholding from the participant's salary or otherwise) of any such taxes. The obligation of Disney to make delivery of awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

   (f) No Rights to Award. No employee or other person shall have any right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any participant any right to be retained in the employ of Disney or any of its Affiliates, or shall interfere with or restrict in any way the rights of Disney or any of its Affiliates, which are hereby reserved, to discharge the employee at any time for any reason whatsoever, with or without good cause.

   (g) Costs and Expenses. The costs and expenses of administering the Plan shall be borne by Disney and not charged to any award or to any participant receiving an award.

   (h) Funding of Plan. The Plan shall be unfunded. Disney shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

10. Amendments and Termination

   (a) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

   Unless the holders of at least a majority of the voting power of the outstanding shares of Common Stock present, or represented, and entitled to vote at a meeting of stockholders shall have first approved thereof, no amendment of the Plan shall be effective which would (i) increase the maximum numbers of shares referred to in Section 5 of the Plan or the maximum awards that may be granted pursuant to Section 4(d) of the Plan to any one individual or (ii) extend the maximum period during which awards may be granted under the Plan. For purposes of this Section 10(a), any (A) cancellation and reissuance or (B) repricing of any awards made under the Plan at a new option price as provided in Exhibits A and B hereto shall not constitute an amendment of this Plan.

   With the consent of the participant, if adversely affected, the Committee may amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan.

   (b) Termination. Unless the Plan shall theretofore have been terminated as above provided, the Plan (but not the awards theretofore granted under the Plan) shall terminate on and no awards shall be granted after November 1, 2005.

11. Governing Law

   The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of Delaware.

                                   EXHIBIT A

                            THE WALT DISNEY COMPANY

                              AMENDED AND RESTATED
                           1995 STOCK INCENTIVE PLAN

         RULES RELATING TO STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
                                      FOR
                              DISNEY COMMON STOCK

   Pursuant to Section 4 (c) of the Plan, the Committee herein sets forth rules under which stock options and stock appreciation rights with respect to Disney Common Stock may be granted to eligible participants of Disney or its Affiliates under the Plan. All such grants are subject to the terms and provisions of the Plan. Defined terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

1. Award of Options

   Subject to the provisions of the Plan, the Committee may from time to time, in its sole discretion, award to participants in the Plan stock options to purchase shares of Disney Common Stock. In connection therewith, the Committee shall have full and final authority, inter alia, in its discretion, subject to the provisions of the Plan, (a) to determine the participants to whom options are to be awarded, (b) in the case of each option awarded, to determine whether the same shall be an incentive stock option pursuant to Section 422 of the Code (an "incentive stock option"), or an option which does not qualify under such
Section 422 (a "non-qualified option"), (c) to determine the number of shares subject to each option, (d) to determine the time or times at which options will be awarded and will expire, (e) to determine the option price of the shares subject to each option, which price shall not be less than the minimum specified in Section 2 hereof, (f) to determine the time or times when each option vests and when it becomes exercisable and to determine the duration of the exercise period and limits on exercise and vesting, (g) to prescribe the form or forms of the instruments evidencing any options awarded under the Plan (the "Stock Option Agreement"), (h) to prescribe the manner in which, and the form of consideration for which, the option price should be paid and (i) to make any and all adjustments and/or conversions contemplated by the Plan.

2. Option Price

   The option price shall be determined by the Committee at the time any option is awarded and shall not be less than 100% of the fair market value of the Disney Common Stock on the date on which the option is granted or the Stock Option Agreement (as described in Section 9 hereof) is amended pursuant to
Section 10 hereof. Subject to any limitations that may be imposed by the Committee to comply with any applicable rule, regulation or guideline or to accomplish any other objective, the option price shall be paid in cash (whether or not such cash is loaned by Disney to the participant for such purpose) or by the surrender, at the fair market value on the date on which the option is exercised, of shares of Disney Common Stock or go.com Common Stock, or by any combination of cash and such shares.

   The purchase price for shares being purchased upon exercise of non-qualified options may also be paid in any other manner approved by the Committee, including, without limitation, by delivery to Disney of (a) a cash amount which shall not be less than the par value of the Disney Common Stock multiplied by the number of shares being purchased and (b) a binding, joint and several obligation of the participant and a financial institution or broker approved by the Committee, to pay the balance of the purchase price upon such terms and conditions as may be specified from time to time by the Committee. For purposes of this Exhibit A, the "fair market value" of a share of Disney Common Stock or go.com Common Stock shall be the average of the highest and lowest of the New York Stock Exchange composite tape market prices at which the shares of Disney Common Stock or go.com Common Stock, as the case may be, shall have been sold regular way on the date as of which fair market value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred.

3. Duration and Period for Exercise of Options

   Subject to earlier termination as provided in Section 4 hereof, an option granted under the Plan shall expire ten years after the date the option is granted, unless otherwise provided by the Committee. The Committee shall specify at the time each option is granted, and shall state in the Stock Option Agreement, the time or times at which, and in what proportions, that option becomes vested and may be exercised prior to its expiration or earlier termination, provided that, except as provided in Section 4 hereof, the participant is employed by Disney or an Affiliate on each such vesting date or on a date no more than three months prior to such vesting date. The Committee shall also determine at the time each option is granted, and shall state in the Stock Option Agreement, whether that option is to be treated as an incentive stock option.

4. Conditions to Exercise Options

   Except as provided in Section 3 and this Section 4 or as otherwise may be provided by the Committee, no option may be exercised at any time unless the participant is then employed by Disney or one of its Affiliates.

   The option of any participant whose employment with Disney or one of its Affiliates is terminated for any reason shall terminate on the earlier of (a) the date that the option expires in accordance with its terms (including any terms required under Section 422 of the Code if the option is an incentive stock option) or (b) termination of employment or the expiration of such period after termination of employment as the Committee shall specify in the Stock Option Agreement, provided that such period shall not be less than: (i) twelve months if employment ceased due to permanent and total disability, (ii) eighteen months if employment ceased at a time when the optionee is eligible to elect immediate commencement of retirement benefits under a pension plan to which Disney or any of its Affiliates had made contributions, (iii) eighteen months if the participant died while employed by Disney or any of its Affiliates, or (iv) three months if employment ceased for any other reason, except termination for cause (as described below). During such period as described above, except as otherwise specified in the Stock Option Agreement or in the event employment was terminated by the death of the participant, the option may be exercised by such participant in respect of the same number of shares, in the same manner, and to the same extent as if he had continued as an employee during the first three months of such period; but no additional rights shall vest after such three months. The Committee shall have authority to determine in each case whether an authorized leave of absence shall be deemed a termination of employment for purposes hereof, as well as the effect of a leave of absence on the vesting and exercisability of an option.

   Notwithstanding the foregoing or any other provision herein to the contrary, in the event of termination of employment or discharge of a participant "for cause", as determined by the Committee in its sole discretion (the basis for which may, but need not be, specified in the Stock Option Agreement), then, subject to the terms of the Stock Option Agreement, any option or options held by such participant under the Plan, not theretofore exercised, shall terminate immediately upon such termination or discharge and may not be exercised thereafter. The Committee may authorize any officer or officers of Disney or its Affiliates to have standing authority to suspend the exercise of options by any participant with respect to whom grounds for a "for cause" termination may exist, as determined in the sole discretion of such officer or officers. Any such duly authorized officer may suspend the ability of any such participant to exercise an option pending the final determination of the Committee at its next regularly scheduled meeting.

   Except as otherwise provided by the Committee in the Stock Option Agreement, all stock options of any participant who dies while employed by Disney or any of its Affiliates may be exercised by the participant's beneficiary as designated by the participant on such forms and in accordance with such procedures as are required or authorized by the Committee (a "Designated Beneficiary") or, in the absence of an authorized designation, a legatee or legatees of such options under the participant's last will, or by such participant's executors, personal representatives or distributees, in respect of all or any part of the total number of shares subject to such options at the time of such participant's death (whether or not, at the time of death, the deceased participant would have been entitled to exercise such options to the extent of all or any of the shares covered thereby). However, except as otherwise provided by the Committee, in the event of the death of the participant after the date of termination of employment with Disney or any of its Affiliates and while any options remain outstanding, then such deceased participant's options shall expire in accordance with their terms, at the same time they would have expired if such participant had not died. Except as otherwise provided by the Committee in the Stock Option Agreement, the stock options of a participant who dies after he severed employment with Disney or any of its Affiliates may be exercised prior to their expiration by a Designated Beneficiary, a legatee or legatees of the options under the participant's last will, or by such participant's executors, personal representatives or distributees, in respect to the same number of shares, in the same manner and to the same extent as if such participant were then living.

   The Committee may accelerate vesting and exercisability or waive exercisability or vesting conditions of an option, and may extend the period of exercise of an option following termination of employment (subject to its maximum term), in any circumstances as it deems appropriate.

   For purposes hereof, the Committee shall have the sole power to make all determinations regarding the termination of any participant's employment, including, but not limited to, the effective time thereof for the purposes of this Plan, the cause(s) therefor and the consequences thereof. Unless otherwise provided by the Committee, if an entity ceases to be an Affiliate of Disney or otherwise ceases to be qualified under the Plan or if all or substantially all of the assets of an Affiliate of Disney are conveyed (other than by encumbrance), such cessation or action, as the case may be, shall be deemed for purposes hereof to be a termination of the employment of each employee of that entity.

5. Method of Exercising Options

   Any option granted under the Plan may be exercised by the participant, by the participant's Designated Beneficiary as designated in accordance with
Section 4 hereof, by a legatee or legatees of such option under such participant's last will, or by such participant's executors, personal representatives or distributees or such other persons as may be approved by the Committee by delivering to Disney at its main office (attention of its Secretary or such other individual or department as may be provided by Disney from time to time) written notice of the number of shares with respect to which the option is being exercised accompanied by full payment to Disney of the purchase price of the shares being purchased (in accordance with Section 2 hereof) and satisfaction of all applicable tax withholdings (in accordance with
Section 9(e) of the Plan).

6. Incentive Stock Options

   (a) Award of ISOs. Incentive stock options may be granted only to those persons who are employees of Disney or any subsidiary corporation or parent corporation of Disney, within the meaning of Section 424 of the Code. Notwithstanding the foregoing, an incentive stock option shall not be granted to any such person if immediately after such grant he is the owner or would be deemed in accordance with Section 424 of the Code to be the owner of more than 10% of the total combined voting power or value of all classes of stock of Disney or any of its subsidiary or parent corporations.

   (b) Annual Limits. No incentive stock option shall be granted to a participant if as a result of which the aggregate fair market value (determined as of the date of grant) of the stock with respect to which incentive stock options are exercisable for the first time in any calendar year under the Plan, and any other stock option plans of Disney or any subsidiary or any parent corporation, would exceed $100,000, determined in accordance with Section 422 of the Code. This limitation shall be applied by taking options into account in the order in which granted.

   (c) Terms and Conditions; Nontransferability. Any incentive stock option granted under the Plan shall contain such terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee. Such terms, together with the terms of this Plan, shall be intended and interpreted to cause such incentive stock option to qualify as an "incentive stock option" under Section 422 of the Code.

Such terms shall include a term of exercise of the option which is not greater than ten years from the date of grant, and additional limitations on the period of exercise of the option following termination of employment. An incentive stock option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable, during the lifetime of a participant, only by such participant.

   (d) Disqualifying Dispositions. If shares of Disney Common Stock acquired by exercise of an incentive stock option are disposed of within two years following the date of grant or one year following the transfer of such shares to the participant upon exercise, the participant shall be required, within 30 days after such disposition, to notify Disney in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

7. Grant and Exercise of Stock Appreciation Rights ("SARs")

   (a) Award of SARs. The Committee may grant SARs to such optionees as the Committee may select from time to time, either on a free-standing basis (without regard to the grant of a stock option) or on a tandem basis (related to the grant of an underlying stock option). SARs granted on a free-standing basis may be awarded by the Committee for a number of shares, at a base price, upon terms for vesting and exercise and upon such other terms and conditions as are consistent with such comparable terms applicable to the grant of stock options under the Plan (including this Exhibit A), except to the extent specifically provided herein with respect to SARs. SARs granted on a tandem basis in connection with any stock option granted under the Plan (either at the time such option is granted or thereafter at any time prior to the exercise, termination or expiration of such option) shall be subject to the same terms and conditions as the related stock option and shall be exercisable only to the extent such option is exercisable. Upon exercise of a tandem SAR and surrender of a related stock option, the number of shares to be charged against the number of shares referred to in Section 5 of the Plan shall be the number of shares subject to the surrendered stock options, and the number of shares shall be reduced accordingly. Upon exercise of a freestanding SAR, the number of shares to be charged against the number of shares referred to in Section 5 of the Plan shall be the number of shares subject to the freestanding SARs so exercised, and the number of shares shall be reduced accordingly.

   (b) Amount of Payment Upon Exercise of SARs. An SAR shall entitle the recipient thereof to receive, subject to the provisions of the Plan and such rules and regulations as may be established by the Committee, a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share over (B) the base price per share, times (ii) the number of shares called for by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related stock option (or any portion or portions thereof which the recipient from time to time determines to surrender for this purpose).

   (c) Form of Payment Upon Exercise of SARs. The Committee shall, in its sole discretion, determine whether the payment upon exercise of an SAR shall be made in the form of all cash, all shares, or any combination thereof. The Committee may impose such restrictions upon the forms of payment upon exercise of an SAR as it may deem necessary or appropriate to comply with the requirements for exemption under Rule 16b-3 of the Exchange Act. If upon settlement of the exercise of an SAR a participant is to receive a portion of such payment in shares of Disney Common Stock, the number of shares shall be determined by dividing such portion by the fair market value of a share of Disney Common Stock on the exercise date. No fractional shares will be issued and the Committee shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

8. Transferability of Options and SARs

   The Committee may provide, in the Stock Option or SAR Agreement, or any amendment thereto, evidencing the award, the extent to which a stock option or SAR granted under the Plan shall be transferable by the participant during his lifetime or upon his death. The terms and conditions of any such transferability shall be established by the Committee in accordance with the requirements of Section 9(b) of the Plan.

Incentive stock options shall not be transferable except as provided in Section 6 hereof. A beneficiary designation authorized pursuant to any other provision hereof shall not be deemed to be an assignment, transfer or encumbrance for purposes hereof.

9. Stock Option and SAR Agreements

   Each option or SAR awarded under the Plan shall be evidenced by a Stock Option Agreement or SAR Agreement (which need not be identical to other Stock Option or SAR Agreements) executed on behalf of Disney by a member of the Committee or by an officer designated by the Committee and by the participant which shall set forth the terms and conditions of the option and SAR, if any (including, in the case of incentive stock options, such terms as shall be requisite in the judgment of the Committee pursuant to Section 422 of the
Code), either expressly or by reference to the Plan and which may contain other provisions provided they are neither inconsistent with nor prohibited by the Plan. The Committee may make modifications to a Stock Option or SAR Agreement as are not inconsistent with or prohibited by the Plan. However, no modification of any Stock Option or SAR Agreement shall be effective unless explicitly set forth in a written instrument executed on behalf of Disney by a member of the Committee or by an officer designated by the Committee and, if adverse to the optionee, by the optionee. Except as provided in the immediately preceding sentence, no statement, undertaking or representation purporting to confer or affect any rights under the Plan, whether oral or written, made by any director, officer or employee of Disney or any Affiliate shall modify the terms of any Stock Option or SAR Agreement or constitute a grant of additional options or rights under the Plan.

10. Grant of Options in Substitution for Previously Granted Options; Repricing of Previously Granted Options.

   (a) Substitution of Options. Options may be granted in the discretion of the Committee in substitution for options previously granted pursuant to the Plan or any other stock option, stock incentive or incentive compensation plan of Disney, provided that any option so granted shall be exercisable at a new price which is not less than 100% of the fair market value of the Disney Common Stock on the date on which the replacement options are granted. The Stock Option Agreement evidencing the replacement options may, in the discretion of the Committee, contain the same terms and conditions, including, without limitation, the same vesting schedule as the agreement evidencing the original award.

   (b) Repricing of Options. The Committee may, in its discretion, amend the terms of any Stock Option Agreement, with the consent of the affected participant, to provide that the option price of the shares remaining subject to the original award shall be reestablished at a price not less than 100% of the fair market value of the Disney Common Stock on the effective date of the amendment. No modification of any other term or provision of any Stock Option Agreement which is amended in accordance with the foregoing shall be required, although the Committee may, in its discretion, make such further modifications of any such Stock Option Agreement as are not inconsistent with or prohibited by the Plan.

                                   EXHIBIT B

                            THE WALT DISNEY COMPANY

                              AMENDED AND RESTATED
                           1995 STOCK INCENTIVE PLAN

       RULES RELATING TO STOCK OPTIONS AND STOCK APPRECIATION RIGHTS FOR
                              go.com COMMON STOCK

   Pursuant to Section 4 (c) of the Plan, the Committee herein sets forth rules under which stock options and stock appreciation rights with respect to go.com Common Stock may be granted to eligible participants of Disney or its Affiliates under the Plan. All such grants are subject to the terms and provisions of the Plan. Defined terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

1. Award of Options

   Subject to the provisions of the Plan, the Committee may from time to time, in its sole discretion, award to participants in the Plan stock options to purchase shares of go.com Common Stock. In connection therewith, the Committee shall have full and final authority, inter alia, in its discretion, subject to the provisions of the Plan, (a) to determine the participants to whom options are to be awarded, (b) in the case of each option awarded, to determine whether the same shall be an incentive stock option pursuant to Section 422 of the Code (an "incentive stock option"), or an option which does not qualify under such
Section 422 (a "non-qualified option"), (c) to determine the number of shares subject to each option, (d) to determine the time or times at which options will be awarded and will expire, (e) to determine the option price of the shares subject to each option, which price shall not be less than the minimum specified in Section 2 hereof, (f) to determine the time or times when each option vests and when it becomes exercisable and to determine the duration of the exercise period and limits on exercise and vesting, (g) to prescribe the form or forms of the instruments evidencing any options awarded under the Plan (the "Stock Option Agreement"), (h) to prescribe the manner in which, and the form of consideration for which, the option price should be paid and (i) to make any and all adjustments and/or conversions contemplated by the Plan.

2. Option Price

   The option price shall be determined by the Committee at the time any option is awarded and shall not be less than 100% of the fair market value of the go.com Common Stock on the date on which the option is granted or the Stock Option Agreement (as described in Section 9 hereof) is amended pursuant to
Section 10 hereof. Subject to any limitations that may be imposed by the Committee to comply with any applicable rule, regulation or guideline or to accomplish any other objective, the option price shall be paid in cash (whether or not such cash is loaned by Disney to the participant for such purpose) or by the surrender, at the fair market value on the date on which the option is exercised, of shares of go.com Common Stock or Disney Common Stock, or by any combination of cash and such shares.

   The purchase price for shares being purchased upon exercise of non-qualified options may also be paid in any other manner approved by the Committee, including, without limitation, by delivery to Disney of (a) a cash amount which shall not be less than the par value of the go.com Common Stock multiplied by the number of shares being purchased and (b) a binding, joint and several obligation of the participant and a financial institution or broker approved by the Committee, to pay the balance of the purchase price upon such terms and conditions as may be specified from time to time by the Committee. For purposes of this Exhibit B, the "fair market value" of a share of go.com Common Stock or Disney Common Stock shall be the average of the highest and lowest of the New York Stock Exchange composite tape market prices at which the shares of go.com Common Stock or Disney Common Stock, as the case may be, shall have been sold regular way on the date as of which fair market value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred.

3. Duration and Period for Exercise of Options

   Subject to earlier termination as provided in Section 4 hereof, an option granted under the Plan shall expire ten years after the date the option is granted, unless otherwise provided by the Committee. The Committee shall specify at the time each option is granted, and shall state in the Stock Option Agreement, the time or times at which, and in what proportions, that option becomes vested and may be exercised prior to its expiration or earlier termination, provided that, except as provided in Section 4 hereof, the participant is employed by Disney or an Affiliate on each such vesting date or on a date no more than three months prior to such vesting date. The Committee shall also determine at the time each option is granted, and shall state in the Stock Option Agreement, whether that option is to be treated as an incentive stock option.

4. Conditions to Exercise of Options

   Except as provided below, no option may be exercised at any time unless the participant is then employed by Disney or one of its Affiliates.

   Unless otherwise provided by the Committee in the Stock Option Agreement, the option of any participant whose employment with Disney or one of its Affiliates is terminated for any reason shall terminate on the date which is 60 days following the participant's termination of employment, other than in cases of termination on account of death or permanent and total disability (as provided below), and shall remain exercisable following such termination of employment only as to those shares that were exercisable on the date of participant's termination of employment. The Committee shall have authority in its discretion to determine in each case whether an authorized leave of absence shall be deemed a termination of employment for purposes hereof, as well as the effect of a leave of absence on the vesting and exercisability of an option.

   Notwithstanding the foregoing or any other provision herein to the contrary, in the event of termination of employment or discharge of a participant "for cause", as determined by the Committee in its sole discretion (the basis for which may, but need not be, specified in the Stock Option Agreement), then, subject to the terms of the Stock Option Agreement, any option or options held by such participant under the Plan, not theretofore exercised, shall terminate immediately upon such termination or discharge and may not be exercised thereafter. The Committee may authorize any officer or officers of Disney or its Affiliates to have standing authority to suspend the exercise of options by any participant with respect to whom grounds for a "for cause" termination may exist, as determined in the sole discretion of such officer or officers. Any such duly authorized officer may suspend the ability of any such participant to exercise an option pending the final determination of the Committee at its next regularly scheduled meeting.

   Except as otherwise provided by the Committee in the Stock Option Agreement, in the event employment is terminated by the participant's death, any shares subject to an option that would otherwise have become exercisable within the twelve-month period following the date of death shall immediately vest and become fully exercisable upon the date of death (and no additional shares shall vest), and all such shares and all previously vested but unexercised shares shall be exercisable until the expiration of such twelve-month period. However, except as otherwise provided by the Committee in the Stock Option Agreement, in the event of the death of the participant after the date of termination of employment with Disney or any of its Affiliates and while any options remain outstanding, no further vesting shall occur and such deceased participant's vested options shall expire on the date that is 60 days following the participant's death. All vested stock options of any participant who dies prior to the expiration of the option may be exercised by the participant's beneficiary as designated by the participant on such forms and in accordance with such procedures as are required or authorized by the Committee (a "Designated Beneficiary") or, in the absence of an authorized designation, a legatee or legatees of the options under the participant's last will, or by such participant's executors, personal representatives or distributees.

   Except as otherwise provided by the Committee in the Stock Option Agreement, in the event employment is terminated by the participant's permanent and total disability, any shares subject to an option that would otherwise have become exercisable within the first three months following the date of permanent and total disability shall continue to vest in accordance with their terms (and no additional shares shall vest), and all such shares and previously vested shares shall be exercisable until the date that is twelve months following the date of permanent and total disability. The Committee shall have the authority, in its discretion, to determine whether a participant's employment has been terminated on account of permanent and total disability.

   The Committee may accelerate vesting and exercisability or waive exercisability or vesting conditions of an option, and may extend the period of exercise of an option following termination of employment (subject to its maximum term), in any circumstances as it deems appropriate.

   For purposes hereof, the Committee shall have the sole power to make all determinations regarding the termination of any participant's employment, including, but not limited to, the effective time thereof for the purposes of this Plan, the cause(s) therefor and the consequences thereof. Unless otherwise provided by the Committee, if an entity ceases to be an Affiliate of Disney or otherwise ceases to be qualified under the Plan or if all or substantially all of the assets of an Affiliate of Disney are conveyed (other than by encumbrance), such cessation or action, as the case may be, shall be deemed for purposes hereof to be a termination of the employment of each employee of that entity.

5. Method of Exercising Options

   Any option granted under the Plan may be exercised by the participant, by the participant's Designated Beneficiary as designated in accordance with
Section 4 hereof, by a legatee or legatees of such option under such participant's last will, or by such participant's executors, personal representatives or distributees or such other persons as may be approved by the Committee by delivering to Disney at its main office (attention of its Secretary or such other individual or department as may be provided by Disney from time to time) written notice of the number of shares with respect to which the option is being exercised accompanied by full payment to Disney of the purchase price of the shares being purchased (in accordance with Section 2 hereof) and satisfaction of all applicable tax withholdings (in accordance with
Section 9(e) of the Plan).

6. Incentive Stock Options

   (a) Award of ISOs. Incentive stock options may be granted only to those persons who are employees of Disney or any subsidiary corporation or parent corporation of Disney, within the meaning of Section 424 of the Code. Notwithstanding the foregoing, an incentive stock option shall not be granted to any such person if immediately after such grant he is the owner or would be deemed in accordance with Section 424 of the Code to be the owner of more than 10% of the total combined voting power or value of all classes of stock of Disney or any of its subsidiary or parent corporations.

   (b) Annual Limits. No incentive stock option shall be granted to a participant if as a result of which the aggregate fair market value (determined as of the date of grant) of the stock with respect to which incentive stock options are exercisable for the first time in any calendar year under the Plan, and any other stock option plans of Disney or any subsidiary or any parent corporation, would exceed $100,000, determined in accordance with Section 422 of the Code. This limitation shall be applied by taking options into account in the order in which granted.

   (c) Terms and Conditions; Nontransferability. Any incentive stock option granted under the Plan shall contain such terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee. Such terms, together with the terms of this Plan, shall be intended and interpreted to cause such incentive stock option to qualify as an "incentive stock option" under Section 422 of the Code. Such terms shall include a term of exercise of the option which is not greater than ten years from the date of grant, and additional limitations on the period of exercise of the option following termination of employment. An incentive stock option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable, during the lifetime of a participant, only by such participant.

   (c) Disqualifying Dispositions. If shares of go.com Common Stock acquired by exercise of an incentive stock option are disposed of within two years following the date of grant or one year following the transfer of such shares to the participant upon exercise, the participant shall be required, within 30 days after such disposition, to notify Disney in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

7. Grant and Exercise of Stock Appreciation Rights ("SARs")

   (a) Award of SARs. The Committee may grant SARs to such optionees as the Committee may select from time to time, either on a free-standing basis (without regard to the grant of a stock option) or on a tandem basis (related to the grant of an underlying stock option). SARs granted on a free-standing basis may be awarded by the Committee for a number of shares, at a base price, upon terms for vesting and exercise and upon such other terms and conditions as are consistent with such comparable terms applicable to the grant of stock options under the Plan (including this Exhibit B), except to the extent specifically provided herein with respect to SARs. SARs granted on a tandem basis in connection with any stock option granted under the Plan (either at the time such option is granted or thereafter at any time prior to the exercise, termination or expiration of such option) shall be subject to the same terms and conditions as the related stock option and shall be exercisable only to the extent such option is exercisable. Upon exercise of a tandem SAR and surrender of a related stock option, the number of shares to be charged against the number of shares referred to in Section 5 of the Plan shall be the number of shares subject to the surrendered stock options, and the number of shares shall be reduced accordingly. Upon exercise of a freestanding SAR, the number of shares to be charged against the number of shares referred to in Section 5 of the Plan shall be the number of shares subject to the freestanding SARs so exercised, and the number of shares shall be reduced accordingly.

   (b) Amount of Payment Upon Exercise of SARs. An SAR shall entitle the recipient thereof to receive, subject to the provisions of the Plan and such rules and regulations as may be established by the Committee, a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share over (B) the base price per share, times (ii) the number of shares called for by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related stock option (or any portion or portions thereof which the recipient from time to time determines to surrender for this purpose).

   (c) Form of Payment Upon Exercise of SARs. The Committee shall, in its sole discretion, determine whether the payment upon exercise of an SAR shall be made in the form of all cash, all shares, or any combination thereof. The Committee may impose such restrictions upon the forms of payment upon exercise of an SAR as it may deem necessary or appropriate to comply with the requirements for exemption under Rule 16b-3 of the Exchange Act. If upon settlement of the exercise of an SAR a participant is to receive a portion of such payment in shares of go.com Common Stock, the number of shares shall be determined by dividing such portion by the fair market value of a share of go.com Common Stock on the exercise date. No fractional shares will be issued and the Committee shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

8. Transferability of Options and SARs

   The Committee may provide, in the Stock Option or SAR Agreement, or any amendment thereto, evidencing the award, the extent to which a stock option or SAR granted under the Plan shall be transferable by the participant during his lifetime or upon his death. The terms and conditions of any such transferability shall be established by the Committee in accordance with the requirements of Section 9(b) of the Plan. Incentive stock options shall not be transferable except as provided in Section 6 hereof. A beneficiary designation authorized pursuant to any other provision hereof shall not be deemed to be an assignment, transfer or encumbrance for purposes hereof.

9. Stock Option and SAR Agreements

   Each option or SAR awarded under the Plan shall be evidenced by a Stock Option Agreement or SAR Agreement (which need not be identical to other Stock Option or SAR Agreements) executed on behalf of

Disney by a member of the Committee or by an officer designated by the Committee and by the participant which shall set forth the terms and conditions of the option and SAR, if any (including, in the case of incentive stock options, such terms as shall be requisite in the judgment of the Committee pursuant to Section 422 of the Code), either expressly or by reference to the Plan and which may contain other provisions provided they are neither inconsistent with nor prohibited by the Plan. The Committee may make modifications to a Stock Option or SAR Agreement as are not inconsistent with or prohibited by the Plan. However, no modification of any Stock Option or SAR Agreement shall be effective unless explicitly set forth in a written instrument executed on behalf of Disney by a member of the Committee or by an officer designated by the Committee and, if adverse to the optionee, by the optionee. Except as provided in the immediately preceding sentence, no statement, undertaking or representation purporting to confer or affect any rights under the Plan, whether oral or written, made by any director, officer or employee of Disney or any Affiliate shall modify the terms of any Stock Option or SAR Agreement or constitute a grant of additional options or rights under the Plan.

10. Grant of Options in Substitution for Previously Granted Options; Repricing of Previously Granted Options.

   (a) Substitution of Options. Options may be granted in the discretion of the Committee in substitution for options previously granted pursuant to the Plan or any other stock option, stock incentive or incentive compensation plan of Disney, provided that any option so granted shall be exercisable at a new price which is not less than 100% of the fair market value of the go.com Common Stock on the date on which the replacement options are granted. The Stock Option Agreement evidencing the replacement options may, in the discretion of the Committee, contain the same terms and conditions, including, without limitation, the same vesting schedule as the agreement evidencing the original award.

   (b) Repricing of Options. The Committee may, in its discretion, amend the terms of any Stock Option Agreement, with the consent of the affected participant, to provide that the option price of the shares remaining subject to the original award shall be reestablished at a price not less than 100% of the fair market value of the go.com Common Stock on the effective date of the amendment. No modification of any other term or provision of any Stock Option Agreement which is amended in accordance with the foregoing shall be required, although the Committee may, in its discretion, make such further modifications of any such Stock Option Agreement as are not inconsistent with or prohibited by the Plan.

                                                                         Annex F

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

                           PERSONAL AND CONFIDENTIAL

July 10, 1999

Board of Directors
The Walt Disney Company
500 South Buena Vista Street
Burbank, CA 91521

Ladies and Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to The Walt Disney Company ("Parent") of the consideration to be paid by Parent pursuant to the Agreement and Plan of Reorganization (the "Agreement"), dated as of July 10, 1999, by and among Parent, Bingo Acquisition Corp., a wholly owned subsidiary of Parent ("Acquisition Company"), and Infoseek Corporation ("Infoseek"). The Agreement provides for, among other things, the merger (the "Merger") of Acquisition Company with and into Infoseek, pursuant to which each issued and outstanding share of common stock, par value $0.01 per share, (the "Infoseek Common Stock"), of Infoseek (other than shares of Infoseek Common Stock owned by Parent and Disney Enterprises, Inc., a wholly owned subsidiary of Parent) will be converted into 1.15 shares of a new class of common stock, par value $0.01 per share ("Internet Group Common Stock"), of Parent that will have the terms and features set forth in the Parent Charter Amendment (as defined in the Agreement) and is intended to reflect the assets and businesses of Infoseek and certain of the internet assets and businesses of Parent. Parent will have a retained interest in the foregoing assets and businesses as determined pursuant to the Parent Charter Amendment and the Parent Common Stock Policies (as defined in the Agreement). The Merger and the other transactions contemplated by the Agreement are collectively referred to herein as the "Transactions."

   Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Parent, having provided certain investment banking services to Parent from time to time, including having acted as agent on the Parent's Medium Term Note program and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Parent or Infoseek for its own account and for the accounts of customers. As of the date hereof, Goldman Sachs accumulated a net long position of 282,167 shares of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock"), a net short of 212,400 shares of Parent Common Stock through various option contracts, and a net short position of 156,600 shares of Infoseek Common Stock.

   In connection with this opinion, we have reviewed, among other things, the Agreement, the Parent Charter Amendment and the Parent Common Stock Policies; Annual Reports to Stockholders and Annual Reports on Form 10-K of Parent for the five fiscal years ended September 30, 1998; Annual Reports to Stockholders and Annual Reports on Form 10-K of Infoseek and its predecessor for the two years ended December 31, 1997 and the period from January 1 to October 3, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Parent and Infoseek; certain other communications from Parent and Infoseek to their respective stockholders; certain information furnished by Parent relating to Parent's internet assets and businesses; certain internal financial analyses and forecasts for Parent's internet assets and businesses and Infoseek prepared by the management of Parent; and certain internal financial analyses and forecasts for Infoseek prepared by the management of Infoseek. We have also held discussions with members of the senior management of Parent and Infoseek regarding the strategic, financial and operating rationale for, and expected benefits of, the Transactions and the past and current business operations, financial condition and future prospects of Parent's internet assets and businesses and Infoseek. In addition, we have reviewed the reported price and trading activity for the Infoseek Common Stock, compared certain financial information for Parent's internet assets and businesses and certain financial and stock market information for Infoseek with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent businesses combinations in the internet industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

   We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Parent or Infoseek or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Parent in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any stockholder should vote on any matter relating to the Transactions.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the consideration to be paid by Parent pursuant to the Agreement is fair to Parent from a financial point of view.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.

                                                                        Annex G

                                                       Corporate and
                                                    Institutional
                                                       Client Group

                                                       101 California Street,
                                                    Suite 1200
                                                       San Francisco,
                                                    California 94111
                                                       415 676 3200
                                                       FAX 415 676 3299
                             [LOGO--MERRILL LYNCH]

July 9, 1999

Board of Directors
Infoseek Corporation
1399 Moffett Park Drive
Sunnyvale, CA 94089-1134

Members of the Board of Directors:

   Infoseek Corporation (the "Company"), The Walt Disney Company (the "Parent") and Bingo Acquisition Corp., a newly formed, wholly owned subsidiary of the Parent (the "Acquisition Company"), propose to enter into the Agreement and Plan of Reorganization dated as of July 9, 1999 (the "Agreement") pursuant to which the Acquisition Company will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.001 per share (the "Company Shares"), other than the shares owned by the Parent and Disney Enterprises, Inc., a wholly owned subsidiary of the Parent, will be converted into the right to receive 1.15 shares of Internet Group Common Stock of the Parent, par value $.01 per share (the "Internet Shares").

   You have asked us whether, in our opinion, the consideration to be received by the holders of the Company Shares, other than the Parent and its affiliates, in the Merger is fair to such holders from a financial point of view.

   In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to the Company and the Parent's assets and businesses to be attributed to the Internet Group (as defined in the Articles and Policies) (the "Parent Internet Group") that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Parent Internet Group, individually and on a combined basis, furnished to us by the Company and the Parent, respectively;

     (3) Conducted discussions with members of senior management and representatives of the Company and the Parent Internet Group concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

     (4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the results of operations of the Company and the Parent Internet Group and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

     (8) Reviewed the potential pro forma impact of the Merger;

      (9) Reviewed drafts of the Agreement, the Parent's Restated Certificate of Incorporation (the "Articles") and the Parent's Common Stock Policies (the "Policies"); and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Parent Internet Group or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Parent Internet Group. With respect to the financial forecast information furnished to or discussed with us by the Company or the Parent, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's, the Parent's or the Parent Internet Group's management as to the expected future financial performance of the Company or the Parent Internet Group, as the case may be, individually and on a combined basis. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that no Change of Law (as defined in the Agreement) which could have an adverse tax consequence on the transaction has or will occur. We have also assumed that the final form of the Agreement, the Articles and the Policies will be substantially similar to the last draft reviewed by us.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

   In connection with the preparation of this opinion, we have not been authorized by the Company, or the Board of Directors of the Company to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

   We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Parent and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares, as well as securities of the Parent, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

   We are not expressing any opinion herein as to the prices at which the Company Shares or the Internet Shares will trade following the announcement or consummation of the Merger.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of the Company Shares, other than the Parent and its affiliates, in the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                            [SIGNATURE OF MERRILL LYNCH, PIERCE, FENNER & SMITH]

                                    ANNEX H

                  ILLUSTRATION OF TERMS OF GO.COM COMMON STOCK

   The following illustrations show how to calculate the:

  .  Retained Interest Fraction;

  .  Outstanding Internet Fraction;

  . Number of Shares Issuable with Respect to the Retained Interest in go.com; and

  .  Total Number of Notional Shares of go.com Common Stock Deemed
     Outstanding

after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, in each case based on the assumptions set forth herein.

   In these illustrations, the Number of Shares Issuable with Respect to the Retained Interest in go.com is initially assumed to be 100. Unless otherwise specified, each illustration should be read independently as if none of the other transactions referred to below had occurred. Actual calculations may be slightly different due to rounding. The illustrations are not intended to be complete and are qualified in their entirety by the more detailed information contained in this document and the annexes to this document. The following illustrations are purely hypothetical and the numbers used herein, including assumptions of market values, were chosen to simplify the calculations and are not intended to represent estimates of actual numbers or values. Capitalized terms used but not otherwise defined in this illustration of terms have the respective meanings ascribed to them in this document.

   "Total Number of Notional Shares of go.com Common Stock Deemed Outstanding" means the number of shares of go.com Common Stock outstanding plus the Number of Shares Issuable with Respect to the Retained Interest in go.com.

   At any given time, the percentage interest in go.com intended to be represented by the outstanding shares of go.com Common Stock, i.e., the Outstanding Internet Fraction, is equal to:

                   Outstanding Shares of go.com Common Stock
          ----------------------------------------------------------
   Total Number of Notional Shares of go.com Common Stock Deemed Outstanding

and the remaining interest in go.com intended to be represented by Disney Group's retained interest in go.com, i.e., the Retained Interest Fraction, is equal to:

        Number of Shares Issuable with Respect to the Retained Interest in go.com
          ----------------------------------------------------------
   Total Number of Notional Shares of go.com Common Stock Deemed Outstanding

   The sum of the Outstanding Internet Fraction and the Retained Interest Fraction will always equal to 1, or 100%. In our example, before the first issuance, the Number of Shares Issuable with Respect to the Retained Interest in go.com and the Total Number of Notional Shares of go.com Common Stock Deemed Outstanding are each equal to 100, the Retained Interest Fraction is 100% and the Outstanding Internet Fraction is 0.

Issuance in the Merger of go.com Common Stock for the Account of the Disney
Group

   The following illustration reflects an assumed issuance by Disney of 28 shares of go.com Common Stock in the merger. In the merger, the issuance of go.com Common Stock is attributed to the Disney Group with respect to its retained interest.

   .Shares of go.com Common Stock previously issued and outstanding........    0
     Newly issued shares of go.com Common Stock for the account of the
      Disney Group, in connection with the merger..........................   28
                                                                             ---
       Total issued and outstanding shares of go.com Common Stock following
        the merger.........................................................   28
                                                                             ===

   As a result of this additional offering of go.com Common Stock:

  . The Number of Shares Issuable with Respect to the Retained Interest in go.com would decrease by the number of shares of go.com Common Stock issued in the merger, or sold at a later date for the account of the Disney Group.

     Number of Shares Issuable with Respect to the Retained Interest in
      go.com prior to the merger......................................... 100
     Shares of go.com Common Stock issued in the merger, described above..............................................................  28
                                                                          ---
     Number of Shares Issuable with Respect to the Retained Interest in
      go.com after the merger............................................  72
                                                                          ===

  . The number of issued and outstanding shares of go.com Common Stock, 28, would represent an Outstanding Internet Fraction of 28%, calculated as follows:

                                       28
                                     -----
                                    28 + 72

    The Retained Interest Fraction would accordingly be 72%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of go.com Common Stock, other than a dividend or other distribution payable in shares of go.com Common Stock, the Disney Group would be credited, and go.com would be charged, with an amount equal to 257% of the aggregate amount of any dividend or distribution. This percentage represents the ratio of the Number of Shares Issuable with Respect to the Retained Interest in go.com, 72, to the total number of shares of go.com Common Stock issued and outstanding following the merger, 28.

    If, for example, Disney declared and paid a dividend of $1.00 per share on the 28 shares of go.com Common Stock outstanding, an aggregate of $28, the Disney Group would be credited with $72 and go.com would be charged with that amount in addition to the $28 dividend paid to the holders of go.com Common Stock, a total of $100.

Offerings of go.com Common Stock

   The following illustrations reflect, following the initial issuance of 28 shares of go.com Common Stock in the merger, an assumed issuance of an additional 10 shares of go.com Common Stock.

Offerings for the Account of go.com

   Assume the additional offering of go.com Common Stock is attributed to go.com as an increase in its equity, with the net proceeds credited solely to go.com:

     Shares of go.com Common Stock previously issued and outstanding.......   28
     Newly issued shares of go.com Common Stock for the account of go.com..   10
                                                                             ---
       Total number of issued and outstanding shares of go.com Common Stock
        after the new offering.............................................   38
                                                                             ===

   As a result of this additional offering of go.com Common Stock:

  . The Number of Shares Issuable with Respect to the Retained Interest in go.com, 72, would remain unchanged.

  . The number of issued and outstanding shares, 38, would represent an Outstanding Internet Fraction of approximately 34.5%, calculated as follows:

                                       38
                                     -----
                                    38 + 72

    The Retained Interest Fraction would accordingly be approximately 65.5% following the additional offering of go.com Common Stock.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of go.com Common Stock, other than a dividend or other distribution payable in shares of go.com Common Stock, the Disney Group would be credited, and go.com would be charged, with an amount equal to the product of 189% of the aggregate amount of any dividend or distribution. This percentage represents the ratio of the Number of Shares Issuable with Respect to the Retained Interest in go.com, 72, to the total number of shares of go.com Common Stock issued and outstanding following the offering, 38.

Offerings for the Account of the Disney Group

   Assume the additional offering of go.com Common Stock is attributed to the Disney Group with respect to its retained interest, with the net proceeds credited solely to the Disney Group:

     Shares of go.com Common Stock previously issued and outstanding.......   28
     Newly issued shares of go.com Common Stock for the account of the
      Disney Group.........................................................   10
                                                                             ---
       Total number of issued and outstanding shares of go.com Common Stock
        after the new offering.............................................   38
                                                                             ===

   As a result of this additional offering of go.com Common Stock:

 . The Number of Shares Issuable with Respect to the Retained Interest in go.com would decrease by the number of shares of go.com Common Stock issued for the account of the Disney Group.

     Number of shares of go.com Common Stock Issuable with Respect to the
      Retained Interest in go.com prior to the additional offering..........  72
     Newly issued shares of go.com Common Stock for the account of the
      Disney Group..........................................................  10
                                                                             ---
       Number of shares of go.com Common Stock Issuable with Respect to the
        Retained Interest in go.com after the additional offering...........  62
                                                                             ===

  . The total number of issued and outstanding shares of go.com Common Stock, 38, would in the aggregate represent an Outstanding Internet Fraction of 38%, calculated as follows:

                                       38
                                     -----
                                    38 + 62

    The Retained Interest Fraction would accordingly be reduced to 62% following the additional offering of go.com Common Stock.

  . In this case, in the event of any dividend or other distribution paid on go.com Common Stock, other than a dividend or other distribution payable in shares of go.com Common Stock, the Disney Group would be credited, and go.com would be charged, with an amount equal to approximately 163% of the aggregate amount of any dividend or distribution. This percentage represents the ratio of the Number of Shares Issuable with Respect to the Retained Interest in go.com, 62, to the total number of shares of go.com Common Stock issued and outstanding following the additional offering, 38.

Offerings of Convertible Securities

   If Disney were to issue any securities convertible into or exercisable for shares of go.com Common Stock, the Outstanding Internet Fraction and the Retained Interest Fraction would remain unchanged at the time of such issuance. If any shares of go.com Common Stock were issued upon conversion or exercise of these convertible securities, however, the Outstanding Internet Fraction and the Retained Interest Fraction would then be adjusted as described above under "Offerings for the Account of the Disney Group," if these convertible securities were attributed to the Disney Group, or under "Offerings for the Account of go.com," if these convertible securities were attributed to go.com.

Repurchases of go.com Common Stock

   The following illustrations reflect an assumed repurchase by Disney of 5 shares of go.com Common Stock after the assumed initial issuance of 28 shares of go.com Common Stock in the merger for the account of the Disney Group:

Repurchase for the Account of the Disney Group

   Assume the repurchase of go.com Common Stock is attributed to the Disney Group as an increase in its retained interest in go.com, with the cost charged solely against the Disney Group:

     Shares of go.com Common Stock previously issued and outstanding.......   28
     Shares of go.com Common Stock repurchased for the account of the
      Disney Group.........................................................    5
                                                                             ---
       Total number of issued and outstanding shares of go.com Common Stock
        after the repurchase...............................................   23
                                                                             ===

   As a result of this repurchase of go.com Common Stock:

  . The Number of Shares Issuable with Respect to the Retained Interest in go.com would be increased by the number of any shares of go.com Common Stock repurchased for the account of the Disney Group.

     Number of Shares Issuable with Respect to the Retained Interest in
      go.com prior to the repurchase.....................................   72
     Number of shares of go.com Common Stock repurchased for the account
      of the Disney Group................................................    5
                                                                           ---
       Number of Shares Issuable with Respect to the Retained Interest in
        go.com after the repurchase......................................   77
                                                                           ===

  . The total number of issued and outstanding shares of go.com Common Stock, 23, would in the aggregate represent an Outstanding Internet Fraction of 23%, calculated as follows:

                                       23
                                     -----
                                    23 + 77

    The Retained Interest Fraction would accordingly be increased to 77% following the repurchase of the go.com Common Stock.

Repurchase for the Account of go.com without Participation by the Disney Group

   Assume the repurchase of go.com Common Stock is attributed to go.com, with the cost being charged solely against go.com. Further assume that the Disney board of directors does not determine to transfer assets from go.com to the Disney Group to hold constant the Outstanding Internet Fraction and Retained Interest Fraction:

     Shares of go.com Common Stock previously issued and outstanding.......   28
     Shares of go.com Common Stock repurchased for the account of go.com...    5
                                                                             ---
       Total number of issued and outstanding shares of go.com Common Stock
        after the repurchase...............................................   23
                                                                             ===

   As a result of this repurchase of go.com Common Stock:

  . The Number of Shares Issuable with Respect to the Retained Interest in go.com, 72, would remain unchanged.

  . The total number of issued and outstanding shares of go.com Common Stock, 23, would in the aggregate represent an Outstanding Internet Fraction of approximately 24%, calculated as follows:


                                       23
                                     -----
                                    23 + 72

    The Retained Interest Fraction would accordingly be increased to approximately 76%.

Repurchase for the Account of go.com with Participation by the Disney Group

   Assume the repurchase of go.com Common Stock is attributed to go.com, with the cost being charged solely against go.com. Further assume that the repurchase is made in connection with a tender offer for 5 of the then-outstanding shares of go.com Common Stock, or 18%, at a price of $50 per share, and that the Disney board of directors determines to transfer cash or other assets from go.com to the Disney Group to hold constant the Outstanding Internet Fraction and Retained Interest Fraction:

     Shares of go.com Common Stock previously issued and outstanding.......   28
     Shares of go.com Common Stock repurchased for the account of go.com...    5
                                                                             ---
       Total number of issued and outstanding shares of go.com Common Stock
        after the repurchase...............................................   23
                                                                             ===

   In order to hold constant the Outstanding Internet Fraction and Retained Interest Fraction, the Disney board of directors determines that the Market Value of a share of go.com Common Stock in this context is $50 and transfers from go.com to the Disney Group an amount of cash or other assets equal to approximately 257% of the aggregate amount of cash paid in the tender offer to holders of outstanding shares of go.com Common Stock, $250, or a total of approximately $643. This amount represents the ratio of the Number of Shares Issuable with Respect to the Retained Interest in go.com, 72, to the total number of shares of go.com Common Stock issued and outstanding, 28, in each case immediately prior to the repurchase.

  . In that case, the Number of Shares Issuable with Respect to the Retained Interest in go.com, 72, would decrease by the amount of cash so transferred, $643, divided by the Market Value per share of go.com Common Stock, or $50.

     Number of Shares Issuable with Respect to the Retained Interest in
      go.com prior to transfer.............................................  72
     Adjustment with respect to the Disney Group's retained interest to reflect transfer to the Disney Group of funds theretofore allocated to go.com............................................................  13
                                                                            ---
     Number of Shares Issuable with Respect to the Retained Interest in
      go.com after transfer................................................  59
                                                                            ===

  . The total number of issued and outstanding shares of go.com Common Stock, 23, would in the aggregate continue to represent an Outstanding Internet Fraction of 28%, calculated as follows:

                                        23
                                      -------
                                      23 + 59

   The Retained Interest Fraction would accordingly continue to be 72% following the repurchase of the go.com Common Stock and transfer of cash or other assets.

   Assuming that the Disney board of directors transferred only half of the $643 amount, or $321.50, from go.com to the Disney Group, the Number of Shares Issuable with Respect to the Retained Interest in go.com, 72, would decrease by the amount of cash so transferred, $321.50, divided by the Market Value per share of go.com Common Stock, or $50.

   As a result:

     Number of Shares Issuable with Respect to the Retained Interest in
      go.com prior to transfer..............................................  72
     Adjustment in respect of the Disney Group's retained interest to reflect the transfer to the Disney Group of cash previously allocated
      to go.com.............................................................   6
                                                                             ---
       Number of Shares Issuable with Respect to the Retained Interest in
        go.com after transfer...............................................  66
                                                                             ===

  . The total number of issued and outstanding shares of go.com Common Stock, 23, would in the aggregate represent an Outstanding Internet Fraction of approximately 26%, calculated as follows:

                                        23
                                      -------
                                      23 + 66

     The Retained Interest Fraction would accordingly be increased to approximately 74% following the repurchase of the go.com Common Stock and the transfer of cash.

go.com Common Stock Dividends

   The following illustrations reflect assumed dividends of go.com Common Stock on outstanding shares of Disney Common Stock and outstanding shares of go.com Common Stock after the assumed initial issuance of 28 shares of go.com Common Stock in the merger for the account of the Disney Group.

go.com Common Stock Dividend on Disney Common Stock

   Assume 1,000 shares of Disney Common Stock are outstanding and Disney declares a dividend of 1/20 of a share of go.com Common Stock on each outstanding share of Disney Common Stock.

     Shares of go.com Common Stock previously issued and outstanding.......  28
     Newly issued shares of go.com Common Stock for the account of the
      Disney Group.........................................................  50
                                                                            ---
       Total issued and outstanding after the dividend.....................  78
                                                                            ===

   As a result of this dividend of go.com Common Stock:

  . Any dividend of shares of go.com Common Stock to the holders of shares of Disney Common Stock would be treated as a reduction in the Number of Shares Issuable with Respect to the Retained Interest in go.com:

     Number of Shares Issuable with Respect to the Retained Interest in
      go.com prior to the dividend.........................................  72
     Number of shares of go.com Common Stock distributed on outstanding shares of Disney Common Stock for the account of the Disney Group....  50
                                                                            ---
       Number of Shares Issuable with Respect to the Retained Interest in
        go.com after the dividend..........................................  22
                                                                            ===

  . The total number of issued and outstanding shares of go.com Common Stock, 78, would in the aggregate represent an Outstanding Internet Fraction of 78%, calculated as follows:

                                        78
                                      -------
                                      78 + 22

     The Retained Interest Fraction would accordingly be reduced to 22% following this dividend. Note, however, that after the dividend, the holders of Disney Common Stock would also hold 50 shares of go.com Common Stock, which would be intended to represent a 50% interest in the value attributable to go.com.

go.com Common Stock Dividend on go.com Common Stock

   Assume that Disney declares a dividend of 1/4 of a share of go.com Common Stock on each outstanding share of go.com Common Stock:

     Shares of go.com Common Stock previously issued and outstanding.......   28
     Newly issued shares of go.com Common Stock for the account of go.com..    7
                                                                             ---
       Total number of issued and outstanding shares of go.com Common Stock
        after the dividend.................................................   35
                                                                             ===

   As a result of this dividend of go.com Common Stock:

  . The Number of Shares Issuable with Respect to the Retained Interest in go.com would be increased proportionately to reflect the stock dividend payable in shares of go.com Common Stock to holders of shares of go.com Common Stock. That is, the Number of Shares Issuable with Respect to the Retained Interest in go.com would be increased by a number equal to 257%, which represents the ratio of the Number of Shares Issuable with Respect to the Retained Interest in go.com, 72, to the number of shares of go.com Common Stock issued and outstanding, 28, in each case immediately prior to such dividend, of the aggregate number of shares of go.com Common Stock issued in connection with such dividend, 7, or 18%.

       Number of Shares Issuable with Respect to the Retained Interest in
        go.com prior to the dividend ......................................  72
       Adjustment with respect to the Disney Group's retained interest to reflect shares of go.com Common Stock distributed on outstanding shares of go.com Common Stock......................................  18
                                                                            ---
       Number of Shares Issuable with Respect to the Retained Interest in
        go.com after the dividend..........................................  90
                                                                            ===

  . The total number of issued and outstanding shares of go.com Common Stock, 35, would in the aggregate continue to represent an Outstanding Internet Fraction of 28%, calculated as follows:

                                        35
                                      -------
                                      35 + 90

   The Retained Interest Fraction would accordingly continue to be 72% following this dividend.

Capital Transfers of Cash or Other Assets between the Disney Group and go.com

Capital Contribution of Cash or Other Assets from the Disney Group to go.com

   The following illustration reflects the assumed contribution by the Disney Group to go.com, after the assumed initial issuance of 28 shares of go.com Common Stock in the merger for the account of the Disney Group, of $100 of assets allocated to the Disney Group at a time when the Market Value of go.com Common Stock is $50 per share.

     Shares of go.com Common Stock previously issued and outstanding.......   28
     Newly issued shares of go.com Common Stock............................    0
                                                                             ---
       Total number of issued and outstanding shares of go.com Common Stock
        after the contribution.............................................   28
                                                                             ===

   As a result of the capital contribution:

  . The Number of Shares Issuable with Respect to the Retained Interest in go.com would be increased to reflect the contribution to go.com of assets previously allocated to the Disney Group by a number equal to the value of the assets contributed, $100, divided by the Market Value of go.com Common Stock at that time, $50 or 2 shares.

       Number of Shares Issuable with Respect to the Retained Interest in
        go.com prior to the contribution..................................   72
       Increase to reflect the contribution to go.com of assets previously
        allocated to the Disney Group.....................................    2
                                                                            ---
         Number of Shares Issuable with Respect to the Retained Interest
          in go.com after the contribution................................   74
                                                                            ===

  . The total number of issued and outstanding shares of go.com Common Stock, 28, would in the aggregate represent an Outstanding Internet Fraction of approximately 27.5%, calculated as follows:

                                        28
                                      -------
                                      28 + 74

   The Retained Interest Fraction would accordingly be increased to approximately 72.5% following this capital contribution.

Return of Capital Transfer of Cash or Other Assets from go.com to the Disney
Group

   The following illustration reflects the assumed transfer by go.com to the Disney Group, after the assumed initial issuance of 28 shares of go.com Common Stock in the merger for the account of the Disney Group, of $100 of assets allocated to go.com on a date on which the Market Value of go.com Common Stock is $50 per share.

     Shares of go.com Common Stock previously issued and outstanding.......   28
     Newly issued shares of go.com Common Stock............................    0
                                                                             ---
       Total number of issued and outstanding shares of go.com Common Stock
        after the contribution.............................................   28
                                                                             ===

   As a result of the capital contribution:

  . The Number of Shares Issuable with Respect to the Retained Interest in go.com would be decreased to reflect the transfer to the Disney Group of assets previously allocated to go.com by a number equal to the value of the assets transferred, $100, divided by the Market Value of go.com Common Stock at that time, $50 or 2 shares.

       Number of Shares Issuable with Respect to the Retained Interest in
        go.com prior to the contribution..................................  72
       Decrease to reflect transfer to the Disney Group of assets
        allocated to go.com                                                  2
                                                                           ---
         Number of Shares Issuable with Respect to the Retained Interest in go.com after the contribution................................  70
                                                                           ===

  . The total issued and outstanding shares, 28, would in the aggregate represent an Outstanding Internet Fraction of approximately 28.5%, calculated as follows:

                                        28
                                      -------
                                      28 + 70

     The Retained Interest Fraction would accordingly be decreased to approximately 71.5% following the contribution.

                                    ANNEX I

                       Information About The Disney Group

                                                                           Page
                                                                           ----
Description of the Business of the Disney Group...........................  I-1
Properties................................................................ I-10
Legal Proceedings......................................................... I-10
Executive Officers of the Disney Group.................................... I-10
Introductory Note to Financial Statements and Supplemental Data........... I-12
Report of Independent Accountants......................................... I-13
Combined Financial Statements of the Disney Group
  Combined Statements of Income for the Years Ended September 30, 1998,
   1997 and 1996 and the Nine Months Ended June 30, 1999 and 1998......... I-14
  Combined Balance Sheets as of June 30, 1999 and September 30, 1998 and
   1997................................................................... I-15
  Combined Statements of Cash Flows for the Years Ended September 30,
   1998, 1997 and 1996 and the Nine Months Ended June 30, 1999 and 1998... I-16
  Combined Statements of Group Equity for the Years Ended September 30,
   1998, 1997 and 1996 and the Nine Months Ended June 30, 1999............ I-17
  Notes to Combined Financial Statements.................................. I-18
  Quarterly Financial Summary............................................. I-42
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.......................................................... I-43

                Description of the Business of the Disney Group

   The Disney Group consists of all of the assets, liabilities and businesses of The Walt Disney Company, including an initial 100% retained interest in Disney's existing Internet business for periods prior to the completion of the merger and an initial 72% retained interest in go.com upon completion of the merger. Disney, together with subsidiaries attributed to the Disney Group, is a diversified worldwide entertainment company with operations in three business segments: Creative Content, Broadcasting and Theme Parks and Resorts.

Creative Content

   The Creative Content segment produces live-action and animated motion pictures, television programs and musical recordings, licenses the Disney Group's characters and other intellectual property for use in connection with merchandise and publications and publishes books and magazines. Within the segment, films and characters are often promoted through the release of audiocassettes and compact discs and children's books and magazines. In addition, television programs have been created that contain characters originated in animated films. Character merchandising and publications licensing promote the Disney Group's films and television programs, as well as the Disney Group's other operations. The Disney Group also operates "The Disney Stores," which are direct retail distribution outlets for products based on the Disney Group's characters and films. The Disney Group is also engaged directly in the home video and television distribution of its film and television library.

   The Disney Group is an industry leader in producing and acquiring live-action and animated motion pictures for distribution to the theatrical, television and home video markets and produces original television programming for the network and first-run syndication markets. In addition, the Disney Group produces music recordings and live stage plays. The Disney Group licenses the name "Walt Disney," as well as the Disney Group's characters, visual and literary properties and songs and music, to various consumer manufacturers, retailers, show promoters and publishers throughout the world. Disney Group subsidiaries also engage in direct retail distribution through the Disney Stores; publish books, magazines and comics in the United States and Europe; produce popular music, children's audio products and computer software for the entertainment market, as well as film and video products for the educational marketplace.

Theatrical Films

   Walt Disney Pictures and Television, which has been attributed to the Disney Group, produces and acquires live-action motion pictures that are distributed under the banners Walt Disney Pictures, Touchstone Pictures and Hollywood Pictures. Miramax Film Corp., acquires and produces motion pictures that are primarily distributed under the Miramax and Dimension banners. The Disney Group also produces and distributes animated motion pictures under the banner Walt Disney Pictures. In addition, the Disney Group distributes films produced or acquired by certain independent production companies.

   During fiscal 1999, the Disney Group expects to distribute approximately 21 feature films under the Walt Disney Pictures, Touchstone Pictures and Hollywood Pictures banners and approximately 36 films under the Miramax and Dimension banners, including several live-action family films and one to two full length animated films, with the remainder targeted to teenagers and adults. In addition, the Disney Group periodically reissues previously released animated films. As of September 30, 1998, the Disney Group had released 547 full length live-action features (primarily color), 36 full length animated color features and approximately 478 cartoon shorts.

   The Disney Group distributes and markets its filmed products principally through its own distribution and marketing companies in the United States and major foreign markets.

Home Video

   The Disney Group directly distributes home video releases from each of its banners in the domestic market. In the international market, the Disney Group distributes both directly and through foreign distribution companies. In addition, the Disney Group develops, acquires and produces original programming for direct to video release. The Disney Group distributed three of the five top rental titles in 1998. As of September 30, 1998, 1,247 produced and acquired titles, including 661 feature films and 527 cartoon shorts and animated features, were available to the domestic marketplace and 1,349 produced and acquired titles, including 715 feature films and 634 cartoon shorts and animated features, were available to the international home entertainment market.

Television Production And Distribution

   The Disney Group develops, produces and distributes television programming to global broadcasters, cable and satellite operators, including the major television networks, the Disney Channel and other cable broadcasters, under the Buena Vista Television, Touchstone Television and Walt Disney Television labels. Program development is carried out in collaboration with a number of independent writers, producers and creative teams under various development arrangements. The Disney Group focuses on the development, production and distribution of half-hour comedies and one-hour dramas for network prime-time broadcast.

   The Disney Group is also producing six original television movies for The Wonderful World of Disney, which continues to air on ABC on Sunday evenings.

   The Disney Group also provides a variety of prime-time specials for exhibition on network television. Additionally, the Disney Group produces first-run animated and live-action syndicated programming.

   The Disney Group licenses the theatrical and television film library to the domestic television syndication market. Major packages of the Disney Group's feature films and television programming have been licensed for broadcast over several years.

   The Disney Group also licenses its theatrical and television properties in a number of foreign television markets. In addition, certain of the Disney Group's television programs are syndicated by the Disney Group abroad, including The Disney Club, a weekly series that the Disney Group produces for foreign markets.

   The Disney Group has licensed to the Encore pay television services, over a multi-year period, exclusive domestic pay television rights to certain films released under the Miramax, Touchstone, Hollywood, Dimension and Walt Disney Pictures banners. In addition, the Disney Group has licensed to the Showtime pay television services over a multi-year period, exclusive domestic pay television rights to certain films released under the Dimension banner.

Audio Products And Music Publishing

   The Disney Group also produces and distributes compact discs, audiocassettes and records, consisting primarily of soundtracks for animated films and read-along products, directed at the children's market in the United States, France and the United Kingdom, and licenses the creation of similar products throughout the rest of the world. In addition, the Disney Group commissions new music for its motion pictures and television programs and records and licenses the song copyrights created for the Disney Group to others for printed music, records, audiovisual devices and public performances.

   As of September 30, 1998, domestic retail sales of compact discs, audiocassettes and records are the largest source of music-related revenues, while direct marketing, which utilizes catalogs, coupon packages and television, is a secondary means of music distribution for the Disney Group.

   The Disney Group's Hollywood Records develops, produces and markets recordings from new talent across the spectrum of popular music, as well as soundtracks from certain of the Disney Group's live-action motion pictures. The Disney Group's Mammoth Records develops, produces and markets a diverse group of artists in the popular and alternative music fields. The Disney Group also owns the Nashville-based music label Lyric Street Records.

Walt Disney Theatrical Productions

   In November 1997, the Broadway production of The Lion King opened at the newly renovated New Amsterdam Theater. In 1998, The Lion King won six Tony Awards, including Best Musical. In 1994, the Disney Group produced an adaptation of its animated feature film Beauty and the Beast for the Broadway stage. The show has also been produced in seven countries around the world.

Character Merchandise And Publications Licensing

   The Disney Group's worldwide licensing activities generate royalties, which are usually based on a fixed percentage of the wholesale or retail selling price of the licensee's products. The Disney Group licenses characters based upon both traditional and newly created film properties. Character merchandise categories that have been licensed include apparel, toys, gifts, home furnishings and housewares, stationery and sporting goods. Publication categories that have been licensed include continuity-series books, book sets, art and picture books and magazines.

   In addition to receiving licensing fees, the Disney Group is actively involved in the development and approval of licensed merchandise and in the conceptualization, development, writing and illustration of licensed publications. The Disney Group continually seeks to create new characters to be used in licensed products.

The Disney Stores

   The Disney Group markets Disney-related products directly through its retail facilities operated under "The Disney Store" name. These facilities are generally located in leading shopping malls and similar retail complexes in the United States and a number of foreign countries. The stores carry a wide variety of Disney merchandise and promote other businesses of the Disney Group.

Books And Magazines

   The Disney Group has book imprints in the United States offering books for children and adults as part of the Buena Vista Publishing Group. The Disney Group also produces several magazines including Family Fun, Disney Adventures as well as Discover, a general science magazine. In addition, the Disney Group produces ESPN The Magazine as part of a joint venture with ESPN, Inc. and The Hearst Company.

Multimedia

   Disney Interactive is a software business that licenses, develops and markets entertainment and educational computer software and video game titles for home and school.

Other Activities

   The Disney Group produces audiovisual materials for the educational market, including videocassettes and film strips. It also licenses the manufacture and sale of posters and other teaching aids. The Disney Group markets and distributes, through various channels, animation cel art and other animation-related artwork and collectibles.

Competitive Position

   The success of the Creative Content operations is heavily dependent upon public taste, which is unpredictable and subject to change. In addition, filmed entertainment operating results fluctuate due to the timing and performance of theatrical and home video releases. Release dates are determined by several factors, including timing of vacation and holiday periods and competition. Operating results for the licensing and retail distribution business are influenced by seasonal consumer purchasing behavior and by the timing and performance of animated theatrical releases.

   The Disney Group's Creative Content businesses compete with all forms of entertainment. A significant number of companies produce and/or distribute theatrical and television films, exploit products in the home video market, provide pay television programming services, sponsor live theater and/or produce interactive software. The Disney Group also competes to obtain creative talents, story properties, advertiser support, broadcast rights and market share, which are essential to the success of all the Disney Group's Creative Content businesses.

   The Disney Group competes in its character merchandising and other licensing, publishing and retail activities with other licensers, publishers and retailers of character, brand and celebrity names. Although public information is limited, the Disney Group believes it is the largest worldwide licenser of character-based merchandise and producer/distributor of children's audio and film-related products.

Broadcasting

Television And Radio Network

   The Disney Group operates the ABC Television Network, which as of September 30, 1998 had 224 primary affiliated stations operating under long-term agreements reaching 99.9% of all U.S. television households. The ABC Television Network broadcasts programs in "dayparts" and types as follows: Monday through Friday Early Morning, Daytime and Late Night, Monday through Sunday Prime Time and News, Children's and Sports. The Disney Group also operates the ABC Radio Networks, which as of September 30, 1998 reached more than 144 million domestic listeners weekly and consisted of over 8,900 program affiliations on more than 4,400 radio stations. The ABC Radio Networks also produce and distribute a number of radio program series for radio stations nationwide and can be heard in more than 90 countries worldwide.

   Generally, the networks pay the cost of producing their own programs or acquiring broadcast rights from other producers for network programming and pay varying amounts of compensation to affiliated stations for broadcasting the programs and commercial announcements included therein. Substantially all revenues from network operations are derived from the sale to advertisers of time in network programs for commercial announcements. The ability to sell time for commercial announcements and the rates received are primarily dependent on the quantitative and qualitative audience that the network can deliver to the advertiser as well as overall advertiser demand for time in the network marketplace.

Television And Radio Stations

   As of September 30, 1998 the Disney Group owned nine very high frequency
(VHF) television stations, five of which are located in the top ten markets in the United States; one ultra high frequency (UHF) television station; fifteen standard (AM) radio stations; and fifteen frequency modulation (FM) radio stations. All of the television stations are affiliated with the ABC Television Network, and most of the 30 radio stations are affiliated with the ABC Radio Networks. The Disney Group's television stations reach 24% of the nation's television households, calculated using the multiple ownership rules of the Federal Communications Commission (FCC). The Disney Group's radio stations reach more than 14 million people weekly in the top twenty United States advertising markets.

Cable And International Broadcast Operations

   The Disney Group's cable and international broadcast operations are principally involved in the production and distribution of cable television programming, the licensing of programming to domestic and international markets and investing in foreign television broadcasting, production and distribution entities. The Disney Group owns the Disney Channel, Toon Disney, 80% of ESPN, Inc., 37.5% of the A&E Television Networks, 50% of Lifetime Entertainment Services, 39.6% of E! Entertainment Television and has various other international investments.

   The Disney Channel is a cable and satellite television service. New shows developed for original use by the Disney Channel include dramatic, adventure, comedy and educational series, as well as documentaries and first-run television movies. In addition, entertainment specials include shows originating from both the Walt Disney World(R) Resort and Disneyland(R) Park. The balance of the programming consists of products acquired from third parties and products from the Disney Group's theatrical film and television programming library.

   Toon Disney, a 24-hour cable and satellite channel airing Disney animation, was launched April 18, 1998, the fifteenth anniversary of the Disney Channel.

   The Disney Channel International offers programming in several foreign countries. Programming consists primarily of the Disney Group's theatrical film and television programming library, as well as products acquired from third parties and locally produced programming. The Disney Channels in Taiwan and the U.K. premiered in 1995, followed by the launch of the Disney Channels in Australia and Malaysia in 1996, the Disney Channels France and Middle East in 1997, the Disney Channel Spain in April 1998, and the Disney Channel Italy in October 1998. Planned launches include Disney Channels in Germany and Brazil in late 1999 and the Disney Channel Latin America in 2000. The Disney Group continues to explore the development of the Disney Channel in other countries around the world.

   ESPN, Inc. operates ESPN, a cable and satellite sports programming service, ESPN2, Classic Sports Network and ESPNEWS, a 24-hour sports news service. ESPN, Inc., owns or has equity interests in 20 international networks. ESPN, Inc., owns 33% of Eurosport, a pan-European cable and direct-to-home sports programming service, and 50% of ESPN Brazil. ESPN, Inc. owns a 50% interest in the ESPN STAR joint venture, which delivers sports programming throughout most of Asia, and 32% of the NetStar, which owns The Sports Network (TSN) and Le Reseau des Sports, among other media properties in Canada. ESPN, Inc. also holds a 20% interest in Sports-i ESPN in Japan, the country's only cable and direct-to-home all-sports network.

   The A&E Television Networks are cable programming services devoted to cultural and entertainment programming. The A&E cable service also owns The History Channel.

   Lifetime Entertainment Services owns Lifetime Television, which is devoted to women's lifestyle programming. During 1998, Lifetime launched the Lifetime Movie Network, a 24-hour digital channel.

   E! Entertainment Television is a cable programming service devoted to the world of entertainment. E! Entertainment Television also launched Style in October 1998. Style is a 24- hour network devoted to style, fashion and design (available to both analog and digital systems).

   The Disney Group's share of the financial results of the cable and international broadcast services, other than the Disney Channel and ESPN, Inc., is reported under the heading "Corporate and other activities" in the Disney Group's Combined Statements of Income.

Competitive Position

   The ABC Television Network, the Disney Channel, ESPN and other broadcasting affiliates primarily compete for viewers with the other television networks, independent television stations, other video media such as cable television, satellite television program services and videocassettes. In the sale of advertising time, the broadcasting operations compete with other television networks, independent television stations, suppliers of cable television programs and other advertising media such as newspapers, magazines and billboards. The ABC Radio Networks likewise compete with other radio networks and radio programming services, independent radio stations and other advertising media.

   The Disney Group's television and radio stations are in competition with other television and radio stations, cable television systems, satellite television program services, videocassettes and other advertising media such as newspapers, magazines and billboards. Such competition occurs primarily in individual market areas. A television station in one market does not compete directly with other stations in other market areas.

   There has been a continuing decline in viewership at all major broadcast networks, including ABC, reflecting the growth in the cable industry's share of viewers, which has resulted in increased competitive pressures for advertising revenues. In addition, sports and other programming costs have increased due to increased competition.

Federal Regulation

   Television and radio broadcasting are subject to the jurisdiction of the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things, to issue, revoke or modify broadcasting licenses, determine the location of stations, regulate the equipment used by stations, adopt such regulations as may be necessary to carry out the provisions of the Communications Act and impose certain penalties for violation of its regulations.

   FCC regulations also restrict the ownership of stations and cable operations in certain circumstances, and regulate the practices of network broadcasters, cable providers and competing services. Such laws and regulations are subject to change, and the Disney Group generally cannot predict whether new legislation or regulations, or a change in the extent of application or enforcement of current laws and regulations, would have an adverse impact on the Disney Group's operations.

Renewals

   Broadcasting licenses are granted for a maximum period of eight years, and are renewable upon application therefor if the Commission finds that the public interest would be served thereby. During certain periods when a renewal application is pending, other parties may file petitions to deny the application for renewal of a license.

Theme Parks And Resorts

   The Disney Group operates the Walt Disney World Resort in Florida and the Disneyland Park and two hotels in California. The Disney Group also earns royalties on revenues generated by the Tokyo Disneyland theme park and has an ownership interest in Disneyland Paris.

Walt Disney World Resort

   The Walt Disney World Resort is located on approximately 30,500 acres of land owned by Disney subsidiaries 15 miles southwest of Orlando, Florida. The resort includes four theme parks (the Magic Kingdom, Epcot, Disney-MGM Studios, and Disney's Animal Kingdom), hotels and villas, a retail, dining and entertainment complex, a sports complex, conference centers, campgrounds, golf courses, water parks and other recreational facilities designed to attract visitors for an extended stay. In addition, the resort operates Disney Cruise Line from Port Canaveral, Florida.

   The Disney Group markets the entire Walt Disney World destination resort through a variety of national, international and local advertising and promotional activities. A number of attractions in each of the theme parks are sponsored by corporate participants through long-term participation agreements.

   Magic Kingdom. The Magic Kingdom, which opened in 1971, consists of seven principal areas: Main Street U.S.A., Liberty Square, Frontierland, Tomorrowland, Fantasyland, Adventureland and Mickey's Toontown Fair. These areas feature themed rides and attractions, restaurants, refreshment areas and merchandise shops.

   Epcot. Epcot, which opened in 1982, consists of two major themed areas:
Future World and World Showcase. Future World dramatizes certain historical developments and addresses the challenges facing the world today through major pavilions devoted to high-tech products of the future ("Innoventions"), communication and technological exhibitions ("Spaceship Earth"), and energy, transportation, imagination, life and health, the land and seas. World Showcase presents a community of nations focusing on the culture, traditions and accomplishments of people around the world. World Showcase includes as a central showpiece the American Adventure, which highlights the history of the American people. Other nations represented are Canada, China, France, Germany, Italy, Japan, Mexico, Morocco, Norway and the United Kingdom. Both areas feature themed rides and attractions, restaurants and merchandise shops.

   Disney-MGM Studios. The Disney-MGM Studios, which opened in 1989, consists of a theme park, an animation studio and a film and television production facility. The park centers around Hollywood as it was during the 1930's and 1940's and features Disney animators at work and a backstage tour of the film and television production facilities in addition to themed food service and merchandise facilities and other attractions. The production facility consists of three sound stages, merchandise shops and a back lot area and currently hosts both feature film and television productions. In late 1998, Disney-MGM Studios began featuring Fantasmic!, a night-time entertainment production spectacular.

   Disney's Animal Kingdom. Disney's Animal Kingdom, which opened in April 1998, consists of a 145-foot Tree of Life as the centerpiece surrounded by five themed areas: Dinoland U.S.A., Africa, Asia, Conservation Station and Camp Minnie-Mickey. Each themed area contains adventure attractions, entertainment shows, restaurants and merchandise shops. The park features more than 200 species of animals and 4,000 varieties of trees and plants on more than 500 acres of land. An additional themed area, Asia, opened during 1999. Among its attractions are a river raft thrill ride and viewings of tigers and various other animals.

   Resort Facilities. The Disney Group owns and operates 14 resort hotels and a complex of villas and suites at the Walt Disney World Resort, with a total of approximately 18,620 rooms and 318,000 square feet of conference meeting space. In addition, Disney's Fort Wilderness camping and recreational area offers approximately 1,200 campsites and wilderness homes. The resort also offers professional development and personal enrichment programs at The Disney Institute.

   Recreational amenities and activities available at the resort include five championship golf courses, miniature golf courses, full-service spas, an animal sanctuary, tennis, sailing, water skiing, swimming, horseback riding and a number of other noncompetitive sports and leisure time activities. The resort also operates three water parks: Blizzard Beach, River Country and Typhoon Lagoon.

   The Disney Group has also developed a 120-acre retail, dining and entertainment complex known as Downtown Disney, which consists of the Downtown Disney Marketplace, Pleasure Island and Downtown Disney West Side. In addition to more than 20 specialty retail shops and restaurants, the Downtown Disney Marketplace is home to the 50,000-square-foot World of Disney, the largest Disney retail outlet. Pleasure Island, an entertainment center adjacent to the Downtown Disney Marketplace, includes restaurants, night clubs and shopping facilities. Downtown Disney West Side is situated on 66 acres on the west side of Pleasure Island and includes a DisneyQuest facility and several third-party retail, dining and entertainment operations.

   Disney's Wide World of Sports, which opened in 1997, is a 200-acre sports complex providing professional caliber training and competition, festival and tournament events and interactive sports activities. The complex's venues accommodate more than 30 different sporting events, including baseball, tennis, basketball, softball, track and field, football and soccer. Its 9,000- seat stadium is the spring training site for the Atlanta Braves. The tennis venue is the home of the U.S. Men's Clay Court championships and the sports fields are home of the NFL Quarterback Challenge. In addition, the Harlem Globetrotters use the facility for their official training site and holiday season games. The Amateur Athletic Union hosts more than 30 championship events per year at the facility.

   Under continued phased-in development are Celebration, a 4,900-acre town, and Disney Cruise Line, a cruise vacation line that includes two 85,000-ton ships, the Disney Magic and Disney Wonder. Both ships cater to children, families and adults with distinctly themed areas for each group. Additionally, each ship features 875 staterooms. The Disney Group packages cruise vacations with visits to the Walt Disney World Resort and also offers cruise-only options.

   At the Downtown Disney Marketplace Hotel Plaza, seven independently operated hotels are situated on property leased from the Disney Group. These hotels have a capacity of approximately 3,700 rooms. Additionally, two hotels--The Walt Disney World Swan and the Walt Disney World Dolphin, with an aggregate capacity of approximately 2,300 rooms--are independently operated on property leased from the Disney Group near Epcot.

   The Disney Vacation Club offers ownership interests in several resort facilities, including the 497-unit Disney Old Key West Resort and 383 villas at Disney's BoardWalk Resort at the Walt Disney World Resort, a 175-unit resort in Vero Beach, Florida, and a 102-unit resort on Hilton Head Island, South Carolina. A 34-unit expansion at Disney's Old Key West is scheduled to open in 2000 and a 134-unit expansion adjacent to Disney's Wilderness Lodge is scheduled for opening in 2001. Available units at each facility are intended to be sold under a vacation ownership plan and operated partially as rental property until sold.

Disneyland Resort

   The Disney Group owns 330 acres and has under long-term lease an additional 39 acres of land in Anaheim, California. Disneyland, which opened in 1955, consists of eight principal areas: Toontown, Fantasyland, Adventureland, Frontierland, Tomorrowland, New Orleans Square, Main Street and Critter Country. These areas feature themed rides and attractions, restaurants, refreshment stands and merchandise shops. A number of the Disneyland attractions are sponsored by corporate participants. The Disney Group markets Disneyland through international, national and local advertising and promotional activities. The Disney Group also owns and operates the 1,100-room Disneyland Hotel and the 500-room Disneyland Pacific Hotel near Disneyland.

   The Disney Group completed a substantial renovation of Tomorrowland, including new rides and attractions, in the third quarter of 1998.

   The Disney Group has begun construction on a new theme park, Disney's California Adventure, projected to open in 2001. The new theme park is being constructed on property adjacent to Disneyland. Disney's California Adventure will celebrate the many attributes of the state of California and will feature Disneyland Center, a themed complex of shopping, dining and entertainment venues; the Grand Californian, a deluxe 750-room hotel located inside the park; and an assortment of California-themed areas with associated rides and attractions.

Disney Regional Entertainment

   Through the Disney Regional Entertainment group, the Disney Group is developing a variety of new entertainment concepts to be located in metropolitan and suburban locations in the United States and around the world.

   Club Disney is a community play center designed to entertain and enrich young families with imaginative play. Club Disney offers a variety of unique activities, as well as a cafe, exclusive retail merchandise, themed birthday parties and educational field trips. Club Disney is now operating in five locations in California, Arizona and Colorado.

   In 1998 the Disney Group launched its first ESPN Zone in Baltimore's Inner Harbor. The ESPN Zone is a 35,000 square-foot sports-themed dining and entertainment complex. The second ESPN Zone opened in Chicago's River North District in the summer of 1999 and the third facility recently opened in New York's Time Square.

   In the summer of 1998, the first DisneyQuest opened in Downtown Disney at the Walt Disney World Resort. DisneyQuest is a five story, 100,000 square-foot facility, where guests of all ages are launched into a wide range of virtual, interactive adventures. DisneyQuest opened in the summer of 1999 in Chicago and is expected to open in Philadelphia in 2000.

Tokyo Disney Resort

   The Disney Group earns royalties on revenues generated by the Tokyo Disneyland theme park, which is owned and operated by Oriental Land Co., Ltd. ("OLC"), an unrelated Japanese corporation. The park, which opened in 1983, is similar in size and concept to Disneyland and is located approximately six miles from downtown Tokyo, Japan.

   In the fourth quarter of 1998, OLC commenced construction of a second theme park designed by Walt Disney Imagineering, which will be called Tokyo DisneySea. Tokyo DisneySea is scheduled to open in fall 2001, together with a 500-room Disney-branded hotel and monorail system.

   OLC is also developing a retail, dining and entertainment complex adjacent to Tokyo Disneyland in what is known as the Maihama Station Area, which will include a second 500-room Disney-branded hotel owned and operated by OLC under license from a Disney Group subsidiary.

   Construction costs on the development projects are being borne by OLC, which is also reimbursing the Disney Group for its design, technical and operational assistance costs. Under the Disney Group's agreements with OLC, the Disney Group will be entitled to royalties from Tokyo DisneySea and the new hotels.

Disneyland Paris

   Disneyland Paris is located on a 4,800-acre site at Marne-la-Vallee, approximately 20 miles east of Paris, France. The theme park, which opened in 1992, features 42 attractions in its five themed lands. Seven themed hotels, with a total of approximately 5,800 rooms, are part of the resort complex, together with an entertainment center offering a variety of retail, dining and show facilities. The project was developed pursuant to a 1987 master agreement with French governmental authorities by Euro Disney S.C.A., a publicly-held French company in which the Disney Group currently holds a 39% equity interest and which is managed by the Disney Group. The financial results of the Disney Group's investment in Euro Disney are reported under the heading "Corporate and other activities" in the Disney Group's Combined Statements of Income.

   Development of the site continues with the Val d'Europe project at the gates of Disneyland Paris. Construction of an international shopping mall and the associated road infrastructure is now underway, with an opening date expected in the second half of the year 2000.

Walt Disney Imagineering

   Walt Disney Imagineering provides master planning, real estate development, attraction and show design, engineering support, production support, project management and other development services, including research and development for the Disney Group's operations.

Anaheim Sports, Inc.

   Anaheim Sports, Inc. a subsidiary of The Walt Disney Company, owns and operates a National Hockey League franchise, the Mighty Ducks of Anaheim, and the Anaheim Angels Major League Baseball franchise.

Competitive Position

   All of the theme parks and most of the associated resort facilities are operated on a year-round basis. Historically, the theme parks and resort business experiences fluctuations in park attendance and resort occupancy resulting from the nature of vacation travel. Peak attendance and resort occupancy generally occur during the summer months when school vacations occur and during early-winter and spring holiday periods.

   The Disney Group's theme parks and resorts compete with all other forms of entertainment, lodging, tourism and recreational activities. The profitability of the leisure-time industry is influenced by various factors that are not directly controllable, such as economic conditions including business cycle and exchange rate fluctuations, amount of available leisure time, oil and transportation prices and weather patterns.

Properties

   The Walt Disney World Resort, Disneyland Park and other properties of the Disney Group are described under the caption "Theme Parks and Resorts." Film library properties are described under the caption "Creative Content." Radio and television stations owned by the Disney Group are described under the caption "Broadcasting."

   A subsidiary of Disney, attributed to the Disney Group, owns approximately 51 acres of land in Burbank, California on which the Disney Group's studios and executive offices are located. The studio facilities are used for the production of both live-action and animated motion pictures and television products. In addition, Disney Group operations lease office and warehouse space for certain studio and corporate activities. Other owned properties include a 400,000 square-foot office building in Burbank, California, which is used for the Disney Group's operations.

   A subsidiary of Disney, attributed to the Disney Group, owns approximately
1.8 million square feet of office and warehouse buildings on approximately 96 acres in Glendale, California. The buildings are used for the Disney Group's operations and also contain space leased to third parties.

   The Disney Group's broadcasting segment corporate offices are located in a building owned by a subsidiary of Disney, attributed to the Disney Group, in New York City. A Disney Group entity also owns the ABC Television Center adjacent to the corporate offices and ABC Radio Networks' studios, also in New York City.

   Subsidiaries of Disney, attributed to the Disney Group, own the ABC Television Center and lease the ABC Television Network offices in Los Angeles, the ABC News Bureau facility in Washington, DC and a computer facility in Hackensack, New Jersey, under leases expiring on various dates through 2034. The Disney Group's 80%-owned subsidiary, ESPN, Inc., owns ESPN Plaza in Bristol, Connecticut, from which it conducts its technical operations. The Disney Group owns the majority of its other broadcast studios and offices and broadcast transmitter sites elsewhere, and those which it does not own are occupied under leases expiring on various dates through 2039.

   A U.K. subsidiary of Disney, attributed to the Disney Group, owns buildings on a four-acre parcel under long-term lease in London, England. The mixed-use development consists of 140,000 square feet of office space occupied by operations, a 27,000 square-foot building leased to a third party and 65,000 square feet of retail space. A second phase of this development, completed in 1998, includes a 142,000 square-foot office building occupied by Disney Group entities in 1999. Disney Group entities also lease office space in other parts of Europe and in Asia and Latin America.

   The Disney Stores and Disney Regional Entertainment lease retail space for their operations.

Legal Proceedings

   The Disney Group, together with, in some instances, certain of its directors and officers, is a defendant or co-defendant in various legal actions involving copyright, breach of contract and various other claims incident to the conduct of its businesses. Management does not expect the Disney Group to suffer any material liability by reason of such actions.

                     Executive Officers Of The Disney Group

   The executive officers of the Disney Group are elected each year at the organizational meeting of Disney's board of directors which follows the annual meeting of the stockholders and at other meetings as appropriate. Each of the executive officers has been employed by the Disney Group in the position or positions indicated in the list and pertinent notes below. Messrs. Eisner, Disney and Litvack have been employed by the Disney Group as executive officers for more than five years.

   At September 30, 1998, the executive officers were as follows:

                Name                Age              Title                Since
                ----                ---              -----                -----
                                        Chairman of the Board and Chief   1984
 Michael D. Eisner................   56  Executive Officer
 Roy E. Disney....................   68 Vice Chairman of the Board        1984
 Sanford M. Litvack...............   62 Vice Chairman of the Board        1991
 John F. Cooke....................   56 Executive Vice President-         1995
                                         Corporate Affairs (1)
 Louis M. Meisinger...............   56 Executive Vice President and      1998
                                         General Counsel (2)
 Peter E. Murphy..................   35 Executive Vice President and      1998
                                         Chief Strategic
                                         Officer (3)
 Thomas O. Staggs.................   37 Senior Executive Vice President   1998
                                         and Chief Financial
                                         Officer (4)

- --------
(1) Mr. Cooke served as President of the Disney Channel from 1985 until assuming his present position in February 1995.
(2) Mr. Meisinger was named Executive Vice President and General Counsel of Disney on July 6, 1998. Prior to joining Disney, he was a senior partner with the law firm of Troop, Meisinger, Steuber & Pasich in Los Angeles, California, a firm he co-founded in 1975. Mr. Meisinger specialized in the litigation of complex entertainment, commercial and securities matters.
(3) Mr. Murphy joined Disney's strategic planning operation in 1988 and was named Senior Vice President-Strategic Planning and Development of the Disney in July 1995. From August 1997 to May 1998 he served as Chief Financial Officer of ABC, Inc. He assumed his present position in May 1998.
(4) Mr. Staggs joined Disney's strategic planning operation in 1990 and was named Senior Vice President-Strategic Planning and Development of Disney in July 1995, serving in that capacity until assuming his present position in May 1998.

        INTRODUCTORY NOTE TO FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

   Disney is offering shares of go.com Common Stock by this joint proxy statement/prospectus. In order to prepare separate financial statements for the Disney Group and Disney's existing Internet business, Disney's existing Internet business, which is comprised of Disney's online and direct mail catalog businesses, has been separated from the Disney Group, which includes the rest of Disney's businesses and a retained interest in Disney's existing Internet business, and we have allocated all of Disney's consolidated assets, liabilities, revenue, expenses and cash flow between the Disney Group and Disney's existing Internet business. Thus, the financial statements of the Disney Group and Disney's existing Internet business, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Disney. Because the Disney Group currently has a 100% retained interest in Disney's existing Internet business, the combined financial statements of the Disney Group reflect a 100% equity interest in Disney's existing Internet business in a manner similar to the equity method of accounting provided by APB No. 18, The Equity Method of Accounting for Investments in Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Walt Disney Company

   In our opinion, the combined financial statements listed in the accompanying index present fairly, in all material respects, the financial position of the Disney Group (a division of The Walt Disney Company, "Disney") at September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Disney's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As described in Note 1 to the financial statements, the Disney Group is a division of Disney; accordingly the financial statements of the Disney Group should be read in conjunction with the audited financial statements of Disney.

PricewaterhouseCoopers llp

Los Angeles, California
August 18, 1999

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

                         COMBINED STATEMENTS OF INCOME
                                 (In millions)

                            Nine Months Ended
                                 June 30          Year Ended September 30
                         ----------------------- ----------------------------
                            1999        1998       1998      1997      1996
                         ----------- ----------- --------  --------  --------
                         (unaudited) (unaudited)
Revenues................  $ 17,461    $ 16,627   $ 22,716  $ 22,299  $ 18,658
Costs and expenses......   (14,708)    (13,299)   (18,601)  (17,924)  (15,304)
Gain on sale of KCAL....       --          --         --        135       --
Accounting change.......       --          --         --        --       (300)
                          --------    --------   --------  --------  --------
Operating income........     2,753       3,328      4,115     4,510     3,054
Corporate and other
 activities.............      (158)       (170)      (228)     (366)     (306)
Net interest expense....      (499)       (446)      (623)     (693)     (438)
Acquisition-related
 costs..................       --          --         --        --       (225)
                          --------    --------   --------  --------  --------
Income before income
 taxes and retained
 interest in Disney's
 existing Internet
 business...............     2,096       2,712      3,264     3,451     2,085
Income taxes............      (905)     (1,113)    (1,343)   (1,439)     (856)
                          --------    --------   --------  --------  --------
Income before retained
 interest in Disney's
 existing Internet
 business...............     1,191       1,599      1,921     2,012     1,229
Net income (loss)
 related to retained
 interest in Disney's
 existing Internet
 business ..............        24         (45)       (71)      (46)      (15)
                          --------    --------   --------  --------  --------  ---
Net income..............  $  1,215    $  1,554   $  1,850  $  1,966  $  1,214
                          ========    ========   ========  ========  ========


                   See Notes to Combined Financial Statements

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

                            COMBINED BALANCE SHEETS
                                 (In millions)

                                                               September 30
                                                    June 30   ----------------
                                                     1999      1998     1997
                                                  ----------- -------  -------
                                                  (unaudited)
ASSETS
Current Assets
  Cash and cash equivalents.....................    $   850   $   119  $   295
  Receivables...................................      3,286     3,977    3,313
  Inventories...................................        784       847      823
  Film and television costs.....................      3,562     3,223    2,186
  Deferred income taxes.........................        452       455      477
  Other assets..................................        767       652      473
                                                    -------   -------  -------
    Total current assets........................      9,701     9,273    7,567
Film and television costs.......................      2,420     2,506    2,215
Investments.....................................      1,872     1,814    1,914
Retained interest in Disney's existing Internet
 business.......................................        433       262       96
Theme parks, resorts and other property, at cost
  Attractions, buildings and equipment..........     14,853    13,991   11,751
  Accumulated depreciation......................     (5,929)   (5,358)  (4,842)
                                                    -------   -------  -------
                                                      8,924     8,633    6,909
  Projects in progress..........................      1,853     1,264    1,928
  Land..........................................        425       411       93
                                                    -------   -------  -------
                                                     11,202    10,308    8,930
Intangible assets, net..........................     15,778    15,575   15,951
Other assets....................................      1,557     1,567    1,752
                                                    -------   -------  -------
                                                    $42,963   $41,305  $38,425
                                                    =======   =======  =======
LIABILITIES AND GROUP EQUITY
Current Liabilities
  Accounts and taxes payable and accrued
   liabilities..................................    $ 4,090   $ 4,726  $ 4,703
  Current portion of borrowings.................      1,705     2,123      897
  Unearned royalties and other advances.........        773       625      623
                                                    -------   -------  -------
    Total current liabilities...................      6,568     7,474    6,223
Borrowings......................................     10,270     9,562   10,171
Deferred income taxes...........................      2,660     2,488    2,161
Other long term liabilities, unearned royalties
 and other advances.............................      2,654     2,393    2,585
Group Equity....................................     20,811    19,388   17,285
                                                    -------   -------  -------
                                                    $42,963   $41,305  $38,425
                                                    =======   =======  =======

                   See Notes to Combined Financial Statements

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In millions)

                              Nine Months Ended
                                   June 30          Year Ended September 30
                            ----------------------  --------------------------
                               1999        1998      1998     1997      1996
                            ----------- ----------  -------  -------  --------
                            (unaudited) (unaudited)
NET INCOME................    $1,215      $1,554    $ 1,850  $ 1,966  $  1,214
                              ------      ------    -------  -------  --------
ITEMS NOT REQUIRING CASH
 OUTLAYS
 Amortization of film and
  television costs........     1,819       1,651      2,514    1,995     1,786
 Depreciation.............       633         588        799      732       671
 Amortization of
  intangible assets.......       332         314        424      432       301
 Gain on sale of KCAL.....       --          --         --      (135)      --
 Net (income) loss from
  retained interest in
  Disney's existing
  Internet business.......       (24)         45         71       46        15
 Accounting change........       --          --         --       --        300
 Other....................        17         (24)       (71)      (8)       22
CHANGES IN
 Receivables..............       --          --        (657)    (175)     (294)
 Inventories..............       --          --         (24)      20        (6)
 Other assets.............       --          --         178     (434)     (398)
 Accounts and taxes
  payable and accrued
  liabilities.............       --          --         220      581        52
 Film and television
  costs--television
  broadcast rights........       --          --        (447)    (179)       58
 Deferred income taxes....       --          --         349      295       (76)
 Investments in trading
  securities..............       --          --         --       --         85
 Changes in assets and
  liabilities.............       451        (222)       --       --        --
                              ------      ------    -------  -------  --------
                               3,228       2,352      3,356    3,170     2,516
                              ------      ------    -------  -------  --------
CASH PROVIDED BY
 OPERATIONS...............     4,443       3,906      5,206    5,136     3,730
                              ------      ------    -------  -------  --------
INVESTING ACTIVITIES
 Film and television
  costs...................    (2,277)     (2,479)    (3,335)  (3,089)   (2,760)
 Investments in theme
  parks, resorts and other
  property................    (1,511)     (1,554)    (2,287)  (1,901)   (1,740)
 Acquisitions, net of cash
  acquired................      (218)       (183)      (213)    (135)   (8,432)
 Proceeds from sale of
  marketable securities
  and other investments...       --          194        238       31       409
 Purchases of marketable
  securities..............       --          --         (13)     (56)      (18)
 Investment in and loan to
  E! Entertainment........       --          (15)       (28)    (321)      --
 Proceeds from disposal of
  publishing operations...       --          --         --     1,214       --
 Proceeds from disposal of
  KCAL....................       --          --         --       387       --
 Other....................        45         --         --       --        --
                              ------      ------    -------  -------  --------
                              (3,961)     (4,037)    (5,638)  (3,870)  (12,541)
                              ------      ------    -------  -------  --------
FINANCING ACTIVITIES
 Borrowings...............     1,919       2,076      1,830    2,437    13,560
 Reduction of borrowings..    (1,661)     (1,180)    (1,212)  (4,078)   (4,872)
 Capital contributions to
  Disney's existing
  Internet business.......      (147)        (79)       (96)    (122)      (26)
 Repurchases of common
  stock...................       (19)        --         (30)    (633)     (462)
 Dividends................       --         (305)      (412)    (342)     (271)
 Exercise of stock options
  and other...............       157         --         184      180        85
 Proceeds from formation
  of REITs................       --          --         --     1,312       --
 Other....................       --          157         (8)      (3)      --
                              ------      ------    -------  -------  --------
                                 249         669        256   (1,249)    8,014
                              ------      ------    -------  -------  --------
Increase (Decrease) in
 Cash and Cash
 Equivalents..............       731         538       (176)      17      (797)
Cash and Cash Equivalents,
 Beginning of Period......       119         295        295      278     1,075
                              ------      ------    -------  -------  --------
Cash and Cash Equivalents,
 End of Period............    $  850      $  833    $   119  $   295  $    278
                              ======      ======    =======  =======  ========
Supplemental disclosure of
 cash flow information:
 Interest paid............                          $   555  $   777  $    379
                                                    =======  =======  ========
 Income taxes paid........                          $ 1,107  $   958  $    689
                                                    =======  =======  ========

                   See Notes to Combined Financial Statements

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

                      COMBINED STATEMENTS OF GROUP EQUITY
                                 (In millions)

                                             Cumulative               Stock
                          Paid-in  Retained  Translation Treasury  Compensation
                          Capital  Earnings   and Other   Stock        Fund      Total
                          -------  --------  ----------- --------  ------------ -------
BALANCE AT SEPTEMBER 30,
 1995...................  $1,240   $ 6,976      $ 38     $(1,603)      $--      $ 6,651
 Impact of ABC
  acquisition...........   7,206       --        --        1,603        --        8,809
 Exercise of stock
  options, net..........     144       --        --          --         --          144
 Common stock
  repurchased...........     --        --        --         (462)       --         (462)
 Dividends..............     --       (271)      --          --         --         (271)
 Cumulative translation
  and other.............     --        --          1         --         --            1
 Net income.............     --      1,214       --          --         --        1,214
                          ------   -------      ----     -------       ----     -------
BALANCE AT SEPTEMBER 30,
 1996...................   8,590     7,919        39        (462)       --       16,086
 Exercise of stock
  options, net..........     (42)      --        --          --         301         259
 Common stock
  repurchased...........     --        --        --          --        (633)       (633)
 Dividends..............     --       (342)      --          --         --         (342)
 Cumulative translation
  and other.............     --        --        (51)        --         --          (51)
 Net income.............     --      1,966       --          --         --        1,966
                          ------   -------      ----     -------       ----     -------
BALANCE AT SEPTEMBER 30,
 1997...................   8,548     9,543       (12)       (462)      (332)     17,285
 Common stock issued....     160       --        --          --         --          160
 Exercise of stock
  options, net..........     287       --        --         (131)       354         510
 Common stock
  repurchased...........     --        --        --          --         (30)        (30)
 Dividends..............     --       (412)      --          --         --         (412)
 Cumulative translation
  and other.............     --        --         25         --         --           25
 Net income.............     --      1,850       --          --         --        1,850
                          ------   -------      ----     -------       ----     -------
BALANCE AT SEPTEMBER 30,
 1998...................   8,995    10,981        13        (593)        (8)     19,388
 Exercise of stock
  options, net..........     240       --        --          (12)        27         255
 Common stock
  repurchased...........     --        --        --          --         (19)        (19)
 Cumulative translation
  and other.............     --        --        (28)        --         --          (28)
 Net income.............     --      1,215       --          --         --        1,215
                          ------   -------      ----     -------       ----     -------
BALANCE AT JUNE 30, 1999
 (unaudited)............  $9,235   $12,196      $(15)    $  (605)      $--      $20,811
                          ======   =======      ====     =======       ====     =======


                   See Notes to Combined Financial Statements

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         (Tabular dollars in millions)

1. Description of the Business and Summary of Significant Accounting Policies

   The Disney Group, a division of The Walt Disney Company ("Disney"), is a diversified international entertainment organization with operations in three segments: Creative Content, Broadcasting, and Theme Parks and Resorts.

   In order to prepare separate financial statements for the Disney Group and Disney's existing Internet business, Disney has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between the Disney Group and Disney's existing Internet business. Thus, the financial statements of the Disney Group and Disney's existing Internet business, taken together, comprise all of the accounts included in the consolidated financial statements of Disney.

   The Disney Group's financial statements reflect the application of certain cash management and allocation policies adopted by Disney's board of directors. These policies are summarized in Note 6, "Certain Cash Management and Allocation Policies."

   Although Disney has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between the Disney Group and Disney's existing Internet business, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of Disney Common Stock (see Note 2) will continue to be common stockholders of Disney and, therefore, will be subject to all the risks associated with an investment in Disney as a whole and all of its businesses, assets and liabilities.

   Financial impacts arising from Disney's existing Internet business that affect Disney's consolidated results of operations or financial position could affect the results of operations or financial condition of the Disney Group or the market price of Disney's Common Stock. In addition, net losses of Disney's existing Internet business, and any dividends or distributions on, or repurchases of, go.com Common Stock (see Note 2) will reduce the assets of Disney legally available for dividends on Disney Common Stock. Accordingly, financial information for the Disney Group should be read in conjunction with financial information for Disney's existing Internet business and Disney's consolidated financial information.

   The Disney Group has operations in the following businesses:

 Creative Content

   The Disney Group produces and acquires live-action and animated motion pictures for distribution to the theatrical, home video and television markets. The Disney Group also produces original television programming for the network and first-run syndication markets. The Disney Group distributes its filmed product through its own distribution and marketing companies in the United States and most foreign markets.

   The Disney Group licenses the name "Walt Disney," as well as Disney's characters, visual and literary properties and songs and music, to various consumer manufacturers, retailers, show promoters and publishers throughout the world. The Disney Group also engages in direct retail distribution principally through the Disney Stores and produces books and magazines for the general public in the United States and Europe. In addition, the Disney Group produces audio and computer software products for the entertainment market, as well as film, video and computer software products for the educational marketplace.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


 Broadcasting

   The Disney Group operates the ABC Television Network, which has affiliated stations providing coverage to United States television households. The Disney Group also owns television and radio stations, most of which are affiliated with either the ABC Television Network or the ABC Radio Networks. The Disney Group's cable and international broadcast operations are principally involved in the production and distribution of cable television programming, the licensing of programming to domestic and international markets and investing in foreign television broadcasting, production and distribution entities. Primary domestic cable programming services, which operate through subsidiary companies of Disney and joint ventures, are ESPN, the A&E Television Networks, Lifetime Entertainment Services and E! Entertainment Television. The Disney Group provides programming for and operates cable and satellite television programming services, including the Disney Channel and Disney Channel International.

 Theme Parks and Resorts

   The Disney Group operates the Walt Disney World Resort(R) in Florida and Disneyland Park(R), the Disneyland Hotel and the Disneyland Pacific Hotel in California. The Walt Disney World Resort includes the Magic Kingdom, Epcot, Disney-MGM Studios and Disney's Animal Kingdom, thirteen resort hotels and a complex of villas and suites, a retail, dining and entertainment complex, a sports complex, conference centers, campgrounds, golf courses, water parks and other recreational facilities. In addition, the resort operates Disney Cruise Line from Port Canaveral, Florida. Disney Regional Entertainment designs, develops and operates a variety of new entertainment concepts based on Disney brands and creative properties, operating under the names Club Disney, ESPN Zone and DisneyQuest. The Disney Group earns royalties on revenues generated by the Tokyo Disneyland(R) theme park near Tokyo, Japan, which is owned and operated by an unrelated Japanese corporation. The Disney Group also has an investment in Euro Disney S.C.A., a publicly-held French entity that operates Disneyland Paris. The Disney Group's Walt Disney Imagineering unit designs and develops new theme park concepts and attractions, as well as resort properties. The Disney Group also manages and markets vacation ownership interests in the Disney Vacation Club. The Disney Group's National Hockey League franchise, the Mighty Ducks of Anaheim, and its ownership interest in the Anaheim Angels, a Major League Baseball team, are included in Theme Parks and Resorts.

 Interim Financial Information

   The unaudited combined financial statements for the nine months ended June 30, 1999 and 1998 and as of June 30, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, the June 30 financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected. Operating results for the 1999 period are not necessarily indicative of the results that may be expected for the year ending September 30, 1999.

 Significant Accounting Policies

Principles of Combination

   The combined financial statements of the Disney Group reflect the assets, liabilities, revenues, expenses and cash flows related to the Disney Group's businesses defined above. All significant intercompany transactions have been eliminated.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


Accounting Changes

   During 1997, the Disney Group adopted Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation ("SFAS 123"), which requires disclosure of the fair value and other characteristics of stock options (see Note 10). The Disney Group has chosen under the provisions of SFAS 123 to continue using the intrinsic-value method of accounting for employee stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25 Accounting for Stock Issued to Employees.

   During 1996, the Disney Group adopted SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121") (see Note 12).

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from those estimates.

Revenue Recognition

   Revenues from the theatrical distribution of motion pictures are recognized when motion pictures are exhibited. Revenues from video sales are recognized on the date that video units are made widely available for sale by retailers. Revenues from the licensing of feature films and television programming are recorded when the material is available for telecasting by the licensee and when certain other conditions are met.

   Broadcast advertising revenues are recognized when commercials are aired. Revenues from television subscription services related to the Disney Group's primary cable programming services are recognized as services are provided.

   Revenues from participants and sponsors at the theme parks are generally recorded over the period of the applicable agreements commencing with the opening of the related attraction.

Cash and Cash Equivalents

   Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.

Investments

   Debt securities that the Disney Group has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and reported at amortized cost. Debt securities not classified as held-to-maturity and marketable equity securities are classified as either "trading" or "available-for-sale," and are recorded at fair value with unrealized gains and losses included in earnings or group equity, respectively. All other equity securities are accounted for using either the cost method or the equity method. The Disney Group's share of earnings or losses in its equity investments accounted for under the equity method is included in "Corporate and other activities" in the combined statements of income.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


Ownership Interest in Disney's Existing Internet Business

   The Disney Group currently owns 100% of Disney's existing Internet business. The Disney Group's ownership interest in Disney's existing Internet business (see Note 2) is reflected as "Retained interest in Disney's existing Internet business" in the Disney Group's historical combined balance sheets. Similarly, the Disney Group's interest in 100% of the net income (loss) of Disney's existing Internet business is reflected as "Net income (loss) related to retained interest in Disney's existing Internet business" in the Disney Group's historical combined statements of income.

Inventories

   Carrying amounts of merchandise, materials and supplies inventories are generally determined on a moving average cost basis and are stated at the lower of cost or market.

Film and Television Costs

   Film and television costs are stated at the lower of cost, less accumulated amortization, or net realizable value. Television broadcast program licenses and rights and related liabilities are recorded when the license period begins and the program is available for use.

   Film and television production and participation costs are expensed based on the ratio of the current period's gross revenues to estimated total gross revenues from all sources on an individual production basis. Television network and station rights for theatrical movies and other long-form programming are charged to expense primarily on accelerated bases related to the usage of the programs. Television network series costs and multi-year sports rights are charged to expense based on the ratio of the current period's gross revenues to estimated total gross revenues from such programs.

   Estimates of total gross revenues can change significantly due to a variety of factors, including the level of market acceptance of film and television products, advertising rates and subscriber fees. Accordingly, revenue estimates are reviewed periodically and amortization is adjusted if necessary. Such adjustments could have a material effect on results of operations in future periods.

Theme Parks, Resorts and Other Property

   Theme parks, resorts and other property are carried at cost. Depreciation is computed on the straight-line method based upon estimated useful lives ranging from three to fifty years.

Intangible/Other Assets

   Intangible assets are amortized over periods ranging from two to forty years. The Disney Group continually reviews the recoverability of the carrying value of these assets using the methodology prescribed in SFAS 121. The Disney Group also reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


Risk Management Contracts

   In the normal course of business, the Disney Group employs a variety of off-balance-sheet financial instruments to manage its exposure to fluctuations in interest and foreign currency exchange rates, including interest rate and cross-currency swap agreements, forward, option, swaption and spreadlock contracts and interest rate caps.

   The Disney Group designates and assigns the financial instruments as hedges of specific assets, liabilities or anticipated transactions. When hedged assets or liabilities are sold or extinguished or the anticipated transactions being hedged are no longer expected to occur, the Disney Group recognizes the gain or loss on the designated hedging financial instruments.

   The Disney Group classifies its derivative financial instruments as held or issued for purposes other than trading. Option premiums and unrealized losses on forward contracts and the accrued differential for interest rate and cross-currency swaps to be received under the agreements are recorded in the balance sheet as other assets. Unrealized gains on forward contracts and the accrued differential for interest rate and cross-currency swaps to be paid under the agreements are included in accounts and taxes payable and other accrued liabilities. Realized gains and losses from hedges are classified in the income statement consistent with the accounting treatment of the items being hedged. The Disney Group accrues the differential for interest rate and cross-currency swaps to be paid or received under the agreements as interest and exchange rates shift as adjustments to net interest expense over the lives of the swaps. Gains and losses on the termination of swap agreements, prior to their original maturity, are deferred and amortized to net interest expense over the remaining term of the underlying hedged transactions.

   Cash flows from hedges are classified in the statement of cash flows under the same category as the cash flows from the related assets, liabilities or anticipated transactions (see Notes 7 and 13).

Earnings Per Share

   As the Disney Group does not have its own class of stock, basic and diluted net income per share data is inapplicable and has been omitted.

Reclassifications

   Certain reclassifications have been made in the 1997 and 1996 financial statements to conform to the 1998 presentation, including the change in format from an unclassified balance sheet to a classified balance sheet, which separately presents the current and non-current portions of assets and liabilities. Consistent with the classification of television broadcast rights as current assets, payments for such rights are now reclassified as operating cash flows.

2. Reorganization and the go.com Common Stock Proposal (unaudited)

   On July 10, 1999, Disney entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with Infoseek Corporation ("Infoseek"). Pursuant to the Reorganization Agreement, Disney is proposing to acquire the remaining 58% of Infoseek that it does not already own by issuing
1.15 shares of a new class of common stock ("go.com Common Stock") for each outstanding share of Infoseek common stock. Disney will also convert outstanding Infoseek stock options into options exercisable for shares of go.com Common Stock.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


   The Infoseek merger and issuance of go.com Common Stock require approvals by Infoseek and Disney stockholders, respectively. Once approvals are obtained, Disney will combine its Internet and Catalog operations with Infoseek to create a single Internet business ("go.com"). The go.com Common Stock, anticipated to trade under the ticker symbol "GO," will be issued to track the performance of go.com.

   As of the effective date of the Infoseek merger, Disney will retain an initial equity interest of approximately 72% in go.com. Former Infoseek stockholders will initially own the remaining 28%. Shares of Disney's existing common stock will be renamed Disney Common Stock, and will reflect the performance of Disney's businesses other than go.com, plus the Company's 72% retained interest in go.com.

   The Infoseek merger will be accounted for as a purchase. Accordingly, operating results for Infoseek and amortization of its intangible assets, which is expected to be substantial, will be reflected in Disney's financial statements from the effective date of the merger, which is expected to occur during the first quarter of fiscal 2000.

   Upon consummation of the Infoseek merger, the Disney Group will have the right to acquire an additional 18 million shares in go.com, representing an approximately 3% increase in its initial retained interest, at a 20% premium to market value, as defined, subject to a maximum price of $43.48 per share. The Disney Group will have the right to acquire 6 million shares 30 days after go.com Common Stock is first traded on the NYSE and the remaining 12 million shares after November 18, 2000.

   Currently, Disney provides all funding for the Disney Group and go.com as described in Note 6 under "Certain Cash Management and Allocation Policies." Accordingly, no interest expense or income to or from Disney's existing Internet business has been reflected in the financial statements of the Disney Group.

   After the date on which go.com Common Stock is first issued, for financial statement purposes, the following policies will apply, except to the extent Disney's board of directors rescinds, modifies or adds to them:

     (a) Disney will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to the Disney Group, except in cases where Disney's board of directors determines otherwise. Disney's board of directors may determine from time to time to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to go.com to the extent that Disney incurs or issues the debt or preferred stock for the benefit of go.com, but Disney's board of directors will not be required to do so.

     (b) Disney will attribute each future issuance of Disney Common Stock (and the proceeds thereof) to the Disney Group. Disney may attribute any future issuance of go.com Common Stock (and the proceeds thereof) to the Disney Group in respect of its Retained Interest in go.com (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to go.com (in a manner analogous to a primary offering of common stock).

     (c) Dividends on Disney Common Stock will be charged against the Disney Group, and dividends on go.com Common Stock will be charged against go.com. At the time of any dividend on go.com Common Stock, Disney will credit to the Disney Group, and charge against go.com, a corresponding amount in respect of the Disney Group's Retained Interest in go.com.

     (d) Repurchases of Disney Common Stock will be charged against the Disney Group. Repurchases of go.com Common Stock may be charged either against go.com or the Disney Group as determined by

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)

  Disney's board of directors in its sole discretion. If a repurchase of go.com Common Stock is charged against the Disney Group, Disney will increase the Disney Group's Retained Interest in go.com.

     (e) Whenever go.com holds cash (other than cash of go.com's foreign operations or cash of go.com's operations that are not wholly-owned), go.com will normally transfer that cash to Disney, which will attribute interest on such cash, at its short-term borrowing rate, to go.com. Conversely, whenever go.com has a cash need (other than cash needs of go.com's foreign operations or cash needs of go.com's operations that are not wholly-owned), Disney will normally fund that cash need. However, Disney's board of directors will retain ultimate authority at all times to determine, in its sole discretion, whether to provide any particular funds to either group and will not be obligated to do so.

     (f) Disney will account for all cash transfers from one group to or for the account of the other group (other than transfers in return for assets or services rendered or transfers in respect of the Disney Group's Retained Interest that correspond to dividends paid on go.com Common Stock) as inter-group short-term loans unless Disney's board of directors determines that a given transfer (or type of transfer) should be accounted for (1) as a long-term loan, (2) as a capital contribution increasing the Disney Group's Retained Interest in go.com or (3) as a return of capital reducing the Disney Group's Retained Interest in go.com. There are no specific criteria to determine when Disney will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-group short-term loan; provided, however, that advances from the Disney Group to go.com up to $250 million on a cumulative basis, reduced by the amount of any loans made between the July 12, 1999 Infoseek merger announcement date and the date on which go.com Common Stock is first issued, as defined, shall be accounted for as short-term or long-term loans at interest rates at which Disney could borrow such funds and shall not be accounted for as capital contributions. Disney's board of directors would make determinations about the character of cash transfers in the exercise of its business judgment at the time of such transfer based upon all relevant circumstances. Factors Disney's board of directors might consider include, without limitation, (1) the current and projected capital structure of each group, (2) the financing needs and objectives of the recipient group, (3) the availability, cost and time associated with alternative financing sources and (4) prevailing interest rates and general economic conditions.

     (g) Cash transfers accounted for as inter-group short-term loans will bear interest at the rate at which Disney could borrow such funds. In addition, any cash transfers accounted for as long-term loans will have interest rates, amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which Disney could borrow such funds.

     (h) Any cash transfer from the Disney Group to go.com (or for its account) accounted for as a capital contribution will correspondingly increase go.com's equity account and the Disney Group's retained interest in go.com.

     (i) Any cash transfer from go.com to the Disney Group (or for its account) accounted for as a return of capital will correspondingly reduce go.com's equity account and the Disney Group's retained interest in go.com.

     (j) In the event that Disney exercises any convertible securities or similar rights to increase the Disney Group's retained interest in go.com, the cash proceeds of such exercise shall be allocated to go.com.

     (k) In the event that promotional services are provided by the Disney Group for go.com, the form, amount and cost allocations will be determined by or under the supervision of Disney's board of directors.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)

  Cost allocations, if any, will in all cases be on terms and rates no less favorable to go.com than those that would apply to comparable services provided to unaffiliated third parties and may be on substantially more favorable terms.

     (l) Allocations by the Disney Group for corporate general and administrative services and facilities charges to go.com (see Note 6) will be limited to $7.5 million for 1999, 2000 and 2001.

3. Acquisition and Dispositions

   On February 9, 1996, Disney completed its acquisition of ABC. The aggregate consideration paid to ABC shareholders consisted of $10.1 billion in cash and 155 million shares of Disney common stock valued at $8.8 billion based on the stock price as of the date the transaction was announced.

   As a result of the ABC acquisition, Disney sold its independent Los Angeles television station, KCAL, during the first quarter of 1997 for $387 million, resulting in a gain of $135 million.

   ABC, excluding its Internet initiatives, has been attributed to the Disney Group. The Disney Group completed its final purchase price allocation and determination of related goodwill, deferred taxes and other accounts during the second quarter of 1997.

   During the third and fourth quarters of 1997, the Disney Group disposed of most of the publishing businesses acquired with ABC to various third parties for consideration approximating their carrying amount. Proceeds consisted of $1.2 billion in cash, $1.0 billion in debt assumption and preferred stock convertible to common stock with a market value of $660 million.

   The unaudited pro forma information below presents results of operations as if the acquisition of ABC in 1996 and the sale of KCAL, the finalization of purchase price allocation and the disposition of certain ABC publishing assets in 1997 had occurred at the beginning of the respective years presented. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had these events occurred at the beginning of the years presented, nor is it necessarily indicative of future results.

                                                       Year Ended September 30,
                                                       --------------------------
                                                           1997       1996 (a)
                                                       ------------ -------------
      Revenues........................................ $     21,439 $     19,991
      Net income......................................        1,772        1,274

- --------
(a) 1996 includes the impact of a $300 million non-cash charge related to the initial adoption of a new accounting standard (see Note 12).

4. Investment in Euro Disney

   Euro Disney S.C.A. ("Euro Disney") operates the Disneyland Paris theme park and resort complex on a 4,800-acre site near Paris, France. Disney accounts for its 39% ownership interest in Euro Disney, attributed to the Disney Group, using the equity method of accounting. As of September 30, 1998, the Disney Group's recorded investment in Euro Disney was $340 million. The quoted market value of the Disney Group's Euro Disney shares at September 30, 1998 was approximately $452 million.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


   In connection with the financial restructuring of Euro Disney in 1994, Euro Disney Associes S.N.C. ("Disney SNC"), a wholly owned affiliate of Disney, entered into a lease arrangement with a noncancelable term of 12 years (the "Lease") related to substantially all of the Disneyland Paris theme park assets, and then entered into a 12-year sublease agreement (the "Sublease") with Euro Disney. Remaining lease rentals at September 30, 1998 of FF 8.3 billion ($1.5 billion) receivable from Euro Disney under the Sublease approximate the amounts payable by Disney SNC under the Lease. At the conclusion of the Sublease term, Euro Disney will have the option to assume Disney SNC's rights and obligations under the Lease. If Euro Disney does not exercise its option, Disney SNC may purchase the assets, continue to lease the assets or elect to terminate the Lease, in which case Disney SNC would make a termination payment to the lessor equal to 75% of the lessor's then outstanding debt related to the theme park assets, estimated to be $1.1 billion; Disney SNC could then sell or lease the assets on behalf of the lessor to satisfy the remaining debt, with any excess proceeds payable to Disney SNC.

   Also as part of the restructuring, Disney agreed to arrange for the provision of a 10-year unsecured standby credit facility of approximately $201 million, upon request, bearing interest at PIBOR. As of September 30, 1998, Euro Disney had not requested that Disney establish this facility. Disney also agreed, as long as any of the restructured debt is outstanding, to maintain ownership of at least 34% of the outstanding common stock of Euro Disney until June 1999, at least 25% for the subsequent five years and at least 16.67% for an additional term thereafter.

5. Film and Television Costs

                                                                   1998   1997
                                                                  ------ ------
      Theatrical film costs
        Released, less amortization.............................. $2,035 $1,691
        In-process...............................................  2,041  1,855
                                                                  ------ ------
                                                                   4,076  3,546
                                                                  ------ ------
      Television costs
        Released, less amortization..............................    374    276
        In-process...............................................    589    279
                                                                  ------ ------
                                                                     963    555
                                                                  ------ ------
      Television broadcast rights................................    690    300
                                                                  ------ ------
                                                                   5,729  4,401
      Less: current portion......................................  3,223  2,186
                                                                  ------ ------
      Non-current portion........................................ $2,506 $2,215
                                                                  ====== ======

   Based on management's total gross revenue estimates as of September 30, 1998, approximately 82% of unamortized film and television costs (except in-process) are expected to be amortized during the next three years.

6. Certain Cash Management and Allocation Policies

   The accompanying combined financial statements reflect the application of certain cash management and allocation policies determined by Disney's board of directors in its business judgment. Disney's board of directors may amend these policies without shareholder approval.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


TREASURY ACTIVITIES

   Disney manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, interest rate and foreign currency risk management, and the issuance and repurchase of common stock. All external debt and equity transactions during periods prior to and included in the combined financial statements (and the proceeds thereof) were attributed to the Disney Group. Disney's policy provides that cash transfers between groups may be accounted for as short-term loans, long-term loans or capital transactions. The character of cash transfers and interest rates and other terms applicable to transfers accounted for as short-term loans or long-term loans will be established by, or pursuant to procedures established by, Disney's board of directors. Disney has provided all necessary funding for the operations and investments of Disney's existing Internet business since inception and such funding has been accounted for as capital contributions from the Disney Group. Accordingly, no interest income from Disney's existing Internet business has been reflected in the accompanying combined financial statements. Surplus cash, transferred to the Disney Group from time to time, has been accounted for as a return of capital.

CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES

   Disney allocates the cost of corporate general and administrative ("G&A") services and facilities to the Disney Group generally based on utilization. Where determinations based on utilization alone are impracticable, Disney uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of costs attributable to the Disney Group.

   Corporate G&A allocations included in the accompanying combined statements of income include charges for legal, accounting (tax and financial), treasury, tax planning and strategic planning services; risk management; employee benefit plans and administration thereof; information and telecommunications services; purchasing and material procurement; public and investor relations; corporate travel; corporate offices, warehouses and other facilities. G&A allocations include, without limitation, all costs and expenses of personnel employed in connection with such services and facilities, including payroll, payroll taxes and fringe benefit costs; all overhead costs and expenses directly related to such personnel and the services or facilities provided by them and all materials used in connection with such services or facilities.

INCOME TAXES

   Income taxes have been allocated to the Disney Group in amounts equal to the Federal and state tax effects that its operations have had on Disney's consolidated income tax provision.

ROYALTIES

   The Disney Group has licensed to Disney's existing Internet business the nonexclusive right to use Disney's intellectual property in the conduct of its business, as defined, in exchange for a royalty equal to 1.25% of defined net revenues, excluding revenues derived from operation of The DisneyStore.com. Royalties will not be deemed earned by the Disney Group until the first full year in which Disney's existing Internet business generates positive earnings before interest, taxes and amortization ("EBITA"), and royalties in any year may not exceed 25% of Disney's existing Internet business' EBITA.

   Royalties equal to 8% of actual costs, as defined, for Disney-branded merchandise purchased by The DisneyStore.com are earned by and payable to the Disney Group beginning in the first full year in which Disney's existing Internet business generates positive EBITA. Such royalties may not exceed 30% of The DisneyStore.com's EBITA in any year.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


7. Borrowings

   Borrowings at September 30, 1998 and 1997, including interest rate swaps designated as hedges, are summarized below.

                                                       1998
                          -------------------------------------------------------------------
                                   Stated  Interest rate and cross-      Effective
                                  Interest    currency swaps (f)         Interest     Swap
                          Balance Rate (e)  Pay Float      Pay Fixed      Rate (g) Maturities
                          ------- -------- ------------   ------------   --------- ----------
Commercial paper due
 1999 (a)...............  $ 2,225   5.5%    $        --    $      2,225     6.2%      1999
U.S. dollar notes and
 debentures due 1999-
 2093 (b)...............    6,321   6.6%           2,886            675     6.4%   1999-2012
Dual currency and
 foreign notes due 1999-
 2003 (c)...............    1,678   5.8%           1,678            --      5.4%   1999-2003
Senior participating
 notes due 2000-2001
 (d)....................    1,195   2.7%             --             --      n/a       n/a
Other due 1999-2027.....      266   5.2%             --             --      n/a       n/a
                          -------
                           11,685   5.8%             --             --      6.2%
Less current portion....    2,123
                          -------           ------------   ------------
 Total long-term
  borrowings............  $ 9,562           $      4,564   $      2,900
                          =======           ============   ============
                                                       1997
                          -------------------------------------------------------------------
                                   Stated  Interest rate and cross-      Effective
                                  Interest    currency swaps (f)         Interest     Swap
                          Balance Rate (e)  Pay Float      Pay Fixed      Rate (g) Maturities
                          ------- -------- ------------   ------------   --------- ----------
Commercial paper due
 1998 (a)...............  $ 2,019   5.8%    $        --    $        950     6.2%      1999
U.S. dollar notes and
 debentures due 1998-
 2093 (b)...............    5,796   6.7%           2,086            --      6.5%   1998-2012
Dual currency and
 foreign notes due 1998-
 2001 (c)...............    1,854   5.2%           1,812            --      5.4%   1998-2001
Senior participating
 notes due 2000-2001
 (d)....................    1,145   2.7%             --             --      n/a       n/a
Other due 1998-2027.....      254   8.2%             --             --      n/a       n/a
                          -------
                           11,068   5.9%             --             --      6.3%
Less current portion....      897
                          -------           ------------   ------------
 Total long-term
  borrowings............  $10,171           $      3,898   $        950
                          =======           ============   ============

- --------
(a) Disney has established bank facilities totaling $5.2 billion, which expire in one to four years. Under the bank facilities, Disney has the option to borrow at various interest rates. Commercial paper is classified as long-term since Disney intends to refinance these borrowings on a long-term basis through continued commercial paper borrowings supported by available bank facilities.
(b) Includes $771 million in 1998 and $821 million in 1997 representing minority interest in a real estate investment trust established by Disney.
(c) Denominated principally in U.S. dollars, Japanese yen, Australian dollars and Italian lira.
(d) The average coupon rate is 2.7% on $1.3 billion face value of notes. Additional interest may be paid based on the performance of designated portfolios of films. The effective interest rates at September 30, 1998 and 1997 were 6.8% and 6.3%, respectively.
(e) The stated interest rate represents the weighted average coupon rate for each category of borrowings. For floating rate borrowings, interest rates are based upon the rates at September 30, 1998 and 1997; these rates are not necessarily an indication of future interest rates.
(f)  Amounts represent notional values of interest rate swaps.
(g) The effective interest rate reflects the effect of interest rate and cross-currency swaps entered into with respect to certain of these borrowings as indicated in the "Pay Float" and "Pay Fixed" columns.

                               THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


   Borrowings, excluding commercial paper and minority interest, have the following scheduled maturities:

         1999............................................ $2,123
         2000............................................  2,074
         2001............................................  2,054
         2002............................................    --
         2003............................................     92
         Thereafter......................................  2,346

   The Disney Group capitalizes interest on assets constructed for its theme parks, resorts and other property, and on theatrical and television productions in process. In 1998, 1997 and 1996, respectively, total interest costs incurred were $824 million, $841 million and $545 million, of which $139 million, $100 million and $66 million were capitalized.

8. Income Taxes

                                                           1998   1997    1996
                                                          ------ ------  ------
     Income before income taxes
     Domestic (including U.S. exports)..................  $3,221 $3,257  $1,846
     Foreign subsidiaries...............................      43    194     239
                                                          ------ ------  ------
                                                          $3,264 $3,451  $2,085
                                                          ====== ======  ======
     Income tax provision
     Current
       Federal..........................................  $  729 $1,041  $  396
       State............................................     121    204     102
       Foreign (including withholding)..................     139    190     235
                                                          ------ ------  ------
                                                             989  1,435     733
                                                          ------ ------  ------
     Deferred
       Federal..........................................     306     20     107
       State............................................      48    (16)     16
                                                          ------ ------  ------
                                                             354      4     123
                                                          ------ ------  ------
                                                          $1,343 $1,439  $  856
                                                          ====== ======  ======

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


                                                         1998     1997
                                                        -------  -------
     Components of Deferred Tax Assets and Liabilities
     Deferred tax assets
       Accrued liabilities............................  $(1,051) $(1,257)
       Depreciable, amortizable and other property....        6        5
       Other, net.....................................      (59)     (89)
                                                        -------  -------
         Total deferred tax assets....................   (1,104)  (1,341)
     Deferred tax liabilities
       Depreciable, amortizable and other property....    2,396    2,413
       Licensing revenues.............................      249      193
       Leveraged leases...............................      313      279
       Investment in Euro Disney......................      129       90
                                                        -------  -------
         Total deferred tax liabilities...............    3,087    2,975
     Net deferred tax liability before valuation
      allowance.......................................    1,983    1,634
     Valuation allowance..............................       50       50
                                                        -------  -------
     Net deferred tax liability.......................  $ 2,033  $ 1,684
                                                        =======  =======
                                                         1998     1997    1996
                                                        -------  -------  ----
     Reconciliation of Effective Income Tax Rate
     Federal income tax rate..........................     35.0%    35.0% 35.0%
     Nondeductible amortization of intangible assets..      4.1      4.2   5.0
     State taxes, net of federal income tax benefit...      3.4      3.6   3.4
     Valuation allowance..............................      (.1)     (.2)  0.0
     Other, net.......................................     (1.3)     (.9) (2.3)
                                                        -------  -------  ----
                                                           41.1%    41.7% 41.1%
                                                        =======  =======  ====

   In 1998, 1997 and 1996, income tax benefits attributable to employee stock option transactions of $327 million, $81 million and $44 million, respectively, were allocated to group equity.

9. Pension and Other Benefit Programs

   Disney maintains pension plans and postretirement medical benefit plans covering most of its domestic employees not covered by union or industry-wide plans. Employees hired after January 1, 1994 are not eligible for the postretirement medical benefits. Pension benefits are generally based on years of service and/or compensation. The following chart summarizes the balance sheet impact, as well as the benefit obligations, assets, funded status and rate assumptions associated with the pension and postretirement medical benefit plans for the Disney Group.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


   Reconciliation of funded status of the plans and the amounts included in the Disney Group's combined balance sheets:

                                                              Postretirement
                                             Pension Plan      Benefit Plans
                                            ----------------  ----------------
                                             1998     1997     1998     1997
                                            -------  -------  -------  -------
Projected benefit obligations
  Beginning obligations.................... $(1,437) $(1,401) $  (293) $  (271)
  Service cost.............................     (71)     (73)     (11)     (10)
  Interest cost............................    (109)    (106)     (22)     (21)
  Actuarial gains (losses).................    (246)       9       (2)       5
  Benefits paid............................      63       62       10        9
  Other....................................       9       72       (3)      (5)
                                            -------  -------  -------  -------
  Ending obligations.......................  (1,791)  (1,437)    (321)    (293)
Fair value of plans' assets
  Beginning fair value.....................   1,725    1,441      162      138
  Actual return on plans' assets...........     294      304       26       22
  Employer contributions...................      75      110        7       --
  Participants' contributions..............       1        1       --       11
  Benefits paid............................     (63)     (62)     (10)      (9)
  Expenses.................................     (15)      (9)      --       --
  Other....................................      (4)     (60)      --       --
                                            -------  -------  -------  -------
  Ending fair value........................   2,013    1,725      185      162
Funded status of the plans.................     222      288     (136)    (131)
  Unrecognized net (gain) loss.............     (81)    (219)     (30)     (20)
  Unrecognized prior service benefit
   (cost)..................................     (11)      (2)       1      (34)
  Other....................................      33       28       --       --
                                            -------  -------  -------  -------
Net balance sheet asset (liability)........ $   163  $    95  $  (165) $  (185)
                                            =======  =======  =======  =======
  Rate Assumptions
    Discount rate..........................     6.8%     7.8%     6.8%     7.8%
    Rate of return on plans' assets........    10.5%    10.5%    10.5%    10.5%
    Salary increases.......................     4.4%     5.4%     n/a      n/a
    Annual increase in cost of benefits....     n/a      n/a      6.4%     6.7%

   The projected benefit obligations and the accumulated benefit obligations for the pension plans with accumulated benefit obligations in excess of plan assets were $94 million and $72 million for 1998, and $79 million and $50 million for 1997.

   The annual increase in cost of postretirement benefits is assumed to decrease .3 percentage points per year until reaching 4.9%.

   Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement medical benefit plans. The effects of a one percentage point decrease in the assumed health care cost trend rates on total service and interest cost components and on postretirement benefit obligations are

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)

$9 million and $70 million, respectively. The effects of a one percentage point increase in the assumed health care cost trend rates on total service and interest cost components and on postretirement benefit obligations are ($7) million and ($53) million, respectively.

   The Disney Group's accumulated pension benefit obligations at September 30, 1998 and 1997 were $1.6 billion and $1.3 billion, of which 97.7% and 97.8% were vested, respectively.

   The income statement costs of the pension plans for 1998, 1997 and 1996 totaled $12 million, $45 million and $58 million, respectively. The discount rate, rate of return on plan assets and salary increase assumptions for the pension plans were 7.8%, 10.0% and 5.6%, respectively, in 1996. The income statement credits for the postretirement benefit plans for 1998, 1997 and 1996 were $13 million, $18 million and $16 million, respectively. The discount rate, rate of return on plan assets and annual increase in cost of postretirement benefits assumptions were 7.8%, 10.0% and 7.0%, respectively, in 1996.

   The market values of Disney common shares held by the pension plan master trust as of September 30, 1998 and 1997 were $71 million and $75 million, respectively.

10. Stock Incentive Plans

   The Disney Group employees participate in various Disney stock option plans (the "Plans"). Under the Plans, Disney may grant stock options and other awards to key executive, management and creative personnel at exercise prices equal to or exceeding the market price at the date of grant. In general, options become exercisable over a five-year period from the grant date and expire 10 years after the date of grant. In certain cases for senior executives, options become exercisable over periods up to 10 years and expire up to 15 years after date of grant. Disney shares available for future option grants at September 30, 1998, totaled 119 million.

   The following table summarizes information about stock option transactions related to the Disney Group (shares in millions):

                                    1998            1997            1996
                               --------------- --------------- ---------------
                                      Weighted        Weighted        Weighted
                                      Average         Average         Average
                                      Exercise        Exercise        Exercise
                               Shares  Price   Shares  Price   Shares  Price
                               ------ -------- ------ -------- ------ --------
Outstanding at beginning of
 year.........................  182    $17.44   188    $15.84   105    $11.20
Awards canceled...............   (9)    20.98   (18)    19.32    (6)    17.10
Awards granted................   24     33.07    27     25.64    95     19.63
Awards exercised..............  (37)     9.06   (15)    11.14    (9)    10.53
Awards transferred (ABC)......  --              --                3     11.05
                                ---             ---             ---
Outstanding at September 30...  160    $21.70   182    $17.44   188    $15.84
                                ===             ===             ===
Exercisable at September 30...   50    $16.34    63    $11.77    51    $ 9.40
                                ===             ===             ===

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


   The following table summarizes information about stock options outstanding at September 30, 1998 relating to the Disney Group (shares in millions):

                                 Outstanding                           Exercisable
                ---------------------------------------------- ---------------------------
     Range of               Weighted Average
     Exercise     Number   Remaining Years of Weighted Average   Number   Weighted Average
      Prices    of Options  Contractual Life   Exercise Price  of Options  Exercise Price
     --------   ---------- ------------------ ---------------- ---------- ----------------
      $5-$10         9            2.19             $8.02            8          $8.03
      $10-$15       20            5.01             13.41           14          13.27
      $15-$20       24            6.72             18.33           16          18.44
      $20-$25       60            7.79             21.54           10          21.33
      $25-$30       24            9.10             26.48            2          26.64
      $30-$35        9            8.82             31.76          --             --
      $35-$40       11            9.56             38.02          --             --
      $40-$45        3            8.01             42.21          --             --
                   ---                                            ---
                   160                                             50
                   ===                                            ===

   During 1997, the Disney Group adopted SFAS 123 and pursuant to its provisions, elected to continue using the intrinsic-value method of accounting for stock-based awards granted to employees in accordance with APB 25. Accordingly, the Disney Group has not recognized compensation expense for its stock-based awards to employees. The following table reflects pro forma net income had the Disney Group elected to adopt the fair value approach of SFAS 123:

                                                             1998   1997   1996
                                                            ------ ------ ------
     Net income:
       As reported......................................... $1,850 $1,966 $1,214
       Pro forma...........................................  1,752  1,872  1,186

   These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

   The weighted average fair values of options at their grant date during 1998, 1997 and 1996, where the exercise price equaled the market price on the grant date, were $10.82 and $9.09, and $7.67, respectively. The weighted average fair values of options at their grant date during 1998 and 1996, where the exercise price exceeded the market price on the grant date, were $8.55 and $6.20, respectively. No such options were granted during 1997. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The weighted average assumptions used in the model were as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
     Risk-free interest rate.................................. 5.4%  6.4%  6.2%
     Expected years until exercise............................ 6.0   6.1   7.1
     Expected stock volatility................................  23%   23%   23%
     Dividend yield........................................... .71%  .71%  .69%

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


11. Detail of Certain Balance Sheet Accounts

                                                                1998     1997
                                                               -------  -------
     Receivables
       Trade, net of allowances............................... $ 3,425  $ 2,986
       Other..................................................     552      327
                                                               -------  -------
                                                               $ 3,977  $ 3,313
                                                               =======  =======
     Accounts and taxes payable and accrued liabilities
       Accounts payable....................................... $ 3,773  $ 3,534
       Income taxes payable...................................     --       383
       Payroll and employee benefits..........................     847      672
       Other..................................................     106      114
                                                               -------  -------
                                                               $ 4,726  $ 4,703
                                                               =======  =======
     Intangible assets
       Cost in excess of ABC's net assets acquired............ $14,248  $14,307
       Trademark..............................................   1,100    1,100
       FCC licenses...........................................   1,100    1,100
       Other..................................................     267      145
       Accumulated amortization...............................  (1,140)    (701)
                                                               -------  -------
                                                               $15,575  $15,951
                                                               =======  =======

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)

12. Segments

                                                         1998    1997    1996
                                                        ------- ------- -------
Business Segments
Revenues
 Creative Content...................................... $10,042 $10,763 $10,078
 Broadcasting..........................................   7,142   6,522   4,078
 Theme Parks and Resorts...............................   5,532   5,014   4,502
                                                        ------- ------- -------
                                                        $22,716 $22,299 $18,658
                                                        ======= ======= =======
Operating income
 Creative Content...................................... $ 1,503 $ 1,945 $ 1,582
 Broadcasting..........................................   1,325   1,294     782
 Theme Parks and Resorts...............................   1,287   1,136     990
 KCAL gain.............................................     --      135     --
 Accounting change.....................................     --      --     (300)
                                                        ------- ------- -------
                                                        $ 4,115 $ 4,510 $ 3,054
                                                        ======= ======= =======
Capital expenditures
 Creative Content...................................... $   194 $   280 $   354
 Broadcasting..........................................     245     152     113
 Theme Parks and Resorts...............................   1,693   1,266   1,196
 Corporate.............................................     155     203      77
                                                        ------- ------- -------
                                                        $ 2,287 $ 1,901 $ 1,740
                                                        ======= ======= =======
Depreciation expense
 Creative Content...................................... $   199 $   181 $   162
 Broadcasting..........................................     122     104     104
 Theme Parks and Resorts...............................     444     408     358
 Corporate.............................................      34      39      47
                                                        ------- ------- -------
                                                        $   799 $   732 $   671
                                                        ======= ======= =======
Identifiable assets
 Creative Content...................................... $ 9,436 $ 8,760 $ 8,819
 Broadcasting..........................................  20,099  19,036  19,576
 Theme Parks and Resorts...............................   9,214   8,051   7,066
 Corporate.............................................   2,556   2,578   1,862
                                                        ------- ------- -------
                                                        $41,305 $38,425 $37,323
                                                        ======= ======= =======
Supplemental revenue data
 Creative Content
   Theatrical product.................................. $ 5,085 $ 5,595 $ 5,472
   Consumer products...................................   3,192   2,902   2,437
 Broadcasting
   Advertising.........................................   5,287   4,937   3,092
 Theme Parks and Resorts
   Merchandise, food and beverage......................   1,780   1,754   1,555
   Admissions..........................................   1,739   1,603   1,493
Geographic Segments
Revenues
 United States......................................... $17,846 $17,694 $14,341
 United States export..................................   1,036     874     746
 Europe................................................   2,215   2,073   2,086
 Rest of world.........................................   1,619   1,658   1,485
                                                        ------- ------- -------
                                                        $22,716 $22,299 $18,658
                                                        ======= ======= =======

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)

                                                       1998     1997     1996
                                                      -------  -------  -------
Operating income
 United States......................................  $ 3,568  $ 3,775  $ 2,250
 Europe.............................................      369      499      633
 Rest of world......................................      390      397      382
 Unallocated expenses...............................     (212)    (161)    (211)
                                                      -------  -------  -------
                                                      $ 4,115  $ 4,510  $ 3,054
                                                      =======  =======  =======
Identifiable assets
 United States......................................  $39,389  $36,634  $35,459
 Europe.............................................    1,468    1,275    1,495
 Rest of world......................................      448      516      369
                                                      -------  -------  -------
                                                      $41,305  $38,425  $37,323
                                                      =======  =======  =======

   During the second quarter of 1996, the Disney Group implemented SFAS 121. This accounting standard changed the method that companies use to evaluate the carrying value of such assets by, among other things, requiring companies to evaluate assets at the lowest level at which identifiable cash flows can be determined. The implementation of SFAS 121 resulted in the Disney Group recognizing a $300 million non-cash charge related principally to certain assets included in the Theme Parks and Resorts segment.

13. Financial Instruments

 Investments

   As of September 30, 1998 and 1997, the Disney Group held $126 million and $137 million, respectively, of securities classified as available for sale. In 1998, 1997 and 1996, realized gains and losses on available-for-sale securities, determined principally on an average cost basis, and unrealized gains and losses on available-for-sale securities were not material.

 Interest Rate Risk Management

   The Disney Group is exposed to the impact of interest rate changes. The Disney Group's objective is to manage the impact of interest rate changes on earnings and cash flows and on the market value of its investments and borrowings. The Disney Group maintains fixed rate debt as a percentage of its net debt between a minimum and maximum percentage, which is set by policy.

   The Disney Group uses interest rate swaps and other instruments to manage net exposure to interest rate changes related to its borrowings and to lower its overall borrowing costs. Significant interest rate risk management instruments held by the Disney Group at September 30, 1998 and 1997 included pay-floating and pay-fixed swaps, interest rate caps and swaption contracts. Pay-floating swaps effectively converted medium-term obligations to LIBOR-based or commercial paper variable rate instruments. These swap agreements expire in one to 14 years. Pay-fixed swaps and interest rate caps effectively converted floating rate obligations to fixed rate instruments. These instruments expire within one year. Swaption contracts were designated as hedges of floating rate debt and expired in 1998.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


   The following table reflects incremental changes in the notional or contractual amounts of the Disney Group's interest rate contracts during 1998 and 1997. Activity representing renewal of existing positions is excluded.

                         September 30,           Maturities/              September 30,
                             1997      Additions Expirations Terminations     1998
                         ------------- --------- ----------- ------------ -------------
Pay-floating swaps......    $2,086      $   950    $   (50)    $  (100)      $2,886
Pay-fixed swaps.........       950        6,000     (4,050)        --         2,900
Interest rate caps......       --         3,100     (2,000)        --         1,100
Swaption contracts......       300          --        (300)        --           --
                            ------      -------    -------     -------       ------
                            $3,336      $10,050    $(6,400)    $  (100)      $6,886
                            ======      =======    =======     =======       ======
                         September 30,           Maturities/              September 30,
                             1996      Additions Expirations Terminations     1997
                         ------------- --------- ----------- ------------ -------------
Pay-floating swaps......    $1,520      $ 2,479    $   --      $(1,913)      $2,086
Pay-fixed swaps.........       900          850       (200)       (600)         950
Swaption contracts......       --         1,100        --         (800)         300
Option contracts........       --           593        --         (593)         --
Spreadlock contracts....       --           470       (470)        --           --
                            ------      -------    -------     -------       ------
                            $2,420      $ 5,492    $  (670)    $(3,906)      $3,336
                            ======      =======    =======     =======       ======

   The impact of interest rate risk management activities on income in 1998, 1997 and 1996, and the amount of deferred gains and losses from interest rate risk management transactions at September 30, 1998 and 1997 were not material.

 Foreign Exchange Risk Management

   The Disney Group transacts business in virtually every part of the world and is subject to risks associated with changing foreign exchange rates. The Disney Group's objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Disney Group enters into various contracts which change in value as foreign exchange rates change to protect the value of its existing foreign currency assets and liabilities, commitments and anticipated foreign currency revenues. By policy, the Disney Group maintains hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures for periods not to exceed five years. The gains and losses on these contracts offset changes in the value of the related exposures.

   It is the Disney Group's policy to enter into foreign currency transactions only to the extent considered necessary to meet its objectives as stated above. The Disney Group does not enter into foreign currency transactions for speculative purposes.

   The Disney Group uses option strategies which provide for the sale of foreign currencies to hedge probable, but not firmly committed, revenues. While these hedging instruments are subject to fluctuations in value, such fluctuations are offset by changes in the value of the underlying exposures being hedged. The principal currencies hedged are the Japanese yen, French franc, German mark, British pound, Canadian dollar and Italian lira. The Disney Group also uses forward contracts to hedge foreign currency assets, liabilities and foreign currency payments the Disney Group is committed to make in connection with the construction of a cruise ship (see Note 14). Cross-currency swaps are used to hedge foreign currency-denominated borrowings.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


   At September 30, 1998 and 1997, the notional amounts of the Disney Group's foreign exchange risk management contracts, net of notional amounts of contracts with counterparties against which the Disney Group has a legal right of offset, the related exposures hedged and the contract maturities are as follows:

                                     1998                         1997
                         ---------------------------- ----------------------------
                                             Fiscal                       Fiscal
                         Notional Exposures   Year    Notional Exposures   Year
                          Amount   Hedged   Maturity   Amount   Hedged   Maturity
                         -------- --------- --------- -------- --------- ---------
Option contracts........  $2,966   $1,061   1999-2000  $3,460   $1,633   1998-1999
Forward contracts.......   2,053    1,773   1999-2000   2,284    1,725   1998-1999
Cross-currency swaps....   1,678    1,678   1999-2003   1,812    1,812   1998-2001
                          ------   ------              ------   ------
                          $6,697   $4,512              $7,556   $5,170
                          ======   ======              ======   ======

   Gains and losses on contracts hedging anticipated foreign currency revenues and foreign currency commitments are deferred until such revenues are recognized or such commitments are met, and offset changes in the value of the foreign currency revenues and commitments. At September 30, 1998 and 1997, the Disney Group had deferred gains of $245 million and $486 million respectively, and deferred losses of $118 million and $220 million, respectively, related to foreign currency hedge transactions. Deferred amounts to be recognized can change with market conditions and will be substantially offset by changes in the value of the related hedged transactions. The impact of foreign exchange risk management activities on operating income in 1998 and in 1997 was a net gain of $227 million and $166 million, respectively.

 Fair Value of Financial Instruments

   At September 30, 1998 and 1997, the Disney Group's financial instruments included cash, cash equivalents, investments, receivables, accounts payable, borrowings and interest rate and foreign exchange risk management contracts.

   At September 30, 1998 and 1997, the fair values of cash and cash equivalents, receivables, accounts payable and commercial paper approximated carrying values because of the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures, determined based on broker quotes or quoted market prices or rates for the same or similar instruments, and the related carrying amounts are as follows:

                                              1998                1997
                                        ------------------  ------------------
                                        Carrying    Fair    Carrying    Fair
                                         Amount    Value     Amount    Value
                                        --------  --------  --------  --------
   Investments......................... $    686  $    765  $    769  $  1,174
   Borrowings.......................... $(10,914) $(11,271) $(10,313) $(10,290)
   Risk management contracts:
     Foreign exchange forwards......... $     49  $     18  $     43  $     93
     Foreign exchange options..........       58       178       177       367
     Interest rate swaps...............       30       181        20        54
     Cross-currency swaps..............       25       (89)       17       (77)
                                        --------  --------  --------  --------
                                        $    162  $    288  $    257  $    437
                                        ========  ========  ========  ========

 Credit Concentrations

   The Disney Group continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate nonperformance by the

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)

counterparties. The Disney Group would not realize a material loss as of September 30, 1998 in the event of nonperformance by any one counterparty. The Disney Group enters into transactions only with financial institution counterparties which have a credit rating of A- or better. The Disney Group's current policy regarding agreements with financial institution counterparties is generally to require collateral in the event credit ratings fall below A- or in the event aggregate exposures exceed limits as defined by contract. In addition, the Disney Group limits the amount of credit exposure with any one institution. At September 30, 1998, financial institution counterparties posted collateral of $83 million to the Disney Group, and the Disney Group was not required to collateralize its financial instrument obligations.

   The Disney Group's trade receivables and investments do not represent significant concentration of credit risk at September 30, 1998, due to the wide variety of customers and markets into which the Disney Group's products are sold, their dispersion across many geographic areas, and the diversification of the Disney Group's portfolio among instruments and issuers.

 New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board ("the FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Disney Group is required to adopt effective October 1, 2000. SFAS 133 will require the Disney Group to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of group equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The impact of SFAS 133 on the Disney Group's financial statements will depend on a variety of factors, including future interpretative guidance from the FASB, the future level of forecasted and actual foreign currency transactions, the extent of the Disney Group's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. However, the Disney Group does not believe the effect of adopting SFAS 133 will be material to its financial position.

14. Commitments and Contingencies

   Pursuant to an agreement with a shipyard for the construction of a cruise ship for its Disney Cruise Line, the Disney Group is committed to make payments totaling approximately $290 million in 1999.

   The Disney Group is committed to the purchase of broadcast rights for various feature films, sports and other programming aggregating approximately $14.7 billion as of September 30, 1998. This amount is substantially payable over the next six years.

   The Disney Group has various real estate operating leases, including retail outlets for the distribution of consumer products and office space for general and administrative purposes. Future minimum lease payments under these non-cancelable operating leases totaled $1.9 billion at September 30, 1998, payable as follows:

         1999.............................................. $264
         2000..............................................  252
         2001..............................................  230
         2002..............................................  209
         2003..............................................  179
         Thereafter........................................  797

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


   Rental expense for the above operating leases during 1998, 1997 and 1996, including overages, common-area maintenance and other contingent rentals, was $321 million, $327 million and $233 million, respectively.

   The Disney Group, together with, in some instances, certain of its directors and officers, is a defendant or co-defendant in various legal actions involving copyright, breach of contract and various other claims incident to the conduct of its businesses. Management does not expect the Disney Group to suffer any material liability by reason of such actions, nor does it expect that such actions will have a material effect on the Disney Group's liquidity or operating results.

15. Inter-Group Activities

   The terms of all material transactions, relationships and other matters between the Disney Group and Disney's existing Internet business, including those as to which the Disney Group and Disney's existing Internet business may have potentially divergent interests, are determined on a basis that Disney's board of directors, or management following guidelines or principles established by Disney's board of directors, considers to be in the best interests of Disney and its stockholders as a whole. It is not a requirement that any such material transaction, relationship or other matter be on terms that would be considered commercially reasonable in the context of a transaction between unrelated parties, or that would be considered comparable to terms that could be obtained through arms-length negotiations between unrelated parties, or that would be considered satisfactory under any other similar standard of review.

   Disney has provided all necessary funding for the operations and investments of Disney's existing Internet business since inception, and such funding has been accounted for as capital contributions from the Disney Group (see Notes 2 and 6). Net capital contributions during 1998, 1997 and 1996 were $237.0 million, $122.0 million, and $25.9 million, respectively.

   The Disney Group affiliates purchased services from Disney's existing Internet business related to the development of websites totaling $8.4 million, $4.7 million and $1.0 million during 1998, 1997 and 1996, respectively.

   In 1998, Disney's existing Internet business began selling tickets and travel packages online for customers of the Disney Group's theme parks and resorts. The Disney Group incurred commissions to Disney's existing Internet business of 5% of ticket and 10% of travel package revenues, amounting to $220,000 in the aggregate in 1998.

   Disney's existing Internet business' catalog operations acquire Disney-themed merchandise for resale directly from certain Disney Group businesses and through certain Disney Group units acting as brokers in sourcing merchandise from diverse manufacturers. Direct sales to Disney's existing Internet business amounted to $10.8 million, $9.1 million and $8.0 million in 1998, 1997 and 1996, respectively. For the same periods, the Disney Group's sales to Disney's existing Internet business through its sourcing entities amounted to $50.2 million, $25.6 million and $3.5 million, respectively.

   During 1998, the Disney Group received $1.0 million from Disney's existing Internet business for the use of the Internet Zone site within the Innoventions attraction at the Epcot theme park.

                                THE DISNEY GROUP
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in millions)


16. Comprehensive Income

   Effective October 1, 1998, the Disney Group adopted SFAS No. 130 Reporting Comprehensive Income. This statement requires that the Disney Group present comprehensive income, a measure that reflects all nonowner changes in group equity, in addition to net income. Comprehensive income for the periods ended June 30, 1999 and 1998 and September 30, 1998, 1997 and 1996, is as follows:

                                Nine Months Ended
                                     June 30         Year Ended September 30
                             ----------------------- ------------------------
                                1999        1998      1998    1997     1996
                             ----------- ----------- ------- -------  -------
                             (unaudited) (unaudited)
   Cumulative translation
    and other adjustments,
    net of tax..............   $  (16)     $   (1)   $    15 $   (30) $     1
   Net income...............    1,215       1,554      1,850   1,966    1,214
                               ------      ------    ------- -------  -------
   Comprehensive income.....   $1,199      $1,553    $ 1,865 $ 1,936  $ 1,215
                               ======      ======    ======= =======  =======

17. Subsequent Events

   In April 1997, Disney purchased a significant equity stake in Starwave Corporation ("Starwave"), an Internet technology company. In connection with the acquisition, Disney was granted an option to purchase substantially all the remaining shares of Starwave, which Disney exercised during the third quarter of 1998. Accordingly, the accounts of Starwave have been included in Disney's September 30, 1998 consolidated financial statements. On June 18, 1998, Disney reached an agreement for the acquisition of Starwave by Infoseek Corporation ("Infoseek"), a publicly-held Internet search company, pursuant to a merger. On November 18, 1998, the shareholders of both Infoseek and Starwave approved the acquisition. As a result of the acquisition and Disney's purchase of additional shares of Infoseek common stock pursuant to the merger agreement, Disney owns approximately 43% of Infoseek's outstanding common stock. In addition, Disney purchased warrants enabling it, under certain circumstances, to achieve a majority stake in Infoseek. These warrants vest over a three-year period and expire in five years. Effective as of the November 18, 1998 closing date of the transaction, Disney recorded a significant non-cash gain, a write-off for purchased in-process research and development costs and an increase in investments, reflecting Disney's share of the fair value of Infoseek's intangible assets. The transactions described above, including the Infoseek acquisition, have been attributed to Disney's existing Internet business.

   The Disney Group has agreed to provide promotional services to Infoseek, an equity investee of Disney's existing Internet business, pursuant to a promotion agreement entered into by Disney and Infoseek effective November 18, 1998. The promotion agreement, which will be superseded by the promotion policy described in Note 2 after the issuance of go.com Common Stock, provides that Infoseek pay the Disney Group $165 million over a five-year period. Annual charges under the agreement range from $25 million to $41 million, with specific amounts subject to each year's marketing plan to be agreed upon between the parties. For the nine months ended June 30, 1999, the Disney Group recorded revenues and Infoseek recorded expenses amounting to approximately $8.9 million under the terms of the promotion agreement. The Disney Group and Disney's existing Internet business also engage in cross promotion of their respective brands, intellectual property and programming.

                          QUARTERLY FINANCIAL SUMMARY
                                 (In millions)
                                  (Unaudited)

                                                     Quarter Ended
                                       -----------------------------------------
                                       December 31 March 31 June 30 September 30
                                       ----------- -------- ------- ------------
     1999
     Revenues.........................   $6,512     $5,468  $5,480        --
     Operating income.................    1,034        747     972        --
     Net income.......................      622        226     367        --
     1998
     Revenues.........................   $6,248     $5,183  $5,196     $6,089
     Operating income.................    1,505        876     946        788
     Net income.......................      755        384     415        296
     1997
     Revenues.........................   $6,220     $5,452  $5,158     $5,469
     Operating income (1).............    1,562        877   1,080        991
     Net income (1)...................      749        333     473        411

- --------
(1) Reflects a $135 million gain on the sale of KCAL in the first quarter. See Note 3 to the Disney Group's combined financial statements.

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

Seasonality

   The Disney Group businesses are subject to the effects of seasonality. Creative Content revenues fluctuate based upon the timing of theatrical motion picture and home video releases and seasonal consumer purchasing behavior. Release dates for theatrical and home video products are determined by several factors, including timing of vacation and holiday periods and competition in the market.

   Broadcasting revenues are influenced by advertiser demand and the seasonal nature of programming, and generally peak in the spring and fall.

   Theme Parks and Resorts revenues fluctuate with changes in the theme park attendance and resort occupancy resulting from the nature of vacation travel. Peak attendance and resort occupancy generally occur during the summer months when school vacations occur and during early-winter and spring holiday periods.

Results of Operations

   Disney acquired the operations of ABC, Inc. ("ABC") February 9, 1996. During 1997, Disney sold KCAL, a Los Angeles television station, completed its final ABC purchase price allocation and determination of the related intangible assets and disposed of certain ABC publishing assets. To enhance comparability, certain information for 1997 and 1996 is presented on a "pro forma" basis, which assumes that these events occurred at the beginning of 1996. The pro forma results are not necessarily indicative of the combined results that would have occurred had these events actually occurred at the beginning of 1996.

   The following financial information presents the results of the Disney Group, which consists of Disney's interest in all of its businesses, including its one-hundred percent (100%) retained interest in Disney's existing Internet business. The Disney Group accounts for this retained interest in a manner similar to the equity method of accounting. As a result, the Disney Group's retained interest in the net income (loss) of Disney's existing Internet business has been reflected in the table below as "Net income (loss) related to retained interest in Disney's existing Internet business."

                                Combined Results
                                 (in millions)

                           Nine Months ended
                                June 30                  Year ended September 30
                         ----------------------  -------------------------------------------
                                                                               Pro forma
                                                       As reported            (unaudited)
                                                 -------------------------  ----------------
                            1999        1998      1998     1997     1996     1997     1996
                         ----------- ----------  -------  -------  -------  -------  -------
                         (unaudited) (unaudited)
                         ----------- ----------
Revenues:
  Creative Content......   $ 7,194    $ 7,238    $10,042  $10,763  $10,078  $ 9,924  $ 9,483
  Broadcasting..........     5,714      5,381      7,142    6,522    4,078    6,501    6,009
  Theme Parks and
   Resorts..............     4,553      4,008      5,532    5,014    4,502    5,014    4,502
                           -------    -------    -------  -------  -------  -------  -------
    Total...............   $17,461    $16,627    $22,716  $22,299  $18,658  $21,439  $19,994
                           =======    =======    =======  =======  =======  =======  =======
  Operating income:
   (1)(2)
  Creative Content......   $   710    $ 1,214    $ 1,503  $ 1,945  $ 1,582  $ 1,756  $ 1,456
  Broadcasting..........       925      1,128      1,325    1,294      782    1,285    1,084
  Theme Parks and
   Resorts..............     1,118        986      1,287    1,136      990    1,136      990
  Gain on sale of KCAL..       --         --         --       135      --       --       --
  Accounting change.....       --         --         --       --      (300)     --      (300)
                           -------    -------    -------  -------  -------  -------  -------
    Total...............     2,753      3,328      4,115    4,510    3,054    4,177    3,230
Corporate and other
 activities.............      (158)      (170)      (228)    (366)    (306)    (366)    (246)
Net interest expense....      (499)      (446)      (623)    (693)    (438)    (693)    (698)
Acquisition-related
 costs..................       --         --         --       --      (225)     --       --
                           -------    -------    -------  -------  -------  -------  -------
Income before income
 taxes and retained
 interest in Disney's
 existing Internet
 business...............     2,096      2,712      3,264    3,451    2,085    3,118    2,286
Income taxes............      (905)    (1,113)    (1,343)  (1,439)    (856)  (1,300)    (997)
                           -------    -------    -------  -------  -------  -------  -------
Income before retained
 interest in Disney's
 existing Internet
 business...............     1,191      1,599      1,921    2,012    1,229    1,818    1,289
Net income (loss)
 related to retained
 interest in Disney's
 existing Internet
 business...............        24        (45)       (71)     (46)     (15)     (46)     (15)
                           -------    -------    -------  -------  -------  -------  -------
Net income..............   $ 1,215    $ 1,554    $ 1,850  $ 1,966  $ 1,214  $ 1,772  $ 1,274
                           =======    =======    =======  =======  =======  =======  =======
Net income excluding
 non-recurring items....   $ 1,215    $ 1,554    $ 1,850  $ 1,886  $ 1,534  $ 1,772  $ 1,457
                           =======    =======    =======  =======  =======  =======  =======
Amortization of
 intangible assets
 included in operating
 income.................   $   332    $   314    $   424  $   432  $   301  $   406  $   413
                           =======    =======    =======  =======  =======  =======  =======

- --------
(1) Includes depreciation and amortization (excluding film costs) of:

     Creative Content...................  $155 $139 $  203 $  209 $184 $  174 $  143
     Broadcasting.......................   413  405    543    508  382    521    521
     Theme Parks and Resorts............   377  334    444    408  358    408    358
                                          ---- ---- ------ ------ ---- ------ ------
                                          $945 $878 $1,190 $1,125 $924 $1,103 $1,022
                                          ==== ==== ====== ====== ==== ====== ======

(2) The 1997 results include a $135 million gain from the sale of KCAL. The 1996 results include two non-recurring charges. The Disney Group adopted SFAS No. 121, which resulted in recognition of a $300 million non-cash charge. In addition, the Disney Group recognized a $225 million charge for costs related to the acquisition of ABC.

   The following discussion of the nine months ended June 30, 1999 versus 1998 and the full year 1998 versus 1997 and 1997 versus 1996 performance includes comparisons to pro forma results for 1997 and 1996. The Disney Group believes pro forma results represent a meaningful comparative standard for assessing net income, changes in net income and earnings trends because the pro forma results include comparable operations in each year presented. The discussion of the Theme Parks and Resorts segment does not include pro forma comparisons, since the pro forma adjustments did not impact this segment.

Combined Results

Nine Months Ended June 30, 1999 vs. 1998

   Net income decreased 22% to $1.2 billion, driven by decreases in Creative Content and Broadcasting operating income, and higher net interest expense, partially offset by increased operating income at Theme Parks and Resorts and lower net expense associated with Corporate and other activities. Net interest expense increased due to higher average debt balances in the current year and the absence of gains on sales of investments in the current period compared to the prior year. Lower net expense associated with Corporate and other activities reflected improved results from Disney's equity investments, including Lifetime Television, A&E Television and Euro Disney. Excluding the gain in the prior year on the sale of Disney's investment in Scandinavian Broadcasting Systems, attributed to the Disney Group, net expense decreased $50 million.

   During the third quarter ended June 30, 1999, Disney began an across-the-board assessment of its cost structure and announced several operational realignments in its home video, television production, international and global merchandise licensing businesses. Disney reorganization efforts are directed toward leveraging marketing and sales efforts, streamlining operations, identifying new markets, and further developing distribution channels, including its cable and television networks.

   Disney is in the process of completing its cost-efficiency and operational realignment of strategies. Disney expects that certain aspects of its strategies will be completed in the fourth quarter, but it is likely that such efforts will continue into 2000. The Disney Group will likely incur costs associated with these organizational changes, and such costs may be significant. Management expects that its reorganization will better position Disney to leverage the strength of its brands over the long term.

1998 vs. 1997

   Compared to 1997 pro forma results, revenues increased 6% to $23 billion, driven by growth in all business segments. Net income increased 4% to $1.9 billion. These results were driven by a reduction in net expense associated with Corporate and other activities and lower net interest expense, partially offset by decreased operating income. The reduction in net expense associated with Corporate and other activities was driven by improved results from the Disney Group's equity investments, including A&E Television and Lifetime Television, and a gain on the sale of Disney's interest in Scandinavian Broadcasting System, attributed to the Disney Group. Decreased net interest expense reflected lower average debt balances during the year. Lower operating income was driven by a decline in Creative Content results, partially offset by improvements from Theme Parks and Resorts and Broadcasting. Increased net loss from Disney's existing Internet business reflected increased investment spending related to Internet activities.

   As reported revenues increased 2% and net income decreased by 6%. The as reported results reflect the items described above as well as the impact of the disposition of certain ABC publishing assets and the sale of KCAL in 1997.

1997 vs. 1996

   Compared to 1996 pro forma results, pro forma revenues increased 7% to $21.4 billion, reflecting growth in all business segments. Pro forma net income, excluding non-recurring items, increased 22% to $1.8 billion. These results were driven by increased operating income across all business segments, partially offset by an increase in Corporate and other activities and an increased net loss from Disney's existing Internet business in both years. Corporate and other activities includes certain non-recurring items in both years. 1997 reflects settlements with former senior executives and 1996 reflects certain gains at ABC, primarily related to the sale of an investment in a cellular communications company. Increased net loss from Disney's existing Internet business was driven by increased investment spending related to its activities.

   As reported revenues increased 20%, reflecting increases in all business segments and the impact of the acquisition of ABC. Net income, excluding the non-recurring items discussed above, increased 23%, driven by increased operating income for each business segment. Results for 1997 included a full period of ABC's operations.

Business Segment Results

Creative Content

Nine Months Ended June 30, 1999 vs. 1998

   Revenues decreased 1% or $44 million to $7.2 billion, driven by declines of $187 million in domestic home video, $123 million in worldwide character merchandise licensing, and $34 million in the Disney Stores, principally domestically, partially offset by growth of $246 million in worldwide theatrical motion picture distribution. Domestic home video reflected fewer unit sales in the current year due to a greater number of classic animated library titles in the prior year period. Lower character merchandise licensing revenues were primarily attributable to declines in domestic activity and economic weakness abroad. Decreases at the Disney Stores reflected a decline in comparable store sales domestically, which was only partially offset by growth internationally. Growth in worldwide theatrical motion picture distribution revenues was primarily attributable to a stronger film slate in the current year, including the box office successes of The Waterboy, A Bug's Life and Tarzan domestically and A Bug's Life and Armageddon internationally.

   Operating income decreased 42% or $504 million to $710 million, reflecting declines in worldwide home video, worldwide character merchandise licensing and the Disney Stores, domestically, partially offset by increases in worldwide theatrical motion picture distribution. Costs and expenses increased 8% or $460 million. In worldwide home video, participation and production cost amortization increased, reflecting an increase in the current year in the proportion of recent titles, which carry higher participation and production cost amortization, versus classic animated library titles. In addition, participation costs increased due to the release of A Bug's Life in the current period. Improved results in worldwide theatrical motion picture distribution were partially offset by high distribution costs and participation and production cost amortization. Increases in production costs are reflective of industry trends: as competition for creative talent has increased, costs within the industry have increased at a rate significantly higher than inflation.

1998 vs. 1997

   Revenues increased 1% or $118 million to $10.0 billion compared with pro forma 1997, driven by growth of $204 million in television distribution, $136 million in the Disney Stores, $54 million in domestic publishing and $51 million in domestic character merchandise licensing. These increases were partially offset by declines in worldwide home video and theatrical motion picture distribution of $330 million. Growth in television distribution revenue was driven by higher volume of television programming and theatrical releases distributed to the worldwide television market. Increased revenues at the Disney Stores reflected an increase in comparable store sales in North America and Europe and continued worldwide expansion, partially offset by a decrease in comparable store sales in Asian markets. The increase in domestic publishing revenues resulted from the success of book titles such as Don't Sweat the Small Stuff and the launch of ESPN The Magazine. Character merchandise licensing growth was driven primarily by the continued strength of Winnie the Pooh in the domestic market, partially offset by declines internationally, primarily due to softness in Asian markets. Lower worldwide home video revenues reflected difficult comparisons to the prior year, which benefited from the strength of Toy Story, The Hunchback of Notre Dame and 101 Dalmatians, compared to the current year release of Lady & the Tramp, Hercules and The Little Mermaid, as well as economic weaknesses in Asian markets. In worldwide theatrical motion picture distribution, while current year revenues reflected successful box-office performances of Armageddon, Disney's highest-grossing live-action film, and Mulan, its most recent animated release, revenues were lower overall due to difficult comparisons to the prior year, which benefited from the strong performances of 101 Dalmatians, Ransom and The English Patient.

   On an as reported basis, revenues decreased $721 million or 7%, reflecting the items described above, as well as the impact of the disposition of certain ABC publishing assets in the prior year.

   Operating income decreased 14% or $253 million to $1.5 billion compared with pro forma 1997 results, reflecting declines in worldwide theatrical motion picture distribution and international home video. These declines were partially offset by growth in television distribution, increases in domestic merchandise licensing, Disney Store growth in North America and Europe and improved results in domestic home video, driven by the success of The Little Mermaid, Lady & the Tramp and Peter Pan. Costs and expenses, which consist primarily of production cost amortization, distribution and selling expenses, product costs, labor and leasehold expenses, increased 5% or $371 million. The increase was driven by increased write-downs related to domestic theatrical live-action releases and an increase in production costs for theatrical and television product, as well as an increase in the number of shows produced for network television and syndication. Production cost increases are reflective of industry trends: as competition for creative talent has increased, costs within the industry have increased at a rate significantly above inflation. In addition, current year costs and expenses reflected charges totaling $60 million related to strategic downsizing in the Disney Group's consumer product business, particularly in response to Asian economic difficulties, and consolidation of certain studio operations in its filmed entertainment business. Increased expenses for the year were partially offset by declines in distribution and selling expenses in the home video and domestic theatrical motion picture distribution markets reflecting lower volume, declines within television distribution due to the termination of a network production joint venture and a decrease in development and other operating expenses at Disney Interactive.

   On an as reported basis, operating income decreased $442 million or 23%, reflecting the items described above, as well as the impact of the disposition of certain ABC publishing assets in the prior year.

1997 vs. 1996

   Pro forma revenues increased 5% or $441 million to $9.9 billion compared with pro forma 1996, driven by growth of $210 million in the Disney Stores, $143 million in character merchandise licensing, $104 million in television distribution and $88 million in home video. Growth at the Disney Stores reflected continued worldwide expansion with 106 new stores opening in 1997. Increases in character merchandise licensing reflected the strength of Winnie the Pooh and Toy Story domestically, and standard characters and 101 Dalmatians worldwide. The increase in television revenues was driven by an increase in the distribution of film and television product in the international television market. Home video results reflected the successful performance of Toy Story, The Hunchback of Notre Dame and 101 Dalmatians worldwide and Bambi and Sleeping Beauty domestically.

   On an as reported basis, revenues increased $685 million or 7%, reflecting the items described above, as well as increased revenues from ABC's publishing assets up to the date of disposition. Additionally, 1997 included a full period of revenues from certain ABC Television production operations.

   Pro forma operating income increased 21% or $300 million to $1.8 billion compared with pro forma 1996, reflecting improved results for theatrical distribution, character merchandise licensing and television distribution, partially offset by a reduction in home video results. Costs and expenses, increased 2% or $141 million, reflecting increased amortization in the home video market and continued expansion of the Disney Stores, offset by a reduction in distribution costs in the domestic theatrical market and the write-off of certain theatrical development projects in the prior year.

   On an as reported basis, operating income increased $363 million or 23%, reflecting the items described above as well as higher operating income from ABC's publishing assets up to the date of disposition.

Broadcasting

Nine Months Ended June 30, 1999 vs. 1998

   Revenues increased 6% or $333 million to $5.7 billion, driven by growth of $282 million at ESPN and the Disney Channel and $56 million at the radio network and stations, partially offset by a $23 million decrease at the owned television stations. Revenue growth at ESPN was driven by increased advertising revenues and subscriber growth as well as additional NFL games under the 1998 NFL contract. Increases at the Disney Channel were due to subscriber growth and international expansion. The major broadcast networks continue to be impacted by declining viewership reflecting the growth in the cable industry's share of viewers. Growth at the radio network and stations reflected strong advertising markets and higher ratings. Revenues at the owned television stations decreased due to ongoing softness in the local advertising market.

   Operational income decreased 18% or $203 million to $925 million, reflecting increased programming costs at the television network and ESPN, partially offset by revenue increases at the cable and radio networks and radio stations. Costs and expenses increased 13% or $536 million, driven by higher NFL and other programming costs at the television network and ESPN. In addition, higher program amortization at the television network reflected a reduction in benefits from the ABC acquisition.

   The programming rights fees under the 1998 NFL contract are significantly higher than those required by the previous contract and the fee increases exceed the estimated revenue increases over the contract term. The contract's impact on the Disney Group's results over the remaining contract term is dependent upon a number of factors, including the strength of advertising markets, effectiveness of marketing efforts, and the size of viewer audiences.

   The cost of the NFL contract is charged to expense based on the ratio of each period's gross revenues to estimated total gross revenues over the contract period. Estimates of total gross revenues can change significantly and, accordingly, they are reviewed periodically and amortization is adjusted if necessary. Such adjustments could have a material effect on results of operations in future periods.

1998 vs. 1997

   Revenues increased 10% or $641 million to $7.1 billion compared with pro forma 1997 results, reflecting a $427 million increase at ESPN and the Disney Channel, a $110 million increase at the television network and an $81 million increase at the television stations. A strong advertising market resulted in increased revenues at ESPN and the television stations and subscriber growth contributed to revenue increases at ESPN and the Disney Channel. Television network growth was driven by higher sports advertising revenues, primarily attributable to the 1998 soccer World Cup.

   On an as reported basis, revenues increased $620 million or 10%, reflecting the items described above, partially offset by the impact of the sale of KCAL in the prior year.

   Operating income increased 3% or $40 million to $1.3 billion compared with pro forma 1997 results reflecting increased revenues at ESPN, the Disney Channel and the television stations, partially offset by lower results at the television network and start-up and operating losses from new business initiatives. Results at the television network reflected the impact of lower ratings and increased costs and expenses. Costs and expenses, which consist primarily of programming rights and amortization, production costs, distribution and selling expenses and labor costs, increased 12% or $601 million, reflecting increased programming and production costs at ESPN, higher program amortization at the television network, reflecting a reduction in benefits from the ABC acquisition, increased costs related to the NFL contract (see discussion below) and start-up and operating costs related to new business initiatives.

   On an as reported basis, operating income increased $31 million or 2%, reflecting the items described above, partially offset by the impact of the sale of KCAL in the prior year.

   The Disney Group has continued to invest in its existing cable television networks and in new cable ventures to diversify and expand the available distribution channels for acquired and Disney Group programming. During 1998, Disney acquired the Classic Sports Network, a cable network devoted to memorable sporting events, invested in a number of international cable ventures and continued its international expansion of the Disney Channel.

   The Disney Group's cable operations continue to provide strong earnings growth. The results for 1998 reflect an increase in pretax income of $148 million or 18% for mature cable properties compared with 1997 results, including the Disney Group's share of earnings from ESPN, the Disney Channel, A&E Television and Lifetime Television. These increases were partially offset by the Disney Group's recognition of its proportionate share of losses associated with start-up cable ventures. Start-up cable ventures are generally operations that are in the process of establishing distribution channels and a subscriber base and that have not reached their full level of normalized operations. These include various domestic and international ESPN and Disney Channel start-up cable ventures. The Disney Group's pretax income reflected an increase of 20% from all cable properties.

   The financial results of ESPN and the Disney Channel are included in Broadcasting operating income. The Disney Group's share of all other cable operations and the ESPN minority interest deduction are reported in "Corporate and other activities" in the Combined Statements of Income.

   There has been a continuing decline in viewership at all major broadcast networks, including ABC, reflecting the growth in the cable industry's share of viewers. In addition, there have been continuing increases in the cost of sports and other programming.

   During the second quarter of 1998, Disney entered into a new agreement with the National Football League (the "NFL") for the right to broadcast NFL football games on the ABC Television Network and ESPN. The contract provides for total payments of approximately $9 billion over an eight-year period, commencing with the 1998 season. The programming rights fees under the new contract are significantly higher than those required by the previous contract and the fee increases exceed the estimated revenue increases over the contract term. The higher fees under the new contract reflect various factors, including increased competition for sports programming rights and an increase in the number of games to be broadcast by ESPN. The Disney Group is pursuing a variety of strategies, including marketing efforts, to reduce the impact of the higher costs. The contract's impact on the Disney Group's results over the remaining contract term is dependent upon a number of factors, including the strength of advertising markets, effectiveness of marketing efforts and the size of viewer audiences.

   The cost of the NFL contract is charged to expense based on the ratio of each period's gross revenues to estimated total gross revenues. Estimates of total gross revenues can change significantly and accordingly, they are reviewed periodically and amortization is adjusted if necessary. Such adjustments could have a material effect on results of operations in future periods.

1997 vs. 1996

   Pro forma revenues increased 8% or $492 million to $6.5 billion compared with pro forma 1996, driven by increases of $336 million at ESPN and the Disney Channel, and $74 million at the television network. The increases at ESPN and the Disney Channel were due primarily to higher advertising revenues and affiliate fees due primarily to expansion, subscriber growth and improved advertising rates. Growth in revenues at the television network was primarily the result of improved performance of sports, news and late night programming, partially offset by a decline in primetime ratings.

   On an as reported basis, revenues increased $2.4 billion or 60%, reflecting a full period of ABC's broadcasting operations in 1997.

   Pro forma operating income increased 19% or $201 million to $1.3 billion compared with pro forma 1996, reflecting increases in revenues at ESPN and the Disney Channel, as well as improved results at the television stations, partially offset by decreases at the television network. Results at the television network reflected the impact of lower ratings, partially offset by benefits arising from the period's sporting events, improvements in children's programming, continued strength in the advertising market and decreased program amortization. Costs and expenses increased 6% or $291 million. This increase reflected increased programming rights and production costs, driven by international growth at ESPN and increases at the television network, partially offset by benefits arising from reductions in program amortization and other costs at the television network, primarily attributable to the acquisition.

   On an as reported basis, operating income increased $512 million or 65%, reflecting a full period of ABC's broadcasting operations in 1997.

   The Disney Group's results for 1997 reflect an increase in pretax income of $182 million or 28% for mature cable properties compared with 1996 results. These increases were partially offset by the Disney Group's recognition of its proportionate share of losses associated with start-up cable ventures. Overall, the Disney Group's pretax income increased 29% in 1997 from all cable properties.

Theme Parks and Resorts

Nine Months Ended June 30, 1999 vs. 1998

   Revenues increased 14% or $545 million to $4.6 billion, driven by growth of $238 million at the Walt Disney World Resort, due primarily to record theme park attendance, higher guest spending and increased occupied room nights, $167 million at Disney Cruise Line which launched in the prior year fourth quarter, and $55 million from Anaheim Sports. Record attendance at the Walt Disney World Resort was driven by the opening of Asia, the new land at Disney's Animal Kingdom, while growth in occupied room nights was driven by Disney's All Star Movies Resort, which opened in the second quarter of the current year. The increase at Anaheim Sports reflects consolidation of the operations of the Anaheim Angels, following the Company's second quarter purchase of 75% of the Angeles that it did not previously own.

   Operating income increased 13% or $132 million to $1.1 billion, resulting primarily from revenue growth at the Walt Disney World Resort and a full period of operations at Disney Cruise Line. Costs and expenses increased $413 million or 14%. Increased operating costs were driven by higher theme park attendance and Disney Cruise Line operations.

1998 vs. 1997

   Revenues increased 10% or $518 million to $5.5 billion, driven by growth at the Walt Disney World Resort, reflecting contributions of $256 million, from increased guest spending and record attendance, growth of $106 million from higher occupied room nights and $76 million from Disney Cruise Line. Higher guest spending reflected strong per capita spending, due in part to new food, beverage and merchandise offerings throughout the resort, and higher average room rates. Increased occupied room nights reflected additional capacity resulting from the opening of Disney's Coronado Springs Resort in August 1997. Record theme park attendance resulted from growth in domestic and international tourist visitation due to the opening of the new theme park, Disney's Animal Kingdom. Disneyland's revenues for the year increased slightly as higher guest spending was largely offset by reduced attendance driven primarily by difficult comparisons to the prior year's Main Street Electrical Parade farewell season and construction of New Tomorrowland in the first half of 1998.

   Operating income increased 13% or $151 million to $1.3 billion, resulting primarily from higher guest spending, increased occupied room nights and record attendance at the Walt Disney World Resort, partially offset by start-up and operating costs associated with Disney's Animal Kingdom and Disney Cruise Line. Costs and expenses, which consist principally of labor, costs of merchandise, food, and beverages sold, depreciation, repairs and maintenance, entertainment and marketing and sales expenses, increased 9% or $367 million.

Increased costs and expenses were driven by higher theme park attendance, start-up and operating costs at the new theme park and Disney Cruise Line.

1997 vs. 1996

   Revenues increased 11% or $512 million to $5.0 billion, reflecting growth at the Walt Disney World Resort, which celebrated its 25th Anniversary. Growth at the resort included $272 million from greater guest spending, $111 million from increased occupied rooms and $97 million due to record theme park attendance. Higher guest spending reflected increased merchandise and food and beverage sales, higher admission prices and increased room rates at hotel properties. Increased merchandise spending reflected sales of the 25th Anniversary products and the performance of the World of Disney, the largest Disney retail outlet, which opened in October 1996. The increase in occupied rooms reflected higher occupancy and a complete year of operations at Disney's BoardWalk Resort, which opened in the fourth quarter of 1996. Occupied rooms also increased due to the opening of Disney's Coronado Springs Resort in August 1997. Record theme park attendance resulted from growth in domestic tourist visitation. Disneyland's revenues for the year were flat due to higher guest spending offset by reduced attendance from the prior-year's record level.

   Operating income increased 15% or $146 million to $1.1 billion, resulting primarily from higher guest spending, increased occupied rooms and record theme park attendance at the Walt Disney World Resort. Costs and expenses increased 10% or $366 million. Increased operating costs were associated with growth in theme park attendance and occupied rooms, higher guest spending and increased marketing and sales expenses primarily associated with Walt Disney World Resort's 25th Anniversary celebration. Additional cost increases resulted from theme park and resort expansions including Disney's Animal Kingdom and Disney Cruise Line, which both began operations in 1998.

                        LIQUIDITY AND CAPITAL RESOURCES

   For the nine months ended June 30, 1999, cash provided by operations increased $541 million to $4.4 billion driven by increased collection of receivables, lower income tax payments and higher film and television cost amortization, partially offset by decreased net income.

   During the nine months, the Disney Group invested $2.3 billion to develop, produce and acquire rights to film and television properties including $310 million in connection with a prior year agreement to acquire a film library.

   During the nine months, the Disney Group invested $1.5 billion in theme parks, resorts and other properties. These expenditures reflected continued expansion activities related to Disney's California Adventure, Disney's Animal Kingdom, Disney Cruise Line and certain resort facilities at the Walt Disney World Resort.

   Total commitments to purchase broadcast programming approximated $13.6 billion at June 30, 1999, including approximately $8 billion related to NFL programming. Substantially all of this amount is payable over the next six years.

   The Disney Group expects the ABC Television Network, ESPN and the Disney Group's television and radio stations to continue to enter into programming commitments to purchase the broadcast rights for various feature films, sports and other programming.

   In the financial statements of the Disney Group and Disney's existing Internet business, whenever Disney's existing Internet business had a cash need, other than cash needs of its foreign operations or cash needs of its operations that are not wholly owned, that cash need was funded by Disney and accounted for as a capital contribution from the Disney Group (i.e., as an increase in Disney's existing Internet business' group equity and the Disney Group's retained interest in Disney's existing Internet business). Accordingly, no interest expense has been reflected in the combined financial statements of Disney's existing Internet business. Each of the Disney Group and Disney's existing Internet business is sometimes referred to herein as a "group."

   For the period from the July 12, 1999 announcement of the proposed Infoseek merger until the merger becomes effective, and for periods after the date on which go.com Common Stock is first issued, Disney may account for all cash transfers from the Disney Group or Disney's existing Internet business (before the merger) or go.com (after the merger) to or for the account of the other, other than transfers in return for assets or services rendered or transfers in respect of the Disney Group's retained interest that correspond to post-merger dividends paid on go.com Common Stock, as inter-group loans. These loans will bear interest at the rate at which Disney could borrow such funds. However, the board of directors has the discretion to determine that a given transfer or type of transfer should be accounted for as a long-term loan, a capital contribution increasing the Disney Group's retained interest in Disney's existing Internet business or go.com or a return of capital reducing the Disney Group's retained interest in Disney's existing Internet business or go.com.

   There are no specific criteria to determine when Disney will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-group short-term loan. However, advances from the Disney Group to Disney's existing Internet business (before the merger) or go.com (after the merger) up to $250.0 million on a cumulative basis shall be accounted for as short-term or long-term loans at interest rates at which Disney could borrow such funds and shall not be accounted for as capital contributions. Disney's board of directors would make determination about the character of cash transfers in the exercise of its business judgment at the time of such transfer based upon all relevant circumstances.

   During the nine months, the Disney Group received approximately $294 million from net commercial paper activity and $1.6 billion from other financing arrangements. Commercial paper borrowings outstanding as of June 30, 1999 totaled $2.7 billion, with maturities of up to one year, supported by bank facilities totaling $4.5 billion, which expire in one to two years and allow for borrowings at various interest rates. Disney also has the ability to borrow under a U.S. shelf registration statement and a euro medium-term note program, which collectively permit the issuance of up to approximately $4.2 billion of additional debt.

   The Disney Group believes that its financial condition is strong and that its cash, other liquid assets, operating cash flows, access to equity capital markets and borrowing capacity, taken together, provide adequate resources to fund ongoing operating requirements and future capital expenditures related to the expansion of existing businesses and development of new projects.

                                 OTHER MATTERS

Year 2000

   During the period, the Disney Group continued its efforts to minimize the risk of disruption from the "year 2000 ("Y2K') problem." This problem is a result of computer programs having been written using two digits (rather than four) to define the applicable year. The Disney Group's overall plan to address the Y2K problem is described more fully in its 1998 Annual Report on Form 10-K, and the following is an update of the information included therein.

   IT Systems. Remediation efforts (including testing and certification) continued with respect to the Disney Group's previously identified "critical" and "important" business ("information technology" or "IT") systems. Certification as Y2K compliant for the bulk of these systems was completed on July 31, 1999, with the remainder to be completed by October 1999.

   Non-IT Systems. The Disney Group has completed its inventory of third-party and internal embedded, or "non-IT" systems. Disney Group representatives continue to meet with vendors of equipment used in the Disney Group's theme parks, hotels and owned office buildings and with property managers of important leased properties worldwide to ensure that the equipment is Y2K compliant. Testing of significant embedded systems has been substantially completed and the Disney Group expects remaining systems to be completed by September 30, 1999. Additionally, testing plans are being developed and some vendor validation has occurred for other key embedded systems, such as satellite transmission and broadcast systems. Testing for some of these systems will require taking them off-line for varying periods, which may cause temporary interruptions in particular business operations, although such interruptions are not expected to materially impact operations. In appropriate cases, the Disney Group will be relying upon vendors' laboratory testing and certification documents to validate that the related systems are Y2K compliant. Where the Disney Group does not have adequate assurance that remediation efforts by third parties are on schedule, contingency plans are being developed to minimize potential disruption from embedded system failures. Validation efforts are expected to continue through October 1999.

   Business Partners. The Disney Group continued testing its online interfaces with many businesses that provide services and products to the Disney Group, but the Disney Group has experienced instances where some third parties have indicated that they will not be prepared to conduct online systems tests with the Disney Group's systems at least until the Fall of 1999. The Disney Group has devoted significant resources to this phase of its Y2K plan in order to minimize the risk to the Disney Group. Where appropriate, manual or other semi-automated workarounds are being considered.

   Contingency Planning. Contingency planning has also continued at all business units under the leadership of the Disney Group's Y2K task force. These plans are intended to provide guidance and alternatives for unexpected failures of internal systems, as well as external failures (such as electricity, communications and transportation) that may impede any business unit's ability to operate normally. Plans also provide for staffing of crisis management teams; identification of methods for ensuring prioritization of remedial efforts; storage of emergency inventories, and the development of plans for business resumption in the event of extended disruptions. Crisis management teams have been meeting regularly throughout the Disney Group formalizing Y2K contingency plans, and these meetings will continue through the remainder of the year.

   Costs. Total anticipated expenditures related to the Y2K project remain on target at approximately $261 million, of which approximately $142 million is expected to be capitalized.

   Based upon its efforts to date, the Disney Group continues to believe that the vast majority of both its IT and its non-IT systems, including all critical and important systems, will remain up and running after January 1, 2000. Accordingly, the Disney Group does not currently anticipate that internal systems failures will result in any material adverse effect to its operations or financial condition. At this time, the Disney Group continues to believe that the most likely "worst-case" scenario involves potential disruptions in areas in which the Disney Group's operations must rely on third parties whose systems may not work properly after January 1, 2000. In addition, the Disney Group's international operations may be adversely affected by failures of businesses in other parts of the world to take adequate steps to address the Y2K problem. While such failures could affect important operations of the Disney Group and its subsidiaries, either directly or indirectly, in a significant manner, the Disney Group cannot at present estimate either the likelihood or the potential cost of such failures.

   The nature and focus of the Disney Group's efforts to address the Year 2000 problem may be revised periodically as interim goals are achieved or new issues are identified. In addition, it is important to note that the description of the Disney Group's efforts necessarily involves estimates and projections with respect to activities required in the future. These estimates and projections are subject to change as work continues, and such changes may be substantial.

Conversion to the Euro Currency

   On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (euro). The Disney Group conducts business in member countries. The transition period for the introduction of the euro will be between

January 1, 1999 and June 30, 2002. The Disney Group is addressing the issues involved with the introduction of the euro. The more important issues facing the Disney Group include: converting information technology systems; reassessing currency risk; negotiating and amending licensing agreements and contracts; and processing tax and accounting records.

   Based upon progress to date the Disney Group believes that use of the euro will not have a significant impact on the manner in which it conducts its business affairs and processes its business and accounting records. Accordingly, conversion to the euro is not expected to have a material effect on the Disney Group's financial condition or results of operations.

Market Risk

   The Disney Group is exposed to the impact of interest rate changes, foreign currency fluctuations and changes in the market values of its investments.

Policies and Procedures

   In the normal course of business, the Disney Group employs established policies and procedures to manage its exposure to changes in interest rates and fluctuations in the value of foreign currencies using a variety of financial instruments.

   The Disney Group's objective in managing its exposure to interest rate changes is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, the Disney Group primarily uses interest rate swaps to manage net exposure to interest rate changes related to its portfolio of borrowings. The Disney Group maintains fixed rate debt as a percentage of its net debt between a minimum and maximum percentage, which is set by policy.

   The Disney Group's objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Disney Group enters into various contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency assets, liabilities, commitments and anticipated foreign currency revenues. The Disney Group uses option strategies that provide for the sale of foreign currencies to hedge probable, but not firmly committed, revenues. The principal currencies hedged are the Japanese yen, French franc, German mark, British pound, Canadian dollar and Italian lira. By policy, the Disney Group maintains hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures for periods not to exceed five years. The gains and losses on these contracts offset changes in the value of the related exposures.

   It is the Disney Group's policy to enter into foreign currency and interest rate transactions only to the extent considered necessary to meet its objectives as stated above. The Disney Group does not enter into foreign currency or interest rate transactions for speculative purposes.

Value At Risk

   The Disney Group utilizes a "Value-at-Risk" ("VAR") model to determine the maximum potential one-day loss in the fair value of its interest rate and foreign exchange sensitive financial instruments. The VAR model estimates were made assuming normal market conditions and a 95% confidence level. There are various modeling techniques which can be used in the VAR computation. The Disney Group's computations are based on the interrelationships between movements in various currencies and interest rates (a "variance/co-variance" technique). These interrelationships were determined by observing interest rate and foreign currency market changes over the preceding quarter for the calculation of VAR amounts at year-end and over each of the four quarters for the calculation of average VAR amounts during the year. The model includes all of the Disney Group's debt as well as all interest rate and foreign exchange derivative contracts. The values of foreign exchange options do not change on a one-to-one basis with the underlying currencies, as exchange rates vary. Therefore, the hedge coverage assumed to be obtained from each option has been adjusted to reflect its respective sensitivity to changes in currency values. Anticipated transactions, firm commitments and receivables and accounts payable denominated in foreign currencies, which certain of these instruments are intended to hedge, were excluded from the model.

   The VAR model is a risk analysis tool and does not purport to represent actual losses in fair value that will be incurred by the Disney Group, nor does it consider the potential effect of favorable changes in market factors. (See
Note 13 to the Combined Financial Statements regarding the Disney Group's financial instruments at September 30, 1998 and 1997.)

   The estimated maximum potential one-day loss in fair value, calculated using the VAR model, follows (in millions):

                                   Interest Rate    Currency Sensitive
                                Sensitive Financial     Financial      Combined
                                    Instruments        Instruments     Portfolio
                                ------------------- ------------------ ---------
VAR as of September 30, 1998..          $32                $29            $56
Average VAR during the year
 ended
 September 30, 1998...........          $21                $26            $32

   The higher VAR combined portfolio exposure at September 30, 1998 is primarily due to the volatile financial market environment existing at year end. Since the Disney Group utilizes currency sensitive derivative instruments to hedge anticipated foreign currency transactions, a loss in fair value for those instruments is generally offset by increases in the value of the underlying anticipated transactions.

New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Disney Group is required to adopt effective October 1, 2000. SFAS 133 will require the Disney Group to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other stockholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The impact of SFAS 133 on the Disney Group's financial statements will depend on a variety of factors, including future interpretative guidance from the FASB, the future level of forecasted and actual foreign currency transactions, the extent of the Disney Group's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. However, the Disney Group does not believe the effect of adopting SFAS 133 will be material to its financial position.

                                    ANNEX J

             Information About Disney's Existing Internet Business

                                                                           Page
                                                                           ----
Description of Disney's Existing Internet Business........................ J-1
Properties................................................................ J-5
Legal Proceedings......................................................... J-5
Management................................................................ J-6
Introductory Note to Financial Statements and Supplemental Data........... J-8
Report of Independent Accountants......................................... J-9
Combined Financial Statements of Disney's Existing Internet Business
  Combined Statements of Operations for the Years Ended September 30,
   1998, 1997 and 1996 and the Nine Months Ended June 30, 1999 and 1998... J-10
  Combined Balance Sheets as of June 30, 1999 and September 30, 1998 and
   1997................................................................... J-11
  Combined Statements of Cash Flows for the Years Ended September 30,
   1998, 1997 and 1996 and the Nine Months Ended June 30, 1999 and 1998... J-12
  Combined Statements of Group Equity for the Years Ended September 30,
   1998, 1997 and 1996 and the Nine Months Ended June 30, 1999............ J-13
  Notes to Combined Financial Statements.................................. J-14
  Management's Discussion and Analysis of Financial Condition and Results
   of Operation........................................................... J-32

              Description of Disney's Existing Internet Business

   Disney's existing Internet business is organized around the following five major initiatives:

  . Disney Online, with headquarters in North Hollywood, California, which includes, among other things, family.com, Disney.com and Disney's Club Blast;

  . Disney's joint venture interest in ESPN Internet Ventures, with offices in New York City, Bellevue, Washington and Bristol, Connecticut, which includes ESPN.com and partnerships that produce NFL.com, NBA.com, WNBA.com and NASCAR.com;

  . The ABC Internet Group, in New York City and Bellevue, composed of ABC.com, and a partnership to produce Oscar.com as well as Disney's joint venture interest in ABC News Internet Ventures, which includes ABCNEWS.com, MrShowbiz.com and WallofSound.com;

  . Buena Vista Internet Group ("BVIG") Commerce, with headquarters in North Hollywood, which includes DisneyStore.com, Disney Travel Online, ESPNstore.com and a partnership to produce NASCAR online store; and

  . BVIG International, with offices in London, England, Paris, France and Tokyo, Japan, headquartered in North Hollywood.

   Disney's existing Internet business also includes an approximately 42% interest in Infoseek.

Principal Business

   Disney's existing Internet business can be divided into two principal areas: content and commerce.

Content

   In the content business, Disney's existing Internet business' principal assets are:

  . Disney.com. Disney.com is a leading site for children and families on the Internet. According to the June 1999 results from Media Metrix, Disney Online's reach of 7.8% or 4.9 million visitors placed it as both the top ranked site targeted to children and families and top ranked entertainment site among those measured in the news, information and entertainment category. Disney.com includes animation, graphics and games from Disney producers and artists as well as communication tools, including D-Mail, Disney.com's proprietary e-mail service and D-Pal, Disney.com's self-developed instant messaging service, which features parental controls and filtering technology.

      Disney.com also contains other Disney content, including, for example, exclusive offerings featuring creative content from Disney's animated features, such as Tarzan or Toy Story, streaming audio content from Radio Disney and integrated online and on-air content developed and promoted in conjunction with television programming, such as Zoog Disney on The Disney Channel. Disney.com also includes Disney's Club Blast, a subscription-based service, that provides exclusive content in the form of stories, activities and games, special offers such as discounts at the DisneyStore.com, and communication services, such as chat and bulletin board, fully monitored for the protection of Disney.com's many young users, and instant messaging.

  . Family.com. Family.com was launched in December 1996 and provides a comprehensive family and parenting resource on the web. The site includes links, stories and event listings from more than 100 local parenting magazines throughout the country. Family.com provides content related to family activities, a recipe engine, community message boards and a customizable database of nearly 20,000 features on family activities, food, travel, parenting, education, babies, pregnancy and health. Disney plans to relaunch Family.com in the first quarter 2000. In addition to improvements in site design and additional content, the site will expand its commerce offering primarily by integrating commerce offerings by toysmart.com and by partnering with merchants attracted to its targeted family demographics.

  . Disney's Interest in ESPN.com. Disney has a joint venture interest in ESPN.com, which includes significant content covering all of the major professional and college sports, as well as many other sports of general interest, including auto racing, golf and fitness. According to the June 1999 Media Metrix results, ESPN's reach of 6.9% or 4.3 million visitors placed it as the top ranked sport site among those measured in the news, information and entertainment category. ESPN.com features the on-air talent from the ESPN television network. ESPN.com also provides its viewers with proprietary technology, including GameCast, which allows a viewer to track every pitch of a baseball game or every possession in a basketball game. ESPN.com offers a paid subscription service, ESPN Insider, which provides members with enhanced and exclusive content, and advanced sports analysis tools. Fantasy league games also are a paid service of ESPN.com and include participation in fantasy leagues and teams for every major sport.

      ESPN.com also manages the ventures that produce and host NFL.com, NBA.com, WNBA.com, and the NASCAR sites in partnership with the leagues and entities. In addition, ESPN.com has established a relationship with the NHL that includes cross promotion of NHL.com and ESPN.com websites. ESPN.com also acquired a controlling interest in Soccernet.com, the leading soccer site, based in the United Kingdom. The newly rebranded "ESPN soccernet.com" will be a cornerstone of ESPN.com internet strategy.

  . Disney's Interest in ABCNEWS.com. Disney has a joint venture interest in ABCNEWS.com, a breaking news and general news site that utilizes the news-gathering infrastructure and on-air personalities of ABC News to develop both breaking news stories and features of importance to viewers. ABCNEWS.com provides a comprehensive news site that utilizes multimedia resources to report stories of the day, capitalizing on the knowledge and expertise of ABC News correspondents around the world. In connection with the Infoseek merger, the ESPN.com and ABCNEWS.com joint venture agreements between Disney and Infoseek will be extended from 10 years to 99 years.

  . ABC.com. ABC.com provides information on ABC's television network programming and radio network programming, including streaming radio from Disney's owned and operated stations and syndicated programming from the ABC radio network. ABC.com also features event-driven content tied to on-air programming such as Oscar.com. In addition, ABC.com features soap opera content on the Internet that directly links ABC's television network programming with ABC.com's Internet content.

Commerce

   Disney's existing commerce business includes DisneyStore.com, which offers a variety of Disney-themed proprietary merchandise and The Disney Catalog direct mail order business. The commerce business also includes Disney Travel Online, a recently launched business offering travel packages to the Walt Disney World Resort and other Disney destinations and ESPNStore.com, which offers ESPN-themed and other sports-related merchandise.

  . DisneyStore.com. The DisneyStore.com was launched by Disney in November 1996 and currently is Disney's primary e-commerce site. DisneyStore.com offers families a way to shop for hundreds of Disney products, from home videos and music, to Disney clothing and accessories and personalized gifts. The Disney Store.com also has established sponsorship arrangements with partners such as American Express, FTD and FamilyWonder.com.

  . The Disney Catalog. The Disney Catalog offers Disney-themed merchandise, including adult and children's apparel, home furnishings, toys and collectibles, through the direct mail channel. Catalog offerings include merchandise developed exclusively for The Disney Catalog and DisneyStore.com, as well as products from The Disney Store, other internal Disney partners and Disney licensees. The Disney Catalog also operates its own retail outlet stores for the purpose of liquidating overstock merchandise. Catalog circulation has ranged from approximately 30 million to approximately 60 million catalogs mailed per year during the past four years. The Disney Catalog recently merged with

      DisneyStore.com. As a result, DisneyStore.com now operates and controls a 500,000 square foot warehouse and distribution center in South Carolina and a professional customer call center located in Kansas City, Kansas. This catalog infrastructure provides an end-to-end, direct-to-consumer marketing and fulfillment solution to support the merchandising and sales efforts of DisneyStore.com and The Disney Catalog.

  . Disney Travel Online. Disney launched Disney Travel Online in 1998 by providing vacation packages and theme park passes to the Walt Disney World Resort, as well as Disneyland theme park passes. Disney has recently expanded Disney Travel Online to include vacation packages to the Disneyland Resort, and intends to continue to augment the travel offerings by providing consumers the opportunity to purchase Disney Cruise Line vacations, book flights and rental cars, and personally customize a package by including meal and entertainment reservations.

  . Toysmart.com. Following the execution of the Reorganization Agreement, Disney acquired a controlling interest in toysmart.com, a leading "good toy" online retailer Toysmart.com, operates out of Waltham, Massachusetts and offers over 20,000 products, including puzzles, building blocks, arts and crafts and other products that encourage children to learn and be creative while having fun.

  . Auctions. Disney intends to provide auctions on Disney.com, which will provide a variety of exclusive merchandise ranging from highly collectible sericel animation from Disney's animated films to a variety of other Disney-themed merchandise and collectibles. Disney also currently plans to provide auctions on ESPN.com, which will provide a variety of exclusive sports merchandise sourced through ESPN's extensive relationships with sports leagues and players.

  . ESPNStore.com. Disney launched ESPNStore.com in September 1998, offering general sports merchandise and ESPN-branded merchandise. ESPNStore.com offerings now include merchandise from all major sports categories, as well as fitness and personal recreation equipment. ESPNStore.com plans to relaunch its site featuring a new design, an updated technology platform and an approximate ten-fold increase in product selection.

Disney Online International

   Disney Online websites currently exist in various countries in the Americas, Asia Pacific and Europe. Disney's existing Internet business intends to significantly expand Disney Online's international presence and increase marketing and product development investment in each country. Over the next twelve months, Disney's existing Internet business intends to relaunch expanded Disney Online sites in several countries to more closely reflect the breadth and depth of the United States site. In addition, Disney licenses certain premium subscription content, localized and translated into various languages, to international partners.

Principal Revenue Streams

   Through its content and e-commerce businesses, Disney's existing Internet business has achieved significant revenue growth through three principal revenue streams: advertising and sponsorship, subscription and commerce.

Advertising and Sponsorship

   Disney's existing Internet business currently has a national, in-house sales organization, located in five offices: New York, San Francisco, Chicago, Detroit and Los Angeles. The group derives its revenues primarily from the sales of advertisements on its websites, principally banner advertisements, other on-site promotional and marketing placements and promotional sponsorships. Advertising contracts are primarily sold as (1) a "run of site" contract under which a customer is guaranteed a number of impressions across multiple Disney sites or (2) a "targeted" contract where the customer purchases a specified number of impressions on a specified area, website or service. Significant revenue is also derived from sponsorship agreements, pursuant to which customers are granted specific placement within web "programming," including possible co-branded content placement in "mini-sites." Additional income is received from revenue sharing for links to e-commerce partners.

   A small percentage of transactions today include integrated advertising agreements which combine traditional and Internet media. This area is expected to be a major focus in the years to come. Today, for example, partners may purchase placement in the Internet Zone at Epcot(R), a state-of-the-art internet technology showcase at the Walt Disney World Resort in Orlando, Florida. In addition, advertisers may make coordinated ad buys on both the ABC television network and the Disney websites. One of the key strengths of Disney's existing Internet business is its ability to attract traditional media partners to purchase placement on its branded websites, leveraging long-standing relationships and ties with promotional partners of The Walt Disney Company. During the last twelve months, approximately one hundred and fifty traditional media organizations have advertised on the Disney sites, including American Express, General Motors, Barnes & Noble, Fidelity Investments, FTD, Gateway, Intel, AT&T, Wal-Mart, Nestle, Kraft, Mattel and Kodak. Disney believes that the significant reach of its websites and targeted demographics of its web audience provide attractive advertising and sponsorship opportunities.

Subscription

   The depth and breadth of Disney websites provide an opportunity to "upsell" customers to premium services. For a monthly or yearly subscription fee, Disney.com offers Disney's Club Blast, an Internet service for children and families that is one of the leading subscription services on the Internet. Similarly, ESPN.com offers the premium subscription service, ESPN Insider along with sports fantasy leagues in all major sports. These subscription services provide opportunities for Disney's existing Internet business to extend its relationships with its customers while also providing a supplemental, recurring revenue stream.

Commerce

   The differentiated nature of Disney-branded products, combined with the end-to-end fulfillment capability of The Disney Catalog, position Disney's existing Internet business to participate in vertically integrated e-commerce. In addition, the strong foundation established with the DisneyStore.com serves as a platform to grow related e-commerce initiatives. For example, Disney's existing Internet business intends to leverage the DisneyStore.com's existing children and family demographic to benefit the commerce offering of toysmart.com and the other merchandising areas in family.com. Additional e-commerce opportunities exist in extending and complementing the current e-commerce businesses as well as partnering with companies looking for a successful, established e-commerce partner.

Intellectual Property

   Disney's existing Internet business will have licenses to use Disney's intellectual property in the conduct of its business. In addition, Disney's existing Internet business relies on industry standard architecture and Internet protocol technology to distribute its content on the world wide web and licenses certain commercially available technology and hardware to operate its sites. In addition, Disney's existing Internet businesses have entered into certain licenses for back-end technology related to its e-commerce platform, community applications and web development.

Competition

   Disney's existing Internet business competes with the following Internet companies:

                                              Children
     Portal       News          Sports       & Families     Entertainment            Network
     ------       ----          ------       ----------     -------------            -------
   excite@home  cnn.com   CBS Sportsline.com  iVillage  Warner Brothers Online NBC Online
   Yahoo        msnbc.com CNN/SI              Nick.com  Sony Online            CBS.com
   Lycos                  Yahoo Sports                                         soapoperadigest.com
                                                                               E! Online

Employees

   As of September 27, 1999, Disney's existing Internet businesses had over 1,991 employees worldwide, including 349 at the umbrella BVIG group in North Hollywood, 105 at Disney Online, 108 at ABC, 45 at ESPN, 44 in the ad sales group, and 47 in the international operations. The direct mail catalog operations employ over 1,518 people with 68 employees based in Burbank, 719 at the Kansas Teleservice Center, 259 in the Distribution Center located in South Carolina and 179 as Catalog Sale Associates. In addition, there are 293 employees at other locations.

Properties

   Headquarters for Disney's existing Internet business are located in North Hollywood, California. Other domestic locations include New York, New York, San Francisco, California, Chicago, Illinois, Troy, Michigan, Kansas City, Missouri and Jonesville, South Carolina. Additionally, Disney's existing Internet business operates 10 retail outlet stores located in Riviera Center, Florida, Pigeon Forge, Tennessee, Potomac, Virginia, Bluffton, South Carolina, Myrtle Beach, South Carolina, Jonesville, South Carolina, Woodbridge, Virginia, Boaz, Alabama, Foley, Alabama, San Marcos, Texas and Branson, Missouri. Disney's existing Internet business personnel are also located in multiple international locations. The majority of the agreements are held in the name of The Walt Disney Company.

Legal Proceedings

   Disney, together with, in some instances, its directors and officers, is a defendant or co-defendant in various legal actions involving copyright, breach of contract and various other claims incident to the conduct of its businesses. Management does not expect that Disney's existing Internet business will suffer any material liability by reason of these actions.

                                   Management

   Name                               Age Position
   ----                               --- --------
   Steven Bornstein.................. 47  Chairman
   Steve Wadsworth................... 37  President
   Chuck Davis......................  39  President, E-commerce
   Kevin Mayer......................  37  Executive Vice President, Television
                                           Network Product and International
   Spencer Neumann..................  29  Chief Financial Officer
   Scott Schiller...................  41  Senior Vice President of Advertising
                                           and Sponsorship Sales
   Larry Shapiro....................  39  Executive Vice President, Business
                                           Development and Operations

   Steven Bornstein. As Chairman of Buena Vista Internet Group, Steve Bornstein directs and oversees Disney's strategic investments in the Internet. Mr. Bornstein is presently a board member of Infoseek and has been involved in Disney's increased online presence over the last four years. He served as President of ABC, Inc. from February to September 1999, where he oversaw all broadcasting and cable-related operations for Disney. Prior to serving as President of ABC, Mr. Bornstein was President and Chief Executive Officer of ESPN, Inc. since September 1990. He was given additional responsibility as President of ABC Sports in April 1996. As President and CEO of ESPN, Mr. Bornstein guided the company through its most active growth period through the creation of new networks, global expansion and strategic acquisitions. Today, ESPN distributes or owns equity in 25 different sports networks worldwide, including cable, online, radio and publishing ventures. Mr. Bornstein began his career at ESPN in January 1980 as Manager of Programming, when ESPN was a four-month-old start-up company. Prior to joining ESPN, Mr. Bornstein spent three years at WOSU-TV in Columbus, Ohio, his last two years serving as Executive Producer.

   Steve Wadsworth. As president of Buena Vista Internet Group, Steve Wadsworth oversees all of Disney's existing Internet businesses and was a driving force behind the company's partnership with and equity investment in Infoseek. He formerly served as senior vice president and chief financial officer for BVIG. In that role, he was responsible for all strategic planning, business development, finance, accounting and administration functions. In addition, he oversaw BVIG's technology operations. Mr. Wadsworth joined Disney Online at its inception in September 1995, when he became Vice President, Finance, Strategy and Business Development and helped to found the division. He joined Disney Online from Disney Consumer Products, where he served as Director, Business Planning. Before joining Disney in 1993, Mr. Wadsworth served as Principal for the Windsor Park Group in Los Angeles, California, where he was responsible for providing strategic, operational, and financial management consulting services to companies primarily in the retail and consumer products industries.

   Chuck Davis. As president, E-commerce for Buena Vista Internet Group, Chuck Davis oversees Disney's existing Internet business' e-commerce initiatives across BVIG's various services, including the DisneyStore.com, ESPNStore.com, and Disney's online travel initiatives. Mr. Davis is also responsible for The Disney Catalog business, now a part of BVIG. Mr. Davis, who was previously BVIG's executive vice president, e-commerce, joined Disney in January 1996, when he became senior vice president of marketing at Disney Online. In that capacity, he was responsible for building Disney Online's consumer marketing team and driving the company's strategies for, and revenues from, advertising, shopping, subscriptions, and licensing. Prior to that, he served as the senior vice president of circulation and consumer marketing at News America's "TV Guide," where he directed the circulation strategy.

   Kevin Mayer. As executive vice president, television network product and international for Buena Vista Internet Group, Kevin Mayer oversees ESPN's and ABC's portfolios of web properties, including ESPN.com, ABCNEWS.com, and ABC.com. He also manages and develops all BVIG international businesses, including

Disney, ABC, and ESPN properties. Additionally, he oversees BVIG's strategic deployment of broadband and "enhanced television" services. Mr. Mayer joined BVIG from his post as senior vice president, strategic planning, for Disney, where he held overall strategic planning and business development responsibilities in the technology/new media arena, among other areas. He played a key role in the planning process for several existing BVIG businesses, including Disney Online, ABC Internet Group, ESPN Internet Ventures, and GO Network. Prior to joining Disney, Kevin was a management consultant with the LEK Partnership in Los Angeles.

   Spencer Neumann. As chief financial officer of Buena Vista Internet Group, Spencer Neumann oversees all of BVIG's business planning, finance, accounting and administration activities. He also plays an integral role in all of BVIG's new business development activities. Prior to joining BVIG, Mr. Neumann was chief operating officer for Anaheim Sports Inc., a subsidiary of Disney and owner of the Anaheim Angels and the Anaheim Mighty Ducks, where he was responsible for all aspects of Anaheim Sports' business operations, including strategic planning, advertising sales and sponsorships, ticket sales, broadcasting, marketing, communications, and community relations. Prior to working at Anaheim Sports, he was senior analyst, corporate development and acquisitions for Disney's strategic planning department, focusing on financial and long-term business planning for Disney.

   Scott Schiller. As senior vice president of advertising and sponsorship sales for Buena Vista Internet Group, Scott Schiller leads all advertising and sponsorship (including e-commerce sponsorship) efforts for BVIG's wholly owned properties, including Disney.com and ABC.com. Prior to assuming his current post, he was vice president, advertising and sponsorship sales, for Disney Online. Prior to that, he served as vice president of advertising and partnership marketing for Sony Online Ventures, where he developed strategic advertising partnerships for TheStation@sony.com, Sony's online entertainment venture. Mr. Schiller joined Sony from Prodigy, where, as vice president of advertising sales, he developed and implemented a television-oriented advertising and sales strategy.

   Larry Shapiro. As executive vice president, business development and operations for Buena Vista Internet Group, Larry Shapiro oversees all business development, legal, communications, human resources, and administrative functions. Previously, Mr. Shapiro was senior vice president, business and legal affairs for BVIG, where he served as general counsel and had a significant role in business development and strategy for the division. He previously served as vice president-counsel within Disney's corporate legal department, where he led numerous transactions, including Disney's acquisition of Starwave and its investment in Infoseek. Before joining Disney, Mr. Shapiro was an associate at both Weil, Gotshal & Manges and O'Melveny & Myers.

        INTRODUCTORY NOTE TO FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

   Disney is offering shares of go.com Common Stock by this joint proxy statement/prospectus. In order to prepare separate financial statements for the Disney Group and Disney's existing Internet business, we have separated Disney's existing Internet business, comprised of our online and direct mail catalog businesses, from the Disney Group, which includes the rest of our businesses and a retained interest in Disney's existing Internet business, and we have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between the Disney Group and Disney's existing Internet business. Thus, the financial statements of the Disney Group and Disney's existing Internet business, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Disney. Because the Disney Group currently has a 100% retained interest in Disney's existing Internet business, the combined financial statements of the Disney Group reflect a 100% equity interest in Disney's existing Internet business in a manner similar to the equity method of accounting provided by APB No. 18, The Equity Method of Accounting for Investments in Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Walt Disney Company

   In our opinion, the combined financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Disney's existing Internet business (a division of The Walt Disney Company, "Disney") at September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Disney's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As described in Note 1 to the financial statements, Disney's existing Internet business is a division of Disney; accordingly the financial statements of Disney's existing Internet business should be read in conjunction with the audited financial statements of Disney.

PricewaterhouseCoopers LLP

Los Angeles, California
July 7, 1999

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

                       COMBINED STATEMENTS OF OPERATIONS
                                 (In thousands)

                            Nine Months Ended
                                 June 30            Year Ended September 30
                          ----------------------  -----------------------------
                             1999        1998       1998       1997      1996
                          ----------- ----------  ---------  --------  --------
                          (unaudited) (unaudited)
Revenues................   $ 159,798   $202,139   $ 259,572  $173,590  $ 80,961
                           ---------   --------   ---------  --------  --------
Costs and expenses
  Cost of revenues......     113,974    146,910     196,936   135,716    58,619
  Sales and marketing...      58,681     81,324     106,586    63,211    25,113
  Other operating.......      24,386     24,008      40,453    25,322    16,309
  Depreciation and
   amortization.........       5,487     13,629      16,189    12,623     1,592
                           ---------   --------   ---------  --------  --------
Total costs and
 expenses...............     202,528    265,871     360,164   236,872   101,633
Gain on sale of
 Starwave...............     345,048        --          --        --        --
                           ---------   --------   ---------  --------  --------
Operating income
 (loss).................     302,318    (63,732)   (100,592)  (63,282)  (20,672)
Corporate and other
 activities.............     (13,443)    (8,854)    (11,646)   (7,377)   (3,599)
Equity in Infoseek
 loss...................    (245,590)       --          --        --        --
Net interest (expense)
 income.................      (5,371)       768       1,058      (148)      --
                           ---------   --------   ---------  --------  --------
Income (loss) before
 income taxes and
 minority interests.....      37,914    (71,818)   (111,180)  (70,807)  (24,271)
Income (taxes) benefit..     (13,933)    22,700      35,633    18,383     9,033
Minority interests......         252      3,842       4,477     5,927       (61)
                           ---------   --------   ---------  --------  --------
Net income (loss).......   $  24,233   $(45,276)  $ (71,070) $(46,497) $(15,299)
                           =========   ========   =========  ========  ========


                   See Notes to Combined Financial Statements

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

                            COMBINED BALANCE SHEETS
                                 (In thousands)

                                                              September 30,
                                                 June 30,   ------------------
                                                   1999       1998      1997
                                                ----------- --------  --------
                                                (Unaudited)
ASSETS
Current Assets
  Cash and cash equivalents....................  $      3   $  7,684  $ 22,348
  Receivables, net of allowance for doubtful
   accounts of $7,452 in 1999, $4,471 in 1998
   and $1,350 in 1997..........................    20,928     21,848    15,229
  Affiliate receivables........................    11,488        --        --
  Inventories..................................    34,137     52,591    30,283
  Prepaid and other assets.....................    13,091     11,612    12,788
                                                 --------   --------  --------
    Total current assets.......................    79,647     93,735    80,648
Investments....................................   598,963        --        --
Property and equipment
  Equipment....................................    49,685     37,661    29,976
  Leasehold improvements.......................     3,820      8,380     6,253
  Accumulated depreciation.....................   (17,706)   (23,625)  (15,420)
                                                 --------   --------  --------
                                                   35,799     22,416    20,809
  Projects in progress.........................         6     16,296       860
                                                 --------   --------  --------
                                                   35,805     38,712    21,669
Intangible assets, net.........................       --     194,354    59,746
Deferred income taxes..........................       --       8,399     5,294
Other assets...................................       --         745       687
                                                 --------   --------  --------
                                                 $714,415   $335,945  $168,044
                                                 ========   ========  ========
LIABILITIES AND GROUP EQUITY
Current Liabilities
  Accounts payable and other accrued
   liabilities.................................  $ 57,580   $ 40,985  $ 44,975
  Current portion of borrowings................    28,771         --        --
  Unearned revenue.............................     8,823      9,968     7,777
                                                 --------   --------  --------
    Total current liabilities..................    95,174     50,953    52,752
Borrowings.....................................    97,300         --        --
Deferred income taxes..........................    73,107         --        --
Minority interests.............................    15,383     22,666    18,924
Group equity...................................   433,451    262,326    96,368
                                                 --------   --------  --------
                                                 $714,415   $335,945  $168,044
                                                 ========   ========  ========

                   See Notes to Combined Financial Statements

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                             Nine Months Ended
                                  June 30          Year Ended September 30
                          ----------------------- ----------------------------
                             1999        1998       1998      1997      1996
                          ----------- ----------- --------  --------  --------
                          (unaudited) (unaudited)
NET INCOME (LOSS).......   $ 24,233    $(45,276)  $(71,070) $(46,497) $(15,299)
                           --------    --------   --------  --------  --------
ITEMS NOT REQUIRING CASH
 OUTLAYS
 Depreciation...........      5,487       6,990      9,550     5,737     1,331
 Amortization of
  intangibles...........        --        6,639      6,639     6,885       262
 Equity in Infoseek
  loss..................    245,590         --         --        --        --
 Gain on sale of
  Starwave..............   (345,048)        --         --        --        --
 Equity in losses of
  affiliates............      8,015         --         --        --        --
 Minority interests'
  share of net loss.....       (252)     (3,842)    (4,477)   (5,927)       61
CHANGES IN
 Receivables............     (5,425)     (3,477)    (6,568)   (1,572)   (3,061)
 Affiliate receivables..    (11,488)        --
 Prepaid and other
  assets................     (5,876)      4,677      1,066    (7,277)   (1,159)
 Inventories............     18,454      (2,917)   (22,308)  (11,986)   (7,071)
 Accounts payable and
  other accrued
  liabilities...........    (12,678)    (24,555)    (1,799)   27,022     3,910
 Deferred income taxes..     28,207      (2,329)    (3,105)   (2,956)   (2,338)
                           --------    --------   --------  --------  --------
                            (75,014)    (18,814)   (21,002)    9,926    (8,065)
                           --------    --------   --------  --------  --------
CASH USED IN
 OPERATIONS.............    (50,781)    (64,090)   (92,072)  (36,571)  (23,364)
                           --------    --------   --------  --------  --------
INVESTING ACTIVITIES
 Investments in property
  and equipment.........    (11,655)    (23,210)   (26,592)  (20,703)   (4,818)
 Investments in
  affiliates and other..     (8,224)        --         --        --        --
 Acquisitions, net of
  cash acquired.........    (70,013)        --         --    (45,174)      --
                           --------    --------   --------  --------  --------
                            (89,892)    (23,210)   (26,592)  (65,877)   (4,818)
                           --------    --------   --------  --------  --------
FINANCING ACTIVITIES
 Capital contributions
  from the Disney Group,
  net...................    146,892      78,819     95,781   121,959    25,921
 Reduction of
  borrowings............    (13,900)        --
 Minority interests.....        --        5,945      8,219     2,835       173
                           --------    --------   --------  --------  --------
                            132,992      84,764    104,000   124,794    26,094
                           --------    --------   --------  --------  --------
(Decrease) Increase in
 Cash and Cash
 Equivalents............     (7,681)     (2,536)   (14,664)   22,346    (2,088)
                           --------    --------   --------  --------  --------
Cash and Cash
 Equivalents, Beginning
 of Period..............      7,684      22,348     22,348         2     2,090
                           --------    --------   --------  --------  --------
Cash and Cash
 Equivalents, End of
 Period.................   $      3    $ 19,812   $  7,684  $ 22,348  $      2
                           ========    ========   ========  ========  ========
Supplemental disclosure
 of cash flow
 information:
 Interest paid..........                          $     41  $    158  $    --
                                                  ========  ========  ========



                   See Notes to Combined Financial Statements

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

                      COMBINED STATEMENTS OF GROUP EQUITY
                                 (In thousands)

BALANCE AT SEPTEMBER 30, 1995......................................... $ 10,284
  Capital contributions from Disney Group, net........................   25,921
  Net loss............................................................  (15,299)
                                                                       --------
BALANCE AT SEPTEMBER 30, 1996.........................................   20,906
  Capital contributions from Disney Group, net........................  121,959
  Net loss............................................................  (46,497)
                                                                       --------
BALANCE AT SEPTEMBER 30, 1997.........................................   96,368
  Capital contributions from Disney Group, net........................  237,028
  Net loss............................................................  (71,070)
                                                                       --------
BALANCE AT SEPTEMBER 30, 1998.........................................  262,326
  Capital contributions from Disney Group, net........................  146,892
  Net income..........................................................   24,233
                                                                       --------
BALANCE AT JUNE 30, 1999 (unaudited).................................. $433,451
                                                                       ========


                   See Notes to Combined Financial Statements

                      DISNEY'S EXISTING INTERNET BUSINESS

                    (A division of The Walt Disney Company)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         (Tabular dollars in thousands)

1. Description of the Business and Summary of Significant Accounting Policies

   Disney's existing Internet business, a division of The Walt Disney Company ("Disney"), represents Disney's online and direct mail catalog business.

   Disney's existing Internet business develops, publishes and distributes content for online services intended to appeal to broad consumer interests in sports, news, family and entertainment. Disney's existing Internet business websites include Disney.com, Family.com, ESPN.com, ABCNews.com, ABCSports.com and ABC.com. In addition, Disney's existing Internet business operates The DisneyStore.com and the Walt Disney Catalog, which market Disney-themed merchandise over the Internet and via direct mail, respectively, and produces Disney's Club Blast, an entertainment and educational online subscription service for children.

   Disney's existing Internet business has extensive transactions and relationships with affiliated businesses (see Note 12), and these combined financial statements reflect the application of certain cash management and allocation policies adopted by Disney for presentation purposes (see Note 4). In February 1996 and April 1997, Disney acquired ABC, Inc. ("ABC") and a controlling voting interest in Starwave Corporation ("Starwave"), an Internet technology company, respectively. ABC activities, as they relate to Internet initiatives, and Starwave have been included from their respective dates of acquisition in the combined financial statements of Disney's existing Internet business (see Note 3).

   In order to prepare separate financial statements for Disney's existing Internet business and the Disney Group, Disney has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between Disney's existing Internet business and the Disney Group. Thus, the financial statements of Disney's existing Internet business and the Disney Group, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Disney.

   Even though Disney has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between Disney's existing Internet business and the Disney Group, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of go.com Common Stock (see Note 2) will continue to be common stockholders of Disney and, as such, will be subject to all risks associated with an investment in Disney and all of its businesses, assets and liabilities.

   Financial impacts arising from the Disney Group that affect Disney's consolidated results of operations or financial position could affect the results of operations or financial condition of Disney's existing Internet business or the market price of go.com Common Stock. In addition, any dividends or distributions on, or repurchases of, Disney Common Stock (see Note 2) will reduce the assets of Disney legally available for dividends on go.com Common Stock. Accordingly, financial information for Disney's existing Internet business should be read in conjunction with financial information for the Disney Group and Disney's consolidated financial information.

INTERIM FINANCIAL INFORMATION

   The unaudited combined financial statements for the nine months ended June 30, 1999 and 1998 and as of June 30, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected. Operating results for the 1999 period are not necessarily indicative of the results that may be expected for the year ending September 30, 1999.

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

   The combined financial statements include the accounts of Disney's existing Internet business, as defined above. All significant intercompany transactions have been eliminated. The financial position and results of operations of Starwave have been included in the accompanying combined financial statements from the date of Disney's initial investment as it obtained a majority voting interest at that time.

   For financial reporting purposes, outside investors' shares of net assets and results of operations have been recorded as "Minority Interests" in the combined balance sheets and statements of operations, respectively. At September 30, 1998 and 1997, minority interests resulted from an outside ownership interest in certain ESPN online operations, as well as outside ownership interests in Starwave.

 Accounting Changes

   During 1997, Disney's existing Internet business adopted Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation ("SFAS 123"), which requires disclosure of the fair value and other characteristics of stock options (see Note 7). Disney's existing Internet business has chosen under the provisions of SFAS 123 to continue using the intrinsic-value method of accounting for employee stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25 Accounting for Stock Issued to Employees.

   During 1996, Disney's existing Internet business adopted SFAS 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires companies to evaluate the carrying value of such assets at the lowest level at which identifiable cash flows can be determined. The implementation of SFAS 121 did not have a material impact on the financial condition or results of operations of Disney's existing Internet business.

 Use Of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

 Revenue Recognition

   Website advertising revenues are recognized on the basis of impression views in the period the advertising is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. Certain advertising contracts include guarantees of a minimum number of impressions. To the extent minimum guaranteed impressions are not met, Disney's existing Internet business defers revenue recognition until the guaranteed impression levels are achieved. Revenues from subscription-based fees and services are recognized ratably over the terms of the related contracts. Unearned revenue represents online subscriptions and customer advertising not yet recognized as revenue.

   Licensing revenues are generally recognized ratably over the life of the applicable contracts.

   Catalog and Internet-based ("commerce") merchandise revenues are recognized upon shipment of product to customers.

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


   Website development revenues are recognized as services are performed and reflect costs incurred plus a 10% fee. These revenues are primarily derived from entities affiliated with the Disney Group (see Note 12).

 Development Expenses

   Development expenses relate to the development of new online services and consist principally of employee compensation, as well as costs for content, facilities and equipment. Development expenses are charged to cost of revenues as incurred and amounted to $15.8 million, $1.8 million and $8.9 million in 1998, 1997 and 1996, respectively.

 Cash and Cash Equivalents

   Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

 Inventories

   Carrying amounts of merchandise held for sale are generally determined on a moving average cost basis and are stated at the lower of cost or market.

 Investments

   Beginning in 1999, Disney's existing Internet business includes an equity investment in Infoseek, a publicly held Internet search company (see Note 13). Differences between the carrying amount of the investment and the underlying equity in net assets has been assigned to intangible assets, which are being amortized over periods ranging from two to five years. Infoseek's total assets were $996.2 million at July 3, 1999. As of June 30, 1999, the Infoseek investment had an approximate fair market value of $1.25 billion.

 Catalog Advertising Expenses

   Direct-response advertising is capitalized and amortized over the expected period of future benefit. Direct-response advertising consists primarily of catalog production and mailing costs which are capitalized and amortized over the expected future revenue stream, generally up to six months from the date catalogs are mailed. Disney's existing Internet business accounts for catalog costs in accordance with AICPA Statement of Position ("SOP") 93-7, Reporting on Advertising Costs. SOP 93-7 requires that advertising costs be amortized based on the ratio of the current period's revenues for a catalog cost pool to estimated total revenues for that catalog cost pool.

   At September 30, 1998 and September 30, 1997, respectively, advertising costs totaling $6.3 million and $6.9 million were reported as assets. Advertising expense amounted to $41.9 million, $26.9 million and $14.1 million in 1998, 1997 and 1996, respectively.

 Property and Equipment

   Property and equipment are carried at cost. Depreciation is computed on the straight-line method based upon estimated useful lives ranging from 3 to 10 years for equipment. Leasehold improvements are amortized over estimated useful lives ranging from 2 to 15 years, or the life of the related lease, whichever is shorter.

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


 Intangible Assets

   Intangible assets are amortized over periods ranging from two to five years. Disney's existing Internet business continually reviews the recoverability of the carrying value of these assets using the methodology prescribed in SFAS
121. Disney's existing Internet business also reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Upon the occurrence of such an event or change in circumstance, recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   As of September 30, 1998, and 1997 total accumulated amortization of intangible assets was $13.3 million and $6.6 million, respectively.

 Risk Management Contracts

   As described in Note 4, Disney manages most treasury activities on a centralized basis, including interest rate and foreign currency risk management. Disney employs a variety of off-balance-sheet financial instruments to manage its exposure to fluctuations in interest and foreign currency exchange rates, and designates and assigns the financial instruments as hedges of specific assets, liabilities or anticipated transactions. Gains and losses on hedging instruments attributed to Disney's existing Internet business are immaterial.

 Earnings Per Share

   As Disney's existing Internet business does not have its own class of stock, basic and diluted net income or loss per share data is inapplicable and has been omitted.

2. Reorganization and the go.com Common Stock Proposal (unaudited)

   On July 10, 1999, Disney entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with Infoseek Corporation ("Infoseek"). Pursuant to the Reorganization Agreement, Disney is proposing to acquire the remaining 58% of Infoseek that it does not already own by issuing
1.15 shares of a new class of common stock ("go.com Common Stock") for each outstanding share of Infoseek common stock. Disney will also convert outstanding Infoseek stock options into options exercisable for shares of go.com Common Stock.

   The Infoseek merger and issuance of go.com Common Stock require approvals by Infoseek and Disney stockholders, respectively. Once approvals are obtained, Disney will combine its Internet and Catalog operations with Infoseek to create a single Internet business ("go.com"). The go.com Common Stock, anticipated to trade under the ticker symbol "GO," will be issued to track the performance of go.com.

   As of the effective date of the Infoseek merger, the Disney Group will retain an initial equity interest of approximately 72% in go.com. Former Infoseek stockholders will initially own the remaining 28%. Shares of Disney's existing common stock will be renamed Disney Common Stock, and will reflect the performance of Disney's businesses other than go.com, plus the Disney Group's 72% retained interest in go.com.

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


   The Infoseek merger will be accounted for as a purchase. Accordingly, operating results for Infoseek and amortization of its intangible assets, which is expected to be substantial, will be reflected in Disney's financial statements from the effective date of the merger, which is expected to occur during the first quarter of fiscal 2000.

   Upon consummation of the Infoseek merger, the Disney Group will have the right to acquire an additional 18 million shares in go.com, representing an approximately 3% increase in its initial retained interest, at a 20% premium to market value, subject to a maximum price of $43.48 per share. The Disney Group will have the right to acquire 6 million shares 30 days after go.com Common Stock is first traded on the NYSE and the remaining 12 million shares after November 18, 2000.

   Currently, the Disney Group provides all funding for Disney's existing Internet business as described in Note 4 under "Certain Cash Management and Allocation Policies." Accordingly, no interest expense or income to or from the Disney Group has been reflected in the financial statements of Disney's existing Internet business.

   After the date on which go.com Common Stock is first issued, for financial statement purposes, the following policies will apply, except to the extent Disney's board of directors rescinds, modifies or adds to them:

     (a) Disney will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to the Disney Group, except in cases where Disney's board of directors determines otherwise. Disney's board of directors may determine from time to time to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to go.com to the extent that Disney incurs or issues the debt or preferred stock for the benefit of go.com, but Disney's board of directors will not be required to do so.

     (b) Disney will attribute each future issuance of Disney Common Stock (and the proceeds thereof) to the Disney Group. Disney may attribute any future issuance of go.com Common Stock (and the proceeds thereof) to the Disney Group in respect of its retained interest in go.com (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to go.com (in a manner analogous to a primary offering of common stock).

     (c) Dividends on Disney Common Stock will be charged against the Disney Group, and dividends on go.com Common Stock will be charged against go.com. At the time of any dividend on go.com Common Stock, Disney will credit to the Disney Group, and charge against go.com, a corresponding amount in respect of the Disney Group's retained interest in go.com.

     (d) Repurchases of Disney Common Stock will be charged against the Disney Group. Repurchases of go.com Common Stock may be charged either against go.com or the Disney Group as determined by Disney's board of directors in its sole discretion. If a repurchase of go.com Common Stock is charged against the Disney Group, Disney will increase the Disney Group's retained interest in go.com.

     (e) Whenever go.com holds cash (other than cash of go.com's foreign operations or cash of go.com's operations that are not wholly owned), go.com will normally transfer that cash to Disney, which will attribute interest on such cash, at its short-term borrowing rate, to go.com. Conversely, whenever go.com has a cash need (other than cash needs of go.com's foreign operations or cash needs of go.com's operations that are not wholly owned), Disney will normally fund that cash need. However, Disney's board of directors will retain ultimate authority at all times to determine, in its sole discretion, whether to provide any particular funds to either group and will not be obligated to do so.

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


     (f) Disney will account for all cash transfers from one group to or for the account of the other group (other than transfers in return for assets or services rendered or transfers in respect of the Disney Group's retained interest that correspond to dividends paid on go.com Common Stock) as inter-group short-term loans unless Disney's board of directors determines that a given transfer (or type of transfer) should be accounted for (1) as a long-term loan, (2) as a capital contribution increasing the Disney Group's retained interest in go.com or (3) as a return of capital reducing the Disney Group's retained interest in go.com. There are no specific criteria to determine when Disney will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-group short-term loan; provided, however, that advances from the Disney Group to go.com up to $250 million on a cumulative basis, reduced by the amount of any loans made between the July 12, 1999 Infoseek merger announcement date and the date on which go.com Common Stock is first issued, as defined, shall be accounted for as short-term or long-term loans at interest rates at which Disney could borrow such funds and shall not be accounted for as capital contributions. Disney's board of directors would make determinations about the character of cash transfers in the exercise of its business judgment at the time of such transfer based upon all relevant circumstances. Factors Disney's board of directors might consider include, without limitation, (1) the current and projected capital structure of each group, (2) the financing needs and objectives of the recipient group, (3) the availability, cost and time associated with alternative financing sources and (4) prevailing interest rates and general economic conditions.

     (g) Cash transfers accounted for as inter-group short-term loans will bear interest at the rate at which Disney could borrow such funds. In addition, any cash transfers accounted for as long-term loans will have interest rates, amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which Disney could borrow such funds.

     (h) Any cash transfer from the Disney Group to go.com (or for its account) accounted for as a capital contribution will correspondingly increase go.com's equity account and the Disney Group's retained interest in go.com.

     (i) Any cash transfer from go.com to the Disney Group (or for its account) accounted for as a return of capital will correspondingly reduce go.com's equity account and the Disney Group's retained interest in go.com.

     (j) In the event that Disney exercises any convertible securities or similar rights to increase the Disney Group's retained interest in go.com, the cash proceeds of such exercise shall be allocated to go.com.

     (k) In the event that promotional services are provided by the Disney Group for go.com, the form, amount and cost allocations will be determined by or under the supervision of Disney's board of directors. Cost allocations, if any, will in all cases be on terms and rates no less favorable to go.com than those that would apply to comparable services provided to unaffiliated third parties and may be on substantially more favorable terms.

     (l) Allocations for corporate general and administrative services and facilities charges to go.com (see Note 4) will be limited to $7.5 million for 1999, 2000 and 2001.

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


3. Acquisitions

   On February 9, 1996, Disney completed its acquisition of ABC. The acquisition was accounted for under the purchase method and the net assets related to ABC's Internet operations were attributed to Disney's existing Internet business at their fair value of approximately $1.1 million. The assets, liabilities and results of operations related to ABC's Internet activities are included in the accompanying combined financial statements from the date of acquisition. The unaudited pro forma information below presents results of operations as if the acquisition of ABC's Internet operations had occurred at the beginning of 1996. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had these events occurred at the beginning of the year presented, nor is it necessarily indicative of future results.

                                                    Year Ended
                                                   September 30,
                                                       1996
                                                   -------------
         Revenues.................................   $  84,005
         Net loss.................................   $(14,609)

   On April 22, 1997, Disney acquired a 42% equity interest, and a majority voting interest, in Starwave for $82.0 million in cash. The acquisition was accounted for as a purchase. The excess of the purchase price over the fair market value of net assets acquired of $66.4 million was attributed to goodwill and is being amortized over five years. On May 1, 1998, Disney acquired an additional 48% of Starwave in exchange for Disney common stock valued at approximately $141.2 million, increasing its equity ownership from 42% to approximately 90%. The excess of the purchase price over the fair market value of net assets acquired of approximately $141.2 million was attributed to goodwill and is being amortized over five years. The assets, liabilities and results of operations related to Starwave are included in the accompanying combined financial statements from the date of acquisition. The unaudited pro forma information below presents results of operations as if the initial equity interest had been acquired at the beginning of each of 1997 and 1996, and as if the subsequent equity investment had occurred at the beginning of each of 1998 and 1997. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had these events occurred at the beginning of the years presented, nor is it necessarily indicative of future results.

                                                    Year Ended September 30
                                                   ----------------------------
                                         Ownership   1998      1997      1996
                                         --------- --------  --------  --------
     Revenues...........................     42%             $176,819  $ 83,294
     Net loss...........................     42%             $(53,140) $(24,895)
     Revenue............................     90%   $259,572  $176,819
     Net loss...........................     90%   $(83,482) $(84,151)

   During May 1998, as part of Disney's Internet strategy, management committed to a plan to dispose of its interest in Starwave. Accordingly, Disney's existing Internet business accounted for Starwave as held for sale effective in the third quarter of 1998, and ceased depreciation and amortization of Starwave's assets. At that time, Disney's existing Internet business' interest in Starwave's net assets was $201.0 million, and from such period through September 30, 1998, after elimination of intercompany revenues and expenses, Starwave had net revenues of approximately $400,000 and operating losses of $3.1 million.

   Subsequent to September 30, 1998, Disney's existing Internet business exchanged its ownership interest in Starwave for an interest in Infoseek (see
Note 13).

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


4. Certain Cash Management and Allocation Policies

   The accompanying combined financial statements reflect the application of certain cash management and allocation policies determined by Disney's board of directors in its business judgment. Disney's board of directors may amend these policies without shareholder approval.

TREASURY ACTIVITIES

   Disney manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, interest rate and foreign currency risk management, and the issuance and repurchase of common stock. All external debt and equity transactions during periods prior to and included in the combined financial statements (and the proceeds thereof) were attributed to the Disney Group. Disney policy provides that cash transfers may be accounted for as short-term or long-term loans or capital transactions. The character of cash transfers and interest rates and other terms applicable to transfers accounted for as short-term or long-term loans will be established by, or pursuant to procedures established by Disney's board of directors. The Disney Group has provided all necessary funding for the operations and investments of Disney's existing Internet business since inception and such funding has been accounted for as capital contributions from the Disney Group. Accordingly, no interest charge from the Disney Group has been reflected in the accompanying combined financial statements. Surplus cash, transferred to the Disney Group from time to time, has been accounted for as a return of capital.

CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES

   Disney allocates the cost of corporate general and administrative ("G&A") services and facilities to Disney's existing Internet business generally based on utilization. Where determinations based on utilization alone are impracticable, Disney uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of costs attributable to Disney's existing Internet business.

   Corporate G&A allocations included in the accompanying combined statements of operations include charges for legal, accounting (tax and financial), treasury, tax planning and strategic planning services; risk management; employee benefit plans and administration thereof; information and telecommunications services; purchasing and material procurement; public and investor relations; corporate travel; corporate offices, warehouses and other facilities. G&A allocations include, without limitation, all costs and expenses of personnel employed in connection with such services and facilities, including payroll, payroll taxes and fringe benefit costs; all overhead costs and expenses directly related to such personnel and the services or facilities provided by them and all materials used in connection with such services or facilities.

INCOME TAXES

   Income taxes or benefits have been allocated to Disney's existing Internet business in amounts equal to the Federal and state tax effects that its operations have had on Disney's consolidated income tax provision.

ROYALTIES

   The Disney Group has licensed to Disney's existing Internet business the nonexclusive right to use Disney's intellectual property in the conduct of its business, as defined, in exchange for a royalty equal to 1.25% of defined net revenues, excluding revenues derived from operation of The DisneyStore.com. Royalties

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)

will not be deemed earned by the Disney Group until the first full year in which Disney's existing Internet business generates positive earnings before interest, taxes and amortization ("EBITA"), and royalties in any year may not exceed 25% of Disney's existing Internet business' EBITA.

   Royalties equal to 8% of actual costs, as defined, for Disney-branded merchandise purchased by The DisneyStore.com (see Note 12) are earned by and payable to the Disney Group beginning in the first full year in which Disney's existing Internet business generates positive EBITA. Such royalties may not exceed 30% of The DisneyStore.com's EBITA in any year.

5. Income Taxes

                                               1998        1997       1996
                                             ---------   --------   --------
   Loss before income taxes and minority
    interests............................... $(111,180)  $(70,807)  $(24,271)
                                             =========   ========   ========
   Income tax provision (benefit)
   Current
     Federal................................ $ (30,449)  $(18,308)  $ (7,322)
     State..................................    (2,080)    (1,246)      (502)
                                             ---------   --------   --------
                                              (32,529)    (19,554)    (7,824)
                                             ---------   --------   --------
   Deferred
     Federal................................    (2,905)     1,096     (1,131)
     State..................................      (199)        75        (78)
                                             ---------   --------   --------
                                                (3,104)     1,171     (1,209)
                                             ---------   --------   --------
                                             $ (35,633)  $(18,383)  $ (9,033)
                                             =========   ========   ========

  Components of Deferred Tax Assets and Liabilities

                                               1998        1997
                                             ---------   --------
   Deferred tax assets (liabilities)
     Net operating loss carryforward........ $  23,807   $ 20,323
     Depreciable, amortizable and other
      property..............................     6,243      5,559
     Accrued liabilities....................     2,156       (265)
   Net deferred tax asset before valuation
    allowance...............................    32,206     25,617
                                             ---------   --------
   Valuation allowance......................   (23,807)   (20,323)
                                             ---------   --------
   Net deferred tax asset................... $   8,399   $  5,294
                                             =========   ========

  Reconciliation of Effective Income Tax Rate

                                               1998        1997       1996
                                             ---------   --------   --------
   Federal income tax rate..................     (35.0)%    (35.0)%    (35.0)%
   Nondeductible amortization of intangible
    assets..................................       2.2        3.5        --
   State taxes, net of federal income tax
    benefit.................................      (2.4)      (2.4)      (2.4)
   Effect of valuation allowance............       3.1        7.9        --
   Other, net...............................       0.1        --         0.2
                                             ---------   --------   --------
                                                 (32.0)%    (26.0)%    (37.2)%
                                             =========   ========   ========

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


   The deferred tax assets at September 30, 1998 and 1997 are reduced by a valuation allowance relating to tax benefits attributable to net operating losses reflected on the separate tax returns of Starwave and its subsidiary, which are not expected to be utilized as a result of certain tax law limitations. As of September 30, 1998, Disney's existing Internet business had approximately $64.0 million of net operating losses which expire in various years from 2014 through 2016.

   If Disney's existing Internet business were required to prepare its federal and state income tax returns on a separate return basis, the tax benefits attributed to Disney's existing Internet business by Disney would not be realizable in the current periods, as presented in the accompanying combined statements of operations. In addition, under a separate return basis, the net deferred tax assets presented in the accompanying combined balance sheet would be fully reserved.

6. Pension and Other Benefit Programs

   Disney maintains pension plans covering most of its domestic employees not covered by union or industry-wide plans. Pension benefits are generally based on years of service and/or compensation. The following chart summarizes the balance sheet impact, as well as the benefit obligations, assets, funded status and rate assumptions associated with the pension plans for Disney's existing Internet business employees.

   Reconciliation of funded status of the plans and the amounts included in the combined balance sheets of Disney's existing Internet business:

                                                               Pension Plans
                                                               ---------------
                                                                1998     1997
                                                               -------  ------
     Projected benefit obligations
       Beginning obligations.................................. $  (794) $ (887)
       Service cost...........................................    (216)   (113)
       Interest cost..........................................     (62)    (69)
       Actuarial gains (losses)...............................  (1,104)    275
                                                               -------  ------
       Ending obligations.....................................  (2,176)   (794)
                                                               -------  ------
     Fair value of plans' assets
       Beginning fair value...................................   1,134     890
       Actual return on plans' assets.........................     193     188
       Employer contributions.................................      37      64
       Expenses...............................................      (8)     (8)
                                                               -------  ------
       Ending fair value......................................   1,356   1,134
                                                               -------  ------
     Funded status of the plans...............................    (820)    340
       Unrecognized net (gain) loss...........................   1,011     (85)
       Other..................................................       5      42
                                                               -------  ------
     Net balance sheet asset (liability)...................... $   196  $  297
                                                               =======  ======
     Rate Assumptions
       Discount rate..........................................     6.8%    7.8%
       Rate of return on plans' assets........................    10.5%   10.5%
       Salary increases.......................................     4.4%    5.4%
       Annual increase in cost of benefits....................     n/a     n/a

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


   The projected benefit obligations and accumulated benefit obligations for the pension plans with accumulated benefit obligations in excess of plan assets were $2.2 million and $1.9 million for 1998, respectively.

   Disney's existing Internet business' accumulated pension benefit obligations at September 30, 1998 and 1997 were $1.9 million and $700,000, of which 50% and 40% were vested, respectively.

   Costs of the pension plans reflected in the accompanying combined statements of operations for 1998, 1997 and 1996 totaled $142,000, $78,000 and $14,000, respectively. The discount rate, rate of return on plan assets and salary increase assumptions for the pension plans were 7.8%, 10.0% and 5.6%, respectively in 1996.

   In addition to the pension plans maintained by Disney, some of the employees of Disney's existing Internet business are covered by Disney's postretirement medical benefit plans. Employees hired after January 1, 1994 are not eligible for postretirement medical benefits. Obligations and costs related to Disney's existing Internet business' postretirement medical benefit plans are not material to Disney's existing Internet business' financial condition or results of operations.

7. Stock Incentive Plans

DISNEY STOCK OPTION PLANS

   Eligible employees of Disney's existing Internet business participate in various Disney stock option plans (the "Plans"). Under the Plans, Disney may grant stock options and other awards to key executive, management and other employees at exercise prices equal to or exceeding the market price at the date of grant. In general, options become exercisable over a five-year period from the grant date and expire 10 years after the date of grant. Disney shares available for future option grants at September 30, 1998 totaled 119 million.

   The following table summarizes information about stock option transactions related to Disney's existing Internet business (shares in thousands):

                                  1998             1997             1996
                             ---------------- ---------------- ----------------
                                     Weighted         Weighted         Weighted
                                     Average          Average          Average
                                     Exercise         Exercise         Exercise
                             Shares   Price   Shares   Price   Shares   Price
                             ------  -------- ------  -------- ------  --------
Outstanding at beginning of
 year......................  1,164    $21.58  1,434    $20.42    341    $16.93
Awards canceled............   (509)    27.87   (422)    21.41    --        --
Awards granted.............  2,407     30.16    290     26.11  1,146     21.13
Awards exercised...........   (142)    21.03   (138)    19.49    (53)    13.58
                             -----    ------  -----    ------  -----    ------
Outstanding at September
 30........................  2,920    $27.58  1,164    $21.58  1,434    $20.42
                             =====            =====            =====
Exercisable at September
 30........................    611    $22.60    385    $19.53    184    $16.99
                             =====            =====            =====

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


   The following table summarizes information about stock options outstanding at September 30, 1998 relating to Disney's existing Internet business (shares in thousands):

                         Outstanding                        Exercisable
           -------------------------------------------  ----------------------
                             Weighted        Weighted                Weighted
Range of                     Average         Average                 Average
Exercise     Number     Remaining Years of   Exercise     Number     Exercise
 Prices    of Options    Contractual Life     Price     of Options    Price
- --------   ----------   ------------------   --------   ----------   --------
$5-$10           5             3.00           $9.46          5        $9.46
$10-$15         75             5.01           13.45         71        13.46
$15-$20         54             6.99           19.56         54        19.56
$20-$25        447             7.56           21.20        351        21.18
$25-$30      1,669             9.96           26.23         47        26.75
$30-$35         72             9.21           31.80         22        31.71
$35-$40        598             9.59           38.43         61        38.49
             -----                                         ---
             2,920                                         611
             =====                                         ===

   The weighted average fair values of options at their grant date during 1998, 1997 and 1996 were $9.64, $9.15, and $7.26, respectively. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The weighted-average assumptions used in the model were as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
     Risk-free interest rate.................................. 5.0%  6.4%  6.0%
     Expected years until exercise............................ 6.0   6.0   6.0
     Expected stock volatility................................  23%   23%   23%
     Dividend yield........................................... .71%  .71%  .69%

STARWAVE STOCK OPTION PLAN

   Starwave has a Combined Incentive and Nonqualified Stock Option Plan (the "Plan"). Under the Plan, Starwave may grant stock options and other awards to directors, consultants, independent contractors and other employees at exercise prices equal to or less than the market price at the date of grant. In general, options become exercisable over a three to four year period from the grant date and expire 10 years after the date of grant. Shares available for future option grants at September 30, 1998 totaled 143.5 million.

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


   Effective April 1, 1997, Starwave changed its fiscal year end from a calendar year ended December 31 to a fiscal year ending the last Sunday in September. The following table summarizes information about stock options outstanding under the Starwave Plan at September 30, 1998, 1997 and December 31, 1996, respectively (shares in thousands):

                                  1998             1997             1996
                             ---------------- ---------------- ----------------
                                     Weighted         Weighted         Weighted
                                     Average          Average          Average
                                     Exercise         Exercise         Exercise
                             Shares   Price   Shares   Price   Shares   Price
                             ------  -------- ------  -------- ------  --------
Outstanding at beginning of
 year......................  11,032   $0.99   10,077   $0.105  11,568   $0.003
Awards canceled............  (1,453)   1.24     (816)   0.12   (1,300)   0.03
Awards granted.............   1,675    3.42    4,383    2.27    5,340    0.21
Awards exercised...........  (2,148)   0.08   (2,612)   0.01   (5,531)   0.003
                             ------   -----   ------   ------  ------   ------
Outstanding at end of
 period....................   9,106   $1.62   11,032   $0.99   10,077   $0.105
                             ======           ======           ======
Exercisable at end of
 period....................   3,941   $1.04    3,116   $0.38    2,800   $0.025
                             ======           ======           ======

   The following table summarizes information about stock options outstanding at September 30, 1998 (shares in thousands):

                             Outstanding                     Exercisable
                -------------------------------------- --------------------
                                Weighted      Weighted            Weighted
    Range of                    Average       Average             Average
    Exercise      Number   Remaining Years of Exercise   Number   Exercise
     Prices     of Options  Contractual Life   Price   of Options  Price
    --------    ---------- ------------------ -------- ---------- --------
     $0.003       1,275           6.75         $0.003      673     $0.003
     $0.09        1,451           7.70          0.09     1,147      0.09
   $0.15-$0.44      945           7.84          0.42       443      0.42
   $2.27-$2.95    5,195           8.63          2.41     1,678      2.27
   $4.47-$8.81      221           9.91          7.06       --         --
   $9.32-$9.94       19           9.75          9.83       --         --
                  -----                                  -----
                  9,106                                  3,941
                  =====                                  =====


   The weighted average fair values of options at their grant date during 1998, 1997 and 1996 were $5.87, $1.62 and $0.11, respectively. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The weighted average assumptions used in the model were as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
     Risk-free interest rate.................................. 5.6%  6.3%  6.1%
     Expected years until exercise............................ 4.3   2.7   2.9
     Expected stock volatility................................   0%    0%    0%
     Dividend yield...........................................   0%    0%    0%

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


STOCK-BASED COMPENSATION

   During 1998 and 1996, Starwave recorded deferred compensation relating to the grant of certain stock options at less than fair value totaling $4.2 million and $400,000, respectively. These costs are amortized over the respective vesting periods. During 1997, Disney's existing Internet business adopted SFAS 123 and pursuant to its provisions, elected to continue using the intrinsic-value method of accounting for stock-based awards granted to employees in accordance with APB 25. The following table reflects pro forma net loss had Disney's existing Internet business elected to adopt the fair value approach of SFAS 123:

                                                     1998      1997      1996
                                                   --------  --------  --------
     Net loss:
       As reported................................ $(71,070) $(46,497) $(15,299)
       Pro forma.................................. $(74,369) $(48,261) $(15,983)

   These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

8. Detail of Certain Balance Sheet Accounts

                                                                1998     1997
                                                              --------  -------
     Prepaid and other assets
       Prepaid advertising costs............................. $  6,341  $ 6,893
       Prepaid royalties.....................................    3,584    3,387
       Prepaid affiliate fees................................      --     1,000
       Other.................................................    1,687    1,508
                                                              --------  -------
                                                              $ 11,612  $12,788
                                                              ========  =======
     Intangible assets
       Cost in excess of Starwave's net assets acquired...... $207,632  $66,385
       Accumulated amortization..............................  (13,278)  (6,639)
                                                              --------  -------
                                                              $194,354  $59,746
                                                              ========  =======
     Accounts payable and other accrued liabilities
       Accounts payable...................................... $ 19,064  $26,104
       Payroll and employee benefits.........................    6,278   11,527
       Accrued liabilities...................................   14,352    6,340
       Other.................................................    1,291    1,004
                                                              --------  -------
                                                              $ 40,985  $44,975
                                                              ========  =======

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


9. Segments

                                                    Year Ended September 30
                                                  -----------------------------
                                                    1998       1997      1996
     Business Segments                            ---------  --------  --------
     Revenues
       Catalog................................... $ 191,808  $146,613  $ 75,508
       Internet..................................    67,764    26,977     5,453
                                                  ---------  --------  --------
                                                  $ 259,572  $173,590  $ 80,961
                                                  =========  ========  ========
     Operating income (loss)
       Catalog................................... $ (18,580) $  9,928  $  8,253
       Internet..................................   (82,012)  (73,210)  (28,925)
                                                  ---------  --------  --------
                                                  $(100,592) $(63,282) $(20,672)
                                                  =========  ========  ========
     Capital expenditures
       Catalog................................... $  16,973  $  2,829  $  1,142
       Internet..................................     9,619    17,874     3,676
                                                  ---------  --------  --------
                                                  $  26,592  $ 20,703  $  4,818
                                                  =========  ========  ========
     Depreciation expense
       Catalog................................... $   1,632  $  1,111  $    825
       Internet..................................     7,918     4,626       506
                                                  ---------  --------  --------
                                                  $   9,550  $  5,737  $  1,331
                                                  =========  ========  ========
     Identifiable assets
       Catalog................................... $  91,723  $ 55,771  $ 30,934
       Internet..................................   244,222   112,273     7,919
                                                  ---------  --------  --------
                                                  $ 335,945  $168,044  $ 38,853
                                                  =========  ========  ========
     Supplemental revenue data
       Internet
        Media.................................... $  51,604  $ 20,808  $  4,466
        Commerce and other.......................    15,712     6,059       924

10. Financial Instruments

 Fair Value of Financial Instruments

   At September 30, 1998 and 1997, Disney's existing Internet business' financial instruments included cash, cash equivalents, receivables and accounts payable. The fair values of these financial instruments approximated carrying values because of their short-term nature.

 Credit Concentrations

   As described in Note 4, Disney manages most treasury activities on a centralized basis. Disney continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate nonperformance by the counterparties. In addition, Disney limits its exposure to any one financial institution and has policies requiring collateral under certain circumstances to mitigate default risk. Consequently, Disney's existing Internet business would not realize a material loss as of September 30, 1998 in the event of nonperformance by any Disney counterparty.

   Disney's existing Internet business' receivables do not represent significant concentration of credit risk at September 30, 1998 due to its diverse customer base.

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


 New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which Disney's existing Internet business is required to adopt effective October 1, 2000. Disney's existing Internet business does not believe the effect of adopting SFAS 133 will be material to its financial position and results of operations.

11. Commitments and Contingencies

   Disney has various real estate operating leases, including leases for Disney's existing Internet business facilities in California, New York and Connecticut. Costs for facilities and related services have been allocated to Disney's existing Internet business in a manner which management believes to be equitable (see Note 4), and such amounts have been reported as rent expense. However, Disney's existing Internet business is not obligated to Disney under any formal lease agreements. In addition, Disney's existing Internet business occupies facilities under terms of non-cancelable operating leases, subject to extensions in certain cases at Disney's existing Internet business' option. Disney's future minimum lease payments on Disney's existing Internet business occupied facilities and Disney's existing Internet business' future minimum lease payments for its warehouses and other facilities under non-cancelable operating leases totaled $51.8 million at September 30, 1998, payable as follows:

         1999............................................ $7,537
         2000............................................  6,931
         2001............................................  6,146
         2002............................................  5,264
         2003............................................  3,900
         Thereafter...................................... 21,999

   Disney, together with, in some instances, certain of its directors and officers, is a defendant or co-defendant in various legal actions involving copyright, breach of contract and various other claims incident to the conduct of its businesses. Management does not expect Disney or Disney's existing Internet business to suffer any material liability by reason of such actions, nor does it expect that such actions will have a material effect on Disney's or Disney's existing Internet business' financial position, liquidity or operating results.

   During 1998, Disney's existing Internet business entered into separation agreements with certain employees. The terms of these agreements included severance payments based on staff level and years of service, accelerated stock option vesting and payment of post-employment insurance premiums. The termination of employees under these separation agreements was contingent upon completion of the merger between Starwave and Infoseek (see Note 13), and Disney's existing Internet business' obligations under the agreements transferred to Infoseek at that time. Accordingly, no liability for these arrangements has been recorded by Disney's existing Internet business as of September 30, 1998.

12. Inter-Group Activities

   The terms of all material transactions, relationships and other matters between the Disney Group and Disney's existing Internet business, including those as to which the Disney Group and Disney's existing Internet business may have potentially divergent interests, are determined on a basis that Disney's board of directors, or management following guidelines or principles established by Disney's board of directors, considers to be in the best interests of Disney and its stockholders as a whole. It is not a requirement that any

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)

such material transaction, relationship or other matter be on terms that would be considered commercially reasonable in the context of a transaction between unrelated parties, or that would be considered comparable to terms that could be obtained through arms-length negotiations between unrelated parties, or that would be considered satisfactory under any other similar standard of review.

   The Disney Group has provided all necessary funding for the operations and investments of Disney's existing Internet business since inception, and such funding has been accounted for as capital contributions from the Disney Group (see Notes 2 and 4). Net capital contributions during 1998, 1997 and 1996 were $237.0 million, $122.0 million, and $25.9 million, respectively.

   Disney's existing Internet business derived revenues from the development of websites for the Disney Group totaling $8.4 million, $4.7 million and $1.0 million during 1998, 1997 and 1996, respectively.

   In 1998, Disney's existing Internet business began selling tickets and travel packages for the Disney Group theme parks and resorts online. Disney's existing Internet business received commissions from the Disney Group of 5% of ticket and 10% of travel package revenues, amounting to $220,000 in the aggregate in 1998.

   Disney's existing Internet business' catalog operations acquire Disney-themed merchandise for resale directly from other Disney Group businesses and through Disney Group units acting as brokers in sourcing merchandise from diverse manufacturers. Disney's existing Internet business' direct purchases amounted to $10.8 million, $9.1 million and $8.0 million in 1998, 1997 and 1996, respectively. For the same periods, Disney's existing Internet business' purchases through Disney Group sourcing entities amounted to $50.2 million, $25.6 million and $3.5 million, respectively.

   During 1998, Disney's existing Internet business paid the Disney Group $1.0 million for the use of the Internet Zone site within the Innoventions attraction at the Epcot theme park.

   Corporate and other activities includes indirect charges from the Disney Group for corporate general and administrative expenses (see Note 4). Total indirect charges amounted to $12.5 million, $8.1 million and $3.9 million during 1998, 1997 and 1996, respectively.

   Disney's existing Internet business incurred direct charges from the Disney Group, primarily related to facilities, legal, sourcing and information system services, totaling $5.8 million, $5.5 million and $2.5 million during 1998, 1997 and 1996, respectively.

13. Subsequent Events


INFOSEEK

   On June 18, 1998, Disney reached an agreement for the acquisition of Starwave by Infoseek, a publicly held Internet search company. On November 18, 1998, the shareholders of both Infoseek and Starwave approved the acquisition. As a result of the acquisition and Disney's purchase of additional shares of Infoseek common stock, Disney owned approximately 43% of Infoseek's outstanding common stock. In addition, Disney purchased warrants enabling it, under certain circumstances, to achieve a majority stake in Infoseek. These warrants vest in equal installments over a three-year period and expire in five years.

   As a result of the exchange of Disney's Starwave investment for an equity interest in Infoseek, Disney's existing Internet business recognized a non-cash gain of $345.0 million and recorded charges for purchased in-process research and development expenditures, amortization of intangible assets and its portion of Infoseek's operating losses totaling $43.6 million, $165.0 million, and $37.0 million, respectively, during the nine months ended June 30, 1999.

                      DISNEY'S EXISTING INTERNET BUSINESS
                    (A division of The Walt Disney Company)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                         (Tabular dollars in thousands)


   The Disney Group has agreed to provide promotional services to Infoseek, an equity investee of Disney's existing Internet business, pursuant to a promotion agreement entered into by Disney and Infoseek effective November 18, 1998. The promotion agreement, which will be superseded by the promotion policy described in Note 2 after the issuance of go.com Common Stock, provides that Infoseek pay the Disney Group $165 million over a five-year period. Annual charges under the agreement range from $25 million to $41 million, with specific amounts subject to each year's marketing plan to be agreed upon between the parties. For the nine months ended June 30, 1999, the Disney Group recorded revenues and Infoseek recorded expenses amounting to approximately $8.9 million under the terms of the promotion agreement. The Disney Group and Disney's existing Internet business also engage in cross promotion of their respective brands, intellectual property and programming.

SOCCERNET

   On June 30, 1999, Disney's existing Internet business acquired a 60% interest in a partnership that owns Soccernet.com ("Soccernet"), a U.K. Internet website, for $23.0 million in cash or stock to be delivered by November 30, 1999, which is included in accounts payable and other accrued liabilities.

   The partnership agreement has provisions that could enable or require Disney's existing Internet business to purchase the remaining 40% interest for specified prices at different times. Through December 31, 1999, the purchase price is $16.0 million. For the period from January 1, 2000 through June 30, 2001, the purchase price is the greater of $16.0 million or fair market value, as defined, not to exceed $55.0 million. After July 1, 2001, the purchase price is fair market value, as defined, not to exceed $55.0 million.

   If Disney's existing Internet business delivers stock to settle the purchase obligation, it has agreed to guarantee the value of that stock for one year from the date of delivery.

   Pursuant to the partnership agreement, Disney's existing Internet business is required to operate and finance Soccernet. The agreement requires that the minority partner provide promotion and operational assistance to the partnership for specified transitional periods.

   Disney's existing Internet business accounted for the acquisition as a purchase, and is currently in the process of performing the necessary valuations to determine the amounts of and amortization periods for the net assets acquired.

toysmart.com (unaudited)

   On August 12, 1999, Disney's existing Internet business acquired a 61% interest in toysmart.com, an electronic commerce entity, in exchange for a commitment to provide $25 million in cash and $20 million in promotional services through December 2000. Disney's existing Internet business has the right to purchase the remaining interest in toysmart.com after January 1, 2000 and the non-Disney stockholders of toysmart.com have the right to require Disney's existing Internet business to purchase their shares after January 1, 2001, under certain circumstances.

   Disney's existing Internet business will account for the acquisition as a purchase, and is currently in the process of performing the necessary valuations to determine the amounts of and amortization periods for the net assets acquired. Toysmart.com's results of operations will be included in Disney's existing Internet business' combined financial statements from the date of acquisition.

   Management's Discussion and Analysis of Financial Condition and Results of
                                   Operations

Seasonality

   Historically, Disney's existing Internet business' direct mail catalog business has been seasonal, with a significant portion of annual revenue generated in the first quarter. This fluctuation is a result of seasonal consumer purchasing behavior. The following table sets forth certain unaudited quarterly combined statement of operations data for each of the eleven quarters in the period ended June 30, 1999. In the opinion of Disney's management, this unaudited information has been prepared on a basis consistent with the audited combined financial statements of Disney's existing Internet business and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein when read in conjunction with Disney's existing Internet business' combined financial statements and related notes. The operating results for any quarter are not necessarily indicative of results for any future period.

                                           Quarterly Financial Summary
                                                 (in thousands)
                                                   (unaudited)
                                   ---------------------------------------------
                                   December 31 March 31   June 30   September 30
                                   ----------- ---------  --------  ------------
1999
  Revenues
    Catalog.......................  $ 61,897   $  26,596  $ 28,141
    Internet......................    14,689      14,971    13,504
      Total Revenues..............    76,586      41,567    41,645
  Operating income (loss) (1).....   341,378     (18,130)  (20,930)
  Net income (loss) (1)...........   225,312    (101,173)  (99,906)
1998
  Revenues
    Catalog.......................  $ 75,272   $  41,876  $ 36,104    $ 38,556
    Internet......................    15,419      17,181    16,287      18,877
      Total Revenues..............    90,691      59,057    52,391      57,433
  Operating loss..................   (13,314)    (26,507)  (23,911)    (36,860)
  Net loss........................    (9,855)    (18,124)  (17,297)    (25,794)
1997
  Revenues
    Catalog.......................  $ 55,550   $  25,983  $ 30,372    $ 34,708
    Internet......................     2,247       2,541     6,360      15,829
      Total Revenues..............    57,797      28,524    36,732      50,537
  Operating income (loss).........       122     (12,928)  (20,168)    (30,308)
  Net loss........................    (1,443)    (10,669)  (14,154)    (20,231)

- --------
(1) Reflects a $345 million gain on sale of Starwave in the quarter ended December 31.

RESULTS OF OPERATIONS

   On November 18, 1998, Disney exchanged its ownership interest in Starwave plus $70.0 million in cash for a 43% equity interest in Infoseek. This transaction resulted in a change in the manner of accounting for Starwave and certain related businesses from the consolidation method, which was applied prior to the exchange, to the equity method, which was applied after the exchange. On an as reported basis, this change resulted in decreases in revenues, costs and expenses, and operating losses for the nine months ended June 30, 1999 versus the nine months ended June 30, 1998 amounting to $22.2 million, $45.3 million, and $23.1 million, respectively. The transaction also resulted in the recording of a gain on the sale of Starwave and equity in Infoseek's losses from November 18, 1998 through June 30, 1999.

                                Combined Results
                                 (In thousands)

                            Nine Months ended
                                 June 30            Year ended September 30
                          ----------------------  -----------------------------
                             1999        1998       1998       1997      1996
                          ----------- ----------  ---------  --------  --------
                          (unaudited) (unaudited)
Revenues:
  Catalog...............   $ 116,634   $153,251   $ 191,808  $146,613  $ 75,508
  Internet..............      43,164     48,888      67,764    26,977     5,453
                           ---------   --------   ---------  --------  --------
    Total...............   $ 159,798   $202,139   $ 259,572  $173,590  $ 80,961
                           =========   ========   =========  ========  ========
Operating income (loss):
  Catalog...............   $  (7,028)  $ (6,291)  $ (18,580) $  9,928  $  8,253
  Internet..............     (35,702)   (57,441)    (82,012)  (73,210)  (28,925)
  Gain on sale of
   Starwave.............     345,048        --          --        --        --
                           ---------   --------   ---------  --------  --------
    Total...............     302,318    (63,732)   (100,592)  (63,282)  (20,672)
Corporate and other
 activities.............     (13,443)    (8,854)    (11,646)   (7,377)   (3,599)
Equity in Infoseek
 loss...................    (245,590)       --          --        --        --
Net interest (expense)
 income.................      (5,371)       768       1,058      (148)      --
                           ---------   --------   ---------  --------  --------
Income (loss) before
 income taxes and
 minority interests.....      37,914    (71,818)   (111,180)  (70,807)  (24,271)
Income (taxes) benefit..     (13,933)    22,700      35,633    18,383     9,033
Minority interests......         252      3,842       4,477     5,927       (61)
                           ---------   --------   ---------  --------  --------
Net income (loss).......   $  24,233   $(45,276)  $ (71,070) $(46,497) $(15,299)
                           =========   ========   =========  ========  ========
Amortization of
 intangible assets
 included in operating
 income (loss)..........   $     --    $  6,639   $   6,639  $  6,885  $    262
                           =========   ========   =========  ========  ========

   The following discussion of the nine months ended June 30, 1999 versus 1998 performance includes comparisons on a pro forma basis as if Starwave and the related businesses had been accounted for using the equity method of accounting during 1998. Management believes pro forma results represent a meaningful comparative standard for assessing changes because the pro forma results include comparable operations in each year presented. The discussion of the Catalog segment does not include pro forma comparisons, since the pro forma adjustments did not impact this segment.

Combined Results

Nine Months Ended June 30, 1999 vs. 1998

   On June 18, 1998, Disney's existing Internet business reached an agreement for the acquisition of Starwave by Infoseek, the purchase of additional shares of Infoseek common stock and warrants for additional Infoseek shares for $70.0 million and a $139.0 million note payable over five years. On November 18, 1998, the shareholders of both Infoseek and Starwave approved the acquisition. As a result of the acquisition and its purchase of additional shares of Infoseek Common Stock, pursuant to the merger agreement, Disney's existing Internet business owns approximately 43% of Infoseek's outstanding common stock.

   As a result of its sale of Starwave to Infoseek and its related acquisition of an equity interest in Infoseek, Disney's existing Internet business recognized a non-cash gain of $345.0 million and recorded through "Equity in Infoseek loss" charges for purchased in-process research and development, amortization of intangible assets and its portion of Infoseek's operating losses totaling $43.6 million, $165.0 million and $37.0 million, respectively, during the nine months ended June 30, 1999. These events had a significant impact on the comparability of reported results of operations between periods.

   Internet revenues increased $16.5 million due to strong growth in media (advertising, licensing and subscriptions) and commerce and other revenues. This increase was offset by a $36.6 million decline in Catalog revenues, which resulted in an 11% decrease in total revenues to $159.8 million compared to pro forma 1998 results. Excluding the $345.0 million gain on the sale of Starwave, operating losses increased 5.2% or 2.1 million.

   On an as reported basis, revenues decreased 21% to $159.8 million driven by the $36.6 million decline in Catalog revenues and the change in the manner of accounting for Starwave and related businesses from consolidation to the equity method. Excluding the $345.0 million gain on the sale of Starwave, as reported operating losses decreased 33% to $42.7 million, reflecting lower costs and expenses related to the Catalog operations and the change in the manner of accounting for Starwave and related businesses from consolidation to the equity method, partially offset by increased spending on development and growth of Internet operations.

   Net income of $24.2 million was driven by the gain on the sale of Starwave, partially offset by equity losses of Infoseek of $245.6 million, increased expenses for corporate and other activities, increased interest expense driven by the note payable for Infoseek warrants and a provision for income taxes in 1999 versus a tax benefit in 1998.

1998 vs. 1997

   In April 1997, Disney acquired a 42% equity interest, and a majority voting interest, in Starwave. The acquisition was accounted for as a purchase and the accounts of Starwave have been included in Disney's existing Internet business' combined financial statements from the date of acquisition, adjusted to reflect the minority interest attributable to non-Disney shareholders. In connection with the acquisition, Disney was granted an option to purchase substantially all the remaining shares of Starwave. Disney exercised its option during the third quarter of 1998, acquiring an additional 48% of Starwave's then outstanding stock in exchange for Disney common stock valued at approximately $141.2 million. The incremental investment in Starwave did not have a material impact on 1997 revenues, costs and expenses or operating results.

   Revenues increased 50% to $259.6 million, driven by growth in each business segment. Operating losses increased 59% to $100.6 million, driven by increased spending on development and growth of the Internet operations as well as an increase in costs and expenses relating to several operations initiatives at the Catalog operations. Additionally, operating losses increased as a result of the acquisition of an additional 48% of Starwave in 1998. Net losses increased 53% to $71.1 million, driven by increased operating losses and higher costs related to corporate and other activities, partially offset by interest income from Starwave and an increased tax benefit due to higher operating losses.

1997 vs. 1996

   In April 1997, Disney acquired a 42% equity interest, and a majority voting interest, in Starwave. The acquisition was accounted for as a purchase and the accounts of Starwave have been included in Disney's existing Internet business' combined financial statements from the date of acquisition, adjusted to reflect the minority interest attributable to non-Disney shareholders. The acquisition did not have a material impact on 1997 revenues, costs and expenses or operating results.

   Revenues increased 114% to $173.6 million, driven by growth in each business segment. Operating losses increased 206% to $63.3 million, driven by increased spending on development and growth of Internet operations, partially offset by improved Catalog results. In addition, consolidation of Starwave operations contributed to higher operating losses. Net losses increased 204% to $46.5 million, driven by increased operating losses and higher costs related to corporate and other activities, partially offset by increased tax benefits.

Catalog Operations

Nine Months Ended June 30, 1999 vs. 1998

   Revenues decreased 24% or $36.6 million to $116.6 million, largely due to the impact of relocating the Catalog's distribution center from Tennessee to South Carolina. As a result of capacity and system constraints resulting from the winding down of the old distribution center, management reduced catalog circulation during the 1998 holiday season to ensure quality of customer service during the key holiday period. Lower customer response rates and one less edition of the Catalog in the second quarter of 1999 also contributed to the decline in revenues.

   Operating losses increased 12% or $737,000 to $7.0 million, driven principally by lower revenues. The decrease in revenues was not fully offset by cost reductions due to fixed costs, which do not fluctuate significantly from period to period. Costs and expenses decreased 22% or $35.9 million.

   Costs and expenses consist of product costs reflected as cost of revenues, selling and marketing, other operating expenses and depreciation and amortization costs. Cost of revenues decreased due to reduced sales volume. Lower selling expenses, which consist primarily of catalog production, delivery, marketing and variable labor costs for customer service and order fulfillment, were driven by the reduced mailings and lower outbound shipping costs. However, such decreases were partially offset by higher expenses from inefficiencies relating to the relocation of distribution center, the transition to the new facility and the implementation of new business processes, systems and software applications. The relocation and related systems implementation has been completed as of June 1999.

1998 vs. 1997

   Revenues increased 31% or $45.2 million to $191.8 million, reflecting increased sales volume driven primarily by an increase in the number of catalogs circulated from 47 million to 64 million.

   Operating income decreased $28.5 million to a loss of $18.6 million, driven by increased product costs, selling and marketing expenses and certain non recurring expenses in connection with the relocation of the Catalog's distribution center, implementation of new fulfillment systems and processes and the closure of a retail outlet store. Costs and expenses increased 54% or $73.7 million.

   Cost of revenues increased, driven by higher sales volume, increased inventory liquidation efforts during 1998, and expansion of product development initiatives aimed at improving the quality and breadth of the Catalog's merchandise offerings. Selling expenses reflected higher catalog production costs, as a result of increased catalog circulation, and increased order fulfillment and marketing expenses. Order fulfillment expenses grew at a higher rate than revenues, as total orders exceeded optimal capacity, requiring unanticipated additions to personnel and warehouse space, resulting in operating inefficiencies. Other operating expenses also increased, driven by increased personnel and other infrastructure costs to support growth of the business. In addition, non-recurring expenses of $8.3 million were recorded in the fourth quarter of 1998 in connection with the closure and subsequent relocation of the Tennessee distribution center. 1998 results also reflected development costs associated with new management information and distribution systems and the closure of one retail outlet store.

1997 vs. 1996

   Revenues increased 94% or $71.1 million to $146.6 million, reflecting increased sales volume driven primarily by an increase in the number of catalogs circulated from 30 million to 47 million. The average number of pages per catalog was also increased and merchandise selection was expanded. In addition, three specialty catalogs, Pooh's Corner, The Walt Disney Gallery Catalog and Disney Kids, were introduced during the year.

   Operating income increased 20% by $1.7 million to $9.9 million, driven by increased revenues, partially offset by higher cost of revenues, selling and marketing expenses, and other opportunity costs. Costs and expenses increased 103% or $69.4 million.

   Higher cost of revenues was primarily driven by the increased sales volume and continued product development initiatives. Selling and marketing expenses increased as a result of higher catalog production, order fulfillment and marketing costs reflecting increased catalog circulation, increased distribution facility and fulfillment requirements and higher media spending on promotion. Other operating expense increases were driven by personnel additions to support growth of the business.

Internet Operations

Nine Months Ended June 30, 1999 vs. 1998

   Revenues increased 62% or $16.5 million to $43.2 million compared with pro forma 1998. Media revenues, which consist primarily of advertising on websites, licensing of site content and subscriptions from member-only sites that provide subscribers with exclusive content and games, increased 68% or $10.8 million. The media revenue increase reflected an increase in the number of advertising and site sponsorship agreements and higher subscription revenues driven by continued growth in the subscriber base of Disney's Club Blast. These increases were partially offset by lower content licensing revenues reflecting a shift in the business toward an advertising-based revenue model. Additionally, media revenues reflected increased website traffic and page views and the growth of the sites. Commerce and other revenues increased 52% or $5.7 million, driven primarily by continued growth in The DisneyStore.com merchandise sales and commissions on sales of travel packages and tickets for the Walt Disney World Resort and Disneyland. Increased commerce revenues reflect continued growth of merchandise assortments in the online store and growth in store traffic.

   On an as reported basis, revenues decreased 12% or $5.7 million to $43.2 million, reflecting the impact of the items described above as well as the change in the manner of accounting for Starwave and related businesses from the consolidation method to the equity method.

   Operating losses increased 4% or $1.4 million to $35.7 million compared with pro forma 1998, reflecting increased revenues, offset by higher costs and expenses. Costs and expenses, which consist primarily of cost of revenues, sales and marketing, other operating expenses and depreciation and amortization, increased 29% or $17.8 million.

   Costs of revenues, which consist primarily of employee compensation, third party development and engineering costs and hosting and delivery costs associated with the websites increased principally as a result of the continued development of entertainment and family websites, which were redesigned during 1999. Sales and marketing expenditures decreased reflecting higher marketing and promotional spending in 1998 to drive visitor traffic to establish brand identity. Other operating expense increases were driven by personnel additions to support the growth in the business and related infrastructure.

   As reported operating losses decreased 38% or $21.7 million to $35.7 million, reflecting the items described above as well as the change in the manner of accounting for Starwave and related businesses from the consolidation method to the equity method.

1998 vs. 1997

   Revenues increased 151% or $40.8 million to $67.8 million, driven by increased media and commerce and other revenues. Media revenues increased $30.8 million, reflecting growth in advertising, licensing and subscription businesses. The growth in advertising and licensing revenues was driven by increased site traffic and related page views and additional advertising and sponsorship agreements. Subscription revenues increased reflecting a full year of operations and growth of Disney's Club Blast, a subscription site for kids, and increased subscription activity on sports sites. Commerce and other revenues grew $10.0 million due to a full year of operations of The DisneyStore.com and increased website development activity with Disney affiliates. The DisneyStore.com, which was launched during November 1996, increased revenues as a result of expanded merchandise assortments, increased promotions and visitors.

   Operating losses increased by 12% or $8.8 million to $82.0 million, reflecting increased costs and expenses, partially offset by revenue growth. Costs and expenses increased 49% or $49.6 million. Cost of revenues increased, driven by enhancements of website features and functions and development of improved content. Higher sales and marketing costs reflected additional sales and marketing personnel and spending in connection with promotional initiatives to increase traffic to the websites. Other operating expenses increased primarily as a result of business growth. Depreciation and amortization increased as a result of increased capital spending on infrastructure, partially offset by decreased amortization of intangible assets. During May 1998, as part of Disney's Internet strategy, management committed to a plan to dispose of its interest in Starwave. Accordingly, Disney's existing Internet business accounted for Starwave as held for sale effective in the third quarter of 1998, and ceased depreciation and amortization of Starwave's assets in accordance with Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

1997 vs. 1996

   Revenues increased 395% or $21.5 million to $27.0 million, driven by increased media and commerce and other revenues. Media revenues grew 366% or $16.3 million, reflecting the initiation of advertising sales on Disney and family sites in 1997, subscription revenues on ESPN.com and the launch of Disney's Club Blast, a subscription site for kids. Commerce and other revenues increased fivefold to $5.2 million, driven by the launch of The DisneyStore.com in November 1996 and growth in website development activity with Disney affiliates.

   Operating losses increased by 153% or $44.3 million to $73.2 million, reflecting increased costs and expenses, partially offset by revenue growth. Costs and expenses increased 191% or $65.8 million, driven by start-up expenditures and development of new sites, improved content, new technology and increased expenses to drive customer traffic. Cost of revenues increased primarily due to development of new initiatives, specifically Disney's Club Blast and The DisneyStore.com, and the continued development of news and sports related websites. Sales and marketing costs increased as a result of additional sales and marketing personnel hired to support the sale of advertising and to develop new business, higher marketing expenditures to increase traffic and brand awareness of the entertainment and family websites and promotions for new websites launched during 1997. Other operating expenses reflected growth to support new initiatives. Depreciation and amortization increases were driven primarily by intangible assets resulting from the acquisition of a controlling interest in Starwave. Additionally, depreciation expense increased due to higher capital spending on infrastructure.

LIQUIDITY AND CAPITAL RESOURCES

   In the financial statements of the Disney Group and Disney's existing Internet business, whenever Disney's existing Internet business had a cash need, other than cash needs of its foreign operations or cash needs of its operations that are not wholly owned, that cash need was funded by Disney and accounted for as a capital contribution from the Disney Group (i.e., as an increase in Disney's existing Internet business' group equity and the Disney Group's retained interest in Disney's existing Internet business). Accordingly, no interest expense has been reflected in the combined financial statements of Disney's existing Internet business. Each of the Disney Group and Disney's existing Internet business is sometimes referred to herein as a "group."

   For the period from the July 12, 1999 announcement of the proposed Infoseek merger until the merger becomes effective, and for periods after the date on which go.com Common Stock is first issued, Disney may account for all cash transfers from the Disney Group or Disney's existing Internet business (before the merger) and go.com (after the merger) to or for the account of the other, other than transfers in return for assets or services rendered or transfers in respect of the Disney Group's retained interest that correspond to post-merger dividends paid on go.com Common Stock, as inter-group loans. These loans will bear interest at the rate at which Disney could borrow such funds. However, the board of directors has the discretion to determine that a given transfer or type of transfer should be accounted for as a long-term loan, a capital contribution increasing the Disney Group's retained interest in Disney's existing Internet business or go.com or a return of capital reducing the Disney Group's retained interest in Disney's existing Internet business or go.com.

   There are no specific criteria to determine when Disney will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-group short-term loan. However, advances from the Disney Group to Disney's existing Internet business (before the merger) or go.com (after the merger) up to $250.0 million on a cumulative basis shall be accounted for as short-term or long-term loans at interest rates at which Disney could borrow such funds and shall not be accounted for as capital contributions. Disney's board of directors would make determinations about the character of cash transfers in the exercise of its business judgment at the time of such transfer based upon all relevant circumstances.

   For a discussion about the terms on which Disney can borrow on a short-term basis, see Disney's "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition" included in Disney's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. There is no assurance, however, that go.com will continue to be able to obtain sufficient funding from Disney. For a discussion of the discretion of the board of directors regarding transfers of cash between the Disney Group and Disney's existing Internet business or go.com, see "Risk Factors--The Disney board of directors may change its management and allocation policies without stockholder approval to the detriment of a group."

   During 1999, cash used in operations decreased $13.3 million to $50.8 million, driven by an increase in net income and decreases in inventories related to Catalog operations, partially offset by increases in receivables.

   During 1999, Disney reached an agreement for the acquisition of Starwave by Infoseek through an exchange of shares, the purchase of additional shares of Infoseek common stock and warrants for additional Infoseek shares for $70.0 million and a $139.0 million note payable over five years bearing interest at 6.5% annually, with principal and interest payable in 20 quarterly installments beginning February 18, 1999.

   During 1999, Disney's existing Internet business received approximately $146.9 million from the Disney Group. As discussed above, all funding from the Disney Group was accounted for as capital contributions. During the nine months, Disney's existing Internet business made payments to Infoseek with respect to the warrant note payable totaling $13.9 million.

Other Matters

 Year 2000 Disclosure

   The Y2K Problem. Disney's existing Internet business put in place a Year 2000 ("Y2K") project team in January 1998 to minimize the risk of potential disruption from the "Year 2000 Problem." This problem is a result of computer programs having been written using two digits, rather than four, to define the applicable year. Any information technology ("IT") systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations and system failures. The problem also extends to many "non-IT" systems; that is, operating and control systems that rely on embedded chip systems, as well as "Internet" systems; those systems that process information going to and coming from the Internet. In addition, like every other business enterprise, Disney's existing Internet business is at risk from Y2K failures on the part of its major business counterparts, including suppliers, distributors, licensees, and manufacturers, as well as potential failures in public and private infrastructure services, including electricity, water, gas, transportation and communications.

   System failures resulting from the Y2K problem could adversely affect the operations and financial results of all of Disney's existing Internet businesses. Failures may affect systems available to Disney guests on the Internet, on-line security, internal operations such as web page maintenance or guest relations, as well as such routine but important operations as billing and collection. In addition, Disney's existing Internet business' units face more specific risks.

   For example, Y2K issues could adversely affect guest access to Disney's existing Internet business' Internet sites that include the Disney.com, Disney's Club Blast, The DisneyStore.com, ESPNStore.com, as well as a number of others. Lack of guest access to these sites would negatively impact online commerce, subscription and advertising revenues. Online commerce and advertising revenue could potentially be temporarily halted while any necessary system repairs are made.

   In addition to Disney's existing Internet business' wholly owned and developed Internet sites, Disney's existing Internet business is involved in several partially-owned joint ventures. Disney owns an approximate 42% interest in Infoseek, with which it has jointly developed group of a Internet products known as "The GO Network." Infoseek is responsible for the Y2K compliance of all of the portions of these products that it has developed. However, Disney's existing Internet business has a very strong interest in assuring the Y2K compliance of Infoseek systems, and accordingly, is monitoring Infoseek's Y2K efforts.

   In the online content area, Y2K failures could interfere with critical systems in such areas as publishing and production.

   Disney's existing Internet business' international operations could be impacted by the lack of Y2K readiness of outsourcing partners. In additional to revenue impact, failures in these operations could generate negative public relations and loss in product market share.

   Addressing the Problem. Disney's existing Internet business has applied the same six-phase approach as its parent company, Disney, to resolve Y2K issues that are reasonably within its control. There is a project team in place devoted full-time to Disney's existing Internet business' Y2K efforts.

   All Y2K efforts are being reported to a senior level task force chaired by Disney Company's Chief Information Officer ("CIO"). The CIO reports periodically to the Audit Review Committee of the Board of Directors with respect to Disney's Y2K efforts. The CIO reports on the progress of Disney's existing Internet business as part of the review.

   Disney's existing Internet business' approach to and the anticipated timing of each phase are described below.

   Phase 1--Inventory. The first phase entails an inventory of all hardware and software (including business and operational applications, operating systems, Internet systems and third-party products), that may be at risk, and identification of key third-party businesses whose Y2K failures might most significantly impact Disney's existing Internet business. These inventories have all been completed.

   Phase 2--Assessment. Once each at-risk system was identified, the Y2K project team assessed how critical each system was to Disney's existing Internet business' operations and the potential impact of failure, in order to establish priorities for repair or replacement. Systems are classified as "critical," "important" or "non-critical." A "critical" system is one that, if not operational, would cause the shutdown of all or a portion of a business unit within two weeks, while an "important" system is one that would cause such a shutdown within two months. Third-party business partners were also identified and classified as "critical," "important" or "other." The assessment process has been completed for all IT, non-IT, and Internet systems as well as key third-party business partners, and resulted in approximately 800 business systems that are "critical" to continued functioning and more than 300 that are either "important" or are otherwise being monitored. In addition, approximately 75 business partners were identified as "critical" and over 100 were identified as being "important." For those external systems where Disney supplies programming content but a third party performs all operational functions, the assessment process has also been completed.

   Phase 3--Strategy. This phase involves the development of appropriate remedial strategies for IT, non-IT, and Internet systems. These strategies may include repairing, testing and certifying, replacing or abandoning particular systems (as discussed under Phases 4 and 5 below). Selection of appropriate strategies is based upon such factors as the assessments made in Phase 2, the type of system, the availability of a Y2K-compliant replacement and cost. The strategy phase has been completed for all IT systems. For Internet and non-IT systems, strategy development is continuing and is expected to be complete by September 30, 1999. A strategy for addressing non-IT systems in office buildings, developed in concert with building managers and systems vendors, has been completed.

   Phase 4--Remediation. The remediation phase involves creating detailed project plans, marshalling necessary resources and executing the strategies chosen. For IT systems, this phase is approximately 90% complete for critical and important systems and is expected to be completed by August 30, 1999. Corrections are expected to be complete by December 31, 1999 for non-critical systems. For Internet systems, as well as non-IT systems, this phase is approximately 75% complete and is expected to be completed by September 30, 1999.

   Phase 5--Testing and Certification. This phase includes establishing a test environment, performing systems testing, with third parties, where necessary, and certifying the results. The certification process entails having functional experts review test results, computer screens and printouts against pre-established criteria to ensure system compliance. Disney's existing Internet business expects all critical and important IT, non-IT and Internet systems to be certified by October 31, 1999.

   Disney's existing Internet business has initiated written and telephonic communications with key third-party businesses, as well as public and private providers of infrastructure services, to ascertain and evaluate their efforts in addressing Y2K compliance. It is anticipated that the majority of testing and certification with these entities will be completed by September 30, 1999.

   Phase 6--Contingency Planning. This phase involves addressing any remaining open issues expected in 1999 and early 2000. As a precautionary measure, Disney's existing Internet business is currently developing contingency plans for all systems and key businesses that are not expected to be Y2K compliant by September 1999. A variety of automated as well as manual fallback plans are under consideration. For example, the system that handles online ordering of Disney Group Theme Park passes, will be replaced, but likely not before the end of 1999. If this system should fail, guests will be directed to call an 800 number, print out an on line form ready for mailing, or visit one of the Disney Stores to purchase passes. For each of the key businesses, action plans will be developed. Disney's existing Internet business will have all of these plans completed by December 31, 1999.

   Costs. As of June 30, 1999, Disney's existing Internet business has incurred costs of approximately $535,000 related to its Y2K project, all of which has been expensed. The estimated additional costs to complete the project are currently expected to be approximately $260,000, all of which is expected to be expensed. The majority of these costs have been incremental, although a small portion reflect redeployment of internal resources from other activities. Disney's existing Internet business expects that these redeployments will not have a material adverse effect on other ongoing business operations of Disney's existing Internet business, although it is possible that certain maintenance and upgrading processes will be delayed as a result of the priority being given to Y2K remediation. All of the costs of the Y2K project are being borne out of Disney's existing Internet business' operating cash flow.

   Based upon its efforts to date, Disney's existing Internet business believes that its IT, non-IT and Internet systems, including all critical and important systems, will remain up and running after January 1, 2000. Accordingly, Disney's existing Internet business does not currently anticipate that internal system failures will result in any material adverse effect to its operations or financial condition. During 1999, Disney's existing Internet business will also continue and expand its effort to ensure that key third-party businesses and public and private providers of infrastructure services, such as utilities, communications services and transportation, will also be prepared for the year 2000, and to develop contingency plans to address any failures on their part to become Y2K compliant. At this time, Disney's existing Internet business believes that the most likely "worst-case" scenario involves potential disruptions in areas in which Disney's existing Internet business' operations must rely on such third parties whose systems may not work properly after January 1, 2000. This would most likely result in intermittent disruptions in access to Disney's existing Internet business' websites. In addition, Disney's existing Internet business' international operations may be adversely affected by failures of key businesses in other parts of the world to take adequate steps to address the Y2K problem. While such failures could affect revenue and important operations of Disney's existing Internet business, either directly or indirectly, in a significant manner, Disney's existing Internet business cannot at present estimate either the likelihood or the potential cost of such failures.

   The nature and focus of Disney's existing Internet business' efforts to address the Year 2000 problem may be revised periodically as interim goals are achieved or new issues are identified. In addition, it is important to note that the description of Disney's existing Internet business' efforts necessarily involves estimates and projections with respect to activities required in the future. These estimates and projections are subject to change as work continues, and such changes may be substantial.

                                    ANNEX K

                     Information About Infoseek Corporation

                                                                           Page
                                                                           ----
Description of the Business of Infoseek................................... K-1
Properties................................................................ K-13
Legal Proceedings......................................................... K-14
Introductory Note to Financial Statements and Supplemental Data........... K-16
Infoseek Condensed Consolidated Unaudited Interim Financial Statements
  Condensed Consolidated Unaudited Balance Sheet.......................... K-17
  Condensed Consolidated Unaudited Interim Statements of Operations....... K-18
  Condensed Consolidated Unaudited Interim Statements of Cash Flows....... K-19
  Notes to Condensed Consolidated Unaudited Interim Financial Statements.. K-20
Infoseek Consolidated Financial Statements
  Report of Ernst & Young LLP, Independent Auditors....................... K-31
  Consolidated Balance Sheets............................................. K-32
  Consolidated Statements of Operations................................... K-33
  Consolidated Statements of Cash Flows................................... K-34
  Consolidated Statements of Shareholders' Equity......................... K-36
  Notes to Consolidated Financial Statements.............................. K-37
Starwave Consolidated Financial Statements
  Report of PricewaterhouseCoopers LLP.................................... K-56
  Report of KPMG LLP...................................................... K-57
  Consolidated Balance Sheets as of October 4, 1998, September 28, 1997
   and December 31, 1996.................................................. K-58
  Consolidated Statements of Operations for the Year Ended October 4,
   1998, Nine-Months Ended September 28, 1997 and Year Ended December 31,
   1996................................................................... K-59
  Consolidated Statements of Changes in Shareholders' Equity (Deficit) for
   the Year Ended October 4, 1998, Nine Months Ended September 28, 1997
   and the Year Ended December 31, 1996................................... K-60
  Consolidated Statements of Cash Flows for the Year Ended October 4,
   1998, Nine-Months Ended September 28, 1997 and Year Ended December 31,
   1996................................................................... K-61
  Notes to Consolidated Financial Statements.............................. K-62
ABC News/Starwave Partners Financial Statements
  Report of PricewaterhouseCoopers LLP.................................... K-74
  Balance Sheet as of July 3, 1999, October 4, 1998 and September 28,
   1997................................................................... K-75
  Statement of Operations for the Year Ended October 4, 1998, the Period
   from April 1, 1997 (Inception) to September 28, 1997, and the Nine
   Months Ended July 3, 1999 and June 28, 1998............................ K-76
  Statement of Changes in Partners' Equity for the Year Ended October 4,
   1998, the Period from April 1, 1997 (Inception) to September 28, 1997, and the Nine Months Ended July 3, 1999................................. K-77
  Statement of Cash Flows for the Year Ended October 4, 1998, the Period
   from April 1, 1997 (Inception) to September 28, 1997, and the Nine
   Months Ended July 3, 1999 and
   June 28, 1998.......................................................... K-78
  Notes to Financial Statements........................................... K-79

                                                                          Page
                                                                          -----
ESPN/Starwave Partners Financial Statements
  Report of PricewaterhouseCoopers LLP...................................  K-83
  Balance Sheet as of July 3, 1999, October 4, 1998 and September 28,
   1997..................................................................  K-84
  Statement of Operations for the Year Ended October 4, 1998, the Period
   from April 1, 1997 (Inception) to September 28, 1997, and the Nine
   Months Ended July 3, 1999 and June 28, 1998...........................  K-85
  Statement of Changes in Partners' Equity for the Year Ended October 4,
   1998, the Period from April 1, 1997 (Inception) to September 28, 1997, and the Nine Months Ended July 3, 1999 (unaudited)....................  K-86
  Statement of Cash Flows for the Year Ended October 4, 1998, the Period
   from April 1, 1997 (Inception) to September 28, 1997, and the Nine
   Months Ended July 3, 1999 and
   June 28, 1998 ........................................................  K-87
  Notes to Financial Statements..........................................  K-88
Infoseek Unaudited Pro Forma Combined Condensed Financial Statement
  Unaudited Pro Forma Combined Condensed Statement of Operations for the
   Nine Months Ended October 3, 1998.....................................  K-94
  Notes to Unaudited Pro Forma Combined Condensed Financial Statement....  K-95
Infoseek Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................... K-100

                    Description of the Business of Infoseek

   Infoseek is a leading provider of Internet services and software products. Infoseek produces GO Network (home page: GO.com), a comprehensive Internet gateway that combines branded content from media leaders, search and navigation with directories of relevant information sources and content sites, community applications for communicating shared interests such as chat and message boards, and which facilitates the purchase of related goods and services. Infoseek is able to segment users by interest area, providing advertisers with focused and targeted audiences. GO Network includes Infoseek Search, Infoseek's advanced Internet search and directory technology. Additionally, Infoseek produces other leading Internet sites, including ABCNEWS.com and ESPN.com in partnership with Disney affiliates. Infoseek also sells Ultraseek Server, a leading Internet and intranet software search product. Infoseek's products and services use the World Wide Web to empower users to make their lives easier.

Background

   Infoseek was incorporated in August 1993 in California to develop products and services that enable users of all experience levels to find and use content and information on the Internet. From 1995 through January 1999, Infoseek's principal product was the Infoseek Service (then located at www.infoseek.com), which contained earlier versions of Infoseek Search. In October 1997, Infoseek enhanced the Infoseek Service and added easy to navigate "channels" (now called "centers" and numbering 18) that integrated search results with relevant information, services, products, and communities on the Internet. Infoseek also began marketing the Ultraseek Server software product in March 1997.

   In April 1998, Infoseek acquired WebChat Communications, Inc., a developer of chat and home page applications. The technology from WebChat was used to enhance the Infoseek Service and later GO Network.

   On November 18, 1998, Infoseek acquired Starwave Corporation from Disney, reincorporated into Delaware and entered into various agreements regarding a significant strategic relationship with Disney relating to the development and commercialization of GO Network. See "--Relationship with Disney."

   In January 1999, Infoseek launched GO Network, which contains unique content, features and graphics and an enhanced version of the Infoseek Service, which was similar to GO Network. All traffic from infoseek.com was, over time, routed to the GO Network home page at go.com.

   Also, in January 1999, Infoseek acquired Quando, Inc., a creator of constantly-updated directories of information obtained from the Internet, including shopping guides, event guides, contact directories, and website rating guides. Infoseek had previously purchased services from Quando. Quando's technology enhances the information on GO Network.

GO Network

   Infoseek launched the premier version of GO Network in January 1999. GO Network is an Internet portal site that combines the enhanced version of the Infoseek Service with the content of ABC.com, ABCNews.com, ESPN.com, Disney and others. GO Network is a destination site for users seeking quality media content from some of the most popular Internet sites and also provides easy access to information throughout the Internet.

   GO Network offers users six principal means of obtaining information--the GO Network home page, centers, Infoseek Search, Web page directories, communities and commerce--from which users can launch specific queries, browse or access relevant content. For example, a user who is interested in professional baseball can obtain the latest scores, standings and analyses, search for websites on a favorite player, talk with other baseball fans in a chat room, order books and videos on baseball from an Infoseek partner, review and search news headlines for stories on player contract negotiations, and access other baseball-related information and activities.

   In addition, GO Network also provides direct access to key GO Network affiliate sites such as ESPN.com, ABCNews.com and Mr. Showbiz.com, which are produced through joint venture partnerships between Infoseek and Disney affiliates.

   GO Network was designed to meet three key needs of Internet users in accessing Internet content and contains several unique features to meet these needs:

  . Simplicity: The features of GO Network allow users easy access to information content and commonly used key tasks. Through universal navigation, users can access information across GO Network quickly and easily. In addition, GO Network offers universal registration, which allows users to register one time for most services on GO Network.

  . Control: GO Network incorporates several features that allow users to control navigation on the site through the use of "Follow-Me Tabs," personalization and a filter designed to limit adult and other unwanted content from search results called GOguardian.

  . Confidence: Through GO Network partners and the features of GO Network, users have access to established media content and Internet brands like ABCNEWS.com, ESPN.com, Disney and Infoseek.

   GO Network is also focused on building Internet communities by offering several services that allow users to communicate with each other and conduct commerce over the Internet.

GO Network Content

 Home Page

   The home page of GO Network can be customized by the user and offers constantly updated news headlines, weather, stock market information, sports scores and horoscopes. The GO Network home page also offers links to commonly used services like phone and email directories, maps, weather, and stock quotes.

 Centers

   GO Network offers users 18 "centers" which are organized topically much like sections of a newspaper. Current centers are Autos, Broadcast, Careers, Computing, Entertainment, Family, Food and Drink, Games, Health, Kids, Money, News, Real Estate, Shopping, Small Business, Sports, Travel and Women.

   Each center includes access to subtopics, unique information, Web search and directory through Infoseek Search, news headlines and stories, chat, transaction opportunities and classified advertisements. In partnership with Disney, the GO Network Sports, News, Entertainment, Family and Kids centers now include content from ABC.com, ABCNews.com, Mr. Showbiz, Disney Online, Family.com, ESPN.com and other partner sites. This established branded content provides both a superior experience to users and builds users' confidence in GO Network.

 Infoseek Search

   GO Network includes Infoseek Search, a leading query-based search service. Infoseek Search allows the user to launch query-based searches of the Web, USENET News and other premium content databases, including news and company collections. To perform a search, a user types a query (words, phrases or full text) in the search box from anywhere on GO Network and is then presented a highly specific response from a search of the entire database, limited by GOguardian when enabled. Infoseek Search includes Extra Search Precision, which is designed to improve the quality of search results by delivering the most relevant results on the Internet. Infoseek Search also includes a function that allows users to control the specificity of their search and utilizes sophisticated techniques to allow users to obtain specific results for case sensitive, numerical or singular letter aspects of certain queries, such as "49ers" or "Vitamin C."

 Web Page Directory

   In addition to search, GO Network also includes a hierarchical listing of Web pages that have been selected, abstracted, and reviewed and organized by category, which can be accessed by conducting an Infoseek Search on the GO Network home pages or by selecting the "Web Sites" Follow-Me Tab in a center. Users receive a list of relevant Internet sites for areas of interest. For example, under Sports, the user can proceed from "Baseball" to "Major League Baseball" to "Players," and finally, to "Ken Griffey Jr." The directory assists the user by providing abstracts of each directory entry. At July 3, 1999, Infoseek's directory included approximately 1,000,000 websites.

 Communities

   To enrich users' experiences, GO Network allows users to interact with users with similar interests. Users who wish to interact with each other may take advantage of various free services on GO Network including:

  .  chat rooms and message boards,

  .  personalized home pages, and

  .  transaction based web sites.

 Commerce

   The shopping center on GO Network currently provides users with tools to find what they are looking for from hundreds of online sources and to compare features, price and store policies on the items they wish to buy.

 Information Sources

   GO Network offers users access to information feeds from a variety of well-known Internet sources and third party content sources. These arrangements provide users with high quality, up-to-date information whether a user is navigating via search, centers or directory. For example, news that is relevant to the user's query is made available as part of a search result. In addition, the News center offers users the latest business, world, political, and technology news from ABCNews.com and is supported by feeds from a variety of data sources such as Reuters, Business Wire, Hoover's, PR Newswire and USENET news groups. The Sports center also offers users sport news and scores from ESPN.com.

Features of GO Network

 Universal Navigation

   GO Network features common graphics and presentation, which allow users to quickly move among information and services. In addition, a universal GO Network navigation bar appears on all of the branded partner sites in GO Network, which allows users to easily move between the GO Network home page, Infoseek Search, and the GO Network centers by simply clicking on the labeled links. For example, a user on the ESPN.com website can, at any time, go directly to the News center to review and search recent headlines by simply selecting "News" at the top of the screen.

 Follow-Me Tabs

   GO Network employs an innovative tab-based navigation scheme that allows the user to navigate through different services, yet still remain in the context of their chosen subject. For example, when users visit the Sports center to find information about the San Francisco Forty Niners, they can find a comprehensive list of related websites, or click on the "Communities" tab to find a Forty Niners chat group.

 Universal Registration

   GO Network has a single, simple registration process allowing users the advantage of registering once anywhere on GO Network. Once registered, users are registered on all GO Network services, other than those provided by content partners, and have immediate ability to customize content and services throughout GO Network.

 Universal Personalization

   Once a user is registered, GO Network builds a personal profile for each user. As users choose to share more information about what they need and want and use GO Network premium services, GO Network customizes content to assist users in locating information more quickly. For example, once users enter their zip codes to obtain local weather, GO Network retains this information to customize other local services the customer may request in the future, such as TV listings, restaurant guides and local events.

 GOguardian and Security

   In order to allow users to block inappropriate and unwanted adult content, GO Network offers an optional screening technology called GOguardian. This technology is designed to limit Internet search results for minors to appropriate material. In addition, GO Network has developed clear policies for the registration of minors, automatically notifies parents or guardians when minors register, and provides clear warnings when adult material is about to be displayed.

   GO Network also maintains stringent privacy and access policies, uses aggressive efforts to filter unsolicited e-mail, commonly called "spam," offers clear registration guidelines for children and notifies parents regarding minors' website use.

The ESPN and ABCNews Joint Ventures

   Infoseek, as part of its relationship with Disney, also produces broad consumer appeal Internet services in specific content areas. Through the Joint Ventures that Infoseek maintains, through its subsidiary, Starwave, with affiliates of Disney and ESPN, Infoseek produces prominent sports, news and entertainment Internet services, both as part of GO Network and at separate website addresses. In conducting these activities, the Joint Ventures seek to:

  . provide comprehensive, entertaining programming that is constantly updated,

  . leverage their association with high-profile brands, including ESPN, ABC, the NBA, the NFL and NASCAR,

  . utilize and develop leading-edge technology that offers consumers advanced and entertaining services, and provide an attractive platform for mainstream, consumer-oriented advertisers.

   The Joint Ventures also generate merchandising revenue through online sales and transactions within ESPN.com and within NBA.com.

   The Joint Ventures derive their content from their staffs, partners, licensees, news services and freelance writers and commentators. The Joint Ventures add additional value by converting this content into interactive programming.

 ESPN Joint Venture

   The ESPN Joint Venture's flagship service is ESPN.com, which provides unique sports-related content. Content from ESPN.com is available in the GO Sports center and ESPN.com is a part of GO Network. The ESPN Joint Venture also produces other sports services, including NBA.com, NFL.com, and NASCAR Online.

 ABC News Joint Venture

   The ABC News Joint Venture's flagship service is ABCNews.com, which provides a broad variety of news and information, including world, national, entertainment, health, technology and business news and information. The ABC News Joint Venture's other wholly owned services include Mr. Showbiz, which provides entertainment news, Wall of Sound, which provides music news, and Moneyscope, an ABCNews web service that provides financial information. Content from ABCNews.com is available in the GO News center, and ABCNews.com and Mr. Showbiz are part of GO Network.

 Joint Venture Agreements

   As amended following Infoseek's acquisition of Starwave, the Joint Ventures currently have terms of ten years from November 18, 1998 and are mutually exclusive with regard to United States and Canadian based online sports and general news services, respectively. Required funding and profits/losses under the Joint Ventures are split 60/40 between the Starwave and Disney entities in loss years and 50/50 in years in which the respective Joint Ventures achieve net income. Under the Joint Ventures:

  . Infoseek provides a variety of services, including hosting, technology development, usage tracking, infrastructure, production support, software tools and engines.

  . ESPN provides access to ESPN television and radio creative and editorial content, advertising and promotion on ESPN cable television and radio networks and access to the "ESPN" brand, properties and personalities.

  . Disney provides access to ABC News creative and editorial content, advertising and promotion on ABC News programs, and access to the "ABC News" brand, properties and personalities.

  . Each of the Joint Ventures is accounted for under the equity method, since neither Infoseek nor Starwave has majority voting interest.

 Representation Agreements

   In connection with the acquisition of Starwave and its interest in the Joint Ventures, Infoseek, through its subsidiary, Starwave, has agreed to act as a representative of the Joint Ventures for the sale of advertising and related services for the Joint Ventures.

   Under representation agreements by and among Infoseek, Starwave and each of the Joint Ventures entered into in conjunction with the acquisition of Starwave, Starwave is engaged by the Joint Ventures on an exclusive basis in the sale of advertising and other items as designated or approved by the Joint Ventures and to provide additional services, if any, as the Joint Ventures may request. Activities with respect to the sale of advertising on the Internet and other related items include the negotiation, execution, renewal, amendment, modification or termination of advertising and other related contracts. Starwave guarantees to the Joint Ventures a minimum quarterly payment equal to the number of projected page views, multiplied by 80%, multiplied by a minimum revenue rate. The minimum revenue rate is based on the average advertising revenue rate per page view of publicly traded Internet companies involved in activities comparable to those of the Joint Ventures. If a mutually agreeable rate cannot be determined, then the rate will be based on the Joint Ventures' 12 month trailing average. Starwave is also obligated to pay the Joint Ventures for actual revenues billed to third parties for services less Starwave's actual and reasonably allocated costs of providing the services, plus a profit margin of 5% of costs should these actual revenues be greater than the guaranteed minimum payment.

   Starwave recognizes revenue on the sale of advertising and other related items of the Joint Ventures due to its obligations under the representation agreements. Starwave bears the risk of loss if it fails to bill and collect amounts sufficient to cover its contractual guaranteed minimum payments. Each of the Joint Ventures is accounted for under the equity method since neither Infoseek nor Starwave has a majority voting interest.

   The ESPN Joint Venture has introduced subscription services on ESPN.com, including a premium subscription, which provides enhanced coverage, special editorial features, in-depth statistics and graphical analysis and access to additional multimedia content, as well as a one-time subscription, which provides access to fantasy games such as Fantasy Baseball and Fantasy Football. These are included in the services provided under the representation agreement with the ESPN Joint Venture.

Ultraseek Server and Software Products

   In March 1997, Infoseek introduced Ultraseek Server, a search software product targeted at the corporate market. Designed as an easy-to-install, simple-to-manage spider and search engine, the product utilizes the core technology developed for Infoseek Search, such as natural language searching, relevance ranking and automated revisiting of directory information.

   Ultraseek Server also features an intuitive interface, support for alternate document formats such as Microsoft Office or Adobe PDF, and robust error recovery. Ultraseek Server is therefore a solution for corporate webmasters that enables the creation of a search capability on one site or across a network with thousands of hosts, that is quick to implement and is manageable with limited resources. In November 1998, Infoseek released its Content Classification Engine (Ultraseek Server CCE), an automated tool for organizing content into categorized topics.

   Infoseek views the Ultraseek Server product as a horizontal application, with a strong fit across many industries. Since 1997, Infoseek has licensed Ultraseek Server software to over 1,000 customers, including industry leaders in publishing, technology, manufacturing, communications, government, finance, consumer products and education. Among the many licensees of Ultraseek Server are: Sun Microsystems, Inc., Hewlett-Packard, Morgan Stanley Dean Witter, the United States Department of Transportation, the New York Stock Exchange, Sony Corporation, and Stanford University. Infoseek has also been selected as the intranet and public site search application utilized by CERN, the European Particle Physics Lab and creator of the World Wide Web. During the nine months ended October 3, 1998, approximately 11% of Infoseek's total revenues related to the sale of its Ultraseek software licenses and support.

   Ultraseek Server products are distributed directly over the Internet and through value-added-resellers who provide installation and customization services. The products are licensed, with the price depending on the number of items in the database.

Customer Support and Software Upgrades

   Infoseek provides telephone user support for its products and services, including GO Network, and its software products. Support for GO Network is provided at no cost to users. For Ultraseek Server, users can pay a maintenance fee which provides support services and upgrades of new releases.

Advertising Services and Products

   Infoseek derives a substantial majority of its revenues from the sale of advertisements. Infoseek is focused on providing its advertisers with high volume and targeted access to interested audiences and potential buyers. These advertisements appear on GO Network, when a viewer enters the services, accesses a center, receives search results from Infoseek Search or browses through the website directory. Infoseek also sells advertising for the Joint Ventures' services, consisting primarily of "banner" advertisements which appear throughout the services at different times, pursuant to the representation agreements, and shares revenues from the Joint Ventures with its partners in the Joint Ventures.

   Advertising revenues on the Infoseek Service, without giving effect to the acquisition of Starwave, represented 89%, 94%, 94% and 99% of Infoseek's total revenues for the nine months ended October 3, 1998, the nine months ended September 30, 1997 and the years ended December 31, 1997 and 1996, respectively. Prior to its acquisition by Infoseek, a substantial portion of Starwave's revenues were derived from web hosting services and from the Joint Ventures.

   Infoseek believes that it has been able to achieve its advertising revenues to date primarily through its direct sales force and through the products it offers advertisers. Infoseek also believes that its success in obtaining advertising revenue is primarily the result of, and highly dependent on, high consumer traffic, favorable demographics and innovative marketing approaches.

 Advertising Products and Pricing

   Infoseek derives its revenue from several advertising options that may be purchased individually or in packages-run of site rotations, directory and center rotations, keyword rotations, cross service sponsorships, center sponsorships and Ultramatch targeting. These options may contain hypertext links to the advertiser's home page. Infoseek sells advertisements for placement on GO Network, as well as on the Joint Ventures sites.

 Rotations

  . Run of Site: Run of site rotations are advertisements that rotate on a random basis throughout GO Network, appealing to advertisers seeking to establish brand recognition across a broad reach of users. Run of site advertisements are typically sold in blocks of one thousand impressions to be generated over a four week period. Infoseek's current cost per one thousand impressions, known as "CPM," for run of site rotations ranges from $14 to $29 depending upon the number of impressions purchased.

  . Directory and Center: Directory and center rotations are advertisements that appear when a user of GO Network browses through directory and center topic pages. Directory and center rotations allow advertisers to target an audience with a specific area of interest. Like run of site rotations, directory and center rotations are sold in blocks of impressions over a four week period. Because of the greater selectivity of the audience, Infoseek's current CPM for directory and center rotations ranges from $30 to $60.

  . Keyword: Keyword rotations are advertisements that are displayed when an Infoseek Search contains a particular keyword selected by the advertiser. This option offers the advertiser a highly targeted, self-selected audience. Through its proprietary advertising management system, Infoseek tracks every word that is queried by Infoseek Search users. Through this tracking, Infoseek has identified keywords that are most frequently queried by Infoseek viewers and requested by advertisers. Infoseek's current four week rate card CPM for a keyword is $55 to $60.

 Center and Cross-Service Sponsors and Partners

   The introduction of the "channels" on the Infoseek Service in October 1997, and the expansion of the channels to the current 18 centers on GO Network, in addition to providing a better viewer experience, allows Infoseek to better segment target audiences for advertisers and sponsors. In addition, Infoseek has been able to supplement its banner advertising business with media-based revenues from sponsorship of its channels, centers and sub-centers.

   Sponsors and content providers featured on centers include, but are not limited to, the following:

     Centers        Sponsors and Content Providers
     Autos          Cars.com, CarSmart
     Careers        CareerPath
     Computing      ZDNet
     Entertainment  DVD Express
     Family         Petsmart
     Health         drkoop.com
     Money          Business Wire, CNet, Motley Fool, PR Newswire, Red Herring,
                    Reuters
     News           Reuters
     Real Estate    realtor.com, SpringStreet
     Travel         Travelocity
     Cross-Service
     Borders Online
     MBNA

 Ultramatch Targeting

   Infoseek currently sells Ultramatch, an advertising management report derived from technology which creates a viewer profile based on real, observed viewer behavior, including user registration information. With this information, Infoseek can offer precise, targeted advertising based on searching behavior. Infoseek and its advertisers have found that this technology significantly increases the frequency with which viewers of an advertisement choose to link to the advertisers' site. This targeted advertising approach allows Infoseek to differentiate its advertising services from other Internet media. Infoseek's current CPM for this targeting ranges from $70 to $75, and the cost for an Ultramatch behavioral report is $1,000.

 Advertisers

   During the nine months ended October 3, 1998, over 500 advertisers placed advertisements on the Infoseek Service. No one advertiser accounted for more than 10% of Infoseek's revenues for the nine months ended October 3, 1998. Many of Infoseek's contracts with advertisers have terms of three months or less.

 Sales Force

   As of October 3, 1998, Infoseek's advertising sales staff consisted of 54 professionals located in Atlanta, Chicago, Los Angeles, New York, San Francisco and Sunnyvale. Infoseek believes that having an internal direct sales force allows it to better understand and meet advertisers' needs, increase its access to potential advertisers and maintain strong relationships with its existing base of advertising clients.

 International Operations

   Infoseek offers its search and directory services internationally through partnerships with local providers of directory and editorial content in France, Italy, Japan, Mexico, Sweden and the United Kingdom. Infoseek's search and directory services are also available in Spanish, Portuguese, Danish, and Dutch. In November 1998, Infoseek announced a joint venture agreement with Deutsche Telecom, Axel Springer Verlag, and Verlagsgruppe Georg von Holtzbrinck to launch Infoseek Germany. Infoseek Germany was launched in the spring of 1999 and provides localized search, navigation, and content services in Germany. In June 1999 Infoseek acquired assets from Digital Garage, its Japanese distribution partner, and currently operates its Japanese operations out of a subsidiary in Japan. In addition, Infoseek's United States sales force sells advertisements on Infoseek's foreign sites to United States advertisers who want to reach a global audience. During 1996 and 1997 and the nine months ending October 3, 1998, less than 10% of Infoseek's traffic was derived from international sources and less than 10% of Infoseek's revenues were derived from sales of advertising to international users.

   Finally, Infoseek, through Starwave, provides limited hosting services and licenses some of its proprietary software to Disney.

Technology

 Core Search Engine Technology

   Infoseek Search is based on Ultraseek, an enhanced technology that provides users enhanced levels of accuracy, currency, comprehensiveness and speed. Infoseek Search includes built-in intelligence with features such as phrase, capitalization and proper name recognition. Infoseek's highly-rated search engine seeks to deliver accurate results, which are characterized by the level of precision and the level of recall. In addition, due to the dynamic nature of the Internet, the retrieval of up-to-date information has become another key factor for the evaluation of Internet search services. To bring current information to the viewer, Infoseek has developed technology to regularly update its entire database of Web pages. This enables the Infoseek services to deliver accurate, relevant and up-to-date search results. To facilitate the ease of use of the service, Infoseek Search includes a sophisticated technology to interpret "natural language" queries. Infoseek also uses a proprietary Web spider which works to enhance the performance of the search engine. A Web spider is software that identifies and catalogs pages on the Web. This catalog, when indexed with text retrieval software such as Infoseek's search engine, can be quickly accessed by keyword or phrase. Together, the search engine technology and the Web spider technology are used to index Web pages, the directory and other sources of content. Infoseek is continually developing its core search engine technology, including the Extra Search Precision technology and advanced search features described above.

 Advertising Management

   Infoseek has developed certain proprietary systems for the placement of advertisements with targeted audiences on the Infoseek services. Infoseek's advertising management systems are capable of presenting, in real-time, advertising that corresponds to a user's inquiry. If certain keywords have been purchased by more than one advertiser, the system automatically determines which advertisement is displayed based upon the number of impressions under contract and delivered to date. As part of Infoseek's proprietary advertising management system, Infoseek also maintains a database that tracks the number of searches of each word queried by Infoseek's users, the number of browses through each directory category and the number of impressions of each advertisement. This system assists Infoseek in estimating the number of expected impressions of specific advertisement options marketed by Infoseek or otherwise sought by advertisers.

   In order to address increasing advertising volume, Infoseek customized and enhanced Starwave's advertising management systems which were previously used for managing advertising for the Joint Venture websites. To the extent that Infoseek encounters material difficulties in utilizing these systems, Infoseek will need to devote additional resources to enhance its current systems. Any extended failure of, or material difficulties encountered in connection with, Infoseek's advertising management systems may expose Infoseek to "make good" obligations with its advertising customers. These "make good" obligations, by displacing advertising revenue, among other consequences, would reduce revenue and would harm Infoseek's business, results of operations and prospects.

 Website Production Technology

   Infoseek, through Starwave, has internally developed technologies that facilitate authoring capabilities for text, audio, graphics and video that enhance the speed and interactivity of its services, as well as technology designed to enable consumers to make secure purchases using credit cards over the Internet.

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Marketing and Distribution

 Marketing

   Infoseek builds brand awareness for its services through an integrated plan utilizing online and traditional media, public relations and promotions. Infoseek also cross-promotes with content providers through advertising swaps both in online media and traditional print and broadcast media. The Joint Ventures also build brand awareness through their relationships with partners with strong brands, including the NFL, the NBA and NASCAR.

 Promotion

   Under an agreement with Disney affiliate ABC, ABC has agreed to provide, and Infoseek has agreed to purchase, $165 million in promotional support and activities relating to GO Network over five years. As part of such promotion, Disney agreed to co-brand all ABCNews.com and ESPN.com owned non-traditional media promotion with promotions for GO Network. ABC and ESPN broadcasts promote ABCNEWS.com, ABC.com, ESPN.com and GO Network.

 Distribution

   Infoseek seeks to form relationships that maximize audience reach and create alternate distribution centers to Infoseek's services. Infoseek has a relationship with Microsoft, which distributes to its customers browser software with a built-in "Internet search" feature which is used to navigate the Web. Infoseek depends on these agreements for a portion of its traffic, and traffic affects advertising revenue. Infoseek also has distribution relationships with various Internet service providers and content providers such as WebTV and Yahoo. Infoseek Search and centers are listed by each of these companies as a navigational service available to their users. The terms of these relationships vary widely, both in the prominence given to GO Network relative to other alternatives and the compensation paid by Infoseek for advertising.

Research and Development

   Infoseek believes that its future success will depend on its ability to enhance its existing products and to develop and introduce new products related to Infoseek's Internet services and Ultraseek Server software products. As of October 3, 1998, Infoseek had 84 full time employees engaged in research and development for existing and potential new services and products. Infoseek's research and development expenses for the nine months ended October 3, 1998 and September 30, 1997 and for the years ended December 31, 1997 and 1996 were $7,432,000, $5,879,000, $7,900,000 and $4,550,000, respectively. Infoseek plans to continue to increase its research and development expenses and staffing levels.

Competition

   The market for Internet and intranet products and services is very competitive. Infoseek expects the market to become more competitive. Because the market for search and portal services is new and developing, Infoseek cannot predict how competition will affect Infoseek, its competitors or its customers. Infoseek believes that the Internet market increasingly will require portal services to deliver a large variety of multimedia content and services. Infoseek may not be able to compete successfully. If Infoseek fails to respond to competitive pressures, including those listed below, Infoseek's business, results of operations, financial condition and prospects will be seriously harmed.

   Infoseek believes that its future success partly depends on its ability to deliver a broad variety of multimedia content and services. To attract advertisers, Infoseek believes it must offer:

  .  A large number of users,

  .  Users with attractive demographic profiles, and

  .  Cost-effectiveness.

   Infoseek believes that the number of companies selling advertising on the Web and the amount of advertising space on the Internet have greatly increased. Infoseek may therefore face a market that demands lower prices for the purchase of advertisements and this could result in a decline in Infoseek's revenues.
   Infoseek believes it faces competition in numerous areas, including:

      Business                                Area                      Key Competitors          Key Features
- ---------------------  ---------------------------------------------------  ---------------------  ----------------------
Consolidated Internet                Combined services                  Yahoo, America         Control content
Products                            including:                          Online, Netscape,      Provide additional
(GO Network)                        .Search                             Excite@Home,           features
                                    and directory                       Microsoft, Lycos,      Reduce viewer access
                                    .Email listings                     CNET, Snap, HotBot,    to competing services
                                    .News information                   Goto.com, Go2Net,
                                    .Internet commerce                  Alta Vista
                                    .Chat and bulletin
                                     boards
Search and Navigation                Ability to search the web and find information    AltaVista,             Enhance search
Services                                                                Excite@Home,           features
(Infoseek Search)                                                       Inktomi, Lycos,        Use technology to
                                                                        Hotbot, Goto.com       "push" a
                                                                        particular service to
                                                                        users
                                                                        Develop "intelligent"
                                                                        searching
Search Software                      Software to allow Intranet and Internet websites to      Alta Vista, Lycos,     Enhance search
(Ultraseek Server)                    have search features             OpenText, Verity       features
                                                                       Increase compatibility
                                                                       and ease of use
                                                                       Develop
                                                                       "intelligent"searching
Internet Media                       Creative and original content, including:      Deliver timely and
(ABCNEWS.com,                        .                                           Current                         informative
ESPN.com, Mr.                               events                         CNN, The New York      information and
Showbiz, other Joint                      Times, Washington      multimedia content
Venture Services)                          Post, CBS News, NBC    Provide easy access to
                                           .Sports                                              CNNsi, CBS             information
                                           Sportsline, Fox
                                           Sports, Yahoo!
                                           .Business                                            Sports,
                                           and                                                  Sportingnews.com
                                           stocks                                               Microsoft Investor,
                                           Quicken Financial
                                           Network, Reuters,
                                           .Entertainment                                       Dow Jones, Yahoo
                                           Finance
                                           E! Online,
                                           USAToday.com,
                                           Broadcast.com
Internet and other                   Traditional media sources,   Provide interesting
advertising Media                           such as:                                                                          and
(GO Network,                            .Broadcast            ABC, NBC, CBS, Fox     popular interactive or
ABCNEWS.com,                            Television            ESPN, CNN              traditional
ESPN.com)                               .Cable                The New York Times,    programming
                                         Television           Washington Post, USA   Attract advertisers
                                        .Print Media          Today, Sports          through users
                                       (newspapers                                                Illustrated, ESPN The
                                       and magazines)                                             Magazine
Electronic Commerce                  Retail items for sale over the Internet  Yahoo, America         Establish
(GO Network Shopping                      Online/Netcenter,      infrastructure
Center)                                   MSN, Lycos,            to process orders
                                          Amazon.com, eBay       quickly
                                          Develop brand name in
                                          commerce
                                          Develop partnerships
                                          with merchants
                                          Access to broad range
                                          of desirable products

   In order for Infoseek to compete successfully, Infoseek must overcome many risks, including:
  . Low Barriers to Entry to the Internet. Infoseek believes that it is relatively inexpensive to develop new Internet technologies, products and services. It is likely that other companies may offer similar products and services that compete with Infoseek for advertisers.

  . Quickly Changing Market. Because the Internet market is new and changing quickly, Infoseek cannot predict which companies are likely to offer competitive services in the future.

  . Reliance on Advertising Revenues. Infoseek depends on advertising sales for revenue. Because the Internet is still a new advertising medium, there is a risk that the number of advertisers purchasing advertisements on the Internet could decrease. Such a decrease could result in lower advertising revenues for Infoseek.

  . Brand Awareness. To compete effectively, Infoseek must successfully build brand awareness for GO Network. Infoseek is devoting significant resources to the promotion of GO Network. If Infoseek fails to promote GO Network successfully or Infoseek's competitors build strong brand affiliation, GO Network will receive less user traffic and in turn advertising revenues may decline.

  . Industry Consolidation. Some of Infoseek's competitors have engaged in business combinations or other strategic relationships with one another. These combinations often increase a competitor's power or make it more difficult for users to find and use Infoseek's products and services.

   In addition, the development and growth of high speed direct connections, such as the service provided by Excite@Home, may allow Infoseek's competitors to control content being delivered to users. This may result in increased competitive pressure on Infoseek to attract and retain users.

   If Infoseek does not compete effectively, it will suffer immediate harm to its services, results of operations and prospects.

Intellectual Property and Proprietary Rights

   Infoseek's success depends heavily upon its exclusive technology, brand names and Internet locations, known as "domain names." To protect its rights to its software, systems, documentation and product features, Infoseek currently relies on a combination of:

  .  Patent, copyright and trademark and service mark laws,

  .  Trade secret laws,

  .  Confidentiality procedures, and

  .  Contractual provisions.

   These methods of protection may not be adequate to protect against others using Infoseek's technology, brand names and content. Accordingly, Infoseek may not be able to maintain the goodwill associated with its products and services or competitive features.

   Infoseek and its subsidiaries hold nine United States patents and have 10 United States patent applications pending. Infoseek and its subsidiaries have six foreign patent applications pending corresponding to one United States application and one foreign Patent Cooperation Treaty application (PCT) corresponding to three United States applications. Infoseek and its subsidiaries have registered and applied for registration for certain service marks and trademarks and will continue to apply for registration of additional service marks and trademarks, as appropriate. Disney has filed applications for trademarks relating to GO Network. Infoseek generally enters into confidentiality agreements with its employees and with its consultants and customers.

   Despite these measures, Infoseek may not be able to protect its intellectual property due to risks related to the application of intellectual property laws. The application of copyright and trademark laws to the Internet and other digital media is very uncertain. There has been a substantial amount of litigation in the technology industry regarding intellectual property rights.

   Further, Infoseek may not be able to use its intellectual property or further develop its business because third parties may accuse Infoseek of infringing their intellectual property.

   Infoseek is aware of a number of issued patents which cover interactive programming, Internet programming and techniques, and electronic commerce. For example, Infoseek is aware of a United States patent issued to Carnegie Mellon and licensed to Lycos related to Web spider technology. While Infoseek currently believes, based on a preliminary review of such issued patent and consultation with its patent counsel, that its products and services do not infringe the Carnegie Mellon patent, Infoseek cannot assure you it would prevail if Lycos or Carnegie Mellon claimed Infoseek infringed such patent. Infoseek expects patent infringement regarding Internet technologies to increase as the number of products and competitors in this market grows and as new patents are issued. Infoseek expects that patents, particularly in the areas of real-time or "streaming" audio and video, online commerce and "digital cash," and other technologies may be issued in the future. Some of these technologies may be considered to be critical to long-term success in the Internet marketplace.

   Infoseek has also from time to time received notices from copyright and trademark holders regarding use of music, images and websites in its services. Infoseek and Disney, who licenses the GO Network name to Infoseek, are currently in litigation with GoTo.com, Inc. regarding use of the GO Network logo. Infoseek is also aware of other companies and/or services that employ "Go" as a part of their names. Infoseek cannot assure you that Infoseek's use of GO Network will be free from challenge or liability and Infoseek cannot assure you it will always be able to operate GO Network under such name.

   Infoseek cannot assure you that it can adequately protect its intellectual property. If Infoseek fails to protect its intellectual property, it could suffer serious harm to its business, results of operations or prospects. Infoseek also cannot assure you that third parties will not in the future claim infringement by Infoseek with respect to Infoseek's current or future products. Any such claims or counterclaims could:

  .  Be time-consuming

  .  Result in costly litigation

  .  Cause product release delays

  .  Require Infoseek to redesign its products

  .  Require Infoseek to enter into royalty or licensing agreements

   These claims of infringement, whether successful or not, could seriously harm Infoseek's business, results of operations or prospects.

Employees

   As of October 3, 1998, Infoseek had 319 full-time employees, including 84 in research and development, 141 in sales and marketing, 22 in operations and 72 in general and administration. Also as of October 3, 1998, Starwave had a total of 337 employees of which 40 were involved in Starwave's technology division, 39 were in Web operations and management information systems, 24 were in general administration and development and 234 were involved in the Joint Ventures. None of these employees is represented by a labor union. None of Infoseek, Starwave and the Joint Ventures has experienced any work stoppages and each considers its relations with its employees to be good. Infoseek's performance is substantially dependent on the continued services of the management teams of Infoseek, Starwave and the Joint Ventures and on their continuing ability to attract and retain highly qualified and motivated officers and key employees and to attract and retain sufficient numbers of technical and production personnel.

                                   Properties

   Infoseek's principal administrative, sales, marketing, and research and development facility is located in Sunnyvale, California. Infoseek currently leases approximately 160,000 square feet, a section of which is currently subleased to another tenant in Sunnyvale pursuant to several lease agreements which expire at various times through 2006. Infoseek also leases approximately 64,000 square feet in Bellevue, Washington for the headquarters and principal operations of Starwave and 6,000 square feet in Seattle, Washington for additional

Starwave operations. Infoseek plans to move the headquarters and principal operations of Starwave from Bellevue to Seattle beginning in the fall of 1999. Infoseek has leased approximately 77,000 square feet in Seattle for this purpose. Infoseek also leases approximately 12,000 square feet in San Francisco, California and approximately 7,500 square feet in New York, New York. Infoseek also maintains several other offices throughout the country, and the ABC News Joint Venture and ESPN Joint Venture maintain space in New York, New York and Bristol, Connecticut pursuant to arrangements with ABC and ESPN. Infoseek is also in negotiations regarding additional space in San Francisco, Seattle and New York.

   Infoseek believes that its existing facilities are adequate for its current needs and that additional space will be available as needed. There can be no assurance, however, that additional space will be available on good terms or at all. A system failure at Infoseek's or Starwave's facilities may have an adverse impact on Infoseek.

                               Legal Proceedings

   On January 26, 1999, Civix-DDI, LLC, filed a complaint against Infoseek and nineteen other defendants, Civil Action No. 99-B-172 in the United States District Court for the District of Colorado claiming patent infringement of U.S. Patent No. 5,682, 525. The patent suit claims infringement of an electronic mapping system and seeks unspecified damages and a preliminary injunction. Infoseek denies any infringement and is defending against the claims.

   On February 18, 1999, GoTo.com, Inc. filed a complaint GoTo.com, Inc. v. Disney, Disney Enterprises, Inc., Infoseek Corporation, and Montrose Corporation, Civ. No. 99-01674 TJH, in the United States District Court for the Central District of California. The complaint alleges that the defendants' use of the GO Network Green Traffic Light Logo is confusingly similar to the plaintiff's unregistered Goto.com logo. The complaint seeks an unspecified amount of damages and a preliminary and permanent injunction against the use of the logo. Infoseek denies all the material allegations of the complaint and is defending against them.

   On May 11, 1999, Internet Shopping Network, LLC filed a complaint against Infoseek Corporation, Steven Kirsch, Harry Motro, Bhagwan D. Goel, Civ. No. CV 781824, in the Superior Court of California, Santa Clara County alleging misappropriation of trade secrets; breach of fiduciary duty; breach of contract; tortious interference with contract; unfair competition, conversion, and conspiracy. The suit demands an unspecified amount of damages and a preliminary injunction. The company and the individual defendants deny all claims.

   Between July 12 and July 15, 1999 twelve actions challenging the transaction in which Disney will acquire Infoseek and establish go.com were brought against Infoseek, the board of directors of Infoseek and Disney in the Delaware Court of Chancery:

     Carl S. Barron v. Harry M. Motro, et al., Civ. No. 17307NC
     Mary Chiu v. Infoseek Corporation, et al., Civ. No. 17291NC
     Ellis Investments Ltd. v. Harry M. Motro, et al., Civ. No. 17286NC Rosalind Finkelstein v. Infoseek Corporation, et al., Civ. No. 17290 NC Allan S. Freberg v. Harry M. Motro, et al., Civ. No. 17289 NC
     Matthew Greenblatt v. Harry M. Motro, et al., Civ. No.17301NC
     Marvin Kotrin v. Infoseek Corporation, et al., Civ. No. 17285 NC
     Joseph Leone v. Infoseek Corporation, et al., Civ. No. 17287 NC
     Bruce Nattress v. Infoseek Corporation, et al., Civ. No. 17288NC
     Gary L. Smith v. Infoseek Corporation, et al., Civ. No. 17303NC
     Brian Simonetti v. Harry M. Motro, et al., Civ. No. 17297 NC
     Barbara Witken v. Infoseek Corporation, et al., Civ. No. 17295NC

   These twelve actions were consolidated into a single action (the "Consolidated Action") by an order entered by the Delaware Court of Chancery on August 24, 1999. The Consolidated Action is styled In re Infoseek Corporation Shareholders Litigation, Consolidated C.A. No. 17286NC. The designated complaint in the Consolidated Action alleges, among other things, that the board of directors of Infoseek breached its fiduciary duties to its stockholders and that the transaction enriches Disney at the expense of the other Infoseek stockholders. The complaint seeks both preliminary and permanent injunctions against the transaction and, if the transaction is completed, unspecified damages. Infoseek denies all the material allegations of the complaint and is vigorously defending against it.

   On July 15 and 16, 1999, respectively, the following actions were filed against Infoseek, the boards of directors of Infoseek and Disney in the Superior Court of the State of California for the County of Santa Clara:
Michael Richards v. Steven M. Bornstein, et al., Case No. CV 783265 and Michael Basta v. Steven M. Bornstein, et al., Case No. CV 783282. Each of these actions are class action complaints and allege similar breaches of fiduciary duty and seek to enjoin the proposed merger and the related transactions as unfair to Infoseek's stockholders. Infoseek denies all the material allegations of these stockholder class action complaints and intends to vigorously defend itself against each of these complaints.

   The cost of defending these actions and their ultimate outcomes are uncertain and cannot be estimated. There can be no assurance that Infoseek will prevail in these actions, or that the result will not materially harm Infoseek's business. As the outcome of these cases cannot reasonably be determined, Infoseek has not accrued for any potential loss contingencies.

   From time to time, Infoseek may also be a party to litigation and claims arising in the ordinary course of its business. Although the results of these litigation and claims cannot be predicted with certainty, Infoseek believes that the final outcome of these matters will not materially harm its business.

        INTRODUCTORY NOTE TO FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

   Annex K includes Infoseek Corporation's condensed consolidated unaudited interim financial statements from Infoseek's Quarterly Report on Form 10-Q as of and for the quarterly period ended July 3, 1999 and Infoseek's consolidated financial statements from the Company's Annual Report on Form 10-K as of and for the nine months ended October 3, 1998. In addition, Annex K includes Starwave Corporation's consolidated financial statements, ESPN/Starwave Partners (d/b/a ESPN Internet Ventures) financial statements, ABC News/Starwave Partners (d/b/a ABC News Internet Ventures) financial statements and the Unaudited Pro Forma Combined Condensed Financial Statements included in Infoseek Corporation's Form 8-K/A as filed on December 9, 1998 with the Securities and Exchange Commission. The consolidated financial statements of ESPN Internet Ventures and ABC News Internet Ventures have been updated as of and for the nine months ended July 3, 1999 and the Unaudited Pro Forma Combined Condensed Financial Statements have been updated for the estimated acquisition costs of Starwave Corporation and Quando, Inc.

                              INFOSEEK CORPORATION

                CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
                                 (In thousands)

                                                       July 3,    October 3,
                                                         1999        1998
                                                      ----------  ----------
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $   33,252   $    628
  Short-term investments.............................     53,213     51,240
  Accounts receivable, net...........................     22,409      6,942
  Prepaid to service providers.......................      7,919     20,338
  Other current assets...............................      6,704        998
                                                      ----------   --------
    Total current assets.............................    123,497     80,146
Property and equipment, net..........................     26,630     15,370
Direct acquisition costs.............................        114      2,825
Investments in Joint Ventures and others.............      9,774        550
Intangible and other assets..........................    836,163      2,765
                                                      ----------   --------
    Total assets..................................... $  996,178   $101,656
                                                      ==========   ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................... $   15,408   $  3,560
  Accrued payroll and related expenses...............     10,067      2,191
  Accrued liabilities to service providers...........      4,413     16,058
  Other accrued liabilities..........................     10,126      2,418
  Deferred revenue...................................     35,970      4,789
  Short-term obligations.............................      3,568      2,942
                                                      ----------   --------
    Total current liabilities........................     79,552     31,958
Long-term obligations................................        979      2,981
Deferred tax liabilities.............................     45,065        --
Commitments and contingencies
Stockholders' equity:
  Preferred stock....................................        --         --
  Common stock.......................................  1,262,026    121,292
  Accumulated deficit................................   (265,910)   (53,724)
  Deferred compensation..............................       (421)      (717)
  Notes receivable from stockholders.................   (125,108)      (134)
  Unrealized loss on currency translation............         (5)       --
                                                      ----------   --------
    Total stockholders' equity.......................    870,582     66,717
                                                      ----------   --------
    Total liabilities and stockholders' equity....... $  996,178   $101,656
                                                      ==========   ========

  See notes to condensed consolidated unaudited interim financial statements.

                              INFOSEEK CORPORATION

       CONDENSED CONSOLIDATED UNAUDITED INTERIM STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                        Three Months Ended    Nine Months Ended
                                        --------------------  -------------------
                                         July 3,   June 30,    July 3,   June 30,
                                          1999       1998       1999       1998
                                        ---------  ---------  ---------  --------
Revenues:
  Advertising revenues................  $  33,210  $ 15,269   $  87,905  $40,020
  Software licensing revenues.........      2,932     1,797       8,049    4,174
                                        ---------  --------   ---------  -------
    Total revenues....................     36,142    17,066      95,954   44,194
                                        ---------  --------   ---------  -------
Costs and expenses:
  Hosting, content and website costs..     17,057     2,524      38,476    6,600
  Amortization of intangibles related
   to hosting, content and website
   costs..............................      9,759       --       23,701      --
                                        ---------  --------   ---------  -------
    Total hosting, content and website
     costs............................     26,816     2,524      62,177    6,600
Research and development..............      9,536     2,667      21,888    6,818
Sales and marketing...................     28,830    11,863      86,045   34,240
General and administrative............      5,089     2,061      18,085    5,723
Amortization of goodwill..............     17,756       --       43,396      --
In-process research and development...        --        --       76,939      --
                                        ---------  --------   ---------  -------
    Total costs and expenses..........     88,027    19,115     308,530   53,381
                                        ---------  --------   ---------  -------
Operating loss........................    (51,885)   (2,049)   (212,576)  (9,187)
Loss from Joint Ventures..............     (2,575)      --       (7,994)     --
Interest and other income, net........      3,168       782       8,384    1,472
                                        ---------  --------   ---------  -------
Net loss..............................  $ (51,292) $ (1,267)  $(212,186) $(7,715)
                                        =========  ========   =========  =======
Basic and diluted net loss per share..  $   (0.83) $  (0.04)  $   (3.76) $ (0.26)
  Shares used in computing basic and
   diluted net loss per share.........     61,952    31,294      56,450   29,152


  See notes to condensed consolidated unaudited interim financial statements.

                              INFOSEEK CORPORATION

       CONDENSED CONSOLIDATED UNAUDITED INTERIM STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                           Nine Months Ended
                                                           -------------------
                                                            July 3,   June 30,
                                                             1999       1998
                                                           ---------  --------
Cash flows from operating activities:
  Net loss................................................ $(212,186) $ (7,715)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Non-cash consideration from Dr. Koop agreement........      (691)      --
    Write-off of in-process technology....................    76,939       --
    Depreciation and amortization.........................    80,908     4,589
    Losses from Joint Ventures............................     7,994       --
    Write down of restructure related assets..............       --      2,080
  Changes in assets and liabilities:
    Accounts receivable, net..............................   (14,511)   (4,500)
    Prepaid to service providers..........................    12,419       --
    Other current assets..................................    (5,231)      (25)
    Direct acquisition costs..............................   (10,663)      --
    Intangible and other assets...........................    (4,085)   (2,519)
    Accounts payable......................................     9,045     1,334
    Accrued payroll and related expenses..................     5,523       884
    Accrued liabilities to service providers..............   (11,645)    2,750
    Other accrued liabilities.............................     2,169     2,603
    Deferred revenue......................................    25,216     3,180
    Accrued restructuring and other charges...............       --     (2,904)
                                                           ---------  --------
      Net cash used in operating activities...............   (38,799)     (243)
Cash flows from investing activities:
  Investments in Joint Ventures and others................    (4,986)      --
  Purchases of available-for-sale securities..............  (112,630) (102,962)
  Proceeds from sales and maturities of available-for-sale
   securities.............................................   110,657    64,404
  Purchases of property and equipment.....................   (16,248)   (6,265)
  Cash received from Starwave and Quando acquisitions.....       767       --
  Issuance of notes receivable............................                (950)
                                                           ---------  --------
      Net cash used in investing activities...............   (22,440)  (45,773)
Cash flows from financing activities:
  Proceeds from term loan.................................       --        398
  Repayments of term loan.................................    (1,376)   (1,581)
  Proceeds from issuance of convertible debt..............       --        305
  Repayments of shareholders' note receivable.............    14,026       --
  Proceeds from issuance of common stock..................    81,218    45,021
                                                           ---------  --------
      Net cash provided by financing activities...........    93,868    44,143
                                                           ---------  --------
Effect of exchange rate fluctuations on cash and cash
 equivalents..............................................        (5)      --
Net increase/(decrease) in cash and cash equivalents......    32,624    (1,873)
Cash and cash equivalents at beginning of period..........       628     2,541
                                                           ---------  --------
Cash and cash equivalents at end of period................ $  33,252  $    668
                                                           ---------  --------
Cash paid for interest.................................... $     323  $    546
                                                           =========  ========

  See notes to condensed consolidated unaudited interim financial statements.

                              INFOSEEK CORPORATION

     NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS

Note 1. Organization and Basis of Presentation

   In this Quarterly Report, references to "Infoseek" or the "Company" on or after November 18, 1998 are references to Infoseek Corporation, a Delaware corporation and its wholly owned subsidiaries including Infoseek Corporation, a California corporation, Starwave Corporation ("Starwave"), Quando, Inc. ("Quando"), and Infoseek Japan Holding Corporation and Infoseek Japan KK (collectively, "Infoseek Japan"), and references to Infoseek prior to November 18, 1998 are references to Infoseek Corporation, a California corporation. When necessary for clarity, Infoseek Corporation, a California corporation, is referred to as "Infoseek California" and Infoseek Corporation, a Delaware corporation, is referred to as "Infoseek Delaware." References to "Disney" refer to The Walt Disney Company and its affiliated companies. References to the "ABCNews Joint Venture" and the "ESPN Joint Venture" refer to the joint ventures Starwave maintains with affiliates of Disney and ESPN, respectively. The ABCNews Joint Venture and the ESPN Joint Venture are together referred to as the "Joint Ventures."

   Infoseek Corporation was incorporated in California in August 1993 to develop and provide Internet and World Wide Web search and navigation services. On November 18, 1998, Infoseek entered into a significant transaction with The Walt Disney Company (see Note 7). In this transaction, Infoseek acquired Starwave Corporation from Disney and formed a holding company incorporated in Delaware on June 12, 1998, for purposes of holding the capital stock of Infoseek Corporation, a California corporation, and Starwave. On July 10, 1999, Infoseek agreed to be acquired by The Walt Disney Company, subject to conditions to closing (see Note 14).

   Infoseek is a leading provider of Internet services and software products. Infoseek produces GO Network (home page: go.com), an Internet portal site that combines search and directory services, including 19 easy to navigate "centers" that integrate search results with relevant information, services, products and communities on the Internet, and the content of ABC.com, ABCNEWS.com, ESPN.com, Disney and others. The service contains unique features like universal navigation, follow-me tabs, universal registration, universal personalization and security. Infoseek has a strategic relationship with Disney concerning GO Network, including its promotion and content. Infoseek also produces other leading Internet sites, such as ESPN.com and ABCNEWS.com, in partnership with Disney affiliates.

   On January 28, 1999, the Company changed to a fiscal year with 52 or 53 week periods ending on the Saturday nearest September 30. This Quarterly Report presents financial information for the third quarter of fiscal 1999, beginning April 4, 1999 and ending July 3, 1999. This Quarterly Report also presents financial information for the first nine month period of fiscal 1999, beginning October 4, 1998 and ending July 3, 1999. The unaudited results of operations of the Company for the three month periods ended July 3, 1999 and June 30, 1998 both contained 91 days. The unaudited results of operations and cash flows of the Company for the nine month periods ended July 3, 1999 and June 30, 1998 both contained 273 days.

   Prior to November 18, 1998, Infoseek Delaware was a wholly owned subsidiary of Infoseek California that was created for conducting the transactions described above. Infoseek Delaware, the Registrant with the Securities and Exchange Commission, did not conduct business activities prior to November 18, 1998. Since November 18, 1998, Infoseek Delaware's business has primarily consisted of holding the capital stock of Infoseek California, Starwave, Quando, and, after June 28, 1999, Infoseek Japan (See Note 6). Accordingly, this Quarterly Report on Form 10-Q presents financial information of Infoseek for the three and nine month periods ended July 3, 1999, including the combined results of operations of Starwave from November 18, 1998, the combined results of operations of Quando from January 15, 1999 and the combined results of operations of Infoseek Japan from June 28, 1999. The acquisitions of Starwave and Quando were accounted for under the purchase method of accounting (see Note
7). As a result, information presented herein may not be comparable to results in previous periods.

                              INFOSEEK CORPORATION

    NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS--
                                  (Continued)


   The condensed consolidated financial information as of July 3, 1999 and for the three and nine month periods ended July 3, 1999 and June 30, 1998 included herein is unaudited and has been prepared by the Company in accordance with generally accepted accounting principles and reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to state fairly the Company's financial position, results of operations, and cash flows for the periods presented. The October 3, 1998 balance sheet was derived from audited financial statements at that date. All significant intercompany transactions and balances have been eliminated. The Company conducted its business predominantly within one industry segment for all periods presented. Management assesses the Company's performance and measures the Company's net loss and total assets on a single segment basis.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Infoseek's Transition Report on Form 10-K for the nine month period ended October 3, 1998, and quarterly reports on Form 10-Q for the quarterly periods ended January 2, 1999 and April 3, 1999, filed with the Securities and Exchange Commission. The results of operations for the three and nine month periods ended July 3, 1999 are not necessarily indicative of the results to be expected for any future periods.

   Certain prior year items have been reclassified in order to conform to the current year's presentation.

Note 2. Net Loss Per Share

   In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary and fully diluted earnings per share, outstanding non-vested shares are not included in the computations of basic and diluted earnings per share until the time-based vesting restriction has lapsed. Basic earnings per share also excludes any dilutive effects of options, warrants and convertible securities. Diluted net loss per share does not include options, warrants or convertible securities, as they would be anti-dilutive for all periods presented due to the net loss for each period. Diluted net loss per share is very similar to the previously reported fully diluted net loss per share.

Note 3. Recent Accounting Pronouncement

   In June 1998, FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133") "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through net income. If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. SFAS No. 133 was scheduled to be effective for years beginning after June 15, 1999. However, in June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133" which delays the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company is evaluating the requirements of SFAS No. 133 and No. 137, but does not expect these pronouncements to materially impact the Company's results of operations.

                              INFOSEEK CORPORATION

    NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS--
                                  (Continued)


Note 4. Comprehensive Net Loss

   The components of the Company's comprehensive net loss are as follows (in thousands):

                                      Three Months Ended   Nine Months Ended
                                      -------------------  ------------------
                                                                       June
                                       July 3,   June 30,   July 3,     30,
                                        1999       1998      1999      1998
                                      ---------- --------  ---------  -------
   Net loss.......................... $ (51,292) $ (1,267) $(212,186) $(7,715)
   Foreign currency translation
    loss.............................        (5)      --          (5)     --
                                      ---------  --------  ---------  -------
   Comprehensive net loss............ $ (51,297) $ (1,267) $(212,191) $(7,715)
                                      =========  ========  =========  =======

   Due to the Company's net loss for each of the periods presented above, there are no tax effects allocated to any components of comprehensive net loss for each of the periods presented above.

Note 5. Capitalized Internal Use Software Costs

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. The Company adopted SOP 98-1 effective for the year ended October 2, 1999.

   The Company is in the process of developing and implementing an internal use software system which will integrate certain modules, such as order entry, customer billing, human resources, purchasing and accounting. During the second quarter of fiscal 1999, the Company began the development phase of this software system and, as a result, has capitalized approximately $4.0 million in development costs through July 3, 1999.

Note 6. Japan Asset Purchase

   On June 28, 1999, the Company completed the purchase of certain assets from Digital Garage, Inc., a commercial distribution partner in Japan. The acquired assets are held by the newly established Infoseek Japan. Total consideration was $0.8 million in cash, the issuance of a note payable for $3.3 million due in June 2000 and the forgiveness of $2.1 million of indebtedness owed by Digital Garage, Inc. to Infoseek. The value of the acquired assets is based on their fair values at the date of purchase.

   The fair values of the acquired assets are as follows and are included as part of intangible and other assets (in thousands):

   Tangible and intangible assets acquired:
     Tangible assets.................................................... $  423
     Assembled workforce................................................  2,222
     Customer relationships.............................................  3,592
                                                                         ------
                                                                         $6,237
                                                                         ======

   The fair value of assembled workforce and customer relationships was determined by management based upon a third-party appraisal and will be amortized over an estimated life of two years. Amortization expense of these intangible assets was insignificant for the three and nine month periods ended July 3, 1999.

                              INFOSEEK CORPORATION

    NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS--
                                  (Continued)

Note 7. Business Combinations

 Starwave

   In June 1998, Infoseek entered into agreements with Starwave and Disney relating to an acquisition by Infoseek of Starwave, of which Disney was the principal shareholder, through a merger and exchange of shares. The Starwave merger and related transactions were completed on November 18, 1998.

   The acquisition was accounted for under the purchase method of accounting. The purchase price of $917.8 million included $20.0 million of transaction and direct acquisition costs and was allocated to the tangible and intangible assets acquired and liabilities assumed. Intangible assets include the Joint Venture relationships and goodwill which are amortized over an estimated life of 10 years, and developed technology and assembled workforce which are amortized over an estimated useful life of two years. Based on a third-party appraisal, management determined that $72.6 million of the purchase price represented acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. This amount was expensed during the quarter ended January 2, 1999 as a non-recurring charge upon consummation of the acquisition. Amortization expense of intangible assets purchased was approximately $26.5 million and $66.4 million during the three and nine month periods ended July 3, 1999, respectively. Integration costs due to the integration of operations and computer systems are estimated at $7.0 million, of which $3.7 million were expensed as of July 3, 1999. Integration costs do not qualify as liabilities in connection with a purchase business combination and are expensed as incurred.

   Under certain representation agreements by and among Infoseek, Starwave and each of the Joint Ventures entered into in conjunction with the Starwave merger, Starwave is engaged by the Joint Ventures on an exclusive basis in the sale of advertising and other items as designated or approved by the Joint Ventures and to provide additional services, if any, as the Joint Ventures may request. Activities with respect to the sale of advertising on the Joint Ventures' Internet services and other related items include the negotiation, execution, renewal, amendment, modification or termination of advertising and other related contracts. Starwave guarantees to the Joint Ventures a minimum quarterly payment equal to the number of projected page views, multiplied by 80%, multiplied by the minimum revenue rate. The minimum revenue rate is based on the average advertising revenue rate per page view of publicly traded Internet companies involved in activities comparable to those of the Joint Ventures. If a mutually agreeable rate cannot be determined, then the rate will be based on the Joint Ventures' 12 month trailing average.

   Starwave recognizes revenue on the sale of advertising and other related items of the Joint Ventures due to its obligations under the representation agreements. Starwave bears the risk of loss if it fails to bill and collect amounts sufficient to cover its contractual guaranteed minimum payments.

   Under the representation agreements, Starwave pays the Joint Ventures for the right to render services the greater of (i) the guaranteed minimum payment or (ii) actual revenues billed to third parties for services, in each case less only Starwave's actual and reasonably allocated costs of providing the services and a profit margin of 5% of such costs. The obligations of Starwave to pay these representation rights fees are unconditional. Starwave is required to pay the Joint Ventures regardless of whether Starwave is able to collect the related outstanding receivables.

   Each of the Joint Ventures is accounted for under the equity method since neither Infoseek nor Starwave has a majority voting interest in either Joint Venture. Under each of the respective joint venture agreements, required funding and profits/losses under each Joint Venture are split 60/40 between Starwave and Disney entities, respectively, in loss years and 50/50 in years in which the Joint Venture has net income. The other partners of these Joint Ventures are subsidiaries of ESPN and Disney.

                              INFOSEEK CORPORATION

    NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS--
                                  (Continued)


   Under a license agreement entered into by and between Disney and Infoseek, Disney granted to Infoseek a license to exploit the trademarks and web addresses associated with GO Network worldwide, and Infoseek has in return agreed to pay Disney royalties. Royalties are calculated as one percent (1%) of Infoseek's revenues other than revenues derived from software sales and services. Royalties under the license agreement will not be earned or paid until the end of any Infoseek fiscal year in which Infoseek has positive earnings before interest, taxes, and amortization ("EBITA") as defined and royalty payments in any year will not exceed 15% of EBITA in such year.

   The EBITA calculation, which includes amortization expense resulting from the acquisition of both Starwave and Quando, for the three and nine month periods ended July 3, 1999, is as follows (in thousands):

                                            Three Months Ended Nine Months Ended
                                               July 3, 1999      July 3, 1999
                                            ------------------ -----------------
   Net loss................................      $(51,292)         $(212,186)
   Interest expense........................            93                322
   Amortization of intangibles:
     Goodwill..............................        17,756             43,396
     Developed technology..................         4,780             11,256
     Assembled workforce...................         1,952              4,855
     Joint Venture relationships...........         4,463             11,157
                                                 --------          ---------
   EBITA...................................      $(22,248)         $(141,200)
                                                 ========          =========

   Since the license agreement was not in effect for the three and nine month periods ended June 30, 1998, EBITA for these periods is not presented.

 Quando

   On January 15, 1999, Infoseek completed its acquisition of Quando. Quando creates constantly updated directories of information, including shopping guides, event guides, contact directories, audio clip libraries, review guides and Website rating guides, obtained from the Internet for users to search the Web.

   The acquisition was accounted for under the purchase method of accounting. The purchase price of $20.5 million included $1.5 million of transaction and direct acquisition costs and was allocated to the tangible and intangible assets acquired and liabilities assumed. Intangible assets include developed technology, assembled workforce and goodwill which are amortized over an estimated useful life of two years. Based on a third-party appraisal, management determined that $4.3 million of the purchase price represented acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. This amount was expensed during the quarter ended April 3, 1999 as a charge upon consummation of the acquisition. Amortization expense of intangible assets purchased was approximately $2.5 million and $4.3 million during the three and nine month periods ended July 3, 1999, respectively. Integration costs due to the Quando acquisition are insignificant and are charged to expense as incurred.

 Selected Unaudited Pro Forma Combined Information

   The following selected unaudited pro forma combined results of operations of Infoseek, Starwave and Quando for the three and nine month periods ended July 3, 1999 and June 30, 1998 have been prepared assuming that the acquisitions had occurred at the beginning of the periods presented. The following selected unaudited pro forma information is not necessarily indicative of the results that would have occurred had the

                              INFOSEEK CORPORATION

    NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS--
                                  (Continued)

acquisitions been completed at the beginning of the periods indicated nor is it indicative of future operating results (in thousands, except per share data):

                                       Three Months
                                           Ended          Nine Months Ended
                                     ------------------  --------------------
                                     July 3,   June 30,   July 3,   June 30,
                                       1999      1998      1999       1998
                                     --------  --------  ---------  ---------
Total revenues...................... $ 36,142  $ 25,308  $ 102,321  $  69,576
Operating loss (1)(2)............... $(51,885) $(39,623) $(156,367) $(121,048)
Net loss(1)(2)(3)................... $(51,292) $(42,316) $(156,852) $(128,158)
Basic and diluted net loss per
 share(1)(2)(3)..................... $  (0.83) $  (0.68) $   (2.54) $   (2.15)
Shares used in computing basic and
 diluted net loss per share.........   61,952    62,496     61,862     59,720

- --------
(1) The operating loss, net loss and net loss per share amounts do not include the $72.6 million and $4.3 million in-process research and development charges relating to the Starwave and Quando acquisitions, respectively.
(2) A pro forma adjustment has been made to operating loss, net loss and net loss per share amounts for the representation rights fee representing the Joint Ventures' revenues less allocated costs of 15% of revenues, plus a 5% profit margin on allocated costs. In addition, a pro forma adjustment has been made to reflect additional costs Starwave would have incurred that were historically incurred by the Joint Ventures.
(3) A pro forma adjustment has been made to reflect Starwave's allocated (60%) losses from the Joint Ventures. The Joint Ventures combined net losses totaled approximately $4.3 million and $16.7 million for the three and nine months ended July 3, 1999, respectively, and approximately $5.7 million and $15.1 million for the three and nine months ended June 30, 1998, respectively. The Joint Ventures combined total assets were approximately $5.6 million and $19.8 million at July 3, 1999 and October 3, 1998, respectively.

Note 8. Fair Value of Financial Instruments

   In April 1999, the Company entered into a distribution agreement with Dr. Koop.com, Inc. ("Dr. Koop") under which Dr. Koop became the exclusive provider of health and related content on certain websites of Go Network. In addition, Dr. Koop also became the exclusive pharmacy and drugstore, health insurance and clinical trials partner in the Go.com Health Center and users on Go Network are able to access various health information, services, interactive tools and commerce opportunities through a Go Network/Dr. Koop co-branded website. The term of the distribution agreement is for three years, except that either party may elect to terminate the relationship after two years.

   In consideration for the Company's exclusivity commitment with Dr. Koop and the advertising impressions to be provided to Dr. Koop by the Company, the Company is to receive certain cash payments as defined within the distribution agreement. In addition, the Company also received two warrants to purchase up to 625,000 shares of Dr. Koop common stock at an exercise price of $8.60 per share. Neither warrant is exercisable prior to one year after issuance. The Company recorded the fair value associated with these warrants using a Black-Scholes option-pricing model and will recognize revenues from the amortization of the warrants' fair value ratably over the distribution agreement's commitment period. For the three and nine months ended June 30, 1999, the Company recognized approximately $1.6 million of advertising revenues in connection with the Dr. Koop distribution agreement, of which approximately $0.7 million represented non-cash consideration.

                              INFOSEEK CORPORATION

    NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS--
                                  (Continued)

Note 9. Intangible and Other Assets

   Intangible and other assets are comprised of the following (in thousands):

                                                    July 3, 1999 October 3, 1998
                                                    ------------ ---------------
   Developed technology............................   $ 38,242       $  --
   Assembled workforce.............................     17,840          --
   Goodwill........................................    667,602          --
   Joint Venture relationships.....................    178,500          --
   Customer relationships..........................      3,592          --
   Other assets....................................      1,049        2,765
                                                      --------       ------
                                                       906,825        2,765
   Accumulated amortization........................    (70,662)         --
                                                      --------       ------
                                                      $836,163       $2,765
                                                      ========       ======

Note 10. Significant Agreements

   On October 1, 1998, the Company entered into an agreement with Microsoft to become one of five premier providers of search and navigation services on Microsoft's network of Internet products and services. Under the terms of the 12 month Microsoft agreement, the Company is obligated to pay an aggregate of $10.7 million for a guaranteed minimum number of impressions on both Microsoft's Internet Explorer search feature and Microsoft's website. The Company will also pay, based on the number of impressions delivered, for additional impressions on both Internet Explorer and Microsoft's website, up to a maximum of $18.0 million. The obligated amount under the Microsoft agreement is being amortized on a straight-line basis over the one-year term of the agreement, beginning in the quarter ended January 2, 1999, the quarter in which the service was launched. Payments were made in the quarters ended January 2, 1999 and April 3, 1999 in two equal installments, and were included in "Prepaid to Service Providers." For the three and nine month periods ended July 3, 1999, the Company amortized approximately $2.6 million and $8.0 million, respectively.

   On August 28, 1998, Infoseek entered into an agreement with WebTV Networks, Inc. ("WebTV") pursuant to which Infoseek is the exclusive provider of search and directory services to WebTV. Under this two year agreement, Infoseek is responsible for managing advertising sales for all of WebTV's search traffic and the substantial majority of WebTV's current non-search traffic. Pursuant to the agreement, Infoseek is obligated to make cash payments to WebTV totaling $26.0 million over a two year period, with $0.5 million paid upon the signing of the agreement, $14.5 million paid in advance for the first five quarters upon mutual acceptance of the technology by both parties, and the remaining $11.0 million to be paid ratably over the last three quarters of the agreement term. On October 1, 1998, Infoseek and WebTV agreed on the technology; however, cash was not paid until the quarter ended January 2, 1999. The payments under the WebTV agreements are being amortized on a straight-line basis over the period covered by the payment. Such payments by Infoseek are subject to reimbursement depending on the number of impressions delivered over the life of the agreement. Infoseek is to receive all of the revenue generated from such advertising sales up to a pre-determined amount that is in excess of Infoseek's total payment obligations to WebTV under the agreement, with allocations of such revenue between Infoseek and WebTV being made beyond this pre-determined amount. For the three and nine month periods ended July 3, 1999, the Company incurred approximately $3.2 million and $9.7 million of sales and marketing expenses, respectively, related to the WebTV agreement. There can be no assurance that Infoseek will be able to sell the available advertising inventory of WebTV under this agreement or be able to collect the receivables resulting from such advertising sales. This could have a material adverse effect on Infoseek's business, results of operations and financial condition.

                              INFOSEEK CORPORATION

    NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS--
                                  (Continued)


Note 11. Promissory Note From Stockholder

   In conjunction with the Starwave acquisition, Disney, an approximately 42% stockholder of Infoseek, delivered a promissory note in the principal amount of $139.0 million payable to Infoseek. The promissory note bears interest on the principal amount outstanding at a rate of 6.5% per annum and is payable in twenty quarterly principal installments, beginning on February 18, 1999, of $6.9 million, with the final payment due on November 18, 2003. The promissory note, together with accrued and unpaid interest, may be paid in whole or in part without premium or penalty at any time. The Company earned approximately $2.1 million and $5.4 million of interest income related to this promissory note in the three and nine month periods ended July 3, 1999.

Note 12. Segment Information

   The Company predominantly operates in one business segment-providing Internet search and navigation products and services for which the Company receives advertising revenues from its customers. Advertising revenues for the three month periods ended July 3, 1999 and June 30, 1998 were approximately $33.2 million and $15.3 million, respectively. Advertising revenues for the nine month periods ended July 3, 1999 and June 30, 1998, were approximately $87.9 million and $40.0 million, respectively.

   The Chief Executive Officer has been identified as the Chief Operating Decision Maker (CODM) because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about asset allocation, expense allocation, or profitability from the Company's Internet search navigation products and services or from its Ultraseek software license and support.

   Total revenues generated from U.S. customers for the three month periods ended July 3, 1999 and June 30, 1998 were approximately $35.3 million and $16.8 million, respectively. Total revenues generated from U.S. customers for the nine month periods ended July 3, 1999 and June 30, 1998 were approximately $93.4 million and $43.6 million, respectively. Total revenues generated from foreign customers for each of the three month periods ended July 3, 1999 and June 30, 1998 totaled approximately $0.8 million and $0.3 million, respectively. Total revenues generated from foreign customers for the nine month periods ended July 3, 1999 and June 30, 1998 were approximately $2.5 million and $0.6 million, respectively.

Note 13. Contingencies, Risks and Uncertainties

   From time to time, the Company may be a party to litigation and claims incident to the ordinary course of its business. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

   On January 26, 1999, Civix-DDI, LLC, filed a complaint against Infoseek Corporation and nineteen other defendants, Civil Action No. 99-B-172 in the United States District court for the District of Colorado claiming patent infringement of U.S. Patent No. 5,682,525. The patent suit claims infringement of an electronic mapping system and seeks unspecified damages and a preliminary injunction. Infoseek denies any infringement and continues to defend against the claims.

   On February 18, 1999, GoTo.com, Inc. filed a complaint, GoTo.com, Inc. v. The Walt Disney Company, Disney Enterprises, Inc., Infoseek Corporation, and Montrose Corporation, Civ. No. 99-01674 TJH, in the United States District Court for the Central District of California. The complaint alleges that the defendants' use of the GO NETWORK Green Traffic Light Logo is confusingly similar to the plaintiff's unregistered

                              INFOSEEK CORPORATION

    NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS--
                                  (Continued)

GoTo.com Logo. The complaint seeks an unspecified amount of damages and a preliminary and permanent injunction against the use of the logo. The Company denies all the material allegations of the complaint and is defending against them.

   On May 11, 1999, Internet Shopping Network, LLC filed a complaint against Infoseek Corporation, Steven Kirsch, Harry Motro, Bhagwan D. Goel, Civ. No. CV 781824, in the Superior Court of California, Santa Clara County alleging misappropriation of trade secrets; breach of fiduciary duty; breach of contract; tortious interference with contract; unfair competition, conversion, and conspiracy. The suit demands an unspecified amount of damages and a preliminary injunction. The Company and the individual defendants deny all claims.

   The costs of defending these cases and their ultimate outcomes are uncertain and cannot be estimated. There can be no assurance that Infoseek will prevail in these cases, or that the result will not have a material adverse effect on Infoseek's financial position or results of operations.

   Infoseek anticipates that its current cash and other available sources of funds will last through December 31, 1999. If the merger with Disney does not occur, then Infoseek will need to raise additional funds. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of Infoseek will be reduced. Newly issued securities may have rights, preferences or privileges senior to those of the holders of Infoseek's Common Stock. There can be no assurance that additional financing will be available on terms favorable to Infoseek, or at all. If adequate funds are not available or are not available on acceptable terms, Infoseek's ability to fund current operations, fund expansion, take advantage of acquisition opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited. Such limitation could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects. The estimated period of available funds to meet its capital requirements and other commitments is a forward-looking statement that involves risks and uncertainties. There can be no assurance that Infoseek will be able to meet its working capital and other cash requirements after December 31, 1999 without Disney's support.

Note 14. Subsequent Events

   On July 10, 1999, Disney, Bingo Acquisition Corp. ("Acquisition Company"), a wholly owned subsidiary of Disney, and Infoseek entered into an Agreement and Plan of Reorganization, pursuant to which, subject to the terms and conditions set forth therein, Acquisition Company will merge (the "Merger") with and into Infoseek, with Infoseek as the surviving corporation in the Merger. As a result of the Merger, (i) each outstanding share of Infoseek common stock, par value $0.001 per share ("Infoseek Common Stock"), other than shares of Infoseek Common Stock owned by Disney and Disney Enterprises, Inc. ("DEI"), a wholly owned subsidiary of Disney, will be converted into 1.15 shares of a new class of Disney common stock, par value $0.01 per share, which will track the economic performance of Infoseek and certain Disney assets to be contributed by Disney and its affiliates (the "Internet Group"), (ii) each outstanding share of Infoseek Common Stock owned by Disney will remain outstanding, (iii) each outstanding share of Infoseek Common Stock owned by DEI will be converted into shares of a new series of Disney voting preferred stock and (iv) Infoseek will become a direct wholly owned subsidiary of Disney. Disney will retain an approximately 72% interest in the economic performance of the Internet Group.

                              INFOSEEK CORPORATION

    NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS--
                                  (Continued)


   Between July 12 and July 15, 1999 twelve actions challenging the transaction in which Disney will acquire Infoseek and establish go.com were brought against Infoseek, the board of directors of Infoseek and Disney in the Delaware Court of Chancery:

     Carl S. Barron v. Harry M. Motro, et al. Civ. No. 17307NC
     Mary Chiu v. Infoseek Corporation, et al. Civ. No. 17291NC
     Ellis Investments Ltd. v. Harry M. Motro, et al. Civ. No. 17286NC Rosalind Finkelstein v. Infoseek Corporation, et al. Civ. No. 17290 NC Allan S. Freberg v. Harry M. Motro, et al. Civ. No. 17289 NC
     Matthew Greenblatt v. Harry M. Motro, et al. Civ. No.17301NC
     Marvin Kotrin v. Infoseek Corporation, et al., Civ. No. 17285 NC Joseph Leone v. Infoseek Corporation, et al., Civ. No. 17287 NC
     Bruce Nattress v. Infoseek Corporation, et al., Civ. No. 17288NC
     Gary L. Smith v. Infoseek Corporation, et al., Civ. No. 17303NC
     Brian Simonetti v. Harry M. Motro, et al., Civ. No. 17297 NC
     Barbara Witken v. Infoseek Corporation, et al., Civ. No. 17295NC

   These twelve actions were consolidated into a single action (the "Consolidated Action") by an order entered by the Delaware Court of Chancery on August 24, 1999. The Consolidated Action is styled In re Infoseek Corporation Shareholders Litigation, Consolidated C.A. No. 17286NC. The designated complaint in the Consolidated Action alleges, among other things, that the board of directors of Infoseek breached its fiduciary duties to its stockholders and that the transaction enriches Disney at the expense of the other Infoseek stockholders. The complaint seeks both preliminary and permanent injunctions against the transaction and, if the transaction is completed, unspecified damages. Infoseek denies all the material allegations of the complaint and is defending against it.

   On July 15 and 16, 1999, respectively, the following actions were filed against Infoseek, the boards of directors of Infoseek and Disney in the Superior Court of the State of California for the County of Santa Clara:
Michael Richards v. Steven M. Bornstein, et al., Case No. CV 783265 and Michael Basta v. Steven M. Bornstein, et al., Case No. CV 783282. Each of these actions are class action complaints and allege similar breaches of fiduciary duty and seek to enjoin the proposed merger and the related transactions as unfair to Infoseek's stockholders. Infoseek believes that each of these stockholder class action complaints is without merit, and Infoseek intends to vigorously defend itself against each of those claims.

   The cost of defending these actions and their ultimate outcomes are uncertain and cannot be estimated. There can be no assurance that Infoseek will prevail in these actions, or that the result will not materially harm Infoseek's business. As the outcome of these cases cannot reasonably be determined, Infoseek has not accrued for any potential loss contingencies.

   From time to time, Infoseek may also be a party to litigation and claims arising in the ordinary course of its business. Although the results of these litigation and claims cannot be predicted with certainty, Infoseek believes that the final outcome of these matters will not materially harm its business.

                              INFOSEEK CORPORATION

    NOTES TO CONDENSED CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS--
                                  (Continued)


Note 15. Quarterly Financial Data (unaudited)

                                                     Three Months Ended
                                                 -----------------------------
                                                  January   April 3,  July 3,
                                                  2, 1999     1999      1999
                                                 ---------  --------  --------
                                                  (In thousands, except per
                                                         share data)
Total revenues.................................. $  30,175  $ 29,637  $ 36,142
Cost and expenses:
  Hosting, content and website cost.............     8,190    12,509    17,057
  Amortization of intangibles related to
   hosting, content and website costs...........     4,357     9,585     9,759
                                                 ---------  --------  --------
    Total hosting, content and website costs....    13,267    22,094    26,816
Research and development........................     4,481     7,871     9,535
Sales and marketing.............................    29,443    27,772    28,830
General and administrative......................     6,930     6,066     5,089
Amortization of goodwill........................     8,233    17,407    17,756
In-process research and development.............    72,600     4,339       --
                                                 ---------  --------  --------
  Total costs and expenses......................   134,954    85,549    88,027
                                                 ---------  --------  --------
Operating loss..................................  (104,779)  (55,912)  (51,885)
Loss from Joint Ventures........................    (1,282)   (4,137)   (2,575)
Interest income, net............................     2,013     3,023     3,168
                                                 ---------  --------  --------
Net loss........................................ $(104,048) $(56,846) $(51,292)
                                                 =========  ========  ========
Basic and diluted net loss per share............ $   (2.26) $  (0.93) $  (0.83)
                                                 =========  ========  ========

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Infoseek Corporation

   We have audited the accompanying consolidated balance sheets of Infoseek Corporation as of October 3, 1998 and December 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the nine months ended October 3, 1998 and for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Infoseek Corporation at October 3, 1998 and December 31, 1997, and the consolidated results of its operations and its cash flows for the nine months ended October 3, 1998 and for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

San Jose, California
January 20, 1999

                              INFOSEEK CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                        October 3, December 31,
                                                           1998        1997
                                                        ---------- ------------
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $    628    $ 3,323
  Short-term investments...............................    51,240     28,116
  Accounts receivable, less allowance for doubtful
   accounts of $1,675 in 1998 and $980 in 1997.........     6,942      6,921
  Prepaid to service providers.........................    20,338        --
  Other current assets.................................       998        648
                                                         --------    -------
    Total current assets...............................    80,146     39,008
Property and equipment:
  Computer and office equipment........................    25,151     16,525
  Furniture and fixtures...............................     1,546        935
  Leasehold improvements...............................     2,153      1,323
                                                         --------    -------
                                                           28,850     18,783
  Less accumulated depreciation and amortization.......    13,480      8,295
                                                         --------    -------
Net property and equipment.............................    15,370     10,488
Direct acquisition costs...............................     2,825        --
Deposits and other assets..............................     3,315      1,993
                                                         --------    -------
    Total assets.......................................  $101,656    $51,489
                                                         ========    =======
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $  3,560    $ 4,861
  Accrued payroll and related expenses.................     2,191      1,630
  Accrued liabilities to service providers.............    16,058      4,221
  Other accrued liabilities............................     2,418      2,262
  Deferred revenue.....................................     4,789      2,564
  Accrued restructuring and other charges..............       --       1,877
  Short-term obligations...............................     2,942      2,575
                                                         --------    -------
    Total current liabilities..........................    31,958     19,990
Long-term obligations..................................     2,981      4,493
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value:
  Authorized shares--5,000
  No shares issued and outstanding.....................       --         --
Common stock, no par value:
  Authorized shares--60,000
  Issued and outstanding shares--31,508 in 1998 and
   27,534 in 1997......................................   121,292     76,000
Accumulated deficit....................................   (53,724)   (48,030)
Deferred compensation..................................      (717)      (753)
Notes receivable from shareholders.....................      (134)      (211)
                                                         --------    -------
    Total shareholders' equity.........................    66,717     27,006
                                                         --------    -------
    Total liabilities and shareholders' equity.........  $101,656    $51,489
                                                         ========    =======

          See accompanying notes to consolidated financial statements.

                              INFOSEEK CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                       Nine Months Ended
                                    ------------------------    Years Ended
                                                               December 31,
                                    October 3, September 30, ------------------
                                       1998        1997        1997      1996
                                    ---------- ------------- --------  --------
                                                (Unaudited)
Revenues:
  Advertising and other revenues..   $45,044     $ 21,062    $ 32,941  $ 15,095
  Software licensing revenues.....     5,671        1,345       2,141       --
                                     -------     --------    --------  --------
Total revenues....................    50,715       22,407      35,082    15,095
Costs and expenses:
  Hosting, content and website
   costs..........................     7,956        4,397       6,319     3,194
  Research and development........     7,432        5,879       7,900     4,550
  Sales and marketing.............    35,144       22,520      34,320    20,455
  General and administrative......     7,876        5,242       7,042     4,177
  Restructuring and other
   charges........................       --         7,349       7,349       --
                                     -------     --------    --------  --------
Total costs and expenses..........    58,408       45,387      62,930    32,376
                                     -------     --------    --------  --------
Operating loss....................    (7,693)     (22,980)    (27,848)  (17,281)
Interest income...................     2,516        1,502       1,943     1,771
Interest expense..................      (517)        (436)       (657)     (428)
                                     -------     --------    --------  --------
Net loss..........................   $(5,694)    $(21,914)   $(26,562) $(15,938)
                                     =======     ========    ========  ========
Basic and diluted net loss per
 share............................   $ (0.19)    $  (0.83)   $  (1.00) $  (0.72)
Shares used in computing basic and
 diluted net loss
 per share........................    30,512       26,270      26,627    22,120


          See accompanying notes to consolidated financial statements.

                              INFOSEEK CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                       Years Ended
                              Nine Months Ended       December 31,
                           ------------------------ ------------------
                           October 3, September 30,
                              1998        1997        1997      1996
                           ---------- ------------- --------  --------
                                       (Unaudited)
Cash flows from operating
 activities:
Net loss.................   $ (5,694)   $(21,914)   $(26,562) $(15,938)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Depreciation and
   amortization..........      5,185       3,920       4,849     2,157
  Provision for doubtful
   accounts..............      1,045         242         930       651
  Writedown of
   restructure related
   assets................        --          --        2,080       --
  Amortization of
   unearned compensation
   related to stock
   options...............        314         717         832     1,347
Changes in operating
 assets and liabilities:
  Accounts receivable....     (1,066)     (2,070)     (5,420)   (2,580)
  Prepaid to service
   providers.............     (5,838)        --          --        --
  Other current assets...       (350)       (186)       (211)     (260)
  Direct acquisition
   costs.................     (2,825)        --          --        --
  Deposits and other
   assets................     (1,322)       (898)     (1,490)      --
  Accounts payable.......     (1,301)     (1,219)      1,491     2,047
  Accrued payroll and
   related expenses......        561        (237)        253     1,291
  Accrued liabilities to
   service providers.....     (2,663)      2,357       4,221       --
  Other accrued
   liabilities...........        156         229       1,192       457
  Deferred revenue.......      2,225         854       1,804       760
  Accrued restructuring
   and other charges.....     (1,877)      2,904       1,877       --
                            --------    --------    --------  --------
Net cash used in
 operating activities....    (13,450)    (15,301)    (14,154)  (10,068)
Cash flows from investing
 activities:
Purchases of available-
 for-sale investments....   (151,407)    (29,667)    (44,769)  (92,966)
Proceeds from
 sales/maturities of
 available-for-sale
 investments.............    128,283      44,428      59,520    50,596
Issuance of notes
 receivable..............         --          --        (950)     (600)
Purchase of property and
 equipment...............     (9,363)     (7,479)     (7,597)   (6,857)
                            --------    --------    --------  --------
Net cash provided by
 (used in) investing
 activities..............    (32,487)      7,282       6,204   (49,827)
Cash flows from financing
 activities:
Proceeds from term loan..        133       5,000       5,265     2,573
Repayments of term loan..     (1,850)       (815)     (1,082)     (763)
Principal payments on
 capital leases..........       (132)        --          --        --
Proceeds from issuance of
 convertible debt........        --          --          305       --
Payment of deposit.......        --          --          --       (693)
Proceeds from sale of
 convertible preferred
 stock, net of issuance
 costs...................        --          --          --     17,619
Proceeds from sale of
 common stock, net of
 issuance costs..........     43,015         972       1,217    43,785
Proceeds from the
 exercise of stock
 options.................      1,520       1,018       1,183         6
Proceeds from employee
 stock purchase plan.....        479         295         295        --
Proceeds from repayment
 of notes receivable from
 shareholders............         77         302         302        28
Repurchase of common
 stock...................         --          --          --        (3)
                            --------    --------    --------  --------
Net cash provided by
 financing activities....     43,242       6,772       7,485    62,552
                            --------    --------    --------  --------
Net increase (decrease)
 in cash and cash
 equivalents.............     (2,695)     (1,247)       (465)    2,657
Cash and cash equivalents
 at beginning of period..      3,323       3,788       3,788     1,129
                            --------    --------    --------  --------
Cash and cash equivalents
 at end of period........   $    628    $  2,541    $  3,323  $  3,786
                            ========    ========    ========  ========

          See accompanying notes to consolidated financial statements.

     SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING, INVESTING AND FINANCING
                                   ACTIVITIES

   An increase in prepaid to service providers for an increase in accrued liabilities to service providers amounted to $14,500,000 for the nine months ended October 3, 1998 and none (unaudited) for the nine months ended September 30, 1997 and none for the years ended December 31, 1997 and 1996. Unearned compensation related to stock options amounted to $352,000 and none (unaudited) for the nine months ended October 3, 1998 and September 30, 1997, respectively, and $440,000 and $3,102,000 for the years ended December 31, 1997 and 1996, respectively. Cash paid for interest expense amounted to $517,000 and $436,000 (unaudited) for the nine months ended October 3, 1998 and September 30, 1997, respectively, and $657,000 and $428,000 for the years ended December 31, 1997 and 1996, respectively. Assets acquired under capital leases totaled $704,000 and none (unaudited) for the nine months ended October 3, 1998 and September 30, 1997, respectively (none for the years ended December 31, 1997 and 1996).



          See accompanying notes to consolidated financial statements.

                              INFOSEEK CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (In thousands)

                             Convertible                                                  Notes
                           Preferred Stock   Common Stock                               Receivable      Total
                          ----------------- ----------------  Accumulated   Deferred       From     Shareholders'
                           Shares   Amount  Shares   Amount     Deficit   Compensation Shareholders    Equity
                          -------- -------- ------  --------  ----------- ------------ ------------ -------------
Balance at December 31,
 1995...................    15,580 $  6,695  4,000  $  2,410   $ (4,833)    $(2,080)      $  (50)      $ 2,142
Cancellation of
 convertible preferred
 stock issued for
 purchased technology...     (280)      --     --        --         --          --           --            --
Unearned compensation
 related to stock
 options................       --       --     --      3,102        --       (3,102)         --            --
Amortization of unearned
 compensation...........       --       --     --        --         --        1,346          --          1,346
Issuance of convertible
 preferred stock for
 cash, net of issuance
 costs..................     2,267   17,619    --        --         --          --           --         17,619
Repurchases of common
 stock..................        --      --    (325)       (3)       --          --           --             (3)
Issuance of common stock
 to officers............       --       --     787       910        --          --          (610)          300
Cancellation of note
 receivable and
 repurchase of shares...       --       --    (365)     (470)       --          290          180           --
Payment on shareholders'
 notes receivable.......       --       --     --        --         --          --            28            28
Conversion of
 convertible preferred
 stock into common stock
 upon the initial public
 offering...............  (17,567) (24,314) 17,567    24,314        --          --           --            --
Issuance of common stock
 in connection with
 initial public
 offering, net of
 issuance costs.........       --       --   3,973    43,485        --          --           --         43,485
Exercise of common stock
 options................       --       --      54         6        --          --           --              6
Net loss and
 comprehensive net
 loss...................       --       --     --        --     (15,938)        --           --        (15,938)
                          -------- -------- ------  --------   --------     -------       ------       -------
Balance at December 31,
 1996...................       --       --  25,691    73,754    (20,771)     (3,546)        (452)       48,985
Issuance of common stock
 and activity from
 merger with WebChat
 Communications, Inc. ..       --       --     167       571       (697)        --           --           (126)
Issuance of common stock
 for cash...............       --       --      58     1,217        --          --           --          1,217
Unearned compensation
 related to stock
 options................       --       --     --        440        --         (440)         --            --
Amortization of unearned
 compensation...........       --       --     --        --         --          832          --            832
Reversal of unearned
 compensation...........       --       --     --     (2,071)       --        2,071          --            --
Writeoff deferred
 compensation related to
 restructure............       --       --     --        --         --          330          --            330
Repurchases of common
 stock..................       --       --     (27)      --         --          --           --            --
Issuance of common stock
 for notes receivable...       --       --      38        61        --          --           (61)          --
Payment on shareholders'
 notes receivable.......       --       --     --        --         --          --           302           302
Conversion of debt into
 common stock...........       --       --      27       550        --          --           --            550
Exercise of common stock
 options................       --       --   1,445     1,183        --          --           --          1,183
Issuance of common stock
 through employee stock
 purchase plan..........       --       --      44       295        --          --           --            295
Issuance of common stock
 from exercise of
 warrants...............       --       --      91       --         --          --           --            --
Net loss and
 comprehensive net
 loss...................       --       --     --        --     (26,562)        --           --        (26,562)
                          -------- -------- ------  --------   --------     -------       ------       -------
Balance at December 31,
 1997...................       --       --  27,534    76,000    (48,030)       (753)        (211)       27,006
Unearned compensation
 related to stock
 options................       --       --     --        352        --         (352)         --            --
Amortization of unearned
 compensation...........       --       --     --        --         --          314          --            314
Reversal of unearned
 compensation...........       --       --     --        (74)       --           74          --            --
Payment on shareholders'
 notes receivable.......       --       --     --        --         --          --            77            77
Exercise of common stock
 options................       --       --     480     1,520        --          --           --          1,520
Issuance of common stock
 through employee stock
 purchase plan..........       --       --      44       479        --          --           --            479
Issuance of common stock
 in connection with
 follow-on public
 offering, net of
 issuance costs.........       --       --   3,450    43,015        --          --           --         43,015
Net loss and
 comprehensive net
 loss...................       --       --     --        --      (5,694)        --           --         (5,694)
                          -------- -------- ------  --------   --------     -------       ------       -------
Balance at October 3,
 1998...................       --  $    --  31,508  $121,292   $(53,724)    $  (717)      $ (134)      $66,717
                          ======== ======== ======  ========   ========     =======       ======       =======

          See accompanying notes to consolidated financial statements.

                              INFOSEEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)


1. Organization and Summary of Significant Accounting Policies

   Organization. Infoseek Corporation, ("Infoseek" or the "Company"), provides leading Internet search and navigation technology, products and services that use the World Wide Web to empower users to make their lives easier. Infoseek is able to segment users by interest area, providing advertisers with focused and targeted audiences. The Infoseek Service is a comprehensive Internet gateway that combines search and navigation with directories of relevant information sources and content sites, offers chat and instant messaging for communicating shared interest and facilitates the purchase of related goods and services. Infoseek conducts its business predominantly within one industry segment.

   Basis of Presentation. The consolidated financial statements include the accounts of Infoseek and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated. As more fully described in Note 2, a wholly owned subsidiary of Infoseek merged with WebChat Communications, Inc. ("WebChat") in April 1998 in a pooling of interests transaction. The consolidated financial statements for 1997 have been restated to include the financial position, results of operations and cash flows of WebChat. The basic and diluted net loss per share impact of restating prior periods in connection with the WebChat acquisition was a $0.07 increase in basic and diluted net loss per share for the year ended December 31, 1997, and a $0.05 increase in basic and diluted net loss per share for the nine months ended September 30, 1997. Prior to 1997, these amounts for WebChat were not significant compared to those of Infoseek and accordingly, Infoseek's previously issued financial statements were not restated. An adjustment was made to the beginning 1997 common stock and accumulated deficit as a result of not restating Infoseek's financial statements prior to 1997.

   In January 1999, Infoseek changed from a calendar year ended December 31 to a fiscal year with 52-or 53-week periods ending on the Saturday nearest September 30. Infoseek's financial statements have been presented to reflect this change. The results of operations and cash flows of Infoseek for the nine months ended October 3, 1998 contained 276 days and compares to 273 days for the unaudited results of operations and cash flows for the nine months ended September 30, 1997.

   Unaudited Interim Financial Information. The accompanying consolidated financial statements for the nine month period ended September 30, 1997 are unaudited but include all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair statement of the operating results and cash flows for the period presented.

   Cash and Cash Equivalents. Infoseek considers all highly liquid debt instruments which are purchased with a maturity of three months or less to be cash equivalents.

   Short-Term Investments. Infoseek accounts for investments in accordance with Financial Accounting Standards Board, Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Infoseek's short-term investments, which consist primarily of commercial paper and government agency notes with maturities of one year or less, are classified as available-for-sale and are carried at amortized cost which approximates fair market value. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income and interest expense, respectively. The cost of securities sold is based on the specific identification method. Infoseek had no significant investments in equity securities at October 3, 1998 and December 31, 1997.

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

   Property and Equipment. Property and equipment are carried at cost less accumulated depreciation. Infoseek depreciates property and equipment using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the life of the related asset or the term of the lease.

   Research and Development. Research and development expenditures are generally charged to operations as incurred. Financial Accounting Standards Board, Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. In Infoseek's case, capitalization would begin upon completion of a working model as Infoseek does not prepare detail program designs as part of the development process. As of October 3, 1998 and December 31, 1997, capitalized costs of this nature were insignificant.

   Stock-Based Compensation. Infoseek has elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting of Stock Issued to Employees" and related interpretations, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, with the exception of certain options granted during the nine months ended October 3, 1998 and September 30, 1997 and for the years ended December 31, 1997 and 1996 as discussed in Note 8, no compensation expense is recognized as the exercise price of Infoseek's employee stock options equals the market price of the underlying stock on the date of grant.

   Long-Lived Assets. In 1995, the Financial Accounting Standards Board released Statement No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS No. 121 has not had a significant impact on the consolidated financial statements of Infoseek.

   Revenue Recognition. Infoseek's advertising revenues are derived principally from short-term advertising contracts in which Infoseek guarantees a minimum number of impressions for a fixed fee. Advertising revenues are recognized ratably over the term of the contract provided that the monthly minimum impressions are met, Infoseek does not have any remaining significant obligations, and collection of the resulting receivable is probable. To the extent the minimum guaranteed impressions are not met, Infoseek defers recognition of the revenue until guaranteed impressions levels are met.

   Also included in advertising revenues is the exchange by Infoseek of advertising space on Infoseek's Web sites for reciprocal advertising space in other media publications or other Web sites or receipt of applicable goods and services. Revenues from these exchange transactions are recorded as advertising revenue at the estimated fair value of the goods and services received and are recognized when both Infoseek's advertisements and the reciprocal advertisements are run, or goods or services are received. Advertising revenues recognized under these trading activities were less than 10% of total revenues for all periods presented.

   In late 1997, Infoseek released a new version of its service which now features 18 channels, and provides opportunities for revenue from the sale of channel sponsorships, as well as to enable Infoseek to share in a portion of the revenue generated by its users with these channel sponsors. Revenue generated by channel sponsors is included in advertising revenues and is generally recognized on a straight line basis over the term of the agreements provided that minimum impressions are met.

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)


   In October 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), which superseded Statement of Position 91-1, "Software Revenue Recognition", and provides guidance on generally accepted accounting principles for recognizing revenue on software transactions.

   SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, the determination of fair value is based on objective evidence which is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. SOP 97-2 was amended in February 1998 by Statement of Position 98-4 ("SOP 98-4"), "Deferral of the Effective Date of a Provision of SOP 97-2", which deferred for one year the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. Infoseek has adopted the provisions of these SOPs as of January 1, 1998.

   Infoseek recognizes revenue allocable to software licenses and specified upgrades upon delivery of the software product or upgrade to the end user, unless the fee is not fixed or determinable or collectibility is not probable. Infoseek considers all arrangements with payment terms extending beyond twelve months and other arrangements with payment terms longer than normal not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer.

   Postcontract customer support ("PCS") includes telephone support, bug fixes, and rights to upgrades on a when-and-if-available basis. In software arrangements that include rights to multiple software products, specified upgrades, PCS, and/or other services, Infoseek allocates the total arrangement fee among each deliverable based on the relative fair value of each deliverable based on vendor-specific objective evidence. Revenue allocable to PCS is recognized on a straight-line basis over the period PCS is provided.

   Infoseek derived revenues of $5,671,000 and $1,345,000 for the nine months ended October 3, 1998 and September 30, 1997, respectively, and $2,141,000 for the year ended December 31, 1997 from the licensing of its Ultraseek technology and the sale of PCS.

   During 1996, Infoseek also derived revenues of $144,000 from fees related to a premium subscription service offered to business and professional users. Revenues from this service were recognized over the period the services were provided. During the third quarter of 1996, Infoseek discontinued this service.

   Advertising Costs. Advertising costs are expensed as incurred. Advertising costs, which include service provider fees and reciprocal advertising amounted to $17,697,000 and $10,104,000 for the nine months ended October 3, 1998 and September 30, 1997, respectively, and were $15,104,000 and $8,523,000 for the years ended December 31, 1997 and 1996, respectively. Infoseek does not incur any significant direct response advertising costs.

   Concentration of Credit Risk. Financial instruments that potentially subject Infoseek to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and trade receivables. Infoseek places its cash equivalents and short-term investments with high-quality financial institutions. Through October 3, 1998, Infoseek invested its excess cash in commercial paper, government agency notes and money market funds. Through October 3, 1998, Infoseek operates predominantly in one business segment (see
Note 13) and sells advertising to various companies across several industries. Infoseek generally does not require collateral.

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

Infoseek maintains allowances for credit losses, and such losses have been within management's expectations. For the nine months ended October 3, 1998 and for the year ended December 31, 1997, no customer accounted for greater than 10% of total revenues. For the nine months ended September 30, 1997 and for the year ended December 31, 1996, one customer (a related party, see Note 12) accounted for 10% and 12% of total revenues, respectively.

   Net Loss Per Share. In 1997, the Financial Accounting Standards Board issued Statement No. 128, ("SFAS No. 128") "Earnings Per Share". SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary and fully diluted earnings per share, outstanding nonvested shares are not included in the computations of basic and diluted earnings per share until the time-based vesting restriction has lapsed. Basic earnings per share also excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 98, "Earnings Per Share" in February 1998. Staff Accounting Bulletin No. 98 effected the treatment of certain stock and warrants ("cheap stock") issued within a one-year period prior to an initial public offering. Earnings per share amounts presented have been restated for the nine months ended September 30, 1997 and for the years ended December 31, 1997 and 1996 to conform to the requirements of SFAS No. 128 and Staff Accounting Bulletin No. 98.

   Net loss per share information for 1997 has been adjusted on a retroactive basis to give effect to the merger with WebChat (see Note 2), whereby each share of WebChat was converted to 0.03 shares of Infoseek common stock. Share information for 1996 has not been restated due to WebChat amounts being insignificant.

   Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

   Comprehensive Income. During 1998, Infoseek adopted Financial Accounting Standards Board Statement No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income". SFAS No. 130 establishes rules for reporting and displaying comprehensive income or comprehensive net loss. Infoseek's total comprehensive net loss was the same as its net loss for the nine months ended October 3, 1998 and September 30, 1997 and for the years ended December 31, 1997 and 1996.

   Segment Information. During 1998, Infoseek adopted the Financial Accounting Standards Board Statement No. 131 ("SFAS No. 131"), "Disclosures About Segments of An Enterprise and Related Information". SFAS No. 131 requires Infoseek to use the "management approach" in disclosing segment information. Infoseek conducts its business predominantly within one industry segment for all periods presented. Management assesses Infoseek's performance, measures Infoseek's loss and assets on a single segment basis. The single segment generates revenue predominantly from the United States for all periods presented (see Note 13).

   Impact of Recently Issued Accounting Standards. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS
133). FAS 133 provides a comprehensive and consistent standard for the

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

recognition and measurements of derivatives and hedging activities. FAS 133 is effective for fiscal years beginning after June 15, 1999 and management believes that the adoption of the Statement will not have a significant impact on the financial position, operating results or cash flows of Infoseek.

   Reclassifications. Certain reclassifications, none of which affected net loss, have been made to prior year's amounts in order to conform to the current year's presentation. Hosting, content and website costs represent Infoseek's cost of goods sold.

2. Business Combination

   On April 17, 1998, Infoseek acquired WebChat in a tax-free reorganization in which a wholly owned subsidiary of Infoseek was merged directly into WebChat. Infoseek has exchanged approximately 316,000 shares of Infoseek Corporation common stock and has reserved approximately 11,000 shares for WebChat options assumed by Infoseek. Each share exchanged represents 0.03 share of common stock of Infoseek for each share of the common, and preferred stock of WebChat. Merger related expenses were not significant and were recorded in the second quarter of 1998. The merger has been accounted for under the pooling of interests method.

   A reconciliation of revenues and net loss of Infoseek, as previously reported, WebChat and combined for the year ended December 31, 1997 is as follows:

                                                                           Net
                                                                Revenues  loss
                                                                -------- -------
                                                                 (In thousands)
       Infoseek................................................ $34,603  $24,623
       WebChat.................................................     479    1,939
                                                                -------  -------
       Combined................................................ $35,082  $26,562
                                                                =======  =======

3. Fair Value of Financial Instruments

   The following estimated fair value amounts have been determined by Infoseek using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Infoseek could realize in a current market exchange.

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

                                                  At October 3, 1998
                                       -----------------------------------------
                                                   Gross      Gross    Estimated
                                       Amortized Unrealized Unrealized   Fair
          Short-term investments         Cost      Gains      Losses     Value
          ----------------------       --------- ---------- ---------- ---------
                                                    (In thousands)
     Commercial paper.................  $46,823     $--        $--      $46,823
     Money market fund................    4,417      --         --        4,417
                                        -------     ----       ----     -------
         Total........................  $51,240     $--        $--      $51,240
                                        =======     ====       ====     =======
                                                 At December 31, 1997
                                       -----------------------------------------
                                                   Gross      Gross    Estimated
                                       Amortized Unrealized Unrealized   Fair
          Short-term investments         Cost      Gains      Losses     Value
          ----------------------       --------- ---------- ---------- ---------
                                                    (In thousands)
     Commercial paper.................  $23,007     $--        $--      $23,007
     Government agency notes..........    4,003        2        --        4,005
     Money market fund................    1,106      --         --        1,106
                                        -------     ----       ----     -------
         Total........................  $28,116     $  2       $--      $28,118
                                        =======     ====       ====     =======

   Realized gains and losses were insignificant during the nine months ended October 3, 1998 and September 30, 1997 and for the years ended December 31, 1997 and 1996.

4. Obligations

   In March 1997, Infoseek entered into a four year, $5,000,000 equipment term loan facility. The loan bears interest at the bank's prime rate plus 0.25% (8.75% at October 3, 1998 and December 31, 1997). Under the terms of the agreement, Infoseek grants a security interest in certain assets of Infoseek and must maintain financial covenants including minimum tangible net worth and others based on monthly cash balances. Under the equipment term loan facility, Infoseek is restricted in its ability to pay dividends. Interest-only payments will be made during the first twelve months and borrowings and interest will be repaid on a straight-line basis over 36 months beginning in month thirteen of the facility. As of October 3, 1998 and December 31, 1997, there was approximately $4,345,000 and $5,000,000 outstanding against the term loan facility, respectively.

   In February 1997, WebChat entered into a three and one half year $300,000 equipment term loan facility. Infoseek repaid the equipment term loan during the nine months ended October 3, 1998 and no amount was outstanding under the equipment term loan facility as of October 3, 1998. As of December 31, 1997, there was approximately $265,000 outstanding against the term loan facility.

   In 1996 and 1995, Infoseek entered into term loan agreements with a lending institution under which Infoseek borrowed approximately $3,540,000 to finance the purchase of equipment. Borrowings made under the agreement are due over 37 months, bear interest ranging from 15.80% to 16.39%, and are secured by certain assets of Infoseek. As of October 3, 1998 and December 31, 1997, approximately $1,006,000 and $1,803,000 were outstanding against the term loan agreements, respectively.

                             INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)


   Maturities under these obligations are as follows:

                                                                 October 3, 1998
                                                                 ---------------
                                                                 (In thousands)
       1999.....................................................     $2,683
       2000.....................................................      1,810
       2001.....................................................        858
                                                                     ------
                                                                     $5,351
                                                                     ======

5. Commitments

   Infoseek leases its facilities under operating lease agreements which expire at various dates through 2006. Total rent expense for the nine months ended October 3, 1998 and September 30, 1997 was $2,003,000 and $866,000,
respectively, and for the years ended December 31, 1997 and 1996, total rent expense was $1,397,000 and $379,000, respectively. In January 1998, Infoseek signed an agreement to sublease approximately 20,500 square feet of its Sunnyvale, California facility. In connection with the sublease agreement, Infoseek will receive future rent payments of approximately $393,000 in 1999. For the nine months ended October 3, 1998, Infoseek recorded sublease rental income of $279,000.

   Infoseek leases certain equipment under noncancelable lease agreements that are accounted for as capital leases. Equipment under capital lease arrangements is included in property and equipment and aggregated $704,000 at October 3, 1998. Related accumulated amortization was $209,000 at October 3, 1998. Amortization expense related to assets under capital leases is included in depreciation expense. In addition, the capital leases are secured by the related equipment, and Infoseek is required to maintain liability and property damage insurance.

   Future minimum lease payments under noncancelable operating leases and capital leases are as follows:

                                                         October 3, 1998
                                                 -------------------------------
                                                 Operating Leases Capital Leases
                                                 ---------------- --------------
                                                         (In thousands)
      1999......................................      $2,735           $269
      2000......................................       2,483            243
      2001......................................       2,059            105
      2002......................................       1,789            --
      2003......................................         282            --
                                                      ------           ----
      Total minimum payments....................      $9,348            617
                                                      ======
      Less amount representing interest.........                        (45)
                                                                       ----
                                                                        572
      Less current portion......................                       (259)
                                                                       ----
                                                                       $313
                                                                       ====

 Netscape

   Historically, a large portion of Infoseek's traffic was derived through the Web page of Netscape Communications Corporation ("Netscape"). In March 1996, Infoseek entered into an agreement with Netscape, which provided that Infoseek would be listed as a Premier Provider on Netscape's Web page for the period

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

from April 10, 1996 to March 31, 1997. This agreement with Netscape provided for payments of up to an aggregate of $5,000,000 in cash and reciprocal advertising ($3,500,000 in cash and $1,500,000 in reciprocal advertising) over the course of the one-year term of the agreement. In March 1997, Infoseek renewed its agreement with Netscape under terms that extended the current contract through April 30, 1997 and thereafter provided for Infoseek to be one of four premier providers displayed on Netscape's Web page for the period of May 1, 1997 through April 30, 1998. The renewed agreement with Netscape provided for payments of up to an aggregate of $12,500,000 in cash and reciprocal advertising ($10,000,000 in cash and $2,500,000 in reciprocal advertising) over the term of the agreement.

   As of June 1, 1998, Infoseek had entered into an one-year agreement with Netscape with terms that provide for Infoseek to pay, based on impressions delivered, up to an aggregate of $12,500,000 in cash to be one of the six non-exclusive premier providers of navigational services (along with Excite, Netscape, Lycos, Alta Vista, and LookSmart). Under the terms of the agreement, Infoseek will receive 15% of premiere provider rotations-the pages served to visitors who have not selected a preferred provider. The payments to Netscape are being recognized ratably over the term of the agreement. Infoseek and Netscape subsequently renegotiated the agreement (see Note 15).

   During the nine months ended October 3, 1998 and September 30, 1997, Infoseek recognized $6,595,000 and $5,416,000, respectively, of expense related to this agreement and for the years ended December 31, 1997 and 1996, Infoseek recognized $9,583,000 and $3,750,000, respectively, of expense related to this agreement. The costs of the Netscape agreement are being recognized ratably over the term of the agreement. As of October 3, 1998, Infoseek has a cash commitment ranging from a minimum of $4,150,000 to a maximum of $12,500,000 depending on the level of traffic delivered by Netscape in connection with this agreement. At December 31, 1997, Infoseek had $7,555,000 of cash commitment remaining in connection with the agreement. At October 3, 1998 and December 31, 1997, $1,558,000 and $4,221,000 are included in accrued liabilities to service providers, respectively.

   In July 1997, Infoseek entered into an one-year agreement with Netscape whereby it was designated as a premier provider of international search and navigational guide services for the Netscape Net Search Program. Under the terms of the agreement, Infoseek will provide services for 10 Netscape local Web sites. Infoseek's agreement with Netscape provides for payments ranging from a minimum of $666,000 ($400,000 in cash and $266,000 in reciprocal advertising) to a maximum of $1,219,000 ($677,000 in cash and $542,000 in reciprocal advertising) depending on the level of traffic delivered by Netscape. For the nine months ended October 3, 1998 and September 30, 1997, Infoseek incurred sales and marketing expenses of approximately $506,000 and $100,000 under this agreement, respectively. During the year ended December 31, 1997, Netscape delivered traffic at the minimum level and as a result Infoseek recognized sales and marketing expenses of approximately $333,000 under this agreement. As of October 3, 1998, Infoseek had a cash commitment of $248,000. At December 31, 1997, Infoseek had a cash commitment ranging from a minimum of $74,000 to a maximum of $351,000 depending on the level of traffic delivered by Netscape in connection with this agreement. This agreement originally expired on June 30, 1998, but was subsequently extended to September 30, 1998 under similar terms.

 Microsoft and WebTV Networks

   Infoseek also had an agreement with Microsoft Corporation ("Microsoft") to provide navigational services on certain Microsoft web sites through which Infoseek also receives traffic. In exchange for such traffic, Infoseek made available to Microsoft advertising space on the Infoseek service free of charge. Effective

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

October 1, 1998, Infoseek terminated the agreement and entered into a new agreement with Microsoft to become one of five premier providers of search and navigation services on Microsoft's network of Internet products and services. Under the terms of the new twelve month Microsoft agreement, Infoseek is obligated to pay an aggregate of $10,675,000 for a guaranteed minimum number of impressions on both Microsoft's Internet Explorer search feature and Microsoft's website. Infoseek will also pay, based on the number of impressions delivered, for additional impressions on both Internet Explorer and Microsoft's website, up to a maximum of $18,000,000. The accounting treatment for the Microsoft agreement will result in amortizing the obligation over the one-year term of the agreement, beginning in the quarter ended January 2, 1999 which is the quarter that the service is launched. In connection with the agreement, Infoseek made a prepayment of $5,338,000 as of October 3, 1998, which is included in prepaid to service providers.

   In addition, Infoseek entered into an agreement with WebTV Networks, Inc. ("WebTV") pursuant to which Infoseek will be the exclusive provider of search and directory services to WebTV. Under this two year agreement, Infoseek is responsible for managing advertising sales for all of WebTV's search traffic and the substantial majority of WebTV's current non-search traffic. Pursuant to the agreement which was effective on August 28, 1998, Infoseek is obligated to make cash payments to WebTV totaling $26,000,000, with $15,000,000 of such amount being payable in advance for the first five quarters upon mutual acceptance of the technology by both parties. In October 1998, Infoseek and WebTV mutually accepted the technology pursuant to the agreement and, accordingly, $15,000,000 was recorded in prepaid to service providers of which $500,000 has been paid in cash and $14,500,000 is included in accrued liabilities to service providers at October 3, 1998. The remaining $11,000,000 is being paid ratably over the last three quarters of the agreement term. Such payments by Infoseek are subject to reimbursement depending on the number of impressions delivered over the life of the agreement. Infoseek is to receive all of the revenue generated from such advertising sales up to a pre-determined amount that is in excess of Infoseek's total payment obligations to WebTV under the agreement, with allocations of such revenue between Infoseek and WebTV being made beyond this pre-determined amount.

 Contingencies

   From time to time, Infoseek may be a party to litigation and claims incident to the ordinary course of its business. Although the results of litigation and claims cannot be predicted with certainty, Infoseek believes that the final outcome of such matters will not have a material adverse effect on Infoseek's financial position, results of operations, or cash flows.

6. Restructuring and Other Charges

   During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7,400,000, of which approximately $6,200,000 related to a program to discontinue certain business arrangements, which were determined to be non-strategic, and approximately $1,200,000 related to management changes. Of these restructuring charges, approximately $5,000,000 involved cash outflows, all of which had been completed as of October 3, 1998. Non-cash restructuring charges of approximately $2,400,000 related primarily to the write-down of certain non-strategic business assets. There were no material changes to the restructuring plan or in the estimates of the restructuring costs. As of October 3, 1998, Infoseek had fully utilized its restructuring reserve.

7. Shareholders' Equity

   Preferred Stock. On May 15, 1996, the Board of Directors authorized 5,000,000 shares of undesignated preferred stock. In connection with this action, the Board has the authority to issue in one or more series and to

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

fix the rights, preferences, privileges, and restrictions thereof, without further vote or action by the shareholders. No such shares have been issued to date.

   Convertible Preferred Stock. Through May of 1996, Infoseek issued series A, B, C, and E convertible preferred stock. A portion of the Series E convertible preferred stock was redeemable at the request of the holder. On June 11, 1996 Infoseek completed its initial public offering and at that time all outstanding shares of convertible preferred stock were converted into common stock on a one-for-one basis.

   Common Stock. On May 15, 1996, Infoseek's Shareholders approved a 3-for-4 reverse stock split of Infoseek's preferred and common stock. All outstanding preferred, common and common equivalent shares in the accompanying financial statements have been retroactively adjusted to give effect to this reverse stock split. At the same time, the Board of Directors approved the increase of authorized common stock to 60,000,000 shares.

   Founders' Common Stock. Infoseek has the right, at any time within sixty days after termination of a founder's employment or service, to repurchase certain common shares at the price per share paid by the founder. Infoseek's right to repurchase lapses with respect to 25% of the total number of shares held by the founder, commencing twelve months after purchase, and in monthly increments of 2.08% of the total number of shares thereafter. There were no founders' common shares subject to repurchase as of October 3, 1998 and at December 31, 1997 there were 7,000 founders' common shares subject to repurchase.

   Notes Receivable from Shareholders. During 1997 and 1996, Infoseek entered into agreements with certain officers and employees to sell approximately 38,000 and 412,000 shares, respectively, of Infoseek's common stock in exchange for full recourse promissory notes. The shares are subject to repurchase by Infoseek, and such repurchase options lapse in monthly increments of 2.08% of the total number of shares purchased. At October 3, 1998 and December 31, 1997, there were approximately 53,000 and 88,500 common shares, respectively, subject to repurchase by Infoseek.

   Follow-On Public Offering. In February 1998, Infoseek completed a follow-on public offering of 3,450,000 shares of common stock and received proceeds of approximately $43,015,000 net of underwriting discounts, commissions and other offering costs.

   Common Stock Reserved For Future Issuance. Shares of common stock reserved for future issuance are as follows:

                                                                 October 3, 1998
                                                                 ---------------
                                                                 (In thousands)
       Stock option plan........................................      6,773
       Employee stock purchase plan.............................        499
                                                                      -----
                                                                      7,272
                                                                      =====

8. Stock Option/Stock Issuance Plan

   Infoseek's Stock Option Plan (the "Predecessor Plan") provides for the grant of incentive stock options and non statutory stock options to employees and consultants of Infoseek at prices ranging from 85% to 110% (depending on the type of grant) of the fair market value of the common stock on the date of grant as determined by the Board of Directors.

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)


   In April 1996, the Board of Directors adopted the 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") which was approved by Infoseek's shareholders on May 15, 1996. The 1996 Plan is intended to serve as the successor equity incentive stock issuance program to the Predecessor Plan. Under the 1996 Plan, 7,225,000 shares of common stock have been authorized for issuance. In June 1998, Infoseek's shareholders ratified and approved to increase the number of shares available for grant by 1,500,000 to a total of 8,725,000 for the 1996 Stock Option/Stock Issuance Plan. The 1996 Plan is divided into three separate components: the Discretionary Option Grant Program under which eligible individuals may be granted options to purchase shares of common stock at an exercise price of not less than 85% of their fair market value on the grant date; the Stock Issuance Program under which eligible individuals may be issued shares of common stock directly through the purchase of such shares at a price of not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services; and the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non employee Board members to purchase shares of common stock at an exercise price equal to 100% of their fair market value on the grant date. The vesting and exercise provisions of the option grants are determined by the Board of Directors. Options generally vest and become exercisable as to 25% of the shares one year from the date of grant and the balance in monthly increments over the subsequent three years of service. Options expire no later than ten years from the date of grant.

   In conjunction with the acquisition of WebChat in April 1998 (see Note 2), Infoseek also reserved approximately 11,000 shares for option grants under the WebChat Communications, Inc. 1996 Stock Option Plan. The plan is administered by Infoseek's Board of Directors and provides for incentive stock options or nonqualified stock options to be issued to employees or consultants of Infoseek. Prices for incentive stock options may not be less than the fair value of the common stock at the date of grant. Prices for nonqualified stock options may not be less than 85% of the fair value of the common stock at the date of grant. Options become exercisable and vest over a period of at least five years from the date of grant. Unexercised options expire ten years after the date of grant.

   Infoseek has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Infoseek, under APB No. 25, generally does not recognize compensation expense as the exercise price of Infoseek's employee stock options equals the market price of the underlying stock on the date of grant.

   Through October 3, 1998 and December 31, 1997, Infoseek recorded aggregate deferred compensation of $6,018,000 and $5,666,000, respectively, representing the difference between the grant price and the deemed fair value of Infoseek's common stock granted during those periods. The amortization of deferred compensation is being charged to operations and is being amortized over the vesting period of the options, which is typically four years. For the nine months ended October 3, 1998 and September 30, 1997, amortized expenses were $314,000 and $717,000, respectively, and for the years ended December 31, 1997 and 1996, the amortized expenses were $832,000 and $1,346,000, respectively.

   Pro forma information regarding net loss and loss per share is required by SFAS No. 123, which also requires that the information be determined as if Infoseek has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of this statement. For options granted during the nine months ended October 3, 1998, the fair value was estimated at the date of grant using the Black-Scholes single option pricing model with the following weighted average assumptions: weighted-average risk free interest rate of 5.36%; a dividend yield of 0.0%; a volatility factor of the expected market price of Infoseek's

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

common stock of .99; and a weighted-average expected life of the option of five years. The fair value for options granted during 1997 was estimated at the date of grant using the Black-Scholes multiple option pricing model with the following weighted average assumptions: risk-free interest rate ranging from 5.53% to 6.77%; a dividend yield of 0.0%; a volatility factor of the expected market price of Infoseek's common stock of .87; and a weighted-average expected life of the option of five years for officers and four years for non officers. Subsequent to Infoseek's initial public offering in June 1996, the fair value of options granted during the balance of 1996 were estimated with the following weighted average assumptions: risk-free interest rates ranging from 5.18% to 6.58% in 1996; a dividend yield of 0.0%; a volatility factor of the expected market price of Infoseek's common stock of .80; and a weighted-average expected life of the option of five years for officers and four years for non officers. The fair value for options granted prior to Infoseek's initial public offering in June 1996 were estimated at the date of grant using the minimum value method and have a volatility factor of zero.

   Had compensation cost for Infoseek's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, Infoseek's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                               Nine Months    Years Ended
                                                  Ended      December 31,
                                               October 3,  ------------------
                                                  1998       1997      1996
                                               ----------- --------  --------
                                                 (In thousands, except per
                                                        share data)
Pro forma net loss............................  $(12,345)  $(30,919) $(17,328)
Pro forma basic and diluted net loss per
 share........................................  $  (0.40)  $  (1.16) $  (0.78)

   Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until fiscal 2000.

   In July 1997, the Board of Directors authorized the repricing of options to purchase 821,300 shares of common stock effective on July 23, 1997 to the then fair market value of $6.13 per share. Under the terms of the repricing, the repriced options maintain the same vesting and expiration terms, except they may not be exercised until January 9, 1998. Executive officers, consultants and members of the Board of Directors were not eligible to participate in the repricing.

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)


   A summary of Infoseek's stock option activity and related information for the nine months ended October 3, 1998 and the years ended December 31, 1997 and 1996 are as follows (as described in Note 2, amounts used in 1997 have been restated to reflect the April 17, 1998 merger with WebChat):

                                                December 31,      December 31,
                             October 3, 1998        1997              1996
                             ---------------- ----------------- ----------------
                                     Weighted          Weighted         Weighted
                                     Average           Average          Average
                                     Exercise          Exercise         Exercise
                             Options  Price   Options   Price   Options  Price
                             ------- -------- -------  -------- ------- --------
                              (In thousands, except weighted average exercise
                                         price and per share data)
Outstanding--beginning of
 period.....................  4,158   $ 4.92   4,921    $2.10    3,074   $0.13
  Granted...................  2,451   $20.41   4,418    $6.61    2,851   $3.98
  Exercised.................   (480)  $ 3.17  (1,456)   $0.79      (54)  $0.11
Canceled....................   (337)  $13.81  (3,725)   $4.79     (957)  $1.51
                              -----           ------             -----
Outstanding -- end of
 period.....................  5,792   $11.12   4,158    $4.92    4,914   $2.10
                              =====           ======             =====
Exercisable at end of
 period.....................  1,171   $ 3.99     583    $2.63      845   $0.35
  Weighted average fair
   value of options granted
   during the period........          $15.63            $4.48            $3.79

   Outstanding and Exercisable By Price Range as of October 3, 1998:

                             Options Outstanding                    Options Exercisable
               ----------------------------------------------- ------------------------------
                   Number          Weighted                        Number
Range of         Outstanding       Average         Weighted      Exercisable      Weighted
Exercise            as of         Remaining        Average          as of         Average
Prices         October 3, 1998 Contractual Life Exercise Price October 3, 1998 Exercise Price
- --------       --------------- ---------------- -------------- --------------- --------------
               (In thousands)       (Years)                     (In thousands)
$ 0.00-$ 5.00       2,374            7.56           $ 3.83            918          $3.27
$ 5.01-$12.50       1,268            8.41           $ 8.41            253          $6.60
$12.51-$25.00       1,904            9.62           $19.35             --             --
$25.01-$37.00         246            9.68           $31.70             --             --
                    -----                                           -----
                    5,792            8.51           $11.12          1,171          $3.99
                    =====                                           =====

9. Employee Stock Purchase Plan

   In April 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan"), which is designed to allow eligible employees of Infoseek to purchase shares of common stock at semiannual intervals through their periodic payroll deductions. An aggregate of 187,500 shares of common stock were originally reserved for the Purchase Plan. In June 1998, Infoseek's shareholders increased the number of shares reserved by 400,000 to a total of 587,500, of which 88,866 had been issued through October 3, 1998. The Purchase Plan is implemented in a series of successive offering periods, each with a maximum duration of 24 months. Eligible employees can have up to 10% (up to a maximum of 1,000 shares per year) of their base salary deducted that is to be used to purchase shares of the common stock on specific dates determined by the Board of Directors. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the specified purchase date. Infoseek does not recognize compensation cost related to employee purchase rights under the Plan. To comply with the pro forma reporting requirements of SFAS

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

No. 123, compensation cost is estimated for the fair value of the employees' purchase rights using the Black-Scholes model with the following assumptions for those rights granted in 1998: a risk free interest rate of 5.36%; dividend yield of 0.0%; expected volatility factor of .99; an expected life of six months; for those granted in 1997: a risk free interest rate of 6.0%; dividend yield of 0.0%; expected volatility factor of .87; an expected life of six months; and for those granted in 1996: a risk free interest rate of 5.0%; dividend yield of 0.0%; expected volatility factor of .80; an expected life of six months. The weighted average estimated fair value of the Purchase Plan shares granted in 1998 was $5.42.

10. Income Taxes

   Due to Infoseek's loss position, there was no provision for income taxes for any period presented.

   As of October 3, 1998, Infoseek has federal and state net operating loss carryforwards of approximately $40,000,000 and $17,000,000, respectively. The federal net operating loss carryforwards will expire in the years 2009 through 2013, and the state net operating loss carryforwards will expire in the years 1999 through 2013. Infoseek has federal and state research and experimentation credits of approximately $880,000 and $780,000, respectively, that will expire in the years 1999 through 2013. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

   Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Infoseek's deferred tax assets consisted of the following at:

                                                         October 3, December 31,
                                                            1998        1997
                                                         ---------- ------------
                                                             (In thousands)
       Deferred tax assets:
         Net operating losses...........................  $ 15,046    $ 17,448
         Research credit carryforwards..................       925         406
         Other individually insignificant items.........     5,604       1,691
                                                          --------    --------
           Total deferred tax assets....................    21,575      19,545
         Valuation allowance............................   (21,575)    (19,545)
                                                          --------    --------
           Total net deferred tax assets................  $    --     $    --
                                                          ========    ========

The change in the valuation allowance was a net increase of approximately $2,030,000, $10,545,000 and $6,409,000 for the nine months ended October 3,
1998 and for the years ended December 31, 1997 and 1996, respectively.

11. Employee Benefit Plan

   In January 1996, Infoseek adopted a plan to provide retirement and incidental benefits for its eligible employees, known as the Infoseek Corporation 401(k) Plan ("The Plan"). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants in the Plan may make salary deferrals of up to 20% of their annual salary, limited by the maximum dollar amount allowed by the Internal Revenue Code. Infoseek, at its discretion, may elect to make contributions to the Plan on behalf of its eligible participants. Infoseek has made no such contributions to date.

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)


12. Related Party Transactions

   Bell Atlantic, with a representative on Infoseek's Board of Directors, is considered a related party. In March 1996, Infoseek and Bell Atlantic entered into a one-year agreement, which provided for Infoseek's display of the Big Yellow logo within the Infoseek Service. According to the terms of the agreement, Bell Atlantic agreed to pay to Infoseek up to an aggregate of $4,600,000, in monthly payments, which amount would be decreased proportionately if the number of impressions of the Big Yellow logo were below a specified number. In February 1997, Infoseek signed an amendment with Bell Atlantic extending the term of the original agreement, dated March 1996, through June 1998 in exchange for an additional $1,400,000, for a total of $6,000,000, in monthly payments. The terms and conditions of the amended agreement were substantially the same, except for elimination of certain exclusivity and reimbursement provisions. Infoseek recognized revenue of $1,298,000 and $2,116,000 for the nine months ended October 3, 1998 and September 30, 1997, respectively, and $2,820,000 and $1,882,000 in connection with this agreement for the years ended December 31, 1997 and 1996, respectively. Amounts receivable from and payable to such related party were insignificant at October 3, 1998 and December 31, 1997.

13. Segment Information

   Infoseek predominantly operates in one business segment-providing Internet search and navigation products and services for which Infoseek receives advertising revenues from its customers. Advertising revenues totaled $45,044,000, $21,062,000, $32,941,000, and $14,951,000 for the nine months ended October 3, 1998 and September 30, 1997 and for the years ended December 31, 1997 and 1996, respectively. During the nine months ended October 3, 1998, approximately 11% of Infoseek's total revenues related to the sale of its Ultraseek software licenses and support. Software licensing revenues amounted to less than 10% of total revenues for the nine months ended September 30, 1997 and the years ended December 31, 1997 and 1996. With the acquisition of Starwave Corporation (see Note 15), software licensing revenues are expected to fall below 10% of total revenues during fiscal 1999 and on a go forward basis.

   The Chief Executive Officer has been identified as the Chief Operating Decision Maker (CODM) because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about asset allocation, expense allocation, or profitability from Infoseek's Internet search navigation products and services or from its Ultraseek software licenses and support.

   Total revenues generated from United States customers totaled $49,990,000, $22,319,000, $34,777,000 and $15,095,000 of total revenues for the nine months ended October 3, 1998 and September 30, 1997, and for the years ended December 31, 1997 and 1996, respectively. Total revenues generated from foreign customers totaled $725,000, $88,000 and $305,000, respectively, of total revenues for the nine months ended October 3, 1998 and September 30, 1997, and for the year ended December 31, 1997, respectively (none for the year ended December 31, 1996). For the nine months ended September 30, 1997 and for the year ended December 31, 1996, revenues from Bell Atlantic amounted to approximately 10% and 12% of total revenues, respectively (see Note 12).

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)


14. Net Loss Per Share

   The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share amounts):

                                                                Years Ended
                                       Nine Months Ended       December 31,
                                    ------------------------ ------------------
                                    October 3, September 30,
                                       1998        1997        1997      1996
                                    ---------- ------------- --------  --------
Numerator:
  Net loss........................   $(5,694)    $(21,914)   $(26,562) $(15,938)
                                     -------     --------    --------  --------
Numerator for basic and diluted
 net loss per share...............   $(5,694)    $(21,914)   $(26,562) $(15,938)
                                     =======     ========    ========  ========
Weighted average of common
 shares...........................    30,512       26,270      26,627    14,076
Conversion of preferred stock not
 included in shares related to SEC
 Staff Accounting Bulletin 98.....       --           --          --      8,044
                                     -------     --------    --------  --------
Denominator for basic and diluted
 net loss per share...............    30,512       26,270      26,627    22,120
                                     =======     ========    ========  ========
Basic and diluted net loss per
 share............................   $ (0.19)    $  (0.83)   $  (1.00) $  (0.72)
                                     =======     ========    ========  ========

15. Subsequent Events (Unaudited)

   On July 24, 1998, Infoseek entered into an agreement to acquire Quando, Inc. ("Quando") for approximately $17,000,000, subject to adjustment, in shares of Infoseek's common stock. On January 15, 1999, Infoseek completed its acquisition of Quando in a tax-free reorganization in which a wholly-owned subsidiary of Infoseek was merged directly into Quando for 396,591 shares of Infoseek common stock. Infoseek also reserved approximately 26,000 shares of Infoseek common stock for Quando options assumed by Infoseek. The acquisition of Quando was accounted for using the purchase method of accounting. Infoseek incurred direct costs of $1,500,000 as a result of its acquisition of Quando which will be accounted for as part of the purchase price of the transaction.

   Based upon the fair value of Quando and the preliminary allocation of the consideration paid for the assets and liabilities of Quando, Infoseek recorded approximately $17,715,000 in goodwill, developed technology and assembled workforce intangibles which will be amortized on a straight-line basis over a two year period. In addition, Infoseek incurred write-offs related to in-process research and development of approximately $4,300,000.

   On November 9, 1998, Infoseek renewed the international agreement with Netscape for which Infoseek will be one of the non-exclusive premier providers for search and directory services in seven foreign sites for the period of October 1, 1998 to September 30, 1999. Under the terms of the renewed agreement, Infoseek will pay Netscape a one-time $120,000 nonrecurring engineering fee with additional quarterly payments being made based upon established rates for impressions delivered by Netscape. The agreement may be terminated by either party upon sixty days prior written notice to the other party.

   On November 11, 1998, Infoseek received notice from Netscape of their intent to either terminate the contract or negotiate a new agreement to afford Infoseek with different positioning or a lower rotation percentage on the Netscape site on pricing terms to be mutually agreed. On November 25, 1998, Infoseek and Netscape renegotiated the terms of the June 1998 agreement to provide for the purchase of 5% of Netscape's

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

available search traffic beginning January 11, 1999 and through the duration of the agreement which terminates May 31, 1999. Under the new agreement, Infoseek is charged a higher rate for certain traffic received. The maximum payment cap is $12,500,000, less any payments made under the prior agreement.

   On November 18, 1998, Infoseek completed its acquisition of Starwave Corporation ("Starwave"), a subsidiary of The Walt Disney Company whereby Infoseek issued 25,932,681 shares of common stock in exchange for all outstanding Starwave shares. Infoseek also reserved 2,205,316 shares of common stock in connection with outstanding stock options of Starwave to be assumed by Infoseek. The fair value of Infoseek's shares and options issued was approximately $897,800,000.

   A new holding company structure was established as a result of the acquisition. Starwave and Infoseek Corporation, a California corporation, became wholly-owned subsidiaries of the Infoseek Corporation, a Delaware corporation, (the "Holding Company") which is a registered public company incorporated in Delaware. The authorized capital stock of the Holding Company consists of 500,000,000 shares of $0.001 par value common stock and 25,000,000 shares of $0.001 par value Preferred Stock. Disney also purchased an additional 2,642,000 unregistered shares of the Holding Company's common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of the Holding Company's common stock (the "Warrant") in exchange for approximately $70,000,000 in cash and a $139,000,000 five-year promissory note. The Warrant generally enables Disney to achieve a majority stake in Infoseek over a three year period.

   Infoseek expects to incur increased operating expenditures associated with its expanded operations resulting from the transaction, as well as the development, launch and promotion of GO Network. In this regard, Infoseek has agreed to use commercially reasonable efforts to meet certain spending requirements for GO Network pursuant to the terms of a license agreement between Infoseek and Disney related to GO Network. Subject to adjustment by unanimous vote of the two member advisory committee established pursuant to a product management agreement between Infoseek and Disney, these spending requirements for GO Network for the first three years are $40,500,000, $58,300,000 and $64,800,000, respectively. In addition, pursuant to a promotional services agreement (the "Promotional Services Agreement"), Infoseek has agreed to purchase approximately $165,000,000 in promotional services over a five-year period for GO Network. The amounts spent on the purchase of promotional services under the promotional services agreement apply towards the spending requirements under the license agreement.

   In addition, under a license agreement entered into by and between Disney and Infoseek, Disney has agreed to grant to Infoseek a worldwide license to exploit the trademarks and Web addresses associated with GO Network and Infoseek has agreed to pay Disney royalties. Royalties are calculated as one percent (1%) of Infoseek's revenues other than revenues derived from software sales and services. Royalties under the license agreement will not be earned nor paid until the end of any Infoseek fiscal year in which Infoseek has positive earnings before interest, taxes, and amortization ("EBITA") as defined and royalty payments in any year will not exceed 15% of EBITA in such year as defined.

   Disney also has certain contractual rights to maintain its initial percentage stock and warrant ownership through direct purchases from Infoseek in the event of dilutive issuances. Infoseek may be required to sell to Disney certain shares of common stock and issue warrants at prices below fair market value at the time of purchase which may result in future material charges adversely affecting Infoseek's results of operations.

   Infoseek expects to incur approximately $22,000,000 in acquisition costs which will be included in the purchase price of Starwave. As of October 3, 1998, Infoseek had incurred approximately $2,800,000 of these direct acquisition costs. Infoseek is accounting for the Starwave acquisition under the purchase method of

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

accounting. In the quarter ended January 2, 1999, Infoseek recorded approximately $658,500,000 in goodwill and joint venture relationships which will be amortized on a straight-line basis over a ten year period. Also, Infoseek recorded approximately $45,200,000 for developed technology and assembled workforce which will be amortized on a straight-line basis over a two-year period. In addition, Infoseek incurred write-offs related to in-process research and development in the amount of $72,600,000.

   In conjunction with the acquisitions of Starwave and Quando, Infoseek expects to incur $7,500,000 of integration costs, of which $1,400,000 was included in the results of operations for the nine months ended October 3, 1998. The remaining $6,100,000 will be included in Infoseek's future operations.

16. Quarterly Financial Data (Unaudited)

                                                        Three Months Ended
                                                   -----------------------------
                                                              June
                                                   March 31,   30,    October 3,
                                                     1998     1998       1998
                                                   --------- -------  ----------
                                                      (In thousands, except
                                                         per share data)
Total revenues....................................  $14,453  $17,066   $19,196
Costs and expenses:
  Hosting, content and website costs..............    2,154    2,524     3,278
  Research and development........................    2,130    2,667     2,635
  Sales and marketing.............................   10,577   11,863    12,704
  General and administrative......................    1,862    2,061     3,953
                                                    -------  -------   -------
    Total costs and expenses......................   16,723   19,115    22,570
                                                    -------  -------   -------
Operating loss....................................   (2,270)  (2,049)   (3,374)
Net interest income...............................      470      782       747
                                                    -------  -------   -------
Net loss..........................................  $(1,800) $(1,267)  $(2,627)
                                                    =======  =======   =======
Basic and diluted net loss per share..............  $ (0.06) $ (0.04)  $ (0.08)
                                                    =======  =======   =======

                                             Three months ended
                                ----------------------------------------------
                                March 31, June 30,  September 30, December 31,
                                  1997      1997        1997          1997
                                --------- --------  ------------- ------------
                                    (In thousands, except per share data)
Total revenues.................  $ 6,240  $  7,786     $ 8,381      $12,675
Costs and expenses:
  Hosting, content and website
   costs.......................    1,297     1,533       1,567        1,922
  Research and development.....    1,728     2,374       1,777        2,021
  Sales and marketing..........    6,650     7,541       8,329       11,800
  General and administrative...    1,470     1,825       1,947        1,800
  Restructuring and other
   charges.....................       --     7,349          --           --
                                 -------  --------     -------      -------
    Total costs and expenses...   11,145    20,622      13,620       17,543
                                 -------  --------     -------      -------
Operating loss.................   (4,905)  (12,836)     (5,239)      (4,868)
Net interest income............      400       379         287          220
                                 -------  --------     -------      -------
Net loss.......................  $(4,505) $(12,457)    $(4,952)     $(4,648)
                                 =======  ========     =======      =======
Basic and diluted net loss per
 share.........................  $ (0.17) $  (0.47)    $ (0.19)     $ (0.17)
                                 =======  ========     =======      =======

                              INFOSEEK CORPORATION

                   (Information pertaining to the nine month
                 period ended September 30, 1997 is unaudited)

                                          Three Months Ended
                              --------------------------------------------
                               March    June
                                31,      30,    September 30, December 31,
                               1996     1996        1996          1996
                              -------  -------  ------------- ------------
                                (In thousands, except per share data)
                              --------------------------------------------
Total revenues............... $ 1,731  $ 3,286     $ 4,007      $ 6,071
Costs and expenses:
  Hosting, content and
   website costs.............     690      729         827          948
  Research and development...     934      950       1,218        1,448
  Sales and marketing........   2,757    5,566       5,219        6,913
  General and
   administrative............     860      919       1,091        1,307
                              -------  -------     -------      -------
    Total costs and
     expenses................   5,241    8,164       8,355       10,616
                              -------  -------     -------      -------
Operating loss...............  (3,510)  (4,878)     (4,348)      (4,545)
Net interest income
 (expense)...................     (58)     155         652          594
                              -------  -------     -------      -------
Net loss..................... $(3,568) $(4,723)    $(3,696)     $(3,951)
                              =======  =======     =======      =======    ===
Basic and diluted net loss
 per share................... $ (0.18) $ (0.25)    $ (0.15)     $ (0.16)
                              =======  =======     =======      =======

   The 1997 quarterly amounts have been restated to reflect the April 17, 1998 merger with WebChat. The 1996 quarterly amounts have not been restated due to WebChat amounts being insignificant.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Starwave Corporation

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Starwave Corporation and its subsidiaries at October 4, 1998 and September 28, 1997, and the results of their operations and their cash flows for the year ended October 4, 1998 and the nine months ended September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Starwave Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As described in Note 1, in April 1997, May 1998 and November 1998 Starwave Corporation completed a number of transactions which significantly changed its capital and operating structure.

PricewaterhouseCoopers LLP

Seattle, Washington
November 18, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Starwave Corporation:

   We have audited the accompanying balance sheet of Starwave Corporation as of December 31, 1996, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of Starwave's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starwave Corporation as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG LLP

Seattle, Washington
February 7, 1997

                              STARWAVE CORPORATION

                           CONSOLIDATED BALANCE SHEET
                    (In thousands, except per share amounts)

                                           October 4, September 28, December 31,
                                              1998        1997          1996
                                           ---------- ------------- ------------
                 ASSETS
Cash and cash equivalents................   $  1,415    $ 18,306      $   305
Accounts receivable, net.................        165         163        2,950
Accounts receivable from related
 parties.................................        897         611          --
Receivable from affiliate................        516       1,292          --
Other receivables........................         10          60           73
Deferred royalties, net..................        --          --           783
Prepaid expenses and other assets........        803         378          787
Equipment and leasehold improvements, net
 (Note 3)................................      4,629       4,323        4,815
Investment in affiliates.................      7,377       4,328          --
                                            --------    --------      -------
                                            $ 15,812    $ 29,461      $ 9,713
                                            --------    --------      -------
  LIABILITIES AND SHAREHOLDERS' EQUITY
                (DEFICIT)
Accounts payable.........................   $  1,816    $  1,500      $ 3,277
Accrued compensation.....................      3,365       1,555          629
Accrued royalties........................        250         500        2,087
Accrued liabilities of discontinued
 operations (Note 9).....................        347         359          519
Other accrued liabilities................         66         --           118
Due to affiliates........................      1,023       1,922          --
Deferred revenue.........................         60          11          651
Loans from shareholder (Note 4)..........        --          --        84,888
                                            --------    --------      -------
  Total liabilities......................      6,927       5,847       92,169
                                            --------    --------      -------
Commitments (Notes 6 and 8)
Shareholders' equity (deficit)
 Common stock A, $.01 par value;
 authorized 250,000 shares in 1998, 1997
 and 1996; issued and outstanding 57,660
 shares in 1998, 55,512 shares in 1997
 and 34,214 shares in 1996...............        576         555          342
Common stock B, $.01 par value;
 authorized 80,000 shares in 1998, 1997
 and 1996, issued and outstanding 39,869
 shares in 1998 and 1997, and no shares
 in 1996.................................        399         399          --
Additional paid-in capital...............    127,198     123,095          138
Deferred stock option compensation
 expense.................................     (3,599)       (172)        (246)
Accumulated deficit......................   (115,689)   (100,263)     (82,690)
                                            --------    --------      -------
  Total shareholders' equity (deficit)...      8,885      23,614      (82,456)
                                            --------    --------      -------
                                            $ 15,812    $ 29,461      $ 9,713
                                            ========    ========      =======


          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                            Year ended    Nine-months ended     Year ended
                          October 4, 1998 September 28, 1997 December 31, 1996
                          --------------- ------------------ -----------------
Revenues................     $  5,266          $  4,892          $  8,302
                             --------          --------          --------
Operating expenses
  Cost of online
   services.............        3,143             7,185            18,170
  Development...........        1,225             1,605             6,138
  Sales and marketing...           94             1,589             5,492
  General and
   administrative.......        2,772             2,527             4,845
                             --------          --------          --------
Total operating
 expenses...............        7,234            12,906            34,645
                             --------          --------          --------
Operating loss..........       (1,968)           (8,014)          (26,343)
                             --------          --------          --------
Other income (expense)
  Loss from affiliate--
   EIV..................       (4,139)           (2,251)              --
  Loss from affiliate--
   AIV..................      (10,020)           (5,958)              --
  Interest income
   (expense), net.......          748            (1,814)           (4,675)
  Other, net (Note 10)..          (47)              464              (658)
                             --------          --------          --------
Net other expense.......      (13,458)           (9,559)           (5,333)
                             --------          --------          --------
Loss from continuing
 operations.............      (15,426)          (17,573)          (31,676)
                             --------          --------          --------
Discontinued operations
 (Note 9)
  Loss from operations
   of Multimedia CD-ROM
   segment..............          --                --             (1,046)
  Loss on disposal of
   Multimedia CD-ROM
   segment..............          --                --             (3,243)
                             --------          --------          --------
    Loss from
     discontinued
     operations.........          --                --             (4,289)
                             --------          --------          --------
Net loss................     $(15,426)         $(17,573)         $(35,965)
                             ========          ========          ========
Basic and diluted net
 loss per share from
 continuing operations..     $   (.16)         $  (0.25)         $  (0.99)
Basic and diluted net
 loss per share from
 discontinued
 operations.............          --                --              (0.14)
                             --------          --------          --------
Basic and diluted net
 loss per share.........     $   (.16)         $  (0.25)         $  (1.13)
                             ========          ========          ========
Shares used in computing
 basic and diluted net
 loss per share.........       96,475            71,691            31,958
                             ========          ========          ========


          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)

           October 4, 1998, September 28, 1997 and December 31, 1996

                                                      Deferred                   Total
                          Common stock   Additional stock option             shareholders'
                          --------------  paid-in   compensation Accumulated     equity
                          Shares  Amount  capital     expense      deficit     (deficit)
                          ------  ------ ---------- ------------ ----------- -------------
Balance at December 31,
 1995...................  28,683   $287   $   (215)        --     $ (46,725)   $(46,653)
Exercise of stock
 options................   5,531     55        (41)        --           --           14
Deferred compensation
 expense related to
 issuance of stock
 options................     --     --         394    $  (394)          --          --
Amortization of deferred
 stock option
 compensation expense...     --     --         --          148          --          148
Net loss................     --     --         --          --       (35,965)    (35,965)
                          ------   ----   --------    --------    ---------    --------
Balance at December 31,
 1996...................  34,214    342        138        (246)     (82,690)    (82,456)
Exercise of stock
 options................   2,612     26        (20)        --           --            6
Stock repurchase........  (1,935)   (19)    (3,950)        --           --       (3,969)
Sale of common stock
 Common stock A.........  20,621    206     45,458         --           --       45,664
 Common stock B.........  39,869    399     81,469         --           --       81,868
Amortization of deferred
 stock option
 compensation expense...     --     --         --           74          --           74
Net loss................     --     --         --          --       (17,573)    (17,573)
                          ------   ----   --------    --------    ---------    --------
Balance at September 28,
 1997...................  95,381    954    123,095        (172)    (100,263)     23,614
Exercise of stock
 options................   2,148     21        144         --           --          165
Deferred compensation
 expense related to
 issuance of stock
 options................     --     --       4,232     (4,232)          --          --
Forfeitures of nonvested
 stock options..........     --     --       (273)         273          --          --
Amortization of deferred
 stock option
 compensation expense...     --     --         --          532          --          532
Net loss................     --     --         --          --       (15,426)    (15,426)
                          ------   ----   --------    --------    ---------    --------
Balance at October 4,
 1998...................  97,529   $975   $127,198    $ (3,599)   $(115,689)   $  8,885
                          ======   ====   ========    ========    =========    ========


          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                      Year ended Nine-months ended  Year ended
                                      October 4,   September 28,   December 31,
                                         1998          1997            1996
                                      ---------- ----------------- ------------
Cash flows from operating activities
Net loss............................   $(15,426)     $(17,573)       $(35,965)
Adjustments to reconcile net loss to
 net cash provided (used) by
 operating activities
 Depreciation and amortization of
  equipment and leasehold
  improvements......................      2,855         1,629           2,170
 Equity in losses from affiliates...     14,159         8,209             --
 Loss on sale of equipment..........         21            36              90
 Amortization of deferred stock
  compensation expense..............        532            74             148
Change in certain assets and
 liabilities
 Accounts receivable (trade) and
  accounts receivable from related
  parties...........................       (288)        2,176          (2,216)
 Receivable from affiliate and other
  receivables.......................        826        (1,279)            179
 Deferred royalties.................        --            783            (755)
 Prepaid expenses and other assets..       (425)          572            (253)
 Net assets and accrued liabilities
  of discontinued operations........        (12)         (160)          1,571
 Accounts payable...................        316        (1,777)          2,567
 Accrued interest on loans from
  shareholder.......................        --            --             (286)
 Accrued compensation...............      1,810           926             356
 Accrued royalties..................       (250)       (1,587)          2,087
 Due to affiliates..................       (899)        1,922             (47)
 Deferred revenue...................         49          (640)            353
 Other accrued liabilities..........         66          (118)            (59)
                                       --------      --------        --------
Net cash provided by (used) in
 operating activities...............      3,334        (6,807)        (30,060)
                                       --------      --------        --------
Cash flows from investing activities
Purchase of equipment and leasehold
 improvements.......................     (3,182)       (1,336)         (3,358)
Proceeds from sale of equipment.....        --            --               37
Expenses incurred on behalf of
 affiliates.........................    (17,208)      (12,537)            --
                                       --------      --------        --------
Net cash used in investing
 activities.........................    (20,390)      (13,873)         (3,321)
                                       --------      --------        --------
Cash flows from financing activities
Increase in loans from shareholder..        --         10,776          33,863
Repayment of loans from
 shareholders.......................        --        (50,000)            --
Decrease in bank overdraft..........        --            --             (191)
Proceeds from sale of stock, net....        --         81,868             --
Funds used for stock repurchase.....        --         (3,969)            --
Proceeds from exercise of stock
 options............................        165             6              14
                                       --------      --------        --------
Net cash provided by financing
 activities.........................        165        38,681          33,686
                                       --------      --------        --------
Net (decrease) increase in cash and
 cash equivalents...................    (16,891)       18,001             305
Cash and cash equivalents at
 beginning of year..................     18,306           305             --
                                       --------      --------        --------
Cash and cash equivalents at end of
 year...............................   $  1,415      $ 18,306        $    305
                                       ========      ========        ========
Supplemental disclosure of cash flow
 information
Cash paid during the year for
 interest...........................   $     41      $  2,099        $  4,889
Schedule of noncash financing
 activities
Equity issued to shareholder in
 return for extinguishment of debt..        --       $ 45,664             --
Issuance of stock options...........   $  4,232           --              --
Forfeitures of nonvested stock
 options............................   $    273           --              --

          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)


1. Change in capital and operating structure

   In April 1997, Starwave Corporation (Starwave) completed a number of transactions to recapitalize its equity structure and change its operating structure as follows. As of April 22, 1997, The Walt Disney Company purchased a controlling interest in Starwave (Note 7). A portion of the proceeds from the sale of common stock to Disney was used to repay part of the outstanding balance under the loan from Starwave's primary shareholder. The remaining balance of the loan from shareholder was converted to Class A common stock (Note 4). Effective April 1, 1997, Starwave established a wholly owned subsidiary, Starwave Ventures, Inc. (SVI). Concurrent with the Disney equity transaction, two new partnerships were formed and the majority of Starwave's operations were contributed to those partnerships. Starwave maintains website hosting, software development and research, and the majority of its website operations costs are allocated to the partnerships. The structure and purpose of the partnerships is summarized in Note 2. From April 1997, substantially all of Starwave's operations were transferred to the partnerships. Certain expenses of the partnerships are incurred by Starwave and allocated to the partnerships.

   In May 1998, Disney completed the recapitalization by purchasing the remaining outstanding shares from the primary shareholder for a majority interest in Starwave (Note 7).

   Starwave and it shareholders have approved a merger of Starwave and Infoseek as of November 18, 1998 (Note 11).

2. Description of business and summary of significant accounting policies

 Description of business

   Starwave produces Internet-based services intended to appeal to broad consumer interests in sports, news and entertainment.

   Inherent in Starwave's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet for information, publication, distribution and commerce, and acceptance of the Internet as an effective advertising medium. In 1997, Starwave established partnerships with related parties to produce the online services summarized as follows:

 ABC News/Starwave Partners

   On April 1, 1997, SVI and DOL Online Investments, Inc. (DOL), entered into a partnership for the production of Internet-based services intended to appeal to a broad consumer interest in news and entertainment-related content areas. SVI contributed the technical expertise, labor, and infrastructure, and DOL contributed licensed content. SVI is allocated a 60% economic interest in partnership losses, and a 50% interest in partnership gains. DOL is allocated a 40% economic interest in partnership losses and a 50% interest in partnership gains.

   The partners make contributions to the partnership based on actual development and production expenses incurred on behalf of the partnership or on formulas and sharing ratios for general and administrative expenses as defined in the partnership agreement. For the year ended October 4, 1998, contributions to the partnership totaled $19,137, of which $11,483 was contributed by SVI during the year and $1,023 is due to the partnership

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)

and is included in amounts due affiliates. For the nine months ended September 28, 1997, contributions to the partnership totaled $14,416, of which $8,660 was contributed by SVI during the year and $1,922 was due to the partnership and is included in amounts due affiliates. Starwave considers the methodology of allocation of contributions reasonable.

 ESPN/Starwave Partners

   On April 1, 1997, SVI and ESPN Online Investments, Inc. (EOL), entered into a partnership for the production of Internet-based services intended to appeal to a broad consumer interest in sports-related content areas. SVI contributed the technical expertise, labor and infrastructure, and EOL contributed licensed content. SVI is allocated a 60% economic interest in partnership losses and a 50% economic interest in partnership gains. EOL is allocated a 40% economic interest in partnership losses and a 50% economic interest in partnership gains.

   The partners make contributions to the partnership based on actual development and production expenses incurred on behalf of the partnership or on formulas and sharing ratios for general and administrative expenses as defined in the partnership agreement. For the year ended October 4, 1998, contributions to the partnership totaled $9,559, of which $5,735 was contributed by SVI during the year and $516 is due from the partnership and is included in amounts receivable from affiliates. For the nine months ended September 28, 1997, contributions to the partnership totaled $7,972, of which $5,377 was contributed by SVI during the period and $1,203 was due from the partnership and is included in amounts receivable from affiliates. Starwave considers the methodology of allocation of contributions reasonable.

   Included in other income (expense) for fiscal years 1998 and 1997 are losses from these partnerships of $14,159 and $8,209, respectively. Certain assets transferred by Starwave to the partnerships upon formation were recorded at book value.

   Summarized financial information from the financial statements of the partnerships is as follows:

                                   ESPN/Starwave          ABC News/Starwave
                                      Partners                 Partners
                              ------------------------ ------------------------
                              October 4, September 28, October 4, September 28,
                                 1998        1997         1998        1997
                              ---------- ------------- ---------- -------------
Current assets...............  $ 8,823      $ 4,985     $  6,505     $ 4,256
Noncurrent assets............      479           84        3,967       3,134
Current liabilities..........    3,906        2,333        3,574       2,930
Revenues.....................   19,193        6,996        9,878       1,929
Cost of online services......   15,715        7,168       18,182       9,015
Net loss.....................   (6,899)      (3,752)     (16,699)     (9,930)

 Basis of presentation

   The consolidated financial statements include the accounts of Starwave Corporation and its wholly owned subsidiary, Starwave Ventures, Inc. All significant intercompany transactions have been eliminated. Investments in partnerships are accounted for using the equity method of accounting.

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)


 Fiscal year change

   Effective April 1, 1997, Starwave changed its fiscal year-end from a calendar year ended December 31 to a fiscal year ending the Sunday in the last week of September. For the purposes of the consolidated financial statements, fiscal year 1998 ended October 4, 1998.

   The following is selected financial data for the year ended October 4, 1998 and the comparable period ended September 28, 1997:

                                      Year ended        Year ended
                                    October 4, 1998 September 28, 1997
                                    --------------- ------------------
                                                       (unaudited)
      Revenues....................     $  5,266          $  8,611
                                       --------          --------
      Operating expenses
        Cost of online services...        3,143            14,309
        Development...............        1,225             2,157
        Sales and marketing.......           94             4,209
        General and
         administrative...........        2,772             3,983
                                       --------          --------
          Total operating
           expenses...............        7,234            24,658
                                       --------          --------
      Operating loss..............       (1,968)          (16,047)
                                       --------          --------
      Other income (expense)
        Earnings (loss) from
         affiliate EIV............       (4,139)           (2,251)
        Earnings (loss) from
         affiliate AIV............      (10,020)           (5,958)
        Interest income (expense),
         net......................          748            (3,302)
        Other, net................          (47)             (142)
                                       --------          --------
          Net other expense.......      (13,458)          (11,653)
                                       --------          --------
      Net loss....................     $(15,426)         $(27,700)
                                       ========          ========

 Cash and cash equivalents

   Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

 Equipment and leasehold improvements

   Equipment and leasehold improvements are stated at cost. Depreciation and amortization of equipment and leasehold improvements are provided on the straight-line method over the estimated useful lives of the assets or the lease term, whichever is shorter. Estimated useful lives range from one to six years.

 Deferred royalties

   Deferred royalties represent payments made or accrued to co-branding partners and independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the term of the agreements. In April 1997, all significant deferred revenues were contributed to the partnerships.

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)


 Revenue recognition and concentration of credit risk

   Revenues from subscriptions to Starwave's online services and advertising appearing on Starwave's online services were recognized on the straight-line method over the terms of the subscriptions and advertising contracts, respectively. Advertising revenues were stated net of commissions. Deferred revenue represented online subscriptions and customer advertising not yet recognized as revenue.

   Starwave guaranteed to certain advertising customers a minimum number of page impressions to be delivered to users of its online service for a specified period. To the extent minimum guaranteed page impression deliveries are not met, Starwave defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of October 4, 1998, September 28, 1997 and December 31, 1996, no revenues had been deferred as a result of these guarantees. As described above, beginning in April 1997 all advertising and subscription revenues are recognized by the partnerships.

   Starwave has two software license arrangements with related parties. The software licenses are one-time fees and are recognized at the time the software master is delivered and when the criteria for fixed fee revenue recognition under Statement of Position 91-1, Software Revenue Recognition, are satisfied. Starwave has contracted to provide for additional post-contract support for a fee, which is recognized over the period of the contract. License and post contract support revenues amounted to $1,779 and $401 for the periods ended October 4, 1998 and September 28, 1997, respectively.

   During fiscal years 1998 and 1997, Starwave had revenues from related parties representing 58% and 52% of revenues, respectively. At October 4, 1998 and September 28, 1997, related party receivables represented 84% and 79%, respectively, of trade accounts receivable. Starwave had no revenues or accounts receivable from related parties as of and for the year ended December 31, 1996.

 Development expenses

   Development expenses relate to the development of new online services and consist principally of compensation to company employees, as well as costs for content, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and developments of new features for the service are included in cost of online services, and beginning in April 1997, are allocated to the partnerships. For the year ended October 4, 1998, the development expenses consist mainly of the expenses associated with the core technology software used to run the online services.

 Advertising expenses

   Advertising and promotion costs are expensed as incurred. Starwave incurred advertising costs of $80, $451 and $1,203 in fiscal years 1998, 1997 and 1996, respectively.

 Federal income taxes

   Starwave accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)


 Fair value of financial instruments

   The carrying amount of cash and cash equivalents, accounts receivable, accounts receivable from related parties, receivable from affiliate, other receivables, accounts payable, accrued compensation, accrued royalties and due to affiliates approximates fair value due to the short-term maturity of these instruments.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Stock option plan

   Prior to January 1, 1996, Starwave accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant to employees only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, Starwave adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied to these transactions. Starwave has elected to continue to apply the provisions of APB Opinion No. 25 to these transactions and provide the pro forma disclosure provisions of SFAS No. 123.

 Net loss per share

   Basic net loss per share represents net loss divided by the weighted average number of shares outstanding during the period. Diluted net loss per share represents net loss divided by the weighted average number of shares outstanding including the potentially dilutive impact of the stock options. Common stock options are converted using the treasury stock method. Basic and diluted net loss per share are equal for the periods presented because the impact of stock options is anti-dilutive.

 Reclassification

   Certain prior year amounts have been reclassified to conform to the current presentation.

 Accounting changes

   In June 1997, Statement of Financial Accounting Standards No. 130 (SFAS
130), Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the results of transactions with owners. SFAS 130 is required to be

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)

adopted for fiscal years beginning after December 15, 1997. Starwave does not have any comprehensive income items other than net income; therefore, SFAS 130 is not expected to impact Starwave.

   In June 1998, Statement of Financial Accounting Standards No. 133 (SFAS), Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since Starwave does not hold any derivative instruments, SFAS 133 is not expected to impact Starwave.

   In October 1997, Statement of Position No. 97-2 (SOP 97-2), Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. Starwave is currently reviewing the requirements of SOP 97-2 and assessing its impact on Starwave's financial statements.

3. Equipment and leasehold improvements

   Equipment and leasehold improvements consist of the following:

                                         October 4, September 28, December 31,
                                            1998        1997          1996
                                         ---------- ------------- ------------
     Equipment..........................  $11,510      $9,879        $9,171
     Leasehold improvements.............    1,699         826           403
                                          -------      ------        ------
                                           13,209      10,705         9,574
     Less: Accumulated depreciation and
      amortization......................   (8,580)     (6,382)       (4,759)
                                          -------      ------        ------
     Net equipment and leasehold
      improvements......................  $ 4,629      $4,323        $4,815
                                          =======      ======        ======

4. Loans from shareholder

   During 1995 and 1996, Starwave's majority shareholder made unsecured loans to Starwave under a $100,000 credit agreement which did not require repayment of principal until October 31, 1999, at which time the entire outstanding balance was due. The loans accrued interest at a rate which varied based on the higher of the Citibank, N.A. base rate or 0.5% above certain money market rates. In April 1997, the balance of the loan was repaid via a cash repayment of $50,000, and conversion of the remaining $45,664 to Class A common stock.

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)


5. Income taxes

   A current provision for income taxes has not been recorded for the year ended October 4, 1998, the period ended September 28, 1997 or the year ended December 31, 1996 due to taxable losses incurred during such periods. A valuation allowance has been recorded for deferred tax assets because realization is primarily dependent on generating sufficient taxable income prior to expiration of net operating loss carry-forwards. Deferred tax assets are summarized as follows:

                                           October 4, September 28, December 31,
                                              1998        1997          1996
                                           ---------- ------------- ------------
     Capitalized "start-up" expenses.....   $ 1,824      $ 2,635      $ 2,635
     Net operating loss carry-forward....    24,369       18,633       12,730
     Other...............................     1,170          902          512
                                            -------      -------      -------
     Gross deferred tax assets...........    27,363       22,170       15,877
     Less: Valuation allowance...........   (27,363)     (22,170)     (15,877)
                                            -------      -------      -------
     Net deferred tax assets.............   $    --      $    --      $    --
                                            =======      =======      =======

   The reconciliation of expected income taxes at the federal statutory rate of 34% to the actual tax expense of $0 is:

                                                      Nine-months
                                          Year ended     ended      Year ended
                                          October 4, September 28, December 31,
                                             1998        1997          1996
                                          ---------- ------------- ------------
     Tax at statutory rate...............  $(5,245)     $(5,975)     $(12,228)
     Change in valuation allowance.......    5,193        6,293        12,126
     Other...............................       52         (318)          102
                                           -------      -------      --------
                                           $    --      $    --      $     --
                                           =======      =======      ========

   As of October 4, 1998, Starwave has approximately $70,185 of net operating loss carry-forwards available to offset future taxable income, if any, through 2012.

   Under the provisions of the IRC, utilization of Starwave's net operating loss carry-forwards may be subject to limitation if it should be determined that a greater than 50% ownership change were to occur in the future. Starwave has determined that such a change occurred in May 1998 and November 1998 and the annual utilization of loss carry-forwards generated through those periods will be limited.

6. Stock option plan

   Starwave has a Combined Incentive and Nonqualified Stock Option Plan (the
Plan) for employees, directors, consultants or independent contractors whereby 140,000 shares of Class A common stock are reserved for stock option grants. Pursuant to the Plan, the Board of Directors may grant nonqualified and incentive stock options. The vesting period, exercise price and expiration period of options are established at the discretion of the Board of Directors. However, in no event shall the term of any incentive stock option exceed ten years. All option grants to date vest over periods ranging from three to four years, and expire ten years from the date of grant.

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)

   The per share weighted average fair value of stock options granted during 1998, 1997 and 1996 was $5.87, $1.62 and $0.11, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: fiscal years 1998, 1997 and 1996-expected dividend yield 0%; risk-free interest rate of 5.61%, 6.28% and 6.14%, respectively, and an expected life of 4.26, 2.68 and 2.89 years, respectively.

   Starwave applies APB Opinion No. 25 in accounting for its plan and, accordingly, compensation cost has been recognized for its stock options in the financial statements only to the extent that the exercise price of the option is less than the fair value of the underlying stock on the date of the grant. In fiscal years 1998, 1997 and 1996 Starwave recorded deferred compensation relating to the issuance of stock options less than fair value of $4,232, $0 and $394, respectively. Amortization of these costs amounted to $532, $74, and $148 for the fiscal years 1998, 1997 and 1996, respectively. Had Starwave determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Starwave's net loss would have been increased to the pro forma amounts indicated below:

                                 October 4, September 28, December 31,
                                    1998        1997          1996
                                 ---------- ------------- ------------
     Net loss
       As reported.............   $(15,426)   $(17,573)     $(35,965)
       Pro forma...............    (16,595)    (18,116)      (36,049)
     Basic and diluted net loss
      per share
       As reported.............       (.16)       (.25)        (1.13)
       Pro forma...............       (.17)       (.25)        (1.13)

   Pro forma net loss reflects only options granted in fiscal years 1998, 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss and net loss per share amounts presented above because compensation cost is reflected over the options' vesting period of three to four years and compensation cost for options granted prior to January 1, 1995 is not considered.

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)


   The following summarizes the activity, restated for the common stock split (Note 7), under Starwave's plan:

                                                                       Weighted
                                                             Weighted  average
                                                     Number  average  fair value
                                                       of    exercise of options
                                                     shares   price    granted
                                                     ------  -------- ----------
     Balances at December 31, 1995.................. 11,568   $0.003
     Options granted:
       Exercise price equal to fair value...........  3,420     0.27    $0.03
       Exercise price less than fair value..........  1,920     0.09     0.22
       Options exercised............................ (5,531)   0.003
       Options canceled............................. (1,300)    0.03
                                                     ------
     Balances at December 31, 1996.................. 10,077    0.105
     Options granted:
       Exercise price equal to fair value...........  4,383     2.27     1.62
       Options exercised............................ (2,612)    0.01
       Options canceled.............................   (816)    0.12
                                                     ------
     Balances at September 28, 1997................. 11,032     0.99
     Options granted:
       Exercise price equal to fair value...........    935     3.79     8.32
       Exercise price less than fair value..........    740     2.95     2.95
       Options exercised............................ (2,148)     .08
       Options canceled............................. (1,453)    1.24
                                                     ------
     Balances at October 4, 1998....................  9,106     1.62
     Options exercisable at:
       December 31, 1996............................  2,800     .025
       September 28, 1997...........................  3,116      .38
       October 4, 1998..............................  3,941     1.04

   At October 4, 1998, 143,447 shares remained reserved and available for grant under the Plan.

   The following table summarizes information about stock options outstanding under the Plan at October 4, 1998:

                            Weighted average
                  Number       remaining     Weighted average   Number    Weighted average
Exercise price  outstanding contractual life  exercise price  exercisable  exercise price
- --------------  ----------- ---------------- ---------------- ----------- ----------------
$0.003             1,275          6.75           $ 0.003           673         $0.003
 0.09              1,451          7.70              0.09         1,147           0.09
 0.15-
 .44                 945          7.84               .42           443            .42
 2.27              4,182          8.52              2.27         1,678           2.27
 2.95              1,013          9.09              2.95
 4.47-
 8.81                221          9.91              7.06
 9.32                  2          9.73              9.32
 9.85                 11          9.75              9.85
 9.94                  6          9.74              9.94
                   -----                                         -----
                   9,106          8.23           $  1.62         3,941         $ 1.04
                   =====                                         =====

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)


7. Equity

   As of April 22, 1997, Starwave amended its Articles of Incorporation to authorize the issuance of two new classes of shares, designated, respectively, Class A common stock and Class B common stock. As of October 4, 1998, Starwave had the authority to issue 250,000 shares and 80,000 shares of Class A common stock and Class B common stock, respectively, at a par value of $.01 per share. Each holder of Class A common stock is entitled to one vote per share owned and each holder of Class B common stock is entitled to 2 1/2 votes per share owned. Class B shares may be converted into one share of Class A common stock at any time, and the transfer of Class B shares to a third party results in its automatic conversion to Class A shares. Each outstanding share of common stock on the date of amendment became one share of Class A common stock.

   As established in the Stock Purchase Agreement dated March 28, 1997, effective April 22, 1997 Disney obtained a controlling interest in Starwave by purchasing 39,869 shares of Starwave's Class B common shares. The initial purchase proceeds provided $31,868 in cash to Starwave, and extinguished loans from a key shareholder of $50,000 (Note 4). The agreement provides that Disney has the option to acquire all of the outstanding Class A shares held by key shareholders and employees at a predetermined price.

   On May 1, 1998, Disney exercised this option and acquired all of the outstanding Class A shares from the primary shareholder, thereby increasing its percentage ownership of Starwave's outstanding common stock from approximately 41% to approximately 91% on a primary share basis.

 Common stock split

   On October 4, 1997, the Board of Directors declared a four-for-one stock split on Starwave's Class A and Class B common stock effected in the form of a stock dividend to holders of record on that date. Class A and Class B common stock issued, including stock option information, and additional paid-in capital for all years have been restated to reflect this split.

8. Commitments

   Starwave occupies its current facilities under terms of a noncancelable operating lease that expires in May 2001, subject to extensions at Starwave's option. At October 4, 1998, future minimum rental payments under the lease are as follows:

       Year ending September,
       ----------------------
         1999........................................................... $ 1,502
         2000...........................................................   1,206
         2001...........................................................     550
                                                                         -------
                                                                         $ 3,258
                                                                         =======

   Rent expense under noncancelable operating leases amounted to $1,493, $871 and $931 in fiscal years 1998, 1997 and 1996, respectively.

   During fiscal year 1998, Starwave entered into separation agreements with certain employees. The terms of these agreements include severance payments based on staff level and years of service, accelerated stock option vesting and payment of post-employment insurance premiums. The termination of employees under

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)

these separation agreements is contingent upon completion of the Infoseek merger, and Starwave's obligations under the agreements will transfer to Infoseek at that time. Accordingly, no liability for these arrangements has been recorded by Starwave as of October 4, 1998.

9. Discontinued operations

   In March 1996, Starwave made the decision to discontinue its multimedia CD-ROM segment. During the phase-out period, Starwave completed production of its final CD-ROM product and disposed of its remaining inventory of CD-ROM products currently released. The phase-out period was completed by March 31, 1997. Operating results of the Multimedia CD-ROM segment for 1996 are shown separately in the accompanying consolidated statements of operations. Any activity subsequent to December 31, 1996 reduced the net liability.

   Accrued liabilities of discontinued operations consist of the following:

                                         October 4, September 28, December 31,
                                            1998        1997          1996
                                         ---------- ------------- ------------
     Accounts payable and accrued
      liabilities.......................   $(347)       $(359)       $(500)
     Accrual for expected losses during
      phase-out period..................     --           --           (19)
                                           -----        -----        -----
                                           $(347)       $(359)       $(519)
                                           =====        =====        =====

   Net revenues and expenses of the Multimedia CD-ROM segment consist of the following:

                                         October 4, September 28, December 31,
                                            1998        1997          1996
                                         ---------- ------------- ------------
     Net revenues.......................    $--         $--         $   664
     Expenses...........................     --          --          (4,934)
     Accrual for expected losses during
      phase-out period..................     --          --             (19)
                                            ----        ----        -------
     Loss from discontinued
      operations........................    $--         $--         $(4,289)
                                            ====        ====        =======

   Starwave recognized revenues from CD-ROM product sales at the time of shipment from Starwave's distributor. The estimated effect of price protection programs and product returns were recorded as reductions to revenue.

10. Other expense

   During 1996, Starwave incurred legal and accounting fees of $606 in connection with a proposed initial public offering, which was not completed. As a result, the costs were expensed in 1996 and included in other expenses.

11. Subsequent event

   On November 18, 1998, Starwave's shareholders approved a merger with Infoseek Corporation (Infoseek), a developer and retailer of Internet technology. Under the terms of the agreement, Infoseek acquired 100% of Starwave's outstanding common stock for approximately 25,512 shares of Infoseek common stock and assumed options outstanding under Starwave's stock option plans for an aggregate of approximately 2,626 options for Infoseek common stock. In connection with this acquisition, the joint venture terms of the ABC News/Starwave Partners and ESPN/Starwave Partners are extended for ten years from the date of the acquisition.

                              STARWAVE CORPORATION

           October 4, 1998, September 28, 1997 and December 31, 1996
                    (In Thousands, except per share amounts)


   Upon closing of the transaction, Infoseek and Starwave will become wholly owned subsidiaries of a newly organized holding company, Infoseek Corporation (Newco), incorporated in Delaware. Shares of Newco, a registered public company, will trade on Nasdaq and will be held by the former shareholders of Infoseek and Starwave.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To ABC News/Starwave Partners
d/b/a ABC News Internet Ventures

   In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of ABC News/Starwave Partners d/b/a ABC News Internet Ventures ("AIV") at October 4, 1998 and September 28, 1997, and the results of its operations and its cash flows for the year ended October 4, 1998 and the period from April 1, 1997 (inception) to September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of AIV's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   Subsequent to year-end, AIV completed a transaction which significantly changed its partnership and operating structure as described in Note 4.

PricewaterhouseCoopers LLP

Seattle, Washington
November 18, 1998

                           ABC NEWS/STARWAVE PARTNERS
                       D/B/A ABC NEWS INTERNET VENTURES)

                                 Balance Sheet
                                 (in thousands)

                                             July 3,   October 4, September 28,
                                              1999        1998        1997
                                           ----------- ---------- -------------
                                           (unaudited)
Assets
Current assets
  Cash and cash equivalents...............   $  241     $ 1,941      $   31
  Accounts receivable (net of allowance of
   $0, $42 and
    $10, respectively)....................      --        2,936       1,368
  Other receivables.......................      228         --          --
  Prepaid royalties.......................      979       1,628       2,857
                                             ------     -------      ------
    Total current assets..................    1,448       6,505       4,256
Equipment and leasehold improvements,
 net......................................    4,097       3,967       3,134
                                             ------     -------      ------
    Total assets..........................   $5,545     $10,472      $7,390
                                             ======     =======      ======
Liabilities and Partners' Equity
Current liabilities
  Accounts payable........................   $  801     $ 1,444      $2,605
  Accrued compensation....................      627          49         240
  Deferred revenue........................      --          207          85
  Other liabilities.......................      154          44         --
  Due to related parties..................    1,122       1,830         --
                                             ------     -------      ------
    Total current liabilities.............    2,704       3,574       2,930
Commitments (Note 3)
Partners' equity..........................    2,841       6,898       4,460
                                             ------     -------      ------
    Total liabilities and partners'
     equity...............................   $5,545     $10,472      $7,390
                                             ======     =======      ======


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                            Statement of Operations
                                 (in thousands)

                                                         Year    April 1, 1997
                                 Nine months ended
                                 -------------------    ended    (inception) to
                                 July 3,   June 28,   October 4, September 28,
                                   1999      1998        1998         1997
                                 --------  ---------  ---------- --------------
                                    (unaudited)
Revenues
  Representation Agreement
   revenue...................... $  5,759  $     --    $    --      $   --
  Advertising revenues..........      773      2,856      4,034         937
  Royalties.....................      768      4,315      5,844         992
                                 --------  ---------   --------     -------
    Total revenues..............    7,300      7,171      9,878       1,929
                                 --------  ---------   --------     -------
Operating expenses
  Cost of online services.......   12,399     13,196     18,182       9,015
  Development...................      663        733      1,751         532
  Sales and marketing...........    2,259      2,660      3,959       1,777
  General and administrative....    1,509      2,219      2,746         537
                                 --------  ---------   --------     -------
    Total operating expenses....   16,830     18,808     26,638      11,861
                                 --------  ---------   --------     -------
Interest income.................      --         --          61           2
                                 --------  ---------   --------     -------
Net loss........................ $ (9,530) $ (11,637)  $(16,699)    $(9,930)
                                 ========  =========   ========     =======


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                    Statement of Changes in Partners' Equity
                                 (in thousands)

                                                         DOL Online    Total
                                            Starwave    Investments, partners'
                                         Ventures, Inc.     Inc.      equity
                                         -------------- ------------ ---------
Initial capital contribution, April 1,
 1997...................................    $    (26)     $   --     $    (26)
Capital contributions...................       8,660        5,756      14,416
Net loss for the period.................      (5,958)      (3,972)     (9,930)
                                            --------      -------    --------
Balance at September 28, 1997...........       2,676        1,784       4,460
Capital contributions...................      11,483        7,654      19,137
Net loss for the period.................     (10,020)      (6,679)    (16,699)
                                            --------      -------    --------
Balance at October 4, 1998..............       4,139        2,759       6,898
Capital contributions ..................       3,284        2,189       5,473
Net loss for the period ................      (5,718)      (3,812)     (9,530)
                                            --------      -------    --------
Balance at July 3, 1999 (unaudited).....    $  1,705      $ 1,136    $  2,841
                                            ========      =======    ========



   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                            Statement of Cash Flows
                                 (in thousands)

                                 Nine months ended               April 1, 1997
                                 -------------------  Year ended (inception) to
                                 July 3,   June 28,   October 4, September 28,
                                   1999      1998        1998         1997
                                 --------  ---------  ---------- --------------
                                    (unaudited)
Cash flows from operating
 activities
Net loss.......................  $ (9,530) $ (11,637)  $(16,699)    $(9,930)
Adjustments to reconcile net
 loss to net cash (used in)
 provided by operating
 activities
  Deferred revenue from
   contributed assets..........       --         --         --           26
  Operating expenses allocated
   from partners...............     4,876     13,893     17,988      11,327
  Depreciation and
   amortization................       525        492        676         273
  Change in accounts
   receivable..................     2,936        245     (1,568)     (1,368)
  Change in other receivables..      (228)       --         --          --
  Change in prepaid royalties..       649        860      1,229      (2,857)
  Change in accounts payable...      (643)    (1,253)    (1,161)      2,605
  Change in accrued
   compensation................       578       (191)      (191)        240
  Change in deferred revenue...      (207)       118        122          85
  Change in other liabilities..       110        --          44         --
  Change in due to related
   parties.....................      (708)     1,822      1,830         --
                                 --------  ---------   --------     -------
Net cash (used in) provided by
 operating activities..........    (1,642)     4,349      2,270         401
                                 --------  ---------   --------     -------
Cash flows from investing
 activities
  Purchase of equipment and
   leasehold improvements......       (58)       (50)      (360)       (370)
                                 --------  ---------   --------     -------
Net (decrease) increase in cash
 and cash equivalents..........    (1,700)     4,299      1,910          31
Cash and cash equivalents,
 beginning of period...........     1,941         31         31         --
Cash and cash equivalents, end
 of period.....................  $    241  $   4,330   $  1,941     $    31
                                 ========  =========   ========     =======
Supplemental schedule of
 noncash investing and
 financing activities
Fixed assets contributed by
 partners......................  $    597  $     861   $  1,149     $ 3,037


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                         NOTES TO FINANCIAL STATEMENTS
                                 (in thousands)

1. Organization, Business and Significant Accounting Policies

 Organization

   ABC News Internet Ventures ("AIV") was formed on April 1, 1997 upon the execution of a Joint Partnership agreement between Starwave Ventures, Inc. ("SVI") and DOL Online Investments Inc. ("DOL"). SVI and DOL (the "Partners") are allocated the net losses and net profits of AIV 60%/40% and 50%/50%, respectively. In addition, the Partners incur and pay certain operating expenses on behalf of AIV. These expenses are allocated to AIV and considered contributions to partners' equity. Upon inception, SVI contributed a deferred revenue liability of $26, relating to services subsequently performed by AIV.

 Business

   AIV was established to develop, produce and maintain Internet-based services intended to appeal to broad consumer interests in news and entertainment content areas. AIV currently generates revenue from advertisements sold for display upon its services, and royalties from certain production agreements.

   Inherent in AIV's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet as an information source, and acceptance of the Internet as an effective advertising medium.

 Revenue Recognition

   Advertising revenues are recognized using the straight-line method over the period of the related advertising contract. Advertising revenues are stated net of commissions. AIV guarantees to certain advertising customers a minimum number of page impressions to be delivered to users of its services for a specified period. To the extent minimum guaranteed page impression deliveries are not met, AIV defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of October 4, 1998 and September 28, 1997, no revenues have been deferred as a result of these guarantees. Deferred revenues represent payments received in advance by AIV which are deferred until earned. Deferred revenues are classified based on the period of the related advertising or production contract.

 Cash and Cash Equivalents

   Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

 Prepaid Royalties

   Prepaid royalties represents payments made or accrued to independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the terms of the agreements. At October 4, 1998 and September 28, 1997, AIV had one contract for a total of $3,750, which is being amortized on a straight-line basis over the three-year life of the contract.

   Management periodically evaluates the future recoverability of prepaid royalties. In the event management does not expect to generate revenues sufficient to recover the prepaid royalty under a particular contract, AIV will reduce the carrying amount of its prepaid royalty to its fair value on the date such a determination is made.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                                 (in thousands)


 Equipment and Leasehold Improvements

   Equipment and leasehold improvements are recorded at cost for purchased assets and net book value for contributed assets. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of such assets ranging from one to six years.

 Development Expenses

   Development expenses relate to the development of new technologies that may benefit the online service and consist principally of costs for labor, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and development of new features for the service are included in cost of online services.

 Advertising Expenses

   Advertising and promotion costs are expensed as incurred. AIV incurred advertising costs of $886 and $1,260 for the periods ended October 4, 1998 and September 28, 1997, respectively.

 Income Taxes

   Profits or losses of AIV are attributable directly to the Partners for income tax purposes. Consequently, an income tax provision has not been reflected in these financial statements.

 Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued compensation and due from related parties approximates fair value because of the short-term maturity of these instruments.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Accounting Changes

   In June 1997, Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the results of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. AIV does not have any comprehensive income items other than net loss; therefore, SFAS 130 does not impact AIV.

   In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)
                   NOTES TO FINANCIAL STATEMENTS-(Continued)
                                 (in thousands)

statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after October 1, 2000. Since AIV does not hold any derivative instruments, SFAS 133 is not expected to impact AIV.

   In October 1997, Statement of Position No. 97-2 ("SOP 97-2"), Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue from selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. Since AIV does not generate revenue from selling or licensing software, SOP 97-2 does not impact AIV.

 Interim Financial Information

   The interim financial data as of July 3, 1999 and for the nine months ended July 3, 1999 and June 28, 1998 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly AIV's financial position as of July 3, 1999 and the results of its operations and cash flows for the nine months ended July 3, 1999 and June 28, 1998.

2. Equipment and Leasehold Improvements

   Equipment and leasehold improvements consist of the following:

                                                        October 4, September 28,
                                                           1998        1997
                                                        ---------- -------------
   Computer hardware...................................     $660        $348
   Software............................................       44           3
   Furniture and fixtures..............................       19          19
   Leasehold improvements..............................    4,193       3,037
                                                          ------      ------
                                                           4,916       3,407
   Less: Accumulated depreciation and amortization.....    (949)       (273)
                                                          ------      ------
                                                          $3,967      $3,134
                                                          ======      ======

   AIV shares office space and certain operating equipment with its Partners. Related rent in the amount of $12 and $29 was allocated to AIV for the year ended October 4, 1998 and for the period from April 1, 1997 (inception) to September 28, 1997, respectively.

3. Commitments

   AIV has production agreements with third parties (licensors) under which it produces online services utilizing content licensed under the production agreements. In exchange for content licenses, the licensors are entitled to royalties calculated as a percentage of gross revenues from the online services, as defined in the production agreements. During the term of the production agreements, AIV is required to pay minimum nonrefundable payments which are offset against the royalties as they are earned. Future minimum royalty payments are $750 in 1999.

4. Subsequent Event

   On November 18, 1998, the parent company of SVI completed a merger with Infoseek Corporation ("Infoseek"), a developer and retailer of internet technology. As a result of this acquisition, DOL and Infoseek agreed to extend the AIV joint venture term for ten years from the date of the acquisition.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)


   Upon completion of the merger, Infoseek, SVI and AIV entered into the ABC Representation Agreement. Under this agreement, SVI is engaged by AIV on an exclusive basis in the sale of advertising and other items as designated or approved by AIV. Under the agreement, SVI pays AIV the greater of (i) a guaranteed minimum payment or (ii) actual revenues billed to third parties for advertising and other items less actual and reasonably allocated costs of providing the advertising and other services plus a 5% profit margin.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To ESPN/Starwave Partners
d/b/a ESPN Internet Ventures

   In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of ESPN/Starwave Partners d/b/a ESPN Internet Ventures ("EIV") at October 4, 1998 and September 28, 1997, and the results of its operations and its cash flows for the year ended October 4, 1998 and the period from April 1, 1997 (inception) to September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of EIV's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   Subsequent to year-end, EIV completed a transaction which significantly changed its partnership and operating structure as described in Note 4.

PricewaterhouseCoopers LLP

Seattle, Washington
November 18, 1998

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                                 Balance Sheet
                                 (in thousands)

                                             July 3,   October 4, September 28,
                                              1999        1998        1997
                                           ----------- ---------- -------------
                                           (unaudited)
Assets
Current assets
  Cash and cash equivalents...............   $  990      $3,623      $1,900
  Accounts receivable (net of allowance of
   $0, $79 and
    $71, respectively)....................      325       3,244       2,555
  Prepaid royalties.......................    3,319       1,956         530
                                             ------      ------      ------
    Total current assets..................    4,634       8,823       4,985
Property and equipment, net...............    1,520         479          84
                                             ------      ------      ------
    Total assets..........................   $6,154      $9,302      $5,069
                                             ======      ======      ======
Liabilities and Partners' Equity
Current liabilities
  Accounts payable and accrued
   liabilities............................   $2,214      $1,040      $  506
  Deferred revenue........................      --        2,866       1,718
  Due to related parties..................    3,196         --          109
                                             ------      ------      ------
    Total current liabilities.............    5,410       3,906       2,333
Commitments (Note 3)
Partners' equity..........................      744       5,396       2,736
                                             ------      ------      ------
    Total liabilities and partners'
     equity...............................   $6,154      $9,302      $5,069
                                             ======      ======      ======



   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                            Statement of Operations
                                 (in thousands)

                                                                  April 1, 1997
                                  Nine months ended    Year ended (inception) to
                                  July 3,   June 28,   October 4, September 28,
                                    1999      1998        1998         1997
                                  --------  ---------  ---------- --------------
                                     (unaudited)
Revenues
  Representation Agreement
   revenue....................... $ 16,817  $    --     $   --       $   --
  Advertising revenue............    2,166    10,363     13,459        4,868
  Subscription revenue...........      315     1,553      2,459        1,732
  Fantasy games and other........    2,103     2,605      3,275          396
                                  --------  --------    -------      -------
    Total revenues...............   21,401    14,521     19,193        6,996
                                  --------  --------    -------      -------
Operating expenses
  Cost of online services........   17,709    10,668     15,715        7,168
  Development....................    2,308     1,299      1,847          515
  Sales and marketing............    4,872     3,809      5,724        2,262
  General and administrative.....    3,737     2,228      3,055          811
                                  --------  --------    -------      -------
    Total operating expenses.....   28,626    18,004     26,341       10,756
                                  --------  --------    -------      -------
Interest income..................      --        --         249            8
                                  --------  --------    -------      -------
Net loss......................... $ (7,225) $ (3,483)   $(6,899)     $(3,752)
                                  ========  ========    =======      =======




   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                    Statement of Changes in Partners' Equity
                                 (in thousands)

                                                             ESPN
                                                            Online      Total
                                              Starwave    Investments partners'
                                           Ventures, Inc.    Inc.      equity
                                           -------------- ----------- ---------
Initial capital contribution
April 1, 1997 (Note 1)....................    $(1,484)      $   --     $(1,484)
Capital contributions.....................      5,377         2,595      7,972
Net loss for the period...................     (2,251)       (1,501)    (3,752)
                                              -------       -------    -------
Balance at September 28, 1997.............      1,642         1,094      2,736
Capital contributions.....................      5,735         3,824      9,559
Net loss for the period...................     (4,139)       (2,760)    (6,899)
                                              -------       -------    -------
Balance at October 4, 1998................      3,238         2,158      5,396
Capital contributions ....................      1,544         1,029      2,573
Net loss for the period ..................     (4,335)       (2,890)    (7,225)
                                              -------       -------    -------
Balance at July 3, 1999 (unaudited).......    $   447       $   297    $   744
                                              =======       =======    =======




   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                            Statement of Cash Flows
                                 (in thousands)

                                   Nine months ended                April 1,1997
                                   -------------------  Year ended (inception) to
                                   July 3,   June 28,   October 4, September 28,
                                     1999      1998        1998         1997
                                   --------  ---------  ---------- --------------
                                      (unaudited)
Cash flows from operating
 activities
  Net loss........................ $ (7,225) $ (3,483)   $(6,899)     $(3,752)
  Adjustments to reconcile net
   loss to net cash (used in)
   provided by operating
   activities
    Deferred revenue from
     contributed assets...........      --        --         --         1,484
    Operating expenses allocated
     from partners................    2,573     9,615      9,559        5,004
    Depreciation and
     amortization.................      359        49         87            3
    Change in accounts
     receivable...................    2,919      (989)      (689)      (2,555)
    Change in prepaid royalties...   (1,363)   (1,575)    (1,426)        (530)
    Change in accounts payable and
     accrued liabilities..........    1,174      (112)       534          506
    Change in deferred revenue....   (2,866)      (53)     1,148        1,718
    Change in due to related
     parties......................    3,196      (109)      (109)         109
                                   --------  --------    -------      -------
      Net cash (used in) provided
       by operating activities....   (1,233)    3,343      2,205        1,987
                                   --------  --------    -------      -------
Cash flows from investing
 activities
  Purchase of property and
   equipment......................   (1,400)     (179)      (482)         (87)
                                   --------  --------    -------      -------
Net (decrease) increase in cash
 and cash equivalents.............   (2,633)    3,164      1,723        1,900
Cash and cash equivalents,
 beginning of period..............    3,623     1,900      1,900          --
                                   --------  --------    -------      -------
Cash and cash equivalents, end of
 period........................... $    990  $  5,064    $ 3,623      $ 1,900
                                   ========  ========    =======      =======



   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)
                         NOTES TO FINANCIAL STATEMENTS
                                 (in thousands)

1. Organization, business and significant accounting policies

 Organization

   ESPN Internet Ventures ("EIV") was formed on April 1, 1997 upon the execution of a Joint Partnership agreement between Starwave Ventures, Inc. ("SVI") and ESPN Online Investments Inc. SVI and ESPN Online Investments Inc. (the "Partners") are allocated net losses and net profits of EIV 60%/40% and 50%/50%, respectively. In addition, the partners incur and pay certain operating expenses on behalf of EIV. These expenses are allocated to EIV and considered contributions to partners' equity. Upon inception, SVI contributed a deferred revenue liability of $1,484 relating to services subsequently performed by EIV.

 Business

   EIV was established to develop, produce and maintain Internet-based services intended to appeal to broad consumer interests in sports-related content areas. EIV generates revenue from advertisements sold for display upon its services, and from fantasy games and subscriptions sold to the end consumer.

   Inherent in EIV's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet as an information source, and acceptance of the Internet as an effective advertising medium.

 Revenue Recognition

   Advertising, subscription and fantasy game revenues are recognized using the straight-line method over the period of the related advertising contract, subscription term or sports season. Merchandise revenue is recognized at the time of sale. Advertising revenues are stated net of commissions. EIV guarantees to certain advertising customers a minimum number of page impressions to be delivered to users of its services for a specified period. To the extent minimum guaranteed page impression deliveries are not met, EIV defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of October 4, 1998 and September 28, 1997, no revenues had been deferred as a result of these guarantees. Deferred revenues represent advance payments received by EIV which are deferred until earned. Deferred revenues are classified based on the period of the related advertising contract or subscription.

 Cash and Cash Equivalents

   Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

 Prepaid Royalties

   Prepaid royalties represents payments made or accrued to independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the terms of the agreements. At October 4, 1998 and September 28, 1997, EIV had one contract for a total of $2,000 and $1,300, respectively, which is being amortized on a straight-line basis over the duration of the life of the contract.

   Management periodically evaluates the future recoverability of prepaid royalties. In the event management does not expect to generate revenues sufficient to recover the prepaid royalty under a particular contract, EIV will reduce the carrying amount of its prepaid royalty to its fair value on the date such a determination is made.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)
                         NOTES TO FINANCIAL STATEMENTS
                          (in thousands)--(Continued)


 Property and Equipment

   Property and equipment is recorded at cost for purchased assets and net book value for contributed assets. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of such assets. The estimated useful life used is three years.

 Development Expenses

   Development expenses relate to the development of new technologies that may benefit the existing online services and consist principally as costs for content, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and development of new features for the service are included in cost of online services.

 Advertising Expenses

   Advertising and promotion costs are expensed as incurred. EIV incurred advertising costs of $1,743 and $1,558 during the periods ended October 4, 1998 and September 28, 1997, respectively.

 Income Taxes

   Profits or losses of EIV are attributable directly to the Partners for income tax purposes. Consequently, an income tax provision has not been reflected in these financial statements.

 Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the short-term maturity of these instruments.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Accounting Changes

   In June 1997, Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the results of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. EIV does not have any comprehensive income items other than net loss; therefore, SFAS 130 does not impact EIV.

   In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after October 1, 2000. Since EIV does not hold any derivative instruments, SFAS 133 is not expected to impact EIV.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)
                         NOTES TO FINANCIAL STATEMENTS
                          (in thousands)--(Continued)


   In October 1997, Statement of Position No. 97-2 ("SOP 97-2"), Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue from selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. Since EIV does not generate revenue from selling or licensing software, SOP 97-2 does not impact EIV.

 Interim Financial Information

   The interim financial data as of July 3, 1999 and for the nine months ended July 3, 1999 and June 28, 1998 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly EIV's financial position as of July 3, 1999 and the results of its operations and cash flows for the nine months ended July 3, 1999 and June 28, 1998.

2. Property and Equipment

   Property and equipment consist of the following:

                                                       October 4, September 28,
                                                          1998        1997
                                                       ---------- -------------
Computer hardware.....................................    $569         $87
Less: Accumulated depreciation and amortization.......    (90)         (3)
                                                          ----         ---
                                                          $479         $84
                                                          ====         ===

   EIV shares office space and certain operating equipment with its partners and the related rent of $0 and $88, and depreciation of $370 and $145, respectively, was allocated to EIV for the year ended October 4, 1998 and the period from April 1, 1997 (inception) to September 28, 1997.

3. Commitments

   EIV has production agreements with third parties (licensors) under which it produces online services utilizing content licensed under the production agreements. In exchange for content licenses, the licensors are entitled to royalties calculated as a percentage of gross revenues from the online services, as defined in the production agreements. During the term of the production agreements, EIV is required to pay minimum nonrefundable payments which are offset against the royalties as they are earned. Future minimum royalty payments are summarized as follows:

      Fiscal year ending
      ------------------
      1999............................................................... $3,250
      2000...............................................................  3,000
                                                                          ------
                                                                          $6,250
                                                                          ======

4. Subsequent Event

   On November 18, 1998, the parent company of SVI completed a merger with Infoseek Corporation ("Infoseek"), a developer and retailer of internet technology. As a result of this acquisition, ESPN Online Investments, Inc. and Infoseek agreed to extend the EIV joint venture term for ten years from the date of the acquisition.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)
                         NOTES TO FINANCIAL STATEMENTS
                          (in thousands)--(Continued)


   Upon completion of the merger, Infoseek, SVI and EIV entered into the ESPN Representation Agreement. Under this agreement, SVI is engaged by EIV on an exclusive basis in the sale of advertising and other items as designated or approved by EIV. Under the agreement, SVI pays EIV the greater of (i) a guaranteed minimum payment or (ii) actual revenues billed to third parties for advertising and other items less actual and reasonably allocated costs of providing the advertising and other services plus a 5% profit margin.

                    INFOSEEK CORPORATION UNAUDITED PRO FORMA
                     COMBINED CONDENSED FINANCIAL STATEMENT

   The following unaudited pro forma combined condensed financial information for Infoseek Corporation, a Delaware corporation ("Infoseek"), consists of the Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended October 3, 1998. The pro forma financial statement gives effect to Infoseek's acquisition of Starwave Corporation ("Starwave") through a merger and exchange of 25,952,681 shares on November 18, 1998. The Company also reserved 2,205,316 shares of Common stock in connection with outstanding Stock Options of Starwave to be assumed by the Company. In addition, the pro forma financial statement gives effect to The Walt Disney Company's ("Disney's") purchase of an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock in exchange for approximately $70.0 million in cash and $139.0 million in a five-year promissory note. The Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended October 3, 1998 reflects these transactions as if they had taken place on January 1, 1998. Infoseek's unaudited pro forma combined condensed financial statements as of and for the nine months ended July 3, 1999 are not presented as the results of operations of Starwave from October 5, 1998 through November 18, 1998 (date of acquisition) and Quando from October 1, 1998 through January 15, 1999 (date of acquisition) were insignificant relative to Infoseek's consolidated unaudited results of operations for the nine months ended July 3, 1999 and the unaudited pro forma combined condensed balance sheets of Starwave and Quando are included in Infoseek's condensed consolidated unaudited interim balance sheet included in Annex K of this document.

   On July 24, 1998, Infoseek entered into a merger agreement to acquire Quando, Inc. ("Quando"), in exchange for approximately $19.0 million in shares of Infoseek's common stock. The transaction was completed on January 15, 1999. In accordance with the merger agreement, Infoseek issued 396,591 shares of Infoseek common stock for all outstanding Quando shares. Infoseek also reserved approximately 35,000 shares of Infoseek common stock for Quando stock options assumed by Infoseek. The fair value of Infoseek's shares and options issued was approximately $19.0 million. In addition, Infoseek incurred direct acquisition costs of approximately $1.5 million, which were included in the purchase price of Quando. The Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended October 3, 1998 reflects this transaction as if it had taken place on January 1, 1998.

   The Unaudited Pro Forma Combined Condensed Statement of Operations combines Infoseek's historical results of operations for the nine months ended October 3, 1998 with Starwave's historical results for the nine months ended October 4, 1998 and Quando's historical results of operations for the nine months ended October 3, 1998. In addition, the Unaudited Pro Forma Combined Condensed Statement of Operations includes the impact of certain related agreements which become effective with the mergers described above. These agreements are described more fully in the notes to the Unaudited Pro Forma Combined Condensed Financial Statement. The pro forma financial statement is not necessarily indicative of what the actual financial results would have been had the transactions taken place on January 1, 1998 and do not purport to indicate the results of future operations.

   The Starwave merger and Quando acquistion were accounted for using the purchase method of accounting. The pro forma financial statement has been prepared on the basis of assumptions described in the notes thereto.

   In connection with the Starwave merger, Infoseek recorded $45.2 million in developed technology and assembled workforce intangibles which will be amortized over a two year period. The Company also recorded $178.5 million relating to the fair value of the Joint Ventures acquired which will be amortized on a straight-line basis over a ten year period. The estimated amount of goodwill is $656.5 million which is to be amortized on a straight-line basis over a ten year period. Infoseek also incurred write-offs related to in-process research and development of $72.6 million in the quarter ended January 2, 1999. In connection with the Quando acquisition, Infoseek recorded approximately $8.7 million in developed technology and assembled workforce intangibles which will be amortized on a straight-line basis over a two year period. The estimated amount of goodwill is $11.1 million which is to be amortized on a straight-line basis over a ten year period. Infoseek also incurred in-process research and development write-offs of $4.3 million in the quarter ended April 3, 1999. The effect of the write-offs related to in-process research and development is not reflected in the Unaudited Pro Forma Combined Condensed Statement of Operations. The charges related to the Starwave and Quando in- process research and development were reflected in Infoseek's consolidated financial statements for the nine months ended July 3, 1999. In addition, Infoseek expects to incur costs of integration estimated at up to $7.0 million of which $1.4 million of costs were included in the results of operations of Infoseek for the nine months ended October 3, 1998. The pro forma financial statement does not include the remaining costs of integration of up to $5.6 million, as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

   The unaudited pro forma combined condensed financial statement should be read in conjunction with the related notes included in this document and the audited consolidated financial statements and notes of Infoseek, and the audited financial statements and notes of Starwave and Quando.

                              INFOSEEK CORPORATION
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED OCTOBER 3, 1998

                     (In thousands, except per share data)

                            Infoseek  Starwave  Quando   Pro Forma
                             Actual    Actual   Actual  Adjustments      Total
                            --------  --------  ------- -----------    ---------
Revenues..................  $50,715   $  4,348   $ 514   $  21,626(3)  $  77,203
Costs and expenses:
  Hosting, content and
   website costs(5).......    7,956      2,661       5      18,220(3)     30,756
                                                             3,244(3)
                                                           (1,330)(4)
  Amortization of
   intangibles related to
   hosting, content and
   website costs..........      --         --      --       24,601(1)     29,278
                                                             1,549(1)
                                                             3,128(2)
  Research and
   development............    7,432        990     413         746(1)      9,613
                                                                32(2)
  Sales and marketing.....   35,144         85       1       2,180(1)     63,492
                                                             1,330(4)
                                                            24,750(6)
                                                                 2(2)
  General and
   administrative.........    7,876      2,111     317       1,262(1)     11,651
                                                                85(2)
  Goodwill amortization...      --         --      --       49,241(1)     53,387
                                                             4,146(2)
                            -------   --------   -----   ---------     ---------
    Total operating
     expenses.............   58,408      5,847     736     133,186       198,177
                            -------   --------   -----   ---------     ---------
Operating loss............   (7,693)    (1,499)   (222)   (111,560)     (120,974)
Loss from Joint Ventures..      --     (11,436)    --         (284)(3)   (11,720)
Interest income (expense),
 net......................    1,999        462     (59)        --          2,402
                            -------   --------   -----   ---------     ---------
Net loss..................  $(5,694)  $(12,473)  $(281)  $(111,844)    $(130,292)
                            =======   ========   =====   =========     =========
Basic and diluted net loss
 per share................  $ (0.19)       --      --          --      $   (2.10)
Shares used in computing
 basic and diluted
 net loss per share.......   30,512        --      --       31,177        61,689


    See Notes to Unaudited Pro Forma Combined Condensed Financial Statement.

                              INFOSEEK CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS


   The pro forma financial statement gives effect to Infoseek's acquisition of Starwave through a merger and exchange of shares. Disney purchased an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock in exchange for approximately $70.0 million in cash and a $139.0 million five-year promissory note. The Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended October 3, 1998 reflects these transactions as if they had taken place on January 1, 1998.

   In addition, the Unaudited Pro Forma Combined Condensed Statement of Operations includes the effect of certain related agreements that became effective upon consummation of the merger described above. Under certain representation agreements, Starwave contracted for, and has exclusive rights to sell, all advertising and other related items of Infoseek's joint venture with ESPN (the "ESPN Joint Venture") and Infoseek's joint venture with ABCNews (the "ABCNews Joint Venture")(collectively, the "Joint Ventures"). Starwave guarantees its performance through minimum revenue commitments and is at risk if its subsequent collection of the related receivables is insufficient to cover such commitments. These representation agreements will result in Starwave recognizing revenue for the sale of the advertising and of related items and a corresponding representation fee for amounts due to the Joint Ventures. In addition, under a five year promotional services agreement, Infoseek has committed to spend $165.0 million to promote GO Network. These costs are reflected, on a straight-line basis, in the pro forma combined condensed statement of operations as increased sales and marketing expenses.

   On July 24, 1998, Infoseek entered into a merger agreement to acquire Quando, Inc. ("Quando"), in exchange for approximately $19.0 million, subject to adjustment, in shares of Infoseek's common stock. The transaction was completed on January 15, 1999. In accordance with the merger agreement, Infoseek issued 396,591 shares of Infoseek common stock for all outstanding Quando shares. Infoseek also reserved 35,000 shares of Infoseek common stock for Quando stock options assumed by Infoseek. The fair value of Infoseek's shares and options issued was approximately $19.0 million. In addition, Infoseek incurred direct acquisition costs of approximately $1.5 million, which was included in the purchase price of Quando.

   The Starwave merger was accounted for using the purchase method of accounting. The pro forma financial statement has been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Starwave based on actual fair value. The Quando acquisition was also accounted for using the purchase method of accounting. The unaudited pro forma combined condensed financial statement has been prepared on the basis described in the following notes and on the basis of the consideration paid for the assets and liabilities of Quando based on actual fair value. In the opinion of Infoseek's management, all adjustments necessary to present fairly the unaudited pro forma combined condensed financial statement have been made on the terms and structure of the Starwave merger and the Quando merger.

   In connection with the Starwave merger, Infoseek recorded $45.2 million in developed technology and assembled workforce intangibles which will be amortized over a two year period. The Company also recorded $178.5 million relating to the fair value of the joint ventures acquired which will be amortized on a straight-line basis over a ten year period. The estimated amount of goodwill is $656.5 million which is to be amortized on a straight-line basis over a ten year period. Infoseek also incurred write-offs related to in-process research and development of $72.6 million in the quarter ended January 2, 1999. In connection with the Quando acquisition, Infoseek recorded approximately $8.7 million in developed technology and assembled workforce intangibles which will be amortized on a straight-line basis over a two year period. The estimated amount of goodwill is $11.1 million which is to be amortized on a straight-line basis over a ten year period. Infoseek also incurred in-process research and development write-offs of $4.3 million in the quarter ended April 3, 1999. The effect of the write-offs related to in-process research and development is not reflected in the Unaudited Pro Forma

                              INFOSEEK CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)

Combined Condensed Statement of Operations. The charges related to in-process research and development were reflected in Infoseek's consolidated financial statements in the nine months ended July 3, 1999. In addition, Infoseek expects to incur costs of integration estimated at up to $7.0 million, of which $1.4 million was included in the results of operations for the nine months ended October 3, 1998. The pro forma financial statement does not include the remaining costs of integration of up to $5.6 million as they will affect future operations.

   The unaudited pro forma combined condensed financial statement is not necessarily indicative of what the actual financial results would have been had the transactions taken place on January 1, 1998 and do not purport to indicate the results of future operations.

   The unaudited pro forma combined condensed financial statement gives effect to the following pro forma adjustments:

   1. In accordance with the reorganization agreement for the Starwave merger:

    . Infoseek California became a wholly-owned subsidiary of Infoseek, and all outstanding shares of its common stock were converted into shares of the common stock of Infoseek at the rate of one share of Infoseek common stock for each share of Infoseek California common stock,

    . Starwave became a wholly-owned subsidiary of Infoseek, and all outstanding shares of its common stock were converted into shares of common stock of Infoseek.

   The Starwave merger was accounted for using the purchase method of accounting. The purchase price was based on $32.42 per share, which is the average of the market price before and immediately after the announcement of the Starwave merger.

   The purchase price was determined as follows:

                                            Starwave    Infoseek    Fair Value
                                             Shares      Shares   (in thousands)
                                           ----------- ---------- --------------
Shares....................................  97,875,056 25,932,681    $840,738
Stock Options.............................   8,323,301  2,205,316      57,096
                                           ----------- ----------    --------
  Totals.................................. 106,198,357 28,137,997    $897,834
                                           =========== ==========    ========

   The Starwave shares were first converted to Infoseek equivalent shares by taking the number of Starwave shares divided by the exchange ratio of approximately 0.26 Starwave shares for each Infoseek share.

   The fair value of "shares" was calculated by taking the fair value of the stock ($32.42 per share) times the number of Infoseek shares acquired.

   With respect to stock options exchanged as part of the Starwave merger, all vested Starwave options exchanged for vested Infoseek options are included as part of the purchase price based on their fair value. Any unvested Starwave options issued in exchange for unvested Infoseek options are also included as part of the purchase price based on their fair value.

   The fair value of the stock was calculated by taking the options to purchase Infoseek shares (2,205,316 options) times the fair value of the stock ($32.42 per share) less the proceeds which will be received from the optionholder upon exercise (approximately $14.4 million).

   The Unaudited Pro Forma Combined Condensed Financial Statement has been prepared on the basis of assumptions described in the notes thereto and the allocation of the consideration paid for the assets and

                              INFOSEEK CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)

liabilities of Starwave based on their actual fair value. Below is a table of the actual acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                     Annual
                                                    Amortization  Amortization
                                                        Life     of Intangibles
                                                    ------------ --------------
Acquisition Cost:
  Estimated purchase price............... $897,834
  Acquisition expenses...................   20,000
                                          --------
    Total acquisition cost............... $917,834
                                          ========
Purchase Price Allocation
  Historical net book value of Starwave
   at November 18, 1998.................. $  6,588
Intangible assets acquired:
  Joint Venture relationships (ESPN Joint
   Venture and ABCNews Joint Venture)....  178,500       10         $17,850
  Developed technology...................   29,900        2          14,950
  Assembled workforce....................   15,300        2           7,650
  In-process technology..................   72,600
  Goodwill...............................  656,547       10          65,655
  Deferred tax liability.................  (41,601)
                                          --------
    Total................................ $917,834
                                          ========

   Tangible assets of Starwave acquired in the Starwave merger principally include cash, fixed assets and investments in the affiliates (i.e., the Joint Ventures). Liabilities of Starwave assumed in the Starwave merger principally include accounts payable, accrued payroll and other current liabilities.

   To determine the fair value of the developed technology and the investment in the Joint Ventures, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. Based on a third-party appraisal, management determined that $72.6 million of the purchase price represented acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. This amount was expensed during the quarter ended January 2, 1999 as a non- recurring charge upon consummation of the acquisition. Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. In November 1998, the Company began amortizing the Joint Venture relationships and goodwill over an estimated useful life of 10 years, and developed technology and assembled workforce over an estimated useful life of two years. The pro forma adjustment included in the Unaudited Pro Forma Combined Condensed Statement of Operations is for the amortization of goodwill, developed technology, Infoseek's interest in the Joint Ventures and assembled workforce.

   2. The Quando acquisition was accounted for using the purchase method of accounting. The purchase price was approximately $19.0 million, in shares of Infoseek's common stock. The unaudited pro forma combined condensed financial statement has been prepared on the basis of assumptions described herein and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Quando based upon actual fair value. Below is a table of the actual acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                              INFOSEEK CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)

                                                                     Annual
                                                    Amortization  Amortization
                                                        Life     of Intangibles
                                                    ------------ --------------
Acquisition Cost
  Estimated purchase price................ $19,000
  Acquisition expenses....................   1,500
                                           -------
    Total acquisition cost................ $20,500
                                           =======
Purchase Price Allocation
  Historical net book value of Quando at
   October 3, 1998........................ $   (90)
  Intangible assets acquired:
  Developed Technology....................   8,342        2          $4,171
  Assembled Workforce.....................     318        2             159
  In-Process Technology...................   4,339
  Goodwill................................  11,055        2           5,528
  Deferred Tax Liability..................  (3,464)
                                           -------
    Total................................. $20,500
                                           =======

   Tangible assets of Quando that were acquired principally include cash and accounts receivable. Liabilities of Quando assumed in the Quando acquisition principally include accounts payable and short and long-term obligations.

   To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. Management determined that approximately $4.3 million of the purchase price represented acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. This amount was expensed during the quarter ended April 3, 1999 as a non-recurring charge upon consummation of the acquisition. Goodwill is determined based on the residual difference between the amount paid and the values assigned to identify tangible and intangible assets. In January 1999, the Company began amortizing goodwill, developed technology and assembled workforce over an estimated useful life of two years. The pro forma adjustment included in the Unaudited Pro Forma Combined Condensed Statement of Operations is for the amortization of goodwill, developed technology and assembled workforce.

   3. Under certain representation agreements by and among Infoseek, Starwave and the ESPN Joint Venture, and by and among Infoseek, Starwave and the ABCNews Joint Venture, each entered into in conjunction with the Starwave merger, Starwave is engaged by the Joint Ventures on an exclusive basis in the sale of advertising and other items as designated or approved by the Joint Ventures and to provide additional services, if any, as the Joint Ventures may request. Activities with respect to the sale of advertising on the Internet services and other related items includes the negotiation, execution, renewal, amendment, modification or termination of advertising and other related contracts. Starwave guarantees to the Joint Ventures a minimum quarterly payment equal to the number of projected page views, multiplied by 80%, multiplied by the minimum revenue rate. The minimum revenue rate is based on the average ad revenue rate per page view of the publicly traded internet companies involved in activities comparable to those of the Joint Ventures.

   Starwave will recognize revenue on the sale of advertising and other related items of the Joint Ventures due to its obligations under the representation agreements. Starwave bears the risk of loss, if it fails to bill and collect amounts sufficient to cover its contractual guaranteed minimum Payments. The pro forma adjustment reflects (i) 100% of each of the Joint Ventures' revenues as Starwave made substantially all sales on behalf of

                              INFOSEEK CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)

the Joint Ventures for the nine months ended October 3, 1998, as the Joint Ventures did not maintain a sales organization and (ii) the assumption that the representation agreements were entered into January 1, 1998. The representation agreements are expected to have a continuing impact on Starwave, although the amount of revenue Starwave will recognize will vary in future periods.

   Under the representation agreements, Starwave pays the Joint Ventures for the right to render services the greater of (i) the guaranteed minimum payment or (ii) actual revenues billed to third parties for services, in each case less only Starwave's actual and reasonably allocated costs of providing the services and a profit margin of 5% of such costs. The obligations of Starwave to pay these representation rights fees are unconditional. Starwave is required to pay the Joint Ventures regardless of whether Starwave is able to collect the related outstanding receivables. The pro forma adjustment for the representation rights fee is the Joint Venture's revenues less allocated costs of 15% of revenue, plus a 5% profit margin on allocated costs. In addition, a pro forma adjustment has been made for additional costs Starwave would have incurred that were historically incurred by the Joint Ventures.

   Each of the Joint Ventures is accounted for under the equity method due to neither Infoseek nor Starwave having a majority voting interest. The other partners to these Joint Ventures, subsidiaries of ESPN and ABC, are subsidiaries of Disney. A pro forma adjustment has been made to Starwave's allocated (60%) losses from the Joint Ventures. This pro forma adjustment was due to the Joint Ventures' decreased revenues partially offset by decreased costs under the representation agreement.

   4. The pro forma adjustment is to reclassify certain hosting, content and website costs of Starwave to sales and marketing expense to conform to Infoseek's presentation.

   5. Under a license agreement entered into by and between Disney and Infoseek, Disney has agreed to grant to Infoseek a worldwide license to exploit the trademarks and Web addresses associated with GO Network and Infoseek has agreed to pay Disney royalties. Royalties are calculated as one percent (1%) of Infoseek's revenues other than revenues derived from software sales and services. Royalties under the license agreement will not be earned nor paid until the end of any Infoseek fiscal year in which Infoseek has positive earnings before interest, taxes, and amortization ("EBITA") as defined and royalty payments in any year will not exceed 15% of EBITA in such year as defined. The Unaudited Pro Forma Combined Condensed Statement of Operations does not include a pro forma adjustment for royalties under the license agreement as Infoseek would not be EBITA positive on a pro forma basis. The components of the pro forma EBITA are shown below (in thousands):

                                                                    Nine Months
                                                                       Ended
                                                                    October 3,
                                                                       1998
                                                                    -----------
     Net loss......................................................  $(129,758)
     Interest expense..............................................        619
     Pro forma amortization of intangibles:
       Goodwill....................................................     52,853
       Developed technology........................................     14,341
       Assembled workforce.........................................      5,857
       Joint Venture relationships.................................     13,388
                                                                     ---------
       EBITA.......................................................  $ (42,700)
                                                                     =========

   6. Under a promotional services agreement, ABC has agreed to provide, and Infoseek has agreed to purchase $165.0 million in promotional services over a five-year period for GO Network. The Unaudited Pro Forma Combined Condensed Statement of Operations includes an adjustment to reflect recognition of expense under this agreement, on a straight-line basis, for promotional services for GO Network.

                INFOSEEK MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. These forward-looking statements are typically denoted in this Joint Proxy Statement/Prospectus by the phrases "anticipates," "believes," "expects," "plans" and similar phrases. Actual results could differ materially from those projected in the forward-looking statements.

Explanatory Note

   On January 28, 1999, Infoseek Corporation ("Infoseek" or the "Company") changed to a fiscal year with 52 or 53 week periods ending on the Saturday nearest September 30. This joint proxy statement/prospectus presents financial information for the first nine-month period of fiscal 1999, beginning October 4, 1998, and ending July 3, 1999 and also presents financial information for the nine months ended October 3, 1998 and September 30, 1997. The unaudited results of operations and cash flows of the Company for the nine month periods ended July 3, 1999 and June 30, 1998, both contained 273 days. The results of operations and cash flows for the nine months ended October 3, 1998 contained 276 days and compared to 273 days for the unaudited results of operations and cash flows for the nine months ended September 30, 1997.

   Prior to November 18, 1998, Infoseek Delaware was a wholly owned subsidiary of Infoseek California. Infoseek Delaware, the Registrant with the Securities and Exchange Commission, did not conduct business activities for the nine months ended October 3, 1998. Accordingly, this joint proxy statement/prospectus presents, separately, historical information as of and for the nine month fiscal period ended October 3, 1998 and prior periods for Infoseek California and for the twelve months ended October 4, 1998 and prior periods for Starwave. As a result, information presented herein prior to October 3, 1998 may not be directly comparable to combined results in periods subsequent to October 3, 1998.

   Since November 18, 1998, Infoseek Delaware's business has primarily consisted of holding the capital stock of Infoseek California, Starwave, and after January 15, 1999, Quando, Inc. ("Quando"), and after June 28, 1999, Infoseek Japan Holding Corporation and Infoseek Japan KK (collectively, "Infoseek Japan"). Accordingly, this joint proxy statement/prospectus presents financial information of Infoseek for the nine months ended July 3, 1999, including the combined results of operations of Starwave from November 18, 1998, the combined results of operations of Quando from January 15, 1999, and the combined results of operations of Infoseek Japan from June 28, 1999. The acquisitions of Starwave and Quando were accounted for under the purchase method of accounting. As a result, information presented herein may not be comparable to results in previous periods.

Infoseek Overview

   Infoseek was formed in August 1993 to develop and provide Internet and World Wide Web search and navigational services. From inception to March 31, 1995, Infoseek's operations were limited and consisted primarily of start-up activities, including recruiting personnel, raising capital, research and development, and the negotiation and execution of an agreement to license an information retrieval search engine.

   Infoseek introduced its first products and services in 1995. Through September 1997, Infoseek's strategic focus was on developing its capabilities as an Internet search and navigation service. After that time, the Company began to execute a new strategy of building Infoseek brand awareness; creating a richer viewer experience; maximizing value for Infoseek's advertisers; providing intranet search products; and enhancing Infoseek's search and navigation services (the "Infoseek Service").

   Beginning in early 1997, Infoseek began to license its Ultraseek Server product to corporate customers for use on their intranet and public web site search applications. Gross margins from licensing Ultraseek are somewhat higher than those for advertising revenues.

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   In October 1997, Infoseek launched an enhanced version of the Infoseek
Service, with easy to navigate "centers" (formerly called "channels" and now numbering 18) that integrate search results with relevant information, services, products and communities on the Internet. The Infoseek Service provides Infoseek with a platform for creating content and marketing partnerships that enrich the viewer's experience while enabling advertisers, sponsors and partners to more effectively target viewers.

   Beginning with the October 1997 launch of the enhanced version of the Infoseek Service, Infoseek began to sell center sponsorships to advertisers, sponsors and partners. The duration of Infoseek's sponsorship and partnership agreements generally ranges from two months to three years. Revenues are generally recognized ratably over the term of the agreements, provided that minimum impressions are met, and are included in advertising revenues. Most of Infoseek's contracts with advertising customers can be canceled at any time.

   Substantially all of Infoseek's revenues have been generated from the sale of advertising and sponsorships. Infoseek expects to continue to derive substantially all of its revenues from selling advertising and related products for the foreseeable future. Advertising revenues are tightly related to the amount of traffic on Infoseek's services, which is seasonal and inherently unpredictable. Accordingly, future sales and operating results are difficult to forecast.

   Infoseek has in the past relied on the purchase of traffic from entities such as Netscape, Microsoft, WebTV and others as a significant portion of Infoseek's total traffic. Average daily pageviews for the three month period ended July 3, 1999 averaged 52 million for go.com and the Company's other sites including Infoseek's Joint Ventures, ABCNews.com and ESPN.com. For the nine months ended July 3, 1999, purchased traffic including traffic from Netscape, Microsoft and WebTV and others, accounted for 18% of total daily pageviews compared to 35% for the nine months ended June 30, 1998. Infoseek's traffic purchase agreements generally have terms of one year or less. The agreement with Netscape was terminated in June 1999. The Microsoft agreement is scheduled to terminate on September 30, 1999. In order to increase brand awareness of GO Network, (the successor to the Infoseek Service), build brand loyalty and develop alternative traffic sources, Infoseek is planning to continue its promotional program for GO Network. Although Infoseek has been successful in generating traffic from GO Network, Infoseek cannot assure you that the loss of traffic from Microsoft and Netscape will not result in reduced advertising revenues in the short term.

   In June 1998, Infoseek entered into agreements with Starwave and Disney relating to an acquisition of Starwave, of which Disney was the principal shareholder, by Infoseek through a merger and exchange of shares pursuant to an Agreement and Plan of Reorganization. The transactions contemplated by the Agreement and Plan of Reorganization were completed on November 18, 1998. The Starwave acquisition is being accounted for as a purchase transaction. The purchase price is being allocated to the acquired assets and liabilities of Starwave. An in-process research and development charge of approximately $72.6 million was recorded in the quarter ended January 2, 1999. In addition, intangible assets related to developed technology and assembled workforce of approximately $45.2 million are being amortized over two years. Intangible assets relating to goodwill and the Joint Ventures of approximately $656.5 million and $178.5 million, respectively, are being amortized over ten years. Infoseek began the amortization of each of these intangible assets in the quarter ended January 2, 1999.

   Disney also has certain contractual rights to maintain its initial percentage stock and warrant ownership through direct purchases from Infoseek in the event of dilutive issuances, including issuances pursuant to financings, acquisitions and employee benefit plans. Infoseek may be required to sell to Disney certain shares of common stock and issue warrants at prices below fair market value at the time of purchase which may result in future material charges adversely affecting Infoseek's results of operations.

   Infoseek is incurring increased operating expenditures associated with the expanded operations resulting from the transaction, as well as the development, launch and promotion of GO Network. In this regard, Infoseek has agreed to use commercially reasonable efforts to meet certain spending requirements for GO Network pursuant to the terms of a license agreement between Infoseek and Disney related to GO Network.

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These spending requirements for GO Network for the first three years are $40.5 million, $58.3 million and $64.8 million. In addition, pursuant to a promotional services agreement, Infoseek has agreed to purchase $165.0 million in promotional services over a five-year period for GO Network. The amounts spent on the purchase of promotional services under the Promotional Services Agreement apply towards the spending requirements under the license agreement. As a result, Infoseek's profitability is expected to be delayed beyond the time when Infoseek, prior to consummating the Disney transaction, may have otherwise achieved profitability. In addition, the size and complexity of the Disney transaction, the launch of GO Network and the rapid pace of change and development in the Internet market make it difficult to predict the future results.

   In connection with the acquisition of Starwave, Infoseek acquired Starwave's interests in the ABCNews Joint Venture and ESPN Joint Venture with affiliates of Disney and ESPN, respectively. Under each of the joint venture agreements, required funding and profits/losses under the Joint Ventures are split 60/40 between the Starwave and Disney entities, respectively, in loss years and 50/50 in years in which the respective Joint Ventures each have net income.

   Infoseek, through Starwave, has also agreed to act as a representative of the Joint Ventures for the sale of advertising and related services for the Joint Ventures. Under representation agreements by and among Infoseek, Starwave and each of the Joint Ventures, each entered into in conjunction with the acquisition of Starwave, Starwave is engaged by the Joint Ventures on an exclusive basis in the sale of advertising and other items as designated or approved by the Joint Ventures and to provide additional services, if any, as the Joint Ventures may request. Activities with respect to the sale of advertising on the Internet and other related items include the negotiation, execution, renewal, amendment, modification or termination of advertising and other related contracts. Starwave guarantees to the Joint Ventures a minimum quarterly payment equal to the number of projected pageviews, multiplied by the minimum revenue rate. The minimum revenue rate is based on the average advertising revenue rate per pageview of the publicly traded internet companies involved in activities comparable to those of the Joint Ventures.

   Starwave recognizes revenue on the sale of advertising and other related items of the Joint Ventures due to its obligations under the representation agreements. Starwave bears the risk of loss if it fails to bill and collect amounts sufficient to cover its contractual guaranteed minimum payments. Under the representation agreements, Starwave pays the Joint Ventures for the right to render services the greater of (A) the guaranteed minimum payment or (B) actual revenues billed to third parties for services, in each case less only Starwave's actual and reasonably allocated costs of providing the services and a profit margin of 5% of such costs. Starwave is required to pay the Joint Ventures regardless of whether Starwave is able to collect the related outstanding receivables.

   Each of the Joint Ventures is accounted for under the equity method since neither Infoseek nor Starwave have a majority voting interest in either Joint Venture.

   In July 1998, Infoseek entered into an agreement to acquire Quando for shares of Infoseek's common stock. On January 15, 1999 Infoseek completed its acquisition of Quando in a tax-free reorganization in which a wholly-owned subsidiary of Infoseek was merged directly into Quando. The acquisition of Quando was accounted for as a purchase transaction. Infoseek incurred an in-process research and development charge of approximately $4.3 million in the quarter ended April 3, 1999 in connection with this transaction. In addition, intangible assets related to goodwill, developed technology and assembled workforce were approximately $19.7 million, which are being amortized over two years. Infoseek began the amortization of each of these intangible assets in the quarter ended April 3, 1999.

   The acquisitions of Starwave and Quando are large and complex. Infoseek has and may further be required to reorganize its operations in order to operate more efficiently. Due to the complexity and scale of Infoseek's recent acquisitions, Infoseek's operating plans and forecasts, including its projected business outlook, and Infoseek's operating objectives, are subject to frequent revision. Although Infoseek has recently begun a new multi-year planning cycle, future events and plans may cause Infoseek to dramatically revise its business objectives and estimates of profitability. Infoseek cannot assure you it will be able to adequately address the challenges of the Internet market and the complexity of its recent acquisitions.

   In January 1999, Infoseek launched the premier version of GO Network. GO Network is a comprehensive Internet gateway that combines branded content from media leaders, search and navigation with directories of relevant information and content sites, and community applications for communicating shared interests such as chat and instant messaging. In addition, GO Network facilitates the purchase of related goods and services. GO Network has several unique features, such as universal registration and navigation, universal personalization, and GOguardian and security. GO Network also offers content from Disney and its affiliates, including ABC News and ESPN.

   During 1999, GO Network introduced several additional features in various centers such as GO Shop, GO Money and GO Computing by establishing strategic relationships with partners such as MBNA Corporation, ZDNet and Universal Tax Systems, Inc., drkoop.com, FTD and NetSelect. In April 1999, Infoseek expanded its international presence by launching "Infoseek.de"--a German version of many of the existing features currently offered in the Infoseek Service.

   For the quarter ending October 2, 1999, the Company expects a modest increase in revenues and expenses compared to the quarter ended July 3, 1999. However, management expects a significant sequential increase in advertising expenses in the quarter ending October 2, 1999 as the Company expands its brand awareness efforts. Since 1997, Infoseek significantly increased its operating expenses as a result of a substantial increase in its sales and marketing operations, development of new distribution channels, broadening of its customer support capabilities and funding greater levels of research and product development. Infoseek's ability to resume and sustain revenue growth is substantially reliant, among other things, on:

  . Its ability to acquire and retain users on GO Network and the Infoseek Service through effective promotions and improvement of the service and user experience.

  .  Converting this increased number of users to more pageviews and revenue.

  . Disney's continued focus on its internet strategy and GO Network's key role in that strategy.

  .  Successfully launching various elements of its commerce strategy.

   There can be no assurance that Infoseek will be successful in implementing or continuing the above actions. If Infoseek is not able to implement or continue the above, its business, results of operations, financial condition and prospects could be seriously harmed.

   Further increases in research and development, and sales and marketing expenses are planned in the future. The Company plans to continue to enhance the features in GO Network and devote substantial resources to develop electronic commerce. In addition, the Company anticipates that it will incur significant promotional expenses to build brand loyalty. Although Infoseek has experienced significant revenue growth since 1997, there can be no assurance that this growth rate will be sustained, that revenues will continue to grow or that Infoseek will achieve profitability. Infoseek's estimates of revenue and expenses for future periods are forward-looking statements subject to risks and uncertainties. Actual results may vary as a result of a number of factors, including those set forth below.

   Infoseek's significant growth and limited operating history in a rapidly evolving industry make it difficult to manage operations and predict future operating results. Infoseek has incurred significant net losses since inception and expects to incur substantial additional losses. As of July 3, 1999, Infoseek had an accumulated deficit of approximately $265.9 million. Infoseek and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market.

   As a result of Infoseek's limited operating history as well as the recent emergence and rapid pace of change and development of both the Internet and intranet markets addressed by Infoseek, Infoseek has neither internal nor industry-based historical financial data for any significant period of time upon which to project revenues or plan operating expenses. Infoseek expects that its results of operations may also fluctuate significantly in the future as a result of a variety of factors. These factors include: the Starwave acquisition; the development of GO Network; the continued rate of growth; usage and acceptance of the Internet and intranets as information media; the rate of acceptance of the Internet as an advertising medium and a channel of commerce; demand for Infoseek's products and services; the budgeting cycle on advertising for individual advertisers; the introduction and acceptance of new, enhanced or alternative products or services by Infoseek or by its competitors; Infoseek's ability to anticipate and effectively adapt to a developing market and to rapidly changing technologies; Infoseek's ability to attract, retain and motivate qualified personnel; initiation, implementation, renewal or expiration of significant contracts with MBNA, Microsoft, and others; pricing changes by Infoseek or its competitors; specific economic conditions in the Internet and intranet markets; general economic conditions; and other factors.

Results of Operations

For the Nine Months ended July 3, 1999 and June 30, 1998

 Total Revenues

   Infoseek's total revenues for the nine months ended July 3, 1999 were approximately $96.0 million. Revenues consisted primarily of advertising derived from banner and sponsorship sales, and revenues Starwave recognizes on the sale of advertising and other services for the Joint Ventures under the representation agreements. Infoseek also earned revenues from licensing its Ultraseek server product. Total revenues for the nine months ended July 3, 1999 represent a 117% increase over total revenues for the nine months ended
June 30, 1998 of approximately $44.2 million. The revenue growth over the prior year period is primarily attributable to increased advertising revenues resulting from increased use of the Internet by consumers and acceptance of the Internet as an advertising and commerce medium, and increased viewer traffic on GO Network. For the three months ended July 3, 1999 and June 30, 1998, average daily pageviews were approximately 52 million and 21 million, respectively. For the nine months ended July 3, 1999 and June 30, 1998, average daily pageviews were approximately 43 million and 18 million, respectively. Infoseek's current business model is to generate revenues through the sale of advertising and related items on the Internet. There can be no assurance that current advertisers will continue to purchase advertising space, sponsorships and services from Infoseek or that Infoseek will be able to successfully attract additional advertisers.

 Hosting, Content and Website Costs

   Hosting, content and website costs were approximately $62.2 million for the nine months ended July 3, 1999. Hosting, content and website costs consist primarily of representation rights fees paid to the Joint Ventures, amortization of intangibles relating to hosting, content and website costs and the costs associated with the enhancement, maintenance and support of Infoseek's websites and the Joint Ventures' websites, including telecommunications costs, equipment depreciation and related support services. Hosting, content and website costs also include costs associated with the licensing of certain third-party technologies and content. Hosting, content and website costs for the nine months ended July 3, 1999, represent an 842% increase over the costs for the nine month period ended June 30, 1998 of $6.6 million. The increase over the prior year period was primarily due to amortization charges from the Starwave and Quando acquisitions, the representation rights fees and increases in royalties due to additional traffic during the period. Management expects its hosting, content and website costs will continue to increase due to obligations under the representation agreements. In addition, management plans to continue to upgrade equipment and maintenance, provide personnel support, and to add content partners to meet the growing demands for Web services.

 Research and Development

   Research and development costs were approximately $21.9 million for the nine months ended July 3, 1999. Research and development expenses consist of personnel costs, consulting fees and equipment depreciation. Research and development costs for the nine months ended July 3, 1999 represent a 221% increase over the costs for the nine month period ended June 30, 1998 of approximately $6.8 million. The increase over the prior year period is attributable to the development and launch of GO Network, enhancements related to the Joint Ventures' websites and the development and implementation of new technology and products. Management plans to continue to add new features to GO Network. The Company also devoted significant resources to the development of e-commerce in the quarter ended July 3, 1999. Management believes development of additional e-commerce features is vital for the Company to remain competitive in its industry. Management anticipates that it will continue to devote substantial resources to product development, especially related to GO Network and e-commerce. These costs are expected to continue to increase in dollars in future periods.

 Sales and Marketing

   Sales and marketing costs were approximately $86.0 million for the nine months ended July 3, 1999. Sales and marketing expenses primarily consist of compensation of sales and marketing personnel, advertising, promotional expenses and other marketing related costs. Sales and marketing costs for the nine months ended July 3, 1999 periods represent a 151% increase over the costs for the nine month period ended June 30, 1998 of approximately $34.2 million. The increase over the prior year period is primarily the result of expenses related to an increase in promotional and advertising activity including television and other media advertising campaigns in the amount of $8.6 million for the nine months ended July 3, 1999; the WebTV transaction, costs related to purchased traffic from Netscape and Microsoft; and the hiring of additional sales and marketing personnel. Management expects to increase promotional and advertising spending, and anticipates hiring additional sales representatives in future periods.

 General and Administrative

   General and administrative costs were approximately $18.1 million for the nine months ended July 3, 1999. General and administrative expenses consist primarily of compensation of administrative and executive personnel, facility costs and fees for professional services. General and administrative costs for the nine months ended July 3, 1999 represent a 216% increase over the costs for the nine months ended June 30, 1998 of approximately $5.7 million. The increase over the respective prior year is the result of the integration costs associated with the Starwave acquisition, costs associated with enhancements to financial and business systems, additional administrative and executive headcount and additional infrastructure to manage the expansion of the business.

 Amortization of Intangibles

   As the Starwave and Quando acquisitions were accounted for using the purchase method, the Company recorded intangible assets of approximately $656.5 million related to goodwill, and approximately $178.5 million related to the Joint Ventures (in the Starwave acquisition), each of which are being amortized over 10 years. The Company also recorded intangible assets of approximately $11.1 million related to goodwill for the Quando acquisition, which is being amortized over two years. In addition, approximately $53.9 million of intangible assets related to developed technology and assembled workforce were recorded. Developed technology and assembled workforce are being amortized over two years. For the nine months ended July 3,

1999, the Company incurred approximately $70.7 million in amortization expenses related to intangibles. Of the $70.7 million amortization charges for the nine months ended July 3, 1999, approximately $23.7 million related to hosting, content and website costs, approximately $1.8 million related to sales and marketing costs; approximately $1.1 million related to general and administrative costs; approximately $0.7 million related to research and development costs; and approximately $43.4 million related to goodwill.

   In connection with the acquisition of certain assets from Digital Garage, Inc. on June 28, 1999, the Company recorded intangible assets of approximately $2.2 million related to assembled workforce and approximately $3.6 million related to customer relationships as of July 3, 1999. These intangible assets are being amortized over a two year useful life. The amortization of these intangible assets resulted in insignificant expense during the nine months ended July 3, 1999.

 In-Process Research and Development

   For the nine months ended July 3, 1999, Infoseek incurred charges for in-process research and development of approximately $76.9 million as a result of the Starwave and Quando acquisitions.

 Loss From Joint Ventures

   Each of the Joint Ventures is accounted for under the equity method since neither Infoseek nor Starwave have a majority voting interest in either Joint Venture. Under each of the Joint Venture agreements, losses from the Joint Ventures are split 60/40 between Starwave and Disney entities, respectively. For the nine months ended July 3, 1999, Infoseek's share of the Joint Ventures' net losses were approximately $8.0 million.

 Interest Income, Net

   For the nine months ended July 3, 1999 and June 30, 1998, Infoseek earned net interest income of approximately $8.4 million and $1.5 million, respectively. The increase in net interest income for the nine months ended July 3, 1999 is primarily the result of an increase in available cash resulting from proceeds from the Disney transaction and interest earned from the Disney note receivable.

 Income Taxes

   Due to Infoseek's loss position, no provision for income taxes was provided for any of the periods presented. At October 3, 1998, Infoseek had federal and state net operating loss carryforwards of approximately $40.0 million and $17.0 million, respectively. The federal net operating loss carryforwards will expire beginning in 2009 through 2013, and the state net operating loss carryforwards will expire in the years 1999 through 2013. Certain future changes in the share ownership of Infoseek, as defined in the Tax Reform Act of 1986 and similar state provisions may restrict the utilization of these carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of earnings history of Infoseek. As of July 3, 1999, the Company recorded deferred tax liabilities totaling $45.1 million, related primarily to the recording of certain intangibles resulting from the Starwave and Quando acquisitions.

 For the Nine Months Ended October 3, 1998 and September 30, 1997

  Total Revenues

   For the nine months ended October 3, 1998 and September 30, 1997, total revenues were $50,715,000 and $22,407,000, respectively. During the first nine months of 1998 and 1997, Infoseek derived a substantial majority of its revenues from the sale of advertisements and sponsorships on its Web pages. For the nine months ended October 3, 1998 and September 30, 1997, advertising revenues were $45,044,000 and

$21,062,000, respectively, representing 89% and 94% of total revenues in these periods. The growth in advertising and related revenues is attributable to the increased use of the Internet for information publication, distribution and commerce coupled with the development and acceptance of the Internet as an advertising medium and increased viewer traffic on the Infoseek service. Infoseek expects to continue to derive a substantial majority of its revenues for the foreseeable future from selling advertising and sponsorship space on its websites. Advertising revenues are derived principally from short-term advertising contracts in which Infoseek guarantees a minimum number of impressions (displays of an advertisement to the viewer) for a fixed fee. Advertising revenues are recognized ratably over the term of the contract during which services are provided and are stated net of customer discounts. To the extent minimum guaranteed impressions are not met, Infoseek defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved. Deferred revenue is comprised of billings in excess of recognized revenue related to advertising contracts. Also included in advertising revenues is the exchange by Infoseek of advertising space on Infoseek's websites for reciprocal advertising space or traffic in other media publications or other websites or receipt of applicable goods and services. Revenues from these exchange transactions are recorded as advertising revenues at the estimated fair value of the goods and services received and are recognized when both Infoseek's advertisements and reciprocal advertisements are run or applicable goods or services are received. Although such revenues have not exceeded 10% of total revenues in any period to date, Infoseek believes these exchange transactions are of value, particularly in the marketing of the Infoseek brand, and expects to continue to engage in these transactions in the future. In late 1997, Infoseek released an enhanced version of its service which now features 18 "centers," designed to bring together topical information, services, products and communities on the Web. The enhanced version of the service provides additional opportunities for revenue from the sale of center sponsorships and in some circumstances enables Infoseek to share in a portion of the revenue generated by its users with these center sponsors. Revenue generated by center sponsors is included in advertising revenues and is recognized on a straight-line basis over the terms of the agreements provided that minimum impressions are met. The balance of total revenues was derived from the licensing of the Ultraseek Server product to businesses for internal use in their intranets, extranets or public sites. For the nine months ended October 3, 1998 and September 30, 1997, licensing revenue represented approximately 11% and 6%, respectively, of total revenues. Infoseek's business model is to generate revenues through the sale of advertising on the Internet. There can be no assurance that current advertisers will continue to purchase advertising space and services from Infoseek or that Infoseek will be able to successfully attract additional advertisers.

  Costs and Expenses

   Infoseek's operating expenses increased in absolute dollars during the first nine months of 1998 compared to the first nine months of 1997 as Infoseek expanded its business and the marketing of its services and products. Infoseek expects operating expenses to continue to increase in dollar amount in the future as Infoseek continues to expand its business. Infoseek recorded aggregate deferred compensation of $6,018,000 in connection with certain stock options granted through October 3, 1998 of which $352,000 was recorded during the nine months ended October 3, 1998. The amortization of such deferred compensation is being charged to operations over the vesting periods of the options, which are typically four years. For the nine months ended October 3, 1998 and September 30, 1997, Infoseek amortized $314,000 and $717,000, respectively, in deferred compensation charges. The amortization of this deferred compensation will continue to have an adverse effect on Infoseek's results of operations, primarily through 1999. In addition, on August 28, 1998 Infoseek entered into an agreement with WebTV pursuant to which Infoseek will be the exclusive provider of search and directory services to WebTV and made a $0.5 million cash payment to WebTV in the quarter ended October 3, 1998.

   Hosting, Content and Website Costs

   For the nine months ended October 3, 1998 and September 30, 1997, hosting, content and website costs were $7,956,000 and $4,397,000, respectively. Hosting, content and website costs consist primarily of costs associated with the enhancement, maintenance and support of Infoseek's websites, including telecommunications costs and equipment depreciation. Hosting, content and website costs also include costs associated with the licensing of certain third-party technologies. Hosting, content and website costs increased in the nine months ended October 3, 1998 and September 30, 1997 as Infoseek added additional equipment and personnel to support its websites and as royalties due to certain third parties increased.

   Research and Development

   For the nine months ended October 3, 1998 and September 30, 1997, research and development expenses were $7,432,000 and $5,879,000, respectively. Research and development expenses consist principally of personnel costs, consulting and equipment depreciation. Costs related to research, design and development of products and services have been charged to research and development expense as incurred. The increase in research and development expenses for the nine months ended October 3, 1998 over the comparable periods in 1997 was primarily the result of on-going enhancements to the Infoseek service and the development and implementation of new technology and products. Infoseek believes that a significant level of product development expenses is required to continue to remain competitive in its industry.

   Sales and Marketing

   For the nine months ended October 3, 1998 and September 30, 1997, sales and marketing expenses were $35,144,000 and $22,520,000, respectively. Sales and marketing expenses consist primarily of advertising, promotional expenses and compensation of sales and marketing personnel.

   Sales and marketing expenses for the nine month periods ended October 3, 1998 and September 30, 1997 included payments made to Netscape pursuant to an arrangement for the listing of Infoseek's service on the Netscape Web page. Through April 30, 1998, Infoseek's agreement with Netscape provided for payments up to an aggregate of $12,500,000 in cash and reciprocal advertising ($10,000,000 in cash and $2,500,000 in reciprocal advertising) to be one of four non-exclusive premier providers of navigational services (along with Excite, Lycos, and Yahoo!). The Netscape arrangement was subsequently extended through May 31, 1998. The payments to Netscape were recognized ratably over the term of the agreement.

   As of June 1, 1998, Infoseek entered into a one-year agreement with Netscape with terms that provided for Infoseek to pay, based on impressions delivered, up to an aggregate of $12,500,000 in cash to be one of the six non-exclusive premier providers of navigational services (along with Excite, Netscape, Lycos, Alta Vista, and LookSmart). Under terms of the agreement, Infoseek received 15% of premier provider rotations-the pages served to visitors who have not selected a preferred provider. In November 1998, Infoseek and Netscape renegotiated the terms of the June agreement to provide for the purchase of 5% of Netscape's available search traffic from January 11, 1999 and through the duration of the agreement, which terminated May 31, 1999. The payments to Netscape were recognized ratably over the term of the agreement. Pages sourced from Netscape declined from 30% in September 1997 to 13% in June 1998 and 12% in September 1998. A loss of Netscape sourced pages could have an adverse impact on Infoseek's business, results of operations and financial condition and prospects. As of October 3, 1998, Infoseek had a cash commitment ranging from a minimum of $4,150,000 to a maximum of $12,500,000 depending on the level of traffic delivered by Netscape in connection with this agreement. Under the terms of these agreements, during the nine month periods ended October 3, 1998 and September 30, 1997, Infoseek paid $6,595,000 and $5,416,000, respectively, to Netscape.

   In addition, in July 1997, Infoseek entered into an agreement with Netscape whereby it was designated as a premier provider of international search and navigational guide services for the Netscape Net Search Program for 10 Netscape local websites. Infoseek's agreement with Netscape provides for payments of up to a maximum aggregate of $1,219,000 in cash and reciprocal advertising over the one-year term of the agreement. During the nine months ended October 3, 1998 and September 30, 1997, Infoseek recognized sales and marketing expenses of approximately $506,000 and $100,000, respectively, under this agreement as a component of sales and marketing expense. The agreement with Netscape was terminated in June 1999.

   Effective October 1, 1998, Infoseek terminated its then existing agreement with Microsoft and entered into a new agreement with Microsoft to become one of five premier providers of search and navigation services on Microsoft's network of Internet products and services. Under the terms of the new twelve month Microsoft agreement, Infoseek is obligated to pay an aggregate of $10,675,000 for a guaranteed minimum number of impressions on both Microsoft's Internet Explorer search feature and Microsoft's website. Infoseek also pays, based on the number of impressions delivered, for additional impressions on both Internet Explorer and Microsoft's website, up to a maximum of $18,000,000. The payments to Microsoft are being amortized on a straight-line basis over the one-year term of the agreement, beginning in the quarter ended January 2, 1999, the quarter when the service was launched. Prior to October 1, 1998, Infoseek had an agreement with Microsoft to provide navigational services on certain Microsoft websites through which Infoseek also received traffic. In exchange for such traffic, Infoseek made available to Microsoft advertising space on the Infoseek service free of charge.

   At the end of the term of the agreement with Microsoft, there can be no assurance that the agreement with Microsoft or other similar agreements can or will be renewed on terms satisfactory to Infoseek. If Infoseek is unwilling or unable to renew these or other similar agreements on favorable terms or is otherwise unable to develop viable alternative distribution channels to Netscape and Microsoft, or is otherwise unable to offset a reduction in traffic from these or other third party sources, advertising revenues would be adversely affected, resulting in Infoseek's business, results of operations, financial condition and prospects being materially and adversely affected.

   The increase in sales and marketing expenses for the nine months ended October 3, 1998 over September 30, 1997 was also the result of hiring additional sales and marketing personnel and an increase in promotional and advertising activity, including television and other media advertising campaigns in both 1998 and 1997.

   General and Administrative

   For the nine months ended October 3, 1998 and September 30, 1997, general and administrative expenses were $7,876,000 and $5,242,000, respectively. General and administrative expenses consist primarily of compensation of administrative and executive personnel, facility costs and fees for professional services. The increase in general and administrative expenses for the nine months ended October 3, 1998 over the comparable periods in 1997 was the result of hiring additional administrative and executive staff and adding infrastructure to manage the expansion of the business.

   Restructuring and Other Charges

   During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7,400,000, of which approximately $6,200,000 related to the discontinuance of certain business arrangements which were determined to be non-strategic, and approximately $1,200,000 related to management changes. Of these restructuring charges, approximately $5,000,000 involved cash outflows, all of which were completed as of June 30, 1998. Non-cash restructuring charges of approximately $2,400,000 related primarily to the write-down of certain non-strategic business assets which were written off in June 1997.

   Income Taxes

   Due to Infoseek's loss position, there was no provision for income taxes for any of the periods presented. At October 3, 1998, Infoseek had federal and state net operating loss carryforwards of approximately $40,000,000 and $17,000,000, respectively. The federal net operating loss carryforwards will expire beginning in 2009 through 2013, if not utilized, and the state net operating loss carryforwards will expire in the years 1999 through 2013, if not utilized. Certain future changes in the share ownership of Infoseek, as defined in the Tax Reform Act of 1986 and similar state provisions, may restrict the utilization of carryforwards. A valuation allowance was recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of earnings history of Infoseek.

 For the Years Ended December 31, 1997 and 1996

   Total Revenues

   For the years ended December 31, 1997 and 1996, total revenues were $35,082,000 and $15,095,000, respectively. During 1997 and 1996, Infoseek derived a substantial majority of its revenues from the sale of advertisements on its Web pages. Advertising revenues in 1997 and 1996 were $32,941,000 and $14,951,000, respectively, representing 94% and 99% of total revenues in such periods. The growth in advertising revenues was attributable to the increased use of the Internet for information publication, distribution and commerce coupled with the development and acceptance of the Internet as an advertising medium and increased viewer traffic on the Infoseek service.

   Also included in advertising revenues is the exchange by Infoseek of advertising space on Infoseek's websites for reciprocal advertising space or traffic in other media publications or other websites or receipt of applicable goods and services.

   In late 1997, Infoseek released a new version of its service which featured 18 "centers," designed to bring together topical information, services, products and communities on the Web. Revenues generated by channel sponsors is included in advertising revenues and is generally recognized on a straight-line basis over the terms of the agreements provided that minimum impressions are met.

   In 1997, the balance of total revenues was derived from the licensing of the Ultraseek Server product to businesses for internal use in their intranets, extranets or public sites. Licensing of the Ultraseek Server commenced in early 1997 and represented approximately 6% of total revenues for the year. In 1996, total revenues include $144,000 of subscription fees for a premium service offered to business and professional users, which was discontinued during the third quarter of 1996.

   Costs and Expenses

   Infoseek's operating expenses increased in absolute dollars during 1997 and 1996 as Infoseek has transitioned from the product development stage to the marketing of its services and products and expansion of its business. Infoseek recorded aggregate deferred compensation of $5,666,000 in connection with certain stock options granted through 1997. The amortization of such deferred compensation is being charged to operations over the vesting periods of the options, which are typically four years. For the years ended December 31, 1997 and 1996, Infoseek amortized $832,000 and $1,346,000, respectively, related to stock options. At December 31, 1997, unamortized deferred compensation totaled $753,000.

   Hosting, Content and Website Costs

   For the years ended December 31, 1997 and 1996, hosting, content and website costs were $6,319,000 and $3,194,000, respectively. Hosting, content and website costs increased in 1997 and 1996 as Infoseek added additional equipment and personnel to support its websites and as royalties due to certain third parties increased.

   Research and Development

   For the years ended December 31, 1997 and 1996, research and development expenses were $7,900,000 and $4,550,000, respectively. The increase in research and development expenses for 1997 over 1996 was primarily the result of ongoing enhancements to the Infoseek service and the development and implementation of new technology and products. Ultraseek, Infoseek's core search engine, was released in November 1996, and the Ultramatch technology and channel products were commercially released during the second and fourth quarter of 1997, respectively.

   Sales and Marketing

   For the years ended December 31, 1997 and 1996, sales and marketing expenses were $34,320,000 and $20,455,000, respectively. The increase in sales and marketing expenses for 1997 was the result of hiring additional sales and marketing personnel and an increase in promotional and advertising activity, including television advertising campaigns, in 1997.

   Sales and marketing expenses for the years ended December 31, 1997 and 1996 included payments made to Netscape pursuant to an arrangement for the listing of Infoseek's service on the Netscape Web page. The original agreement with Netscape provided for payments of up to an aggregate of $5,000,000 in cash and reciprocal advertising ($3,500,000 in cash and $1,500,000 in reciprocal advertising) over the course of the one-year term of the agreement. At December 31, 1997, Infoseek had approximately $7,555,000 of cash commitment remaining in connection with this agreement, which included $4,221,000 of accrued liabilities to service providers.

   In addition, in July 1997, Infoseek entered into an agreement with Netscape whereby it was designated as a premier provider of international search and navigational guide services for the Netscape Net Search Program for 10 Netscape local websites. Infoseek's agreement with Netscape provides for payments of up to a maximum aggregate of $1,219,000 in cash and reciprocal advertising over the one-year term of the agreement. During the year ended December 31, 1997, Netscape delivered at the minimum exposure level and Infoseek as a result recognized sales and marketing expenses of approximately $333,000 under this agreement.

   General and Administrative

   For the years ended December 31, 1997 and 1996, general and administrative expenses were $7,042,000 and $4,177,000, respectively. The increase in general and administrative expenses in 1997 was the result of hiring additional administrative and executive staff and adding infrastructure to manage the expansion of the business.

   Restructuring and Other Charges

   During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7,400,000, of which approximately $6,200,000 related to the discontinuance of certain business arrangements which were determined to be non-strategic, and approximately $1,200,000 related to management changes. Of these restructuring charges, approximately $5,000,000 involved cash outflows, of which $3,100,000 had been paid as of December 31, 1997. Non-cash restructuring charges of approximately $2,400,000 related primarily to the write-down of certain non-strategic business assets. There were no material changes to the restructuring plan or in the estimates of the restructuring costs. As of December 31, 1997, Infoseek had approximately $1,900,000 remaining in its restructuring reserve.

Income Taxes

   Due to Infoseek's loss position, no provision for income taxes was provided for any of the periods presented. At October 3, 1998, Infoseek had federal and state net operating loss carryforwards of approximately

$40.0 million and $17.0 million, respectively. The federal net operating loss carryforwards will expire beginning in 2009 through 2013, and the state net operating loss carryforwards will expire in the years 1999 through 2013. Certain future changes in the share ownership of Infoseek, as defined in the Tax Reform Act of 1986 and similar state provisions may restrict the utilization of these carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of earnings history of Infoseek. As of July 3, 1999, Infoseek recorded deferred tax liabilities totaling $45.1 million, related primarily to the recording of certain intangibles resulting from the Starwave and Quando acquisitions.

Infoseek Liquidity and Capital Resources

   At July 3, 1999, Infoseek had approximately $86.5 million in cash, cash equivalents and short-term investments, an increase of approximately $34.6 million from October 3, 1998.

   From inception through May 1996, Infoseek financed its operations and met its capital expenditure requirements primarily from proceeds derived from the issuance of equity, convertible debt securities and equipment term loans. In February 1998, Infoseek completed a follow-on public offering and received approximately $43,015,000 net of underwriting discounts, commissions and other offering costs. The proceeds have been and will continue to be used for general corporate purposes, including expansion of its sales and marketing efforts, and capital expenditures.

   For the nine months ended July 3, 1999, operating activities used cash of approximately $38.8 million due primarily to Infoseek's net loss partially offset by non-cash charges for depreciation and amortization and the write-off of in-process technology. For the nine months ended June 30, 1998, operating activities used cash of approximately $0.2 million due primarily to the Company's net loss and increase in accounts receivable, partially offset by increases in the Company's current liabilities. For the nine months ended July 3, 1999, investing activities used cash of approximately $22.4 million primarily related to the purchase of available-for-sale securities and property and equipment, partially offset by the proceeds from sales and maturities of available-for-sale securities. For the nine months ended June 30, 1998, investing activities used cash of approximately $45.8 million primarily related to the purchase of available-for-sale securities. Financing activities generated cash of approximately $93.9 million in the nine months ended July 3, 1999, primarily from the issuance of common stock. Financing activities generated cash of approximately $44.1 million in the nine months ended June 30, 1998, primarily from the issuance of common stock.

   For the nine months ended October 3, 1998, operating activities used cash of $13,450,000 due primarily to Infoseek's increases in prepaid to service providers, deposits and other assets and direct acquisition costs, and decreases in accrued restructuring and accrued liabilities to service providers, partially offset by depreciation and amortization and an increase in deferred revenue. For the nine month period ended September 30, 1997, operating activities used cash of $15,301,000 due primarily to Infoseek's net loss, partially offset by an increase in deferred revenue. For the nine months ended October 3, 1998, investing activities used cash of $32,487,000 primarily related to the net purchases of short-term investments and equipment purchases. For the nine months ended September 30, 1997, investing activities provided net cash of $7,282,000, primarily associated with the net sales/maturities of short-term investments and equipment purchases. Financing activities generated cash of $43,242,000 and $6,772,000 in the nine months ended October 3, 1998 and September 30, 1997, respectively, primarily from Infoseek's follow-on public offering in February 1998 and equipment term loan proceeds in 1997.

   For 1997 and 1996, operating activities used cash of $14,154,000 and $10,068,000, respectively. The net cash used during these periods was primarily due to net losses and increases in accounts receivable, partially offset by increases in accounts payable and accrued liabilities. For 1997, investing activities generated cash of $6,204,000 primarily related to the sales/maturities of investments partially offset by purchases of short-term investments and purchases of property and equipment. For 1996, investing activities used net cash of

$49,827,000 as a result of the net purchase of short-term investments and purchase of property and equipment. Financing activities generated net cash of $7,485,000 and $62,552,000 in 1997 and 1996, respectively, primarily from term loans proceeds in 1997 and Infoseek's initial public offering in June 1996.

   Infoseek has cash commitments to Microsoft and WebTV in connection with certain agreements. Infoseek also has commitments to promote GO Network pursuant to a promotional services agreement with Disney and to make guaranteed minimum payments under representation agreements with the Joint Ventures. In addition, Infoseek has minimum funding commitments for GO Network pursuant to a product management agreement with Disney. Further, Infoseek has license royalty commitments to Disney when it obtains positive EBITA, and has obligations to provide funding to the Joint Ventures. Infoseek also has funding commitments under operating lease agreements and expects to continue to incur significant capital expenditures to support its business.

   As of July 3, 1999, Infoseek anticipates that its cash, cash equivalents, short-term investments and cash flow generated from advertising revenues will be sufficient to meet its anticipated needs for working capital and other cash requirements through December 31, 1999. If additional funds are required to be raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of Infoseek will be reduced. Newly issued securities may have rights, preferences or privileges senior to those of the holders of Infoseek's common stock. There can be no assurance that additional financing will be available on terms favorable to Infoseek, or at all. If adequate funds are not available or are not available on acceptable terms, Infoseek's ability to fund expansion, take advantage of acquisition opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited. Such limitation could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects. The estimated period of available funds to meet its capital requirements and other commitments is a forward-looking statement that involves risks and uncertainties. There can be no assurance that Infoseek will be able to meet its working capital and other cash requirements for this period as a result of a number of factors.

 Infoseek Quantitative And Qualitative Disclosures About Market Risk

   Infoseek's exposure to market risk for changes in interest rates relates primarily to Infoseek's short-term investment portfolio and long-term debt obligations. Infoseek does not use derivative financial instruments in its investment portfolio. Infoseek's investments are managed by outside professional managers within investment guidelines set by Infoseek . Such guidelines include security type, credit quality and maturity and are intended to limit market risk by restricting Infoseek's investments to high quality debt instruments with relatively short-term maturities. Based upon the weighted-average duration of Infoseek's investments at October 3, 1998, a 1% (100 basis points) increase in short-term interest rates would result in an unrealized loss in market value of Infoseek's investments totaling approximately $75,000 (unrealized loss for a comparable rate increase at July 3, 1999 would not be significantly different). However, because Infoseek's debt securities are carried as available-for-sale, no gains or losses are recognized by Infoseek due to changes in interest rates unless such securities are sold prior to maturity. Infoseek generally holds securities until maturity and carries the securities at amortized cost, which approximates fair market value. In addition, based upon the weighted average duration of Infoseek's long-term debt obligations at October 3, 1998, a 1% (100 basis points) decrease in interest rates would result in unrealized loss in market value of Infoseek's long-term debt obligations of approximately $125,000 (unrealized loss for a comparable rate increase at July 3, 1999 would not be significantly different).

   As of July 3, 1999, Infoseek is exposed to equity price risks on the marketable portion of equity securities included in its portfolio of investments entered into for the promotion of business and strategic objectives. These investments are generally in companies in the high-technology industry sector, many of which are small capitalization stocks. Infoseek typically does not attempt to reduce or eliminate its market exposure on these securities. As a result of the appreciation Infoseek has experienced with its equity securities, a 20% adverse change in equity prices would not result in a significant decrease in the fair value of Infoseek's available-for-sale securities as of July 3, 1999.

 Year 2000 Compliance


   Infoseek is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. Virtually every computer operation will be affected by the "year 2000 problem." Many computer systems only provide for a two digit date and therefore will not properly recognize dates when the year changes from 1999 ("99" in most systems) to 2000, since the system may recognize the year "00" as 1900 instead of 2000. Computer systems that do not properly recognize the year 2000 could generate incorrect data or cause a system to fail.

   Infoseek management has conducted a review of Infoseek's exposure to the year 2000 problem. Infoseek is working with its major computer systems, data feed and software vendors to determine if they are prepared for the year 2000. Based on Infoseek's internal review and discussions with these vendors, Infoseek currently believes that its internal systems are year 2000 compliant or will be made so with only minor modifications. Infoseek has replaced several internal systems as part of a conversion to improved financial and business systems. Infoseek does not expect to incur significant expenses or to purchase additional computer systems to avoid the year 2000 problem, for either Infoseek's internal information technology systems or Infoseek's products and services.

   Despite Infoseek's review, the effects of the year 2000 problem are still very uncertain. Infoseek cannot assure you that its vendors' representations are accurate. Infoseek is in the process of investigating year 2000 compliance by third parties, in situations where, if possible, vendors that are not year 2000 compliant will be replaced by alternate sources that are year 2000 compliant. However, Infoseek does not have any control over these third parties' compliance. For example, if a link on GO Network or the Infoseek search service points to a website which is not year 2000 compliant, that link may not be available to users. Thus, the Infoseek services may offer fewer features. If many linked sites fail, the value of user traffic and advertising on Infoseek's websites could materially decrease. In addition, if Infoseek's review of its year 2000 readiness did not uncover all year 2000 problems, Infoseek's business and operations could suffer serious harm or be required to expend resources to resolve these problems. Infoseek does not currently have a contingency plan to address this risk. However, a contingency plan is in the process of being developed, and is expected to be completed by September 1999. If Infoseek's systems are not year 2000 compliant, although Infoseek does not expect any of the following to occur, it may not be able to input financial data or generate reports and could lose data in its management information and advertising management systems. In addition, users of its services could experience reduced functionality and potentially lose stored user data.

   If Infoseek or any of its viewers, customers, linked sites, advertisers, vendors or other third parties are not year 2000 compliant, Infoseek's business, results of operations, financial condition and prospects could be seriously harmed.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

   Effective April 24, 1997, Starwave's Board of Directors dismissed KPMG LLP as its independent accountants and engaged PricewaterhouseCoopers LLP. The reports of KPMG LLP on the financial statements of Starwave for the fiscal years ended December 31, 1996 and 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the period of KPMG LLP's engagement as Starwave's accountants in Starwave's two most recent fiscal years, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP would have been referred to in their report on Starwave's financial statements. Prior to April 24, 1997, Starwave had not consulted with PricewaterhouseCoopers LLP on items regarding the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on Starwave's financial statements, or any matter that was the subject of a disagreement or reportable event.

                        [LOGO OF INFOSEEK CORPORATION]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               NOVEMBER 17, 1999



        The undersigned hereby appoints Harry M. Motro and Andrew E. Newton, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Infoseek Corporation that the undersigned would be entitled to cast if personally present at the special meeting of stockholders of Infoseek Corporation to be held on November 17, 1999, and at any postponement or adjournment thereof.

        THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER PROPOSAL. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE MERGER PROPOSAL AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

        Your vote is important. Failure to sign and return this Proxy, or attend the Special Meeting and vote by ballot, will have the same effect as a vote against the merger proposal.


                               SEE REVERSE SIDE

                                                      Please mark your
                                                      votes as indicated
                                                      in this example        [X]


1.   To adopt the Agreement and                 For        Against       Abstain
     Plan of Reorganization, dated as of
     July 10, 1999, by and among Infoseek       [_]          [_]           [_]
     Corporation, The Walt Disney Company,
     and Bingo Acquisition Corp., a wholly
     owned subsidiary of Disney, and approve
     the acquisition of Infoseek Corporation
     by Disney by means of a merger of Bingo
     Acquisition Corp. with and into Infoseek
     Corporation. The Agreement and Plan of
     Reorganization is attached to the
     accompanying Joint Proxy Statement/Prospectus as Annex A.


__________________________________________      Dated: ___________, 1999
Signature(s)


Note: Please date, sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

                            YOUR VOTE IS IMPORTANT!

        Infoseek Corporation encourages you to take advantage of new and convenient ways to vote your shares on matters to be covered at the special meeting of stockholders to be held November 17, 1999. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. Your telephone or Internet vote authorizes the individuals named above to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

We've made it easier than ever.

        VOTE BY PHONE - 1-800-214-9752
        Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 9-digit Control Number, which is located below.

        Item 1: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

        VOTE BY INTERNET - WWW.PROXYVOTING.COM/INFOSEEK
        Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 9-digit Control Number, which is located below, to obtain your records and create an electronic ballot.

        VOTE BY MAIL
        Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Infoseek Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

        If you vote by phone or vote using the Internet, please do not mail your proxy.

                             THANK YOU FOR VOTING.




                                       3